UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

SCHEDULE 14A

______________________

Information Required in Proxy Statement
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Boxwood Merger Corp.

(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Not applicable
	(2)	Aggregate number of securities to which transaction applies:
Not applicable
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Not applicable
	(4)	Proposed maximum aggregate value of transaction:
$617,000,000[1]
	(5)	Total fee paid:
$74,780.40[2]
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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____________

1        Includes cash and stock consideration.

2        The amount represents the product of $617,000,000 multiplied by the SEC’s filing fee of $121.20 per $1,000,000.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED AUGUST 20, 2019

BOXWOOD MERGER CORP.
8801 Calera Drive
Austin, Texas 78735

PROXY STATEMENT FOR SPECIAL MEETING
IN LIEU OF THE 2019 ANNUAL MEETING OF STOCKHOLDERS OF
BOXWOOD MERGER CORP.

Dear Stockholders of Boxwood Merger Corp.:

You are cordially invited to attend the special meeting in lieu of the 2019 annual meeting (the “special meeting”) of stockholders of Boxwood Merger Corp., a Delaware corporation (“Boxwood,” the “Company,” “we,” “us” or “our”), which will be held at          Eastern Time on         , 2019, at the offices of Winston & Strawn LLP, located at 200 Park Avenue, New York, NY 10166.

On August 12, 2019, Boxwood, Atlas TC Holdings LLC, a wholly-owned subsidiary of the Company and a Delaware limited liability company (“Holdings”), and Atlas TC Buyer LLC, a wholly-owned subsidiary of Holdings and a Delaware limited liability company (the “Buyer”), entered into a unit purchase agreement (the “Purchase Agreement”) with Atlas Intermediate Holdings LLC, a Delaware limited liability company (“Atlas Intermediate”), and Atlas Technical Consultants Holdings LP, a Delaware limited partnership (the “Seller”), pursuant to which Buyer will acquire from the Seller all of the equity interests in Atlas Intermediate (the “Atlas Intermediate Units”). The acquisition of the Atlas Intermediate Units and the other transactions contemplated by the Purchase Agreement are collectively referred to herein as the “business combination.” The Seller and its limited partners are collectively referred to herein as the “Continuing Members.”

You are being asked to vote on the business combination.

Pursuant to the Purchase Agreement, at the closing of the business combination (the “Closing”), the Company will contribute cash and shares of newly-created, voting, non-economic Class B common stock of the Company, par value $0.0001 per share (the “Class B common stock”), to Holdings in exchange for common units of Holdings (the “Holdings Units”). The Seller will transfer to the Buyer (i) a number of Atlas Intermediate Units equal to the product of (a) the number of Atlas Intermediate Units issued and outstanding as of the Closing multiplied by (b) the quotient of (x) the Rolled Unit Value (as defined in the Purchase Agreement) divided by (y) $617 million, in exchange for a corresponding number of Holdings Units, and an equal number of shares of Class B common stock, and (ii) the remainder of the Atlas Intermediate Units, in exchange for cash. Each share of Class B common stock entitles its holder to one vote per share but no right to dividends or distributions.

Following the Closing, the combined company will be organized in an “Up-C” structure in which the business of Atlas Intermediate and its subsidiaries (“Atlas”) will be held by Holdings and will continue to operate through the subsidiaries of Atlas Intermediate, and in which the Company’s only direct assets will consist of Holdings Units. The Company is expected to own between approximately 43.6% and 74.6% of the Holdings Units and will control Holdings as the sole manager of Holdings in accordance with the terms of the amended and restated limited liability company agreement of Holdings to be entered into in connection with the Closing (the “Holdings LLC Agreement”). Upon the Closing, the Company will change its name to “Atlas Technical Consultants, Inc.”

Pursuant to the Purchase Agreement, the purchase price to be paid by the Buyer is $617 million, subject to customary adjustments contained in the Purchase Agreement. Of this amount, subject to the terms and conditions set forth in the Purchase Agreement, the Buyer will pay off the existing net debt of the Seller which is anticipated to be approximately $160 million, and the Seller will receive aggregate consideration of $457 million (inclusive of the Seller’s transaction fees), which will consist of (i) between $260 million and $337 million of cash (the “Cash Consideration”) and (ii)(a) between $120 million and $197 million of Holdings Units, with each such unit valued at $10.00 per unit (subject to adjustment in accordance with the Purchase Agreement) (the “Rollover Units”), and (b) Class B common stock. For each Holdings Unit received by the Seller as consideration, the Company will issue to the Seller one share of Class B common stock. The final amount of cash and the value of the Rollover Units and Class B common stock are dependent on the amount of money remaining in the trust account (as defined below) following any redemptions of the Company’s Class A common stock, par value $0.0001 per share (the “Class A common stock”), and the amount of additional proceeds (if any) raised by the Company through equity financing sources prior to the Closing (collectively, such remaining money and additional proceeds, the “Available Equity”). For more details on the determination of the mix of cash and equity to be paid to the Seller, see the description below of the Debt Commitment Letter (as defined below).

Each Rollover Unit received by the Continuing Members, together with one share of Class B common stock, will be redeemable, subject to certain conditions, for either one share of Class A common stock, or, at the Company’s election, the cash equivalent to the market value of one share of Class A common stock, pursuant to and in accordance with the terms of the Holdings LLC Agreement.

On August 12, 2019, the Company entered into a debt commitment letter (the “Debt Commitment Letter”) with Macquarie Capital (USA) Inc. (“Macquarie Capital”), Macquarie Capital Funding LLC (“Macquarie Funding”) and Natixis, New York Branch (together with Macquarie Capital and Macquarie Funding, the “Commitment Parties”), pursuant to which the Commitment Parties agreed to provide (or to have certain of their affiliates provide), subject to satisfaction of customary closing conditions, including the closing of the business combination, credit facilities (the “Credit Facilities”) for the purpose of financing (i) a portion of the consideration payable under the Purchase Agreement, (ii) costs and expenses incurred by the parties in connection with the business combination, (iii) the repayment of the existing indebtedness of Atlas Intermediate and (iv) general corporate expenditures. The obligation of the applicable Commitment Parties to provide the Credit Facilities is contingent on, inter alia, there being Available Equity of at least $100 million.

Pursuant to the Debt Commitment Letter, the applicable Commitment Parties have agreed to provide for Credit Facilities in the aggregate principal amount of up to $400 million, consisting of: (i) a senior secured first lien term loan facility in an aggregate principal amount of up to $290 million (the “First Lien Term Facility”), (ii) a senior secured first lien revolving credit facility in an aggregate principal amount of $40 million (the “Revolving Facility”) and (iii) a senior secured second lien term loan facility in an aggregate principal amount of up to $70 million (the “Second Lien Term Facility” and together with the First Lien Term Facility, the “Term Loan Facilities”), made available to Buyer. To the extent there is, immediately prior to the Closing, Available Equity of (i) greater than $100 million and less than or equal to $160 million, the principal amount of the Term Loan Facilities will be reduced by the difference between the Available Equity and $100 million, with such reduction to be allocated between such Term Loan Facilities as determined by the Commitment Parties in their sole discretion or (ii) greater than $160 million, (x) the number of Rollover Units received by the Seller will be reduced (and the cash consideration to be paid to the Seller will be correspondingly increased) by an amount equal to 20% of the difference between the Available Equity and $160 million and (y) the principal amount of the Term Loan Facilities will be reduced by an amount equal to 80% of the difference between the Available Equity and $160 million, with such reduction to be allocated between such Term Loan Facilities as determined by the Commitment Parties in their sole discretion until such time as the principal amount of the Term Loan Facilities is reduced to $270 million. Furthermore, to the extent the principal amount of the Term Loan Facilities has been reduced to $270 million, the value of the Rollover Units received by the Seller will be reduced until their value is equal to $120 million, and thereafter the principal amounts of the Term Loan Facilities may be reduced further.

Macquarie Capital and Macquarie Funding are affiliates of MIHI LLC. Boxwood Sponsor LLC (the “Sponsor”) is jointly managed by MIHI Boxwood Sponsor, which is controlled by MIHI LLC and Boxwood Management Company, LLC. For more information on the beneficial ownership of the Company’s securities by the Sponsor, see “Beneficial Ownership of Securities” in the accompanying proxy statement. Macquarie Capital is also a financial advisor to the Company in connection with the business combination. See “Certain Relationships and Related Party Transactions” for more information on the relationship between Macquarie Capital and the Company.

At the special meeting, you will be asked to consider and vote on a proposal (the “business combination proposal”) to approve and adopt the Purchase Agreement, a copy of which is attached to the accompanying proxy statement as Annex A, and approve the acquisitions and other transactions contemplated by the Purchase Agreement.

In addition, you will be asked to consider and vote on proposals to:

(a)     approve and adopt, assuming the business combination proposal is approved and adopted, the second amended and restated certificate of incorporation of the Company (the “Proposed Charter”), which, if approved, would take effect upon the Closing (we refer to this proposal as the “charter amendment proposal”);

(b)    approve and adopt, on a non-binding advisory basis in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”), amendments to the amended and restated certificate of incorporation of the Company (the “Charter”) as reflected in the Proposed Charter, which, if the charter amendment proposal is approved, would take effect upon the Closing, including five sub-proposals (which we refer to, collectively, as the “advisory charter proposals”): (1) authorize an additional 200,000,000 shares of common stock, which would consist of (i) increasing the number of shares of Class A common stock from 250,000,000 shares to 400,000,000 shares, (ii) establishing 100,000,000 shares of a newly designated class of Class B common stock (together with Class A common stock, “common stock”), in order to provide for our “Up-C” structure, which will permit the Continuing Members to hold their Holdings Units in a tax-efficient manner, and (iii) eliminating the 50,000,000 shares of Class F common stock, par value $0.0001 per share (“Class F common stock”) (we refer to this proposal as “advisory charter proposal A”); (2) change the stockholder vote required to amend certain provisions of the Proposed Charter and the Company’s bylaws (we refer to this proposal as “advisory charter proposal B”); (3) clarify that the current exclusive forum provision in the Charter adopting Delaware as the exclusive forum for certain stockholder litigation does not apply to claims (i) arising under the Securities Act of 1933, as amended (the “Securities Act”), as to which the Court of Chancery of the State of Delaware and the federal district court for the District of Delaware have concurrent jurisdiction under Section 22 of the Securities Act, or (ii) brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as to which the federal courts have exclusive jurisdiction under Section 27 of the Exchange Act (we refer to this proposal as “advisory charter proposal C”); (4) provide that certain amendments to and actions under the Proposed Charter are subject to the director nomination agreement to be entered into by and among Boxwood and BCP (as defined in the accompanying proxy statement) (the “Nomination Agreement”) (we refer to this proposal as “advisory charter proposal D”); and (5) provide for certain additional changes, including, among other things, (i) changing the post-business combination company’s corporate name from “Boxwood Merger Corp.” to “Atlas Technical Consultants, Inc.” and making the Company’s corporate existence perpetual and (ii) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination, all of which our board of directors believes are necessary to adequately address the needs of the post-business combination Company (we refer to this proposal as “advisory charter proposal E”);

(c)     approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for the purposes of complying with the applicable listing rules of The Nasdaq Stock Market (“Nasdaq”), the issuance of more than 20% of our issued and outstanding common stock pursuant to the terms of the Purchase Agreement (as defined below) and the potential issuance of common stock to BCP in connection with the business combination, which may result in BCP owning more than 20% of our outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under Nasdaq rules (we refer to this proposal as the “Nasdaq proposal” and, collectively with the business combination proposal and the charter amendment proposal, the “condition precedent proposals”);

(d)    assuming the condition precedent proposals are approved and adopted, elect seven directors to serve staggered terms on our board of directors until the 2020, 2021 and 2022 annual meeting of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal (we refer to this proposal as the “director election proposal”);

(e)     approve and adopt, assuming the condition precedent proposals are approved and adopted, the Atlas Technical Consultants, Inc. 2019 Omnibus Incentive Plan, a copy of which is attached to the accompanying proxy statement as Annex C (we refer to this proposal as the “incentive plan proposal”); and

(f)     approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals (we refer to this proposal as the “adjournment proposal”).

Each of these proposals is more fully described in the accompanying proxy statement, which you are encouraged to read carefully.

Our Class A common stock and warrants are currently listed on Nasdaq under the symbols “BWMC” and “BWMCW,” respectively. Certain of our shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and one redeemable warrant, and are listed on Nasdaq under the symbol “BWMCU.” The units will automatically separate into their component securities upon consummation of the business combination and, as a result, will no longer trade as an independent security. Upon the Closing, we intend to change our name from “Boxwood Merger Corp.” to “Atlas Technical Consultants, Inc.” We have applied to continue the listing of our Class A common stock and warrants on Nasdaq under the symbols “ATCX” and “ATCXW,” respectively, upon the closing of the business combination.

Only holders of record of shares of Class A common stock and shares of Class F common stock at the close of business on         , 2019 are entitled to notice of and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting. A complete list of Boxwood’s stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at Boxwood’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

We are providing the accompanying proxy statement and proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Whether or not you plan to attend the special meeting, we urge you to read the accompanying proxy statement carefully. Please pay particular attention to the section entitled “Risk Factors” beginning on page 40 of the proxy statement.

After careful consideration, Boxwood’s board of directors has unanimously approved the Purchase Agreement and the transactions contemplated thereby and determined that each of the business combination proposal, the charter amendment proposal, the advisory charter proposals, the Nasdaq proposal, the director election proposal, the incentive plan proposal and the adjournment proposal are in the best interests of Boxwood and our stockholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of Boxwood’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Boxwood and our stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” in the accompanying proxy statement for a further discussion.

Boxwood’s initial stockholders (consisting of the Sponsor, Joseph E. Reece, Richard A. Gadbois and Alan P. Krusi) and our other officers and directors entered into a letter agreement at the time of the Company’s initial public offering (the “IPO”), pursuant to which they agreed to vote the shares of Class F common stock (the “founder shares”) purchased by them, as well as any shares of Class A common stock included in the units sold by Boxwood in the IPO (the “public shares”) purchased by them during or after the IPO, in favor of the business combination proposal and for all other proposals presented to Boxwood’s stockholders in the accompanying proxy statement. In addition, concurrently with the entry into the Purchase Agreement, the Sponsor, MIHI Boxwood Sponsor, LLC, MIHI LLC, Boxwood Management Company, LLC, and the Company’s officers and directors entered into the Support Agreement with the Seller, pursuant to which the Sponsor, MIHI Boxwood Sponsor, LLC, MIHI LLC, Boxwood Management Company, LLC, and the Company’s officers and directors agreed, among other things, to vote all of their shares of common stock held or subsequently acquired by them in favor of the approval of the business combination. As of the date hereof, Boxwood’s initial stockholders own 20.8% of our total outstanding shares of common stock.

Pursuant to the Charter, a holder of public shares (a “public stockholder”) may request that Boxwood redeem all or a portion of such public stockholder’s public shares for cash if the business combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to          Eastern Time, on                 , 2019 (two business days prior to the vote at the special meeting), (a) submit a written request to Continental Stock Transfer & Trust Company, Boxwood’s transfer agent (the “transfer agent”), that Boxwood redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the business combination proposal. If the business combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account established in connection with the IPO (the “trust account”), calculated as of two business days prior to the consummation of the business combination, including interest earned on the funds held in the trust account (net of taxes payable), divided by the number of then-outstanding public shares. For illustrative purposes, as of August 15, 2019, this would have amounted to approximately $10.15 per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that Boxwood instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting — Redemption Rights” in the accompanying proxy statement for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

The consummation of the business combination is conditioned upon, among other things, approval by Boxwood’s stockholders of the Purchase Agreement and the business combination. Unless waived, if any of these conditions are not satisfied, the business combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See “The Business Combination Proposal — The Purchase Agreement.”

Under the Purchase Agreement, the approval of each of the condition precedent proposals is a condition to the consummation of the business combination. The adoption of each condition precedent proposal is conditioned on the approval of all of the condition precedent proposals. The director election proposal and the incentive plan proposal are conditioned on the approval of all of the condition precedent proposals, and each of the advisory charter proposals and the adjournment proposal are not conditioned on the approval of any other proposal. If our stockholders do not approve each of the condition precedent proposals, the business combination may not be consummated.

Approval of the business combination proposal, each of the advisory charter proposals, the Nasdaq proposal, the incentive plan proposal and the adjournment proposal requires the affirmative vote of holders of a majority of the shares of Class A common stock and Class F common stock cast by Boxwood’s stockholders present in person or by proxy at the special meeting and entitled to vote thereon, voting as a single class. Approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A common stock and Class F common stock entitled to vote thereon at the special meeting, voting as a single class. The election of the director nominees pursuant to the director election proposal requires the affirmative vote of the holders of a plurality of the shares of Class A common stock and Class F common stock cast by Boxwood’s stockholders present in person or by proxy at the special meeting and entitled to vote thereon, voting as a single class.

All our stockholders are cordially invited to attend the special meeting in person. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record holding shares of common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from

v

your broker or bank. A stockholder’s failure to vote by proxy or to vote in person at the special meeting will not be counted towards the number of shares of common stock required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the proposals other than the charter amendment proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the vote on any of the proposals except for the charter amendment proposal. Failure to vote by proxy or to vote in person or an abstention from voting on the charter amendment proposal will have the same effective as a vote “AGAINST” the charter amendment proposal.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that your shares are represented and voted at the special meeting.

On behalf of our board of directors, I would like to thank you for your support of Boxwood Merger Corp. and look forward to a successful completion of the business combination.

By Order of the Board of Directors,
, 2019
Stephen M. Kadenacy
Chairman and Chief Executive Officer

If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD SHARES OF CLASS A COMMON STOCK THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING PUBLIC SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (3) DELIVER YOUR SHARES OF CLASS A COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT FOR MORE SPECIFIC INSTRUCTIONS.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in the accompanying proxy statement, passed upon the merits or fairness of the Purchase Agreement or the transactions contemplated thereby, or passed upon the adequacy or accuracy of the accompanying proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated         , 2019 and is first being mailed to our stockholders on or about           , 2019.

BOXWOOD MERGER CORP.
8801 Calera Drive
Austin, Texas 78735

NOTICE OF SPECIAL MEETING
IN LIEU OF THE 2019 ANNUAL MEETING OF STOCKHOLDERS OF
BOXWOOD MERGER CORP.

Dear Stockholders of Boxwood Merger Corp.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2019 annual meeting (the “special meeting”) of stockholders of Boxwood Merger Corp., a Delaware corporation (“Boxwood,” the “Company,” “we,” “us” or “our”), will be held at         , on         , 2019, at         . You are cordially invited to attend the meeting.

At the special meeting, you will be asked to consider and vote on proposals to:

(a)     Proposal No. 1 — The Business Combination Proposal — approve and adopt the unit purchase agreement, dated as of August 12, 2019 (as the same may be amended from time to time, the “Purchase Agreement”), by and among Boxwood, Atlas TC Holdings LLC, a wholly-owned subsidiary of the Company and a Delaware limited liability company (“Holdings”), Atlas TC Buyer LLC, a wholly-owned subsidiary of Holdings and a Delaware limited liability company (“Buyer”), Atlas Intermediate Holdings LLC, a Delaware limited liability company (“Atlas Intermediate”), and Atlas Technical Consultants Holdings LP, a Delaware limited partnership (the “Seller”), which provides for, among other things, the purchase by Buyer from the Seller of all of its issued and outstanding equity interests in Atlas Intermediate (the “Atlas Intermediate Units”), with the Seller and its limited partners (together with the Seller, the “Continuing Members”) receiving cash and a number of equity interests of Holdings (the “Holdings Units”) and a corresponding number of shares of Class B common stock of the Company, par value $0.0001 per share (“Class B common stock”), as described below, on the terms and subject to the conditions set forth in the Purchase Agreement, and approve the acquisitions and other transactions contemplated by the Purchase Agreement (the “business combination”) (we refer to this proposal as the “business combination proposal”);

(b)    Proposal No. 2 — The Charter Amendment Proposal — approve and adopt, assuming the business combination proposal is approved and adopted, the second amended and restated certificate of incorporation of the Company (the “Proposed Charter”), which, if approved, would take effect upon the closing of the business combination (the “Closing”) (we refer to this proposal as the “charter amendment proposal”);

(c)     The Advisory Charter Proposals — approve and adopt, on a non-binding advisory basis in accordance with SEC requirements, amendments to the amended and restated certificate of incorporation of the Company (the “Charter”) as reflected in the Proposed Charter, which, if the charter amendment proposal is approved, would take effect upon the Closing, including five sub-proposals (which we refer to, collectively, as the “advisory charter proposals”):

(1)    Proposal No. 3 — Advisory Charter Proposal A — authorize an additional 200,000,000 shares of common stock, which would consist of (i) increasing the number of shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), from 250,000,000 shares to 400,000,000 shares, (ii) establishing 100,000,000 shares of a newly designated class of Class B common stock (together with Class A common stock, “common stock”) in order to provide for our “Up-C” structure, which will permit the Continuing Members to hold their Holdings Units in a tax-efficient manner, and (iii) eliminating the 50,000,000 shares of Class F common stock, par value $0.0001 per share (“Class F common stock”) (we refer to this proposal as “advisory charter proposal A”);

(2)    Proposal No. 4 — Advisory Charter Proposal B — change the stockholder vote required to amend certain provisions of the Proposed Charter and the Company’s bylaws (we refer to this proposal as “advisory charter proposal B”);

(3)    Proposal No. 5 — Advisory Charter Proposal C — clarify that the current exclusive forum provision in the Charter adopting Delaware as the exclusive forum for certain stockholder litigation does not apply to claims (i) arising under the Securities Act of 1933, as amended (the

“Securities Act”), as to which the Court of Chancery of the State of Delaware and the federal district court for the District of Delaware have concurrent jurisdiction under Section 22 of the Securities Act, or (ii) brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as to which the federal courts have exclusive jurisdiction under Section 27 of the Exchange Act (we refer to this proposal as “advisory charter proposal C”);

(4)    Proposal No. 6 — Advisory Charter Proposal D — provide that certain amendments to and actions under the Proposed Charter are subject to the director nomination agreement to be entered into by and among Boxwood and BCP (as defined in the accompanying proxy statement) (the “Nomination Agreement”) (we refer to this proposal as “advisory charter proposal D”); and

(5)    Proposal No. 7 — Advisory Charter Proposal E — provide for certain additional changes, including, among other things, (i) changing the post-business combination company’s corporate name from “Boxwood Merger Corp.” to “Atlas Technical Consultants, Inc.” and making the Company’s corporate existence perpetual and (ii) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination, all of which our board of directors believes are necessary to adequately address the needs of the post-business combination Company (we refer to this proposal as “advisory charter proposal E”).

(d)    Proposal No. 8 — The Nasdaq Proposal — approve, assuming the business combination proposal and the charter proposals are approved and adopted, for the purposes of complying with the applicable listing rules of The Nasdaq Stock Market (“Nasdaq”), the issuance of more than 20% of our issued and outstanding common stock pursuant to the terms of the Purchase Agreement (as defined in the accompanying proxy statement) and the potential issuance of common stock to BCP in connection with the business combination, which may result in BCP owning more than 20% of our outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under Nasdaq rules (we refer to this proposal as the “Nasdaq proposal” and, collectively with the business combination proposal and the charter amendment proposal, the “condition precedent proposals”);

(e)     Proposal No. 9 — The Director Election Proposal — elect, assuming the condition precedent proposals are approved and adopted, seven directors to serve staggered terms on our board of directors until the 2020, 2021 and 2022 annual meeting of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal (we refer to this proposal as the “director election proposal”);

(f)     Proposal No. 10 — The Incentive Plan Proposal — approve and adopt, assuming the condition precedent proposals are approved and adopted, the Atlas Technical Consultants, Inc. 2019 Omnibus Incentive Plan, a copy of which is attached to the accompanying proxy statement as Annex C (we refer to this proposal as the “incentive plan proposal”); and

(g)    Proposal No. 11 — The Adjournment Proposal — approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals (we refer to this proposal as the “adjournment proposal”).

The above matters are more fully described in the accompanying proxy statement, which also includes, as Annex A, a copy of the Purchase Agreement. We urge you to read carefully the accompanying proxy statement in its entirety, including the Annexes and accompanying financial statements of Boxwood and Atlas.

Our Class A common stock and warrants are currently listed on Nasdaq under the symbols “BWMC” and “BWMCW,” respectively. Certain of our shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and one redeemable warrant, and are listed on Nasdaq under the symbol “BWMCU.” The units will automatically separate into their component securities upon consummation of the business combination and, as a result, will no longer trade as an independent security. Upon the Closing, we intend to change our name from “Boxwood Merger Corp.” to “Atlas Technical Consultants, Inc.” We have applied to continue the listing of our Class A common stock and warrants on Nasdaq under the symbols “ATCX” and “ATCXW,” respectively, upon the closing of the business combination.

Only holders of record of shares of Class A common stock and shares of Class F common stock at the close of business on         , 2019 are entitled to notice of and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting. A complete list of Boxwood’s stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at Boxwood’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Pursuant to the Charter, a holder of public shares (a “public stockholder”) may request that Boxwood redeem all or a portion of its public shares for cash if the business combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to         , on               , 2019 (two business days prior to the vote at the special meeting), (a) submit a written request to Continental Stock Transfer & Trust Company, Boxwood’s transfer agent (the “transfer agent”), that Boxwood redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the business combination proposal. If the business combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account (the “trust account”) established in connection with the Company’s initial public offering (the “IPO”), calculated as of two business days prior to the consummation of the business combination, including interest earned on the funds held in the trust account (net of taxes payable), divided by the number of then-outstanding public shares. For illustrative purposes, as of August 15, 2019, this would have amounted to approximately $10.15 per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that Boxwood instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting — Redemption Rights” in the accompanying proxy statement for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

Under the Purchase Agreement, the approval of each of the condition precedent proposals is a condition to the consummation of the business combination. The adoption of each condition precedent proposal is conditioned on the approval of all of the condition precedent proposals. The director election proposal and the incentive plan proposal are conditioned on the approval of the condition precedent proposals, and each of the advisory charter proposals and the adjournment proposal are not conditioned on the approval of any other proposal. If our stockholders do not approve each of the condition precedent proposals, the business combination may not be consummated. Unless waived, if any of these conditions are not satisfied, the business combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See “The Business Combination Proposal — The Purchase Agreement.”

Approval of the business combination proposal, each of the advisory charter proposals, the Nasdaq proposal, the incentive plan proposal and the adjournment proposal requires the affirmative vote of holders of a majority of the shares of Class A common stock and Class F common stock cast by Boxwood’s stockholders present in person or by proxy at the special meeting and entitled to vote thereon, voting as a single class. Approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A common stock and Class F common stock entitled to vote thereon at the special meeting, voting as a single class. The election of the director nominees pursuant to the director election proposal requires the affirmative vote of the holders of a plurality of the shares of Class A common stock and Class F common stock cast by Boxwood’s stockholders present in person or by proxy at the special meeting and entitled to vote thereon, voting as a single class.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed business combination and related transactions and each of the proposals. We urge you to read the accompanying proxy statement carefully. If you have any questions or need assistance voting your shares of Boxwood common stock, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing BWMC.info@morrowsodali.com. This notice of special meeting and the proxy statement are available at           .

By Order of the Board of Directors,
, 2019
Stephen M. Kadenacy
Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on         , 2019: This notice of special meeting and the related proxy statement will be available at           .

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CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “Boxwood,” the “Company,” “we,” “us” or “our” refer to Boxwood Merger Corp.

In this proxy statement:

“adjournment proposal” means the proposal to approve the adjournment of the special meeting to a later date or dates.

“advisory charter proposals” means the five sub-proposals to take effect upon the Closing if the charter amendment proposal is approved, consisting of advisory charter proposal A, advisory charter proposal B, advisory charter proposal C, advisory charter proposal D and advisory charter proposal E.

“advisory charter proposal A” means the advisory charter proposal to authorize an additional 200,000,000 shares of common stock, which would consist of (i) increasing the number of shares of Class A common stock from 250,000,000 shares to 400,000,000 shares, (ii) establishing 100,000,000 shares of a newly designated class of Class B common stock and (iii) eliminating the 50,000,000 shares of Class F common stock.

“advisory charter proposal B” means the advisory charter proposal to change the stockholder vote that is required to amend certain provisions of the Proposed Charter and the Company’s bylaws.

“advisory charter proposal C” means the advisory charter proposal to clarify that the current exclusive forum provision in the Charter adopting Delaware as the exclusive forum for certain stockholder litigation does not apply to claims (i) arising under the Securities Act, as to which the Court of Chancery of the State of Delaware and the federal district court for the District of Delaware have concurrent jurisdiction under Section 22 of the Securities Act, or (ii) brought to enforce a duty or liability created by the Exchange Act, as to which the federal courts have exclusive jurisdiction under Section 27 of the Exchange Act.

“advisory charter proposal D” means the advisory charter proposal to provide that certain amendments to and actions under the Proposed Charter are subject to the Nomination Agreement.

“advisory charter proposal E” means the advisory charter proposal to provide for certain additional changes, including, among other things, (i) changing the post-business combination company’s corporate name from “Boxwood Merger Corp.” to “Atlas Technical Consultants, Inc.” and making the Company’s corporate existence perpetual and (ii) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination.

“ASC” means Accounting Standard Codification.

“ASC 805” means ASC Topic 805, Business combinations.

“ATC” means ATC Group Partners LLC and subsidiaries.

“ATC Group Services” means an environmental and engineering consulting services company with over 1,700 employees across North America acquired by Atlas in January 2019.

“ATC SPV” means Atlas Technical Consultants, SPV.

“Atlas” means Atlas Intermediate and its subsidiaries.

“Atlas Credit Facility” means the term loan of $145 million and a revolving credit facility of $50 million, of which $31.8 million was funded to Atlas at closing.

“Atlas Intermediate” means Atlas Intermediate Holdings LLC, a Delaware limited liability company.

“Atlas Intermediate Units” means all issued and outstanding equity interests in Atlas Intermediate.

“Available Equity” means the amount of money remaining in the trust account following any redemptions of Class A common stock and the amount of additional proceeds (if any) raised by the Company through equity financing sources prior to the Closing.

“Base Salary” means the initial annual base salary of $550,000 to which Mr. Boyer is entitled to under the Employment Agreement.

“BCP” means, collectively, BCP Energy Services Funds and (i) affiliates of and (ii) investment funds affiliated with or managed by, in each case, BCP Energy Services Funds.

“BCP Energy Services Funds” means BCP Energy Services Fund, LP, BCP Energy Services Fund-A, LP and BCP Energy Services Executive Fund, LP.

“BCP Parties” means Arrow Environmental SPV, LLC and ATC SPV together.

“business combination” means the acquisitions and transactions contemplated by the Purchase Agreement.

“business combination proposal” means the proposal to approve and adopt the Purchase Agreement and such acquisitions and other transactions as contemplated thereby.

“Buyer” means Atlas TC Buyer LLC, a wholly-owned subsidiary of Holdings and a Delaware limited liability company.

“CAGR” means compound annual growth rate.

“Cash Consideration” means the $260 million to $337 million in cash the Company has agreed to pay to the Seller at Closing.

“CEL” means Consolidated Engineering Laboratories.

“Charter” means the amended and restated certificate of incorporation of the Company.

“charter amendment proposal” means the proposal to approve and adopt the Proposed Charter, assuming the business combination proposal is approved and adopted.

“CIM” means the confidential information memorandum provided to the Company by Harris.

“Class A common stock” means the Class A common stock of the Company, par value $0.0001 per share.

“Class B common stock” means the Class B common stock of the Company, par value $0.0001 per share.

“Class F common stock” means the Class F common stock of the Company, par value $0.0001 per share.

“Closing” means the closing of the business combination.

“CNH Partners” means CNH Partners, LLC.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Parties” means Macquarie Capital, Macquarie Funding and Natixis.

“Compensation Committee” means the compensation committee of the Company’s board of directors.

“condition precedent proposals” means the business combination proposal, the charter amendment proposal and the Nasdaq proposal.

“Continuing Members” means the Seller and its limited partners.

“Credit Facilities” means the credit facilities committed to by Macquarie Funding and Natixis pursuant to the Debt Commitment Letter.

“Debt Commitment Letter” means the debt commitment letter entered into by and among the Company and the Commitment Parties on August 12, 2019.

“DGCL” means the General Corporation Law of the State of Delaware.

“director election proposal” means the proposal to elect seven directors to serve staggered terms on our board of directors until the 2020, 2021 and 2022 annual meeting of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal.

“DTC” means The Depository Trust Company.

“Employment Agreement” means the employment agreement entered into on August 12, 2019 by and between the Company and L. Joe Boyer pursuant to which he will become the Chief Executive Officer of the Company effective as of, and contingent upon, the Closing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“EY” means Ernst & Young LLP, an independent registered public accounting firm.

“FAST Act” means Fixing America’s Surface Transportation Act.

“First Lien Term Facility” means the senior secured first lien term loan facility in an aggregate principal amount of up to $290 million.

“Forfeiture” means the forfeiture of 1,437,500 shares of Class F common stock by the Sponsor on November 15, 2018.

“founder shares” means the shares of Class F common stock purchased by Boxwood’s initial stockholders.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“Greenhill” means Greenhill & Co.

“Harris” means Harris Williams & Co.

“Helena” means Helena Advisors, LLC.

“Holdings” means Atlas TC Holdings LLC, a wholly-owned subsidiary of the Company and a Delaware limited liability company.

“Holdings LLC Agreement” means the amended and restated limited liability company agreement of Holdings to be entered into in connection with the Closing.

“Holdings Units” means the equity interests of Holdings.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Plan” means the Atlas Technical Consultants, Inc. 2019 Omnibus Incentive Plan.

“incentive plan proposal” means the proposal to approve and adopt the Atlas Technical Consultants, Inc. 2019 Omnibus Incentive Plan.

“initial stockholders” means the Sponsor, Joseph E. Reece, Richard A. Gadbois and Alan P. Krusi.

“IPO” or “initial public offering” means the Company’s initial public offering, consummated on November 20, 2018.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“LIBOR” means the London Interbank Offered Rate.

“Lock-Up Agreement” means the lock-up agreement entered into at Closing by and between the Company and the Sponsor.

“Macquarie Capital” means Macquarie Capital (USA) Inc.

“Macquarie Funding” means Macquarie Capital Funding LLC.

“Moreland” means Moreland Altobelli Associates.

“Nasdaq” means The Nasdaq Stock Market.

“Nasdaq proposal” means the proposal to approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for the purposes of complying with the applicable listing rules of The Nasdaq Stock Market, the issuance of more than 20% of our issued and outstanding common stock pursuant to the terms of the Purchase Agreement and the potential issuance of common stock to BCP in connection with the business combination which may result in BCP owning more than 20% of our outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under Nasdaq rules.

“Natixis” means Natixis, New York Branch.

“Nomination Agreement” means the director nomination agreement by and between the Company and BCP, pursuant to which BCP will have the right to designate members to be appointed or nominated for election to the board of directors of the Company, subject to reduction based on the beneficial ownership thresholds and terms and conditions set forth therein.

“PAVETEX” means PAVETEX Engineering and Engineering Testing Services.

“Piedmont” means Piedmont Geotechnical Consultants.

“PIPE” means a private investment in a public entity.

“Potential Targets” means the nine companies (including Atlas) that were considered for the purposes of entering into a business combination with the Company.

“Prior Boyer Agreement” means the employment agreement entered into on October 23, 2017 by and between Atlas Technical Consultants LLC and Mr. Boyer to serve as its Chief Executive Officer, with an initial term of three years and automatic one-year renewals thereafter.

“private placement” means the private sale of the private placement units and the private placement warrants simultaneously with the closing of the IPO.

“private placement shares” means the shares of Class A common stock in the private placement units issued in the private placement.

“private placement units” means the 250,000 units at $10.00 per private placement unit purchased by the Sponsor simultaneously with the closing of the IPO, each of which consists of one share of Class A common stock and one private placement warrant.

“private placement warrants” means the 3,500,000 warrants purchased by the Sponsor simultaneously with the closing of the IPO, each of which is exercisable for one share of Class A common stock at $11.50 per share, at a price of $1.00 per warrant, generating gross proceeds of $6,000,000.

“Projections” means the prospective financial information prepared by management of Atlas and provided to Boxwood’s board of directors.

“Promissory Note” means the promissory note issued on August 22, 2018 to the Sponsor by Boxwood, pursuant to which Boxwood borrowed an aggregate principal amount of $300,000, and which was repaid upon the consummation of the IPO on November 20, 2018.

“Proposed Charter” means the second amended and restated certificate of incorporation of the Company which, if approved, would take effect upon the Closing.

“public shares” means the shares of Class A common stock included in the units sold by Boxwood in its IPO.

“public stockholder” means a holder of Boxwood’s public shares.

“public warrants” means the 20,000,000 warrants sold as part of the units in the Company’s IPO.

“Purchase Agreement” means that unit purchase agreement entered into by and between the Buyer and Seller on August 12, 2019 for the purchase by the Buyer of the Seller’s issued and outstanding equity interests in Atlas Intermediate.

“QA” means quality assurance.

“Recapitalization” means the recapitalization effected on November 14, 2018 pursuant to which each share of common stock was converted into 71,875 shares of Class F common stock.

“redemption rights” means the rights of stockholders to elect to redeem all or a portion of the public shares into a pro rata portion of the cash held in the trust account.

“Registration Rights Agreement” means the registration rights agreement by and between the Company and the Continuing Members wherein the Continuing Members will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of the Class A common stock issuable to them upon the exchange or redemption of their Holdings Units received by them in the business combination.

“Restrictive Covenant Agreement” means the restrictive covenant agreement between the BCP Parties.

“Revolving Facility” means the senior secured first lien revolving credit facility in an aggregate principal amount of $40 million.

“Rollover Units” means the between $120 million and $197 million of Holdings Units received by the Continuing Members, with each valued at $10.00 per unit (subject to adjustment in accordance with the Purchase Agreement).

“Rule 144” means Rule 144 under the Securities Act.

“SAR” means a stock appreciation right.

“SCST” means SCST, Inc.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Term Facility” means the senior secured second lien term loan facility in an aggregate principal amount of up to $70 million.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” means Atlas Technical Consultants Holdings LP, a Delaware limited partnership.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“special meeting” means the special meeting held in lieu of the 2019 annual stockholders meeting.

“Sponsor” means the Company’s sponsor, Boxwood Sponsor LLC.

“Support Agreement” means the Stockholder Support Agreement entered into concurrently with the Purchase Agreement by and among the Sponsor, MIHI Boxwood Sponsor, LLC, MIHI LLC, Boxwood Management Company, LLC, and the Company’s officers and directors, pursuant to which the Sponsor, MIHI Boxwood Sponsor, LLC, MIHI LLC, Boxwood Management Company, LLC, and the Company’s officers and directors agreed, among other things, to vote all of their shares of Class A common stock and Class F common stock, par value $0.0001 per share, held or subsequently acquired by them in favor of the approval of the business combination.

“Target Bonus” means an annual bonus with a target opportunity of 100% of the then-current Base Salary.

“Term Loan Facilities” means the First Lien Term Facility and the Second Lien Term Facility together.

“TIC” means testing, inspection and certification.

“transfer agent” means Continental Stock Transfer & Trust Company.

“trust account” means the trust account established in connection with the IPO.

“units” means the units of the Company, each consisting of one share of Class A common stock and one redeemable warrant of the Company, whereby each whole public warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share.

“Voting Agreement” means the voting agreement entered into at Closing by and between the Company and the Sponsor, pursuant to which the Sponsor will agree to vote its shares of common stock in favor of each individual nominated for election to the board of directors who has been recommended by the board for such appointment or nomination pursuant to the Nomination Agreement at every meeting of the stockholders of the Company called with respect to the election of members of the board.

“warrants” means the private placement warrants and public warrants.

“Working Capital Loans” means the loans for any additional funds as may be required that may be made to Boxwood in order to finance transaction costs in connection with a business combination by the Sponsor, an affiliate of the Sponsor or certain of Boxwood’s officers and directors, which will be repaid only upon the completion of a business combination.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this proxy statement that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this proxy statement in relation to Atlas has been provided by Atlas and its management team, and forward-looking statements include statements relating to Atlas’ management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement may include, for example, statements about:

•        our ability to complete the business combination, or, if we do not consummate the business combination, any other initial business combination;

•        satisfaction of conditions to the business combination;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Purchase Agreement;

•        the ability to obtain and/or maintain the listing of our Class A common stock on Nasdaq following the business combination;

•        our potential ability to obtain financing to complete the business combination;

•        our ability to raise financing in the future;

•        our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the business combination;

•        our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the business combination, as a result of which they would then receive expense reimbursements;

•        our public securities’ potential liquidity and trading;

•        the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;

•        risks relating to the business, operations and financial performance of Atlas, including:

•        changes adversely affecting the business in which Atlas is engaged;

•        the risks associated with cyclical demand for Atlas’ services and vulnerability to industry downturns and regional national downturns;

•        fluctuations in Atlas’ revenue and operating results;

•        unfavorable conditions or further disruptions in the capital and credit markets;

•        Atlas’ ability to generate cash, service indebtedness and incur additional indebtedness;

•        competition from existing and new competitors;

•        Atlas’ ability to integrate any businesses it acquires;

•        Atlas’ ability to recruit and retain experienced personnel;

•        risks related to legal proceedings or claims, including liability claims;

•        Atlas’ dependence on third-party contractors to provide various services;

•        Atlas’ ability to obtain additional capital on commercially reasonable terms;

•        safety and environmental requirements that may subject Atlas to unanticipated liabilities;

•        general economic conditions; and

•        other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2018. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before a stockholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the special meeting, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement may adversely affect Boxwood or Atlas.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting, including the business combination. The following questions and answers do not include all the information that is important to our stockholders. We urge our stockholders to read carefully this entire proxy statement, including the annexes and other documents referred to herein.

Q:     Why am I receiving this proxy statement?

A:     Boxwood is proposing to consummate a business combination with Atlas. Boxwood and Atlas have entered into the Purchase Agreement, the terms of which are described in this proxy statement. A copy of the Purchase Agreement is attached to this proxy statement as Annex A. Boxwood urges our stockholders to read the Purchase Agreement in its entirety. The Purchase Agreement provides for, among other things, the purchase by Buyer from the Seller of all of its Atlas Intermediate Units, with the Continuing Members receiving cash, a number of Holdings Units and a corresponding number of shares of Class B common stock, as described herein, on the terms and subject to the conditions set forth in the Purchase Agreement, all of which is referred to, along with the other transactions contemplated by the Purchase Agreement, as the “business combination.”

Consummation of the business combination proposal requires the approval of holders of at least a majority of the outstanding shares of Boxwood common stock that are voted in person or by proxy at the special meeting.

On the effective date of the business combination, each currently issued and outstanding share of Class A common stock will convert into one share of Class A common stock and each currently issued and outstanding share of Class F common stock will convert into one share of Class A common stock (subject to adjustment), each in accordance with the terms of the Charter. The Company will also issue 18,064,589 shares of Class B common stock and an equal number of Holdings Units to the Continuing Members, assuming no public shares are redeemed. In addition, each of Boxwood’s outstanding warrants will entitle the holder thereof to purchase one share of Class A common stock in accordance with its terms.

Similarly, before the Closing, each outstanding unit of Boxwood (each of which consists of one share of Class A common stock and one warrant to purchase one share of Class A common stock) will be separated into its component share of Class A common stock and warrant.

THE VOTE OF STOCKHOLDERS IS IMPORTANT. STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT.

Q:     Why is Boxwood proposing the business combination?

A:     Boxwood was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

See “The Business Combination Proposal — Boxwood’s Board of Directors’ Reasons for Approval of the Business Combination.”

Q:     What will Atlas’ equityholders receive in return for the acquisition of Atlas by Boxwood?

A:     The purchase price to be paid by the Buyer is $617 million, subject to customary adjustments contained in the Purchase Agreement. Of this amount, subject to the terms and conditions set forth in the Purchase Agreement, the Buyer will pay off the existing net debt of the Seller which is anticipated to be approximately $160 million, and the Seller will receive aggregate consideration of $457 million (inclusive of the Seller’s transaction fees), which will consist of (i) between $260 million and $337 million of cash (the “Cash Consideration”) and (ii) between $120 million and $197 million of Holdings Units (“Rollover Units”), with each Rollover Unit valued at $10.00 per unit (subject to adjustment in accordance with the Purchase Agreement), and Class B common stock. The final amount of cash and the value of the Rollover Units and Class B common stock are dependent on the amount of money remaining in the Company’s trust account following any redemptions of the Class A common stock, and the amount of additional proceeds (if any) raised by the Company through equity financing sources prior to the Closing (collectively, “Available Equity”). For more details on the mix of cash and equity to be paid to the Seller, see the question and answer immediately below.

Q:     Will Boxwood obtain new financing in connection with the business combination?

A:     Yes. On August 12, 2019, the Company entered into a debt commitment letter (the “Debt Commitment Letter”) with Macquarie Capital (USA) Inc. (“Macquarie Capital”), Macquarie Capital Funding LLC (“Macquarie Funding”) and Natixis, New York Branch (together with Macquarie Capital and Macquarie Funding, the “Commitment Parties”), pursuant to which the applicable Commitment Parties agreed to provide (or to have certain of their affiliates provide), subject to satisfaction of customary closing conditions, including the closing of the business combination, credit facilities (the “Credit Facilities”) for the purpose of financing (i) a portion of the consideration payable under the Purchase Agreement, (ii) costs and expenses incurred by the parties in connection with the business combination, (iii) the repayment of the existing indebtedness of Atlas Intermediate and (iv) general corporate expenditures. The obligation of the Commitment Parties to provide the Credit Facilities is contingent on there being Available Equity of at least $100 million.

Pursuant to the Debt Commitment Letter, the applicable Commitment Parties have agreed to provide for Credit Facilities in the aggregate principal amount of up to $400 million, consisting of: (i) a senior secured first lien term loan facility in an aggregate principal amount of up to $290 million (the “First Lien Term Facility”), (ii) a senior secured first lien revolving credit facility in an aggregate principal amount of $40 million (the “Revolving Facility”) and (iii) a senior secured second lien term loan facility in an aggregate principal amount of up to $70 million (the “Second Lien Term Facility” and together with the First Lien Term Facility, the “Term Loan Facilities”), made available to Buyer. To the extent there is, immediately prior to the Closing, Available Equity of (i) greater than $100 million and less than or equal to $160 million, the principal amount of the Term Loan Facilities will be reduced by the difference between the Available Equity and $100 million, with such reduction to be allocated between such Term Loan Facilities as determined by the Commitment Parties in their sole discretion or (ii) greater than $160 million, (x) the number of Rollover Units received by the Seller will be reduced (and the cash consideration to be paid to the Seller will be correspondingly increased) by an amount equal to 20% of the difference between the Available Equity and $160 million and (y) the principal amount of the Term Loan Facilities will be reduced by an amount equal to 80% of the difference between the Available Equity and $160 million, with such reduction to be allocated between such Term Loan Facilities as determined by the Commitment Parties in their sole discretion until such time as the principal amount of the Term Loan Facilities is reduced to $270 million. Furthermore, to the extent the principal amount of the Term Loan Facilities has been reduced to $270 million, the value of the Rollover Units received by the Seller will be reduced until their value is equal to $120 million, and thereafter the principal amounts of the Term Loan Facilities may be reduced further.

Macquarie Capital and Macquarie Funding are affiliates of MIHI LLC. Boxwood Sponsor LLC (the “Sponsor”) is jointly managed by MIHI Boxwood Sponsor, which is controlled by MIHI LLC and Boxwood Management Company, LLC. For more information on the beneficial ownership of the Company’s securities by the Sponsor, see “Beneficial Ownership of Securities” elsewhere in this proxy statement. Macquarie Capital is also a financial advisor to the Company in connection with the business combination. See “Certain Relationships and Related Party Transactions” for more information on the relationship between Macquarie Capital and the Company.

Q:     What are the principal differences between Class A common stock and Class B common stock?

A:     After the business combination, the Class A common stock and Class B common stock will constitute all of the classes of common stock of the Company and will possess all voting power for the election of directors of the Company and all other matters requiring stockholder action. The Class A common stock and Class B common stock will at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company, which shares of Class A common stock and Class B common stock each are entitled to one vote per share. The principal difference between the Class A common stock and Class B common stock is that the Class B common stock will not be entitled to receive dividends, if declared by our board of directors, or to receive any portion of any assets in respect of such shares upon the liquidation, dissolution, distribution of assets or winding-up of the post-business combination company. In addition, upon the redemption of the Holdings Units held by the Continuing Members pursuant to the Holdings LLC Agreement for shares of Class A common stock, the corresponding shares of Class B common stock automatically will be cancelled for no consideration.

Q:     What equity stake will our current stockholders hold in the Company immediately after the consummation of the business combination?

A:     We anticipate that, upon completion of the business combination, the ownership interests in the Company will be as set forth in the table below.

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares(1)
Boxwood’s Public Stockholders	46.2%	28.6%
Initial Stockholders	12.1%	15.0%
BCP Energy Services Funds	22.7%	32.9%
Atlas Management	19.0%	23.5%
_________
(1) Assumes that holders of 10,000,000 shares of Class A common stock exercise their redemption rights.

The ownership percentages set forth above were calculated based on the amounts set forth in the sources and uses table on pages 34 and 102 of this proxy statement and do not take into account (i) warrants that will remain outstanding immediately following the business combination and may be exercised thereafter (commencing 30 days after the closing of the business combination) or (ii) the issuance of any shares upon completion of the business combination under the Atlas Technical Consultants, Inc. 2019 Omnibus Incentive Plan (the “Incentive Plan”), a copy of which is attached to this proxy statement as Annex C, but does include the founders shares, which, on the effective date of the business combination, will convert into 5,000,000 shares of Class A common stock in accordance with the terms of the Charter (subject to adjustment). If the actual facts are different than the assumptions set forth above, the percentage ownership numbers set forth above will be different.

For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Furthermore, there are currently outstanding an aggregate of 23,750,000 warrants to acquire our shares of Class A common stock, which are comprised of 3,750,000 private placement warrants held by our initial stockholders and 20,000,000 warrants sold as part of the units in the Company’s initial public offering (the “public warrants”). Each of our outstanding warrants is exercisable commencing 30 days following the Closing for one share of Class A common stock and, following the consummation of the business combination, will entitle the holder thereof to purchase one share of Class A common stock in accordance with its terms. Therefore, as of the date of this proxy statement, if we assume that each outstanding warrant is exercised and one share of Class A common stock is issued as a result of such exercise, with payment to Boxwood of the exercise price of $11.50 per warrant for one share, our fully-diluted share capital would increase by a total of 23,750,000 shares, with approximately $273,125,000 paid to Boxwood to exercise the warrants.

Q:     How will the Company and Atlas be managed following the business combination?

A:     Following the Closing, the combined company will be organized in an “Up-C” structure in which the business of Atlas Intermediate and its subsidiaries (“Atlas”) will be held by Holdings and will continue to operate through the subsidiaries of Atlas Intermediate, and in which the Company’s only direct assets will consist of Holdings Units. The Company is expected to own between approximately 43.6% and 74.6% of the Holdings Units and will be the sole manager of Holdings pursuant to the Holdings LLC Agreement (“Holdings LLC Agreement”). As such, the Company, through its directors and officers, will be responsible for all operational and administrative decisions of Atlas and the day-to-day management of Atlas’ business. Following the consummation of the business combination, the current management of Atlas will become the management of the Company. Upon the Closing, the Company will change its name to “Atlas Technical Consultants, Inc.”

Please see the section entitled “Management of the Company Following the Business Combination” for further information.

Q:     What interests do our initial stockholders, current officers and directors, and Atlas’ current owners have in the business combination?

A:     In considering the recommendation of our board of directors to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and our directors and officers and Atlas’ current owners have interests in the business combination that are different from, or in addition to, those of our other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to our stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•        the fact that our initial stockholders have waived their right to redeem any of the founder shares, private placement shares and public shares in connection with a stockholder vote to approve a proposed initial business combination;

•        the continuation of Stephen M. Kadenacy, our Chairman and Chief Executive Officer, as Executive Chairman of the Company after the business combination;

•        the fact that our initial stockholders paid an aggregate of $25,000 for the founder shares, which will convert into 5,000,000 shares of Class A common stock in accordance with the terms of the Charter, subject to adjustment, and such securities will have a significantly higher value at the time of the business combination, estimated at approximately $50,200,000 based on the closing price of $10.04 per public share on Nasdaq on August 15, 2019;

•        the fact that our initial stockholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares and private placement shares if we fail to complete an initial business combination by November 20, 2020;

•        the fact that our Sponsor paid approximately $6,000,000 for 250,000 private placement units and 3,500,000 private placement warrants, each of such private placement warrants (including the warrants underlying the private placement units) is exercisable commencing 30 days following the Closing for one share of Class A common stock at $11.50 per share. If we do not consummate an initial business combination by November 20, 2020, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by our Sponsor will be worthless. The warrants held by our Sponsor had an aggregate market value of approximately $2,437,500 based upon the closing price of $0.65 per warrant on Nasdaq on August 15, 2019;

•        the right of our Sponsor to receive approximately 3,750,000 shares of Class A common stock to be issued upon exercise of their private placement warrants (including the warrants underlying its private placement units) following the business combination, subject to certain lock-up periods;

•        if the trust account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        the anticipated election of Stephen M. Kadenacy and Duncan Murdoch, two of our existing officers, as directors of the Company after the consummation of the business combination. As such, in the future they will receive any cash fees, stock options or stock awards that the Company’s board of directors determines to pay to our directors;

•        pursuant to the Nomination Agreement, BCP will have the right to designate up to a majority of the board of directors of the Company, subject to certain terms and conditions, and the Chief Executive Officer of the Company will be a member of the board of directors of the Company;

•        the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination; and

•        the fact that the Continuing Members, whose affiliates will have the right to designate directors to the board of directors pursuant to the Nomination Agreement and include members of Atlas’ management team who will become executive officers and directors of the Company following the business combination, will hold a significant number of shares of Class B common stock and an equal number of Rollover Units that are redeemable for shares of Class A common stock in accordance with the terms of the Holdings LLC Agreement.

Please also see the section “Certain Relationships and Related Party Transactions” for more information on the interests and relationships of our initial stockholders, current officers and directors, and Atlas’ current owners.

Q:     What is an “Up-C” Structure?

A:     Our corporate structure following the business combination, as described under the section entitled “The Business Combination Proposal — General; Structure of the Business Combination,” is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies when they undertake an initial public offering either directly or through a business combination with a special purpose acquisition company, such as Boxwood. The Up-C structure will allow Continuing Members to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership, or “passthrough” entity, for U.S. federal income (and certain state and local) tax purposes following the business combination. One of these benefits is that, for U.S. federal income (and certain state and local) purposes, future taxable income of Atlas that is allocated to Continuing Members will be taxed on a flow-through basis and therefore will not be subject to corporate taxes at the entity level. See the sections entitled “The Business Combination Proposal” and “Description of Securities.”

Following the business combination, we will receive the same benefits as Continuing Members as a result of our ownership of Holdings Units in an entity treated as a partnership, or “passthrough” entity, for U.S. federal income (and certain state and local) purposes. As a result of the business combination, Holdings will obtain a step-up in tax basis in the portion of the Atlas assets treated as purchased with the Cash Consideration. This step-up in tax basis will provide us with certain tax benefits, such as future depreciation and amortization deductions that can reduce the taxable income allocable to us.

Q:     What happens to the funds deposited in the trust account after consummation of the business combination?

A:     Upon the completion of the IPO, a total of $200,000,000 was placed in a trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee. As of August 15, 2019, there were investments and cash held in the trust account of approximately $202.9 million. These funds will not be released until the earlier of the completion of our initial business combination and the redemption of our public shares if we are unable to complete an initial business combination by November 20, 2020, although we may withdraw the interest earned on the funds held in the trust account to pay taxes.

Q:     What happens if a substantial number of the public stockholders vote in favor of the business combination proposal and exercise their redemption rights?

A:     Boxwood’s public stockholders may vote in favor of the business combination and exercise their redemption rights. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of public stockholders are reduced as a result of redemptions by public stockholders.

However, the consummation of the business combination is conditioned upon, among other things, approval by Boxwood’s stockholders of the Purchase Agreement and the business combination.

In addition, with fewer public shares and public stockholders, the trading market for Class A common stock may be less liquid than the market for shares of Boxwood common stock was prior to consummation of the business combination and the Company may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the trust account, the working capital infusion from the trust account into the Company’s business will be reduced.

Q:     What conditions must be satisfied to complete the business combination?

A:     Unless waived by the parties to the Purchase Agreement, and subject to applicable law, the consummation of the business combination is subject to a number of conditions set forth in the Purchase Agreement including, among other things, approval by Boxwood’s stockholders of the Purchase Agreement and the business combination. Unless waived, if any of these conditions are not satisfied, the business combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Q:     What happens if the business combination is not consummated?

A:     If we are not able to complete the business combination with Atlas or another initial business combination by November 20, 2020, we will cease all operations except for the purpose of winding up and redeeming our public shares and liquidating the trust account, in which case our public stockholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Q:     When do you expect the business combination to be completed?

A:     It is currently anticipated that the business combination will be consummated as soon as practicable following the Boxwood special meeting, which is set for        , 2019; however, such meeting could be adjourned if the adjournment proposal is adopted by our stockholders at the special meeting and we elect to adjourn the special meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, each of the condition precedent proposals has not been approved. For a description of the conditions for the completion of the business combination, see “The Purchase Agreement — Conditions to the Closing of the Business Combination.”

Q:     What proposals are stockholders being asked to vote upon?

A:     Under the Purchase Agreement, the approval of the condition precedent proposals is a condition to the consummation of the business combination. If our public stockholders do not approve each of the condition precedent proposals, then the business combination may not be consummated.

In addition, as required by applicable SEC guidance, the Company is requesting that our stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain amendments contained in the Proposed Charter that materially affect stockholder rights, which are those amendments that will be made to the Charter as reflected in the Proposed Charter if the charter amendment proposal is approved. This separate vote is not otherwise required by Delaware law separate and apart from the charter amendment proposal, but pursuant to SEC guidance, the Company is required to submit these provisions to our stockholders separately for approval. However, the stockholder vote regarding these proposals are advisory votes, and are not binding on the Company or our board of directors (separate and apart from the approval of the charter amendment proposal). Furthermore, the business combination is not conditioned on the separate approval of the advisory charter proposals (separate and apart from approval of the charter amendment proposal).

The stockholders are also being asked to vote upon proposals to (i) elect seven members of our board of directors, effective as of the Closing, (ii) approve the Incentive Plan, effective as of Closing, and (iii) ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

In addition to the foregoing proposals, the stockholders also may be asked to consider and vote upon a proposal to adjourn the special meeting to a later date or dates to permit further solicitation and vote of proxies if (1) based upon the tabulated vote at the time of the special meeting, each of the condition precedent proposals has not been approved and/or (2) Boxwood determines that one or more of the closing conditions under the Purchase Agreement has not been satisfied. See “The Adjournment Proposal.”

Boxwood will hold the special meeting of our stockholders to consider and vote upon these proposals. This proxy statement contains important information about the business combination and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.

After careful consideration, Boxwood’s board of directors has unanimously approved the Purchase Agreement and the transactions contemplated thereby and determined that the business combination proposal, the charter amendment proposal, each of the advisory charter proposals, the Nasdaq proposal, the director election proposal, the incentive plan proposal and the adjournment proposal are in the best interests of Boxwood and our stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of Boxwood’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Boxwood and our stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE VOTE OF STOCKHOLDERS IS IMPORTANT. STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT.

Q:     What material negative factors did Boxwood’s board of directors consider in connection with the business combination?

A:     Although the board of directors believes that the acquisition of Atlas will provide our stockholders with an opportunity to participate in a combined company that is well positioned to benefit from the significant funding being invested in the infrastructure of the United States and is well aligned with all the key factors central to Boxwood’s strategy, the board of directors did consider certain potentially material negative factors in arriving at that conclusion, such as the risk that stockholders would not approve the business combination and the risk that a significant number of stockholders would exercise their redemption rights. These factors are discussed in greater detail in the section entitled “The Business Combination Proposal — Boxwood’s Board of Director’s Reasons for Approval of the Business Combination,” as well as in the section entitled “Risk Factors — Risks Relating to Boxwood’s Business and Industry.”

Q:     Do I have redemption rights?

A:     If you are a holder of public shares, you have the right to request that Boxwood redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement. Public stockholders may elect to redeem all or a portion of such public stockholder’s public shares even if they vote for the business combination proposal. We sometimes refer to these rights to elect to redeem all or a portion of the public shares into a pro rata portion of the cash held in the trust account as “redemption rights.” If you wish to exercise your redemption rights, please see the answer to the next question, “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

Our initial stockholders entered into a letter agreement, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares, private placement shares and public shares in connection with the completion of a business combination. In addition, concurrently with the entry into the Purchase Agreement, the Sponsor, MIHI Boxwood Sponsor, LLC, MIHI LLC, Boxwood Management Company, LLC, and the Company’s officers and directors entered into the Support Agreement with the Seller, pursuant to which the Sponsor, MIHI Boxwood Sponsor, LLC, MIHI LLC, Boxwood Management Company, LLC, and the Company’s officers and directors agreed, among other things, to vote all of their shares of common stock held or subsequently acquired by them in favor of the approval of the business combination.

The consummation of the business combination is conditioned upon, among other things, approval by Boxwood’s stockholders of the Purchase Agreement and the business combination. Unless waived, if any of these conditions are not satisfied, the business combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See “The Business Combination Proposal — The Purchase Agreement.”

Q:     How do I exercise my redemption rights?

A:     If you are a holder of public shares and wish to exercise your right to redeem your public shares, you must:

(i)     (a) hold public shares or (b) hold public shares through units and elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to         , Eastern Time, on         , 2019 (two business days prior to the vote at the special meeting) (a) submit a written request to the transfer agent that the Company redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

The address of the transfer agent is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so.

Any holder of public shares will be entitled to request that their public shares be redeemed for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the business combination, including interest earned on the funds held in the trust account (net of taxes payable), divided by the number of then-outstanding public shares. For illustrative purposes, as of August 15, 2019, this would have amounted to approximately $10.15 per public share. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public stockholders, regardless of whether such public stockholders vote for or against the business combination proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the business combination proposal will have no impact on the amount you will receive upon exercise of your redemption rights. We anticipate that the funds to be distributed to public stockholders electing to redeem their public shares will be distributed promptly after the consummation of the business combination.

If you are a holder of public shares, you may exercise your redemption rights by submitting your request in writing to the transfer agent at the address listed at the end of this section.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to the transfer agent and later decide prior to Closing not to elect redemption, you may request that Boxwood instruct our transfer agent to return the shares (physically or electronically). You may make such request by contacting the transfer agent at the phone number or address listed at the end of this section. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.

Any corrected or changed written exercise of redemption rights must be received by the transfer agent prior to the deadline for exercising redemption requests and, thereafter, with our consent, prior to Closing. No request for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent by         , on                 , 2019.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the business combination is consummated, the Company will redeem public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the business combination.

If you are a holder of public shares and you exercise your redemption rights, it will not result in the loss of any Boxwood warrants that you may hold.

Q:     Will how I vote on the business combination proposal affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights irrespective of whether you vote your Class A common stock for or against the business combination proposal or any other proposal described by this proxy statement. As a result, the Purchase Agreement can be approved by stockholders who will redeem their public shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q:     If I am a holder of units, can I exercise redemption rights with respect to my units?

A:     No. Holders of outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact the transfer agent directly and instruct them to do so. If you fail to cause your public shares to be separated and delivered to the transfer agent by         , on         , 2019 you will not be able to exercise your redemption rights with respect to your public shares.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     Whether the redemption is subject to U.S. federal income tax depends on the particular facts and circumstances. Please see the section entitled “The Business Combination Proposal — Certain U.S. Federal Income Tax Considerations.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:     Do I have appraisal rights in connection with the proposed business combination?

A:     No. Neither our stockholders nor our warrant holders have appraisal rights in connection with the business combination under the DGCL.

Q:     What do I need to do now?

A:     Boxwood urges you to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the business combination will affect you as a stockholder and/or warrant holder of Boxwood. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

Q:     How do I vote?

A:     If you are a holder of record of shares of Boxwood common stock on the record date, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:     When and where will the special meeting be held?

A:     The special meeting will be held at          on         , 2019, at         , unless the special meeting is adjourned.

Q:     Who is entitled to vote at the special meeting?

A:     Boxwood has fixed         , 2019 as the record date. If you were a stockholder of Boxwood at the close of business on the record date, you are entitled to vote on matters that come before the special meeting. However, a stockholder may only vote his or her shares if he or she is present in person or is represented by proxy at the special meeting.

Q:     How many votes do I have?

A:     Our stockholders are entitled to one vote at the special meeting for each share of common stock held of record as of the record date. As of the close of business on the record date, there were outstanding 25,250,000 shares of Boxwood common stock, of which 20,000,000 were outstanding public shares.

Q:     What constitutes a quorum?

A:     A quorum of our stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of stockholders holding a majority of the shares entitled to vote at the special meeting constitutes a quorum at the special meeting. In the absence of a quorum, the chairperson of the special meeting has the power to adjourn the special meeting. As of the record date for the special meeting, 12,625,001 shares of Boxwood common stock would be required to achieve a quorum.

Q:     What vote is required to approve each proposal at the special meeting?

A:     The following votes are required for each proposal at the special meeting:

•        Business combination proposal:    The approval of the business combination proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class F common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class.

•        Charter amendment proposal:    The approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A common stock and Class F common stock entitled to vote thereon at the special meeting, voting as a single class.

•        Advisory charter proposals:    The approval of each of the advisory charter proposals, each of which is a non-binding advisory vote, requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class F common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class.

•        Nasdaq proposal:    The approval of the Nasdaq proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class F common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class.

•        Director election proposal:    The election of the director nominees pursuant to the director election proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of Class A common stock and Class F common stock, who, being present in person or by proxy and entitled to vote at the special meeting on the election of directors, vote at the special meeting, voting as a single class.

•        Incentive plan proposal:    The approval of the incentive plan proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class F common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class.

•        Adjournment proposal:    The approval of the adjournment proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class F common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class.

Q:     What are the recommendations of Boxwood’s board of directors?

A:     Boxwood’s board of directors believes that the business combination proposal and the other proposals to be presented at the special meeting are in the best interest of Boxwood’s stockholders and unanimously recommends that our stockholders vote “FOR” the business combination proposal, “FOR” the charter amendment proposal, “FOR” each of the separate advisory charter proposals, “FOR” the Nasdaq proposal, “FOR” each of the director nominees set forth in the director election proposal, “FOR” the incentive plan proposal and “FOR” the adjournment proposal, in each case, if presented to the special meeting.

The existence of financial and personal interests of Boxwood’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Boxwood and our stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. These conflicts of interest include, among other things, that if we do not consummate an initial business combination by November 20, 2020, we may be forced to liquidate and the 5,000,000 founder shares, 250,000 private placement shares and 3,750,000 private placement warrants (including the warrants underlying the private placement units) owned by our initial stockholders would be worthless. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

Q:     How do our Sponsor and the other initial stockholders intend to vote their shares?

A:     Pursuant to the terms of the letter agreement entered into at the time of the IPO, our initial stockholders agreed to vote their founder shares, private placement shares and any public shares purchased by them, in favor of the business combination proposal and for all other proposals presented to Boxwood’s stockholders in this proxy statement. In addition, concurrently with the entry into the Purchase Agreement, the Sponsor, MIHI Boxwood Sponsor, LLC, MIHI LLC, Boxwood Management Company, LLC, and the Company’s officers and directors entered into the Support Agreement with the Seller, pursuant to which the Sponsor, MIHI Boxwood Sponsor, LLC, MIHI LLC, Boxwood Management Company, LLC, and the Company’s officers and directors agreed, among other things, to vote all of their shares of common stock held or subsequently acquired by them in favor of the approval of the business combination. As of the date of this proxy statement, our initial stockholders own an aggregate of 5,250,000 shares of Boxwood common stock, which in the aggregate represent approximately 20.8% of our total outstanding shares on the date of this proxy statement.

Q:     May our Sponsor and the other initial stockholders purchase public shares or warrants prior to the special meeting?

A:     At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Boxwood or our securities, our initial stockholders, Atlas and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Boxwood common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the special meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the business combination. This may result in the completion of our business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on shares of Boxwood common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Boxwood will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the special meeting or the amount of Available Equity. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q:     What happens if I sell my shares of Boxwood common stock before the special meeting?

A:     The record date for the special meeting is earlier than the date of the special meeting and earlier than the date that the business combination is expected to be completed. If you transfer your shares of Boxwood common stock after the applicable record date, but before the special meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such special meeting.

Q:     How has the announcement of the business combination affected the trading price of the Company’s Class A common stock, warrants and units?

A:     On August 12, 2019, the last trading date before the public announcement of the business combination, the Company’s Class A common stock, warrants and units closed at $9.89, $0.50 and $10.28, respectively. On August 16, 2019, the trading date immediately prior to the date of this proxy statement, the Company’s Class A common stock, warrants and units closed at $10.05, $0.645 and $10.68, respectively.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Stockholders may send a later-dated, signed proxy card to Boxwood’s secretary at the address set forth below so that it is received by Boxwood’s secretary prior to the vote at the special meeting (which is scheduled to take place on         , 2019) or attend the special meeting in person and vote. Stockholders also may revoke their proxy by sending a notice of revocation to Boxwood’s secretary, which must be received by Boxwood’s secretary prior to the vote at the special meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:     What happens if I fail to take any action with respect to the special meeting?

A:     If you fail to take any action with respect to the special meeting and the business combination is approved by stockholders and consummated, you will become a stockholder and/or warrant holder of the Company. If you fail to take any action with respect to the special meeting and the business combination is not approved, you will remain a stockholder and/or warrant holder of Boxwood. However, if you fail to take any action with respect to the special meeting, you will nonetheless be able to elect to redeem your public shares in connection with the business combination, provided you follow the instructions in this proxy statement for redeeming your shares.

Q:     What should I do with my stock certificates, warrant certificates and/or unit certificates?

A:     Stockholders who exercise their redemption rights must deliver their stock certificates to the transfer agent (either physically or electronically) prior to          Eastern Time, on         , 2019 (two business days prior to the vote at the special meeting).

Boxwood warrant holders should not submit the certificates relating to their warrants. Public stockholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.

Upon effectiveness of the business combination, holders of Boxwood units, common stock and warrants will receive units, Class A common stock and warrants of the Company without needing to take any action and accordingly such holders should not submit the certificates relating to their units, common stock and warrants. In addition, before the Closing, each outstanding unit of Boxwood (each of which consists of one share of Class A common stock and one warrant to purchase one share of Class A common stock) will be separated into its component share of Class A common stock and warrant.

Q:     What should I do if I receive more than one set of voting materials?

A:     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of Boxwood common stock.

Q:     Who can help answer my questions?

A:     If you have questions about the business combination or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Morrow Sodali LLC
470 West Avenue, Suite 3000
Stamford CT 06902
Tel: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: BWMC.info@morrowsodali.com

You also may obtain additional information about Boxwood from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your public shares (either physically or electronically) to the transfer agent at the address below prior to          Eastern Time, on                 , 2019 (two business days prior to the vote at the special meeting). If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mark Zimkind
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting, including the business combination, you should read this entire document carefully, including the Purchase Agreement, attached as Annex A to this proxy statement. The Purchase Agreement is the legal document that governs the business combination and the other transactions that will be undertaken in connection therewith. The Purchase Agreement is also described in detail in this proxy statement in the section entitled “The Purchase Agreement.” This proxy statement also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”

The Parties to the Business Combination

Boxwood Merger Corp.

Boxwood is a blank check company incorporated in Delaware on June 28, 2017, formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses. Based on our business activities, Boxwood is a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.

Our Class A common stock and warrants are currently listed on Nasdaq under the symbols “BWMC” and “BWMCW,” respectively. Certain of our shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and one redeemable warrant, and are listed on Nasdaq under the symbol “BWMCU.” The units will automatically separate into their component securities upon consummation of the business combination and, as a result, will no longer trade as an independent security. Upon the Closing, we intend to change our name from “Boxwood Merger Corp.” to “Atlas Technical Consultants, Inc.” We have applied to continue the listing of our Class A common stock and warrants on Nasdaq under the symbols “ATCX” and “ATCXW,” respectively, upon the closing of the business combination.

The mailing address of Boxwood’s principal executive office is 8801 Calera Drive, Austin, Texas 78735. Our telephone number is (512) 575-3637.

Atlas

Headquartered in Austin, Texas, Atlas is a leading provider of professional and technical testing, inspection engineering and consulting services, offering solutions to public and private sector clients in the transportation, commercial, water, government, education and industrial markets. With 140 offices located throughout the United States, Atlas provides a broad range of mission-critical technical services, helping its clients test, inspect, plan, design, certify and manage a wide variety of projects across diverse end markets.

The mailing address of Atlas’ principal executive office is 13215 Bee Cave Parkway Building A, Suite 260, Austin, Texas 78738, and its phone number is (866) 858-4499.

Summary of the Purchase Agreement

Pursuant to the Purchase Agreement, at the Closing, the Company will contribute cash and shares of Class B common stock to Holdings in exchange for Holdings Units. The Seller will transfer to the Buyer (i) a number of Atlas Intermediate Units equal to the product of (a) the number of Atlas Intermediate Units issued and outstanding as of the Closing multiplied by (b) the quotient of (x) the Rolled Unit Value (as defined in the Purchase Agreement) divided by (y) $617 million, in exchange for a corresponding number of Holdings Units, and an equal number of shares of Class B common stock, and (ii) the remainder of the Atlas Intermediate Units, in exchange for cash. Each share of Class B common stock entitles its holder to one vote per share but no right to dividends or distributions.

Following the Closing, the combined company will be organized in an “Up-C” structure in which the business of Atlas will be held by Holdings and will continue to operate through the subsidiaries of Atlas Intermediate, and in which the Company’s only direct assets will consist of Holdings Units. The Company is expected to own between approximately 43.6% and 74.6% of the Holdings Units and will control Holdings as the sole manager of Holdings in accordance with the Holdings LLC Agreement. Upon the Closing, the Company will change its name to “Atlas Technical Consultants, Inc.”

Pursuant to the Purchase Agreement, the purchase price to be paid by the Buyer is $617 million, subject to customary adjustments contained in the Purchase Agreement. Of this amount, subject to the terms and conditions set forth in the Purchase Agreement, the Buyer will pay off the existing net debt of the Seller which is anticipated to be approximately $160 million, and the Seller will receive aggregate consideration of $457 million (inclusive of the Seller’s transaction fees), which will consist of (i) the Cash Consideration and (ii)(a) the Rollover Units and (b) Class B common stock. For each Holdings Unit received by the Seller as consideration, the Company will issue to the Seller one share of Class B common stock. The final amount of cash and the value of the Rollover Units and Class B common stock are dependent on the amount of Available Equity. For more details on the determination of the mix of cash and equity to be paid to the Seller, see the subsection titled “Debt Financing” below.

Each Rollover Unit received by the Continuing Members, together with one share of Class B common stock, will be redeemable, subject to certain conditions, for either one share of Class A common stock, or, at the Company’s election, the cash equivalent to the market value of one share of Class A common stock, pursuant to and in accordance with the terms of the Holdings LLC Agreement.

Following the consummation of the business combination, the current management of Atlas will become the management of the Company. None of Boxwood’s current officers will be officers of the Company after the Closing.

For additional information about the Purchase Agreement and the business combination and other transactions contemplated thereby, see “The Business Combination Proposal — The Purchase Agreement.”

Related Agreements

Second Amended and Restated Charter

Pursuant to the terms of the Purchase Agreement, at the Closing, the Company will amend and restate the Charter to, among other things, (i) authorize an additional 200,000,000 shares of common stock, which would consist of (a) increasing the number of shares of Class A common stock from 250,000,000 shares to 400,000,000 shares, (b) establishing 100,000,000 shares of a newly designated class of Class B common stock in order to provide for our “Up-C” structure, which will permit the Continuing Members to hold their equity interests in Holdings in a tax-efficient manner and (c) eliminating the 50,000,000 shares of Class F common stock, (ii) require the affirmative vote of the holders of at least 66 2/3% of the voting power of the common stock of the Company to amend, repeal or adopt certain provisions of the Proposed Charter and the Company’s bylaws, (iii) adopt Delaware as the exclusive forum for certain stockholder litigation, (iv) approve provisions in the Proposed Charter which provide that certain amendments to and actions under the Proposed Charter are subject to the Nomination Agreement and (v) approve all other changes relating to the Proposed Charter as part of the business combination, including (a) changing the post-business combination company’s corporate name from “Boxwood Merger Corp.” to “Atlas Technical Consultants, Inc.” and making the Company’s corporate existence perpetual and (b) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination. For more information about the amendments to our Charter, “The Business Combination Proposal — Related Agreements — Second Amended and Restated Charter.”

Nomination Agreement

In connection with the Closing, the Company will enter into the Nomination Agreement with BCP, pursuant to which BCP will have the right to designate members to be appointed or nominated for election to the board of directors of the Company, subject to reduction based on the beneficial ownership thresholds and terms and conditions set forth therein. BCP may also request for at least one of its designated directors to be appointed as a member of each newly established committee of the Company’s board of directors. If BCP has the right to designate one or more nominees and either has not exercised such right or no such nominee has been elected, then BCP may designate one board observer. While the Nomination Agreement is in effect, the board will include the then-sitting Chief Executive Officer of the Company as a director.

Under the Nomination Agreement, BCP has agreed to certain transfer and sale restrictions of their beneficially owned Holdings Units and Class A and Class B common stock following the closing. In addition, the management team of Atlas Intermediate has agreed to certain restrictions on the transfer of their respective Holdings Units and Class A and Class B common stock and warrants. For additional information, see “The Business Combination Proposal — Related Agreements — Nomination Agreement.”

Registration Rights Agreement

At Closing, pursuant to the registration rights agreement with the Company, the Continuing Members will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of the Class A common stock issuable to them upon the exchange or redemption of their Holdings Units received by them in the business combination (their “Registrable Securities”), subject to certain terms and conditions set forth therein (the “Registration Rights Agreement”). The Registration Rights Agreement will also provide for certain rights of the Continuing Members to request the resale of their Registrable Securities in an underwritten offering and for “piggy-back” rights. For additional information, see “The Business Combination Proposal — Related Agreements — Registration Rights Agreement.”

Stockholder Support Agreement

Concurrently with the entry into the Purchase Agreement, the Sponsor, MIHI Boxwood Sponsor, LLC, MIHI LLC, Boxwood Management Company, LLC, and the Company’s officers and directors entered into the Support Agreement with the Seller, pursuant to which the Sponsor, MIHI Boxwood Sponsor, LLC, MIHI LLC, Boxwood Management Company, LLC, and the Company’s officers and directors agreed, among other things, to vote all of their shares of Class A common stock and Class F common stock held or subsequently acquired by them in favor of the approval of the business combination. For additional information, see “The Business Combination Proposal — Related Agreements — Stockholder Support Agreement.”

Voting Agreement

At the Closing, the Company and the Sponsor will enter into the Voting Agreement pursuant to which the Sponsor will agree to vote its shares of common stock in favor of each individual nominated for election to the board of directors who has been recommended by the board for such appointment or nomination pursuant to the Nomination Agreement at every meeting of the stockholders of the Company called with respect to the election of members of the board, subject to the terms and conditions set forth therein. For additional information, see “The Business Combination Proposal — Related Agreements — Voting Agreement.”

Lock-Up Agreement

At the Closing, the Company will enter into the Lock-Up agreement with the Sponsor, pursuant to which the Sponsor will agree to not transfer, sell, assign or otherwise dispose of any Class A common stock or warrants to purchase Class A common stock of the Company prior to 12 months following the Closing, subject to certain exceptions set forth therein. For additional information, see “The Business Combination Proposal — Related Agreements — Lock-Up Agreement.”

Amended and Restated Limited Liability Company Agreement of Holdings

Following the Closing, the Company will operate its business through Atlas Intermediate. At the Closing, Holdings, the Company and other member parties thereto will enter into the Holdings LLC Agreement, which will set forth, among other things, the rights and obligations of the holders of the Holdings Units. For additional information, see “The Business Combination Proposal — Related Agreements — LLC Agreement.”

Restrictive Covenant Agreement

At the Closing, the BCP Parties will enter into the Restrictive Covenant Agreement pursuant to which the BCP Parties will agree to certain non-solicitation and other restrictive covenants. For additional information, see “The Business Combination Proposal — Related Agreements — Restrictive Covenant Agreement.”

Debt Financing

On August 12, 2019, the Company entered into the Debt Commitment Letter with the Commitment Parties, pursuant to which the applicable Commitment Parties agreed to provide (or to have certain of their affiliates provide), subject to satisfaction of customary closing conditions, including the closing of the business combination, the Credit Facilities for the purpose of financing (i) a portion of the consideration payable under the Purchase Agreement, (ii) costs and expenses incurred by the parties in connection with the business combination, (iii) the repayment of the existing indebtedness of Atlas Intermediate and (iv) for general corporate purposes. The obligation of the Commitment Parties to provide the Credit Facilities is contingent on there being Available Equity of at least $100 million.

Pursuant to the Debt Commitment Letter, the applicable Commitment Parties have agreed to provide for Credit Facilities in the aggregate principal amount of up to $400 million, consisting of: (i) the Term Loan Facilities and (ii) the Revolving Facility, made available to Buyer. To the extent there is, immediately prior to the Closing, Available Equity of (i) greater than $100 million and less than or equal to $160 million, the principal amount of the Term Loan Facilities will be reduced by the difference between the Available Equity and $100 million, with such reduction to be allocated between such Term Loan Facilities as determined by the Commitment Parties in their sole discretion or (ii) greater than $160 million, (x) the number of Rollover Units received by the Seller will be reduced (and the cash consideration to be paid to the Seller will be correspondingly increased) by an amount equal to 20% of the difference between the Available Equity and $160 million and (y) the principal amount of the Term Loan Facilities will be reduced by an amount equal to 80% of the difference between the Available Equity and $160 million, with such reduction to be allocated between such Term Loan Facilities as determined by the Commitment Parties in their sole discretion until such time as the principal amount of the Term Loan Facilities is reduced to $270 million. Furthermore, to the extent the principal amount of the Term Loan Facilities has been reduced to $270 million, the value of the Rollover Units received by the Seller will be reduced until their value is equal to $120 million, and thereafter the principal amounts of the Term Loan Facilities may be reduced further.

Macquarie Capital and Macquarie Funding are affiliates of MIHI LLC. The Sponsor is jointly managed by MIHI Boxwood Sponsor, which is controlled by MIHI LLC and Boxwood Management Company, LLC. For more information on the beneficial ownership of the Company’s securities by the Sponsor, see “Beneficial Ownership of Securities” elsewhere in this proxy statement. Macquarie Capital is also a financial advisor to the Company in connection with the business combination. See “Certain Relationships and Related Party Transactions” for more information on the relationship between Macquarie Capital and the Company.

Employment Agreements

Prior to the completion of the business combination, the Company expects to enter into employment agreements with certain of our key executive officers. For descriptions of the employment agreements, see the section entitled “Management of the Company Following the Business Combination.”

On August 12, 2019, the Company and Mr. L. Joe Boyer entered into an employment agreement (the “Employment Agreement”) pursuant to which he will become the Chief Executive Officer of the Company effective as of, and contingent upon, the Closing. Mr. Boyer is also expected to be nominated to act as a director of the Company and, if approved by a vote of Boxwood’s stockholders, will become a director effective as of, and contingent upon, the Closing.

Equity Ownership Upon Closing

As of the date of this proxy statement, there are 25,250,000 shares of Boxwood common stock outstanding, comprised of 20,250,000 shares of Class A common stock and 5,000,000 shares of Class F common stock, of which our Sponsor owns 4,925,000 shares of Class F common stock and 250,000 shares of Class A common stock and Alan Krusi, Joseph E Reece and Richard A. Gadbois own an aggregate of 75,000 shares of Class F common stock. On the effective date of the business combination, each currently issued and outstanding share of Class A common stock will convert into one share of Class A common stock and each currently issued and outstanding share of Class F common stock will convert into one share of Class A common stock, subject to adjustment, each in accordance with the terms of the Charter. The Company will also issue 18,064,589 shares of Class B common stock and an equal number of Holdings Units to the Continuing Members, assuming no public shares are redeemed.

We anticipate that, upon completion of the business combination, the ownership interests in the Company will be as set forth in the table below.

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares(1)
Boxwood’s Public Stockholders	46.2%	28.6%
Initial Stockholders	12.1%	15.0%
BCP Energy Services Funds	22.7%	32.9%
Atlas Management	19.0%	23.5%

____________

(1)      Assumes that holders of 10,000,000 shares of Class A common stock exercise their redemption rights.

The ownership percentages set forth above were calculated based on the amounts set forth in the sources and uses table on pages 34 and 102 of this proxy statement and do not take into account (i) warrants that will remain outstanding immediately following the business combination and may be exercised thereafter (commencing 30 days after the closing of the business combination) or (ii) the issuance of any shares upon completion of the business combination under the Incentive Plan, a copy of which is attached to this proxy statement as Annex A, but does include the founders shares, which, on the effective date of the business combination, will convert into 5,000,000 shares of Class A common stock in accordance with the terms of the Charter, subject to adjustment. If the actual facts are different than the assumptions set forth above, the percentage ownership numbers set forth above will be different.

For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Furthermore, there are currently outstanding an aggregate of 23,750,000 warrants to acquire our shares of Class A common stock, which are comprised of 3,750,000 private placement warrants held by our initial stockholders and 20,000,000 public warrants. Each of our outstanding warrants is exercisable commencing 30 days following the Closing for one share of Class A common stock and, following the consummation of the business combination, will entitle the holder thereof to purchase one share of Class A common stock in accordance with its terms. Therefore, as of the date of this proxy statement, if we assume that each outstanding warrant is exercised and one share of Class A common stock is issued as a result of such exercise, with payment to Boxwood of the exercise price of $11.50 per warrant for one share, our fully-diluted share capital would increase by a total of 23,750,000 shares, with approximately $273,125,000 paid to Boxwood to exercise the warrants.

Subject to certain limited exceptions, the founder shares will not be transferred, assigned or sold until the date that is one year after the date of the consummation of our initial business combination or earlier if, subsequent to our business combination, (i) the last sale price of our shares of Class A common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (ii) we consummate a subsequent liquidation, merger, share exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Organizational Structure

The following diagram illustrates the ownership structure of the Company immediately following the closing of the business combination. The equity interests shown in the diagram were calculated based on the amounts set forth in the sources and uses table on pages 34 and 102 of this proxy statement and are based on the assumptions that (i) no stockholder has exercised its redemption rights to receive cash from the trust account in exchange for their shares of Class A common stock; (ii) none of the investors set forth in the chart below has purchased or purchases shares of Class A common stock in the open market; (iii) none of the Continuing Members have redeemed any Rollover Units, together with Class B common stock, for either Class A common stock, or, at the Company’s election, the cash equivalent to the market value of one share of Class A common stock; (iv) the founder shares convert on a one-for-one basis into an aggregate of 5,000,000 shares of Class A common stock, subject to adjustment; and (v) there are no other issuances of equity interests of the Company prior to or in connection with the Closing. Notwithstanding the foregoing, the ownership percentages set forth below do not take into account (a) warrants that will remain outstanding immediately following the business combination and may be exercised thereafter (commencing 30 days after the Closing) or (b) the issuance of any shares upon completion of the business combination under the Incentive Plan.

Atlas Management
BCP
Initial Stockholders
Public
Class B common stock
0.0% Economic and
19.0% Voting Interest
Class B common stock
0.0% Economic and
22.7% Voting Interest
Class A common stock
20.8% Economic and
12.1% Voting Interest
Class A common stock
79.2% Economic and
46.2% Voting Interest
Holdings Units
19.0% Interest
Holdings Units
22.7% Interest
Boxwood Merger Corp.
Holdings Units
58.3% Interest
Atlas TC Holdings LLC
100% Interest
Atlas TC Buyer LLC
100% Interest
Atlas Intermediate Holdings LLC
100% Interest
Atlas Intermediate Holdings LLC Subsidiaries

____________

(1)      The economic and voting interests set forth above do not account for warrants that will remain outstanding following the business combination and may be exercised commencing 30 days following the Closing.

Proposals to be put to the Special meeting

The following is a summary of the proposals to be put to the special meeting.

The Business Combination Proposal

The Purchase Agreement provides for, among other things, the purchase by Buyer from the Seller of all of its issued and outstanding Atlas Intermediate Units, with the Continuing Members receiving cash and a number of Holdings Units and a corresponding number of shares of Class B common stock, as described herein, on the terms and subject to the conditions set forth in the Purchase Agreement.

Following the Closing, the combined company will be organized in an “Up-C” structure in which the business of Atlas will be held by Holdings and will continue to operate through the subsidiaries of Atlas Intermediate, and in which the Company’s only direct assets will consist of Holdings Units. The Company is expected to own between approximately 43.6% and 74.6% of the Holdings Units and will be the sole manager of Holdings pursuant to the Holdings LLC Agreement.

After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal — Boxwood’s Board of Directors’ Reasons for Approval of the Business Combination,” Boxwood’s board of directors concluded that the business combination met all of the requirements disclosed in the prospectus for our initial public offering, including that the business of Atlas had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Purchase Agreement.

If any proposal is not approved by Boxwood’s stockholders at the special meeting, the board of directors may submit the adjournment proposal for a vote.

For additional information, see “The Business Combination Proposal” section of this proxy statement.

The Charter Amendment Proposal

If the business combination proposal is approved and the business combination is to be consummated, the Company will amend and restate the Charter with the Proposed Charter under the DGCL to:

•        authorize an additional 200,000,000 shares of common stock, which would consist of (i) increasing the number of shares of Class A common stock from 250,000,000 shares to 400,000,000 shares, (ii) establishing 100,000,000 shares of a newly designated class of Class B common stock in order to provide for our “Up-C” structure, which will permit the Continuing Members to hold their equity interests in Holdings in a tax-efficient manner, and (iii) eliminating the 50,000,000 shares of Class F common stock;

•        change the stockholder vote required to amend certain provisions of the Proposed Charter and the Company’s bylaws;

•        clarify that the current exclusive forum provision in the Charter adopting Delaware as the exclusive forum for certain stockholder litigation does not apply to claims (i) arising under the Securities Act, as to which the Court of Chancery of the State of Delaware and the federal district court for the District of Delaware have concurrent jurisdiction under Section 22 of the Securities Act, or (ii) brought to enforce a duty or liability created by the Exchange Act, as to which the federal courts have exclusive jurisdiction under Section 27 of the Exchange Act;

•        approve provisions in the Proposed Charter which provide that certain amendments to and actions under the Proposed Charter are subject to the Nomination Agreement; and

•        approve all other changes relating to the Proposed Charter as part of the business combination, including (i) changing the post-business combination company’s corporate name from “Boxwood Merger Corp.” to “Atlas Technical Consultants, Inc.” and making the Company’s corporate existence perpetual and (ii) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination.

The Proposed Charter differs in material respects from the Charter and we urge stockholders to carefully consult the information set out in the Section “The Charter Amendment Proposal” and the full text of the Proposed Charter, attached hereto as Annex B.

The charter amendment proposal is conditioned on the approval of the business combination proposal. Therefore, if the business combination proposal is not approved, the charter amendment proposal will have no effect, even if approved by our public stockholders.

The Advisory Charter Proposals

Our stockholders are also being asked to approve and adopt, on a non-binding advisory basis in accordance with SEC requirements, the advisory charter proposals, which are those amendments that will be made to the Charter as reflected in the Proposed Charter if the charter amendment proposal is approved.

For additional information, see “The Advisory Charter Proposals” section of this proxy statement.

The Nasdaq Proposal

Assuming the business combination proposal and the charter amendment proposal are approved, our stockholders are also being asked to approve the Nasdaq proposal.

The Company may issue 20% or more of our outstanding common stock or 20% or more of the voting power, in each case outstanding before the issuance, in connection with the business combination. The Nasdaq proposal is a proposal to approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for the purposes of complying with the applicable listing rules of Nasdaq, the issuance of more than 20% of our issued and outstanding common stock pursuant to the terms of the Purchase Agreement and the potential issuance of common stock to BCP in connection with the business combination which may result in BCP owning more than 20% of our outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under Nasdaq rules.

If the Nasdaq proposal is adopted, (i) up to 19,700,000 shares of Class A common stock issuable in the future to the Continuing Members who redeem their Holdings Units and an equal number of shares of Class B common stock held by them from time to time following the Closing pursuant to and in accordance with the terms of the Holdings LLC Agreement, and (ii) up to 19,700,000 shares of Class B common stock will be issued to the Continuing Members pursuant to the terms of the Purchase Agreement, which will represent approximately 56.4% of the 34,950,000 shares of our common stock outstanding following the business combination, assuming 50% of Boxwood’s public shareholders exercise redemption rights with respect to their public shares.

For additional information, see “The Nasdaq Proposal” section of this proxy statement

The Director Election Proposal

Our board of directors is currently divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of our Class I director, Joseph E. Reece, will expire at the special meeting.

Assuming the condition precedent proposals are approved, our board of directors has nominated seven directors to serve staggered terms on our board of directors, with each Class I director having a term that expires at the Company’s annual meeting of stockholders in 2020, each Class II director having a term that expires at the Company’s annual meeting of stockholders in 2021 and each Class III director having a term that expires at the Company’s annual meeting of stockholders in 2022, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal.

For additional information, see “The Director Election Proposal” section of this proxy statement.

The Incentive Plan Proposal

Assuming the condition precedent proposals are approved, our stockholders are also being asked to approve the incentive plan proposal.

We expect that, prior to the consummation of the business combination, our board of directors will approve and adopt the Incentive Plan, and assuming the condition precedent proposals are approved, we expect that our stockholders will be asked to approve the Incentive Plan. Our stockholders should carefully read the entire Incentive Plan, a copy of which is attached to this proxy statement as Annex C, before voting on this proposal.

For additional information, see “The Incentive Plan Proposal” section of this proxy statement.

The Adjournment Proposal

The adjournment proposal allows Boxwood’s board of directors to submit a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals.

For additional information, see “The Adjournment Proposal” section of this proxy statement.

Date, Time and Place of Special meeting of Boxwood’s Stockholders

The special meeting will be held at           , on         , 2019, at           , to consider and vote upon the proposals to be put to the special meeting, including if necessary, the adjournment proposal.

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of Boxwood common stock at the close of business on           , 2019, which is the record date for the special meeting. Stockholders will have one vote for each share of common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. On the record date, there were 25,250,000 shares of Boxwood common stock outstanding, of which 20,000,000 were public shares, with the rest being held by our initial stockholders.

Quorum and Vote of Stockholders

A quorum of our stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of stockholders holding a majority of the shares entitled to vote at the special meeting constitutes a quorum at the special meeting. In the absence of a quorum, the chairperson of the special meeting has the power to adjourn the special meeting. As of the record date for the special meeting, 12,625,001 shares of Boxwood common stock would be required to achieve a quorum.

Our initial stockholders and our other officers and directors at the time of the IPO entered into a letter agreement to vote their founder shares, private placement shares as well as any public shares purchased during or after the IPO, in favor of the business combination proposal and for all other proposals presented to Boxwood’s stockholders in this proxy statement. In addition, concurrently with the entry into the Purchase Agreement, the Sponsor, MIHI Boxwood Sponsor, LLC, MIHI LLC, Boxwood Management Company, LLC, and the Company’s officers and directors entered into the Support Agreement with the Seller, pursuant to which the Sponsor, MIHI Boxwood Sponsor, LLC, MIHI LLC, Boxwood Management Company, LLC, and the Company’s officers and directors agreed, among other things, to vote all of their shares of Class A common stock and Class F common stock held or subsequently acquired by them in favor of the approval of the business combination. As of the date hereof, our initial stockholders own approximately 20.8% of our total outstanding common shares.

The proposals presented at the special meeting require the following votes:

•        Business combination proposal: The approval of the business combination proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class F common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class.

•        Charter amendment proposal: The approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A common stock and Class F common stock entitled to vote thereon at the special meeting, voting as a single class.

•        Advisory charter proposals: The approval of each of the advisory charter proposals, each of which is a non-binding advisory vote, requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class F common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class.

•        Nasdaq proposal: The approval of the Nasdaq proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class F common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class.

•        Director election proposal: The election of the director nominees pursuant to the director election proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of Class A common stock and Class F common stock, who, being present in person or by proxy and entitled to vote at the special meeting on the election of directors, vote at the special meeting, voting as a single class.

•        Incentive plan proposal: The approval of the incentive plan proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class F common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class.

•        Adjournment proposal: The approval of the adjournment proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class F common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class.

A stockholder’s failure to vote by proxy or to vote in person at the special meeting will not be counted towards the number of shares of common stock required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on any of the proposals other than the charter amendment proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the vote on any of the proposals except for the charter amendment proposal. Failure to vote by proxy or to vote in person or an abstention from voting on the charter amendment proposal will have the same effective as a vote “AGAINST” the charter amendment proposal.

Redemption Rights

Pursuant to the Charter, a public stockholder may request that Boxwood redeem all or a portion of such public stockholder’s public shares for cash if the business combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to          Eastern Time, on                 , 2019 (two business days prior to the vote at the special meeting) (a) submit a written request to the transfer agent that the Company redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

As noted above, holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of such public stockholder’s public shares even if they vote for the business combination proposal. If the business combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its public shares to the transfer agent, Boxwood will redeem each share of Class A common stock for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the business combination, including interest earned on the funds held in the trust account (net of taxes payable), divided by the number of then-outstanding public shares. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that Boxwood instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

In order for public stockholders to exercise their redemption rights in respect of the proposed business combination, public stockholders must properly exercise their right to redeem the public shares they hold no later than the close of the vote on the business combination proposal and deliver their public shares (either physically or electronically) to the transfer agent prior to          Eastern Time, on         , 2019 (two business days prior to the

vote at the special meeting). Immediately following the consummation of the business combination, the Company will satisfy the exercise of redemption rights by redeeming the public shares issued to the public stockholders that validly exercised their redemption rights.

Holders of our warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither our stockholders nor our warrant holders have appraisal rights in connection with the business combination under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Boxwood has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting — Revoking Your Proxy.”

Interests of Certain Persons in the Business Combination

When you consider the recommendation of Boxwood’s board of directors in favor of approval of the business combination proposal, you should keep in mind that Boxwood’s initial stockholders, including our directors and executive officers, and Atlas’ current owners have interests in such proposal that are different from, or in addition to those of our stockholders and warrant holders generally. These interests include, among other things, the interests listed below:

•        the fact that our initial stockholders have waived their right to redeem any of the founder shares, private placement shares and public shares in connection with a stockholder vote to approve a proposed initial business combination;

•        the continuation of Stephen M. Kadenacy, our Chairman and Chief Executive Officer, as Executive Chairman of the Company after the business combination;

•        the fact that our initial stockholders paid an aggregate of $25,000 for the founder shares, which will convert into 5,000,000 shares of Class A common stock in accordance with the terms of the Charter, subject to adjustment, and such securities will have a significantly higher value at the time of the business combination, estimated at approximately $50,200,000 based on the closing price of $10.04 per public shares on Nasdaq on August 15, 2019;

•        the fact that our initial stockholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares and private placement shares if we fail to complete an initial business combination by November 20, 2020;

•        the fact that our Sponsor paid approximately $6,000,000 for 250,000 private placement units and 3,500,000 private placement warrants, each of such private placement warrant (including the warrants underlying the private placement units) is exercisable commencing 30 days following the Closing for one share of Class A common stock at $11.50 per share. If we do not consummate an initial business combination by November 20, 2020, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by our Sponsor will be worthless. The warrants held by our Sponsor had an aggregate market value of approximately $2,437,500 based upon the closing price of $0.65 per warrant on Nasdaq on August 15, 2019;

•        the right of our Sponsor to receive approximately 3,750,000 shares of Class A common stock to be issued upon exercise of their private placement warrants (including the warrants underlying its private placement units) following the business combination, subject to certain lock-up periods;

•        if the trust account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        the anticipated election of Stephen M. Kadenacy and Duncan Murdoch, two of our existing officers, as directors of the Company after the consummation of the business combination. As such, in the future they will receive any cash fees, stock options or stock awards that the Company’s board of directors determines to pay to our directors;

•        pursuant to the Nomination Agreement, BCP will have the right to designate up to a majority of to the board of directors of the Company, subject to certain terms and conditions and the Chief Executive Officer of the Company will be a member of the board of directors of the Company;

•        the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination; and

•        the fact that the Continuing Members, whose affiliates will have the right to designate directors to the board of directors pursuant to the Nomination Agreement and include members of Atlas’ management team who will become executive officers and directors of the Company following the business combination, will hold a significant number of shares of Class B common stock and an equal number of Rollover Units that are redeemable for shares of Class A common stock in accordance with the terms of the Holdings LLC Agreement.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Boxwood or our securities, the Boxwood initial stockholders, Atlas and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Boxwood common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the special meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the business combination. This may result in the completion of our business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on shares of Boxwood common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Boxwood will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the special meeting or the amount of Available Equity. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of the Boxwood directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for Boxwood and what he may believe is best for him in determining whether or not to grant a waiver in a specific situation. See the sections entitled “Risk Factors” and “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of this and other risks.

Recommendation of the Board of Directors

Boxwood’s board of directors believes that the business combination proposal and the other proposals to be presented at the special meeting are in the best interest of Boxwood’s stockholders and unanimously recommends that our stockholders vote “FOR” the business combination proposal, “FOR” the charter amendment proposal, “FOR” each of the separate advisory charter proposals, “FOR” the Nasdaq proposal, “FOR” each of the director nominees set forth in the director election proposal, “FOR” the incentive plan proposal and “FOR” the adjournment proposal, in each case, if presented to the special meeting.

The existence of financial and personal interests of Boxwood’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Boxwood and our stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

Conditions to the Closing of the Business Combination

Unless waived by the parties to the Purchase Agreement, and subject to applicable law, the consummation of the business combination is subject to a number of conditions set forth in the Purchase Agreement including, among other things, approval by Boxwood’s stockholders of the Purchase Agreement and the business combination. For more information about conditions to the consummation of the business combination, see “The Business Combination Proposal — The Purchase Agreement — Conditions to the Closing of the Business Combination.”

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the business combination. Where actual amounts are not known or knowable, the figures below represent Boxwood’s good faith estimate of such amounts.

Sources and Uses of Proceeds
($ in 000s)

Sources	No Redemption	Max Redemption(1)
Proceeds from Trust Account	$202.6	$101.3
Debt	270.0	357.7
Seller Rollover Equity	180.6	197.0
Total Sources	$653.2	$656.0
Uses	No Redemption	Max Redemption
Payoff Existing Atlas Intermediate Debt (and related expenses)	$172.2	$172.2
Cash Proceeds to Seller	264.2	247.8
Seller Rollover Equity	180.6	197.0
Deferred IPO fee	7.0	7.0
Other Transaction Expenses	29.2	32.0
Total Uses	$653.2	$656.0

____________

(1)      This presentation assumes that 50% of Boxwood’s public stockholders exercise their redemption rights with respect to their public shares (i.e., that 10,000,000 public shares are redeemed).

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of an exercise of redemption rights and the business combination, please see “U.S. Federal Income Tax Considerations.”

Anticipated Accounting Treatment

For a discussion summarizing the anticipated accounting treatment of the business combination, please see “Anticipated Accounting Treatment.”

Regulatory Matters

The business combination is not subject to any additional federal or state regulatory requirements or approvals, except for filings with the State of Delaware necessary to effectuate the transactions contemplated by the Purchase Agreement.

Risk Factors

In evaluating the proposals to be presented at the special meeting, a stockholder should carefully read this proxy statement and especially consider the factors discussed in the section entitled “Risk Factors.”

Sources of Industry and Market Data

Where information has been sourced from a third-party, the source of such information has been identified.

Unless otherwise indicated, the information contained in this proxy statement on the market environment, market developments, growth rates, market trends and competition in the markets in which Boxwood and Atlas operate is taken from publicly available sources, including third-party sources, or reflects Boxwood’s, or Atlas’ estimates that are principally based on information from publicly available sources.

Emerging Growth Company

Boxwood is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“SOX”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. Boxwood intends to take advantage of the benefits of this extended transition period. This may make comparison of Boxwood’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Boxwood will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time), or (c) in which we are deemed to be a large accelerated filer, which means the market value of our shares of Class A common stock that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we issued more than $1.00 billion in non-convertible debt during the prior three-year period.

SELECTED HISTORICAL FINANCIAL INFORMATION OF ATLAS INTERMEDIATE

The following tables show selected historical financial information of Atlas Intermediate for the periods and as of the dates indicated.

The selected historical financial information of Atlas Intermediate as of December 31, 2018 and 2017 and for the three years ended December 31, 2018 was derived from the audited historical consolidated financial statements of Atlas Intermediate included elsewhere in this proxy statement. The selected historical interim financial information of Atlas Intermediate as of June 30, 2019 and for the six months ended June 30, 2019 and 2018 was derived from the unaudited interim consolidated financial statements of Atlas Intermediate included elsewhere in this proxy statement.

The following table should be read in conjunction with “Atlas’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement. The historical results presented below are not necessarily indicative of financial results to be achieved by the business following the business combination.

	For the six months ended June 30,		For the year ended December 31,
(in thousands)	2019	2018	2018	2017	2016
	(Unaudited)
Statement of Operations Data:
Revenues	$229,280	$204,417	$426,439	$278,141	$227,985
Total operating expenses	92,105	72,108	157,459	110,676	83,901
Net income (loss) from continuing operations	5,076	3,661	12,438	1,565	(2,204)
(Loss) from discontinued operations	(213)	(643)	(393)	(2,568)	(1,346)
Net income (loss)	4,863	3,018	12,045	(1,003)	(3,550)

Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$6,942	$15,691	$36,916	$7,874	$(392)
Net cash used in investing activities	(4,091)	(2,281)	(14,149)	(168,571)	(46,677)
Net cash provided by (used in) financing activities	781	(11,154)	(26,875)	170,945	43,332
	As of June 30, 2019	As of December 31,
(in thousands)		2018	2017
	(Unaudited)
Balance Sheet Data:
Total assets	$353,660	$354,835	$355,500
Total liabilities	229,834	183,041	182,826
Total members’ capital	123,826	171,794	172,674

COMPARATIVE SHARE INFORMATION

The following table sets forth selected historical comparative share and unit information for Boxwood and Atlas Intermediate and unaudited pro forma condensed combined per share information of Boxwood after giving effect to the business combination, assuming two redemption scenarios as follows:

•        Assuming No Redemptions:    This presentation assumes that no Boxwood stockholders exercise redemption rights with respect to their public shares.

•        Assuming Maximum Redemptions:    This presentation assumes that 50% of Boxwood’s public stockholders exercise redemption rights with respect to their public shares. This scenario assumes that 10,000,000 public shares are redeemed for an aggregate redemption payment of approximately $101,289,557, based on $202,579,114 in the trust and 20,000,000 public shares outstanding as of June 30, 2019. In accordance with the Charter, a public stockholder, together with any affiliate of his or hers, or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from redemption with respect to 15% or more of public shares without the Company’s prior written consent. Furthermore, in no event will the Company redeem the public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

The pro forma book value information reflects the business combination as if it had occurred on June 30, 2019. The weighted average shares outstanding and net earnings per share information reflect the business combination as if it had occurred on January 1, 2018.

This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement, and the historical financial statements of Boxwood and Atlas Intermediate and related notes that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information of Boxwood and Atlas Intermediate is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Boxwood and Atlas Intermediate would have been had the companies been combined during the periods presented.

			Combined Pro Forma
(dollars in thousands, except share and per share amounts)	Boxwood	Atlas Intermediate	Assuming No Redemptions	Assuming Maximum Redemptions
As of and for the Six Months Ended June 30, 2019
Book value per share/unit	$0.79	$0.72	$14.22	$(3.56)
Weight average shares/units outstanding – basic and diluted	6,330,561	172,603,208
Weighted average shares outstanding Class A – basic and diluted			25,250,000	15,250,000
Weighted average shares outstanding Class B – basic and diluted			18,064,589	19,700,000
Net (loss)/earnings per share/unit – basic and diluted	$(0.04)	$0.03
Net loss per continuing operations per share Class A – basic and diluted			(0.31)	(0.08)

			Combined Pro Forma
(dollars in thousands, except share and per share amounts)	Boxwood	Atlas Intermediate	Assuming No Redemptions	Assuming Maximum Redemptions
As of and for the Year Ended December 31, 2018
Book value per share/unit	$0.80	$1.00	N/A(4)	N/A(4)
Weight average shares/units outstanding – basic and diluted	6,240,480	172,093,257
Weighted average shares outstanding Class A – basic and diluted			25,250,000	15,250,000
Weighted average shares outstanding Class B – basic and diluted			18,064,589	19,700,000
Net (loss)/earnings per share/unit – basic and diluted	$(0.01)	$0.07
Net loss per continuing operations per share Class A – basic and diluted			$(0.69)	$(0.22)

TICKER SYMBOLS AND DIVIDEND INFORMATION

Boxwood

Units, Common Stock and Warrants

Our Class A common stock and warrants are currently listed on Nasdaq under the symbols “BWMC” and “BWMCW,” respectively. Certain of our shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and one redeemable warrant, and are listed on Nasdaq under the symbol “BWMCU.” The units will automatically separate into their component securities upon consummation of the business combination and, as a result, will no longer trade as an independent security. Upon the Closing, we intend to change our name from “Boxwood Merger Corp.” to “Atlas Technical Consultants, Inc.” We have applied to continue the listing of our Class A common stock and warrants on Nasdaq under the symbols “ATCX” and “ATCXW,” respectively, upon the closing of the business combination.

Holders

As of August 15, 2019, there were 2 holders of record of our units, 1 holders of record of our Class A common stock and 2 holders of record of our warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, shares of Class A common stock and warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

Boxwood has not paid any cash dividends on its shares of common stock to date and does not intend to pay any cash dividends prior to the completion of the business combination. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of our board of directors at such time.

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement. These risks could have a material adverse effect on the business, results of operations or financial condition of the Company and could adversely affect the trading price of our common stock.

Risks Relating to Atlas’ Business and Industry

Atlas’ continued success is dependent upon its ability to hire, retain and utilize qualified personnel.

The success of Atlas’ business is dependent upon its ability to hire, retain and utilize qualified personnel, including engineers, architects, designers, craft personnel and corporate management professionals who have the required experience and expertise at a reasonable cost. The market for these and other personnel is competitive. From time to time, it may be difficult to attract and retain qualified individuals with the expertise, and in the timeframe, demanded by Atlas’ clients, or to replace such personnel when needed in a timely manner. In certain geographic areas, for example, Atlas may not be able to satisfy the demand for its services because of its inability to successfully hire and retain qualified personnel. Furthermore, some of Atlas’ personnel hold government granted clearance that may be required to obtain government projects. If Atlas was to lose some or all these personnel, they would be difficult to replace. Loss of the services of, or failure to recruit, qualified technical and management personnel could limit Atlas’ ability to successfully complete existing projects and compete for new projects.

In addition, if any of Atlas’ key personnel retire or otherwise leave the Company, Atlas needs to have appropriate succession plans in place and to successfully implement such plans, which requires devoting time and resources toward identifying and integrating new personnel into leadership roles and other key positions. If Atlas cannot attract and retain qualified personnel or effectively implement appropriate succession plans, it could have a material adverse impact on its business, financial condition and results of operations.

The cost of providing Atlas’ services, including the extent to which Atlas utilizes its workforce, affects its profitability. For example, the uncertainty of contract award timing can present difficulties in matching Atlas’ workforce size with its contracts. If an expected contract award is delayed or not received, Atlas could incur costs resulting from excess staff, reductions in staff, or redundancy of facilities that could have a material adverse impact on its business, financial condition and results of operations.

Atlas’ profitability could suffer if Atlas is not able to maintain adequate utilization of its workforce.

The cost of providing Atlas’ services, including the extent to which Atlas utilizes its workforce, affects its profitability. The rate at which Atlas utilizes its workforce is affected by several factors, including:

•        its ability to transition employees from completed projects to new assignments and to hire and assimilate new employees;

•        its ability to forecast demand for its services and thereby maintain an appropriate headcount in each of its geographies and workforces;

•        its ability to manage attrition;

•        its need to devote time and resources to training, business development, professional development, and other non-chargeable activities; and

•        its ability to match the skill sets of its employees to the needs of the marketplace.

If Atlas over-utilizes its workforce, its employees may become disengaged, which will impact employee attrition. If Atlas under-utilizes its workforce, its profit margin and profitability could suffer.

If Atlas is unable to integrate acquired businesses successfully, its business could be harmed.

As part of Atlas’ business strategy to pursue accretive acquisitions, Atlas intends to selectively pursue targets that provide complementary, low-risk services and expand its national platform. Atlas’ inability to successfully integrate future acquisitions could impede it from realizing all of the benefits of those acquisitions and could weaken its business operations. The integration process of any particular acquisition may disrupt Atlas’ business and, if implemented ineffectively, may preclude realization of the full benefits expected by Atlas and could harm its results of operations. In addition, the overall integration process may result in unanticipated problems, expenses, liabilities and competitive responses and may cause Atlas’ stock price to decline.

The difficulties of integrating acquisitions include, among other things:

•        unanticipated issues in integration of information, communications and other systems;

•        unanticipated incompatibility of logistics, marketing and administration methods;

•        maintaining employee morale and retaining key employees;

•        integrating the business cultures of both companies;

•        preserving important strategic client relationships;

•        consolidating corporate and administrative infrastructures and eliminating duplicative operations; and

•        coordinating geographically separate organizations.

In addition, even if the operations of an acquisition are integrated successfully, Atlas may not realize the full benefits of such acquisition, including the synergies, cost savings or growth opportunities that it expects. These benefits may not be achieved within the anticipated time frame, or at all.

Further, acquisitions may also cause Atlas to:

•        cause its management to expend significant time, effort and resources;

•        issue securities that would dilute its current stockholders;

•        use a substantial portion of its cash resources;

•        increase its interest expense, leverage and debt service requirements if it incurs additional debt to pay for an acquisition;

•        assume liabilities, including environmental liabilities, for which it does not have indemnification from the former owners or have indemnification that may be subject to dispute or concerns regarding the creditworthiness of the former owners;

•        record goodwill and non-amortizable intangible assets that are subject to impairment testing on a regular basis and potential impairment charges;

•        experience volatility in earnings due to changes in contingent consideration related to acquisition liability estimates;

•        incur amortization expenses related to certain intangible assets;

•        lose existing or potential contracts as a result of conflict of interest issues;

•        incur large and immediate write-offs; or

•                become subject to litigation.

Construction and maintenance sites are inherently dangerous workplaces. If Atlas, the owner, or others working at the project site fail to maintain safe work sites, Atlas can be exposed to significant financial losses and reputational harm, as well as civil and criminal liabilities.

Construction and maintenance sites often put Atlas’ employees and others in proximity with large pieces of mechanized equipment, moving vehicles, chemical and manufacturing processes, and highly regulated materials, in a challenging environment. If Atlas fails to implement safety procedures or if the procedures it implements are ineffective, or if others working at the site fail to implement and follow appropriate safety procedures, its employees and others may become injured, disabled or even lose their lives, the completion or commencement of its projects may be delayed, and Atlas may be exposed to litigation or investigations. Unsafe work sites also have the potential to increase employee turnover, increase the cost of a project to Atlas’ clients, and raise its operating and insurance costs. Any of the foregoing could result in financial losses or reputational harm, which could have a material adverse impact on Atlas’ business, financial condition and results of operations.

In addition, Atlas’ projects can involve the handling of hazardous and other highly regulated materials, which, if improperly handled or disposed of, could subject Atlas to civil and/or criminal liabilities. Atlas is also subject to regulations dealing with occupational health and safety. Although Atlas maintains functional groups whose primary purpose is to ensure it implements effective health, safety and environmental (“HSE”) work procedures throughout its organization, including construction sites and maintenance sites, the failure to comply with such regulations could subject it to liability. In addition, despite the work of Atlas’ functional groups, Atlas cannot guarantee the safety of its personnel or that there will be no damage to or loss of its work, equipment or supplies.

Atlas’ safety record is critical to its reputation. Many of Atlas’ clients require that Atlas meets certain safety criteria to be eligible to bid for contracts and many contracts provide for automatic termination or forfeiture of some or all Atlas’ contract fees or profit in the event Atlas fails to meet certain measures. Accordingly, if it fails to maintain adequate safety standards, Atlas could suffer reduced profitability or the loss of projects or clients, which could have a material adverse impact on its business, financial condition and results of operations.

Demand from clients is cyclical and vulnerable to economic downturns. If the economy weakens or client spending declines, Atlas’ financial results may be impacted.

Demand for services from Atlas’ clients is cyclical and vulnerable to economic downturns, which may result in clients delaying, curtailing or canceling proposed and existing projects. Atlas’ business traditionally lags the overall recovery in the economy. If the economy weakens or client spending declines, then Atlas’ revenue, profits and overall financial condition may deteriorate.

In addition, if there is an economic downturn, Atlas’ existing and potential clients may either postpone entering into new contracts or request price concessions. Difficult financing and economic conditions may cause some of Atlas’ clients to demand better pricing terms or delay payments for services Atlas performs, thereby increasing the average number of days Atlas’ receivables are outstanding and the potential of increased credit losses on uncollectible invoices. Further, these conditions may result in the inability of some of Atlas’ clients to pay Atlas for services that it has already performed. Accordingly, these factors affect Atlas’ ability to forecast its future revenue and earnings from business areas that may be adversely impacted by market conditions.

Atlas’ results of operations depend on the award of new contracts and the timing of the performance of these contracts.

Atlas’ revenues are derived from new contract awards. Delays in the timing of the awards or cancellations of such prospects as a result of economic conditions, material and equipment pricing and availability or other factors could impact Atlas’ long-term projected results. It is particularly difficult to predict whether or when Atlas will receive large-scale projects as these contracts frequently involve a lengthy and complex bidding and selection process, which is affected by several factors, such as market conditions or governmental and environmental approvals. Since a significant portion of Atlas’ revenues is generated from such projects, its results of operations and cash flows can fluctuate significantly from quarter to quarter depending on the timing of Atlas’ contract awards and the commencement or progress of work under awarded contracts. Furthermore, many of these contracts are subject to financing contingencies and, as a result, Atlas is subject to the risk that the customer will not be able to secure the necessary financing for the project.

In addition, many contracts require Atlas to satisfy specific progress or performance milestones in order to receive payment from the customer. As a result, Atlas may incur significant costs for engineering, materials, components, equipment, labor or subcontractors prior to receipt of payment from a customer.

The uncertainty of contract award timing can also present difficulties in matching workforce size with contract needs. In some cases, Atlas maintains and bears the cost of a ready workforce that is larger than necessary under existing contracts in anticipation of future workforce needs for expected contract awards. If an expected contract award is delayed or not received, Atlas may incur additional costs resulting from reductions in staff or redundancy of facilities, which could have a material adverse effect on its business, financial condition and results of operations.

The contracts in Atlas’ backlog may be adjusted, cancelled or suspended by its clients and, therefore, Atlas’ backlog is not necessarily indicative of its future revenues or earnings. Additionally, even if fully performed, Atlas’ backlog is not a good indicator of its future gross margins.

Backlog represents the total dollar amount of revenues Atlas expects to record in the future as a result of performing work under contracts that have been awarded to it. As of June 30, 2019, Atlas’ backlog totaled approximately $611 million. There is no assurance that backlog will be realized as revenues in the amounts reported or, if realized, will result in profits. In accordance with industry practice, substantially all Atlas’ contracts are subject to cancellation, termination, or suspension at the discretion of the client. In the event of a project cancellation, Atlas would generally have no contractual right to the total revenue reflected in its backlog. Projects can remain in backlog for extended periods of time because of the nature of the project and the timing of the services required by the project. The risk of contracts in backlog being cancelled or suspended generally increases during periods of widespread economic slowdowns or in response to changes in commodity prices.

The contracts in Atlas’ backlog are subject to changes in the scope of services to be provided as well as adjustments to the costs relating to the contracts. The revenue for certain contracts included in backlog is based on estimates. Additionally, the way Atlas performs on its individual contracts can affect greatly its gross margins and hence, future profitability.

Atlas’ services expose Atlas to significant risks of liability, and its insurance policies may not provide adequate coverage.

If Atlas fails to provide its services in accordance with applicable professional standards or contractual requirements, Atlas could be exposed to significant monetary damages or even criminal violations. Atlas’ engineering practice, for example, involves professional judgments regarding the planning, design, development, construction, operations and management of industrial facilities and public infrastructure projects. While Alas does not generally accept liability for consequential damages in its contracts, and although it has adopted a range of insurance, risk management and risk avoidance programs designed to reduce potential liabilities, a catastrophic event at one of Atlas’ project sites or completed projects resulting from the services Atlas has performed could result in significant professional or product liability, and warranty or other claims against it as well as reputational harm, especially if public safety is impacted. These liabilities could exceed Atlas’ insurance limits or the fees Atlas generates, may not be covered by insurance at all due to various exclusions in its coverage and self-insured retention amounts, and could impact Atlas’ ability to obtain insurance in the future. Further, even where coverage applies, the policies have deductibles, which result in Atlas’ assumption of exposure for certain amounts with respect to any claim filed against Atlas. In addition, clients or subcontractors who have agreed to indemnify Atlas against any such liabilities or losses might refuse or be unable to pay it. An uninsured claim, either in part or in whole, as well as any claim covered by insurance but subject to a high deductible, if successful and of a material magnitude, could have a material adverse impact on Atlas’ business, financial condition and results of operations.

Unavailability or cancellation of third-party insurance coverage would increase Atlas’ overall risk exposure as well as disrupt the management of its business operations.

Atlas maintains insurance coverage from third-party insurers as part of its overall risk management strategy and some of its contracts require Atlas to maintain specific insurance coverage limits. If any of Atlas’ third-party insurers fail, suddenly cancel coverage, or otherwise are unable to provide Atlas with adequate insurance coverage, its overall risk exposure and operational expenses would increase and the management of Atlas’ business operations would be disrupted. In addition, there can be no assurance that any of Atlas’ existing insurance coverage will be renewable upon the expiration of the coverage period or that future coverage will be affordable at the required limits.

Atlas engages in a highly competitive business. If Atlas is unable to compete effectively, it could lose market share and its business and results of operations could be negatively impacted.

Atlas faces intense competition to provide technical, professional and construction services to clients. The markets Atlas serves are highly competitive and it competes against many regional, national and multinational companies.

The extent of Atlas’ competition varies by industry, geographic area and project type. Atlas’ projects are frequently awarded through a competitive bidding process, which is standard in its industry. Atlas is constantly competing for project awards based on pricing, schedule and the breadth and technical sophistication of its services. Competition can place downward pressure on Atlas’ contract prices and profit margins, and may force Atlas to accept contractual terms and conditions that are less favorable to it, thereby increasing the risk that, among other things, it may not realize profit margins at the same rates as it has seen in the past or may become responsible for costs or other liabilities it has not accepted in the past. If Atlas is unable to compete effectively, it may experience a loss of market share or reduced profitability or both, which, if significant, could have a material adverse impact on Atlas’ business, financial condition and results of operations.

The nature of Atlas’ contracts, particularly those that are fixed price, subject Atlas to risks of cost overruns. Atlas may experience reduced profits or, in some cases, losses if costs increase above budgets or estimates or if the project experiences schedule delays.

As of June 30, 2019, approximately 5% of Atlas’ revenues were earned under fixed price contracts. Fixed price contracts require Atlas to estimate the total cost of the project in advance of its performance. For fixed price contracts, Atlas may benefit from any cost savings, but it bears greater risk of paying some, if not all, of any cost overruns. Fixed price contracts are established in part on partial or incomplete designs, cost and scheduling estimates that are based on several assumptions, including those about future economic conditions, commodity and other materials pricing and availability of labor, equipment and materials, and other exigencies. If the design or the estimates prove inaccurate or if circumstances change due to, among other things, unanticipated technical problems, difficulties in obtaining permits or approvals, changes in local laws or labor conditions, weather or other delays beyond Atlas’ control, changes in the costs of equipment or raw materials, Atlas’ vendors’ or subcontractors’ inability or failure to perform, or changes in general economic conditions, then cost overruns may occur and Atlas could experience reduced profits or, in some cases, a loss for that project. These risks are exacerbated for projects with long-term durations because there is an increased risk that the circumstances on which Atlas based its original estimates will change in a manner that increases costs. If the project is significant, or there are one or more issues that impact multiple projects, costs overruns could have a material adverse impact on Atlas’ business, financial condition and results of operations.

Governmental agencies may modify, curtail or terminate Atlas’ contracts at any time prior to their completion and, if Atlas does not replace them, Atlas may suffer a decline in revenue.

Most government contracts may be modified, curtailed or terminated by the government either at its discretion or upon the default of the contractor. If the government terminates a contract at its discretion, then Atlas typically can recover only costs incurred or committed, settlement expenses and profit on work completed prior to termination, which could prevent it from recognizing all its potential revenue and profits from that contract. In addition, for some assignments, the U.S. government may attempt to “insource” the services to government employees rather than outsource to a contractor. If a government terminates a contract due to Atlas’ default, Atlas could be liable for excess costs incurred by the government in obtaining services from another source.

Atlas is dependent on third-parties to complete certain of its contracts.

Third-party subcontractors Atlas hires perform certain work under its contracts. Atlas also relies on third-party equipment manufacturers or suppliers to provide equipment and materials used for certain of its projects. If Atlas is unable to hire qualified subcontractors or find qualified equipment manufacturers or suppliers, its ability to successfully complete certain projects could be impaired. If Atlas is not able to locate qualified third-party subcontractors or the amount it is required to pay for subcontractors or equipment and supplies exceeds what it has estimated, especially in a lump sum or a fixed price contract, Atlas may suffer losses on these contracts. If a subcontractor, supplier or manufacturer fails to provide services, supplies or equipment as required under a contract for any reason, Atlas may be required to source these services, equipment or supplies to other third-parties on a delayed basis or on less favorable terms, which could impact contract profitability. There is a risk that Atlas may have disputes with its subcontractors relating to, among other things, the quality and timeliness of work performed, customer concerns about a subcontractor or Atlas’ failure to extend existing task orders or issue new task orders under a contract. In addition, faulty workmanship, equipment or materials could impact the overall project, resulting in claims against Atlas for failure to meet required project specifications.

Third-parties may find it difficult to obtain enough financing to help fund their operations. The inability to obtain financing could adversely affect a third-party’s ability to provide materials, equipment or services which could have a material adverse impact on Atlas’ business, financial condition and results of operations. In addition, a failure by a third-party subcontractor, supplier or manufacturer to comply with applicable laws, regulations or client requirements could negatively impact Atlas’ business and, for government clients, could result in fines, penalties, suspension or even debarment being imposed on Atlas, which could have a material adverse impact on its business, financial condition and results of operations.

Atlas relies on third-party internal and outsourced software to run its critical accounting, project management and financial information systems. As a result, any sudden loss, disruption or unexpected costs to maintain these systems could significantly increase Atlas’ operational expense and disrupt the management of its business operations.

Atlas relies on third-party software to run its critical accounting, project management and financial information systems. Atlas also depends on its software vendors to provide long-term software maintenance support for its information systems. Software vendors may decide to discontinue further development, integration or long-term software maintenance support for Atlas’ information systems, in which case Atlas may need to abandon one or more of its current information systems and migrate some or all of its accounting, project management and financial information to other systems, thus increasing its operational expense as well as disrupting the management of its business operations.

Negative conditions in the credit and financial markets and delays in receiving client payments could result in liquidity problems, adversely affecting Atlas’ cost of borrowing and its business.

Although Atlas finances much of its operations using cash provided by operations, at times it depends on the availability of credit to grow its business and to help fund business acquisitions. Instability in the credit markets in the U.S. or abroad could cause the availability of credit to be relatively difficult or expensive to obtain at competitive rates, on commercially reasonable terms or in sufficient amounts. This situation could make it more difficult or more expensive for Atlas to access funds, refinance its existing indebtedness, enter into agreements for new indebtedness, or obtain funding through the issuance of securities or such additional capital may not be available on terms acceptable to it, or at all. Atlas may also enter into business acquisition agreements that require it to access credit, which if not available at the closing of the acquisition could result in a breach of the acquisition agreement and a resulting claim for damages by the sellers of such business. In addition, market conditions could negatively impact Atlas’ clients’ ability to fund their projects and, therefore, utilize its services, which could have a material adverse impact on Atlas’ business, financial condition and results of operations.

Some of Atlas’ customers, suppliers and subcontractors depend on access to commercial financing and capital markets to fund their operations. Disruptions of the credit or capital markets could adversely affect Atlas’ clients’ ability to finance projects and could result in contract cancellations or suspensions, project delays and payment delays or defaults by its clients. In addition, clients may be unable to fund new projects, may choose to make fewer capital expenditures or otherwise slow their spending on Atlas’ services or to seek contract terms more favorable to them. Atlas’ government clients may face budget deficits that prohibit them from funding proposed and existing projects or that cause them to exercise their right to terminate Atlas’ contracts with little or no prior notice. In addition, any financial difficulties suffered by Atlas’ subcontractors or suppliers could increase its cost or adversely impact project schedules. These disruptions could materially impact Atlas’ backlog and have a material adverse impact on its business, financial condition and results of operations.

If Atlas fails to comply with federal, state and local governmental requirements, its business may be adversely affected.

Atlas is subject to U.S. federal, state, and local laws and regulations that affect its business. Although Atlas has policies and procedures to comply with U.S. trade laws, the violation of such laws could subject it and its employees to civil or criminal penalties, including substantial monetary fines, or other adverse actions including debarment from participation in U.S. government contracts, and could damage Atlas’ reputation and its ability to do business.

Atlas’ business strategy relies in part on acquisitions to sustain its growth. Acquisitions of other companies present certain risks and uncertainties.

Atlas’ business strategy involves growth through, among other things, the acquisition of other companies. Atlas tries to evaluate companies that it believes will strategically fit into its business and growth objectives, including, for example, Atlas’ acquisition of ATC Group Services in January 2019. If Atlas is unable to successfully integrate and develop acquired businesses, it could fail to achieve anticipated synergies and cost savings, including any expected increases in revenues and operating results, which could have a material adverse effect on its financial results.

Atlas may not be able to identify suitable acquisition or strategic investment opportunities or may be unable to obtain the required consent of its lenders and, therefore, may not be able to complete such acquisitions or strategic investments. Atlas may incur expenses associated with sourcing, evaluating and negotiating acquisitions (including those that do not get completed), and it may also pay fees and expenses associated with financing acquisitions to investment banks and other advisors. Any of these amounts may be substantial, and together with the size, timing and number of acquisitions Atlas pursues, may negatively affect and cause significant volatility in its financial results.

In addition, Atlas has assumed, and may in the future assume, liabilities of the company it is acquiring. While Atlas retains third-party advisors to consult on potential liabilities related to these acquisitions, there can be no assurances that all potential liabilities will be identified or known to it. If there are unknown liabilities or other obligations, Atlas’ business could be materially affected.

Atlas’ quarterly results may fluctuate significantly, which could have a material negative effect on the price of its Class A common stock.

Atlas’ quarterly operating results may fluctuate due to several factors, including:

•        fluctuations in the spending patterns of its customers;

•        the number and significance of projects executed during a quarter;

•        unanticipated changes in contract performance, particularly with contracts that have funding limits;

•        the timing of resolving change orders, requests for equitable adjustments and other contract adjustments;

•        project delays;

•        changes in prices of commodities or other supplies;

•        changes in foreign currency exchange rates;

•        weather conditions that delay work at project sites;

•        the timing of expenses incurred in connection with acquisitions or other corporate initiatives;

•        natural disasters or other crises;

•        staff levels and utilization rates;

•        changes in prices of services offered by its competitors; and

•        general economic and political conditions.

If Atlas’ quarterly operating results fluctuate significantly, causing its operating results to fall below the expectations of securities analysts, the price of Atlas’ Class A common stock may decrease substantially, which could have a material negative impact on its financial condition and results of operations.

Atlas has identified a material weakness in its internal control over financial reporting relating to a shortage of accounting personnel and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of Atlas’ financial statements or cause it to fail to meet its periodic reporting obligations.

Atlas and its independent registered public accounting firm have identified a material weakness in its internal control over financial reporting related to the controls related to its accounting for significant transactions. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Atlas’ annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses related to a shortage of accounting personnel, at a time when Atlas was engaged in several significant acquisitions and the business combination, which caused Atlas’ controls to not operate at a precision sufficient to enable management to timely analyze, evaluate, account for and prepare financial statements on an accrual basis or to appropriately consider the accounting for such significant acquisitions.

Atlas is taking and has taken steps to remedy this material weakness by hiring additional accounting personnel and engaging external temporary resources as needed, and may implement, document and modify policies and procedures to maintain effective internal controls. In addition, following the Closing, Atlas expects to have additional resources to dedicate to any further remedial steps as needed. However, Atlas cannot provide assurances that this weakness will be effectively remediated or that additional material weaknesses will not occur in the future. If Atlas fails to establish and maintain adequate internal controls, Atlas could suffer material misstatements in its financial statements and fail to meet its reporting obligations, which would likely cause investors to lose confidence in its reported financial information. This could limit Atlas’ access to capital markets, adversely affect its results of operations and lead to a decline in the trading price of its common stock. Additionally, ineffective internal controls could expose Atlas to an increased risk of fraud or misuse of corporate assets and subject it to potential delisting from the stock exchange on which Atlas lists or to other regulatory investigations and civil or criminal sanctions.

If Atlas fails to maintain an effective system of internal controls, it may not be able to accurately report its financial results.

Atlas is currently a private company. Following the consummation of the business combination, Atlas will be required to comply with Section 404 of the Sarbanes-Oxley Act, which requires, among other things, Atlas to evaluate annually the effectiveness of its internal controls over financial reporting as of the end of each fiscal year and to include a management report assessing the effectiveness of its internal controls over financial reporting in its Annual Report on Form 10-K, commencing with the Company’s annual report for the year ending December 31, 2019 in accordance with applicable SEC guidance. Effective internal controls are necessary for Atlas to provide reliable financial reports and to help prevent fraud. Atlas’ management team and other personnel will be required to devote a substantial amount of time to these compliance requirements. Moreover, these rules and regulations increase legal and financial compliance costs and make some activities more time-consuming and costly. Despite best efforts, Atlas cannot be certain that it will be able to maintain adequate controls over its financial processes and reporting in the future or that Atlas will be able to comply with its obligations under Section 404 of the Sarbanes-Oxley Act.

An impairment charge on Atlas’ goodwill could have a material adverse impact on its financial position and results of operations.

Because Atlas has grown in part through acquisitions, goodwill and intangible assets represent a substantial portion of its assets. Under U.S. GAAP, Atlas is required to test goodwill carried in its combined balance sheets for possible impairment on an annual basis based upon a fair value approach. As of June 30, 2019, Atlas had $80,352,000 of goodwill, representing 23% of its total assets of $353,660,000. Atlas also is required to test goodwill for impairment between annual tests if events occur or circumstances change that would more likely than not reduce its enterprise fair value below its book value. These events or circumstances could include a significant change in the business climate, including a significant sustained decline in a reporting unit’s market value, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of Atlas’ business, potential government actions toward its facilities, and other factors.

If Atlas’ market capitalization drops significantly below the amount of net equity recorded on its balance sheet, it might indicate a decline in its fair value and would require Atlas to further evaluate whether its goodwill has been impaired. If the fair value of Atlas’ reporting units is less than their carrying value, Atlas could be required to record an impairment charge. The amount of any impairment could be significant and could have a material adverse impact on Atlas’ financial position and results of operations for the period in which the charge is taken.

Rising inflation, interest rates, and/or construction costs could reduce the demand for Atlas’ services as well as decrease Atlas’ profit on its existing contracts, in particular with respect to its fixed price contracts.

Rising inflation, interest rates, or construction costs could reduce the demand for Atlas’ services. In addition, Atlas bears all the risk of rising inflation with respect to those contracts that are fixed price. Because a portion of Atlas’ revenues are earned from fixed price contracts (approximately 5% as of June 30, 2019), the effects of inflation on Atlas’ financial condition and results of operations over the past few years have been generally minor. However, if Atlas expands its business into markets and geographic areas where fixed price and lump sum work is more prevalent, inflation may have a larger impact on Atlas’ results of operations in the future. Therefore, increases in inflation, interest rates or construction costs could have a material adverse impact on Atlas’ business, financial condition and results of operations.

Atlas may not be able to protect its intellectual property or that of its clients.

Atlas’ technology and intellectual property provide Atlas, in certain instances, with a competitive advantage. Although Atlas protects its property through patent registrations, license restrictions and similar mechanisms, it may not be able to successfully preserve its rights and they could be invalidated, circumvented, challenged or become obsolete. Atlas’ employees and contractors are subject to confidentiality obligations, but this protection may be inadequate to deter or prevent misappropriation of Atlas’ confidential information and/or infringement of its intellectual property. If Atlas is unable to protect and maintain its intellectual property rights or if there are any successful intellectual property challenges or infringement proceedings against it, its ability to differentiate its service offerings could be reduced. Litigation to determine the scope of intellectual property rights, even if ultimately successful, could be costly and could divert management’s attention away from other aspects of Atlas’ business.

Atlas also holds licenses from third-parties which may be utilized in its business operations. If Atlas is no longer able to license such technology on commercially reasonable terms or otherwise, its business and financial performance could be adversely affected.

If Atlas’ intellectual property rights or work processes become obsolete, Atlas may not be able to differentiate its service offerings and some of its competitors may be able to offer more attractive services to Atlas’ customers. Atlas’ competitors may independently attempt to develop or obtain access to technologies that are similar or superior to its technologies.

Atlas is subject to professional standards, duties and statutory obligations on professional reports and opinions it issues, which could subject it to monetary damages.

Atlas issues reports and opinions to clients based on its professional engineering expertise as well as its other professional credentials that subject it to professional standards, duties and obligations regulating the performance of its services. If a client or another third-party alleges that Atlas’ report or opinion is incorrect or it is improperly relied upon and Atlas is held responsible, it could be subject to significant liability or claims for damages. In addition, Atlas’ reports and other work product may need to comply with professional standards, licensing requirements, securities regulations and other laws and rules governing the performance of professional services in the jurisdiction where the services are performed. Atlas could be liable to third-parties who use or rely upon its reports and other work product even if it is not contractually bound to those third-parties. These events could in turn result in monetary damages and penalties.

The outcome of pending and future claims and litigation could have a material adverse impact on Atlas’ business, financial condition and results of operations.

Atlas is a party to claims and litigation in the normal course of business. Since Atlas engages in engineering and construction activities for large facilities and projects where design, construction or systems failures can result in substantial injury or damage to employees or others, it is exposed to claims and litigation and investigations if there is a failure at any such facility or project. Such claims could relate to, among other things, personal injury, loss of life, business interruption, property damage, pollution and environmental damage and be brought by Atlas’ clients or third-parties, such as those who use or reside near its clients’ projects. Atlas can also be exposed to claims if it agreed that a project will achieve certain performance standards or satisfy certain technical requirements and those standards or requirements are not met. In many of Atlas’ contracts with clients, subcontractors, and vendors, Atlas agrees to retain or assume potential liabilities for damages, penalties, losses and other exposures relating to projects that could result in claims that greatly exceed the anticipated profits relating to those contracts. In addition, while clients and subcontractors may agree to indemnify Atlas against certain liabilities, such third-parties may refuse or be unable to pay it.

Risks Relating to Boxwood and the Business Combination

Directors of Boxwood have potential conflicts of interest in recommending that securityholders vote in favor of approval of the business combination and approval of the other proposals described in this proxy statement.

When considering Boxwood’s board of directors’ recommendation that our stockholders vote in favor of the approval of the business combination, our stockholders should be aware that directors and executive officers of Boxwood have interests in the business combination that may be different from, or in addition to, the interests of our stockholders. These interests include:

•        the anticipated election of Stephen M. Kadenacy and Duncan Murdoch, two of our existing officers, as members of the board of directors of the Company;

•        the continuation of Stephen M. Kadenacy, our Chairman and Chief Executive Officer, as Executive Chairman of the Company after the business combination;

•        the continued indemnification of former and current directors and officers of Boxwood and the continuation of directors’ and officers’ liability insurance after the business combination;

•        the fact that our initial stockholders have waived their right to redeem any of the founder shares, private placement shares and public shares in connection with a stockholder vote to approve a proposed initial business combination;

•        the fact that our initial stockholders paid an aggregate of $25,000 for the founder shares, which will convert into 5,000,000 shares of Class A common stock in accordance with the terms of the Charter, subject to adjustment, and such securities will have a significantly higher value at the time of the business combination, estimated at approximately $50,200,000 based on the closing price of $10.04 per public shares on Nasdaq on August 15, 2019;

•        the fact that our Sponsor paid approximately $6,000,000 for 250,000 private placement units and 3,500,000 private placement warrants, each of such private placement warrant (including the warrants underlying the private placement units) is exercisable commencing 30 days following the Closing for one share of Class A common stock at $11.50 per share. The warrants held by our Sponsor had an aggregate market value of approximately $2,437,500 based upon the closing price of $0.65 per warrant on Nasdaq on August 15, 2019;

•        the right of our Sponsor to receive approximately 3,750,000 shares of Class A common stock to be issued upon exercise of their private placement warrants (including the warrants underlying its private placement units) following the business combination, subject to certain lock-up periods; and

•        if the trust account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

These financial interests of the founders, officers and directors and entities affiliated with them may have influenced their decision to approve the business combination. You should consider these interests when evaluating the business combination and the recommendation of Boxwood’s board of directors to vote in favor of the business combination proposal and other proposals to be presented to the stockholders.

Subsequent to the consummation of the business combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although Boxwood has conducted due diligence on Atlas, Boxwood cannot assure you that this diligence revealed all material issues that may be present in their respective businesses, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Boxwood’s or Atlas’ control will not later arise. As a result, the Company may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that the Company reports charges of this nature could contribute to negative market perceptions about the Company or our securities. In addition, charges of this nature may cause the Company to violate net worth or other covenants to which we may be subject. Accordingly, any stockholders who choose to remain stockholders following the business combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation or tender offer materials, as applicable, relating to the business combination contained an actionable material misstatement or material omission.

To the extent that any shares of Class A common stock are issued pursuant to the terms of the Holdings LLC Agreement or upon exercise of any of the warrants, the number of shares eligible for resale in the public market would increase.

Pursuant to the terms of the Holdings LLC Agreement, the Continuing Members may redeem any or all of the shares of Class B common stock issued to them along with a corresponding number of Rollover Units, for an equal number of shares of Class A common stock after the Closing. The Continuing Members are expected to receive an aggregate of 18,064,589 shares of Class B common stock in connection with the Closing, assuming no public shares are redeemed.

Furthermore, following the business combination, the Company will have 20,000,000 outstanding warrants to purchase 20,000,000 shares of Class A common stock at an exercise price of $11.50 per share, which warrants will become exercisable 30 days following the Closing. In addition, there will be 3,750,000 private placement warrants (including the warrants underlying the private placement units) outstanding exercisable for 3,750,000 shares of common stock at an exercise price of $11.50 per share.

To the extent that any shares of Class A common stock are issued pursuant to the terms of the Holdings LLC Agreement or upon exercise of any of the warrants to purchase shares of Class A common stock, there will be an increase in the number of shares of Class A common stock eligible for resale in the public market. Sales of a substantial number of such shares in the public market could adversely affect the market price of Class A common stock.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of our Class A common stock for a pro rata portion of the trust account.

Holders of public shares are not required to affirmatively vote against the business combination proposal in order to exercise their rights to redeem their shares for a pro rata portion of the trust account. To exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent by         , on               , 2019. Stockholders electing to redeem their shares will receive their pro rata portion of the trust account less taxes payable, calculated as of two business days prior to the anticipated consummation of the business combination.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

The Company will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders (i) to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell the warrants at the then-current market price when the holder might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. The private placement warrants are not redeemable by us so long as they are held by the Sponsor or its permitted transferees.

The only principal asset of the Company following the business combination will be our interest in Atlas, and accordingly it will depend on distributions from Atlas to pay taxes and expenses.

Upon consummation of the business combination, the Company will be a holding company and will have no material assets other than our ownership of Holdings Units. The Company is not expected to have independent means of generating revenue or cash flow, and our ability to pay our taxes, operating expenses, and pay any dividends in the future, if any, will be dependent upon the financial results and cash flows of Atlas. There can be no assurance that Atlas will generate sufficient cash flow to distribute funds to the Company or that applicable state law and contractual restrictions, including negative covenants under debt instruments will permit such distributions. If Atlas does not distribute sufficient funds to the Company to pay our taxes or other liabilities, we may default on contractual obligations or have to borrow additional funds. In the event that the Company is required to borrow additional funds it could adversely affect our liquidity and subject us to additional restrictions imposed by lenders.

If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of Boxwood’s securities prior to the Closing may decline. The market values of Boxwood’s securities at the time of the business combination may vary significantly from their prices on the date the Purchase Agreement was executed, the date of this proxy statement, or the date on which our stockholders vote on the business combination. Because the number of shares to be issued pursuant to the Purchase Agreement will not be adjusted to reflect any changes in the market price of Boxwood’s common stock, the market value of common stock issued in the business combination may be higher or lower than the values of these shares on earlier dates.

In addition, following the business combination, fluctuations in the price of the Company’s securities could contribute to the loss of all or part of your investment. Prior to the business combination, there has not been a public market for the stock of the Company and trading in shares of Class A common stock has not been active. Accordingly, the valuation ascribed to the Company in the business combination may not be indicative of the price that will prevail in the trading market following the business combination. If an active market for our securities develops and continues, the trading price of our securities following the business combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•        changes in the market’s expectations about our operating results;

•        success of competitors;

•        our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning the Company or the industries in which the Company operates in general;

•        operating and stock price performance of other companies that investors deem comparable to the Company;

•        our ability to market new and enhanced products on a timely basis;

•        changes in laws and regulations affecting our business;

•        commencement of, or involvement in, litigation involving the Company;

•        changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of our Class A common stock available for public sale;

•        any major change in our board or management;

•        sales of substantial amounts of our Class A common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions, or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Boxwood’s initial stockholders, directors, officers, advisors and their affiliates may elect to purchase shares or public warrants from public stockholders or public warrant holders, which may influence a vote on the business combination and reduce the public “float” of our Class A common stock.

Boxwood’s initial stockholders, directors, officers, advisors or their affiliates may purchase shares or public warrants in privately negotiated transactions or in the open market either before or following the completion of the business combination, although they are under no obligation to do so. There is no limit on the number of shares Boxwood’s initial stockholders, directors, officers, advisors, or their affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of Nasdaq. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares or public warrants in such transactions.

In the event that Boxwood’s initial stockholders, directors, executive officers, advisors, or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of any such purchases of shares could be to vote such shares in favor of the business combination and thereby increase the likelihood of obtaining stockholder approval of the business combination or to satisfy a closing condition in the Purchase Agreement that requires us to have a certain amount of cash at the Closing, where it appears that such requirement would otherwise not be met. In addition, the purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the initial business combination. Any such purchases of our securities may result in the completion of the business combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our Class A common stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing, or trading of our securities on a national securities exchange.

Boxwood’s initial stockholders have agreed to vote in favor of the business combination, regardless of how our public stockholders vote.

Our initial stockholders have agreed to vote their founder shares, private placement shares as well as any public shares purchased during or after Boxwood’s initial public offering, in favor of the business combination. The initial stockholders own approximately 20.8% of our outstanding shares prior to the business combination. Accordingly, it is more likely that the necessary stockholder approval for the business combination will be received than would be the case if our initial stockholders agreed to vote their founder shares and private placement shares in accordance with the majority of the votes cast by our public stockholders.

Even if we consummate the business combination, there can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding warrants is $11.50 per share of common stock. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

If Boxwood is unable to complete the business combination with Atlas or another business combination by November 20, 2020 (or such later date as our stockholders may approve), Boxwood will cease all operations except for the purpose of winding up, dissolving and liquidating. In such event, third-parties may bring claims against Boxwood and, as a result, the proceeds held in the trust account could be reduced and the per share liquidation price received by stockholders could be less than $10.00 per share.

Under the terms of the Charter, Boxwood must complete the business combination with Atlas or another business combination by November 20, 2020 (or such later date as our stockholders may approve), or Boxwood must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of our remaining stockholders and our board of directors, dissolving and liquidating. In such event, third-parties may bring claims against Boxwood. Although Boxwood has obtained waiver agreements from certain vendors and service providers (other than our independent auditors) we have engaged and owe money to, and the prospective target businesses we have negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims that could take priority over those of Boxwood’s public stockholders.

The Sponsor has agreed that it will be liable to us, if and to the extent any claims by a third-party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and up to $100,000 for dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not asked the Sponsor to reserve for its indemnification obligations, we have not independently verified whether the Sponsor has sufficient funds to satisfy such obligations, and we believe that the Sponsor’s only assets are securities of our company. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares.

Boxwood’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to our public stockholders.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and up to $100,000 for dissolution expenses, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Boxwood’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While Boxwood currently expects that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to Boxwood, it is possible that Boxwood’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If Boxwood’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to Boxwood’s public stockholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third-parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

Boxwood’s stockholders may be held liable for claims by third-parties against Boxwood to the extent of distributions received by them.

If Boxwood is unable to complete the business combination with Atlas or another business combination within the required time period, Boxwood will cease all operations except for the purpose of winding up, liquidating and dissolving, subject to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Boxwood cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, Boxwood’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Boxwood cannot assure you that third-parties will not seek to recover from our stockholders amounts owed to them by Boxwood.

If Boxwood is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/ creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Boxwood’s stockholders. Furthermore, because Boxwood intends to distribute the proceeds held in the trust account to our public stockholders promptly after the expiration of the time period to complete an initial business combination, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, Boxwood’s board of directors may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying public stockholders from the trust account before addressing the claims of creditors. Boxwood cannot assure you that claims will not be brought against us for these reasons.

The ability of stockholders to exercise redemption rights with respect to a large number of shares could increase the probability that the business combination would be unsuccessful and that stockholders would have to wait for liquidation to redeem their stock.

At the time we entered into the agreements for the business combination, we did not know how many stockholders will exercise their redemption rights, and therefore we structured the business combination based on our expectations as to the number of shares that will be submitted for redemption. If a larger number of shares are submitted for redemption than we initially expected, this could lead to our failure to consummate the business combination, our failure to obtain or maintain the listing of our securities on Nasdaq or another national securities exchange, or a lack of liquidity, which could impair the Company’s ability to fund our operations and adversely affect our business, financial condition and results of operations.

The unaudited pro forma condensed combined financial information included in this proxy statement may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the business combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

The business combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

The completion of the business combination is subject to a number of conditions. The completion of the business combination is not assured and is subject to risks, including the risk that approval of the business combination by Boxwood’s stockholders is not obtained or that there are not sufficient funds in the trust account, in each case subject to certain terms specified in the Purchase Agreement (as described under “The Purchase Agreement — Conditions to the Closing of the Business Combination”), or that other closing conditions are not satisfied. If we do not complete the business combination, we could be subject to several risks, including:

•        the parties may be liable for damages to one another under the terms and conditions of the Purchase Agreement;

•        negative reactions from the financial markets, including declines in the price of Boxwood’s shares due to the fact that current prices may reflect a market assumption that the business combination will be completed; and

•        the attention of our management will have been diverted to the business combination rather than our own operations and pursuit of other opportunities that could have been beneficial to that organization.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

Our continued eligibility for listing on Nasdaq depends on a number of factors, including the number of our shares that are redeemed in connection with the vote at the special meeting to approve the business combination and our having a minimum level of stockholders’ equity following the Closing, among meeting other listing standards. If, after the business combination, Nasdaq delists the Class A common stock from trading on its exchange for failure to meet the listing standards, the Company and our stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for our securities;

•        a determination that our Class A common stock is a “penny stock,” which will require brokers trading in our Class A common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our Class A common stock;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

If Boxwood is not able to complete the business combination with Alas or another business combination by November 20, 2020 (or such later date as Boxwood’s stockholders may approve), Boxwood would cease all operations except for the purpose of winding up and Boxwood would redeem our public shares and liquidate the trust account, in which case our public stockholders may only receive approximately $10.00 per share and our warrants will expire worthless.

The Charter states that we must complete our initial business combination by November 20, 2020. If Boxwood has not completed the business combination with Atlas by then or another business combination by November 20, 2020 (or such later date as our stockholders may approve), Boxwood will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the trust account deposits (which interest will be net of taxes payable and less up to $100,000 to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish our public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no liquidating distributions with respect to our warrants, which will expire worthless.

Provisions in our Proposed Charter and Delaware law may have the effect of discouraging lawsuits against our directors and officers.

The Proposed Charter will require, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Charter or our bylaws, or (iv) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, the Proposed Charter will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Provisions in the Proposed Charter may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our Class A common stock and could entrench management.

The Proposed Charter will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include a staggered board of directors, the controlling provisions of the Nomination Agreement, a supermajority vote required to amend certain provisions of the Proposed Charter and the ability of the board of directors to designate the terms of, and issue new series of, preferred stock, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial statements of Boxwood present the combination of the financial information of Boxwood and Atlas Intermediate adjusted to give effect to the business combination and debt financing. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

Boxwood is a blank check company incorporated in Delaware on June 28, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses. Boxwood completed its initial public offering of units on November 20, 2018. Upon the closing of the initial public offering, $200 million ($10.00 per unit) from the net proceeds thereof was placed in a trust account and is invested in U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations until the earlier of: (i) the completion of a business combination and (ii) the redemption of Boxwood’s public shares if Boxwood is unable to complete a business combination by November 20, 2020, subject to applicable law. As of June 30, 2019, there was approximately $202,579,114 held in the trust account.

Atlas Intermediate was incorporated on January 11, 2019 and is a holding company that conducts business indirectly through its wholly-owned subsidiaries. Atlas Intermediate is owned by the Seller, which is owned by BCP Energy Services Funds, which is controlled by Bernhard Capital Partners, a services-focused private equity management firm, and Atlas Technical Consultants Management, LLC. The primary wholly-owned indirect operating subsidiaries through which Atlas conducts business are Atlas Technical Consultants LLC and its subsidiaries (“Atlas LLC”) and ATC Group Partners LLC and its subsidiaries (“ATC LLC”). Atlas LLC’s structure has been in existence since October 17, 2017 while ATC LLC’s structure has been in existence since November 13, 2015. The entities were reorganized under Atlas Intermediate in January 2019. Through these subsidiaries, Atlas Intermediate provides public and private sector clients with comprehensive support in managing large-scale infrastructure improvement programs, including environmental and geotechnical engineering services, design, program development/management, environmental consulting services, industrial hygiene, construction materials testing, due diligence and environmental health and safety training, acquisition and project control services, as well as construction engineering and inspection and materials testing.

In order to finance a portion of the Cash Consideration payable under the Purchase Agreement and the costs and expenses incurred in connection therewith, on August 12, 2019, the Company entered into the Debt Commitment Letter. The obligation of the Commitment Parties to provide the Credit Facilities is contingent on there being Available Equity of at least $100 million.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2019 assumes that the business combination and debt financing occurred on June 30, 2019. The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 and for the six months ended June 30, 2019 give pro forma effect to the business combination and debt financing as if they had been completed on January 1, 2018.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what Boxwood’s financial condition or results of operations would have been had the business combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of Boxwood. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

This information has been developed from and should be read together with Boxwood’s and Atlas’ audited and unaudited financial statements and related notes included elsewhere in this proxy statement, the sections titled “Boxwood’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Atlas’

Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement.

Under the no redemption scenario presented below, the business combination is accounted for under the scope of the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In this scenario, pursuant to ASC 805, Boxwood has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Boxwood’s stockholders having a majority of the voting power (58%) of the combined company;

•        Boxwood is transferring cash from its trust account and will be incurring liabilities to execute the business combination;

•        Boxwood has the right to nominate four out of the seven initial members who will serve on the board of directors of the combined company; and

•        Boxwood was the entity that initiated the business combination.

The preponderance of the evidence discussed above supports the conclusion that Boxwood is the accounting acquirer in the business combination. Atlas Intermediate constitutes a business in accordance with ASC 805 and the business combination constitutes a change in control. Accordingly, the business combination will be accounted for using the acquisition method.

Under the maximum redemption scenario presented below, the business combination is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. In this scenario, Atlas Intermediate has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Atlas Intermediate’s equity holders having a majority of the voting power (56%) of the combined company;

•        Atlas Intermediate comprising the ongoing operations of the combined company;

•        Atlas Intermediate is the larger entity based on historical revenues and net income; and

•        Atlas Intermediate’s senior management comprising the senior management of the combined company.

Under this method of accounting, Boxwood will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Atlas Intermediate issuing stock for the net assets of Boxwood, accompanied by a recapitalization. The net assets of Boxwood will be stated at historical cost, with no goodwill or other intangible assets recorded.

Description of the Business Combination

Pursuant to the Purchase Agreement, at the Closing, the Company will contribute cash and shares of Class B common stock to Holdings in exchange for Holdings Units. The Seller will transfer to the Buyer (i) a number of Atlas Intermediate Units equal to the product of (a) the number of Atlas Intermediate Units issued and outstanding as of the Closing multiplied by (b) the quotient of (x) the Rolled Unit Value (as defined in the Purchase Agreement) divided by (y) $617 million, in exchange for a corresponding number of Holdings Units, and an equal number of shares of Class B common stock, and (ii) the remainder of the Atlas Intermediate Units, in exchange for cash. Each share of Class B common stock entitles its holder to one vote per share but no right to dividends or distributions.

Following the Closing, the combined company will be organized in an “Up-C” structure in which the business of Atlas will be held by Holdings and will continue to operate through the subsidiaries of Atlas Intermediate, and in which the Company’s only direct assets will consist of Holdings Units. The Company is expected to own between approximately 43.6% and 74.6% of the Holdings Units and will control Holdings as the sole manager of Holdings in accordance with the terms of the Holdings LLC Agreement. Upon the Closing, the Company will change its name to “Atlas Technical Consultants, Inc.”

At the closing of the business combination, Boxwood has agreed to pay $617 million in cash and in equity in consideration for the acquisition of Atlas Intermediate. This amount will be:

(i)     increased by the amount of cash of Atlas Intermediate and its subsidiaries as of Closing;

(ii)    adjusted by the difference between the net working capital of Atlas Intermediate and its subsidiaries as of Closing and a normalized level of working capital (which could be a downward or upward adjustment);

(iii)   reduced by the amount of debt of Atlas Intermediate and its subsidiaries as of Closing; and

(iv)   reduced by the amount of unpaid transaction expenses of Atlas Intermediate and its subsidiaries as of Closing.

The purchase price paid at Closing will be based on an estimate of the amount of the foregoing adjustments and will be subject to a customary post-Closing true-up. The unaudited pro forma condensed combined financial information has been adjusted to reflect the initial estimates for the foregoing adjustments except for the working capital adjustment as the Company is assuming that amount to be zero.

Financing for the business combination and for related transaction expenses will consist of:

(i)     $200 million of proceeds from Boxwood’s IPO on deposit in the trust account (plus any interest income accrued thereon since the IPO), net of any redemptions of Boxwood’s public shares in connection with the stockholder vote to be held in connection with the transactions contemplated by the Purchase Agreement;

(ii)    up to $400 million from committed new term loan and revolving credit facilities to be provided by Macquarie Funding and Natixis; and

(iii)   $180.6 million of rollover equity under the no redemption scenario, or $197.0 million of rollover equity under the maximum redemption scenario from BCP and Atlas Intermediate’s management.

The following represents the aggregate consideration:

(in thousands)	No Redemptions	Maximum Redemptions
Net cash to the Seller(a)	$264,172	$247,818
Debt paydown and Seller expenses(a)	172,182	172,182
Cash consideration	$436,354	$420,000
Rollover equity (BCP)(b)	98,446	114,800
Rollover equity (Atlas Intermediate Management)(b)	82,200	82,200
Total estimated consideration	$617,000	$617,000

____________

(a)      As shown, a portion of the total adjusted consideration will be utilized to settle unpaid debt, unpaid pre-combination transaction costs and change in control payments under the no and max redemption scenarios.

(b)      The value of the rollover equity included in consideration is reflected at $10 per share. As the stock price is subject to change, the fair value of the consideration under no redemption may increase or decrease. A 10% increase or decrease in stock price would result in a change in estimated consideration and resulting goodwill by $18.1 million assuming no redemption and $19.7 million assuming maximum redemptions.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Boxwood’s Class A common stock:

•        Assuming No Redemptions:    This presentation assumes that no Boxwood stockholders exercise redemption rights with respect to their public shares.

•        Assuming Maximum Redemptions:    This presentation assumes that 50% of Boxwood’s public stockholders exercise redemption rights with respect to their public shares. This scenario assumes that 10,000,000 public shares are redeemed for an aggregate redemption payment of approximately $101,289,557, based on $202,579,114 in the trust and 20,000,000 public shares outstanding as of June 30, 2019. This is presented as the maximum redemptions scenario because the obligation of the Commitment Parties to provide the Credit Facilities is contingent on there being Available Equity of at least $100 million. In accordance with the Charter, a public stockholder, together with any affiliate of his or hers, or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)(3) of the

Exchange Act) will be restricted from redemption with respect to 15% or more of public shares without the Company’s prior written consent. Furthermore, in no event will the Company redeem the public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

The following summarizes the pro forma common stock shares outstanding under the two scenarios:

	Assuming No Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%
Class A Shares held by SPAC shareholders	20,000,000	46%	10,000,000	29%
Class A Shares held by SPAC founders	5,250,000	12%	5,250,000	15%
Class B Shares issued as Rollover Equity to BCP	9,844,589	23%	11,480,000	33%
Class B Shares issued as Rollover Equity to Atlas Intermediate Management	8,220,000	19%	8,220,000	23%
Closing merger shares	43,314,589	100%	34,950,000	100%

The following unaudited pro forma condensed combined balance sheet as of June 30, 2019, unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018, and unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2019 are based on the historical financial statements of Boxwood and Atlas Intermediate. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates and are described in the accompanying notes. Actual results may differ materially from the assumptions and estimates used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2019
(in thousands, dollars)

	Boxwood (Historical) (US GAAP)	Atlas Intermediate (Historical) (US GAAP)	Combined	Purchase Accounting Adjustments		Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Reversal of purchase accounting and recapitalization adjustments		Additional Pro Forma Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
ASSETS
Cash and cash equivalents	$751	$10,141	$10,892	(436,354)	(A)	$(17,600)	(D)	$751	—		16,355	(A),(N)	751
				(10,141)	(B)	202,579	(E)				(50)	(D)
						258,375	(F)				84,985	(F)
						(7,000)	(G)				(101,290)	(O)
Accounts receivable, net	—	100,997	100,997	—				100,997	—		—		100,997
Unbilled receivables	—	37,376	37,376	—		—		37,376	—		—		37,376
Prepaid expense and other current assets	201	8,476	8,677	—		—		8,677	—		—		8,677
Total current assets	952	156,990	157,942	(446,495)		436,354		147,801	—		—		147,801
Property and equipment, net	—	13,503	13,503	—		—		13,503	—		—		13,503
Intangible assets, net	—	102,300	102,300	252,700	(C)	—		355,000	(252,700)	(K)			102,300
Goodwill	—	80,352	80,352	439,944	(A)	—		155,965	(75,613)	(K)			80,352
				(111,631)	(B)
				(252,700)	(C)
				—
Marketable securities held in Trust Account	202,579	—	202,579	—		(202,579)	(E)	—	—		—		—
Security deposit	7	—	7	—		—		7	—		—		7
Other long-term assets	—	515	515	—		—		515	—		—		515
Total assets	$203,538	$353,660	$557,198	$(118,182)		$233,775		$672,791	$(328,313)		$—		$344,478
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$161	$24,062	$24,223	$—		$150	(H)	24,373	—		$—		$24,373
Accrued liabilities	—	11,381	11,381	(475)	(A)			10,906	—		—		10,906
Current maturities of long-term debt	—	11,190	11,190	(11,190)	(A)	2,700	(F)	2,700	—		200	(F)	2,900
Other current liabilities	—	13,828	13,828	—		—		13,828	—		—		13,828
Income taxes payable	341	—	341	—		—		341	—		—		341
Total current liabilities	502	60,461	60,963	(11,665)		2,850		52,148	—		200		52,348
Long-term debt, net of current maturities and loan costs	—	163,696	163,696	(163,337)	(A)	255,675	(F)	256,034	—		84,785	(F)	340,819
Deferred underwriting fees	7,000	—	7,000	—		(7,000)	(G)	—	—		—		—
Other long-term liabilities	—	5,677	5,677	—		—		5,677	—		—		5,677
Total liabilities	7,502	229,834	237,336	(175,002)		251,525		313,859	—		84,985		398,844

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2019 (continued)
(in thousands, dollars)

	Boxwood (Historical) (US GAAP)	Atlas Intermediate (Historical) (US GAAP)	Combined	Purchase Accounting Adjustments		Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Reversal of purchase accounting and recapitalization adjustments		Additional Pro Forma Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Commitments
Common stock subject to possible redemption	$191,036	—	$191,036	—		$(191,036)	(I)	—	—		—		—
Stockholders’ Equity
Preferred stock	—	—	—	—		—		—	—		—		—
Class A common stock	—	—	—			2	(I)	3	—		(1)	(O)	2
						1	(J)
Class B common stock				18	(A)			18			2	(A),(N)	20
Class F common stock	1	—	1	—		(1)	(J)	—	—		—		—
Additional paid in capital	3,290	—	3,290	180,628	(A)	191,034	(I)	225,257	1,709	(M)	16,353	(A),(N)	—
						(149,695)	(Q)		123,826	(L)	(101,289)	(O)
									(452,139)	(K)	5,944	(P)
											180,339	(Q)
Retained earnings	1,709	—	1,709			(17,600)	(D)	(16,041)	(1,709)	(M)	(50)	(D)	(23,744)
						(150)	(H)				(5,944)	(P)
Non-controlling interest	—	—	—	—		149,695	(Q)	149,695	—		(180,339)	(Q)	(30,644)
Total stockholders’ equity	5,000	—	5,000	180,646		173,286		358,932	(328,313)		(84,985)		(54,366)
Members’ Capital	—	123,826	123,826	(2,054)	(A)	—		—	123,826	(K)			—
				(121,772)	(B)				(123,826)	(L)
Total equity	5,000	123,826	128,826	56,820		173,286		358,932	(328,313)		(84,985)		(54,366)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$203,538	$353,660	$557,198	$(118,182)		$233,775		$672,791	$(328,313)		$—		$344,478

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2019
(in thousands, except share and per share data)

	Boxwood (Historical) (US GAAP)	Atlas Intermediate (Historical) (US GAAP)	Combined	Purchase Accounting Adjustments		Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)		Reversal of purchase accounting and recapitalization adjustments		Additional Pro Forma Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Revenues	$—	$229,280	$229,280	$—		$—		$229,280		$—		$—		$229,280
Cost of revenues	—	125,624	125,624	—		—		125,624		—		—		125,624
Gross profit	—	103,656	103,656	—		—		103,656		—		—		103,656
Operating expense (income), net	432	92,105	92,537	19,630	(AA)	(941)	(BB)	111,376		(19,630)	(EE)	—		91,746
						150	(FF)
Total operating expenses (income)	432	92,105	92,537	19,630		(791)		111,376		(19,630)		—		91,746
Operating income (loss)	(432)	11,551	11,119	(19,630)		791		(7,720)		19,630		—		11,910
Interest expense	—	5,534	5,534	—		3,999	(CC)	9,533		—		5,187	(CC)	14,720
Interest income	(2,232)	—	(2,232)	—		2,232	(DD)	—		—		—		—
Other expense (income), net	—	782	782	—		—		782		—		—		782
Income (loss) before provision for income taxes	1,800	5,235	7,035	(19,630)		(5,440)		(18,035)		19,630		(5,187)		(3,592)
Provision for income taxes (benefit)	378	159	537	—		(3,271)	(GG)	(2,734)		—		2,326	(GG)	(408)
Net income (loss) from continuing operations	1,422	5,076	6,498	(19,630)		(2,169)		(15,301)		19,630		(7,513)		(3,184)
Net income (loss) from continuing operations attributable to non-controlling interest	—	—	—	—		—		(7,521)	(HH)	—		5,497	(HH)	(2,024)
Net income (loss) from continuing operations attributable to class A shareholders	$1,422	$5,076	$6,498	$(19,630)		$(2,169)		$(7,780)		$19,630		$(13,010)		$(1,160)
Net Income (loss) per share – basic and diluted
Net Income (loss)/Net Income (loss) from continuing operations per share Class A	$(0.04)							$(0.31)						$(0.08)
Weighted average shares outstanding – Class A	6,330,561							25,250,000						15,250,000

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2018
(in thousands, except share and per share data)

	Boxwood (Historical) (US GAAP)	Atlas Intermediate (Historical) (US GAAP)	Combined	Purchase Accounting Adjustments		Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)		Reversal of purchase accounting and recapitalization adjustments		Additional Pro Forma Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Revenues	$—	$426,439	$426,439	$—		$—		$426,439		$—		$—		$426,439
Cost of revenues	—	249,504	249,504	—		—		249,504		—		—		249,504
Gross profit	—	176,935	176,935	—		—		176,935		—		—		176,935
Operating expense (income), net	106	157,459	157,565	40,408	(AA)	150	(FF)	198,123		(40,408)	(EE)	—		157,715
Total operating expenses (income)	106	157,459	157,565	40,408		150		198,123		(40,408)		—		157,715
Operating income (loss)	(106)	19,476	19,370	(40,408)		(150)		(21,188)		40,408		—		19,220
Interest expense	—	6,787	6,787	—		12,466	(CC)	19,253		—		10,423	(CC)	29,676
Interest income	(472)	—	(472)	—		472	(DD)	—		—		—		—
Other expense (income), net	—	(96)	(96)	—		—		(96)		—		—		(96)
Income (loss) before provision for income taxes	366	12,785	13,151	(40,408)		(13,088)		(40,345)		40,408		(10,423)		(10,360)
Provision for income taxes (benefit)	78	347	425	—		(6,540)	(GG)	(6,115)		—		4,940	(GG)	(1,175)
Net income (loss) from continuing operations	288	12,438	12,726	(40,408)		(6,548)		(34,230)		40,408		(15,363)		(9,185)
Net income (loss) from continuing operations attributable to non-controlling interest	—	—	—	—		—		(16,826)	(HH)	—		10,987	(HH)	(5,839)
Net income (loss) from continuing operations attributable to class A shareholders	$288	$12,438	$12,726	$(40,408)		$(6,548)		$(17,404)		$40,408		$(26,350)		$(3,346)
Net Income (loss) per share – basic and diluted
Net Income (loss)/Net Income (loss) from continuing operations per share Class A	$(0.01)							$(0.69)						$(0.22)
Weighted average shares outstanding – Class A	6,240,480							25,250,000						15,250,000

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

Under the no redemption scenario, the unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with ASC 805, with Boxwood as the accounting acquirer, using the fair value concepts defined in the Financial Accounting Standards Board’s ASC Topic 820, Fair Value Measurement, and based on the historical financial statements of Boxwood and Atlas Intermediate.

Under the maximum redemption scenario, the business combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Boxwood will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Atlas Intermediate issuing stock for the net assets of Boxwood, accompanied by a recapitalization. The net assets of Boxwood will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of June 30, 2019 assumes that the business combination and debt financing occurred on June 30, 2019. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2018 and for the six months ended June 30, 2019 give pro forma effect to the business combination and debt financing as if they had been completed on January 1, 2018.

The unaudited pro forma condensed combined balance sheet as of June 30, 2019 has been prepared using, and should be read in conjunction with, the following:

•        the unaudited condensed balance sheet of Boxwood as of June 30, 2019 included elsewhere in this proxy statement; and

•        the unaudited condensed consolidated and combined balance sheet of Atlas Intermediate Holdings LLC and ATC Group Partners LLC as of June 30, 2019 and the related notes, included elsewhere in this proxy statement.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2019 has been prepared using, and should be read in conjunction with, the following:

•        the unaudited condensed statement of operations of Boxwood for the six months ended June 30, 2019 and the related notes, included elsewhere in this proxy statement; and

•        the unaudited condensed consolidated and combined statement of operations of Atlas Intermediate Holdings LLC and ATC Group Partners LLC for the six months ended June 30, 2019 and the related notes, included elsewhere in this proxy statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 has been prepared using, and should be read in conjunction with, the following:

•        the audited statement of operations of Boxwood for the year ended December 31, 2018 and the related notes, included elsewhere in this proxy statement; and

•        the audited combined statement of operations of Atlas Intermediate Holdings LLC and ATC Group Partners LLC for the year ended December 31, 2018 and the related notes, included elsewhere in this proxy statement.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the business combination.

The pro forma adjustments reflecting the consummation of the business combination and debt financing are based on certain currently available information and certain assumptions and methodologies that Boxwood believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Boxwood believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the business combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the business combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Boxwood and Atlas Intermediate.

2. Accounting Policies

Upon consummation of the business combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Boxwood. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the business combination and has been prepared for informational purposes only.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the business combination, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the post-combination company. Boxwood and Atlas Intermediate have not had any historical relationship prior to the business combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Boxwood’s shares outstanding, assuming the business combination occurred on January 1, 2018.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2019 are as follows:

(A)    Reflects consideration of $436.4 million of cash and 18.1 million shares of Class B common stock, valued at $10.0 per share assuming no redemptions, and $420.0 million of cash and 19.7 million shares of Class B common stock, valued at $10.00 per share assuming maximum redemptions. Of the total consideration amount, $176.6 million was utilized to extinguish debt of Atlas Intermediate, $3.6 million was used to repay unpaid pre-combination transaction costs incurred by Atlas Intermediate as of closing, and $2.2 million was used to settle the amounts owed to certain Atlas executives for a change of control provision within their Class A

Unit Award Agreements. Under the no redemption scenario, the residual amount of consideration allocated to Goodwill was calculated as follows:

Allocation of consideration	Amount
(in thousands)
Total Consideration	$617,000
Cash and cash equivalents	—
Accounts receivable, net	100,997
Unbilled receivables	37,376
Prepaid expense and other current assets	8,476
Property and equipment, net	13,503
Intangible assets, net	355,000
Other long-term assets	515
Total identifiable assets acquired	515,867
Accounts payable and accrued expenses	24,062
Accrued liabilities	10,906
Other current liabilities	13,828
Long-term debt, net of current maturities and loan costs	359
Other long-term liabilities	5,677
Net identifiable liabilities acquired	54,832
Non-controlling interest
Goodwill	$155,965

(B)    Represents the elimination of Atlas Intermediate’s historical equity under the no redemption scenario.

(C)    Represents the adjustments to intangible assets to reflect the preliminary fair market value. Adjustments to intangible assets were calculated as follows:

(in thousands)	Preliminary Fair Value	Remaining Useful Lives
Trade names	$62,500	7 Years
Customer relationships	215,000	11 Years
Backlog	77,500	3 Years
Total Preliminary Fair Value	355,000
Carrying Value as of 6/30/2019	102,300
Adjustment amount	$252,700

The preliminary fair values for the trade names, customer relationships, and backlog, and the preliminary estimates of remaining useful lives for the intangible assets were determined using publicly available benchmarking information, including market transactions of varying degrees of comparability, as well as a variety of other company specific assumptions, including market participant assumptions.

These preliminary estimates of fair value and estimated useful lives may differ from final amounts Boxwood will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial information, including increases or decreases to the expected amortization expense.

(D)    Reflects the payment of $36.2 million and $39.0 million of transaction costs assuming no redemptions and maximum redemptions, respectively, expected to be incurred by Boxwood in relation to the business combination. Under the no redemption scenario, transaction costs include: (a) $7.0 million of deferred underwriter’s fees incurred during Boxwood’s initial public offering described in note 2(G), (b) $11.6 million of deferred financing fees related to the new debt financing described in Note 2(F), and $17.6 million of other expenses related to banking, legal, accounting, and advisory fees. Under the maximum redemption scenario, deferred financing costs increases by $2.7 (from $11.6 million to $14.3 million as described in note 2(F)) and other transaction expenses increases by $50,000.

(E)    Reflects the reclassification of $202.6 million of cash and marketable securities held in the trust account that becomes available to fund the business combination.

(F)    Reflects cash proceeds from borrowing and the issuance of new debt financing to fund the consideration as part of the business combination, net of $11.6 million and $14.3 million of deferred financing costs assuming no redemptions and assuming maximum redemptions, respectively.

(G)   Reflects settlement of deferred underwriter fees incurred during Boxwood’s initial public offering due upon completion of the business combination.

(H)   Reflects increase in annual compensation pursuant to a new employment agreement executed with a key executive in connection with the business combination.

(I)     Reflects reclassification of $191.0 million of common stock subject to possible redemption to permanent equity.

(J)    Reflects the conversion of Class F common stock to Class A common stock. In connection with the closing, all shares of Class F common stock will convert into shares of Class A common stock.

(K)   Represents the reversal of fair value adjustments in the no redemption scenario in order to depict the reverse recapitalization with Atlas Intermediate as the accounting acquirer under the maximum redemption scenario.

(L)     Represents the recapitalization of common stock of Atlas Intermediate under the maximum redemption scenario.

(M)   Reflects the reclassification of Boxwood’s historical retained earnings under the maximum redemption scenario for the recapitalization.

(N)    Reflects the additional issuance of Class B common stock pursuant to the Purchase Agreement. See Note 2(A).

(O)   Reflects the maximum redemption of 10,000,000 Boxwood public shares for approximately $101.3 million allocated to common stock and additional paid-in capital using par value $0.0001 per share and at a redemption price of $10.13 per share.

(P)    Reflects the reclassification of net negative balance from additional paid-in capital to retained earnings.

(Q)   Reflects the 42% and 56% of interests related to the Class B stockholders under the no and max redemption scenarios.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2018 and for the six months ended June 30, 2019 are as follows:

(AA) Reflects the incremental amortization expense recorded as a result of the fair value adjustment for intangible assets acquired in the business combination under the no redemption scenario.

(BB) Reflects elimination of transaction related costs incurred and recorded by Atlas Intermediate.

(CC) Reflects the elimination of interest expense on the historical debt that is settled, and additional interest expense as a result of the debt financing, which was calculated based on the following:

(in thousands)	First Lien Term Facility	First Lien Revolving Facility	Second Lien Term Facility
No Redemption Scenario
Amount utilized	$270,000	$—
Stated Rate(1)	6.65%	6.65%
Term	7 Years	5 Years
Effective Rate	7.21%	N/A
Maximum Redemption Scenario
Amount utilized	$290,000	$—	$67,662
Stated Rate(1)	7.15%	7.15%	11.15%
Term	7 Years	5 Years	8 Years
Effective Rate	7.70%	N/A	11.90%

____________

(1)      The First Lien Term Facility and First Lien Revolving Facility accrue interest at a rate of LIBOR plus 4.25% under no redemption and 4.75% under maximum redemption. The Second Lien Facility accrues interest at a rate of LIBOR plus

8.25% under no redemption and 8.75% under maximum redemption. The stated interest rate noted above is based on 1 month LIBOR rates as of June 28, 2019 (2.40%). For the six months ended June 30, 2019, an increase or decrease in the LIBOR rates of 0.125% would result in a change in interest expense of approximately $200,000 for both the no redemption and maximum redemption scenarios. For the year ended December 31, 2018, an increase or decrease in the LIBOR rates of 0.125% would result in a change in interest expense of approximately $300,000 for the no redemption scenario and $400,000 for the maximum redemption scenario.

(DD) Elimination of interest income on the trust account.

(EE) Represents the reversal of amortization generated from the business combination in the min redemption scenario in order to depict a reverse recapitalization with Atlas Intermediate as the accounting acquirer under the maximum redemption scenario.

(FF)  Reflects increase in annual compensation pursuant to a new employment agreement executed with a key executive in connection with the business combination.

(GG)Reflects adjustments to income tax expense as a result of the tax impact on the pro forma adjustments to income attributable to Class A stockholders at the estimated statutory tax rate of 26%. Income attributable to non-controlling interests is not subject to taxes.

(HH)Reflects the 42% and 56% of interests related to the Class B stockholders under the no and max redemption scenarios.

4. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the business combination, assuming the shares were outstanding since January 1, 2018. As the business combination and related proposed equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the business combination have been outstanding for the entire periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods. The denominator for loss per share excludes the Class B common stock to be issued to Atlas Intermediate as part of consideration as the Class B common stock entitles its holder to one vote per share but no right to dividends, distributions, or other economic rights.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the year ended December 31, 2018 and for the six months ended June 30, 2019:

(dollars in thousands, except per share amounts)	Six Months Ended June 30, 2019		Year Ended December 31, 2018
	No Redemptions	Maximum Redemptions	No Redemptions	Maximum Redemptions
Pro forma net loss from continuing operations attributable to class A shareholders	$(7,780)	$(1,160)	$(17,404)	$(3,346)
Basic weighted average shares outstanding Class A	25,250,000	15,250,000	25,250,000	15,250,000
Net loss from continuing operations per share Class A – Basic and Diluted(1)(2)	$(0.31)	$(0.08)	$(0.69)	$(0.22)

____________

(1)      For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all outstanding warrants sold in Boxwood’s initial public offering and concurrent private placement to purchase 23,750,000 shares of Class A common stock are exchanged to Class A common stock. However, since this results in anti-dilution, the effect of such exchange was not included in calculation of diluted earnings per share.

(2)      Class B common stock of the Company is newly-created, voting, and non-economic. Each share of Class B common stock entitles its holder to one vote per share but no right to dividends or distributions. Therefore, net loss per continuing operations per share is only calculated for Class A common stock.

CAPITALIZATION

The following table sets forth:

•        the capitalization of Boxwood on an unaudited, historical basis as of June 30, 2019; and

•        the capitalization of Boxwood on a pro forma basis as of June 30, 2019 after giving effect to the business combination and assuming (i) that no shares of Class A common stock are redeemed and (ii) that 10,000,000 shares of Class A common stock are redeemed.

For more information, please refer to the historical financial statements of each of Boxwood and Atlas Intermediate and the related notes included elsewhere in this proxy statement, as well as the section entitled “Unaudited Pro Forma Condensed Consolidated Combined Financial Information.”

(dollars in thousands)		Pro Forma
	Actual	Assuming No Redemptions	Assuming Maximum Redemptions
Cash and cash equivalents	$751	$751	$751
Investment held in Trust Account	$202,579	$—	$—
Debt
Deferred underwriting fees	$7,000	$—	$—
Long-term debt, net of current maturities and loan costs	—	256,034	340,819
Total debt	$7,000	$256,034	$340,819
Commitments
Common stock subject to possible redemption	$191,036	$—	$—
Shareholders Equity
Preferred stock	$—	$—	$—
Class A common stock	—	3	2
Class B common stock	—	18	20
Class F common stock	1	—	—
Additional paid in capital	3,290	225,257	—
Retained earnings	1,709	(16,041)	(23,744)
Total shareholders’ equity	$5,000	$209,237	$(23,722)
Non-controlling interest	—	149,695	(30,644)
Total equity	$5,000	$358,932	$(54,366)
Total capitalization	$203,036	$614,966	$286,453

SPECIAL MEETING

General

Boxwood is furnishing this proxy statement to Boxwood’s stockholders as part of the solicitation of proxies by Boxwood’s board of directors for use at the special meeting to be held on               , 2019, and at any adjournments or postponements thereof. This proxy statement is first being furnished to Boxwood’s stockholders on or about         , 2019 in connection with the vote on the proposals described in this proxy statement. This proxy statement provides Boxwood’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting will be held on               , 2019, at         , at         .

Purpose of the Special Meeting

At the special meeting, Boxwood is asking holders of shares of Boxwood common stock to vote on proposals to:

(a)     Proposal No. 1 — The Business Combination Proposal — approve and adopt the Purchase Agreement, by and among Boxwood, Atlas Intermediate and the Seller, which provides for, among other things, the purchase by the Buyer from the Seller of all of its issued and outstanding Atlas Intermediate Units, with the Continuing Members receiving cash and a number of Holdings Units and a corresponding number of shares of Class B common stock, as described below, on the terms and conditions set forth in the Purchase Agreement;

(b)    Proposal No. 2 — The Charter Amendment Proposal — approve and adopt, assuming the business combination proposal is approved and adopted, the Proposed Charter, which, if approved, would take effect upon the Closing;

(c)     The Advisory Charter Proposals — approve and adopt, on a non-binding advisory basis in accordance with SEC requirements, amendments to the Charter as reflected in the Proposed Charter, which, if the charter amendment proposal is approved, would take effect upon the Closing, including five sub-proposals:

(1)    Proposal No. 3 — Advisory Charter Proposal A — authorize an additional 200,000,000 shares of common stock, which would consist of (i) increasing the number of shares of Class A common stock from 250,000,000 shares to 400,000,000 shares, (ii) establishing 100,000,000 shares of a newly designated class of Class B common stock in order to provide for our “Up-C” structure, which will permit the Continuing Members to hold their Holdings Units in a tax-efficient manner, and (iii) eliminating the 50,000,000 shares of Class F common stock;

(2)    Proposal No. 4 — Advisory Charter Proposal B — change the stockholder vote required to amend certain provisions of the Proposed Charter and the Company’s bylaws;

(3)    Proposal No. 5 — Advisory Charter Proposal C — clarify that the current exclusive forum provision in the Charter adopting Delaware as the exclusive forum for certain stockholder litigation does not apply to claims (i) arising under the Securities Act, as to which the Court of Chancery of the State of Delaware and the federal district court for the District of Delaware have concurrent jurisdiction under Section 22 of the Securities Act, or (ii) brought to enforce a duty or liability created by the Exchange Act, as to which the federal courts have exclusive jurisdiction under Section 27 of the Exchange Act;

(4)    Proposal No. 6 — Advisory Charter Proposal D — provide that certain amendments to and actions under the Proposed Charter are subject to the Nomination Agreement; and

(5)    Proposal No. 7 — Advisory Charter Proposal E — provide for certain additional changes, including, among other things, (i) changing the post-business combination company’s corporate name from “Boxwood Merger Corp.” to “Atlas Technical Consultants, Inc.” and making the Company’s corporate existence perpetual and (ii) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination, all of which our board of directors believes are necessary to adequately address the needs of the post-business combination Company.

(d)    Proposal No. 8 — The Nasdaq Proposal — approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for the purposes of complying with the applicable listing rules of Nasdaq, the issuance of more than 20% of our issued and outstanding common stock pursuant to the terms of the Purchase Agreement;

(e)     Proposal No. 9 — The Director Election Proposal — elect, assuming the condition precedent proposals are approved and adopted, seven directors to serve staggered terms on our board of directors until the 2020, 2021 and 2022 annual meeting of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal;

(f)     Proposal No. 10 — The Incentive Plan Proposal — approve and adopt, assuming the condition precedent proposals are approved and adopted, the Atlas Technical Consultants, Inc. 2019 Omnibus Incentive Plan, a copy of which is attached to the accompanying proxy statement as Annex C; and

(g)    Proposal No. 11 — The Adjournment Proposal — approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals.

Recommendation of the Board of Directors

Boxwood’s board of directors has unanimously determined that the business combination proposal is in the best interests of Boxwood and our stockholders, has unanimously approved the business combination proposal, and unanimously recommends that stockholders vote “FOR” the business combination proposal, “FOR” the charter amendment proposal, “FOR” each of the separate advisory charter proposals, “FOR” the Nasdaq proposal, “FOR” each of the director nominees set forth in the director election proposal, “FOR” the incentive plan proposal and “FOR” the adjournment proposal, in each case, if presented to the special meeting.

The existence of financial and personal interests of Boxwood’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Boxwood and our stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

Record Date; Who is Entitled to Vote

We have fixed the close of business on               , 2019, as the “record date” for determining the stockholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on         , 2019, there were 25,250,000 shares of Boxwood common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote per share at the special meeting.

Our initial stockholders and our other officers and directors at the time of the IPO entered into a letter agreement to vote their founder shares, private placement shares as well as any public shares purchased during or after the IPO, in favor of the business combination proposal and for all other proposals presented to Boxwood’s stockholders in this proxy statement. In addition, concurrently with the entry into the Purchase Agreement, the Sponsor, MIHI Boxwood Sponsor, LLC, MIHI LLC, Boxwood Management Company, LLC, and the Company’s officers and directors entered into the Support Agreement with the Seller, pursuant to which the Sponsor, MIHI Boxwood Sponsor, LLC, MIHI LLC, Boxwood Management Company, LLC, and the Company’s officers and directors agreed, among other things, to vote all of their shares of common stock held or subsequently acquired by them in favor of the approval of the business combination. As of the date hereof, our initial stockholders own approximately 20.8% of our total outstanding shares of Boxwood common stock.

Quorum

The presence, in person or by proxy, of stockholders holding a majority of the shares entitled to vote at the special meeting constitutes a quorum at the special meeting.

Abstentions and Broker Non-Votes

A stockholder’s failure to vote by proxy or to vote in person at the special meeting will not be counted towards the number of shares of common stock required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on any of the proposals other than the charter amendment proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the vote on any of the proposals except for the charter amendment proposal. Failure to vote by proxy or to vote in person or an abstention from voting on the charter amendment proposal will have the same effective as a vote “AGAINST” the charter amendment proposal.

In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on “routine” matters, but not on any “non-routine” matters, like the business combination proposal.

Vote Required for Approval

Approval of the business combination proposal, each of the advisory charter proposals, the Nasdaq proposal, the incentive plan proposal and the adjournment proposal requires the affirmative vote of holders of a majority of the shares of Class A common stock and Class F common stock cast by Boxwood’s stockholders present in person or by proxy at the special meeting and entitled to vote thereon, voting as a single class. Approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A common stock and Class F common stock entitled to vote thereon at the special meeting, voting as a single class. The election of the director nominees pursuant to the director election proposal requires the affirmative vote of the holders of a plurality of the shares of Class A common stock and Class F common stock cast by Boxwood’s stockholders present in person or by proxy at the special meeting and entitled to vote thereon, voting as a single class.

Under the Purchase Agreement, the approval of each of the condition precedent proposals is a condition to the consummation of the business combination. The adoption of each condition precedent proposal is conditioned on the approval of all of the condition precedent proposals. The director election proposal, the advisory charter proposals, the incentive plan proposal are conditioned on the approval of all of the condition precedent proposals, and each of the advisory charter proposals and the adjournment proposal are not conditioned on the approval of any other proposal. If our stockholders do not approve each of the condition precedent proposals, the business combination may not be consummated.

Voting Your Shares

Each share of common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Boxwood common stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your shares of Boxwood common stock at the special meeting:

•        You Can Vote by Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Boxwood’s board “FOR” the business combination proposal, “FOR” the charter amendment proposal, “FOR” each of the separate advisory charter proposals, “FOR” the Nasdaq proposal, “FOR” each of the director nominees set forth in the director election proposal, “FOR” the incentive plan proposal and “FOR” the adjournment proposal, in each case, if presented to the special meeting. Votes received after a matter has been voted upon at the special meeting will not be counted.

•        You Can Attend the Special meeting and Vote in Person.    You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way Boxwood can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify David Lee, Boxwood’s General Counsel and Secretary, in writing before the special meeting that you have revoked your proxy; or

•        you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of common stock, you may call Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing BWMC.info@morrowsodali.com.

Vote of Boxwood’s Sponsor, Directors and Officers

Boxwood entered into agreements with our initial stockholders, directors and officers, pursuant to which each agreed to vote any shares of Boxwood common stock owned by them in favor of an initial business combination.

These agreements apply to Boxwood’s initial stockholders, including the Sponsor, as it relates to the founder shares and the requirement to vote all of the founder shares in favor of the business combination proposal and for all other proposals presented to our stockholders in this proxy statement.

Our initial stockholders, directors and officers have waived any redemption rights, including with respect to any shares of Boxwood purchased in Boxwood’s initial public offering or in the aftermarket, in connection with business combination. The founder shares held by our initial stockholders have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us by November 20, 2020. However, our initial stockholders are entitled to redemption rights upon our liquidation with respect to any public shares they may own.

Redemption Rights

Public stockholders may seek to redeem the public shares that they hold, regardless of whether they vote for the proposed business combination, against the proposed business combination or do not vote in relation to the proposed business combination. Any public stockholder may request redemption of their public shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the business combination, including interest earned on the funds held in the trust account (net of taxes payable), divided by the number of then outstanding public shares. If a holder properly seeks redemption as described in this section and the business combination is consummated, the holder will no longer own these shares following the business combination.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

Boxwood’s initial stockholders will not have redemption rights with respect to any shares of Boxwood common stock owned by them, directly or indirectly.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to          Eastern Time, on               , 2019 (two business days prior to the vote at the special meeting) (a) submit a written request to the transfer agent that the Company redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed business combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so.

Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that Boxwood instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.

If the business combination is not approved or completed for any reason, then Boxwood’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, Boxwood will promptly return any shares previously delivered by public holders.

The closing price of shares of Boxwood common stock on August 15, 2019 was $10.04. For illustrative purposes, the cash held in the trust account on August 15, 2019 was approximately $202.9 million or approximately $10.15 per public share. Prior to exercising redemption rights, stockholders should verify the market price of shares of Boxwood common stock as they may receive higher proceeds from the sale of their shares of Boxwood common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Boxwood cannot assure our stockholders that they will be able to sell their shares of Boxwood common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our securities when our stockholders wish to sell their shares.

If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem the public shares you hold, no later than the close of the vote on the business combination proposal, and deliver your public shares (either physically or electronically) to the transfer agent, prior to          Eastern Time, on               , 2019 (two business days prior to the vote at the special meeting), and the business combination is consummated.

In order for public stockholders to exercise their redemption rights in respect of the proposed business combination, public stockholders must properly exercise their right to redeem the public shares they hold no later than the close of the vote on the business combination proposal and deliver their public shares (either physically or electronically) to the transfer agent, prior to          Eastern Time, on               , 2019 (two business days prior to the vote at the special meeting). Immediately following the consummation of the business combination, the Company will pay public stockholders who properly exercised their redemption rights in respect of their public shares.

Appraisal Rights

Neither Boxwood stockholders nor Boxwood warrant holders have appraisal rights in connection with the business combination under the DGCL.

Proxy Solicitation Costs

Boxwood is soliciting proxies on behalf of our board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Boxwood and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Boxwood will bear the cost of the solicitation.

Boxwood has hired Morrow Sodali LLC to assist in the proxy solicitation process. Boxwood will pay that firm a fee of $35,000 plus disbursements. Such fee will be paid with non-trust account funds.

Boxwood will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Boxwood will reimburse them for their reasonable expenses.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Boxwood or our securities, the Boxwood initial stockholders, Atlas and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Boxwood common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the special meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the business combination. This may result in the completion of our business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on shares of Boxwood common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Boxwood will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the special meeting or the amount of Available Equity. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to approve and adopt the Purchase Agreement and the transactions contemplated thereby. Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Purchase Agreement, which is attached as Annex A to this proxy statement. Please see the subsection entitled “The Purchase Agreement” below, for additional information and a summary of certain terms of the Purchase Agreement. You are urged to read carefully the Purchase Agreement in its entirety before voting on this proposal.

Because we are holding a stockholder vote on the business combination, we may consummate the business combination only if it is approved by the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class F common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class.

The Purchase Agreement

This section describes the material provisions of the Purchase Agreement, but does not purport to describe all of the terms of the Purchase Agreement. The following summary is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Purchase Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the business combination.

The Purchase Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Purchase Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Purchase Agreement.

General; Structure of the Business Combination

On August 12, 2019, Boxwood, Holdings and the Buyer entered into the Purchase Agreement with Atlas Intermediate and the Seller, pursuant to which the Buyer will acquire from the Seller all of the Atlas Intermediate Units.

Pursuant to the Purchase Agreement, at the Closing, we will contribute cash and shares of Class B common stock to Holdings in exchange for the Holdings Units. The Seller will transfer to the Buyer (i) a number of Atlas Intermediate Units equal to the product of (a) the number of Atlas Intermediate Units issued and outstanding as of the Closing multiplied by (b) the quotient of (x) the Rolled Unit Value (as defined in the Purchase Agreement) divided by (y) $617 million, in exchange for a corresponding number of Holdings Units, and an equal number of shares of Class B common stock, and (ii) the remainder of the Atlas Intermediate Units, in exchange for cash. Each share of Class B common stock entitles its holder to one vote per share but no right to dividends or distributions.

Following the Closing, the combined company will be organized in an “Up-C” structure in which the business of Atlas will be held by Holdings and will continue to operate through the subsidiaries of Atlas Intermediate, and in which the Company’s only direct assets will consist of Holdings Units. The Company is expected to own between approximately 43.6% and 74.6% of the Holdings Units and will control Holdings as the sole manager of Holdings in accordance with the terms of the Holdings LLC Agreement. Upon the Closing, the Company will change its name to “Atlas Technical Consultants, Inc.”

Post-Business Combination Ownership Structure

We anticipate that, upon completion of the business combination, the ownership interests in the Company will be as set forth in the table below.

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares(1)
Boxwood’s Public Stockholders	46.2%	28.6%
Initial Stockholders	12.1%	15.0%
BCP Energy Services Funds	22.7%	32.9%
Atlas Management	19.0%	23.5%

____________

(1)      Assumes that holders of 10,000,000 shares of Class A common stock exercise their redemption rights.

The ownership percentages set forth above were calculated based on the amounts set forth in the sources and uses table on pages 34 and 102 of this proxy statement and do not take into account (a) warrants that will remain outstanding immediately following the business combination and may be exercised thereafter (commencing 30 days after the closing of the business combination) or (b) the issuance of any shares upon completion of the business combination under the Incentive Plan, a copy of which is attached to this proxy statement as Annex C, but does include the founder shares, which, on the effective date of the business combination, will convert into shares of Class A common stock in accordance with the terms of the Charter on a one-for-one basis, subject to adjustment. If the actual facts are different than the assumptions set forth above, the percentage ownership numbers set forth above will be different.

For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” In addition, following the business combination, the ownership of Boxwood and Atlas will change based on the exercise of the rights set forth in the Holdings LLC Agreement. For additional information on the Holdings LLC Agreement, please see the section entitled “Related Agreements — Holdings LLC Agreement” below.

Consideration to be Received in the Business Combination

Pursuant to the Purchase Agreement, the purchase price to be paid by the Buyer is $617 million, subject to customary adjustments contained in the Purchase Agreement for closing cash, closing working capital, closing indebtedness and Seller transaction expenses. Of this amount, subject to the terms and conditions set forth in the Purchase Agreement, the Buyer will pay off the existing net debt of the Seller which is anticipated to be approximately $160 million, and the Seller will receive aggregate consideration of $457 million (inclusive of the Seller’s transactions fees), which will consist of (i) between $260 million and $337 million of cash and (ii)(a) between $120 million and $197 million of Rollover Units, and (b) Class B common stock. For each Holdings Unit received by the Seller as consideration, the Company will issue to the Seller one share of Class B common stock. The final amount of cash and the value of the Rollover Units and Class B common stock are dependent on the amount of money remaining in our trust account following any redemptions of the Class A common stock and the amount of Available Equity. For more details on the determination of the mix of cash and equity to be paid to the Seller, see the subsection titled “Debt Financing” below.

Each Rollover Unit received by the Continuing Members, together with one share of Class B common stock, will be redeemable, subject to certain conditions, for either one share of Class A common stock, or, at the Company’s election, the cash equivalent to the market value of one share of Class A common stock, pursuant to and in accordance with the terms of the Holdings LLC Agreement.

If following the final determination of the closing cash, closing working capital, closing indebtedness and Seller transaction expenses, the purchase price paid by the Buyer at closing is less than the final purchase price (as determined based on the final determination of closing cash, closing working capital, closing indebtedness and Seller transaction expenses), the Company will contribute to Holdings and cause Holdings to pay the excess amount owed.

If, following the final determination of the closing cash, closing working capital, closing indebtedness and Seller transaction expenses, the purchase price paid by the Buyer at closing is greater than the final purchase price (as determined based on the final determination of closing cash, closing working capital, closing indebtedness and Seller transaction expenses), at the election of the Seller in its sole discretion, the Seller may either (i) surrender, for no additional consideration, a number of both Rollover Units and shares of Class B common stock (subject to equitable adjustment for any split, dividend, distribution, combination, reclassification, reorganization, recapitalization or similar) equal to the quotient of (A) the difference between the purchase price paid at closing and the final purchase price divided by (B) the Common Stock Price (as defined in the Purchase Agreement) or (ii) pay, or cause to be paid in cash, to Holdings, and Holdings will distribute to the Company, the difference between the purchase price paid at closing and the final purchase price.

Closing Funding

At the Closing and following the delivery and payments described in the below subsection entitled “Trust Account,” the Company will disburse all remaining amounts then available in the trust account and the proceeds of the debt financing described under “Debt Financing” below and any equity financing received in connection with the business combination for the following purpose and in the following order of priority (to the extent such proceeds are available):

•        first, the repayment of the indebtedness for borrowed money of Atlas Intermediate pursuant to payoff letters delivered prior to Closing;

•        second, the payment of the estimated transaction expenses of the Seller;

•        third, the payment of expenses incurred by the Company in connection with the business combination including any deferred underwriting fees and other deferred fees arising from or incurred in connection with the Company’s initial public offering to the extent actually due and payable in connection with the business combination;

•        fourth, the payment to Seller, as part of the initial purchase price, until the Rolled Unit Value is equal to $197,000,000;

•        fifth, for up to, but not in excess of $60,000,000 of any remaining amount of cash, to reduce the amount of net proceeds to be received by the Company from indebtedness under the Term Loan Facilities;

•        sixth, for up to the subsequent $100,000,000 of any remaining amount of cash or such less amount as is required to reduce the total amount of indebtedness under the Term Loan Facilities to $270,000,000, (i) 20% for the payment to the Seller, as part of the initial purchase price, which will reduce the Rolled Unit Value and (ii) 80% to reduce the total amount of indebtedness under the Term Loan Facilities to $270,000,000;

•        seventh, the payment to the Seller, as part of the initial purchase price until the Rolled Unit Value is equal to $120,000,000; and

•        eighth, to either further reduce the total amount of indebtedness under the Term Loan Facilities or for immediate use by the Company.

Debt Financing

On August 12, 2019, we entered into the Debt Commitment Letter with the Commitment Parties, pursuant to which the applicable Commitment Parties agreed to provide (or to have certain of their affiliates provide), subject to satisfaction of customary closing conditions, including the closing of the business combination, the Credit Facilities for the purpose of financing (i) a portion of the consideration payable under the Purchase Agreement, (ii) costs and expenses incurred by the parties in connection with the business combination, (iii) the repayment of the existing indebtedness of Atlas Intermediate and (iv) for general corporate purposes. The obligation of the applicable Commitment Parties to provide the Credit Facilities is contingent on, inter alia, there being Available Equity of at least $100 million.

Pursuant to the Debt Commitment Letter, the Commitment Parties have agreed to provide for Credit Facilities in the aggregate principal amount of up to $400 million, consisting of: (i) the Term Loan Facilities and (ii) the Revolving Facility made available to Buyer. To the extent there is, immediately prior to the Closing, Available Equity of (i) greater than $100 million and less than or equal to $160 million, the principal amount of the Term Loan Facilities will be reduced by the difference between the Available Equity and $100 million, with such reduction to be allocated between such Term Loan Facilities as determined by the Commitment Parties in their sole discretion or (ii) greater than $160 million, (x) the number of Rollover Units received by the Seller will be reduced (and the cash consideration to be paid to the Seller will be correspondingly increased) by an amount equal to 20% of the difference between the Available Equity and $160 million and (y) the principal amount of the Term Loan Facilities will be reduced by an amount equal to 80% of the difference between the Available Equity and $160 million, with such reduction to be allocated between such Term Loan Facilities as determined by the Commitment Parties in their sole discretion until such time as the principal amount of the Term Loan Facilities is reduced to $270 million. Furthermore, to the extent the principal amount of the Term Loan Facilities has been reduced to $270 million, the value of the Rollover Units received by the Seller will be reduced until their value is equal to $120 million, and thereafter the principal amounts of the Term Loan Facilities may be reduced further.

As consideration for the commitments and the agreements of the Commitment Parties under the Debt Commitment Letter, the Company has agreed to pay (or cause to be paid) customary fees to the Commitment Parties, subject to certain terms and conditions.

Closing of the Business Combination

The closing of the business combination will take place at 9:00 a.m. Central Time on (a) the third (3rd) business day after the conditions set described below under the subsection entitled “Conditions to Closing of the Business Combination” have been satisfied, or, if permissible, waived by the party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at closing, but subject to the satisfaction or waiver of such conditions) or such other date as the parties mutually agree.

Conditions to Closing of the Business Combination

Condition to Each Party’s Obligation

The respective obligations of the Company, the Seller and Atlas Intermediate to consummate the transactions contemplated by the Purchase Agreement are subject to the satisfaction, or written waiver by both the Company and the Seller, of each of the following conditions:

•        the waiting period (and any extension thereof) applicable to the consummation of the business combination under the HSR Act shall have expired or been terminated;

•        there shall not be any applicable law in effect that makes the consummation of the business combination illegal or any order in effect preventing the consummation of the business combination;

•        the consents and approvals of certain specified governmental entities shall have been obtained;

•        the approval of the condition precedent proposals shall have been obtained; and

•        the redemptions by public stockholders shall have been completed in accordance with the terms of the Charter.

Condition to the Company’s Obligations

The obligations of the Company to consummate the transactions contemplated by the Purchase Agreement are subject to the satisfaction, or written waiver by the Company, of each of the following conditions:

•        the representations and warranties of Atlas Intermediate, in most instances disregarding qualifications relating to materiality or material adverse effect, must be true and correct as of the Closing (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date) (i) in all material respects, (ii) to the extent such failure of the representation and warranties to be so true and correct, when take as a whole, would not have a material adverse effect or (iii) in limited cases, other than de minimis inaccuracies;

•        Atlas Intermediate shall have performed or complied in all material respects with all covenants required by the Purchase Agreement to be performed or complied with by Atlas Intermediate on or prior to the Closing;

•        there shall not have been a material adverse effect since the date of the Purchase Agreement;

•        the Rolled Unit Value to be delivered to Seller at closing shall not exceed $297,000,000;

•        the Seller must deliver (i) a customary closing certificate certifying, among other things, that the conditions in the first and second bulled points have been satisfied and (ii) the related agreements and other customary documents duly executed by the Seller or any other applicable Seller affiliated party thereto;

•        the Company will have sufficient funds to pay the initial purchase price to Seller in full at the Closing and to consummate the transaction contemplated by the Purchase Agreement;

•        the Available Closing Date Equity (as defined in the Purchase Agreement) (without taking into account the reduction for expenses incurred by the Company in connection with the transactions contemplated by the Purchase Agreement) shall not be less than $100,000,000; and

•        all specified non-governmental consents and approvals shall have been obtained.

Condition to the Seller’s Obligations

The obligations of the Seller and Atlas Intermediate to consummate the transactions contemplated by the Purchase Agreement are subject to the satisfaction, or written waiver by the Seller, of each of the following conditions:

•        the representations and warranties of the Company, in most instances disregarding qualifications contained therein relating to materiality or material adverse effect, must be true and correct as of the Closing (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date) (i) in all material respects, (ii) to the extent such failure of the representation and warranties to be so true and correct, when take as a whole, would not have a material adverse effect on the Company’s ability to consummate the business combination and the other transactions contemplated by the Purchase Agreement or (iii) in limited cases, other than de minimis inaccuracies;

•        the Company shall have performed or complied in all material respects with all covenants required by the Purchase Agreement to be performed or complied with by the Company on or prior to the Closing;

•        the covenants of each stockholder of the Company who executed the Support Agreement to be performed as of or prior to the Closing shall have been performed in all material respects;

•        the Proposed Charter shall have been filed with the Secretary of State of the State of Delaware and the Company shall have adopted the amended and restated bylaws (a form of which is attached to the Purchase Agreement);

•        the pro forma debt to equity ratio shall not exceed a specified threshold;

•        the Rolled Unit Value to be delivered to Seller at closing shall not exceed $197,000,000; and

•        the Company must deliver (i) a customary closing certificate certifying, among other things, that the conditions in the first and second bulled points have been satisfied and (ii) the related agreements and other customary documents duly executed by the Company or any other applicable Company affiliated parties thereto.

Efforts to Obtain Stockholder Approval and Consummate the Business Combination

The Seller and the Company agreed to cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the business combination), and do, or cause to be done, and assist and cooperate with the other parties to the Purchase Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Purchase Agreement.

Termination

The Purchase Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the Closing by:

•        the mutual written consent of Seller and the Company;

•        either the Seller or the Company by written notice to the other if any applicable law is in effect making the consummation of the transactions contemplated by the Purchase Agreement illegal or any final, non-appealable order is in effect permanently preventing the consummation of the transactions contemplated by the Purchase Agreement; provided, that a party’s right to terminate the Purchase Agreement in this situation shall not be available to any party whose breach of any representation, warranties, covenant or agreements of the Purchase Agreement results in or causes such final, non-appealable order or other action;

•        either Seller or the Company by written notice to the other if the consummation of the transactions contemplated by the Purchase Agreement shall not have occurred on or before February 19, 2020; provided, that a party’s right to terminate the Purchase Agreement in this situation shall not be available to (i) any party then in material breach of its representations, warranties, covenants or agreements under the Purchase Agreement or (ii) the Company, if Seller is entitled to terminate the Purchase Agreement pursuant to their right described in the sixth bullet point below;

•        by the Seller, if the Company breaches in any material respect any of its representations or warranties contained in the Purchase Agreement or breaches or fails to perform in any material respect any of its covenants contained in the Purchase Agreement, which breach or failure to perform (i) would render any of the mutual conditions or the Buyer’s conditions not capable of being satisfied, and (ii) is continuing after a 10-day cure period beginning when the Seller notifies the Company of such breach; provided, however, that the Seller’s right to terminate the Purchase Agreement in this situation shall not be available if Seller or Atlas Intermediate is then in material breach of any of its representation, warranties, covenant or agreements contained in the Purchase Agreement;

•        by the Company, if Atlas Intermediate or the Seller breaches in any material respect any of its representations or warranties contained in the Purchase Agreement or Atlas Intermediate or Seller breaches or fails to perform in any material respect any of its covenants contained in the Purchase Agreement, which breach or failure to perform (i) would render any of the mutual conditions or the Seller’s conditions not capable of being satisfied, and (ii) is continuing after a 10-day cure period beginning when the Company notifies the Seller of such breach; provided, however, that the Company’s right to terminate the Purchase Agreement in this situation shall not be available if the Company is then in material breach of any of its representation, warranties, covenant or agreements contained in the Purchase Agreement; or

•        by the Seller, if (i) all of the mutual conditions and the Buyer’s condition were satisfied or waived by the Seller as of the date the Closing should have been consummated pursuant to the terms of the Purchase Agreement (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would occur), (ii) the Seller has notified the Company that the Seller and the Company are ready, willing and able to consummate the transactions contemplated by the Purchase Agreement, and (iii) the Buyer fails to complete the Closing within two business days after the delivery of such notification by the Seller.

In the event the Purchase Agreement is validly terminated, all further obligations of the parties under the Purchase Agreement will terminate and will be of no further force and effect (except that certain obligations related to public announcements, expenses, and general provisions), and no party will have any further liability to any other party except for liability for any pre-termination breach.

Fees and Expenses

The Company has agreed to pay all (i) fees, costs and expenses incurred in respect of the financing of the business combination and (ii) fees, costs and expenses incurred in respect of the representation and warranty insurance policy obtained in connection with the Purchase Agreement. In general, all other costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of the Purchase Agreement, the performance of such party’s obligations under the Purchase Agreement and the consummation of the transactions contemplated by the Purchase Agreement are to be paid for by the party incurring such cost and expense.

Interim Operations Pending the Closing

Interim Operations of Seller and Atlas

The Seller has agreed to cause Atlas, prior to the Closing or the date the Purchase Agreement is terminated in accordance with its terms (unless the Company otherwise consents in writing (which is not to be unreasonably withheld, delayed or conditioned) or except as otherwise contemplated or permitted by the Purchase Agreement):

•        to operate the business in the ordinary course of business (including with respect to business relationships with customers, suppliers and others);

•        not to sell, lease, assign, transfer or otherwise dispose of any (i) tangible material assets or properties (other than the sale or disposal of inventory or obsolete equipment) or (ii) material intellectual property, other than licenses in the ordinary course of business;

•        not to make any amendments to its governing documents;

•        not to make or grant any (i) bonus other the in the ordinary course of business pursuant to a benefit plan or (ii) materially increase the base salary or cash bonus of any director or senior executive;

•        not to amend (other than as required by applicable law or as part of an annual renewal for health and/or welfare benefits), terminate or adopt any benefit plan;

•        not to effectuate any reduction in force, early retirement program or other voluntary or involuntary employment termination program, or otherwise implement any employee layoff, in each case, not in compliance with the WARN Act;

•        not to make any changes to the accounting policies, methods or practices;

•        not to change or revoke any material election relating to taxes, make any material election related to taxes outside of the ordinary course of business, entered into any agreement, settlement or compromise with any taxing authority relating to any material tax matter, filed any amended tax return, changed a material method of accounting or accounting period with respect to taxes or surrendered any right to claim any refund of material taxes;

•        not to (i) issue, sell, deliver, redeem or purchase any equity interests, (ii) declare, set aside or paid any dividends on, or made any other distributions (whether in cash, securities or property) in respect of any equity interests or (iii) adjust, split, combine or reclassify any of its equity interests;

•        not to amend or terminate any material contract or lease (other than extension or renewal of any lease in the ordinary course of business);

•        not to (i) incur or guarantee any additional indebtedness for borrowed money or (ii) make any loans or advances to any other person, other than advances to employees in the ordinary course of business;

•        not to acquire properties or assets, including equity interests of another person, with a value in excess of $500,000, whether through merger, consolidation, share exchange, business combination or otherwise (other than inventory and other assets acquired in the ordinary course of business);

•        not to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization;

•        not to institute or settle any proceeding that alleged or resulted in a settlement of at least $50,000;

•        not to enter into any joint venture, partnership or similar arrangement;

•        not to collect material amounts of its accounts receivable or paid material amounts of any accrued liabilities or accounts payable or prepaid any expenses or other items, in each case, other than in the ordinary course of business;

•        not to make or effect any amendment, waiver, change, release or termination of any term, condition or provision of any material contract;

•        not to take or omit to take any action which has, or would reasonably be expected to result in, a material adverse change in the relationship with any material customer or material supplier; and

•        not to authorize or enter into any contract to do any of the foregoing.

         Notwithstanding the forgoing, nothing in the Purchase Agreement:

•        gives the Company, directly or indirectly, the right to control or direct in any manner the operations of Atlas prior to the Closing;

•        prohibits or restricts Atlas’ ability to make withdrawals, borrow funds or make payments or pre-payments under any agreement related to indebtedness in an aggregate amount not to exceed $10,000,000 in connection with deferred purchase price obligations, working capital facilities, capital leases, purchase money arrangements, equipment financing arrangements, insurance premium financing arrangements and ordinary course bonding and guarantee arrangements or under the Second Amended and Restated Credit Agreement, dated as of March 29, 2019, with the lenders from time to time party thereto and Regions Bank as administrative agent and collateral agent (the “Credit Agreement”) or any revolving line of credit or similar facility provided for thereunder, in each case prior to 12:01 a.m. on the Closing;

•        prohibits or restricts Atlas from hiring or terminating any employee whose annual base salary is less than $200,000 in the ordinary course of business or any employee for “cause”; provided that Atlas, taken as a whole, shall not hire more than 10% of the aggregate number of employees employed by Atlas;

•        prohibits or restricts Atlas from making capital expenditures in the ordinary course of business;

•        restricts the ability of Atlas to declare or pay any cash dividends or distributions prior to 12:01 a.m. on the Closing;

•        prohibits or restricts Atlas from entering into, amending or terminating any lease in the ordinary course of business; or

•        prohibits or restricts Atlas from instituting or settling any proceeding alleging claims of less than $100,000 or resulting in a settlement of less than $100,000.

Interim Operations of the Company

The Company has agreed, prior to the Closing or the date the Purchase Agreement is terminated in accordance with its terms (unless the Seller otherwise consents in writing (which is not to be unreasonably withheld, delayed or conditioned) or except as otherwise contemplated or permitted by the Purchase Agreement) not to:

•        conduct any activities or enter into any contracts directed toward or in contemplation of an alternative business combination to the business combination;

•        change, modify or amend the investment management trust agreement relating to the trust account (the “Trust Agreement”) or the governing documents of the Company, Holdings or the Buyer;

•        (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in the Company, Holdings or the Buyer; (ii) split, combine or reclassify any capital stock of, or other equity interests in Company, Holdings or the Buyer; or (iii) other than in connection with the stockholder vote or the redemption by public stockholders or as otherwise required by the Company’s governing documents in order to consummate the business combination, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in the Company, Holdings or the Buyer;

•        make or change any material tax election or adopt or change any material tax accounting method, file any amendment to a material tax return, enter into any agreement with a governmental entity with respect to taxes, settle or compromise any claim or assessment in respect of material taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of taxes, enter into any tax sharing agreement or similar contract, if such election, change, amendment, contract, settlement, consent or other action would have the effect of materially increasing the present or future tax liability or materially decreasing any present or future tax asset of the Company, Holdings or the Buyer or their affiliates and subsidiaries after the Closing;

•        take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the intended tax treatment of the transaction;

•        enter into, renew or amend in any material respect, any transaction or contract with an affiliate of the Company, Holdings or the Buyer, other than any contracts for indebtedness from the sponsor, initial stockholders or their affiliates or any director or officer of the Company, Holdings or the Buyer on terms not materially different than those presented in an agreed upon form promissory note made in order to pay expenses or taxes of the Company, Holdings or the Buyer incurred in the ordinary course of business prior to the Closing;

•        waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened proceeding) or compromise or settle any liability;

•        incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, other than the incurrence of any contracts for indebtedness from the sponsor, initial stockholders or their affiliates or any director or officer of the Company, Holdings, or the Buyer on terms not materially different than those presented in an agreed upon form promissory note made in order to pay expenses or taxes of the Company, Holdings or the Buyer incurred in the ordinary course of business prior to the Closing;

•        incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than such material liabilities, debts or obligations as are expressly contemplated by the Purchase Agreement, other than any contracts for indebtedness from the sponsor, initial stockholders or their affiliates or any director or officer of the Company, Holdings or Buyer on terms not materially different than those presented in an agreed upon form promissory note made in order to pay expenses or taxes of any member of Parent, Holdings or the Buyer incurred in the ordinary course of business prior to the Closing; and

•        other than in connection with any cash received from potential equity financing sources or in connection with the consummation of the transactions contemplated by the Debt Commitment Letter, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in the Company, Holdings or the Buyer or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests or amend, modify or waive any of the terms or rights set forth in, any warrant or the warrant agreement governing the warrants, including any amendment, modification or reduction of the warrant price set forth therein.

Trust Account

At the closing and subject to the terms of the Trust Agreement and the Charter, the Company will cause the required documents, opinions and notices to be delivered to the trustee and will use its best efforts to cause the trustee to pay as and when due all amounts payable to redeeming stockholders and use its best efforts to cause the trustee to pay as and when due the deferred underwriting fees to the underwriters of the Company’s initial public offering pursuant to the terms of the Trust Agreement.

Additional Covenants of the Parties

Mutual Convents

The Company and the Seller made certain mutual covenants in the Purchase Agreement including:

•        cooperating to develop a communication strategy for employees, customers and suppliers;

•        notifying each other of any developments which would cause or would reasonably be expected to result in a failure of a closing condition to be satisfied;

•        causing the notification and report forms required pursuant to the HSR Act, keeping each other apprised of the states of matters related to the completion of the business combination, and using reasonable best efforts to resolve any objections as may be asserted by any governmental entity with respect to the business combination and take any and all actions to remove any impediments (provided that no party will be obligated to take any remedial action);

•        cooperation on certain tax matters; and

•        jointly making public statements about the business combination and cooperating with each other to prepare and make certain SEC filings (including the preparation of this proxy statement).

Company Covenants

The Company made certain other covenants in the Purchase Agreement including:

•        using reasonable best efforts for its shares of Class A common stock and warrants to remain listed on Nasdaq;

•        approving and adopting, subject to the approval of the Company’s stockholders, the Incentive Plan;

•        obtaining and keeping active, a representation and warranty insurance policy;

•        releasing certain affiliates of the Seller from certain pre-Closing actions;

•        maintaining indemnification for former directors and officers and obtaining a 6-year run-off director and officer insurance policy for pre-Closing officers and director of Atlas;

•        providing the Seller access to Atlas’ books, records and tax returns after the Closing;

•        using reasonable best efforts to obtain the debt financing contemplated by the Debt Commitment Letter; and

•        following the closing, merging the Buyer into Atlas Intermediate.

Seller Covenants

The Seller made certain other covenants in the Purchase Agreement including:

•        ceasing all existing discussions or negotiation with any person with respect to any alternative acquisition and refrain from entering into new negotiation or discussions for alternative acquisitions;

•        notifying the Company, if possible, of any unsolicited proposal for an alternative acquisition;

•        providing the Company with reasonable access to Atlas’ books and records and to furnish financial and operating information as the Company may reasonably request;

•        releasing certain affiliates of the Company and Atlas from certain pre-Closing actions;

•        cooperating with the Company to obtain the debt financing contemplated by the Debt Commitment Letter;

•        using commercially reasonable efforts to comply with certain requirements of Section 280G of the Internal Revenue Code; and

•        following the closing, refraining from disclosing or using certain confidential information of Atlas.

Employee Matters

Following the Closing and until December 31, 2019, the Company has agreed to cause Atlas to provide each of its employees with salary or wage rate and cash bonus opportunities (excluding equity compensation) that are substantially similar in the aggregate to the salary or wage rate and cash bonus opportunities (excluding equity compensation) in effect for each such employee immediately prior to the closing date and employee benefits that are at least substantially comparable in the aggregate to the benefits provided under the Atlas employee benefit plans, any applicable collective bargaining agreement and any other benefit plans, programs or arrangements available to such employees as of the closing date. The Company agreed to cause Atlas to give each employee credit for any and all services with Atlas earned prior to the closing date for eligibility and vesting purposes and for vacation and paid time off accrual and severance benefit determinations. The Company also has agreed that it will or will cause Atlas (i) to waive all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any new plans to the extent waived or satisfied by the a continuing employee under any Company employee benefit plan as of the closing date and (ii) to cause any deductible, co-insurance and out-of-pocket covered expenses paid on or before the closing date by any continuing employee to be taken into account for purposes of satisfying any applicable deductible, co-insurance and maximum out-of-pocket provisions after the closing date under any applicable new plan in the year of initial participation.

Trust Account Waiver

Each of Atlas and the Seller has agreed that it does not and will not at any time have any right, title, interest or claim of any kind in or to any assets in the trust account (or distributions therefrom to the Company’s public stockholders), and has waived any claims it had or may have at any time against or with respect to the trust account (or distributions therefrom to the Company’s public stockholders) as a result of, or arising out of, any discussions, contracts or agreements (including the Purchase Agreement) among the Company, the Seller, Atlas or the Seller’s limited partners and agreed not seek recourse against the trust account (or distributions therefrom to the Company’s public stockholders) for any reason whatsoever.

Specific Performance

Each party to the Purchase Agreement agreed that each other Party will be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of the Purchase Agreement and to enforce specifically the Purchase Agreement and the terms and provisions thereof in any proceeding, in addition to any other remedy to which such Person may be entitled.

Representations and Warranties

The Purchase Agreement contains customary representations and warranties by the parties thereto.

In the Purchase Agreement, the Seller make representations and warranties regarding the Seller, including relating to: organization; authority; enforceability, capitalization and ownership, non-contravention, litigation, brokerage, and investment intent. Boxwood, Holdings and Seller make customary representations and warranties regarding themselves, including in relation to: organization; authority; enforceability, capitalization, brokerage, trust account, Boxwood SEC filings, this proxy statement, litigation, solvency, listing, investment company, tax matters, non-contravention, business activities, investment intent, and financing.

Atlas Intermediate and the Seller makes representations and warranties regarding Atlas Intermediate and its subsidiaries, including relating to organization; authority; enforceability, non-contravention, capitalization, financial statements, no material adverse effect, absence of certain developments, real property, tax matters, contracts, intellectual property, litigation, brokerage, labor maters, employee benefit plans, insurance, compliance with laws and permits, environmental matters, title to assets, government contracts and bids, directors and officers, customer warranties, customer assets, accounts receivable, trade and anti-corruption compliance, and affiliate transactions.

No Survival of Representations and Warranties

Except in the case of fraud by the Seller, the representations and warranties set forth in the Purchase Agreement and all covenants that are to be fully performed prior to the Closing, will not survive the Closing and Buyer’s only recourse for a breach of a representation and warranty of Seller or Atlas will be under the representation and warranty policy obtained in connection with the Purchase Agreement.

Amendment of the Purchase Agreement

No amendment of any provision of the Purchase Agreement shall be valid unless the same shall be in writing and signed by the parties thereto. No waiver of any provision or condition of the Purchase Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any party of any default, breach of representation or warranty or breach of covenant under the Purchase Agreement, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. Notwithstanding the foregoing, the provisions related to assignment, governing law, waiver of jury trial, jurisdiction, specific performance, third-party beneficiaries, recourse to financing sources and the amendment provisions (and any definitions used therein) may not be amended, supplemented, modified, replaced or waived without the consent of any debt financing source or equity financing source directly and adversely affected by such amendment, supplement, modification, replacement or waiver.

Related Agreements

Second Amended and Restated Charter

Pursuant to the terms of the Purchase Agreement, at the Closing, the Company will amend and restate the Charter (as so amended and restated, the “Proposed Charter”) to, among other things, (i) authorize an additional 200,000,000 shares of common stock, which would consist of (a) increasing the number of shares of Class A common stock from 250,000,000 shares to 400,000,000 shares, (b) establishing 100,000,000 shares of a newly designated class of Class B common stock in order to provide for our “Up-C” structure, which will permit the Continuing Members to hold their equity interests in Holdings in a tax-efficient manner, and (c) eliminating the 50,000,000 shares of Class F common stock, (ii) require the affirmative vote of the holders of at least 66 ⅔% of the voting power of the common stock of the Company to amend, repeal or adopt certain provisions of the Proposed Charter and the Company’s bylaw, (iii) adopt Delaware as the exclusive forum for certain stockholder litigation, (iv) approve provisions in the Proposed Charter which provide that certain amendments to and actions under the Proposed Charter are subject to the Nomination Agreement and (v) approve all other changes relating to the Proposed Charter as part of the business combination, including (a) changing the post-business combination company’s corporate name from “Boxwood Merger Corp.” to “Atlas Technical Consultants, Inc.” and making the Company’s corporate existence perpetual and (b) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination.

Description of Class A Common Stock.    The Company will be authorized to issue 400,000,000 shares of Class A common stock with a par value of $0.0001 per share. The holders of the Class A common stock are entitled to one vote for each share and vote together as a single class with holders of our Class A common stock on all matters properly submitted to a vote of the stockholders.

Description of Class B Common Stock.    The Class B common stock will be a newly issued class of common stock, with a par value of $0.0001 per share. Holders of the Class B common stock will vote together as a single class with holders of our Class A common stock on all matters properly submitted to a vote of the stockholders. The holders of Class B common stock will generally have the right to cause Holdings to redeem all or a portion of their Holdings Units in exchange for shares of the Class A common stock or, at Holdings’ option, an equivalent amount of cash. Upon the future redemption or exchange of Holdings Units held by any holder of Class B common stock, a corresponding number of shares of Class B common stock held by such holder of Class B common stock will be cancelled.

Authorized Share Amendment.    The Proposed Charter will increase the number of authorized shares of our capital stock an additional 200,000,000 shares. The number of authorized Class A common stock will increase from 250,000,000 shares to 400,000,000 shares and the Company will establish 100,000,000 shares of newly designated Class B common stock.

Supermajority Amendment.    The Proposed Charter will require the affirmative vote of the holders of at least 66 ⅔% of the voting power of the common stock of the Company to amend, repeal or adopt certain provisions of the Proposed Charter relating to the board of directors, the bylaws, meetings of stockholders, indemnification of officers and directors, waiver of corporate opportunities, exclusive forum, amendments to the Proposed Charter and Delaware’s business combinations statute.

DGCL Section 203.    The Proposed Charter will provide that the Company has expressly elected not to be governed by Section 203 of the Delaware General Corporation Law, which governs business combinations between the Company and certain interested stockholders of the Company.

Additional Amendments.    The Proposed Charter will also eliminate certain provisions relating to an Initial Business Combination that will no longer be applicable to us following the Closing. See the section entitled “The Charter Amendment Proposal.”

Exclusive Forum.    The Proposed Charter will also adopt Delaware as the exclusive forum for certain stockholder litigation.

Nomination Agreement

In connection with the Closing, the Company will enter into the Nomination Agreement with BCP.

Under the Nomination Agreement, BCP will have the right to designate a certain number of individuals for nomination by the board to be elected by the Company’s stockholders based on the percentage of the voting power of the outstanding Class A common stock and Class B common stock beneficially owned by BCP and its affiliates, in the aggregate, as follows: (i) for so long as BCP beneficially owns at least 50% of the aggregate voting power of the Company, BCP will have the right to nominate at least a majority of all directors of the Board; (ii) for so long as BCP beneficially owns less than 50% and equal to or greater than 35% of the aggregate voting power of the Company, BCP will have the right to designate three directors; (iii) for so long as BCP beneficially owns less than 35% and equal to or greater than 15% of the aggregate voting power of the Company, BCP will have the right to designate two directors; and (iv) for so long as BCP beneficially owns less than 15% and equal to or greater than 5% of the aggregate voting power of the Company, BCP will have the right to designate one director. In accordance with the terms of the Nomination Agreement, the size of the board will be fixed based on the number of individuals BCP is entitled to designate for nomination to be elected as directors.

Under the Nomination Agreement, the parties agreed that, if either of BCP’s designees, or their successors, leave the board during such term, then BCP will be entitled to name a replacement director to be appointed to the board to fill the resulting vacancy. BCP may also request for at least one of its designated directors to be appointed as a member of each newly established committee of the Company’s board of directors. If BCP has the right to designate one or more nominees and either has not exercised such right or no such nominee has been elected, then BCP may designate one board observer.

Directors designated for nomination by BCP who are not affiliated with BCP will be required to offer their resignation from the board for consideration by the board prior to the expiration of their term if the voting power of the outstanding Class A common stock and Class B common stock beneficially owned by BCP and its affiliates would not entitle BCP to designate such person for nomination. Once BCP and its affiliates beneficially own in the aggregate less than 5% voting power of the outstanding Class A common stock and Class B common stock, BCP will no longer have any rights to designate any individuals for nomination to be elected to the board under the Nomination Agreement.

The Nomination Agreement also provides that (i) BCP shall not (A) prior to the end of the period commencing upon the Closing and ending on the date that is six months following the Closing (the “Initial Lock Up Period”), transfer any shares of common stock beneficially owned or otherwise held by BCP during the Initial Lock Up Period and, (B) prior to the end of the period commencing upon the Closing and ending on the earlier of (a) the date that is twelve months following the Closing or (b) if BCP transfers either (x) common stock beneficially owned or otherwise held by BCP resulting in proceeds to BCP equal to at least $50 million or (y) all shares of common stock beneficially owned or otherwise held by BCP which were subject to the Initial Lock Up Period, if the proceeds received from the transfer of such shares of common stock is less than $50 million, the date on which the reported sales price of the common stock equals or exceeds $12.00 per share for any 20 trading days within a 30 trading day period, transfer shares of common stock beneficially owned or otherwise held by BCP if such transfer would cause BCP (together with its Affiliates) to beneficially own less than 4,000,000 shares of common stock, and (ii) the members of the management team of Atlas Intermediate shall not, transfer shares of common stock or warrants to purchase shares of common stock beneficially owned or otherwise held by them prior to the termination of the Initial Lock Up Period.

Registration Rights Agreement

In connection with the closing, the Company and the Continuing Members will enter into the Registration Rights Agreement. Under the Registration Rights Agreement, the Company will have certain obligations to register for resale under the Securities Act, all or any portion of the shares of Class A common stock that the stockholders hold as of the date of the Registration Rights Agreement and that they may acquire thereafter, including upon the exchange or redemption of any other security therefor (collectively, the “Registrable Securities”).

The Company is required to, within 30 days after consummation of the business combination, file a registration statement registering the resale of the Registrable Securities. Additionally, BCP may demand an unlimited number of underwritten offerings for all or part of the Registrable Securities held by BCP and the other stockholders under the registration rights agreement.

Holders of the Registrable Securities will also have certain “piggy-back” registration rights with respect to registration statements and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Stockholder Support Agreement

Concurrently with the entry into the Purchase Agreement, the Sponsor and certain stockholders of the Company entered into the stockholder support agreement with the Seller pursuant to which they agreed, among other things, to vote all of their shares of Class A common stock and Class F common stock held or subsequently acquired by them in favor of the approval of the business combination. The stockholder support agreement also provides that the parties thereto will refrain from directly or indirectly, transferring, selling, exchanging, assigning, hypothecating, pledging or otherwise disposing of or encumbering their voting shares of the Company prior to obtaining the requisite stockholder approval and refrain from soliciting, negotiating or entering into any agreement with any person relating to a potential business combination other than as contemplated under the Purchase Agreement. The stockholder support agreement terminates upon the earlier of (x) the Closing and (y) the date on which the Purchase Agreement is terminated.

Voting Agreement

At the Closing, the Company and the Sponsor will enter into the Voting Agreement pursuant to which the Sponsor will agree to vote its shares of common stock in favor of each individual nominated for election to the board of directors who has been recommended by the board for such appointment or nomination pursuant to the Nomination Agreement at every meeting of the stockholders of the Company called with respect to the election of members of the board, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of the Company or the board with respect to the election of members of the board, subject to the terms and conditions set forth therein.

Lock-Up Agreement

At the Closing, the Company will enter into the Lock-Up Agreement with the Sponsor, pursuant to which the Sponsor will agree to not transfer sell, transfer, assign or otherwise dispose of any Class A common stock or warrants to purchase Class A common stock of the Company during the period commencing on the Closing and ending on the earlier of (a) the date that is twelve months following the Closing or (b) if BCP transfers either (i) shares of common stock beneficially owned or otherwise held by BCP resulting in gross proceeds to BCP equal to at least $50,000,000 or (ii) all shares of common stock beneficially owned or otherwise held by BCP which were subject to an initial six month restriction on transfer, if the proceeds received from the transfer of such shares of common stock is less than $50,000,000, the date on which the reported sales price of the common stock equals or exceeds $12.00 per share for any 20 trading days within a 30 trading day period.

Amended and Restated Limited Liability Company Agreement of Holdings

Following the Closing, the Company will operate its business through Atlas Intermediate, a wholly-owned subsidiary of Holdings. At the Closing, Holdings, the Company and other member parties thereto will enter into the LLC Agreement, which will set forth, among other things, the rights and obligations of the holders of the Holdings Units.

Managing Member.    Under the LLC Agreement, the Company will be the sole managing member of Holdings. As the sole managing member, the Company will be able to control all of the day-to-day business affairs and decision-making of Holdings without the approval of any other member, unless otherwise stated in the LLC

Agreement. As such, the Company, through its officers and directors, will be responsible for all operational and administrative decisions of Holdings and the day-to-day management of Holdings’ business. Pursuant to the terms of the LLC Agreement, Holdings may not resign or cease to be the managing member of Holdings unless proper provision is made, in compliance with the LLC Agreement, so that the obligations of the Company, its successor (if applicable) and any new managing member and the rights of all members under the LLC Agreement and applicable law remain in full force and effect.

Compensation; Reimbursement.    The Company will not be entitled to compensation for its services as managing member. The Company, as managing member, and other members of Holdings will be entitled to reimbursement by Holdings for all costs, fees, operating expenses and other expenses of Holdings (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to Holdings) incurred in pursuing and conducting, or otherwise related to, the activities of Holdings.

Distributions.    Distributions to Holdings’ members may be declared by the managing member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the managing member shall determine (in its sole discretion in accordance with the fiduciary duties as provided in the LLC Agreement) using such record date as the managing member may designate. Any such distribution shall be made to Holdings’ members as of the close of business on such record date on a pro rata basis (subject to certain exceptions) in accordance with the number of Holdings Units owned by each member as of the close of business on such record date.

Common Unit Redemption Right.    The LLC Agreement will provide that, following the date that is six months from the Closing, each member of Holdings (other than the Company and its subsidiaries) has a right to cause Holdings to redeem from time to time, all or a portion of such member’s Holdings Units (together with an equal number of shares of Class B common stock) for either (x) the delivery by Holdings of a number of shares of Class A common stock equal to the number of Holdings Units surrendered or (y) at Holdings’ election made in accordance with the LLC Agreement, the delivery by Holdings of cash equal to the Cash Election Amount (as defined in the LLC Agreement) calculated with respect to such redemption.

If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the shares of Class A common stock are converted or changed into another security, securities or other property, or (ii) the Company, by dividend or otherwise, distributes to all holders of the shares of Class A common stock evidences of its indebtedness or assets, including securities (including shares of Class A common stock and any rights, options or warrants to all holders of the shares of Class A common stock to subscribe for, to purchase or to otherwise acquire shares of Class A common stock, or other securities or rights convertible into, or exchangeable or exercisable for, shares of Class A common stock) but excluding any cash dividend or distribution as well as any such distribution of indebtedness or assets received by the Company from Holdings in respect of the Holdings Units, then upon any subsequent redemption, in addition to the shares of Class A common stock or the Cash Election Amount, as applicable, each member of Holdings shall be entitled to receive the amount of such security, securities or other property that such member would have received if such redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction, dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction.

Restrictive Covenant Agreement

At the Closing, Holdings and Atlas Technical Consultants, SPV, LLC (“ATC SPV”) and Arrow Environmental SPV, LLC (together with ATC SPV, the “BCP Parties”) will enter into a restrictive covenant agreement (the “Restrictive Covenant Agreement”) pursuant to which the BCP parties will covenant not to (i) for a period of two years, induce or attempt to induce any of the Executives named therein or any executive officer of the Company to leave the employ of the Company, (ii) for a period of two years, hire any Executive who was employed by the Company at any time during the 12 month period prior to the Closing, (iii) for a period of two years, induce or attempt to induce any person that is a customer, supplier or material business relation of the Company to cease doing business with the Company, (iv) make certain types of disparaging or false statements and (v) disclose certain confidential information, subject to the terms and conditions therein.

Background of the Business Combination

We are a blank check company that was incorporated in Delaware on June 28, 2017, formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses. The business combination was the result of an extensive search for a potential transaction utilizing the global network and investing and operating experience of our management team and board of directors. The terms of the business combination were the result of extensive negotiations between our independent directors, our management team, the Sponsor, representatives of BCP, Atlas, Harris Williams & Co (“Harris”), Greenhill & Co. (“Greenhill”) and Macquarie Capital. The following is a brief description of the background of these negotiations, the business combination and related transactions.

Prior to the consummation of our IPO, neither we, nor anyone on our behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with us.

The prospectus for our IPO states that we intended to use the following general criteria and guidelines to evaluate potential acquisition opportunities:

•        whether the target had market leadership positions in its respective products and services;

•        whether the target had an attractive risk profile, including revenues under long-term contracts and/or a strong backlog of business;

•        whether the target had attractive organic and inorganic growth opportunities which may be accelerated with our expertise and/or access to a public listing;

•        whether the target could benefit from an improved capital structure or a streamlined ownership structure;

•        whether the target was at an inflection point, such as requiring additional management expertise or where we believed we could drive improved financial performance;

•        whether the target could offer an attractive risk-adjusted return for our stockholders; and

•        whether the target had an aggregate enterprise value of approximately $750 million to $2.0 billion, determined according to reasonably accepted valuation standards and methodologies.

Following our IPO, we searched for business combination candidates. As part of the search process, our representatives contacted and were contacted by a number of individuals and entities with respect to business combination opportunities and engaged with several possible target businesses in discussions with respect to potential transactions.

During that period, Stephen M. Kadenacy, Daniel Esters and Duncan Murdoch:

•        developed a list of approximately 207 of the most attractive potential companies that provide technical and industrial services in the United States fitting our criteria;

•        had in person, telephonic or email discussions with approximately 117 of those companies, of which approximately 25 were actively pursued (including Atlas); and

•        submitted non-binding Indications of Intent to nine companies (including Atlas) (collectively, the “Potential Targets”).

Based on the discussions and negotiations with the Potential Targets, Atlas emerged as a frontrunner to pursue a business combination.

On November 20, 2018, Mr. Murdoch called Jim Bernhard at BCP, whom he had met on a previous occasion, to discuss Boxwood, Mr. Kadenacy (who had also previously met Mr. Bernhard) and our strong interest in Atlas. On the call, Mr. Bernhard indicated that he was exploring options for Atlas and was open to discussing further.

That same week, BCP sent us a non-disclosure agreement that was ultimately executed on December 6, 2018. BCP then used Harris to compile Atlas materials, and we engaged Greenhill & Co. (“Greenhill”) to advise us based on their existing relationship with Mr. Bernhard, Mr. Murdoch’s and Mr. Kadenacy’s existing relationships with Steve Cruise at Greenhill and Greenhill’s knowledge of Atlas’ industry.

We received the information compiled by Atlas and Harris on January 15, 2019. At that point it became clear to us that Atlas met our criteria and guidelines for possible targets, and calls were shared among Mr. Cruise, and Mark Spender at BCP.

On January 22, 2019, we received further information on Atlas and a follow up call was held on January 23, 2019 to discuss the information received. A meeting with Joe Boyer, in Austin, was then set to discuss Boxwood and learn more about Mr. Boyer and his vision for Atlas.

On January 31, 2019, Mr. Kadenacy and Mr. Murdoch met with Mr. Boyer. At the meeting, Boxwood and its fit with the vision for Atlas were discussed and we confirmed that Atlas remained a priority target.

Following the meeting on January 31, 2019, we submitted a non-binding indication of interest to BCP, valuing Atlas at $600 million. On February 6, 2019, Matt White from Harris informed us that $600 million was not sufficient, and that BCP intended to go forward with a sale process to be led by Harris and that would include us.

On February 28, 2019, Harris reached out to us to send a confidential information memorandum (the “CIM”) they were using to launch the sale process. After reviewing the CIM, we had a call with Harris on March 19, 2019 to review further questions on Atlas’ business. On March 26, 2019, we submitted a revised non-binding indication of interest to BCP that valued Atlas at $615 million. On March 29, 2019, Harris informed us that we were approved to the next round of the sale process.

On April 11, 2019, we had a management dinner meeting in Austin that included Mr. Boyer, Maghsoud Tahmoressi, Buddy Gratton, Bobby Toups, Walter Powell and Gary Cappa from Atlas and Mr. Kadenacy, Mr. Murdoch and Daniel Esters from Boxwood. A representative of MIHI Boxwood Sponsor, LLC also attended. At this meeting numerous items were discussed, including Atlas’ business, the potential benefits of Atlas becoming a public company via Boxwood, and the contributions that Mr. Kadenacy, Boxwood and Macquarie Capital could make to Atlas. A follow-up meeting the next day covered the same topics and also included other representatives from Macquarie Capital, Greenhill, the Bank of Montreal and KeyBank.

On April 18, 2019, Mr. Cruise reached out to Mr. Spender to discuss our interest and provide more details on the SPAC process.

On April 23, 2019, Mr. Kadenacy, Mr. Murdoch, and Mr. Esters had a call with Harris, Greenhill, Mr. Spender and Joe Reece of Helena Advisors, LLC (“Helena”) in order to discuss the process surrounding a SPAC.

In this same month, we began to work with Ernst & Young (“EY”) to review Atlas’ financials and assess its readiness to become a public company while continuing to perform due diligence and talk to advisers and lenders.

On May 2, 2019, we updated our Board on the state of our target search. In particular, we provided information on what were our top five targets, one of which was Atlas.

On May 15, 2019, we submitted a revised non-binding indication of interest with a lower valuation than our prior indications at $580 million. On May 16, 2019, we had a discussion with Harris on timing, diligence and the process of our doing a private placement (a “PIPE”).

On May 17, 2019, Harris informed us that BCP wanted to reach an agreement with us, but we needed to move quickly and the valuation of Atlas had to be higher. Following further negotiations between Mr. Bernhard and Mr. Kadenacy, we agreed to a deal with a valuation of $615 million. On May 21, we signed a Letter of Intent with Atlas and BCP reflecting these terms, as well as exclusivity provisions.

Starting shortly thereafter, we retained various advisors to assist us in conducting a due diligence review of Atlas, including Winston & Strawn LLP, (“Winston”) and EY as quality of earnings, financial and tax advisor. The diligence process included meetings from May 28 to May 30 in Austin with Atlas, Boxwood, Harris, Macquarie Capital, Greenhill and Helena to perform further due diligence and drafting sessions for an investor deck. These due diligence meetings included the opportunity to meet with key leaders of the business and ask detailed due diligence questions regarding its underlying business and growth prospects. We also decided to reach out to selected investors regarding a potential equity investment in the Atlas business. We engaged Bank of America Merrill Lynch (“BAML”), Helena to assist on the potential PIPE in the week of June 3, 2019, and Macquarie Capital in the week of July 22, 2019. Boxwood and its advisors continued to conduct due diligence up until August 11, 2019, the day before our entry into the Purchase Agreement.

On June 7, 2019, we updated our board of directors on the state of diligence and negotiations with Atlas.

On June 11, 2019, BAML began to wall-cross a small group of investors, including existing Boxwood investors and new investors.

On June 17, 2019, Winston sent an initial draft of the Purchase Agreement that was a markup of Seller’s auction draft.

The following day, on June 18, 2019, we began to conduct in-person meetings and conference calls with investors in New York, Chicago and Boston which lasted through June 25, 2019. At the conclusion of these meetings, our underwriters were advised that investor perception was generally positive, however an increased equity roll from BCP and management would make the business combination more attractive to investors.

On June 26, 2019, Kirkland & Ellis LLP (“Kirkland”), counsel to Atlas, sent a revised draft of the Purchase Agreement which included a proposal for a $90 million maximum equity roll from BCP and Atlas management and limited Seller’s post-closing obligations. The revised draft of the Purchase Agreement also contemplated that our Sponsors would execute a Support Agreement and agree to vote their Company common stock in favor of the business combination and would also grant the Seller certain registrations rights pursuant to a Registration Rights Agreement.

On June 28, 2019, Mr. Kadenacy spoke to Mr. Bernhard to request a greater equity rollover from Atlas management and BCP. Mr. Bernhard stated that his priority, given the lifecycle of his private equity fund, was to limit their equity roll but made himself available to discuss alternatives. From June 28 to July 14, 2019, various discussions occurred between Mr. Cruise and Mr. Bernhard, and Mr. Kadenacy and Mr. Bernhard, attempting to find a mutually agreeable transaction structure that included additional rollover from management and BCP. Various structuring alternatives were shared between the parties, and on July 14, a verbal agreement in principle was reached.

On July 17, 2019 and July 18, 2019, Kirkland sent initial drafts of various ancillary documents including a Shareholders Agreement, the Amended and Restated LLC Agreement of Atlas, the Proposed Charter and amended and restated bylaws of the Company.

On July 20, 2019, Winston sent a revised draft of the Purchase Agreement, which reflected certain key terms of the new verbal agreement, including increasing the rollover equity from Bernhard Capital Partners and Atlas management, and increasing the committed debt.

On July 23, 2019, Winston sent drafts of the Stockholders Agreement, the Sponsor Support Agreement, the Amended and Restated LLC Agreement of Atlas, the Proposed Charter and amended and restated bylaws of the Company.

On July 24 and 25, 2019, Mr. Kadenacy and Mr. Bernhard discussed the maximum Seller rollover amount and the mechanics surrounding the distribution of cash and reduction of new debt at closing. It was agreed that the maximum Seller roll would be $197 million and additional changes were made to the cash distribution and debt reduction mechanics.

On July 27, 2019, Kirkland sent a revised draft of the Purchase Agreement, which, among other things, reflected a $617 million enterprise valuation. The parties agreed to increase the enterprise valuation by $2 million as a result of Seller’s recent consummation of a $2 million acquisition.

On July 30, 2019, our board of directors met telephonically to discuss the business combination with Atlas, including a detailed discussion of the form of Purchase Agreement. Also in attendance were certain officers of Boxwood and representatives of Greenhill and Winston. The board of directors reviewed the proposed terms of the Purchase Agreement and other related transaction agreements and the various presentations of Boxwood’s management and Greenhill. The board of directors then discussed other factors including those described below under the caption “Boxwood’s Board of Directors’ Reasons for the Approval of the Business Combination.” At the end of the meeting, the board of directors directed Boxwood’s management and other advisors to negotiate the final terms of the Purchase Agreement and the other ancillary agreements and to circulate the definitive agreements to the board of directors for approval via written consent prior to execution. Throughout late July and early August, we and our advisors finalized our due diligence which culminated in calls with Atlas customers.

From August 1, 2019 to August 12, 2019 Winston and Kirkland traded drafts of the Purchase Agreement and the other ancillary agreements and negotiated. Throughout this time, all open points in the agreements were negotiated between the parties. During this time, Winston also negotiated the representation and warranty insurance policy.

On August 12, 2019, via unanimous written consent, the board of directors (i) determined that the Purchase Agreement was fair, advisable and in the commercial interests of the Company, (ii) adopted and approved the Purchase Agreement, (iii) recommended that Boxwood’s stockholders approve the Purchase Agreement and such other proposals and (iv) directed the officers of Boxwood to submit the business combination and the Purchase Agreement to the shareholders of the Company for adoption and approval. Also on August 12, 2019 via written consent, the board of managers of the general partner of Seller approved and adopted the Purchase Agreement.

In evening of August 12, 2019, the parties executed the Purchase Agreement and the other ancillary transaction agreements.

In the morning of August 13, 2019, we and Atlas issued a joint press release announcing the execution of the Purchase Agreement and the business combination. Thereafter, Boxwood filed a Current Report on Form 8-K with the SEC attaching the Purchase Agreement, related transaction agreements, the press release and investor presentation.

During the morning of August 13, 2019, a pre-recorded joint Boxwood and Atlas investor call to discuss the business combination and Atlas’ business was held. Thereafter, Boxwood filed a Current Report on Form 8-K with the SEC attaching the transcript of the investor call.

The parties have continued and expect to continue regular discussions in connection with, and to facilitate, the consummation of the business combination.

Boxwood’s Board of Directors’ Reasons for the Approval of the Business Combination

Our board of directors considered a wide variety of factors in connection with our evaluation of the business combination. In light of the complexity of those factors, our board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of our board of directors may have given different weight to different factors. This explanation of the reasons for our board of directors’ approval of the business combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, our board of directors reviewed the results of the due diligence conducted by our management, which included:

•        extensive meetings and calls with Atlas’ management team regarding operations and forecasts;

•        extensive meetings and calls with Atlas’ equity holders, advisors and auditors regarding Atlas;

•        multiple visits to Atlas’ headquarters in Austin;

•        reviews of Atlas’ material contracts, backlog and clients;

•        reviews of financial, tax, accounting, legal and environmental due diligence;

•        consultation with our management and legal and financial advisors;

•        reviews of financial and valuation analyses of Atlas and the business combination;

•        research on comparable public companies;

•        research on comparable transactions;

•        reviews of Atlas’ financial statements; and

•        reviews of certain projections provided by Atlas.

The factors considered by our board of directors included, but were not limited to, the following:

•        National provider of highly technical and mission critical services.    Atlas’ scale and breadth in service offering enables it to compete for complex, marquee contract opportunities and deliver highly customized solutions on both national projects and at the local level. Established footholds in key geographies provide multiple touchpoints within the country’s highest growth markets. Our board believes that Atlas’ considerable technical expertise and strong reputation in key infrastructure markets enables, and will continue to enable, it to be successful with bids and deliver rapid response capabilities to clients.

•        Repeatable, non-discretionary demand and entrenched relationships with long-term customers.    Non-discretionary, compliance-driven demand for Atlas’ services creates repeating revenue from decades-long relationships with its blue-chip, diverse customer base. Atlas’ knowledge of its clients’ businesses drives transformative outcomes and high rates of customer retention.

•        De-risked business profile.    Most of Atlas’ contracts are either “time & material” or “cost-plus” contracts. Additionally, most of Atlas’ net revenue is generated from work on existing assets and structures, which are less impacted by new construction trends. Atlas also utilizes an asset-light operating model and variable cost workforce that allows management to right-size the cost structure to match demand trends and generate strong free cash flow during periods of slower activity.

•        Customer, end-market and geographic diversity.    Atlas provides technical services to a diverse variety of customers. Our board believes that Atlas’ broad geographic reach enables it to provide local service on a national level with entrenched positions in key markets that have favorable infrastructure spending patterns.

•        Highly visible revenue through a robust backlog.    Atlas’ significant backlog growth and robust pipeline provides visibility into its near-term revenue forecast. Atlas’ backlog, consisting of only contracted and fully funded work, has seen significant organic growth.

•        Strong margins and free cash flow.    Atlas maintains strong margins and has achieved significant margin expansion since 2015. Our board of directors believes that this attractive margin profile coupled with a capital-light business model drives strong free cash flow.

•        Proven and experienced management team.    Atlas’ combined management team has deep industry expertise, starting with its Chief Executive Officer, L. Joe Boyer, who has more than 30 years of experience in the technical services industry and is supported by the executive leadership team which also has decades of experience in the industry. The management team has a long track record of achieving organic growth, high employee retention, and executing on both accretive acquisitions and cross-selling opportunities.

•        Terms of Purchase Agreement and related agreements.    The board reviewed the financial and other terms of the Purchase Agreement and related agreements and determined that they were the product of arm’s-length negotiations among the parties.

•        Stockholder approval.    The board considered the fact that in connection with the business combination, stockholders have the option to (i) remain stockholders of the Company, (ii) sell their shares on the open market or (iii) redeem their shares for the per share amount held in the trust account.

In the course of its deliberations, our board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the business combination, including the below:

•        The risk that the potential benefits of the business combination may not be fully achieved, or may not be achieved within the expected time frame.

•        The risk that the business combination might not be consummated in a timely manner or that the closing might not occur despite the Company’s efforts, including by reason of a failure to obtain the approval of Boxwood’s stockholders.

•        The risk that the transactions contemplated by the Purchase Agreement would not be completed in accordance with their respective terms or at all.

•        The significant fees and expenses associated with completing the business combination and the substantial time and effort of management required to complete the business combination.

•        Atlas’ continued success is dependent upon its ability to hire, retain, and utilize qualified personnel.

•        Atlas’ profitability could suffer if it is not able to maintain adequate utilization of its workforce.

•        Construction and maintenance sites are inherently dangerous workplaces. If Atlas, the owner, or others working at the project site fail to maintain safe work sites, Atlas can be exposed to significant financial losses and reputational harm, as well as civil and criminal liabilities.

•        Fluctuations in commodity prices may affect Atlas’ customers’ investment decisions and therefore subject Atlas to risks of cancellation, delays in existing work, or changes in the timing and funding of new awards.

•        Atlas’ results of operations depend on the award of new contracts and the timing of the performance of these contracts.

•        The contracts in Atlas’ backlog may be adjusted, cancelled or suspended by its clients and, therefore, Atlas’ backlog is not necessarily indicative of its future revenues or earnings. Additionally, even if fully performed, Atlas’ backlog is not a good indicator of its future gross margins.

•        Atlas’ services expose it to significant risks of liability and its insurance policies may not provide adequate coverage.

•        Atlas engages in a highly competitive business. If it is unable to compete effectively, it could lose market share and its business and results of operations could be negatively impacted.

•        The nature of Atlas’ contracts, particularly those that are fixed-price, subject it to risks of cost overruns. Atlas may experience reduced profits or, in some cases, losses if costs increase above budgets or estimates or if the project experiences schedule delays.

•        Governmental agencies may modify, curtail or terminate Atlas’ contracts at any time prior to their completion and, if Atlas does not replace them, it may suffer a decline in revenue.

•        Atlas is dependent on third-parties to complete many of its contracts.

•        Atlas relies on third-party internal and outsourced software to run its critical accounting, project management, and financial information systems. As a result, any sudden loss, disruption, or unexpected costs to maintain these systems could significantly increase Atlas’ operational expense and disrupt the management of its business operations.

•        Negative conditions in the credit and financial markets and delays in receiving client payments could result in liquidity problems, adversely affecting Atlas’ cost of borrowing and our business.

•        Maintaining adequate bonding and letter of credit capacity is necessary for Atlas to successfully bid on and win some contracts.

•        If Atlas fails to comply with federal, state and local governmental requirements, its business may be adversely affected.

•        Atlas’ business strategy relies in part on acquisitions to sustain its growth. Acquisitions of other companies present certain risks and uncertainties.

•        Atlas’ quarterly results may fluctuate significantly, which could have a material negative effect on the price of the Company’s common stock.

•        Atlas identified a material weakness in its internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of the Company’s financial statements or cause the Company to fail to meet its periodic reporting obligations.

•        An impairment charge on Atlas’ goodwill could have a material adverse impact on its financial position and results of operations.

•        Rising inflation, interest rates, and/or construction costs could reduce the demand for Atlas’ services as well as decrease its profit on existing contracts, in particular with respect to its fixed-price contracts.

•        Atlas is subject to professional standards, duties and statutory obligations on professional reports and opinions it issues, which could subject it to monetary damages.

•        Atlas may not be able to protect its intellectual property or that of its clients.

•        The outcome of pending and future claims and litigation could have a material adverse impact on Atlas’ business, financial condition, and results of operations.

•        The risk that the business combination might not be consummated in a timely manner or that the Closing might not occur despite the parties’ best efforts, including by reason of a failure to obtain the approval of our stockholders.

•        The risk that the transactions contemplated by the Purchase Agreement would not be completed in accordance with its terms or at all.

•        The significant fees and expenses associated with completing the business combination and other related transactions and the substantial time and effort of management required to complete the business combination.

•        The possibility of litigation challenging the business combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the business combination.

After considering the foregoing potentially negative and potentially positive reasons, our board of directors concluded, in its business judgment, that the potentially positive reasons relating to the business combination and the other related transactions outweighed the potentially negative reasons. In connection with its deliberations, our board of directors did not consider the fairness of the consideration to be paid by it in the business combination to any person other than Atlas.

Certain Projected Financial Information

Atlas does not as a matter of course make public projections as to earnings or other results. However, in connection with its consideration of the potential combination, Boxwood’s board of directors were provided with prospective financial information prepared by management of Atlas (collectively, the “Projections”).

The Projections are included in this proxy statement solely to provide Boxwood’s stockholders access to information made available in connection with Boxwood’s board of directors’ consideration of the business combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were presented to the board of directors, which was August 2019.

The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited. Neither the independent registered public accounting firms of Atlas or Boxwood nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of Boxwood and Atlas assume no responsibility for, and disclaim any association with, the Projections.

In the view of Atlas’ management team, the Projections were prepared on a reasonable basis, reflected the best currently available estimates and judgments of Atlas and presented, to the best of their knowledge and belief, the expected course of action and the expected future financial performance of Atlas.

The Projections are subjective in many respects. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than estimated. Since the Projections cover multiple years, that information by its nature becomes less predictive with each successive year.

While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of Atlas, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

The Projections were prepared solely for internal use to assist Boxwood in our evaluation of Atlas and the business combination. Atlas has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including Boxwood. Neither Atlas’ management nor its representatives has made or makes any representations to any person regarding the ultimate performance of Atlas relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of Atlas may differ materially from those expressed in the Projections due to factors beyond Atlas’ ability to control or predict.

The Projections are not included in this proxy statement in order to induce any stockholders to vote in favor of any of the proposals at the special meeting.

Certain of the measures included in the Projections are non-GAAP financial measures, including Adjusted EBITDA. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Atlas are not reported by all of their competitors and may not be comparable to similarly titled amounts used by other companies.

We encourage you to review the financial statements of Atlas included in this proxy statement, as well as the financial information in the sections entitled “Selected Historical Financial Information of Atlas” and “Unaudited Pro Forma Condensed Consolidated Combined Financial Information” in this proxy statement and to not rely on any single financial measure.

Neither Boxwood nor Atlas or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized.

The key elements of the Projections provided to the Company are summarized below:(1), (2)

	Fiscal Year Ending December 31,
($ in thousands)	2019E	2020E
Gross Revenue	$482,000	$521,000
Adjusted EBITDA	$69,400	$75,900
Capital Expenditures	(6,084)	(6,337)
Free Cash Flow	$63,316	$69,563

____________

(1)      Atlas’ Projections are unaudited, based upon estimated results and do not include the impact of purchase accounting or other impacts from the consummation of the business combination. Some figures may not add up exactly due to rounding.

(2)      Atlas defines Adjusted EBITDA as net income before interest expense, income taxes, depreciation and amortization, adjustments for certain one-time or non-recurring items and other pro forma adjustments, including expected public company costs. Atlas defines free cash flow as Adjusted EBITDA less capital expenditures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Atlas — Non-GAAP Financial Matters” for information about Adjusted EBITDA and a reconciliation of net income (loss) to Adjusted EBITDA.

Certain Benefits of Boxwood’s Directors and Officers and Others in the Business Combination

In considering the recommendation of Boxwood’s board of directors in favor of the business combination, it should be noted that directors and officers of Boxwood have interests in the business combination that may be different from, or in addition to, the interests of Boxwood’s stockholders. These interests include:

•        the anticipated election of Stephen M. Kadenacy and Duncan Murdoch, two of our existing officers, as members of the board of directors of the Company following the consummation of the business combination; and

•        the continued indemnification of former and current directors and officers of Boxwood and the continuation of directors’ and officers’ liability insurance after the business combination.

In addition, certain of Boxwood’s founders, directors and entities affiliated with certain of Boxwood’s directors and executive officers, own shares of Boxwood common stock that were issued prior to Boxwood’s IPO. Such purchasers have waived their right to receive distributions with respect to the founder shares and private placement shares held by them upon Boxwood’s liquidation which will occur if we are unable to complete an initial business combination by November 20, 2020. Accordingly, the founder shares and private placement shares will be worthless if Boxwood is forced to liquidate. In addition, in the event of Boxwood’s liquidation, Boxwood’s warrants, including the private placement warrants held by certain of Boxwood’s directors and executive officers, will expire worthless. These financial interests of the founders, officers and directors and entities affiliated with them may have influenced their decision to approve the business combination. You should consider these interests when evaluating the business combination and the recommendation of Boxwood’s board of directors to vote in favor of the business combination proposal and other proposals to be presented to the stockholders.

Satisfaction of 80% Test

It is a requirement under the Charter and Nasdaq rules that we complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) at the time of our signing a definitive agreement in connection with our initial business combination.

As of the date of the execution of the Purchase Agreement, the balance of funds in the trust account was approximately $202.6 million, and the Company had $7 million of deferred underwriting commissions plus taxes payable on the income earned on the trust account. In reaching its conclusion that the business combination meets the 80% test, the board of directors looked at the aggregate purchase price to be paid in the business combination of $617 million. In determining whether the purchase price represents the fair market value of Atlas, our board of directors considered all of the factors described in the section entitled “The Business Combination Proposal — Boxwood’s Board of Directors’ Reasons for Approval of the Business Combination,” and the fact that the purchase price for Atlas was the result of an arm’s length negotiation. As a result, our board of directors concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the trust account. In light of the financial background and experience of the members of our management team and the board of directors, our board of directors believes that the members of our management team and the board of directors are qualified to determine whether the business combination meets the 80% test. Our board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of Boxwood’s board of directors in favor of approval of the business combination proposal, you should keep in mind that Boxwood’s initial stockholders, including our directors and executive officers, and Atlas’ current owners, have interests in such proposal that are different from, or in addition to those of our stockholders and warrant holders generally. These interests include, among other things, the interests listed below:

•        the fact that our initial stockholders have waived their right to redeem any of the founder shares, private placement shares and public shares in connection with a stockholder vote to approve a proposed initial business combination;

•        the continuation of Stephen M. Kadenacy, our Chairman and Chief Executive Officer, as Executive Chairman of the Company after the business combination;

•        the fact that our initial stockholders paid an aggregate of $25,000 for the founder shares, which will convert into 5,000,000 shares of Class A common stock in accordance with the terms of the Charter, subject to adjustment, and such securities will have a significantly higher value at the time of the business combination, estimated at approximately $50,200,000 based on the closing price of $10.04 per public shares on Nasdaq on August 15, 2019;

•        the fact that our initial stockholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares and private placement shares if we fail to complete an initial business combination by November 20, 2020;

•        the fact that our Sponsor paid approximately $6,000,000 for 250,000 private placement units and 3,500,000 private placement warrants, each of such private placement warrant (including the warrants underlying the private placement units) is exercisable commencing 30 days following the Closing for one share of Class A common stock at $11.50 per share. If we do not consummate an initial business combination by November 20, 2020, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by our Sponsor will be worthless. The warrants held by our Sponsor had an aggregate market value of approximately $2,437,500 based upon the closing price of $0.65 per warrant on Nasdaq on August 15, 2019;

•        the right of our Sponsor to receive approximately 3,750,000 shares of Class A common stock to be issued upon exercise of their private placement warrants (including the warrants underlying its private placement units) following the business combination, subject to certain lock-up periods;

•        if the trust account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        pursuant to the Nomination Agreement, BCP will have the right to designate up to a majority of the board of directors of the Company, subject to certain terms and conditions and the Chief Executive Officer of the Company will be a member of the board of directors of the Company;

•        the anticipated election of Stephen M. Kadenacy and Duncan Murdoch, two of our existing directors, as directors of the Company after the consummation of the business combination. As such, in the future they will receive any cash fees, stock options or stock awards that the Company’s board of directors determines to pay to our directors;

•        the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination; and

•        the fact that the Continuing Members, whose affiliates will have the right to designate directors to the board of directors pursuant to the Nomination Agreement and include members of Atlas’ management team who will become executive officers and directors of the Company following the business combination, will hold a significant number of shares of Class B common stock and an equal number of Rollover Units that are redeemable for shares of Class A common stock in accordance with the terms of the Holdings LLC Agreement.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Boxwood or our securities, the Boxwood initial stockholders, Atlas and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Boxwood common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the special meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the business combination. This may result in the completion of our business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such arrangements incentive may have a depressive effect on shares of Boxwood common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Boxwood will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the special meeting or the amount of Available Equity. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the business combination. Where actual amounts are not known or knowable, the figures below represent Boxwood’s good faith estimate of such amounts.

Sources and Uses of Proceeds

($ in 000s)

Sources	No Redemption	Max Redemption(1)
Proceeds from Trust Account	$202.6	$101.3
Debt	270.0	357.7
Seller Rollover Equity	180.6	197.0
Total Sources	$653.2	$656.0
Uses	No Redemption	Max Redemption
Payoff Existing Atlas Debt (and related expenses)	$172.2	$172.2
Cash Proceeds to Seller	264.2	247.8
Seller Rollover Equity	180.6	197.0
Deferred IPO fee	7.0	7.0
Other Transaction Expenses	29.2	32.0
Total Uses	$653.2	$656.0

____________

(1)      This presentation assumes that 50% of Boxwood’s public stockholders exercise their redemption rights with respect to their public shares (i.e., that 10,000,000 public shares are redeemed).

Board of Directors of Boxwood Following the Business Combination

Upon consummation of the business combination, we anticipate that the board of directors of the Company will consist of seven directors. See the section entitled “Management of the Company Following the Business Combination” for additional information.

Name; Headquarters

The name of the post-combination company after the business combination will be Atlas Technical Consultants, Inc., and our headquarters will be located at 13215 Bee Cave Parkway, Building A, Suite 260, Austin, Texas 78738.

Redemption Rights

Public stockholders may seek to redeem the public shares that they hold, regardless of whether they vote for the proposed business combination, against the proposed business combination or do not vote in relation to the proposed business combination. Any public stockholder may request redemption of their public shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the business combination, including interest earned on the funds held in the trust account (net of taxes payable), divided by the number of then-outstanding public shares. If a holder properly seeks redemption as described in this section and the business combination is consummated, the holder will no longer own these shares following the business combination.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

Boxwood’s initial stockholders will not have redemption rights with respect to any shares of Boxwood common stock owned by them, directly or indirectly.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to          Eastern Time, on               , 2019 (two business days prior to the vote at the special meeting) (a) submit a written request to the transfer agent that the Company redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed business combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so.

Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that Boxwood instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.

If the business combination is not approved or completed for any reason, then Boxwood’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, Boxwood will promptly return any shares previously delivered by public holders.

The closing price of shares of Boxwood common stock on August 15, 2019 was $10.04. For illustrative purposes, the cash held in the trust account on August 15, 2019 was approximately $202.9 million or approximately $10.15 per public share. Prior to exercising redemption rights, stockholders should verify the market price of shares of Boxwood common stock as they may receive higher proceeds from the sale of their shares of Boxwood common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Boxwood cannot assure our stockholders that they will be able to sell their shares of Boxwood common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our securities when our stockholders wish to sell their shares.

If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem the public shares you hold, no later than the close of the vote on the business combination proposal, and deliver your public shares (either physically or electronically) to the transfer agent, prior to          Eastern Time, on               , 2019 (two business days prior to the vote at the special meeting), and the business combination is consummated.

In order for public stockholders to exercise their redemption rights in respect of the proposed business combination, public stockholders must properly exercise their right to redeem the public shares they hold no later than the close of the vote on the business combination proposal and deliver their public shares (either physically or electronically) to the transfer agent, prior to          Eastern Time, on               , 2019 (two business days prior to the vote at the special meeting). Immediately following the consummation of the business combination, the Company will pay public stockholders who properly exercised their redemption rights in respect of their public shares.

Anticipated Accounting Treatment

Under the no redemption scenario, the business combination is accounted for under the scope of Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 805, Business combinations (“ASC 805”). Pursuant to ASC 805, Boxwood has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Boxwood’s stockholders having a majority of the voting power (58%) of the combined company;

•        Boxwood is transferring cash via the use of funds in their trust account and proceeds from equity issuances, and will be incurring liabilities to execute the business combination;

•        Boxwood has the right to nominate 4 out of the 7 initial members who will serve on the Board of Directors of the combined company; and

•        Boxwood was the entity that initiated the business combination.

The preponderance of the evidence discussed above supports the conclusion that Boxwood is the accounting acquirer in the business combination. Atlas Intermediate constitutes a business in accordance with ASC 805 and the business combination constitutes a change in control. Accordingly, the business combination will be accounted for using the acquisition method.

Under the maximum redemption scenario, the business combination is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Atlas Intermediate has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Atlas Intermediate’s stockholders having a majority of the voting power (56%) of the combined company;

•        Atlas Intermediate comprising the ongoing operations of the combined company;

•        Atlas Intermediate is the larger entity based on historical revenues and net income; and

•        Atlas Intermediate’s senior management comprising the senior management of the combined company.

Under this method of accounting, Boxwood will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Atlas Intermediate issuing stock for the net assets of Boxwood, accompanied by a recapitalization. The net assets of Boxwood will be stated at historical cost, with no goodwill or other intangible assets recorded.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The business combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted.

At any time before or after consummation of the business combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the business combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the business combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither the Company nor Atlas is aware of any material regulatory approvals or actions that are required for completion of the business combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The closing of the business combination is conditioned on the approval of the business combination proposal, the charter amendment proposal and the Nasdaq proposal at the special meeting. The business combination proposal is conditioned on the approval of the charter amendment proposal and the Nasdaq proposal.

This business combination proposal (and consequently, the Purchase Agreement and the business combination) will be approved and adopted only if the holders of at least a majority of the outstanding shares of our common stock that are voted in person or by proxy at the special meeting, vote “FOR” the business combination proposal. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the business combination proposal.

As of the record date, our Sponsor, directors and officers have agreed to vote any shares of Class A common stock and Class F common stock owned by them in favor of the business combination.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of Boxwood’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Boxwood and our stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “— Interests of Certain Persons in the Business Combination” for a further discussion.

THE CHARTER AMENDMENT PROPOSAL

Overview

Boxwood’s stockholders are being asked to approve and adopt, assuming the business combination proposal is approved and adopted, the Proposed Charter, which, if approved, would take effect upon the Closing.

If the business combination proposal is approved and the business combination is to be consummated, the Company will amend and restate the Charter with the Proposed Charter under the DGCL to:

•        authorize an additional 200,000,000 shares of common stock, which would consist of (i) increasing the number of shares of Class A common stock from 250,000,000 shares to 400,000,000 shares, (ii) establishing 100,000,000 shares of a newly designated class of Class B common stock in order to provide for our “Up-C” structure, which will permit the Continuing Members to hold their equity interests in Holdings in a tax-efficient manner, and (iii) eliminating the 50,000,000 shares of Class F common stock;

•        change the stockholder vote required for approval to the affirmative vote of the holders of at least 66 ⅔% of the common stock of the Company to make any amendment to Article IV (Capitalization), Article V (Bylaws), Article VII (Board of Directors), Article IX (Indemnification), Article X (Corporate Opportunities) and Article XI (Amendments) of the Proposed Charter and the Company’s bylaws;

•        clarify that the current exclusive forum provision in the Charter adopting Delaware as the exclusive forum for certain stockholder litigation does not apply to claims (i) arising under the Securities Act, as to which the Court of Chancery of the State of Delaware and the federal district court for the District of Delaware have concurrent jurisdiction under Section 22 of the Securities Act, or (ii) brought to enforce a duty or liability created by the Exchange Act, as to which the federal courts have exclusive jurisdiction under Section 27 of the Exchange Act;

•        approve provisions in the Proposed Charter which provide that certain amendments to and actions under the Proposed Charter are subject to the Nomination Agreement; and

•        approve all other changes relating to the Proposed Charter as part of the business combination, including (i) changing the post-business combination company’s corporate name from “Boxwood Merger Corp.” to “Atlas Technical Consultants, Inc.” and making the Company’s corporate existence perpetual and (ii) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination.

The charter amendment proposal is conditioned on the approval of the business combination proposal. Therefore, if the business combination proposal is not approved, the charter amendment proposal will have no effect, even if approved by our public stockholders.

The Proposed Charter differs in material respects from the Charter and we urge stockholders to carefully consult the information set out in this Section, the Section “The Advisory Charter Proposals” and the full text of the Proposed Charter, attached hereto as Annex B.

Reasons for the Amendments

Each of these amendments was negotiated as part of the business combination. The Board’s reasons for proposing each of these amendments to the Charter are set forth below.

•        Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to facilitate the transactions contemplated by the business combination (including our “Up-C” structure), to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

•        Our board of directors believes that the changes to the vote required to amend certain provisions of the Proposed Charter are intended to protect key provisions of the Proposed Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

•        Our board of directors believes that clarifying that the exclusive forum provision of the Proposed Charter does not apply to claims arising under the Securities Act or brought to enforce a duty or liability created by the Exchange Act will permit us to comply with the jurisdictional limitations imposed by the federal securities laws and to provide clear notice of such limitations to our stockholders.

•        Pursuant to the Nomination Agreement, BCP will have certain rights to designate directors to the board of directors of the Company. For additional information, see “The Business Combination Proposal — Related Agreements — Nomination Agreement.”

•        Our board of directors believes that changing the post-business combination corporate name from “Boxwood Merger Corp.” to “Atlas Technical Consultants, Inc.” and making the Company’s corporate existence perpetual is desirable to reflect the business combination with Atlas and to clearly identify the Company as the publicly traded entity. Additionally, perpetual existence is the usual period of existence for corporations, and our board of directors believes that it is the most appropriate period for the Company following the business combination.

•        Our board of directors has determined it is in the best interest of the Company to eliminate provisions specific to our status as a blank check company. This deletion is desirable because these provisions will serve no purpose following consummation of the business combination. For example, these proposed amendments remove the requirement to dissolve Boxwood and allow us to continue as a corporate entity with perpetual existence following consummation of the business combination. Perpetual existence is the usual period of existence for corporations, and our board of directors believes it is the most appropriate period for the Company.

Vote Required for Approval

The approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A common stock and Class F common stock entitled to vote thereon at the special meeting, voting as a single class. Abstentions, broker non-votes or the failure to vote on this proposal, will have the same effect as a vote “AGAINST” this proposal.

The charter amendment proposal is conditioned on the approval of the business combination proposal. Therefore, if the business combination proposal is not approved, the charter amendment proposal will have no effect, even if approved by our public stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

The existence of financial and personal interests of Boxwood’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Boxwood and our stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE ADVISORY CHARTER PROPOSALS

Overview

As required by applicable SEC guidance, the Company is requesting that our stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain amendments contained in the Proposed Charter that materially affect stockholder rights, which are those amendments that will be made to the Charter as reflected in the Proposed Charter if the charter amendment proposal is approved. This separate vote is not otherwise required by Delaware law separate and apart from the charter amendment proposal, but pursuant to SEC guidance, the Company is required to submit these provisions to our stockholders separately for approval. However, the stockholder vote regarding these proposals are advisory votes, and are not binding on the Company or our board of directors (separate and apart from the approval of the charter amendment proposal). Furthermore, the business combination is not conditioned on the separate approval of the advisory charter proposals (separate and apart from approval of the charter amendment proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, the Company intends that the Proposed Charter will take effect at the Closing (assuming approval of the charter amendment proposal).

Advisory Charter Proposal A — Authorized Capital Stock

Boxwood’s stockholders are being asked to approve and adopt an amendment to the Charter to authorize an additional 200,000,000 shares of common stock, which would consist of (i) increasing the number of shares of Class A common stock from 250,000,000 shares to 400,000,000 shares, (ii) establishing 100,000,000 shares of a newly designated class of Class B common stock in order to provide for our “Up-C” structure, which will permit the Continuing Members to hold their equity interests in Holdings in a tax-efficient manner, and (iii) eliminating the 50,000,000 shares of Class F common stock.

Advisory Charter Proposal B — Changes to Stockholder Vote Required to Amend the Proposed Charter

Boxwood’s stockholders are being asked to approve and adopt an amendment to the Charter to change the stockholder vote required to make any amendment to Article IV (Capitalization), Article V (Bylaws), Article VII (Board of Directors), Article IX (Indemnification), Article X (Corporate Opportunities) and Article XI (Amendments) of the Proposed Charter and the Company’s bylaws to the approval by the affirmative vote of the holders of at least 66 ⅔% of the common stock of the Company.

Advisory Charter Proposal C — Changes to Exclusive Forum Provision

Boxwood’s stockholders are being asked to approve an amendment to the Charter to clarify that the current exclusive forum provision in the Charter adopting Delaware as the exclusive forum for certain stockholder litigation does not apply to claims (i) arising under the Securities Act, as to which the Court of Chancery of the State of Delaware and the federal district court for the District of Delaware have concurrent jurisdiction under Section 22 of the Securities Act, or (ii) brought to enforce a duty or liability created by the Exchange Act, as to which the federal courts have exclusive jurisdiction under Section 27 of the Exchange Act.

Advisory Charter Proposal D — Changes Relating to Nomination Agreement

Boxwood’s stockholders are being asked to approve amendments to the Charter to provide that certain amendments to and actions under the Proposed Charter are subject to the Nomination Agreement.

Pursuant to the Nomination Agreement, BCP will have certain rights to designate directors to the board of directors of the Company. For additional information, see “The Business Combination Proposal — Related Agreements — Nomination Agreement.”

This amendment would indicate that the terms of the Proposed Charter are subject to the terms of the Nomination Agreement when such terms are in conflict.

Advisory Charter Proposal E — Changes in Connection with Adoption of the Proposed Charter

Boxwood’s stockholders are being asked to approve all other changes in connection with amending the Charter, including, among other things, (i) changing the post-business combination company’s corporate name from “Boxwood Merger Corp.” to “Atlas Technical Consultants, Inc.” and making the Company’s corporate existence perpetual and (ii) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination.

Reasons for the Approval of the Advisory Charter Proposals

Authorized Capital Stock

Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to facilitate the transactions contemplated by the business combination (including our “Up-C” structure), to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). In addition, charter proposal A, if approved, would also adequately address the needs of the Company after the business combination.

Changes to Stockholder Vote Required to Amend the Proposed Charter

Our board of directors believes that these changes are intended to protect key provisions of the Proposed Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Changes to Exclusive Forum Provision

Our board of directors believes that clarifying that the exclusive forum provision of the Proposed Charter does not apply to claims arising under the Securities Act or brought to enforce a duty or liability created by the Exchange Act will permit us to comply with the jurisdictional limitations imposed by the federal securities laws and to provide clear notice of such limitations to our stockholders.

Nomination Agreement

Pursuant to the Nomination Agreement, BCP will have certain rights to designate directors to the board of directors of the Company. For additional information, see “The Business Combination Proposal — Related Agreements — Nomination Agreement.” Our board of directors believes that charter proposal D is necessary to ensure that the terms of the Proposed Charter do not conflict with the rights granted under the Nomination Agreement.

Corporate Name and Perpetual Existence

Our board of directors believes that changing the post-business combination corporate name from “Boxwood Merger Corp.” to “Atlas Technical Consultants, Inc.” and making the Company’s corporate existence perpetual is desirable to reflect the business combination with Atlas and to clearly identify the Company as the publicly traded entity. Additionally, perpetual existence is the usual period of existence for corporations, and our board of directors believes that it is the most appropriate period for the Company following the business combination.

Blank Check Company

Our board of directors has determined it is in the best interest of Boxwood to eliminate provisions specific to our status as a blank check company. This deletion is desirable because these provisions will serve no purpose following consummation of the business combination. For example, these proposed amendments remove the requirement to dissolve Boxwood and allow us to continue as a corporate entity with perpetual existence following consummation of the business combination. Perpetual existence is the usual period of existence for corporations, and our board of directors believes it is the most appropriate period for the Company.

Vote Required for Approval

The approval of each advisory charter proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class F common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the advisory charter proposals.

As discussed above, the advisory charter proposals are advisory votes and therefore are not binding on the Company or our board of directors. Furthermore, the business combination is not conditioned on the separate approval of the advisory charter proposals (separate and apart from approval of the charter amendment proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, the Company intends that the Proposed Charter will take effect at the Closing (assuming approval of the charter amendment proposal).

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE CHARTER AMENDMENT PROPOSALS.

The existence of financial and personal interests of Boxwood’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Boxwood and our stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE NASDAQ PROPOSAL

Overview

Assuming the business combination proposal and the charter amendment proposal are approved, our stockholders are also being asked to approve the Nasdaq proposal.

The Nasdaq proposal is a proposal to approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for the purposes of complying with the applicable listing rules of The Nasdaq Stock Market, the issuance of more than 20% of our issued and outstanding common stock pursuant to the terms of the Purchase Agreement and the potential issuance of common stock to BCP in connection with the business combination which may result in BCP owning more than 20% of our outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under Nasdaq rules.

If the Nasdaq proposal is adopted, (i) up to 19,700,000 shares of Class A common stock issuable in the future to the Continuing Members who redeem their Holdings Units and an equal number of shares of Class B common stock held by them from time to time following the Closing pursuant to and in accordance with the terms of the Holdings LLC Agreement, and (ii) up to 19,700,000 shares of Class B common stock will be issued to the Continuing Members pursuant to the terms of the Purchase Agreement, which will represent approximately 56.4% of the 34,950,000 shares of our common stock outstanding following the business combination, assuming 50% redemptions.

Reasons for the Approval of the Nasdaq Proposal

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a) and (b).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. The Company may issue 20% or more of our outstanding common stock or 20% or more of the voting power, in each case outstanding before the issuance, in connection with the business combination. In addition, the Company intends to reserve for issuance shares of Class A common stock for potential future issuances of Class A common stock under the Incentive Plan.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. The issuance to BCP in connection with the business combination, as described in this proxy statement, may result in BCP owning more than 20% of our outstanding common stock, or more than 20% of the voting power, in each case outstanding before the issuance.

Effect of the Proposal on Current Stockholders

If the Nasdaq proposal is adopted, (i) up to 19,700,000 shares of Class A common stock will be issued to the Continuing Members who exchange their Holdings Units and an equal number of shares of Class B common stock held by them from time to time following the Closing pursuant to and in accordance with the terms of the Holdings LLC Agreement, and (iii) up to 19,700,000 shares of Class B common stock will be issued to the Continuing Members pursuant to the terms of the Purchase Agreement, which collectively represents approximately 56.4% of the 34,950,000 shares of our common stock outstanding following the business combination, assuming 50% of Boxwood’s public stockholders exercise redemption rights with respect to the public shares. The issuance of such shares would result in significant dilution to our stockholders, and would afford our stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company.

In the event that this proposal is not approved by our stockholders, the business combination may not be consummated. In the event that this proposal is approved by our stockholders, but the Purchase Agreement is terminated (without the business combination being consummated) prior to the issuance of shares of common stock pursuant to the Purchase Agreement, Boxwood will not issue the shares of common stock.

Vote Required for Approval

The approval of the Nasdaq proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class F common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Nasdaq proposal.

The Nasdaq proposal is conditioned on the approval of the business combination proposal and the charter amendment proposal. Therefore, if the business combination proposal and the charter amendment proposal are not approved, the Nasdaq proposal will have no effect, even if approved by our public stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of Boxwood’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Boxwood and our stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE DIRECTOR ELECTION PROPOSAL

Overview

Boxwood’s board of directors is currently divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.

Assuming the condition precedent proposals are approved at the special meeting, stockholders are being asked to elect seven directors to our board of directors, effective upon the closing of the business combination, with each Class I director having a term that expires at the Company’s annual meeting of stockholders in 2020, each Class II director having a term that expires at the Company’s annual meeting of stockholders in 2021 and each Class III director having a term that expires at the Company’s annual meeting of stockholders in 2022, or in each case until their respective successors are duly elected and qualified, or until their earlier death, resignation, retirement or removal.

Under the Nomination Agreement, BCP will have the right to designate a certain number of individuals for nomination by the board of directors to be elected by the Company’s stockholders based on the percentage of the voting power of the outstanding Class A common stock and Class B common stock beneficially owned by BCP and its affiliates, in the aggregate, as follows: (i) for so long as BCP beneficially owns at least 50% of the aggregate voting power of the Company, BCP will have the right to nominate at least a majority of all directors of the Board; (ii) for so long as BCP beneficially owns less than 50% and equal to or greater than 35% of the aggregate voting power of the Company, BCP will have the right to designate three directors; (iii) for so long as BCP beneficially owns less than 35% and equal to or greater than 15% of the aggregate voting power of the Company, BCP will have the right to designate two directors; and (iv) for so long as BCP beneficially owns less than 15% and equal to or greater than 5% of the aggregate voting power of the Company, BCP will have the right to designate one director. In accordance with the terms of the Nomination Agreement, the size of the board will be fixed based on the number of individuals BCP is entitled to designate for nomination to be elected as directors.

Director Nominees

Our board of directors has nominated each of Messrs. Boyer, Kadenacy, Murdoch and                to serve as directors of the Company, with Messrs.                to serve as Class I directors, Messrs.                to serve as Class II directors and Messrs.                to serve as Class III directors. The following sets forth information regarding each nominee.

Please see the section entitled “Management of the Company Following the Business Combination” for more information on the experience of the nominees.

Vote Required for Approval

The election of each of the director nominees pursuant to the director election proposal, assuming a quorum is present, requires the affirmative vote of the holders of a plurality of the outstanding shares of Class A common stock and Class F common stock, who, being present in person or by proxy and entitled to vote at the special meeting on the election of directors, vote at the special meeting, voting as a single class. This means that a director nominee will be elected if such director receives more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of such nominee. Failure to vote by proxy or to vote in person at the special meeting and abstentions will have no effect on the vote since a plurality of the votes cast is required for the election of the director nominee. Cumulative voting is not permitted in the election of directors.

The director election proposal is conditioned on the approval of the condition precedent proposals. Therefore, if the condition precedent proposals are not approved, the director election proposal will have no effect, even if approved by our public stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

THE INCENTIVE PLAN PROPOSAL

Overview

Assuming the condition precedent proposals are approved, Boxwood’s stockholders are also being asked to approve and adopt the Incentive Plan. A total of            shares of Class A common stock will be reserved for issuance under the Incentive Plan. Our Board has approved the Incentive Plan, subject to stockholder approval at the special meeting. The Incentive Plan is described in more detail below. A copy of the Incentive Plan is attached to this proxy statement as Annex C. If approved by our stockholders, the Incentive Plan will be administered by our Board or by a committee that our Board designates for this purpose (referred to below as the plan administrator), which will have the authority to make awards under the Incentive Plan and determine the terms and conditions of those awards. In addition, our Board is asking stockholders to approve the Incentive Plan, including the performance goals thereunder.

Our Board believes that approving the Incentive Plan is in the best interests of the Company. The Incentive Plan promotes ownership in the Company by our employees, directors and consultants, and aligns incentives between these service providers and stockholders by permitting these service providers to receive compensation in the form of awards denominated in, or based on the value of, our Class A common stock. Therefore, our Board recommends that our stockholders approve the Incentive Plan.

Summary of the Incentive Plan

The following is a summary of the material features of the Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Plan attached as Annex C to this proxy statement.

Purpose; Types of Awards.    The purpose of the Incentive Plan is (i) to encourage profitability and growth through short-term and long-term incentives that are consistent with the Company’s objectives; (ii) to give our participants an incentive for individual performance; (iii) to promote teamwork among our participants; and (iv) to give us an advantage in attracting and retaining key employees, directors, and consultants. To accomplish this purpose, the Incentive Plan permits the granting of awards in the form of incentive stock options within the meaning of Section 422 of the Code, nonqualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance based awards (including performance shares, performance units and performance bonus awards), and other stock-based or cash-based awards.

Shares Subject to the Incentive Plan.    A total of            shares of Class A common stock will be reserved and available for issuance under the Incentive Plan. The maximum number of shares that may be issued pursuant to options intended to be incentive stock options is            shares of Class A common stock. The maximum number of shares subject to Incentive Plan awards granted during any fiscal year to any non-employee director, when taken together with any cash fees paid to the director during the year in respect of his or her service as a director, may not exceed $           in total value. If an award granted under the Incentive Plan is forfeited, canceled, settled, or otherwise terminated the shares underlying that award will again become available for issuance under the Incentive Plan. However, none of the following shares will be available for issuance under the Incentive Plan: (i) shares delivered to or withheld to pay withholding taxes, (ii) shares used to pay the exercise price of an option, or (iii) shares subject to any exercised stock-settled SARs. Any substitute awards shall not reduce the shares authorized for grant under the Incentive Plan.

Administration of the Incentive Plan.    The Incentive Plan will be administered by the plan administrator, who is our Board or a committee that it designates. The plan administrator has the power to determine the terms of the awards granted under the Incentive Plan, including the exercise price, the number of shares subject to each award, and the exercisability of the awards. The plan administrator also has the power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions advisable for the administration of the Incentive Plan.

Participation.    Participation in the Incentive Plan will be open to employees, non-employee directors, or consultants, who have been selected as an eligible recipient under the Incentive Plan by the plan administrator. Awards of qualified stock options, however, shall be limited to employees of the Company or our affiliates. As of             , 2019, there are approximately            employees,              non-employee directors, and              consultants who are eligible to receive awards under the Incentive Plan.

Types of Awards.    The types of awards that may be made under the Incentive Plan are described below. All of the awards described below are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by the plan administrator, subject to certain limitations provided in the Incentive Plan.

Performance-Based Awards.    The Company may grant an award conditioned on satisfaction of certain performance criteria. Such performance-based awards include performance-based restricted shares and restricted stock units.

Performance Goals.    If the plan administrator determines that the performance-based award to an employee is subject to performance goals, then the performance-based criteria upon which the awards will be based shall be by reference to any one or more of the following: earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profit after tax; cash flow; revenue; net revenues; sales; days sales outstanding; scrap rates; income; net income; operating income; net operating income, operating margin; earnings; earnings per share; return on equity; return on investment; return on capital; return on assets; return on net assets; total stockholder return; economic profit; market share; appreciation in the fair market value, book value or other measure of value of the Company’s common stock; expense/cost control; working capital; volume/production; new products; customer satisfaction; brand development; employee retention or employee turnover; employee satisfaction or engagement; environmental, health, or other safety goals; individual performance; strategic objective milestones; days inventory outstanding; or, as applicable, any combination of, or a specified increase or decrease in, any of the foregoing.

Restricted Stock.    A restricted stock award is an award of shares of Class A common stock that vest in accordance with the terms and conditions established by the plan administrator. The plan administrator will determine in the award agreement whether the participant will be entitled to vote the shares of restricted stock and/or receive dividends on such shares.

Restricted Stock Units.    A restricted stock unit is a right to receive shares or the cash equivalent of Class A common stock at a specified date in the future, subject to forfeiture of such right. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit grant, the Company must deliver to the holder of the restricted stock unit, unrestricted shares of Class A common stock.

Non-Qualified Stock Options.    A non-qualified stock option entitles the recipient to purchase shares of Class A common stock at a fixed exercise price. The exercise price per share will be determined by the compensation committee of our Board, but such price will never be less than 100% of the fair market value of a share of Class A common stock on the date of grant. Fair market value will generally be the closing price of a share of Class A common stock on the applicable national securities exchange on the date of grant. Non-qualified stock options under the Incentive Plan generally must be exercised within 10 years from the date of grant. A non-qualified stock option is an option that does not meet the qualifications of a qualified stock option as described below.

Qualified Stock Option.    A qualified stock option is a stock option that meets the requirements of Section 422 of the Code. Qualified stock options may be granted only to employees and the aggregate fair market value of a share of Class A common stock determined at the time of grant with respect to qualified stock options that are exercisable for the first time by a participant during any calendar year may not exceed $100,000. No qualified stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Company’s total combined voting power or that of any of the Company’s affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the qualified stock option does not exceed five years from the date of grant.

Stock Appreciation Rights.    A SAR entitles the holder to receive an amount equal to the difference between the fair market value of a share of Class A common stock on the exercise date and the exercise price of the SAR (which may not be less than 100% of the fair market value of a share of Class A common stock on the grant date), multiplied by the number of shares subject to the SAR (as determined by the plan administrator).

Other Stock-Based Awards.    We may grant or sell to any participant unrestricted Class A common stock under the Incentive Plan or a dividend equivalent. A dividend equivalent is a right to receive payments, based on dividends with respect to shares of our Class A common stock.

Other Cash-Based Awards.    We may grant cash awards under the Incentive Plan, including cash awards as a bonus or upon the attainment of certain performance goals.

Equitable Adjustments.    In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, extraordinary dividend, stock split or reverse stock split, combination or exchange of shares, or other change in corporate structure or payment of any other distribution, the maximum number and kind of shares reserved for issuance or with respect to which awards may be granted under the Incentive Plan will be adjusted to reflect such event, and the plan administrator will make such adjustments as it deems appropriate and equitable in the number, kind and exercise price of Class A common stock covered by outstanding awards made under the Incentive Plan, and in any other matters that relate to awards and that are affected by the changes in the shares referred to in this section.

Change in Control.    In the event of any proposed change in control (as defined in the Incentive Plan), the plan administrator will take any action as it deems appropriate and equitable to effectuate the purposes of the Incentive Plan and to protect the participants who hold outstanding awards under the Incentive Plan, which action may include, without limitation, the following: (i) the continuation of any award, if the Company is the surviving corporation; (ii) the assumption of any award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any award, provided, however, that any such substitution with respect to options and SARs shall occur in accordance with the requirements of Section 409A of the Code; or (iv) settlement of any award for the change in control price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the change in control price or if the plan administrator determines that the award cannot reasonably become vested pursuant to its terms, such award shall terminate and be canceled without consideration.

Amendment and Termination.    The plan administrator may alter, amend, modify, or terminate the Incentive Plan at any time, provided that the approval of our stockholders will be obtained for any amendment to the Incentive Plan that requires stockholder approval under the rules of the stock exchange(s) on which Class A common stock is then listed or in accordance with other applicable law, including, but not limited to, an increase in the number of shares of our Class A common stock reserved for issuance, a reduction in the exercise price of options or other entitlements, an extension of the maximum term of any award, or an amendment that grants the plan administrator additional powers to amend the Incentive Plan. In addition, no modification of an award will, without the prior written consent of the participant, adversely alter or impair any rights or obligations under any award already granted under the Incentive Plan, unless the plan administrator expressly reserved the right to do so at the time of the award.

U.S. Federal Income Tax Consequences

The following discussion of certain relevant United States federal income tax effects applicable to certain awards granted under the Incentive Plan is only a summary of certain of the United States federal income tax consequences applicable to United States residents under the Plan, and reference is made to the Code for a complete statement of all relevant federal tax provisions. No consideration has been given to the effects of foreign, state, local and other laws (tax or other) on the Incentive Plan or on a participant, which laws will vary depending upon the particular jurisdiction or jurisdictions involved. In particular, participants who are stationed outside the United States may be subject to foreign taxes as a result of the Incentive Plan.

Nonqualified Stock Options.    An optionee subject to United States federal income tax will generally not recognize taxable income for United States federal income tax purposes upon the grant of a nonqualified stock option. Rather, at the time of exercise of the nonqualified stock option, the optionee will recognize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. If the shares of Class A common stock acquired upon the exercise of a nonqualified stock option are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of such exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee), depending upon the length of time such shares were held by the optionee.

Incentive Stock Options.    An optionee subject to United States federal income tax will generally not recognize taxable income for United States federal income tax purposes upon the grant of an incentive stock option (within the meaning of Section 422 of the Code) and the Company will not be entitled to a deduction at that time. If the incentive stock option is exercised during employment or within 90 days following the termination thereof (or within one year following termination, in the case of a termination of employment due to retirement, death or disability, as such terms are defined in the Incentive Plan), the optionee will not recognize any income and the Company will not be entitled to a deduction. The excess of the fair market value of the shares on the exercise date over the exercise price, however, is includible in computing the optionee’s alternative minimum taxable income.

Generally, if an optionee disposes of shares of Class A common stock acquired by exercising an incentive stock option either within two years after the date of grant or one year after the date of exercise, the optionee will recognize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the excess of the fair market value of the shares on the date of exercise (or the sale price, if lower) over the exercise price. The balance of any gain or loss will generally be treated as a capital gain or loss to the optionee. If such shares are disposed of after the two-year and one-year periods described above, the Company will not be entitled to any deduction, and the entire gain or loss for the optionee will be treated as a capital gain or loss.

SARs.    A participant subject to United States federal income tax who is granted a SAR will not recognize ordinary income for United States federal income tax purposes upon receipt of the SAR. At the time of exercise, however, the participant will recognize ordinary income equal to the value of any cash received and the fair market value on the date of exercise of any shares received. The Company will not be entitled to a deduction upon the grant of a SAR, but generally will be entitled to a deduction for the amount of income the participant recognizes upon the participant’s exercise of the SAR. The participant’s tax basis in any shares received will be the fair market value on the date of exercise and, if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of the shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the stock is a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Restricted Stock.    A participant subject to United States federal income tax generally will not be taxed upon the grant of a restricted stock award, but rather will recognize ordinary income for United States federal income tax purposes in an amount equal to the fair market value of the shares at the time the restricted stock is no longer subject to a substantial risk of forfeiture (within the meaning of the Code). The Company generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal his or her fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the shares before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the restricted shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. The Company generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

Restricted Stock Units.    A participant subject to United States federal income tax who is granted a restricted stock unit will not recognize ordinary income for United States federal income tax purposes upon the receipt of the restricted stock unit, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time of payment, and the Company will have a corresponding deduction at that time.

Other Stock-Based and Other Cash-Based Awards.    In the case of other stock-based and other cash-based awards, depending on the form of the award, a participant subject to United States federal income tax will not be taxed upon the grant of such an award, but, rather, will recognize ordinary income for United States federal income tax purposes when such an award vests or otherwise is free of restrictions. In any event, the Company will be entitled to a deduction at the time when, and in the amount that, a participant recognizes ordinary income.

New Plan Benefits

Awards under the Incentive Plan will be made at the discretion of the plan administrator. There are no awards currently pending or contemplated under the Incentive Plan and it is not possible to determine the benefits or amounts that will be received by or allocated to participants under the Incentive Plan at this time.

Equity Compensation Plan Information

The Company did not maintain, or have any securities authorized for issuance under, any equity compensation plans as of December 31, 2018.

Vote Required for Approval

The approval of the incentive plan proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class F common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the incentive plan proposal.

The incentive plan proposal is conditioned on the approval of the condition precedent proposals. Therefore, if the condition precedent proposals are not approved, the incentive plan proposal will have no effect, even if approved by our public stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

THE ADJOURNMENT PROPOSAL

The adjournment proposal allows Boxwood’s board of directors to submit a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals.

Consequences if the Adjournment Proposal is Not Approved

If the adjournment proposal is presented to the special meeting and is not approved by the stockholders, Boxwood’s board of directors may not be able to adjourn the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals. In such events, the business combination would not be completed.

Vote Required for Approval

The approval of the adjournment proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class F common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the adjournment proposal.

The adjournment proposal is not conditioned upon any other proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of Boxwood’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Boxwood and our stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

OTHER INFORMATION RELATED TO BOXWOOD

Introduction

Boxwood is a blank check company incorporated in Delaware on June 28, 2017, formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses. Based on its business activities, Boxwood is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash. Although Boxwood is not limited to a particular industry or geographic region for purposes of consummating a business combination, Boxwood focused on opportunities in the technical and industrial services sector of the United States. Boxwood has neither engaged in any operations nor generated any revenue to date. Prior to executing the Purchase Agreement with Atlas, Boxwood’s efforts were limited to organizational activities, completion of our initial public offering and the identification and evaluation of possible acquisition targets for business combinations.

Initial Public Offering

On November 20, 2018, Boxwood consummated our initial public offering (the “IPO”) of 20,000,000 units. Each unit consists of one share of Class A common stock and one warrant. Each warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $200,000,000. Prior to the consummation of the IPO, in June 2017, the Sponsor purchased 100 shares of common stock for an aggregate purchase price of $25,000, or $250 per share. In October 2018, the Sponsor sold certain of the founder shares to Boxwood’s three independent directors. On November 14, 2018, we effected a recapitalization pursuant to which each share of our common stock was converted into 71,875 shares of Class F common stock (the “Recapitalization”). On November 15, 2018, the Sponsor forfeited 1,437,500 shares of Class F common stock (the “Forfeiture”). The number of founder shares issued in the Recapitalization and forfeited in the Forfeiture were determined based on the expectation that the total size of the IPO would be a maximum of 23,000,000 units if the underwriters’ option to purchase additional units was exercised in full, and therefore that such founder shares would represent 20% of the issued and outstanding shares of Boxwood common stock after the IPO (not including the shares of Class A common stock underlying the private placement units). On January 4, 2019, the Sponsor forfeited 750,000 founder shares at no cost in connection with the expiration of the underwriters’ over-allotment option.

Simultaneously with the consummation of the IPO, we consummated the private sale of (i) an aggregate of 250,000 private placement units, each containing one share of Class A common stock and one warrant exercisable to purchase one share of Class A common stock at $11.50 per share, to the Sponsor at a price of $10.00 per unit and (ii) an aggregate of 3,500,000 private placement warrants exercisable to purchase one share of Class A common stock at $11.50 per share, to the Sponsor at a price of $1.00 per warrant, generating gross proceeds of $6,000,000 (the “private placement”). The units and warrants sold in the private placement are identical to the units and the warrants included in the units sold in the initial public offering, except that, so long as they are held by their initial purchasers or their permitted transferees, (1) they will not be redeemable by Boxwood, (2) they (including the shares of Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the Boxwood completes our initial business combination and (3) they may be exercised by the holders on a cashless basis.

Upon the closing of the initial public offering and the private placement warrants, approximately $200,000,000 was placed in the trust account. Except for the withdrawal of interest to pay taxes, if any, the Charter provides that none of the funds held in trust will be released from the trust account until the earlier of (1) the completion of Boxwood’s initial business combination, (ii) the redemption of Boxwood’s public shares in connection with a stockholder vote to amend any provisions of the Charter relating to stockholders’ rights or pre-initial business combination activity and (iii) the redemption of 100% of the public shares if Boxwood is unable to complete an initial business combination before November 20, 2020, subject to applicable law. Until the earlier of (i) the consummation of a business combination or (ii) the distribution of the trust account, the proceeds held in the trust account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

After the payment of underwriting discounts and commissions (excluding the deferred portion of $7,000,000 in underwriting discounts and commissions, which amount will be payable upon consummation of our initial business combination if consummated) and approximately $1,000,000 in expenses relating to the initial public offering, approximately $1,000,000 of the net proceeds of the initial public offering and private placement was not deposited into the trust account and was retained by us for working capital purposes. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of August 15, 2019, there was approximately $202.9 million in investments and cash held in the trust account and $342,264 of cash held outside the trust account available for working capital purposes.

Fair Market Value of Target Business

It is a requirement under our certificate of incorporation and Nasdaq rules that Boxwood’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the business combination. Boxwood will not complete a business combination unless we acquire a controlling interest in a target company or are otherwise not required to register as an investment company under the Investment Company Act. Boxwood’s board of directors determined that this test was met in connection with the proposed business combination as described in the “The Business Combination Proposal” section of this proxy statement.

Stockholder Approval of Business Combination

Under the Charter, in connection with any proposed business combination, Boxwood must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to redeem their public shares, subject to the limitations described in the prospectus for Boxwood’s initial public offering. Accordingly, in connection with the business combination, the public stockholders may seek to redeem their public shares in accordance with the procedures set forth in this proxy statement.

Voting Restrictions in Connection with Stockholder Meeting

Our initial stockholders and our other officers and directors at the time of the IPO entered into a letter agreement to vote their founder shares, private placement shares as well as any public shares purchased during or after the IPO, in favor of the business combination proposal and for all other proposals presented to Boxwood’s stockholders in this proxy statement. In addition, concurrently with the entry into the Purchase Agreement, the Sponsor, MIHI Boxwood Sponsor, LLC, MIHI LLC, Boxwood Management Company, LLC, and the Company’s officers and directors entered into the Support Agreement with the Seller, pursuant to which the Sponsor, MIHI Boxwood Sponsor, LLC, MIHI LLC, Boxwood Management Company, LLC, and the Company’s officers and directors agreed, among other things, to vote all of their shares of common stock held or subsequently acquired by them in favor of the approval of the business combination. As of the date hereof, our initial stockholders own approximately 20.8% of the total outstanding shares of Boxwood common stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Boxwood or our securities, or not otherwise restricted under Regulation M under the Exchange Act, the Boxwood initial stockholders, Atlas and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Boxwood common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the special meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the business combination. This may result in the completion of our business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Liquidation if No Business Combination

We have until November 20, 2020 to complete our initial business combination. If we are unable to complete our business combination by that date (or such later date as our stockholders may approve in accordance with the Charter), we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the trust account deposits (which interest will be net of taxes payable, and less up to $100,000 to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish our public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our business combination by November 20, 2020.

Our initial stockholders and our officers and directors at the time of our IPO have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their founder shares and private placement shares if we fail to complete our initial business combination by November 20, 2020. However, if our initial stockholders or our directors and officers at the time of our IPO acquire public shares in or after the IPO, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination by November 20, 2020.

The underwriters have agreed to waive their rights to their deferred underwriting commissions to be held in the trust account in the event that we do not complete our business combination by November 20, 2020 and, in such event, such amounts will be included with the funds held in the trust account that will be available to fund the redemption of Class A common stock.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,000,000 of proceeds held outside the trust account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes on interest income earned on the trust account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the IPO, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per share redemption amount received by stockholders upon our dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per share redemption amount received by stockholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (other than our independent accountants), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than our independent public accountants) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations, and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third-parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (1) $10.00 per public share or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked our Sponsor to reserve for such indemnification obligations and we cannot assure you that our Sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per share redemption price will not be less than $10.00 per public share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $1,000,000 from the proceeds of the IPO with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our trust account could be liable for claims made by creditors.

If we file a winding up petition or a winding up petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and a liquidator may determine that such funds should be included in our insolvency estate and subject to the claims of third-party creditors with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.00 per share to our public stockholders. Additionally, if we file a winding up petition or a winding up petition is filed against us that is not dismissed, any distributions received by stockholders could be subject to challenge under applicable debtor/creditor and/or insolvency laws as a “voidable preference.” As a result, a liquidator could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Properties

Boxwood does not lease any properties or facilities.

Upon consummation of the business combination, the principal executive offices of the Company will be those of Atlas, located at 13215 Bee Cave Parkway Building A, Suite 260, Austin, Texas.

Employees

Boxwood has four executive officers. These individuals are not obligated to devote any specific number of hours to Boxwood’s matters and intend to devote only as much time as they deem necessary to our affairs. Boxwood does not intend to have any full time employees prior to the consummation of a business combination.

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position
Stephen M. Kadenacy	50	Chief Executive Officer and Chairman
Daniel E. Esters	53	Chief Financial Officer and Director
Duncan Murdoch	48	Chief Investment Officer
David Lee	51	General Counsel
Joseph E. Reece	58	Director
Richard A. Gadbois	61	Director
Alan P. Krusi	64	Director

Stephen M. Kadenacy has served as our Chief Executive Officer and Chairman since Boxwood’s initial public offering in 2018. Mr. Kadenacy served as President of AECOM from October 2014 until June 2017 and as Chief Operating Officer from October 2016 until June 2017. Prior to that, he served as AECOM’s Chief Financial Officer from October 2011 until October 2015 and as Senior Vice President, Corporate Finance from May 2008 to September 2011. Prior to joining AECOM, Mr. Kadenacy was with the accounting firm KPMG LLP in San Francisco since 1996. Mr. Kadenacy previously served on the Board of Directors and Audit Committee of ABM Industries Inc. Mr. Kadenacy holds a Bachelor’s degree in economics from the University of California at Los Angeles and a Masters of Business Administration from the University of Southern California.

Daniel E. Esters has served as our Chief Financial Officer and as one of our directors since November 2018. Mr. Esters spent 24 years serving in a variety of capacities at several investment banking firms where he accumulated extensive transaction experience including origination, due diligence assessment, structuring, negotiation and marketing of a wide range of merger and acquisitions, debt financings, restructurings and public equity offerings. From August 2014 to September 2018, Mr. Esters served as a managing director of M&A Capital LLC, a boutique investment banking firm and independent sponsor. From May 1996 to August 2014, he served in the Investment Banking department of Jefferies LLC, where his last role was as Managing Director within the firm’s financial sponsor group. Previously, Mr. Esters served with the Investment Banking department of PaineWebber, Inc. and with the audit practice of accounting firm Price Waterhouse LLC, where he earned his C.P.A. license. Mr. Esters holds a Bachelor’s degree in economics from the University of California at Los Angeles and a Masters of Business Administration from the UCLA Anderson School of Management.

Duncan Murdoch, who has served as our Chief Investment Officer since November 2018, has over 20 years of private equity and investment banking experience. Prior to joining us, Mr. Murdoch was a Senior Managing Director within the Principal Transactions Group for Macquarie Capital, based in New York. While at Macquarie Capital during the period from 2001 until November 2018, Mr. Murdoch led numerous investments and acquisitions on behalf of Macquarie Capital and funds managed by affiliates of Macquarie Capital across multiple sectors, including infrastructure, business services, environmental services, aerospace, and consumer. Prior to that, Mr. Murdoch worked for BMO Nesbitt Burns Inc. in Toronto, for Macquarie Group Limited in Sydney in their Corporate Advisory Group, and for the Justices in the Commercial Division of the Supreme Court of New South Wales. Mr. Murdoch has served on the board of directors of numerous companies, including Brek Manufacturing Company, Utility Service Partners, Inc., Puralube, Inc., Icon Parking Systems, Smarte Carte, Inc., DNEG, Anaergia Inc., MST Global, and Skis Rossignol

S.A. Mr. Murdoch holds a Masters of Business Administration from Stanford University, a Bachelor of Laws (First Class Honors) from the University of Sydney and a Bachelor of Economics from the University of Sydney.

David Lee has served as our General Counsel since November 2018. In addition to serving as our General Counsel, Mr. Lee has worked with Atrium LLP as Lead M&A/PE Counsel since February, 2019 and with Co-Counsel, LLC as Manager. Prior to founding Co-Counsel in October 2017, he served as Special Counsel at Jenner & Block LLP from October 2015 to September 2017, as Chief Executive Officer and Co-Founder of 10x Market, LLC from January 2013 to October 2015, and as Partner at DLA Piper LLP from December 2010 to December 2012. Prior to that, he served as Partner at Mayer Brown LLP from January 2007 to December 2010, as Partner at Kaye Scholer LLP from 2005 to 2006, as Partner at Kirkland & Ellis LLP from 2002 to 2004 and as Associate at Kirkland & Ellis LLP from 1996 to 2002. Mr. Lee holds a Bachelor’s degree in political science from the University of Chicago and a law degree from Northwestern University School of Law.

Joseph E. Reece, who has served as one of our independent directors since November 2018, has more than 30 years of experience advising public and private corporations, boards, financial sponsors and institutional investors on strategy, financing, and mergers and acquisitions. Mr. Reece is the Founder and Chief Executive Officer of Helena Advisors, LLC, a Merchant Bank based in New York City founded in 2015, where in addition to principal investing, he provides CEO level counseling focused on long-term value creation. Previously, Mr. Reece was also the Executive Vice Chairman of UBS Securities, LLC (“UBS”) from 2017 through September of 2018.

He also served as the Head of Corporate Client Solutions for the Americas for UBS from October 2017 through March 2018. Prior to that, he spent 18 years with Credit Suisse where he provided investment banking, capital market advisory services, and merger and acquisition advice across a broad range of industries. He held a number of senior management positions across the Investment Bank at Credit Suisse, including the Global Head of Equity Capital Markets, the Global Head of the Industrials Group and sat on both the Global Equities Management Committee and the Investment Banking Management Committee. Mr. Reece began his career at the SEC as Staff Counsel ultimately rising to become Special Counsel for the SEC’s Division of Corporation Finance and subsequently practiced law with Skadden Arps based in Los Angeles in the Corporate Practice Group. Mr. Reece holds a Bachelor of Science, a Masters of Business Administration and a Juris Doctor from the University of Akron and a LL.M from the Georgetown University Law Center. Mr. Reece currently serves as a member of the board of directors of RumbleOn, Inc. (Nasdaq: RMBL), Del Frisco’s Restaurant Group (Nasdaq: DFRG), Compass Minerals International, Inc (NYSE: CMP), Georgetown University Law Center, the Foundation of the University of Akron and Chair-ity. In addition to his previous service on the Board of UBS Securities, LLC during his tenure at UBS, Mr. Reece also served on the Boards of CST Brands, Inc. and LSB Industries, Inc. from 2015 to 2017.

Richard A. Gadbois, who has served as one of our independent directors since November 2018, is currently Chairman of HS Group, a $2 billion Asia alternative asset management-seeding firm and as a director at Argyle Street Management Limited Hong Kong, where he has served since 2008. Mr. Gadbois also currently serves as a senior advisor to Oakmont Corporation, a $2.5 billion family office. Mr. Gadbois currently serves on the advisory board of Main Management, LLC, a San Francisco-based investment management firm, where he co-founded the firm’s Core Endowment Portfolio in 2007. Mr. Gadbois served as the Chief Executive Officer of Roth Asset Management, Inc. from 2010 to 2013 at which time he also co-founded GROW Partners LLC, a privately-owned hedge fund sponsor, and served as Managing Director of EAM Investors, LLC, a majority-employee-owned, institutionally-focused investment management boutique. From 2001 to 2006 Mr. Gadbois co-founded and served as President of Vantis Capital Management LLC, a long-short equity fund with offices in New York and Los Angeles. Prior to this, Mr. Gadbois served as a Senior Vice President with Merrill Lynch, Pierce, Fenner & Smith Incorporated from 1994 to 2001, where he advised insiders at public companies in the United States and Europe. Mr. Gadbois began his career at EF Hutton, Inc. in 1980 and later opened the west coast office for the Corporate Executive Services Group at Prudential Securities in 1989. Mr. Gadbois holds a Bachelor’s degree in economics from the University of California at Santa Barbara and is a Founder and Trustee Emeritus of the Sage Hill School. Mr. Gadbois has served on the Investment Committee for the Orange County Community Foundation and the Pacific Symphony for more than 10 years.

Alan P. Krusi, who has served as one of our independent directors since November 2018, was President, Strategic Development of AECOM Technology Corporation, a global provider of professional technical and management support services, from October 2011 until his retirement in March 2015. He served as Executive Vice President for Corporate Development of AECOM Technology Corporation from August 2008 until October 2011. From 2003 until 2008 Mr. Krusi served as President of Earth Tech, Inc., an engineering, consulting, and construction services firm owned by Tyco International. From 2002 to 2003, Mr. Krusi served as CEO of RealEnergy, Inc., a company providing onsite cogeneration to commercial and industrial customers. From 1999 to 2002, Mr. Krusi served as President of the Construction Services division of URS Corporation, where he oversaw an international construction services business specializing in construction management and program management. Prior to his employment with URS, and over a period of twenty-two years, Mr. Krusi held a number of technical and management positions within the engineering and construction industries. Mr. Krusi currently also serves on the Board of Directors of Alacer Gold Corp. (TSX: ASR), Granite Construction Incorporated (NYSE: GVA), Comfort Systems USA, Inc. (NYSE: FIX) and Lithko Contracting, LLC. Mr. Krusi also served on the Board of Directors of Blue Earth, Inc. from September 2014 to June 2016. Mr. Krusi is a graduate of the University of California at Santa Barbara and is a Registered Geologist, Certified Engineering Geologist, and Licensed General Contractor in the State of California. Mr. Krusi has nearly forty years of experience in the construction and engineering industries, including experience in executive management positions for public companies.

Number and Terms of Office of Officers and Directors

Boxwood’s board of directors consists of five members. Boxwood’s board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to Boxwood’s first annual meeting of stockholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, Boxwood was not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Joseph E. Reece, expires at the special meeting. The term of office of the second class of directors, consisting of Daniel E. Esters and Alan P. Krusi, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Stephen M. Kadenacy and Richard A. Gadbois, will expire at the third annual meeting of stockholders.

Boxwood’s officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Boxwood’s board of directors is authorized to appoint persons to the offices to be set forth in our amended and restated bylaws as it deems appropriate. Boxwood’s amended and restated bylaws provide that our officers may consist of a Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, Secretaries, Assistant Secretaries, a Treasurer and other such offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of Boxwood’s board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of a listed company or its subsidiaries or any other individual having a relationship which in the opinion of a listed company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Boxwood’s board of directors has determined that each of Joseph E. Reece, Richard A. Gadbois and Alan P. Krusi are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Boxwood’s independent directors have regularly scheduled meetings at which only independent directors are present.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such, and we and the members of our management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement.

Periodic Reporting and Audited Financial Statements

Boxwood has registered our securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, Boxwood’s annual reports contain financial statements audited and reported on by Boxwood’s independent registered public accounting firm. Boxwood has filed with the SEC our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

BOXWOOD’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements” appearing elsewhere in this proxy statement.

Overview

We are a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses. We intend to effectuate the business combination using cash from the proceeds of our IPO and the simultaneous private placement of private placement units and private placement warrants, our capital stock and debt.

The registration statement for our IPO was declared effective on November 15, 2018. On November 20, 2018, we completed our IPO of 20,000,000 units sold to the public at the price of $10.00 per unit, generating gross proceeds of $200,000,000. Each unit consists of one share of our Class A common stock and one warrant, each warrant exercisable to purchase one share of our Class A common stock at an exercise price of $11.50. The underwriters were granted a 45-day option to purchase up to 3,000,000 additional units to cover over-allotments, if any, at $10.00 per unit, less underwriting discounts and commissions. The over-allotment option was not exercised prior to its expiration on December 30, 2018.

Simultaneously with the consummation of our IPO, we completed a private placement of an aggregate of 250,000 private placement units at a price of $10.00 per unit and 3,500,000 private placement warrants at a price of $1.00 per warrant, generating total gross proceeds of $6,000,000. A total of $200,000,000 (including approximately $7,000,000 in deferred underwriting commissions payable to the underwriters) of the net proceeds from our IPO and the private placement was deposited in a trust account located in the United States established for the benefit of the Company’s public stockholders with Continental Stock Transfer & Trust Company acting as trustee.

Our units began trading on November 16, 2018 on Nasdaq under the symbol “BWMCU.” Commencing on January 17, 2019, the Class A common stock and warrants comprising the Units began separate trading on the Nasdaq under the symbols “BWMC” and “BWMCW,” respectively. Those units not separated continue to trade on Nasdaq under the symbol “BWMCU.”

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete the business combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities through June 30, 2019 were organizational activities necessary for the preparation for our IPO, which are described below, and for the identification of a target company for an initial business combination. We do not expect to generate any operating revenues until after the completion of the business combination. We generate non-operating income in the form of interest income on marketable securities held in our trust account. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing an initial business combination.

For the three months ended June 30, 2019, we had net income of $733,601, which consisted of interest income on marketable securities held in the trust account of $1,120,110, offset by operating costs of $191,357 and provision for income taxes of $195,152.

For the six months ended June 30, 2019, we had net income of $1,421,949, which consisted of interest income on marketable securities held in the trust account of $2,231,601, offset by operating costs of $431,603 and provision for income taxes of $378,049.

For the three and six months ended June 30, 2018, we had a net loss of $88 and $175, which consisted of operating costs of $88 and $175, respectively.

For the year ended December 31, 2018, we had net income of $287,660, which consisted of interest income on marketable securities held in the trust account of $471,972, offset by operating costs of $106,435 and provision for income taxes of $77,877.

For the period from June 28, 2017 (inception) through December 31, 2017, we had a net loss of $175, which consisted of operating costs of $175.

Liquidity and Capital Resources

On November 20, 2018, we consummated our IPO of 20,000,000 units at a price of $10.00 per unit, generating gross proceeds of $200,000,000. Each unit consists of one share of our Class A common stock and one warrant, each warrant exercisable to purchase one share of our Class A common stock at an exercise price of $11.50. The underwriters were granted a 45-day option to purchase up to 3,000,000 additional units to cover over-allotments, if any, at $10.00 per unit, less underwriting discounts and commissions. The over-allotment option was not exercised prior to its expiration on December 30, 2018. Simultaneously with the closing of our IPO, we consummated the sale of 250,000 private placement units at a price of $10.00 per unit and the sale of 3,500,000 private placement warrants at a price of $1.00 per warrant to our sponsor, generating gross proceeds of $6,000,000.

Following our IPO and the sale of the private placement units and the private placement warrants, a total of $200,000,000 was placed in the trust account. We incurred $11,698,856 in transaction costs, including $4,000,000 of underwriting fees, $7,000,000 of deferred underwriting fees and $698,856 of other costs.

For the six months ended June 30, 2019, cash used in operating activities was $649,177. Net income of $1,421,949 was offset by interest earned on marketable securities held in the trust account of $2,231,601. Changes in operating assets and liabilities provided $160,475 of cash.

For the year ended December 31, 2018, cash used in operating activities was $43,448. Net income of $287,660 was offset by interest earned on marketable securities held in the trust account of $471,972. Changes in operating assets and liabilities provided $140,864 of cash.

At June 30, 2019, we had marketable securities held in the trust account of $202,579,114 (including approximately $2,579,000 of interest income). We intend to use substantially all of the funds held in the trust account (excluding deferred underwriting commissions and interest to pay taxes) in the business combination and to pay our expenses relating thereto. To the extent that our capital stock is used in whole or in part as consideration to effect the business combination, the remaining proceeds held in the trust account as well as any other net proceeds not expended will be used as working capital. Through June 30, 2019, we withdrew $124,459 of interest earned on the trust account to pay franchise and income taxes.

At December 31, 2018, we had marketable securities held in the trust account of $200,471,972.

At June 30, 2019, we had cash of $750,853 held outside the trust account. We intend to use the funds held outside the Trust Account primarily to complete the business combination.

At December 31, 2018, we had cash of $1,275,571 held outside the trust account.

In order to fund working capital deficiencies or finance transaction costs in connection with the business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete the business combination, we would repay such loaned amounts. In the event that the business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $250,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of undertaking in-depth due diligence and negotiating the business combination is less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to the Closing. Moreover, we may need to obtain additional financing either to consummate the business combination or because we become obligated to redeem a significant number of our public shares upon consummation of the business combination, in which case we may issue additional securities or incur debt in connection with the business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of the business combination. Following the business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Off-Balance Sheet Arrangements

We had no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2019. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Common stock subject to possible redemption

We account for our common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed balance sheets.

Net loss per common share

We apply the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Our net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not our income or losses.

Recent accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our condensed financial statements.

BUSINESS OF ATLAS

For purposes of this section, “Atlas” refers to Atlas Intermediate Holdings, LLC, ATC Group Partners LLC, Atlas Technical Consultants Holdings and all of their subsidiaries prior to the consummation of the business combination, unless the context otherwise requires.

Overview

Headquartered in Austin, Texas, Atlas is a leading provider of professional and technical testing, inspection engineering and consulting services, offering solutions to public and private sector clients in the transportation, commercial, water, government, education and industrial markets. With approximately 140 offices located throughout the United States, Atlas provides a broad range of mission-critical technical services, helping its clients test, inspect, plan, design, certify and manage a wide variety of projects across diverse end markets.

Atlas acts as a trusted advisor to its clients, helping its clients design, engineer, inspect, manage and maintain civil and commercial infrastructure, servicing existing structures as well as helping to build new structures. However, Atlas does not perform any construction and does not take construction risk.

Atlas provides a broad range of mission-critical technical services, ranging from providing inspection services in small projects to managing significant aspects of large, multi-year projects. For the year ended December 31, 2018, Atlas:

•        Performed more than 50,000 projects, with average revenue per project of less than $10,000; and

•        Delivered more than 95% of its revenue under “time & material” and “cost-plus” contracts.

Atlas has long-term relationships with a diverse set of clients, providing a base of repeating clients, projects and revenues. Approximately 90% of Atlas’ revenues was derived from projects that have used Atlas services at least twice in the past three years and more than 95% of its revenues are generated from client relationships longer than 10 years, with greater than 25% of revenues generated from relationships longer than 30 years. Examples of such long-term customers include the Texas Department of Transportation, US Postal Service, Gwinnett County Georgia, New York City Housing Authority, San Francisco International Airport, Stanford University, Port of Oakland, United Rentals, Inc., The Coca-Cola Company and Apple Inc.

Atlas’ broad base of customers span a diverse set of end markets including transportation, commercial, water, government, education and industrial sectors. Atlas’ customers include government agencies, quasi-public entities, schools, hospitals, utilities, airports, as well as private sector clients across many industries.

Atlas’ services require a high degree of technical expertise, as its clients rely on Atlas to provide testing, inspection and quality assurance services to ensure that structures are designed, engineered, built and maintained in accordance with building codes, regulations and the highest safety standards. As such, Atlas’ services are delivered by a highly-skilled, technical employee base that includes scientists, engineers, inspectors and other field experts. As of June 30, 2019, Atlas’ technical staff represented 2,534 out of its 3,350 employees. Atlas’ services are typically provided under contracts, some of which are long-term with long lead times between when contracts are signed and when Atlas’ services are performed. As such, Atlas has a significant amount of contracted backlog, providing for a high degree of visibility with respect to revenues expected to be generated from such backlog. As of June 30, 2019, Atlas’ contracted backlog was estimated to be approximately $611 million. See “— Backlog” below for additional information relating to Atlas’ backlog.

For the year ended December 31, 2018, Atlas recognized approximately $426 million of gross revenues (which does not include $24 million of revenues for the businesses acquired in 2018 prior to their dates of acquisition), $12 million of net income, and $57 million of Adjusted EBITDA. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to historical combined net income (loss), see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Atlas — Non-GAAP Financial Matters” contained elsewhere in this proxy statement.

Company History

Atlas was formed in 2016 by L. Joe Boyer, its Chief Executive Officer, in collaboration with BCP, to acquire target businesses to execute on a stated strategy to capitalize on key trends driving growth in outsourced services created by the nation-wide backlog of infrastructure projects, creative means of project funding and continued quality assurance outsourcing. Atlas’ initial search for potential acquisition targets was focused in certain geographies that it believed had favorable growth trends, benefitting from tailwinds such as large planned infrastructure projects and favorable outsourcing trends, as well as on companies that it believed were regional market leaders with superior service capabilities, local relationships and specialized expertise.

In 2017, Atlas sequentially acquired three regional market leaders in Texas (Pavetex Engineering and Engineering Testing Services (“PAVETEX”)), Georgia (Moreland Altobelli Associates (“Moreland”)), and California (Consolidated Engineering Laboratories (“CEL”)). These businesses established Atlas’ core services and capabilities. In 2018, Atlas further augmented its core services and regional leadership through the acquisitions of Piedmont Geotechnical Consultants (“Piedmont”) (Georgia) and California SCST, Inc. (“SCST”) (California). In January 2019, Atlas acquired ATC Group Services, an environmental and engineering consulting services company with over 1,700 employees across North America (“ATC Group Services”). As a result of these acquisitions, Atlas established itself as a leading national platform.

Competitive Strengths

Atlas believes that the following competitive strengths have been instrumental in its success and position it for continued growth:

National provider of highly technical and mission-critical services.    Atlas’ scale and breadth in its service offering enables it to compete for complex, marquee contract opportunities and deliver highly customized solutions on both national projects and at the local level. Established footholds in key geographies provide multiple touchpoints within the country’s highest growth markets. Atlas believes its considerable technical expertise and strong reputation in key infrastructure markets enables it to be successful with bids and deliver rapid response capabilities to clients.

Repeatable, non-discretionary demand and entrenched relationships with long-term customers.    Non-discretionary, compliance-driven demand for Atlas’ services creates repeating revenue from decades-long relationships with its blue-chip, diverse customer base. Atlas’ knowledge of its clients’ businesses drives transformative outcomes and high rates of customer retention. Atlas generated 76% of its net revenue for the year ended December 31, 2018 from customers that have engaged Atlas in each of the last three years and 90% of its net revenue was derived from customers that have engaged Atlas in at least two of the past three years. Of Atlas’ top 15 customers by net revenue in 2018, over 50% had relationships with Atlas of over 20 years, through its predecessor companies, and 96% had relationships with Atlas of over 10 years.

De-risked business profile.    Over 95% of Atlas’ revenue are either “time & material” or “cost-plus” contracts. Additionally, Atlas estimates that 68% of its net revenue is generated from work on existing assets and structures, which are less impacted by new construction trends. Atlas also utilizes an asset-light operating model and variable cost workforce that allows management to right-size the cost structure to match demand trends and generate strong free cash flow during periods of slower activity.

Customer, end-market and geographic diversity.    Atlas provides technical services to a diverse variety of customers with no significant end market, geography, project or customer concentration. Atlas serves over 9,000 customers annually across over 50,000 projects. As of June 30, 2019, Atlas operated in over 39 states with 3,350 employees stationed across over 140 offices. For the year ended December 31, 2018, on a combined, net revenue basis, no customer represented more than 8% of Atlas’ total net revenue and its top ten customers accounted for approximately 25% of total net revenue. Atlas’ broad geographic reach enables it to provide local service on a national level with entrenched positions in key markets that have favorable infrastructure spending patterns.

Highly visible revenue through a robust backlog.    Atlas’ significant backlog growth and robust pipeline provides visibility into its near-term revenue forecast. Atlas’ backlog, consisting of only contracted and fully funded work, has seen significant organic growth of 10% from 2017 to 2018. This growth has accelerated by an additional 10% in the six months ended June 30, 2019. Due to its robust $611 million gross revenue backlog as of June 30, 2019, Atlas had 117% coverage of its estimated gross revenue projections for the fiscal year ended December 31, 2020.

Strong margins and free cash flow.    Atlas maintains strong margins and has achieved significant margin expansion since 2015. This attractive margin profile, coupled with a capital-light business model, enables Atlas to maintain strong free cash flow.

Proven and experienced management team.    Atlas’ management team has deep industry expertise. Atlas is led by its Chief Executive Officer, L. Joe Boyer, who has more than 30 years of experience in the technical services industry and is supported by an executive leadership team which also has an average of over 30 years of experience. Atlas’ management team has a long track record of achieving organic growth, high employee retention and executing on both accretive acquisitions and cross-selling opportunities. In addition to Atlas’ existing management team, Stephen M. Kadenacy, Boxwood’s Chairman and Chief Executive Officer, will join Atlas as Executive Chairman. Mr. Kadenacy brings a unique combination of C-suite experience at AECOM with significant experience in mergers and acquisitions and capital markets.

Growth Strategy

Atlas focuses on a multi-pronged growth strategy, with a clear path to achieving its strategic plan driven by a unique inflection point in its evolution following recent acquisitions.

Atlas intends to pursue the following growth strategies as it seeks to expand its market share and position Atlas as a preferred provider of professional and technical services:

•        capitalize on key market tailwinds;

•        continue to expand cross-selling and national accounts;

•        pursue larger, premier infrastructure opportunities; and

•        maintain a disciplined approach to mergers and acquisitions.

Capitalize on Key Market Tailwinds

Atlas was established to take advantage of multiple independent, positive, macroeconomic trends that underpin momentum in target-end markets. Demands for Atlas’ technical services are driven by aging infrastructure, increasing complexity and scrutiny of regulatory requirements, and continued inspection and quality assurance outsourcing trends. Atlas has strategically established operations in states with large, predictable transportation budgets, and is primed to capitalize on the strong demand for repair and maintenance of aging infrastructure.

Cross-Selling and National Accounts

Atlas intends to leverage its expanded platform to cross-sell its diverse services to existing customers. As the platform integration continues, Atlas expects the number of cross-selling opportunities to drive increasing and above market organic revenue growth. Both Atlas and ATC had previously ceded opportunities to subcontractors that can now be performed under Atlas’ expanded, unified platform. Atlas has already demonstrated success in its cross-selling initiatives through its long-term relationship with Walmart Inc.

Pursue Larger, Premier Infrastructure Opportunities

Atlas intends to use its expanded geographic reach and service capabilities to pursue and win premier infrastructure opportunities that require complex infrastructure delivery services. Atlas has already begun to execute on this blueprint, as illustrated by an increase in the number of backlog projects greater than $5 million from ten as of June 30, 2018 to 20 as of June 30, 2019. As of June 30, 2019, Atlas’ sales team is pursuing 23 opportunities of greater than $5 million for 2019 and beyond.

Disciplined Approach to Mergers and Acquisitions

Atlas maintains a rigorous and highly disciplined approach in its pursuit of accretive acquisitions. Atlas intends to selectively pursue targets that provide complementary, low-risk services and expand its national platform. These strategic acquisitions represent a highly attractive opportunity for Atlas to continue diversifying and expanding its customer base, geographic footprint, and service offering across the platform. Atlas intends to deploy this strategy within the highly fragmented technical services market which is largely comprised of regional service providers. Atlas has a demonstrated track record of successfully identifying target companies and integrating them at highly accretive valuations, having completed six such acquisitions since 2017.

Industry Overview

Atlas operates within the broader U.S. infrastructure services market, providing a diversified set of technical services to a variety of end markets. Services include, but are not limited to, quality assurance (“QA”), engineering, environmental and technical services. The relevant addressable market for U.S. infrastructure and construction testing, inspection and certification (“TIC”) and environmental consulting is an estimated $30 billion and growing. Atlas’ clients vary in size and scope and come from all sectors including U.S. federal, state, municipal and local governments, quasi-public and private clients from the education, healthcare and utilities industries, and large multinational corporations and others.

Historically, the infrastructure and construction TIC and environmental consulting industry has exhibited growth corresponding with market tailwinds, including a heightened spend on public infrastructure, increasing complexity of regulatory requirements, aging transportation, water and utility systems and growing outsourcing trends among public agencies and private entities. In addition to market tailwinds, the industry has additional growth potential as TIC and QA continue to increase as a percentage of overall construction value.

The following key market tailwinds are expected to drive future demand for US infrastructure and construction TIC and environmental consulting:

•        Aging infrastructure.    The majority of U.S. transportation, water and utility networks are over 50 years old, requiring an estimated $4.6 trillion of spending through 2025. 32% of major roads are in poor or mediocre condition, 25% of bridges are functionally or structurally deficient, 70% of all dams will be defective by 2025 and the majority of the U.S. electric grid was built in the mid-20th century with an intended lifespan of 50 years.

•        Shift towards outsourcing.    Private and public entities are increasingly outsourcing construction and environmental services in an effort to reduce costs, decrease staffing levels, provide specialized solutions and avoid non-compliance. 40% of testing inspection services are outsourced, with the overall market for these services growing at approximately 8% year-over-year.

•        Increased public spending.    The United States Congress recently passed legislation aimed at increasing transportation infrastructure spend in key markets. For example, the Fixing America’s Surface Transportation Act (the “FAST Act”) will continue to provide near-term funding support, as the Highway Trust Fund has enough funding to cover large outlays through 2021. More than $900 billion in infrastructure funding has been approved through 2020.

•        Expanding state & local transportation spend.    Combined state and local spending for transportation infrastructure increased from $260 billion in 2014 to a projected $300 billion in 2019 and is expected to grow at a compound annual growth rate (“CAGR”) of approximately 4% through 2023. The top three states in projected transportation infrastructure spend for 2019, California, New York and Texas, account for approximately 33% of all state and local spending nationwide.

•        Rising Environmental Expenditures.    Health, safety and ecological regulations continue to become increasingly tight and complex amid heightened awareness of environmental issues by regulatory bodies and consumers. U.S. environmental consulting expenditures are expected to increase from $31 billion in 2018 to $41 billion in 2025.

End Markets

The end markets Atlas serves are characterized by various public and private clients that are faced with deteriorating asset conditions, outdated systems and expanding regulations. Atlas operates across the entire built environment for a variety of end markets including, but not limited to, transportation, commercial, education, industrial, environmental and water. Each of these end markets are experiencing tailwinds that drive ongoing maintenance and capital investment.

Transportation.    The U.S. transportation market has experienced broad increases in federal funding for U.S. Department of Transportation initiatives. As such, there are a growing number of government projects focused on roads, bridges and airports, including the FAST Act and the Federal Aviation Administration’s Modernization & Reform Act.

The current installed transportation base is aging and both public and private entities are increasingly outsourcing testing, inspection and program management services for their assets. Illustrative projects in the transportation market include airports, bridges, tolls, railways, highways, waterways, ports, tunnels, pedestrian routes and others.

The following geographic areas have demonstrated expanding legislation and higher-than average investment in transportation infrastructure.

•        Texas — The Texas Department of Transportation budget has grown to $30 billion in 2018-2019, a 70% increase since 2010-2011, while staff headcount decreased 15% over the same period. The 2019 United Transportation Program approved $75 billion in infrastructure projects through 2028.

•        California — The California Department of Transportation budget is forecasted to be $14 billion in 2019 and has increased at a CAGR of 22% since 2016. The estimated backlog for road and bridge repairs is over $130 billion.

•        New York — The New York Department of Transportation budget is forecasted to be $12 billion in 2019 and there is a constant public effort to improve New York’s transportation infrastructure such as the New York Department of Transportation.

•        Georgia — Georgia’s Transportation Funding Act of 2015 provides $10 billion for infrastructure funding and the state’s Major Mobility Investment Program has secured $11 billion for large scale projects through 2030.

Commercial.    Asset operators are faced with increasing complexity of, and scrutiny around, regulatory requirements, which is driving demand for turnkey solutions and the professionalization of maintenance services. Additionally, corporations are increasing investment in information technology and smart-building features, frequently undergoing corporate relocations, and exhibiting a need for bespoke and unique facilities. The growth in outdated facilities alongside new technological and logistical needs has driven additional spend for warehouse and distribution facilities, as well as development spend across sports, recreation and stadiums. Illustrative projects in the commercial market include healthcare facilities, offices, multi-family properties, retail outlets, data centers, corporate headquarters, parking structures and religious facilities.

Education.    Population growth and increasing access to education is driving enrollments and creating a need for new and updated facilities. Academic institutions are placing a growing focus on environmental impact and sustainability as seen through the implementation of smart- and green-building technologies. Illustrative projects in the education market include colleges, universities, K-12 facilities, service academies, stadiums, athletic facilities, research facilities and theatres.

Industrial and Environmental.    New quality, health, safety and environmental regulations are driving demand for compliance systems and services in industrial businesses. Extreme weather requires services such as hurricane, storm and flood clean-up efforts as seen in the Carolinas, Florida and Texas. Illustrative projects in the industrial and environmental markets include manufacturing, refineries, agricultural, utilities, petrochemicals, nuclear, midstream, disaster response and mitigation and pulp and paper.

Water.    Broadening stress on the U.S. water network from outdated systems, population growth and extreme weather patterns has resulted in systems that are approaching the end of their useful lives. The aging water infrastructure must also be renovated to meet expanding government regulations and energy-efficiency standards. Illustrative projects in the water market include dams, levees, recycling facilities, drinking water, storage, inland waterways, wastewater and treatment plants.

Service Lines

Testing, Inspection and Consulting

Any time a structure in the built environment is designed, built, repaired, refurbished or sold, Atlas’ clients require critical path services to ensure infrastructure compliance, quality and integrity. Atlas offers a comprehensive suite of testing, inspection and consulting services to support a vast array of assets across different types, stages of life and end markets.

The testing, inspection and consulting services Atlas offers fall into four categories: (1) materials, testing and engineering; (2) construction quality assurance; (3) environmental services; and (4) disaster response and recovery.

Materials, Testing & Engineering.    Atlas performs testing and inspection work to identify and assess any risks posed by site conditions to a project and to meet rigorous industry standards. Through professional engineers, geologists, environmental specialists, laboratory managers and ACI, RTT and NICET-certified technicians, Atlas offers full-service site assessment for clients ranging from small residential developers to large municipalities. Illustrative services include:

•        product evaluations;

•        factory QC services;

•        non-destructive testing and evaluations;

•        materials testing and inspection;

•        laboratory services; and

•        geophysics.

Construction Quality Assurance.    Atlas offers a full suite of quality assurance and control services for construction projects of various magnitudes. Atlas possesses the technical expertise to observe, inspect and test construction material for compliance with approved construction documents and clients’ expectations. Illustrative services include:

•        construction quality assurance;

•        quality plan development;

•        construction engineering and inspection;

•        special inspections and testing;

•        source and field inspections; and

•        construction materials engineering and testing.

Environmental Services.    Atlas provides comprehensive solutions to its clients’ most challenging ecological issues. Through implementing its highly trained team of engineers, geologists, hydrogeologists, archeologists, inspectors and other specialty environmental professionals, Atlas has the capability to manage every aspect of a project’s environmental needs while remaining on time and on budget. Illustrative services include:

•        environmental permitting, compliance assistance, auditing and management system implementation;

•        air quality;

•        water, hazardous material permitting and registration;

•        underground storage tank management; and

•        leak detection and repair (LDAR) program management.

Disaster Response and Recovery.    Atlas supports response and recovery efforts for federal, state, local governments and agencies, as well as private sector clients across the U.S. Leveraging its vast portfolio of capabilities across transportation, water, industrial and commercial market sectors, Atlas can expeditiously manage disaster response and recovery missions of any magnitude. Illustrative services include:

•        terrestrial, coastal and maritime response and recovery services;

•        implement and refine disaster assessments;

•        develop and manage sheltering and temporary essential power (STEP) programs;

•        develop temporary housing, refugee and migrant populations; and

•        implement and manage temporary repair and essential power programs for federal and commercial customers.

Engineering, Planning and Design

Atlas offers a full service suite of civil, transportation, structural and architectural solutions for clients ranging from private developers to large federal agencies. Atlas utilizes its broad specialized expertise to offer technical and project management solutions in order to help clients meet their most demanding, large-scale challenges.

The specific engineering, planning and design services Atlas offers fall into three categories: (1) engineering and design services; (2) program management; and (3) construction support services.

Engineering and Design Services.    Years of experience in design and construction of a broad range of transportation and civil infrastructure projects gives Atlas unique expertise in the fields of engineering and planning. Atlas’ success in engineering and design services has been built on strong lines of communication, best in class planning and design professionals, meticulous quality control measures throughout all stages of a project’s development and fluid participation and direct input of all team members. This process of knowledge sharing among team members and continuous improvement of operations is a proven strategy ensuring maximum value for the owner and fewer unforeseen problems during construction. Illustrative services include:

•        civil engineering;

•        hydraulic studies;

•        transportation engineering and planning;

•        landscape architecture;

•        land acquisition services; and

•        geotechnical services.

Program Management.    Atlas provides public and private sector clients with comprehensive support in managing the planning, funding, design and construction process of large-scale improvement programs. Illustrative services include:

•        constructability review, observation and monitoring;

•        plan and drawing review;

•        bid evaluation and award analysis;

•        progress documentation and payment review; and

•        dispute resolution.

Construction Support Services.    Atlas offers a full suite of comprehensive construction support services for challenging large scale sites and structures. Services cover construction management, construction engineering and inspection, material testing, project oversight and documentation and comprehensive audit support. Illustrative services include:

•        construction management;

•        contract documents preparation and administration;

•        project cost and schedule control;

•        construction observation and monitoring;

•        utility coordination; and

•        subsurface utility engineering.

Key Clients and Projects

Atlas currently serves over 9,000 different clients annually. While Atlas’ ten largest clients accounted for approximately 25% of its consolidated net revenue during the fiscal year ended December 31, 2018, no single client accounted for more than 8% during this period. Although Atlas serves a highly diverse client base, for the year ended December 31, 2018, approximately 40% of its net revenues were attributable to public and quasi-public sector clients. In this regard, public sector clients include U.S. federal, state and local government departments, agencies, systems and authorities, including the Departments of Transportation, educational systems and public housing authorities, while quasi-public sector clients include utility service providers and energy producers. Of its private sector clients, Atlas’ largest clients are commercial companies and contractors. Although Atlas anticipates public and quasi-public sector clients to represent the majority of its revenues for the foreseeable future, Atlas intends to continue expanding its service offerings to private sector clients.

During its history in the testing and inspection business, Atlas has worked with such clients on such well known projects as (in alphabetical order):

•        Apple Campus II (Cupertino, California)

•        Golden Gate Bridge (San Francisco, California)

•        Ground Zero Recovery (New York, New York)

•        Harbor Bridge (Corpus Christi, Texas)

•        The Grand Waikikian by Hilton (Honolulu, Hawaii)

•        Hurricane Katrina Recovery (Louisiana)

•        Northwest Corridor Express Lanes (Georgia)

•        San Francisco International Airport (San Francisco, California)

•        Stanford University Hospital (Stanford, California)

Contracts

Atlas enters into contracts that contain two principal types of pricing provisions: (1) time and materials/cost-reimbursable; and (2) fixed price. For the six months ended June 30, 2019 and for the year ended December 31, 2018, 95% of Atlas’ revenue was recognized as time and materials/cost-reimbursable contracts and 5% from fixed price contracts.

Cost-reimbursable contracts.    Cost-reimbursable contracts consist of the following:

•        “Time & materials” contracts are common for smaller scale professional and technical consulting and certification service projects. Under these types of contracts, there is no predetermined fee. Instead, Atlas negotiates hourly billing rates and charges its clients based upon actual hours expended on a project. In addition, any direct project expenditures are passed through to the client and are typically reimbursed. These contracts may have an initial not-to-exceed or guaranteed maximum price provision.

•        “Cost-plus” contracts are the predominant contracting method used by U.S., federal, state and local governments. Under these types of contracts, Atlas charges clients for its costs, including both direct and indirect costs, plus a negotiated fee. The estimated cost plus the negotiated fee represents the total contract value.

Fixed price.    Fixed price contracts consist of the following:

•        Fixed price contracts require Atlas to either perform all of the work under the contract for a specified lump sum or to perform an estimated number of units of work at an agreed price per unit, with the total payment determined by the actual number of units performed. Fixed price contracts are subject to price adjustments if the scope of the project changes or unforeseen conditions arise. Fixed price contracts expose Atlas to a number of risks not inherent in “cost-plus” and “time & material” contracts, including underestimation of costs, ambiguities in specifications, unforeseen costs or difficulties, problems with new technologies, delays beyond Atlas’ control, failures of subcontractors to perform and economic or other changes that may occur during the contract period. Many of Atlas’ fixed price contracts relate to small value services, such as individual unit or very small quantity testing or inspection.

•        Revenues from engineering services are recognized in accordance with the accrual basis of accounting. Revenues under cost-reimbursable contracts are recognized when services are performed or on the percentage-of-completion method. Revenues recognized on the percentage-of-completion method are generally measured by the direct costs incurred to date as compared to estimated costs incurred. Less than 3% of Atlas’ revenues were recognized on the percentage-of-completion method

Backlog

As of June 30, 2019, Atlas had approximately $611 million of backlog, of which $385 million, or 63%, is expected to be recognized over the next 12 months and the remaining over the following 30 months.

Growth of its backlog has been accelerating since the establishment of Atlas’ national platform. On a pro forma basis, Atlas’ platform companies experienced 1.4% year-over-year growth from fiscal year ended December 31, 2016 to 2017. Atlas realized 10.2% backlog growth from fiscal year ended December 31, 2017 to 2018, benefiting from the integration and cross-selling of the acquisitions of Pavetex, Moreland and CEL in 2017. For the 6-month period ended June 30, 2019, Atlas achieved 10.5% growth in backlog as the business transitioned from independent regional providers to a national platform of scale.

Pro Forma Contracted and Funded Backlog

($ in millions)

$495
$502
$553
$611
Dec-16
Dec-17
Dec-18
June-19 YTD

Note: Backlog is presented on a pro forma basis as if all acquisitions were consummated at the beginning of the relevant period with certain purchased companies estimated by Atlas management

Atlas’ backlog includes only amounts from fully funded projects for which work authorizations have been received and does not reflect the full amounts Atlas may receive over the term of such contracts. Backlog is expressed in terms of gross revenue and therefore may include significant estimated amounts of third-party or pass-through costs to subcontractors and other parties. Atlas cannot guarantee that the remaining revenue projected in the backlog will be realized in its entirety, or if realized, will result in profits. In addition, project cancellations and scope adjustments may occur from time to time. For example, certain contracts are terminable at the discretion of the client, with or without cause. These types of backlog reductions could adversely affect Atlas’ revenue and margins. Atlas’ backlog for the period beyond the next 12 months may be subject to variation from the prior year as existing contracts are completed, delayed or renewed or new contracts are awarded, delayed or cancelled. Accordingly, Atlas’ backlog as of any particular date is an uncertain indicator of future earnings. As backlog is not a defined accounting term, Atlas’ computation of backlog may not be comparable to that of Atlas’ industry peers.

Offices

Atlas’ principal executive offices are located at 13215 Bee Cave Parkway Building A, Suite 260, Austin, Texas which it leases under a five-year commitment with annual lease terms ranging from $46,659 to $50,283 plus operating expenses. Atlas does not own any significant real property. Atlas currently operates out of more than 140 leased locations. Atlas’ lease terms vary from month-to-month to multi-year commitments. Atlas does not consider any of these leased properties to be materially important. While Atlas does believe it is necessary to maintain offices through which its services are coordinated, Atlas feels there are an ample number of available office rental properties that could adequately serve its needs should it need to relocate or expand its operations.

Employees

As of June 30, 2019, Atlas had approximately 3,350 employees, including approximately 2,814 full-time employees, which includes approximately 2,534 technical staff. Atlas’ employee attrition rate for 2018 among all staff, part-time and full-time, was approximately 10%. To date, however, Atlas has been able to locate and engage highly qualified employees as needed and does not expect its growth efforts to be constrained by a lack of qualified personnel. Atlas considers its employee relations to be good.

Executive Officers

Following the business combination, the current Atlas management team will operate the surviving company. Atlas’ executive officers are L. Joe Boyer, Chief Executive Officer, Walter Powell, Chief Financial Officer, David Miller, Chief Strategy Officer, and John Mollere, Chief Administrative Officer. In addition, following the business combination, Stephen M. Kadenacy will serve as Atlas’ Executive Chairman. See “Management of the Company Following the Business Combination” for additional information regarding the combined company’s management following the business combination.

Competition

The U.S. infrastructure and construction TIC and environmental consulting market is generally highly fragmented and competitive due to the breadth of services offered and the technical complexity needed to meet increasingly stringent regulatory standards.

Industry participants compete on the strength of client relationships, expertise in local markets, technical capabilities, reputation for quality of service and reliability, and price. The ability to compete effectively also depends on employing highly skilled, qualified personnel to meet technical qualification and staffing requirements.

Barriers to entry in the industry are created by the requirement for technical capabilities, a reputation for expertise and reliability and deep relationships with both clients and prime contractors. Scale and breadth of service offerings can also pass as a barrier for entry for companies that do not have adequate resources or capacity to complete complex and large-scale projects. Customers are increasingly emphasizing safe work practices by placing a premium on limiting liability, creating an additional barrier to entry for those who cannot demonstrate a safety record above industry standards.

The firms operating in the industry range from large, global companies with broad service offerings to small-scale specialized providers that typically service regional markets or specialized niches. Competitive dynamics in the industry are variable across end markets, localities, geographies, types and scopes of services, among other factors. Atlas views its principal competitors as NV5 Global, Inc., Intertek Group plc, Tetra Tech, Inc., Jacobs Engineering Group Inc., Bureau Veritas S.A., Terracon Consultants Inc., WS Atkins PLC, WSP Global Inc., TRC Companies, Inc. and other small- and mid-sized regional players. Atlas’ ability to compete successfully will depend upon the effectiveness of its marketing efforts, the strength of its client relationships, its ability to accurately estimate costs, the quality of the work it performs, its ability to hire and train qualified personnel and its ability to obtain insurance.

Seasonality

Due primarily to inclement weather conditions, which lead to project delays and slower completion of contracts, and a higher number of holidays, Atlas’ operating results during the months of December, January and February are generally lower than its operating results during other months. As a result, Atlas’ revenue and net income for the first and fourth quarters of a fiscal year may be lower than its results for the second and third quarters of a fiscal year.

Insurance and Risk Management

Atlas maintains insurance covering professional liability and claims involving bodily injury and property damage. Atlas considers its present limits of coverage, deductibles and reserves to be adequate. Wherever possible, Atlas endeavors to eliminate or reduce the risk of loss on a project through the use of quality assurance and control, risk management, workplace safety and similar methods.

Risk management is an integral part of the project management approach. Atlas has a strict project review framework including escalation to senior management for any fixed price contracts above $5 million.

Regulation

Atlas is regulated in a number of fields in which it operates. Atlas contracts with various U.S. governmental agencies and entities. When working with U.S. governmental agencies and entities, Atlas must comply with laws and regulations relating to the formation, administration and performance of contracts. These laws and regulations contain terms that, among other things:

•        require certification and disclosure of all costs or pricing data in connection with various contract negotiations;

•        impose procurement regulations that define allowable and unallowable costs and otherwise govern its right to reimbursement under various cost-based U.S. government contracts; and

•        restrict the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

To help ensure compliance with these laws and regulations, employees are sometimes required to complete tailored ethics and other compliance training relevant to their position and Atlas’ operations.

Legal and Environmental

From time to time, Atlas is subject to various legal proceedings that arise out of its normal course of business or otherwise. Atlas is not currently a party to any legal proceedings that, individually or in the aggregate, are expected to materially impact its business, financial position, results of operations and cash flows, taken as a whole.

Atlas must comply with a number of laws that strictly regulate the handling, removal, treatment, transportation and disposal of toxic and hazardous substances. Liabilities related to environmental contamination or human exposure to hazardous substances, or a failure to comply with applicable regulations, could result in substantial costs, including clean-up costs, fines and civil or criminal sanctions, third-party claims for property damage or personal injury, or cessation of remediation activities.

ATLAS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement. This discussion contains “forward-looking statements” reflecting Atlas’ current expectations, estimates and assumptions concerning events and financial trends that may affect its future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors. Factors that could cause or contribute to such differences include, but are not limited to, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this proxy statement, particularly in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. Atlas assumes no obligation to update any of these forward-looking statements.

For purposes of this section, “Atlas” refers to the combination of Atlas Intermediate Holdings LLC, ATC Group Partners LLC and all of their subsidiaries.

OVERVIEW

Our Business

Headquartered in Austin, Texas, Atlas is a leading provider of professional and technical testing, inspection engineering and consulting services, offering solutions to public and private sector clients in the transportation, commercial, water, government, education and industrial markets. With approximately 140 offices located throughout the United States, Atlas provides a broad range of mission-critical technical services, helping its clients test, inspect, plan, design, certify and manage a wide variety of projects across diverse end markets.

Atlas acts as a trusted advisor to its clients, helping its clients design, engineer, inspect, manage and maintain civil and commercial infrastructure, servicing existing structures as well as helping to build new structures. However, Atlas does not perform any construction and does not take construction risk.

Atlas provides a broad range of mission-critical technical services, ranging from providing inspection services in small projects to managing significant aspects of large, multi-year projects. For the year ended December 31, 2018, Atlas:

•        Performed more than 50,000 projects, with average revenue per project of less than $10,000; and

•        Delivered more than 95% of its revenue under “time & material” and “cost-plus” contracts.

Atlas has long-term relationships with a diverse set of clients, providing a base of repeating clients, projects and revenues. Approximately 90% of Atlas’ revenues are derived from projects that have used Atlas services at least twice in the past three years and more than 95% of its revenues are generated from clients relationships longer than 10 years, with greater than 25% of revenues generated from relationships longer than 30 years. Examples of such long-term customers include the Texas Department of Transportation, US Postal Service, Gwinnett County Georgia, New York City Housing Authority, San Francisco International Airport, Stanford University, Port of Oakland, United Rentals, Inc., The Coca-Cola Company and Apple Inc.

Atlas’ broad base of customers span a diverse set of end markets including transportation, commercial, water, government, education and industrial sectors. Atlas’ customers include government agencies, quasi-public entities, schools, hospitals, utilities, airports, as well as private sector clients across many industries.

Atlas’ services require a high degree of technical expertise, as its clients rely on Atlas to provide testing, inspection and quality assurance services to ensure that structures are designed, engineered, built and maintained in accordance with building codes, regulations and the highest safety standards. As such, Atlas’ services are delivered by a highly-skilled, technical employee base that includes scientists, engineers, inspectors and other field experts. As of June 30, 2019, Atlas’ technical staff represented 2,534 out of its 3,350 employees. Atlas’ services are typically provided under contracts, some of which are long-term with long lead times between when contracts are signed and when Atlas’ services are performed. As such, Atlas has a significant amount of contracted backlog, providing for a high degree of visibility with respect to revenues expected to be generated from such backlog. As of June 30, 2019, Atlas’ contracted backlog was estimated to be approximately $611 million. See “ — Backlog” below for additional information relating to Atlas’ backlog.

For the year ended December 31, 2018, Atlas recognized approximately $426 million of gross revenues (which does not include $24 million of revenues for the businesses acquired in 2018 prior to their dates of acquisition), $12 million of net income, and $57 million of Adjusted EBITDA. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to historical combined net income (loss), see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Atlas — Non-GAAP Financial Matters” contained elsewhere in this proxy statement.

HOW ATLAS EVALUATES ITS OPERATIONS

Atlas uses a variety of financial and other information in monitoring the financial condition and operating performance of its business. Some of this information is financial information that is prepared in accordance with GAAP, while other information may be financial in nature and may not be prepared in accordance with GAAP. Historical information is periodically compared to budgets, as well as against industry-wide information. Atlas uses this information for planning and monitoring its business, as well as in determining management and employee compensation.

Atlas evaluates its overall business performance based primarily on a combination of three financial metrics: revenue, backlog and Adjusted EBITDA. These are key measures used by Atlas’ management team and board of directors to understand and evaluate Atlas’ operational performance, to establish budgets and to develop short and long-term operational goals.

Revenue

Revenues for services are derived from billings under contracts (which are typically of short duration) that provide for specific time, material and equipment charges, or lump sum payments and are reported net of any taxes collected from customers. Atlas recognizes revenue as it is earned at estimated collectible amounts.

Revenue is recognized as services are performed and amounts are earned in accordance with the terms of a contract. Atlas generally contracts for services to customers based on either a fixed fee or hourly rates. In such contracts, Atlas’ efforts, measured by time incurred, typically are provided in less than a year and represent the contractual milestones or output measure, which is the contractual earnings pattern. For contracts with fixed fees, Atlas recognizes revenues as amounts become billable in accordance with contract terms, provided the billable amounts are consistent with the services delivered and are earned. Expenses associated with performance of work may be reimbursed with a markup depending on contractual terms. Revenues include the markup, if any, earned on reimbursable expenses. Reimbursements include billings for travel and other out-of-pocket expenses and third-party costs, such as equipment rentals, materials, subcontractor costs and outside laboratories, which is included in cost of revenues in the accompanying combined statement of income.

Backlog

Atlas analyzes its backlog, which it defines as fully awarded and contracted work or revenue it expects to realize for work completed, to evaluate operations and future revenue potential. Atlas’ contracted backlog includes revenue it expects to record in the future from signed contracts. In order to calculate backlog, Atlas determines the amounts for contracted projects that are fully funded, and then determines the respective revenues expected to be realized upon completion of work. Atlas uses backlog to evaluate company revenue growth as it typically follows growth in backlog.

Adjusted EBITDA

Atlas views Adjusted EBITDA, which is a non-GAAP financial measure, as an important indicator of performance. Atlas defines Adjusted EBITDA as net income before interest expense, income taxes, depreciation and amortization, adjustments for certain one-time or non-recurring items and other pro forma adjustments, including expected public company costs. For more information on Adjusted EBITDA as well as a reconciliation to the most directly comparable GAAP measure, please see “Non-GAAP Financial Measures” below.

COMPONENTS & FACTORS AFFECTING ATLAS’ OPERATING RESULTS

Revenue

Atlas generates revenue primarily by providing infrastructure-based testing, inspection, certification, engineering, and compliance services to a wide range of public- and private-sector clients. Atlas’ revenue consists of both services provided by its employees and pass-through fees from subcontractors and other direct costs. Atlas generally utilizes a cost-to-cost approach in applying the percentage-of-completion method of revenue recognition. Under this approach, revenue is earned in proportion to total costs incurred, divided by total costs expected to be incurred.

Cost of Revenue

Cost of revenue reflects the cost of personnel (including fringe benefits and overhead expense) associated with revenue.

Operating Expense

Operating expense include corporate expenses, including personnel, occupancy, and administrative expenses, including depreciation and amortization.

Interest Expense

Interest expense consists of contractual interest expense on outstanding debt obligations, amortization of deferred financing costs and other related financing expenses.

Other Income (Expense)

Other income or expense reflects the gains or losses, including the costs and related accumulated depreciation recapture, resulting from the disposal of an asset when such asset is sold or retired.

Income Tax Expense

Income tax expense and Atlas’ effective tax rates can be affected by many factors, including changes in its mix of pre-tax losses/earnings, the effect of non-controlling interest in income of consolidated subsidiaries, its acquisition strategy, tax incentives and credits available to its, changes in judgment regarding the realizability of its deferred tax assets, changes in existing tax laws and its assessment of uncertain tax positions. Atlas’ tax returns are routinely audited by the taxing authorities and settlements of issues raised in these audits can also sometimes affect its effective tax rate.

Net Income From Continuing Operations

Net income from continuing operations reflects operating income for Atlas after taking into account costs and expenses for a given period, while excluding any gain or loss from discontinued operations.

Loss From Discontinued Operations

Loss from discontinued operations includes non-recurring gains or losses realized in connection with the disposition of an asset or component of the business that results in discontinued operations in for the section.

RESULTS OF OPERATIONS

Consolidated Results of Operations

The following table represents the selected results of operations for Atlas for the periods indicated.

	Six Months Ended June 30,		Fiscal Year Ended December 31,
	2019	2018	2018	2017	2016
	($ in thousands)
Other Financial Data:
Revenue	$229,280	$204,417	$426,439	$278,141	$227,985
Cost of revenue	(125,624)	(119,468)	(249,504)	(163,787)	(145,199)
Operating expense	(92,105)	(72,108)	(157,459)	(110,676)	(83,901)
Operating income	11,551	12,841	19,476	3,678	1,115
Interest expense	(5,534)	(3,355)	(6,787)	(2,230)	(1,089)
Other income/(expense)	(782)	(5,755)	96	117	—
Income before income taxes	5,235	3,731	12,785	1,565	(2,204)
Income tax expense	(159)	(70)	347	—	—
Net income from continuing operations	5,076	3,661	12,438	1,565	(2,204)
Loss from discontinued operations	(213)	(643)	(393)	(2,568)	(1,346)
Net income	$4,863	$3,018	$12,045	$(1,003)	$(3,550)

Comparison of the six months ended June 30, 2019 to the six months ended June 30, 2018 ($ in millions)

Revenue

Revenue for the six months ended June 30, 2019 increased $24.4, or 11.9%, to $229.3 as compared to $204.4 million for the corresponding period in 2018.

The increase in revenue for the six months ended June 30, 2019 was primarily attributable to the contribution from various acquisitions completed during the second half of 2018 as well as organic growth from our existing platform. The increase in revenue for 2019 was $14.5 for acquisitions closed during 2018. The growth in revenues was also attributable to increases in projects won during 2018 where work has begun in 2019. Additionally, revenue for the six months ended June 30, 2018 includes approximately $2.1 of revenue from certain operations that were sold in 2018. Adjusting for acquisitions and these sold operations implies revenue growth of approximately 6%.

Cost of Revenue

Cost of revenue for the six months ended June 30, 2019 increased $5.7, or 4.7%, to $125.6 as compared to $119.5 million for the corresponding period in 2018. For the six months ended June 30, 2019, cost of revenue, as a percentage of revenue, decreased to 54.9% from 58.6% for the six months ended June 30, 2018.

The decrease in cost of revenue as a percentage of revenue for the six months ended June 30, 2019 was primarily due to the acquisitions in 2018 having a lower cost of revenue as a percentage of revenue.

Operating Expense

Operating expense for the six months ended June 30, 2019 increased $18.1, or 25.0%, to $92.1 as compared to $72.1 for the corresponding period in 2018. For the six months ended June 30, 2019, operating expense, as a percentage of revenue, increased to 39.6% from 35.4% for the corresponding period in 2018.

The increase in operating expense for the six months ended June 30, 2019 was primarily attributable to the increase in revenues for the period.

Interest Expense

Interest expense for the six months ended June 30, 2019 increased $2.0, or 57.3%, to $5.5 as compared to $3.4 for the corresponding period in 2018. The increase in interest expense is due to the increase in outstanding borrowings during the periods.

Other Expense

Other expense for the six months ended June 30, 2019 decreased $5.0, or 86.4%, to $0.8 as compared to $5.8 for the corresponding period in 2018.

The decrease in other expense for the six months ended June 30, 2019 was primarily due to $3.5 of legal costs and a $1.0 write-off of a previously held investment during the six months ended June 30, 2018.

Income Tax Expense

Income tax expense for the six months ended June 30, 2019 was $0.2 million compared to income tax expense of $0.1 million for the corresponding period in 2018. The increase in tax expense for the current period compared to the corresponding period in 2018 is due primarily to the increased operations in Atlas’ C-Corp subsidiaries.

Atlas is treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of Atlas being passed through to the partners and members. As such, no recognition of federal or state income taxes for Atlas or its subsidiaries have been provided for in the accompanying combined financial statements, except for margin taxes in the State of Texas and a few C-Corp entities under Atlas. The margin taxes are treated as income taxes, with an effective rate of 0.7%, based on the prior year’s Texas-sourced gross receipts. The effective rate of the C-Corp for the six months ended June 30, 2019 was 30%.

Loss From Discontinued Operations

Other loss from discontinued operations for the year ended December 31, 2018 decreased $0.4, or 67%, to $0.2 as compared to $0.6 for the corresponding prior year period.

The decrease in loss from discontinued operations for the six months ended June 30, 2018 was primarily due to the wind down of Atlas’ Power and Industrial (P&I) operation. Atlas entered into a purchase agreement with a third-party in December 2017, and Atlas continued to have costs related to the exiting of the P&I operation.

Comparison of the year ended December 31, 2018 to the year ended December 31, 2017 ($ in millions)

Revenue

Revenue for the year ended December 31, 2018 increased $148.3, or 53%, to $426.4 as compared to $278.1 for the corresponding prior year period.

The increase in revenue for the year ended December 31, 2018 was primarily attributable to the contribution from various acquisitions completed in late 2017 as well as organic growth from our existing platform. The increase in revenue in 2018 compared to 2017 was the result of having a full year of operations in the entities acquired in late 2017 as well as acquisitions in late 2018 which accounted for $139.6 and $6.2, respectively, of the increase from 2017. The growth in revenues was also attributable to organic increases in revenue of $2.5.

Also contributing to the increase in net revenues for 2018 was an increased utilization of our billable employees.

Cost of Revenue

Cost of revenue for the year ended December 31, 2018 increased $85.7, or 52%, to $249.5 as compared to $163.8 million for the corresponding prior year period. For the year ended December 31, 2018, cost of revenue, as a percentage of revenue, remained flat at 59% compared to the year ended December 31, 2017.

Operating Expense

Operating expense for the year ended December 31, 2018 increased $46.8, or 42%, to $157.5 as compared to $110.7 for the corresponding prior year period. As a percentage of revenue, operating expense decreased to 37% for the year ended December 31, 2018 from 40% for the year ended December 31, 2017. Operating expenses for the year ended December 31, 2017 were higher due to the acquisitions in late 2017 resulting in higher legal and integration costs.

Interest Expense

Interest expense for the year ended December 31, 2018 increased $4.6, or 204%, to $6.8 as compared to $2.2 for the corresponding prior year period. The increase in interest expense is due to the increase in average outstanding borrowings for 2018 compared to the average outstanding borrowings during 2017.

Other Income

Other income for the year ended December 31, 2018 remained flat at $0.1, as compared to the corresponding prior year period.

Income Tax Expense

Income tax expense for the year ended December 31, 2018 was $0.3 million compared to income tax expense of $0.0 million for the year ended December 31, 2017.

Atlas is treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of Atlas being passed through to the partners and members. As such, no recognition of federal or state income taxes for Atlas or its subsidiaries have been provided for in the accompanying combined financial statements, except for margin taxes in the State of Texas and a few C-Corp entities under Atlas. The margin taxes are treated as income taxes, with an effective rate of 0.7%, based on the prior year’s Texas-sourced gross receipts. The effective rate of the C-Corp for the year ended December 31, 2018 was 30%.

Loss From Discontinued Operations

Other loss from discontinued operations for the year ended December 31, 2018 decreased $2.2, or 85%, to $0.4 as compared to $2.6 for the corresponding prior year period.

The decrease in loss from discontinued operations for the year ended December 31, 2018 was primarily due to the wind down of Atlas’ Power and Industrial (P&I) operation. Atlas entered into a purchase agreement with a third-party in December 2017, and the sale was completed during 2018 resulting in an immaterial gain.

Comparison of the year ended December 31, 2017 to the year ended December 31, 2016 ($ in millions)

Revenue

Revenue for the year ended December 31, 2017 increased $50.2, or 22%, to $278.1 as compared to $228.0 million for the corresponding prior year period.

The increase in revenue for the year ended December 31, 2017 was partly attributable to the acquisitions of companies during the fiscal year resulting in $25.5 additional revenue and partly attributable to overall growth in projects.

Cost of Revenue

Cost of revenue for the year ended December 31, 2017 increased $18.6, or 13%, to $163.8 as compared to $145.2 million for the corresponding prior year period. For the year ended December 31, 2017, cost of revenue, as a percentage of revenue, decreased to 59% from 64% in the year ended December 31, 2016.

The increase in cost of revenue for the year ended December 31, 2017 was primarily attributable to the above mentioned acquisitions during the year with the decrease in cost of revenue as a percentage of revenue the result of the mentioned acquired entities realizing better margins of 58% compared to the legacy Company.

Operating Expense

Operating expense for the year ended December 31, 2017 increased $26.8, or 32%, to $110.7 as compared to $83.9 for the corresponding prior year period. As a percentage of revenue, operating expense increased to 40%, as compared to 37% for the year ended December 31, 2016. Operating expenses for the year ended December 31, 2017 due to the acquisition costs incurred in late 2017 resulting in higher legal and integration costs when compared to the corresponding prior year period.

Interest Expense

Interest expense for the year ended December 31, 2017 increased $1.1, or 105%, to $2.2 as compared to $1.1 for the corresponding prior year period. The increase in interest expense for the year ended December 31, 2017 was primarily due to additional borrowings as a result of the acquisitions which took place during the year.

Other Income

Other income for the year ended December 31, 2017 increased $0.1, or 100%, to $0.1 as compared to $0.0 for the corresponding prior year period.

Income Tax Expense

Income tax expense for both the years ended December 31, 2017 and December 31, 2016 was $0.0 million. Atlas is treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of Atlas being passed through to the partners and members. See income tax discussion at page 6 for further details.

Loss From Discontinued Operations

Other loss from discontinued operations for the year ended December 31, 2017 increased $1.2, or 91%, to $2.6 as compared to $1.3 for the corresponding prior year period.

The increase in loss from discontinued operations for the year ended December 31, 2017 was primarily due to the wind down of Atlas’ P&I operations. See “Note 11 — Discontinued Operations” from the audited historical consolidated financial statements of Atlas Intermediate included elsewhere in this proxy statement for further information.

LIQUIDITY AND CAPITAL RESOURCES

Atlas’ primary sources of liquidity and capital resources are its cash and cash equivalents balances, cash flow from operations, borrowings capacity under its Credit Agreement (as defined below), Loan Agreement (as defined below) and access to financial markets. Atlas’ principal uses of cash are operating expense, working capital requirements, capital expenditures, repayment of debt and acquisition expenditures. Atlas believes its sources of liquidity, including cash flow from operations, existing cash and cash equivalents and borrowing capacity under its Credit Agreement and Loan Agreement will be sufficient to meet projected cash requirements for at least the next twelve months. Atlas will monitor its capital requirements thereafter to ensure its needs are in line with available capital resources.

Cash Flows

The following table sets forth the cash flows for Atlas for the periods indicated.

	Six Months Ended June 30,		Fiscal Year Ended December 31,
	2019	2018	2018	2017	2016
	($ in thousands)
Net cash provided by operating activities	$6,942	$15,961	$36,916	$7,874	$(392)
Net cash used in investing activities	$(4,901)	$(2,281)	$(14,149)	$(168,571)	$(46,677)
Net cash provided by (used in) financing activities	$781	$(11,154)	$(26,875)	$170,945	$43,332
Net increase in cash and equivalents	$3,632	$2,256	$(4,108)	$10,248	$(3,737)

Comparison of the six months ended June 30, 2019 to the six months ended June 30, 2018 ($ in millions)

Cash and Cash Equivalents.

At June 30, 2019 and 2018 Atlas had $10.1 and $6.5 of cash and cash equivalents, respectively.

Operating Activities

Cash flow from operating activities is primarily generated from operating income from our professional and technical testing, inspection engineering and consulting services.

Net cash provided by operating activities was $6.9 for the six months ended June 30, 2019, compared to $15.9 for the six months ended June 30, 2018. The $8.7 decrease was primarily due to the timing of working capital payments and receipts.

Investing Activities

Net cash used in investing activities was $4.1 million for the six months ended June 30, 2019, compared to $2.3 for the six months ended June 30, 2018. The $1.8 increase in cash used was primarily due to timing of capital expenditure outflows compared to prior period.

Financing Activities

Net cash provided by financing activities was $0.8 for the six months ended June 30, 2019, compared to cash used by financing activities of $11.2 for the six months ended June 30, 2018. The $11.9 increase to net cash from financing activities was primarily due to additional funds received through the debt financing offset by distributions to stockholders.

Comparison of the year ended December 31, 2018 to the year ended December 31, 2017

Cash and Cash Equivalents

At December 31, 2018 and 2017 Atlas had $6.5 million and $10.6 million of cash and cash equivalents, respectively.

Operating Activities

Net cash provided by operating activities was $36.9 for the year ended December 31, 2018, compared to $7.9 for the year ended December 31, 2017. The $29.0 increase was primarily due to the timing of working capital payments and receipts.

Investing Activities

Net cash used in investing activities was $14.1 million for the year ended December 31, 2018, compared to $168.6 for the year ended December 31, 2017. The $154.5 decrease was primarily due to fewer acquisitions in 2018 compared to 2017.

Financing Activities

Net cash used in financing activities was $26.9 million for the year ended December 31, 2018, compared to cash provided by financing activities of $170.9 for the year ended December 31, 2017. The $197.8 change was primarily due to the additional debt proceeds received during 2017 related to funding for acquisitions in 2017.

Comparison of the year ended December 31, 2017 to the year ended December 31, 2016

Cash and Cash Equivalents.

At December 31, 2017 and 2016 Atlas had $10.6 million and $0.4 million of cash and cash equivalents, respectively.

Operating Activities

Net cash provided by operating activities was $7.9 million for the year ended December 31, 2017, compared to net cash used in operating activities of $0.4 for the year ended December 31, 2016. The $8.3 change was primarily due to the timing of working capital payments and receipts.

Investing Activities

Net cash used in investing activities was $168.6 million for the year ended December 31, 2017, compared to $46.7 for the year ended December 31, 2016. The $121.9 increase was primarily due to acquisitions in 2017.

Financing Activities

Net cash provided by financing activities was $170.9 million for the year ended December 31, 2017, compared to $43.3 for the year ended December 31, 2016. The $127.6 increase was primarily due to the additional debt proceeds received during 2017 related to funding for acquisitions in 2017.

Working Capital

Working capital, or current assets less current liabilities, decreased $6.6, or 7.7%, to $86.9 at December 31, 2018 from $93.5 at December 31, 2017. This decrease in working capital was primarily the result of timing of working capital payments and receipts.

Working capital increased $9.6, or 11.0%, to $96.5 at June 30, 2019 from $86.9 at December 31, 2018. This increase in working capital was primarily the result of the timing of working capital payments and receipts.

Debt Arrangements

In October 2017, concurrent with the closing of the acquisition of Moreland Altobelli Associates, Atlas obtained a bridge loan from Regions Bank in the amount of $42 million. In November 2017, concurrent with the closing of the acquisition of the Engineering Testing Services family of companies (“ETS”), Atlas entered into a credit agreement with a group led by Regions Bank providing a term loan of $95 million and a revolving credit facility of $30 million secured by the assets owned by Atlas (the “Atlas Loan Agreement”). Proceeds from the Atlas Loan Agreement were used to fund the acquisition of ETS, repay the bridge loan, and for a redemption of $15.2 million of initial equity contributions made by the initial members once overall leverage amounts were determined. The Atlas Loan Agreement provided for a scheduled maturity date in November 2022 and quarterly principal payments beginning in December 2017, with interest compounded based on the variable rate in effect.

ATC had a business loan agreement (the “ATC Loan Agreement”) which provided for a scheduled maturity date of January 29, 2020. The ATC Loan Agreement included a revolving credit facility of $45 million. Security for the loan was provided by a first-priority interest in substantially all of ATC’s assets and a promissory note. Borrowings under the ATC Loan Agreement bore interest at the one-month London Interbank Offered Rate (“LIBOR”) plus a margin based on the total leverage ratio as defined in the ATC Loan Agreement.

In March 2019, subsequent to the merger with ATC, the outstanding balances of the Atlas Loan Agreement and the ATC Loan Agreement were paid in full and the ATC Loan Agreement was terminated. The Atlas Loan Agreement was amended to provide for a term loan of $145 million and a revolving credit facility of $50 million, of which $31.8 million was funded at closing (collectively, the “Atlas Credit Facility”). Proceeds of the Atlas Credit Facility were used to repay existing debt of $123.9 million and fund a stockholder distribution of $52.8 million made in April 2019. The Atlas Credit Facility requires quarterly principal payments of $2.719 million through March 31, 2023, and then $3.625 million until the final maturity in March 2024, and bears interest at an annual rate of LIBOR plus a margin ranging from 275 to 425 basis points determined by the Company’s Consolidated Leverage Ratio, as defined. For the interest payment made in June 2019, the applicable margin was 375 basis points and the total interest rate was 6.3125%.

Contractual Obligations and Commitments

The following table summarizes Atlas’ contractual obligations and commercial commitments as of December 31, 2018. In March 2019, subsequent to the merger with ATC, the outstanding balance on the Atlas Loan Agreement was paid in full and terminated, and the existing Atlas Credit Facility was amended to provide a term loan of $145.0 million and a revolving credit facility of $50.0 million, in which $31.8 million was funded at closing. Proceeds of the Atlas Credit Facility were used to repay existing debt of $123.9 million and fund a stockholder distribution of $52.8 million made in April 2019. The Atlas Credit Facility is scheduled to mature in March 2024 bearing interest at a rate of 6.3%. Atlas expects to fund these contractual obligations with cash generated from operating activities.

Contractual Obligations and Commitments	Total	Less than One Year	One to Three Years	Three to Five Years	More than Five Years
	($ in thousands)
Revolving credit facility – term loan(1)	$185,146	$15,193	$37,471	$36,928	$95,554
Capital lease obligations	1,172	249	504	419	—
Operating lease obligations	24,855	8,012	10,455	5,788	600
Purchase obligations	6,073	888	3,529	1,656	—
Revolving credit facility – revolving loan(1)	42,309	1,543	3,448	2,732	34,586
Total contractual obligations and commitments	$259,555	$25,885	$55,407	$47,523	$130,740

____________

(1)      The two portions of the Atlas Loan Agreement, the revolving credit facility and the term loan, both bear interest at a variable rate, calculated as LIBOR plus a spread based on the company’s leverage ratio. The spread is a range from 2.25% to 4.25%, and leverage ratio is calculated as the company’s total outstanding debt under this agreement divided by the company’s estimated future EBITDA. Estimated future interest is included in the anticipated future payments.

Off-Balance Sheet Arrangements

As of June 30, 2019, Atlas has no material off-balance sheet arrangements.

Effects of Inflation

Based on the analysis of the periods presented, Atlas believes that inflation has not had a material effect on its operating results. There can be no assurance that future inflation will not have an adverse impact on Atlas’ operating results and financial condition.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA

Adjusted EBITDA is not a financial measure determined in accordance with GAAP. Atlas defines Adjusted EBITDA as net income before interest expense, income taxes, depreciation and amortization, adjustments for certain one-time or non-recurring items and other pro forma adjustments, including expected public company costs.

Atlas believes Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of Atlas’ operating performance when compared to its peers, without regard to its financing methods or capital structure. Atlas excludes the items listed above from net income in arriving at Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Atlas’ presentation of Adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from Adjusted EBITDA. Atlas’ computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. The following table presents reconciliations of Adjusted EBITDA to net income, Atlas’ most directly comparable financial measure calculated and presented in accordance with GAAP.

	Six Months Ended June 30,		Fiscal Year
	2019	2018	2018
Net Income	$4,863	$3,018	$12,045
Interest Expense	5,534	3,355	6,787
Provision for income taxes	159	70	347
Depreciation and amortization	$10,534	$9,113	$20,042
EBITDA	$21,090	$15,556	$39,221

Pro forma EBITDA for acquired businesses prior to acquisition date		$154	$570
Non-cash increase in fair value of earnout			2,750
Corporate/consolidation initiatives(1)		(392)	(771)
Non-recurring expenses(2)	$6,961	6,407	9,383
Discontinued business lines(3)	161	584	892
Pro forma cost synergies(4)	3,674	3,791	7,517
Public company costs	$(1,250)	$(1,250)	$(2,500)
Adjusted EBITDA	$30,636	$24,850	$57,062

____________

(1)      Includes corporate entity expenses, a related-party office lease, and consolidated savings related to historical acquisitions.

(2)      Includes one-time legal fees, transaction costs, third-party costs associated with implementing the Atlas corporate entity, previous owner expenses, headcount reductions as part of historical acquisitions, non-recurring loss contract, and start-up expenses for new divisions.

(3)      Reflects losses related to business lines sold off in 2018.

(4)      Pro forma cost reductions being implemented in connection with the Atlas/ATC merger including headcount reduction, facility closures, sourcing and information technology.

CRITICAL ACCOUNTING POLICIES

Atlas’ financial statements are presented in accordance with GAAP. In connection with preparing its financial statements, Atlas is required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expense and the related disclosures. Atlas bases its assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time it prepares the combined consolidated financial statements. However, because future events and their effects cannot be determined with certainty, actual results could differ materially from such assumptions and estimates.

Atlas’ significant accounting policies are discussed fully in Note 2 of its audited historical combined financial statements included elsewhere in this proxy. Management believes that the accounting estimates included below are those most critical to fully understanding and evaluating reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. For the purposes of Atlas’ combined financial statements, all intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

Revenues for services are derived from billings under contracts (which are typically of short duration) that provide for specific time, material and equipment charges, or lump sum payments and are reported net of any taxes collected from customers. Atlas recognizes revenue as it is earned at estimated collectible amounts.

Revenue is recognized as services are performed and amounts are earned in accordance with the terms of a contract. Atlas generally contracts for services to customers based on either a fixed fee or hourly rates. In such contracts, Atlas’ efforts, measured by time incurred, typically are provided in less than a year and represent the contractual milestones or output measure, which is the contractual earnings pattern. For contracts with fixed fees, Atlas recognizes revenues as amounts become billable in accordance with contract terms, provided the billable amounts are consistent with the services delivered and are earned. Expenses associated with performance of work may be reimbursed with a markup depending on contractual terms. Revenues include the markup, if any, earned on reimbursable expenses. Reimbursements include billings for travel and other out-of-pocket expenses and third-party costs, such as equipment rentals, materials, subcontractor costs and outside laboratories, which is included in cost of revenues in the accompanying combined statement of income.

Revenues recognized in excess of billings are recorded as accrued billings. Billings in excess of revenues are recorded as deferred revenues and included in accrued liabilities or other current liabilities until revenue recognition criteria are met. Customer prepayments are deferred and recognized over future periods as services are delivered or performed.

Goodwill and Other Key Assets

Goodwill.    Goodwill represents the excess of the cost of net assets acquired over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed in a business combination. In accordance with the provisions of ASC 350, Intangibles — Goodwill and Other, we evaluate goodwill annually for impairment on October 1, or whenever events or changes in circumstances indicate the asset may be impaired, using the quantitative method. An entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. These qualitative factors include: macroeconomic and industry conditions, cost factors, overall financial performance and other relevant entity-specific events. If we determine that this threshold is met, then performing the two-step quantitative impairment test is unnecessary. We may elect to bypass the qualitative assessment and proceed directly to the quantitative test for any reporting unit. The two-step impairment test requires a comparison of the carrying value of the assets and liabilities associated with a reporting unit, including goodwill, with the fair value of the reporting unit. We determine fair value through multiple valuation techniques, and weight the results accordingly. We make certain subjective and complex judgments in assessing whether an event of impairment of goodwill has occurred, including assumptions and estimates used to determine the fair value of our reporting units. If the carrying value of our reporting unit exceeds the fair value of our reporting unit, we would calculate the implied fair value as compared to the carrying value to determine the appropriate impairment charge, if any.

Long-Lived Assets.    Atlas assesses long-lived assets for impairment when events or circumstances indicate that the carrying value of an asset may not be recoverable. Atlas recognizes an impairment if the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

Intangible Assets.    Intangible assets consist of trademarks, non-compete agreements and customer relationships. Intangible assets with finite lives are presented net of accumulated amortization and are being amortized on a straight-line basis over the estimated useful life of the asset. These assets are reviewed for impairment annually, or when events or circumstances indicate their fair value may not be recoverable based on a comparison of fair value to carrying value.

Depreciation.    Purchases of new assets and costs of improvement to extend the useful life of existing assets are capitalized. Routine maintenance and repairs are charged to expenses as incurred. When an asset is sold or retired, the costs and related accumulated depreciation are eliminated from the accounts, and the resulting gains or losses on disposal are recognized as other income or expense.

Credit Risk and Fair Value of Financial Instruments

Financial instruments, which potentially subject Atlas to concentrations of credit risk, consist principally of trade accounts receivable. These risks relate to the concentration of customers who are large, governmental customers and regional governmental customers. Atlas performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral.

Atlas has various financial instruments, including cash, accounts receivable and payable, accrued liabilities, and long-term debt. The carrying value of Atlas’ cash, accounts receivable, and payable and accrued liabilities approximate their fair value due to their short-term nature. Atlas believes that the aggregate fair values of its term loans approximates their carrying amounts as the interest rates on the debt are either reset on a frequent basis or reflect current market rates.

NEW ACCOUNTING PRONOUNCEMENTS AND CHANGES IN ACCOUNTING

For information on new accounting pronouncements, see Note 2 of Atlas’ audited historical combined financial statements included elsewhere in this prospectus.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISKS

Market risk is the risk of loss arising from adverse changes in market rates and prices. Currently, Atlas’ market risks relate to potential changes in the fair value of its long-term debt due to fluctuations in applicable market interest rates. Going forward, Atlas’ market risk exposure generally will be limited to those risks that arise in the normal course of business, as Atlas does not engage in speculative, non-operating transactions, nor does it utilize financial instruments or derivative instruments for trading purposes.

Interest Rate Risk

As of June 30, 2019, Atlas had $142.281 million of debt outstanding under the Atlas Loan Agreement term loan and $34.3 million of outstanding borrowings under the Atlas Loan Agreement revolving credit facility, with an interest rate of 6.313%. A 1.0% increase or decrease in the weighted average interest rate would increase or decrease interest expense by approximately $1.766 million per year assuming a consistent debt balance.

Credit Risk

While Atlas is exposed to credit risk in the event of non-performance by counterparties, the majority of its customers are investment grade companies and Atlas does not anticipate non-performance. Atlas mitigates the associated credit risk by performing credit evaluations and monitoring the payment patterns of its customers.

INDEBTEDNESS

Debt Financing

On August 12, 2019, the Company entered into the Debt Commitment Letter with the Commitment Parties, pursuant to which the applicable Commitment Parties agreed to provide (or to have certain of their affiliates provide), subject to satisfaction of customary closing conditions, including the closing of the business combination, Credit Facilities for the purpose of financing (i) a portion of the consideration payable under the Purchase Agreement, (ii) costs and expenses incurred by the parties in connection with the business combination, (iii) the repayment of the existing indebtedness of Atlas Intermediate and (iv) for general corporate purposes. The obligation of the Commitment Parties to provide the Credit Facilities is contingent on, inter alia, there being Available Equity of at least $100 million.

Pursuant to the Debt Commitment Letter, the applicable Commitment Parties have agreed to provide for Credit Facilities in the aggregate principal amount of up to $400 million, consisting of: (i) the Term Loan Facility and (ii) the Revolving Facility, made available to Buyer. To the extent there is, immediately prior to the Closing, Available Equity of (i) greater than $100 million and less than or equal to $160 million, the principal amount of the Term Loan Facilities will be reduced by the difference between the Available Equity and $100 million, with such reduction to be allocated between such Term Loan Facilities as determined by the Commitment Parties in their sole discretion or (ii) greater than $160 million, (x) the number of Rollover Units received by the Seller will be reduced (and the cash consideration to be paid to the Seller will be correspondingly increased) by an amount equal to 20% of the difference between the Available Equity and $160 million and (y) the principal amount of the Term Loan Facilities will be reduced by an amount equal to 80% of the difference between the Available Equity and $160 million, with such reduction to be allocated between such Term Loan Facilities as determined by the Commitment Parties in their sole discretion until such time as the principal amount of the Term Loan Facilities is reduced to $270 million. Furthermore, to the extent the principal amount of the Term Loan Facilities has been reduced to $270 million, the value of the Rollover Units received by the Seller will be reduced until their value is equal to $120 million, and thereafter the principal amounts of the Term Loan Facilities may be reduced further.

Macquarie Capital and Macquarie Funding are affiliates of MIHI LLC. The Sponsor is jointly managed by MIHI Boxwood Sponsor, which is controlled by MIHI LLC and Boxwood Management Company, LLC. For more information on the beneficial ownership of the Company’s securities by the Sponsor, see “Beneficial Ownership of Securities” elsewhere in this proxy statement. Macquarie Capital is also a financial advisor to the Company in connection with the business combination. See “Certain Relationships and Related Party Transactions” for more information on the relationship between Macquarie Capital and the Company.

MANAGEMENT OF THE COMPANY FOLLOWING THE BUSINESS COMBINATION

Management and Board of Directors

Following the business combination, the current Atlas management team will operate the combined company. Its officers, L. Joe Boyer, Chief Executive Officer, Walter Powell, Chief Financial Officer, David Miller, Chief Strategy Officer, and John Mollere, Chief Administrative Officer, will continue in such positions. In addition, following the business combination, Stephen M. Kadenacy will serve as Executive Chairman of the Company’s board of directors.

The board of directors of the Company following the consummation of the business combination is expected to be comprised of seven directors, of which four have been designated by Boxwood and three have been designated by Atlas and certain of the Continuing Members, in each case, to serve as directors.

The following persons with ages as of           , 2019 are anticipated to be the executive officers and directors of the Company following the consummation of the business combination:

Name	Age	Position
L. Joe Boyer	56	Chief Executive Officer
Walter Powell	48	Chief Financial Officer
Stephen M. Kadenacy	50	Executive Chairman
John Mollere	47	Chief Administrative Officer
David Miller	48	Chief Strategy Officer
Duncan Murdoch	48	Director

For biographical information concerning Messrs. Kadenacy and Murdoch, see the section entitled “Other Information Related to Boxwood — Directors and Executive Officers.”

L. Joe Boyer has served as Atlas’ Chief Executive Officer since October 2017. Prior to becoming Chief Executive Officer of Atlas, Mr. Boyer served as a consultant to Bernhard Capital Partners Management LP in connection with its infrastructure delivery services business from August 2016 to October 2017. From March 2013 to February 2016, Mr. Boyer was Chief Executive Officer of Atkins’ North American arm. From 2003 to 2013, Mr. Boyer held several senior management positions at Shaw Environmental & Infrastructure, most notably as President for its Federal Division. Mr. Boyer holds a Masters of Business Administration from Pepperdine University and a Bachelor of Science in Architectural Engineering from The University of Texas at Austin.

Walter Powell has served as Atlas’ Chief Financial Officer since November 2017. Prior to becoming Chief Financial Officer of Atlas, Mr. Powell served as an Audit Partner with Deloitte & Touche, LLP for 10 years, responsible for audits of public and private companies ranging in size from $20 million in revenue to $40 billion in revenue. Mr. Powell holds a Bachelor of Science in Accounting from The University of New Orleans. He is a Certified Public Accountant and a member of the American Institute of CPA’s.

John Mollere has served as Atlas’ Chief Administrative Officer since January 2019. Mr. Mollere brings over 25 years of experience and leadership in corporate administration. Prior to joining Atlas, Mr, Mollere served as Chief Administrative Officer of ATC Group Services, a leading environmental consulting and engineering firm with locations across the United States which merged with Atlas in 2019. There, Mr. Mollere led a diverse team of administrative professionals including legal, risk management, health and safety, procurement, information technology, and marketing communications. Prior to joining ATC Group Services, Mr. Mollere held a leadership position for over a decade in the risk management division of Fortune 500 company, The Shaw Group. Mr. Mollere has a Bachelor of Science in Toxicology from Northeast Louisiana University and is a Certified Safety Professional.

David Miller has served as Atlas’ Chief Strategy Officer since January 2019. Prior to joining Atlas, Mr. Miller served as the Chief Executive Officer for PAVETEX Engineering, a respected and rapidly growing construction engineering and testing firm in Texas which was acquired by Atlas in 2017. Prior to joining PAVETEX, Mr. Miller was the Chief Executive Officer of Truno Retail Technology Solutions, a technology services provider with operations in thirty-six states. Mr. Miller previously served as Presiding Officer of the Texas Emerging Technology Fund, Vice Chancellor of the Texas Tech University System and Chief Operating Officer of Flat Wireless. Mr. Miller is a former Vice Chancellor for Research and Commercialization for the Texas Tech University System and earned his Juris Doctor and Masters of Business Administration from Texas Tech University.

The Employment Agreement

On August 12, 2019, the Company and Mr. L. Joe Boyer entered into an employment agreement (the “Employment Agreement”) effective as of, and contingent upon, the Closing. As the Chief Executive Officer of the Company, Mr. Boyer is also expected to be nominated to act as a director of the Company and, if approved by a vote of Boxwood’s stockholders, will become a director effective as of, and contingent upon, the Closing. There is no arrangement or understanding, other than those contained in the Purchase Agreement and the Employment Agreement, between Mr. Boyer and any other person pursuant to which he will be appointed the Chief Executive Officer of the Company, and there are no related party transactions in which Mr. Boyer has an interest requiring disclosure pursuant to Item 404(a) of Regulation S-K promulgated under the Exchange Act. In addition, there is no family relationship between Mr. Boyer and any of the Company’s directors or other executive officers.

The term of the Employment Agreement commences on Closing and continues until the third anniversary of the Closing unless it is terminated. After these three years, the term of employment is automatically extended for one year periods until the Employment Agreement is terminated.

Under the terms of the Employment Agreement, Mr. Boyer is (i) entitled to an initial annual base salary of $550,000 (the “Base Salary”); (ii) eligible to receive an annual bonus with a target opportunity of 100% of the then-current Base Salary (the “Target Bonus”) and a maximum of 200% of the then-current Base Salary, in an amount to be determined based on financial metrics to be decided by the compensation committee of the Company’s board of directors (the “Compensation Committee”) in good faith consultation with Mr. Boyer; (iii) eligible to receive, pursuant to the Company’s long term incentive plan, annual equity grants with a target grant date value of no less than 100% of the then-current Base Salary, in an amount and pursuant to such terms and conditions as the Compensation Committee shall decide; (iv) entitled to participate in the Company’s health, insurance, retirement and other employee benefits; (v) entitled to maintenance, at the Company’s cost, of Mr. Boyer’s life insurance policy; and (vi) entitled to a monthly car allowance of no less than $1,400.

If Mr. Boyer’s Employment Agreement is terminated due to his death or permanent disability, by the Company through non-renewal, by the Company without “Cause” or by him for “Good Reason” (both terms as defined in the Employment Agreement), he will be entitled to (i) all accrued but unpaid Base Salary, unreimbursed expenses and other accrued obligations under the Company’s employee plans (the “Accrued Obligations”); (ii) a lump sum payment of 200% of the then-current Base Salary; (iii) a lump sum payment of the Target Bonus; (iv) a pro-rata bonus, calculated based on actual performance as if Mr. Boyer had remained employed through the remainder of the applicable performance period; (v) the accelerated vesting of all outstanding equity awards (with any unvested performance-based awards deemed achieved based on actual performance); and (vi) a continuation of health benefits under COBRA at the expense of the Company for up to two years. If Mr. Boyer’s Employment Agreement is terminated within the 90-day period prior to or the 2-year period following a Change in Control (as defined in the Employment Agreement), he will be entitled to receive (i) the Accrued Obligations; (ii) a lump sum payment of 250% of the then-current Base Salary; (iii) a lump sum payment of 150% of the Target Bonus; (iv) a pro-rata bonus, calculated based on actual performance as if Mr. Boyer had remained employed through the remainder of the applicable performance period; (v) accelerated vesting of all outstanding equity awards (with any unvested performance-based awards deemed achieved based on actual performance); and (vi) a continuation of health benefits under COBRA at the expense of the Company for up to thirty months. If Mr. Boyer’s Employment Agreement is terminated by him without Good Reason or by the Company for Cause, he will be entitled to only the Accrued Obligations. Notwithstanding the above, any payments to Mr. Boyer following the termination of the Employment Agreement are contingent on Mr. Boyer signing and not revoking a release of claims and compliance with the terms of the Employment Agreement.

At Closing, Mr. Boyer will also execute the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File No. 333-228018), filed with the U.S. Securities and Exchange Commission on October 26, 2018

Board Composition

The Company’s business affairs will be managed under the direction of our board of directors. Our board of directors will consist of seven members.

The Company’s Proposed Charter provides that the number of directors, which will be fixed at seven members, may be increased or decreased from time to time by a resolution of our board of directors. Our board of directors will be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The directors will hold their office for a term of three years or until their respective successors are elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. The term of office of the first class of directors, consisting of         , will expire at our first annual meeting of stockholders following the special meeting. The term of office of the second class of directors, consisting of         , will expire at the second annual meeting of stockholders following the special meeting. The term of office of the third class of directors, consisting of         , will expire at the third annual meeting of stockholders following the special meeting.

Director Independence

Upon the Closing, we anticipate that the size of the Company’s board of directors will be seven directors,          of whom will qualify as independent within the meaning of the independent director guidelines of Nasdaq. We anticipate that          will be “independent directors” as defined in the rules of Nasdaq and applicable SEC rules.

Nasdaq rules require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an executive officer or employee of a listed company or any other individual having a relationship which, in the opinion of a listed company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Committees of the Board of Directors

Effective upon completion of the business combination, our board of directors will establish the following committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The proposed composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

____________

*        Denotes chairman

Audit Committee

The Company’s audit committee will oversee the Company’s corporate accounting and financial reporting process. Among other matters, the audit committee will:

•        appoint our independent registered public accounting firm;

•        evaluate the independent registered public accounting firm’s qualifications, independence and performance;

•        determine the engagement of the independent registered public accounting firm;

•        review and approve the scope of the annual audit and the audit fee;

•        discuss with management and the independent registered public accounting firm the results of the annual audit and the review of the Company’s quarterly financial statements;

•        approve the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•        monitor the rotation of partners of the independent registered public accounting firm on the Company’s engagement team in accordance with requirements established by the SEC;

•        be responsible for reviewing the Company’s financial statements and the Company’s management’s discussion and analysis of financial condition and results of operations to be included in the Company’s annual and quarterly reports to be filed with the SEC;

•        review the Company’s critical accounting policies and estimates; and

•        review the audit committee charter and the committee’s performance at least annually.

The initial members of the audit committee will be         , with          serving as the chair of the committee. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. We anticipate that all of the members of the audit committee will be independent directors as defined under the applicable rules and regulations of the SEC and Nasdaq with respect to audit committee membership. We also believe that          qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors will adopt a written charter for the audit committee.

Compensation Committee

Our compensation committee will review and recommend policies relating to compensation and benefits of our officers and employees. Among other matters, the compensation committee will:

•        review and recommend corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;

•        evaluate the performance of these officers in light of those goals and objectives and recommend to our board of directors the compensation of these officers based on such evaluations;

•        recommend to our board of directors the issuance of stock options and other awards under our stock plans; and

•        review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.

The initial members of the Company’s compensation committee will be         , with          serving as the chair of the committee. We anticipate that each of the members of the Company’s compensation committee will be independent under the applicable rules of Nasdaq, and each will be “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. Our board of directors will adopt a written charter for the compensation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will be responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee will be responsible for overseeing the Company’s corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters.

The initial members of the Company’s nominating and corporate governance committee will be         , with          serving as the chair of the committee. We anticipate that each of the members of the Company’s nominating and corporate governance committee will be an independent director under the applicable rules of Nasdaq relating to nominating and corporate governance committee independence.

Upon the consummation of the business combination, the Company will be subject to the terms of the Nomination Agreement.

Code of Ethics

Effective upon the consummation of the business combination, the Company will adopt a code of ethics that will apply to all of our employees, officers and directors, including those officers responsible for financial reporting. The Company expects that, to the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Limitation on Liability and Indemnification Matters

The Proposed Charter that will become effective immediately following the business combination contains provisions that limit the liability of the Company’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Company’s directors will not be personally liable to the Company or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•        any breach of the director’s duty of loyalty to the Company or our stockholders;

•        any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•        any transaction from which the director derived an improper personal benefit.

The Proposed Charter that will become effective immediately following the business combination and our bylaws provide that the Company is required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. The Company’s bylaws also provide that the Company is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Company would otherwise be permitted to indemnify him or her under Delaware law. The Company expects to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Company believes that these bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The Company will also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in the Company’s Proposed Charter and bylaws may discourage stockholders from bringing a lawsuit against the Company’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against the Company’s directors and officers, even though an action, if successful, might benefit the Company and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Company pays the costs of settlement and damage.

Post-Combination Company Executive Compensation

Following the Closing, the Company intends to develop an executive compensation program that is designed to align compensation with the Company’s business objectives and the creation of stockholder value, while enabling the Company to attract, motivate and retain individuals who contribute to the long-term success of the Company. Decisions on the executive compensation program will be made by the compensation committee of the board of directors.

Director Compensation

Following the completion of the business combination, the Company’s compensation committee will determine the annual compensation to be paid to the members of our board of directors.

Atlas Technical Consultants, Inc. 2019 Omnibus Incentive Plan

The combined company intends to establish the Atlas Technical Consultants, Inc. 2019 Omnibus Incentive Plan. For more information on the Incentive Plan, please see the section titled “The Incentive Plan Proposal” included elsewhere in this proxy statement.

EXECUTIVE COMPENSATION

Boxwood

The following disclosure concerns the compensation of Boxwood’s officers and directors for the fiscal years ended December 31, 2018 and 2017 (i.e., pre-business combination).

Prior to the consummation of the business combination, none of our executive officers or directors have received any cash compensation for services rendered to us. Our Sponsor, executive officers, directors, and their respective affiliates, are reimbursed for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, executive officers, directors and our or their affiliates. We note that some named executive officers have economic interests in our Sponsor. For more information about the interests of our Sponsor in the business combination, please see the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

After the completion of the business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the combined company. For a discussion of our executive compensation arrangements after the Closing, please see the section entitled “Management of the Company Following the Business Combination.”

Atlas

The following disclosure covers the material components of the compensation for Atlas’ principal executive officer and its other most highly compensated executive officer, who are referred to in this section as “named executive officers,” for the fiscal year ended December 31, 2018 (i.e., pre-business combination). This section should be read in conjunction with Atlas’ financial statements and related notes appearing elsewhere in this proxy statement, along with the section entitled “Certain Relationships and Related Party Transactions.” Compensation information included in the following section is presented in actual dollar amounts. This section provides information in accordance with the scaled SEC disclosure rules available to “emerging growth companies.”

As of the fiscal year ended December 31, 2018, Atlas had only two named executive officers, as follows:

•        L. Joe Boyer, Chief Executive Officer of Atlas Technical Consultants LLC (formerly Atlas Technical Consultants Intermediate Holdco LLC), which is an indirect wholly-owned subsidiary of Seller; and

•        Walter Powell, Chief Financial Officer of Atlas Technical Consultants LLC.

Summary Compensation Table

The following table presents summary information regarding the total compensation paid to, earned by and awarded to each of Atlas’ named executive officers for 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	All Other Compensation ($)		Total ($)
L. Joe Boyer Chief Executive Officer – Atlas Technical Consultants LLC	2018	400,000	400,000	42,662	(2)	842,662
Walter Powell Chief Financial Officer – Atlas Technical Consultants LLC	2018	275,000	206,250	24,585	(3)	505,835

____________

(1)      Reflects performance-based, discretionary cash bonuses earned for the 2018 performance year. In determining bonus amounts for 2018, Atlas relied on its judgment after a comprehensive review of company and individual performance, as well as consideration of qualitative and other factors, without being tied to any formulas or pre-established weightings.

(2)      Reflects (i) a car allowance of $5,600, (ii) employer retirement plan contributions of $16,000 and (iii) employer-paid executive life insurance premiums of $21,062.

(3)      Reflects (i) a car allowance of $5,600, (ii) employer retirement plan contributions of $11,000 and (iii) employer-paid executive life insurance premiums of $7,985.

Employment Agreements

Atlas has entered into employment agreements with each of Messrs. Boyer and Powell, which agreements set forth certain terms and conditions of employment, including base salary, employee benefits and severance benefits.

Prior Employment Agreement with Mr. Boyer.    On October 23, 2017, Atlas Technical Consultants LLC entered into an employment agreement with Mr. Boyer to serve as its Chief Executive Officer, with an initial term of three years and automatic one-year renewals thereafter (the “Prior Boyer Agreement”). Under the Prior Boyer Agreement, Mr. Boyer’s annual base salary was initially set at $400,000 (with potential adjustments to be approved by the board of managers of Atlas Technical Consultants Holdings GP LLC (“Holdco GP”)). Mr. Boyer was also eligible under the agreement to (i) earn an annual performance bonus, (ii) receive incentive equity interests in Seller, (iii) participate in applicable benefit plans and other benefits provided generally to similarly situated employees of Atlas Technical Consultants LLC and (iv) receive reimbursement for reasonable business expenses.

Under the Prior Boyer Agreement, if Mr. Boyer’s employment was terminated by Atlas Technical Consultants LLC without cause or by Mr. Boyer for good reason, he would have been entitled to receive, subject to his execution of a release of claims, (i) his annual bonus, to the extent earned, pro-rated for any fractional years, (ii) a severance payment equal to 100% of his then-applicable base salary, payable in ratable installments over the 12 months following his termination and (iii) continuation of health benefits for the 12 months following his termination. Upon his death or permanent disability, Mr. Boyer would have been entitled to receive (i) his annual bonus, to the extent earned, pro-rated for any fractional years and (ii) a severance payment equal to 100% of his then-applicable base salary, payable in ratable installments over the 12 months following his termination.

In addition to the Prior Boyer Agreement, and as a condition to his employment, Mr. Boyer also entered into a Confidentiality, Non-Interference, and Invention Assignment Agreement on October 23, 2017, with Atlas Technical Consultants LLC. The agreement contains customary confidentiality, assignment of developments, non-competition, non-interference, non-solicitation and non-disparagement provisions. The non-competition, non-interference and non-solicitation provisions generally extend for 12 months after termination of Mr. Boyer’s employment, while the confidentiality and non-disparagement provisions extend indefinitely.

New Employment Agreement with Mr. Boyer.    On August 12, 2019, Boxwood entered into an employment agreement with Mr. Boyer pursuant to which he will become our Chief Executive Officer, effective as of, and contingent upon, the Closing (the “New Boyer Agreement”). Upon its commencement, the New Boyer Agreement will supersede the Prior Boyer Agreement. The initial term of the New Boyer Agreement is three years, with automatic one-year renewals thereafter. Under the terms of the agreement, Mr. Boyer is (i) entitled to an initial annual base salary of $550,000; (ii) eligible to receive an annual bonus with a target opportunity of 100% of his then-current base salary (the “Target Bonus”) and a maximum of 200% of his then-current base salary, with the amount payable to be determined based on financial metrics to be decided by the compensation committee of our board of directors (the “Compensation Committee”) in good faith consultation with Mr. Boyer; (iii) eligible to receive, pursuant to the Incentive Plan, annual equity grants with a target grant date value of no less than 100% of his then-current base salary, in an amount and pursuant to such terms and conditions as the Compensation Committee decides; (iv) entitled to participate in Boxwood’s health, insurance, retirement and other employee benefits; (v) entitled to maintenance, at Boxwood’s cost, of his life insurance policy; and (vi) entitled to a monthly car allowance of no less than $1,400. We are also obligated to use commercially reasonable efforts to support Mr. Boyer’s nomination to serve as a member of our board of directors.

Under the New Boyer Agreement, if Mr. Boyer’s employment is terminated due to his death or permanent disability, by us through non-renewal, by us without cause or by Mr. Boyer for good reason, he will be entitled to (i) a lump sum payment of 200% of his then-current base salary; (ii) a lump sum payment equal to the Target Bonus; (iii) a pro-rata bonus, calculated based on actual performance as if Mr. Boyer had remained employed through the remainder of the applicable performance period; (iv) accelerated vesting of all outstanding equity awards (with any unvested performance-based awards deemed achieved based on actual performance); and (v) continuation of health benefits at our expense for up to two years. If the New Boyer Agreement is terminated within the 90-day period before or the two-year period after a change in control, he will be entitled to receive (i) a lump sum payment equal to 250% of his then-current base salary; (ii) a lump sum payment equal to 150% of the Target Bonus; (iii) a pro-rata bonus, calculated based on actual performance as if Mr. Boyer had remained employed through the remainder of the applicable performance period; (iv) accelerated vesting of all outstanding equity awards (with any unvested performance-based awards deemed achieved based on actual performance); and (v) continuation of health benefits at our expense for up to 30 months. All severance benefits under the New Boyer Agreement are contingent on Mr. Boyer signing and not revoking a release of claims and compliance with the terms of the New Boyer Agreement.

At Closing, Mr. Boyer will also execute our standard form of indemnification agreement.

Employment Agreement with Mr. Powell.    On February 25, 2019, Atlas Technical Consultants LLC entered into an employment agreement with Walter Powell to serve as its Chief Financial Officer. Under the agreement, Mr. Powell’s base salary was initially set at $320,000 (with potential adjustments to be approved by the board of managers of HoldCo GP. Mr. Powell is eligible under the agreement to (i) earn a discretionary annual bonus, in an amount up to 75% of his base salary, (ii) receive discretionary incentive equity interests in Seller, (iii) participate in applicable benefit plans and other benefits provided generally to similarly situated employees and (iv) receive reimbursement for reasonable business expenses.

Under his employment agreement, if Mr. Powell’s employment is terminated by Atlas Technical Consultants LLC without cause or by Mr. Powell for good reason, he will be entitled to receive, subject to his execution and non-revocation of a release of claims, (i) his annual bonus, to the extent earned, pro-rated for any fractional years, (ii) a severance payment equal to 50% of his then-applicable base salary, payable in ratable installments over the six months following his termination and (iii) continuation of health benefits for the six months following his termination. Upon his death or permanent disability, Mr. Powell will be entitled to receive (i) his annual bonus, to the extent earned, pro-rated for any fractional years and (ii) a severance payment equal to 50% of his then-applicable base salary, payable in ratable installments over the six months following his termination.

In addition to his employment agreement, and as a condition to his employment, Mr. Powell also entered into a Confidentiality, Non-Interference, and Invention Assignment Agreement on February 25, 2019, with Atlas Technical Consultants LLC. The agreement contains customary confidentiality, assignment of developments, non-competition, non-interference, non-solicitation and non-disparagement provisions. The non-competition, non-interference and non-solicitation provisions generally extend for six months after termination of Mr. Powell’s employment, while the confidentiality and non-disparagement provisions extend indefinitely.

Equity Compensation

Class A Unit Incentive Plan. Pursuant to the Atlas Technical Consultants Holdings LP Class A Unit Incentive Plan, as amended (the “Class A Equity Plan”), Seller established the ability to grant equity interests in the form of Class A Units of Seller (the “Class A Units”). Seller reserved 1,644.09 Class A Units for issuance under the Class A Equity Plan. The Class A Units were reserved for issuance by Seller for incentive purposes at the discretion of the board of managers of the general partner of Seller. Class A Units were awarded to Messrs. Boyer and Powell in 2017. The Class A Units generally vest over a four-year period, with 25% of the Class A Units vesting on each of the first four anniversaries of the grant date, subject to the participant not experiencing a termination before the applicable vesting date. The Class A Equity Plan contains provisions for accelerated vesting upon a change of control and upon the participant’s death or permanent disability. Upon termination of employment of the respective holder for cause or without good reason (excluding death or permanent disability), all Class A Units will be automatically cancelled and forfeited without payment. Upon termination of employment of the respective holder without cause, with good reason, or due to death or permanent disability, all unvested Class A Units will be cancelled and forfeited without payment, and any vested Class A Units will be subject to repurchase at the fair market value of such units as of the date of termination in accordance with the provisions in the Amended and Restated Limited Partnership Agreement of Atlas Technical Consultants Holdings LP, as amended (the “LP Agreement”).

The Class A Units are intended to be “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43 and IRS Notice 2005-43, and to provide economic incentives to service providers of Seller in order to align their interests with equity holders of Seller. The determination of participants and the number and series of Class A Units is within the sole discretion and authority of the board of managers of the general partner of Seller. Pursuant to the LP Agreement, the general partner of Seller may (i) establish a threshold amount that must be distributed to existing Class A Units before newly issued Class A Units may receive any distributions or (ii) authorize a new series of Class A Units and establish a participation threshold applicable to all Class A Units issued as part of such series. Distributions will be made first to the Common Partners (as defined in the LP Agreement) until those partners have received a full return on their capital contributions plus a specified yield in accordance with the LP Agreement. Once the Common Partners have received those amounts, distributions will then be made to the holders of vested Class A

Units (pro rata in proportion to their ownership of the issued and outstanding vested Class A Units) in an amount calculated in accordance with the provisions of the LP Agreement. The remainder will be distributed to the Common Partners pro rata in accordance with their respective Common Percentage Interest (as defined in the LP Agreement).

Class A Unit Awards.    During 2018, Mr. Boyer and Mr. Powell each held Class A Units under Class A Unit Award Agreements with Seller. These agreements, together with the Class A Equity Plan, provide as follows:

•        Mr. Boyer was granted 100 Class A Units of Seller in 2017. These units vest in 25% increments on each of the first four anniversaries of the grant date, provided that Mr. Boyer has not experienced a termination of employment before the applicable vesting date. Any Class A Units that remain unvested as of a change of control will automatically vest upon the change of control. If Mr. Boyer is terminated by reason of death or permanent disability, he will vest in the number of Class A Units that would have otherwise vested on the next scheduled vesting date had no such termination occurred. Any Class A Units that have not vested before Mr. Boyer’s termination will be cancelled and forfeited without further payment. Following any termination, any vested Class A Units that have not otherwise been forfeited will be subject to the repurchase and cancellation provisions of the LP Agreement.

•        Mr. Powell was granted 45 Class A Units of Seller in 2017. These units vest in 25% increments on each of the first four anniversaries of the grant date, provided that Mr. Powell has not experienced a termination of employment before the applicable vesting date. Any Class A Units that remain unvested as of a change of control will automatically vest upon the change of control. If Mr. Powell is terminated by reason of death or permanent disability, he will vest in the number of Class A Units that would have otherwise vested on the next scheduled vesting date had no such termination occurred. Any Class A Units that have not vested before Mr. Powell’s termination will be cancelled and forfeited without further payment. Following any termination, any vested Class A Units that have not otherwise been forfeited will be subject to the repurchase and cancellation provisions of the LP Agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes, for each of Atlas’ named executive officers, the number of Class A Units of Seller held as of December 31, 2018.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
L. Joe Boyer	100	(3)	—
Walter Powell	45	(4)	—

____________

(1)      Represents Class A Units of Seller.

(2)      There is no established public trading market for the Class A Units of Seller. The value of the Class A Units at December 31, 2018 was $1593 per Class A Unit based on a valuation analysis of the fair market value of such units.

(3)      Mr. Boyer’s 100 Class A Units of Seller are scheduled to vest as follows: 25 units vested on October 23, 2018; 25 units vest on October 23, 2019; 25 units vest on October 23, 2020, and 25 units vest on October 23, 2021.

(4)      Mr. Powell’s 45 Class A Units of Seller are scheduled to vest as follows: 11.25 units vested on December 18, 2018; 11.25 units vest on December 18, 2019; 11.25 units vest on December 18, 2020, and 11.25 units vest on December 18, 2021.

Health and Retirement Benefits

Atlas provides medical, dental, vision, life insurance and disability benefits to all eligible employees. Atlas’ named executive officers are eligible to participate in these benefits on the same basis as all other employees.

Atlas maintains a 401(k) savings plan that allows participants, including its named executive officers, to defer up to 60% of cash compensation (subject to applicable IRS guidelines). Eligible participants are all employees of Atlas. Atlas’ named executive officers are eligible to participate in the 401(k) plan on the same basis as all other employees. Atlas may provide employer matching contributions under the 401(k) plan.

Director Compensation

Atlas does not compensate its non-employee directors for their service.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding (i) the actual beneficial ownership of our voting common stock as of the record date (pre-business combination) and (ii) the expected beneficial ownership of our voting common stock immediately following the Closing (subject to customary closing adjustments contained in the Purchase Agreement), assuming that no public shares are redeemed, and alternatively that 10,000,000 public shares (50% of the public shares) are redeemed, in each case by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of any series of our voting common stock;

•        each of our current executive officers and directors;

•        each person who will become a named executive officer or director of the Company following the Closing; and

•        all current executive officers and directors of the Company, as a group, and all executive officers and directors of the Company following the Closing, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Pursuant to our Charter, each share of Class A common stock and each share of Class F common stock entitles the holder to one vote per share. Pursuant to the Proposed Charter, each share of Class B common stock, representing a non-economic interest in the Company, will entitle the holder to one vote per share. The table below represents beneficial ownership of voting common stock, comprised of Class A common stock, Class F common stock (which shares, upon the Closing, will be automatically converted into shares of Class A common stock in accordance with the Charter), and Class B common stock.

The beneficial ownership of our voting common stock prior to the business combination is based on 25,250,000 shares of common stock outstanding as of August 15, 2019, of which 20,250,000 shares were Class A common stock and 5,000,000 shares were Class F common stock. The beneficial ownership of our voting common stock after the business combination, assuming no redemptions of Class A common stock in connection with the business combination, is based on 43,314,589 shares of common stock outstanding, of which 25,250,000 shares will be Class A common stock and 18,064,589 shares will be Class B common stock. The beneficial ownership of our voting common stock after the business combination, assuming the redemption of 10,000,000 shares of Class A common stock, is based on 34,950,000 shares of common stock outstanding, of which 15,250,000 shares will be Class A common stock and 19,700,000 shares will be Class B common stock.

The expected beneficial ownership percentages set forth below do not take into account the issuance of any shares upon completion of the business combination under the Incentive Plan, a copy of which is attached to this proxy statement as Annex C, but do take into account, where specifically noted, the issuance of shares of Class A common stock upon the exercise of warrants to purchase shares of Class A common stock that will become exercisable 30 days following the Closing.

			After the business combination
	Prior to the business combination		Assuming No Redemptions		Assuming Redemption of 10,000,000 Public Shares
Name and Address of Beneficial Owners(1)	Number of Shares	%	Number of Shares	%	Number of Shares	%
Current Executive Officers and Directors
Boxwood Sponsor LLC(2)(3)	5,175,000	20.5%	8,925,000	19.0%	8,925,000	23.1%
MIHI LLC(2)(4)	5,175,000	20.5%	8,925,000	19.0%	8,925,000	23.1%
Boxwood Management Company, LLC(2)(5)	5,175,000	20.5%	8,925,000	19.0%	8,925,000	23.1%
Stephen M. Kadenacy(2)(5)	5,175,000	20.5%	8,925,000	19.0%	8,925,000	23.1%
Daniel E. Esters(6)	—	—	—	—	—	—
Richard A. Gadbois(6)(7)	25,000	*	25,000	*	25,000	*
Alan P. Krusi(7)	25,000	*	25,000	*	25,000	*
David Lee(6)	—	—	—	—	—	—
Duncan Murdoch(6)	—	—	—	—	—	—
Joseph E. Reece(6)(7)	25,000	*	25,000	*	25,000	*
All Current Executive Officers and Directors as a Group (Seven Individuals)	5,250,000	20.8%	9,000,000	19.1%	9,000,000	23.3%
Executive Officers and Directors After the Business Combination
L. Joe Boyer(8)	—	—	510,000	1.2%	510,000	1.5%
Walter Powell(9)	—	—	180,000	*	180,000	*
Stephen M. Kadenacy(2)(5)	5,175,000	20.5%	8,925,000	19.0%	8,925,000	23.1%
Duncan Murdoch(6)	—	—	—	—	—	—
All Executive Officers and Directors After the Business Combination as a Group ( Individuals)
5% Holders:
Bernhard Capital Partners(10)	—	—	9,844,589	22.7%	11,480,000	32.9%
Karpus Investment Management(11)	2,553,475	10.1%	2,553,475	5.9%	2,553,475	7.3%
AQR Capital Management, LLC(12)	2,500,000	9.9%	2,500,000	5.8%	2,500,000	7.2%
Davidson Kempner Capital Management LP(13)	1,980,000	7.8%	1,980,000	4.6%	1,980,000	5.7%

____________

*        less than 1%

(1)      Unless otherwise noted, the business address of each of the entities or individuals listed is 8801 Calera Drive, Austin, Texas 78735.

(2)      Comprised of (i) prior to the business combination, 4,925,000 shares of Class F common stock and 250,000 shares of Class A common stock, and (ii) following the business combination, 5,175,000 shares of Class A common stock and 3,750,000 shares of Class A common stock underlying private placement warrants that will become exercisable 30 days following the Closing.

(3)      Boxwood Sponsor LLC is jointly owned and managed by MIHI Boxwood Sponsor, LLC, which is controlled by MIHI LLC, and Boxwood Management Company, LLC. MIHI and Boxwood Management Company, LLC have shared voting and dispositive power with respect to the shares held by Boxwood Sponsor LLC and, as such, may be deemed to beneficially own the shares held by Boxwood Sponsor LLC. Each of MIHI and Boxwood Management Company, LLC disclaim such beneficial ownership except to the extent of their respective pecuniary interests therein. See Note 4 below for information on the ownership of MIHI. See Notes 5 and 6 below for information on the ownership of Boxwood Management Company, LLC.

(4)      MIHI Boxwood Sponsor, LLC owns a substantial interest in, and has the right to appoint one of the managers of, the Sponsor. MIHI owns a majority interest in, and is the sole manager of, MIHI Boxwood Sponsor, LLC. As such, MIHI may be deemed to beneficially own the shares held by our Sponsor. MIHI is a member managed LLC. MIHI is indirectly controlled by Macquarie Group Limited, a publicly listed company in Australia. Shemara Wikramanayake is the chief executive officer of Macquarie Group Limited and in such position has voting and dispositive power with respect to securities held by MIHI Boxwood Sponsor, LLC. By virtue of the relationships described in this footnote, Macquarie Group Limited and

Ms. Wikramanayake may be deemed to share beneficial ownership of all shares held by MIHI Boxwood Sponsor, LLC. Each of Macquarie Group Limited and Ms. Wikramanayake expressly disclaims any such beneficial ownership, except to the extent of their individual pecuniary interests therein. The address of each of MIHI and MIHI Boxwood Sponsor, LLC is c/o Macquarie Capital (USA) Inc., 125 West 55th Street, L-22, New York, NY 10019-5369.

(5)      Mr. Kadenacy owns a majority interest in, and is the sole manager of, Boxwood Management Company, LLC. As such, he may be deemed to beneficially own the shares held by Boxwood Management Company, LLC or Boxwood Sponsor LLC. Mr. Kadenacy disclaims such beneficial ownership except to the extent of his pecuniary interest therein.

(6)      Messrs. Esters, Murdoch, Lee, Reece and Gadbois hold economic interests in Boxwood Management Company, LLC and pecuniary interests in the securities beneficially owned by Boxwood Management Company, LLC. Each of such individuals disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(7)      Comprised of (i) prior to the business combination, 25,000 shares of Class F common stock, and (ii) following the business combination, 25,000 shares of Class A common stock.

(8)      Comprised solely of shares of Class B common stock. Mr. Boyer will beneficially own 510,000 shares of Class B common stock following the consummation of the business combination, which will represent 2.8% and 2.6% of the outstanding shares of Class B common stock assuming no redemptions and 50% redemptions, respectively.

(9)      Comprised solely of shares of Class B common stock. Mr. Powell will beneficially own 180,000 shares of Class B common stock following the consummation of the business combination, which will represent 1.0% and 0.9% of the outstanding shares of Class B common stock assuming no redemptions and 50% redemptions, respectively.

(10)    Comprised solely of shares of Class B common stock. BCP will beneficially own 9,844,589 shares of Class B common stock following the consummation of the business combination assuming no redemptions, or 11,480,000 shares of Class B common stock assuming 50% redemptions, which will represent 54.5% and 58.3% of the outstanding shares of Class B common stock, respectively. BCP’s interest is held through Atlas Technical Consultants Holdings LP and indirectly by the BCP Energy Services Funds. The general partner of Atlas Technical Consultants Holdings LP is Atlas Technical Consultants Holdings GP LLC, which is indirectly wholly owned by BCP Energy Services Fund, LP, BCP Energy Services Fund-A, LP and BCP Energy Services Executive Fund, LP (collectively, the “BCP Energy Services Funds”). The general partner of all three BCP Energy Services Funds is BCP Energy Services Fund GP, LP. The general partner of BCP Energy Services Fund GP, LP is BCP Energy Services Fund UGP, LLC. BCP Energy Services Fund UGP, LLC is managed by J.M. Bernhard, Jr. and Jeff Jenkins. Each of the BCP entities and Messrs. Bernhard and Jenkins may be deemed to beneficially own such shares directly or indirectly controlled, but each disclaims beneficial ownership of such shares in excess of its pecuniary interest therein. The address of each of the BCP entities and Messrs. Bernhard and Jenkins is 400 Convention Street, Suite 1010, Baton Rouge, Louisiana 70802.

(11)    According to a Schedule 13G filed with the SEC on June 10, 2019, on behalf of Karpus Management, Inc., d/b/a Karpus Investment Management (“Karpus”), with sole voting and dispositive power with respect to certain of the reported shares shown above. The business address of this stockholder is 183 Sully’s Trail, Pittsford, New York 14534.

(12)    According to a Schedule 13G filed with the SEC on November 26, 2018, on behalf of AQR Capital Management, LLC (“AQR Capital Management”), AQR Capital Management Holdings, LLC (“AQR Capital Management Holdings”), CNH Partners, LLC (“CNH Partners”), AQR Absolute Return Master Account, L.P. (“AQR Absolute Return Master Account”) and AQR Principal Global Asset Allocation, LLC (“AQR Principal Global Asset Allocation”), each of which share voting and dispositive power with respect to certain of the reported shares shown above. AQR Capital Management is a wholly-owned subsidiary of AQR Capital Management Holdings. CNH Partners is deemed to be controlled by AQR Capital Management, and CNH Partners and AQR Capital Management are investment manager of AQR Absolute Return Master Account. AQR Principal Global Asset Allocation is the general partner of AQR Absolute Return Master Account. The business address of this stockholder is 2 Greenwich Plaza, Greenwich, Connecticut 06830.

(13)    According to a Schedule 13G filed with the SEC on November 26, 2018, on behalf of Davidson Kempner Capital Management LP (“Davidson Kempner Capital Management”), Thomas L. Kempner, Jr., Anthony Y. Yoseloff, Davidson Kempner Partners, Davidson Kempner Institutional Partners, L.P. (“Davidson Kempner Institutional Partners”) and Davidson Kempner International, Ltd. (“Davidson Kempner International”), each of which share voting and dispositive power with respect to certain of the reported shares shown above. Davidson Kempner Capital Management is the investment manager of each of Davidson Kempner Partners, Davidson Kempner Institutional Partners and Davidson Kempner International (collectively, “DKCM”). DKCM is responsible for the voting and investment decisions of each of Davidson Kempner Partners, Davidson Kempner Institutional Partners and Davidson Kempner International. The managing members of DKCM are Thomas L. Kempner, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman, Conor Bastable, Shulamit Leviant, Morgan Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, James A. Michaelson and Joshua D. Morris. Mr. Kempner and Mr. Yoseloff are managing members of DKCM and, through DKCM, are responsible for the voting and investment decisions relating to the reported shares shown above. The business address of this stockholder is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Boxwood Merger Corp.

Boxwood Related Person Transactions

Founder Shares

In June 2017, Boxwood issued an aggregate of 100 shares to the Sponsor for an aggregate purchase price of $25,000. Boxwood received payment for the shares in September 2018. On November 14, 2018, Boxwood effected a recapitalization pursuant to which each share of the Company’s outstanding common stock was converted into 71,875 shares of Class F common stock. As a result of the recapitalization, the initial stockholders collectively held an aggregate of 7,187,500 shares of Class F common stock. On November 15, 2018, the Sponsor contributed back to Boxwood, for no consideration, 1,437,500 founder shares. As a result, the initial stockholders held 5,750,000 founder shares, of which an aggregate of up to 750,000 shares were subject to forfeiture to the extent that the underwriters’ option to purchase additional Units was not exercised in full or in part, so that the initial stockholders would own 20% of our issued and outstanding shares after the IPO (not including the shares of Class A common stock underlying the private placement units and assuming the initial stockholders did not purchase any public shares in the IPO). The underwriters’ election to exercise their over-allotment option expired unexercised in January 4, 2019 and, as a result, 750,000 founder shares were forfeited, resulting in 5,000,000 founder shares outstanding as of January 4, 2019. As of August 15, 2019, 5,000,000 shares of Class F common stock were issued and outstanding.

The initial stockholders have agreed not to transfer, assign or sell any of the founder shares (except to certain permitted transferees) until the earlier of one year after the completion of a business combination or earlier if, subsequent to a business combination, (i) the last reported closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a business combination, or (ii) the date on which Boxwood completes a liquidation, merger, stock exchange or other similar transaction which results in all of Boxwood’s stockholders having the right to exchange their shares of Boxwood common stock for cash, securities or other property, subject to certain limited exceptions.

Promissory Note

On August 22, 2018, Boxwood issued a promissory note to the Sponsor (the “Promissory Note”), pursuant to which Boxwood borrowed an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing, unsecured and due on the earlier of May 30, 2019 or the completion of the IPO. The Promissory Note was repaid upon the consummation of the IPO on November 20, 2018.

Related Party Loans

In order to finance transaction costs in connection with a business combination, the Sponsor, an affiliate of the Sponsor or certain of Boxwood’s officers and directors may, but are not obligated to, loan Boxwood any additional funds as may be required (“Working Capital Loans”), which will be repaid only upon the completion of a business combination. If Boxwood does not complete a business combination, Boxwood may use a portion of any funds held outside the trust account to repay the Working Capital Loans; however, no proceeds from the trust account may be used for such repayment. Up to $250,000 of such Working Capital Loans may be convertible into warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. There were no Working Capital Loans outstanding as of August 15, 2019.

Private Placement Securities

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 250,000 private placement units at $10.00 per private placement unit ($2,500,000 in the aggregate) and 3,500,000 private placement warrants at $1.00 per private placement warrant ($3,500,000 in the aggregate). Each private placement unit consists of one share of Class A common stock and one private placement warrant. Each private placement warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share. The proceeds from the private placement units and private placement warrants were added to the proceeds from the IPO held in the trust account. If Boxwood does not complete a business combination before November 20, 2020, the proceeds from the sale of the private placement securities will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the private placement units (and the underlying private placement shares) will have no value and the private placement warrants will expire worthless. There will be no redemption rights or liquidating distributions from the trust account with respect to the private placement securities.

Current Registration Rights Agreement

Pursuant to a registration rights agreement entered into on November 15, 2018, the holders of the founder shares, private placement units, private placement shares, private placement warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) are entitled to registration rights. The holders of these securities are entitled to make up to three demands (or one demand in the case of private placement securities to be acquired by an affiliate of Macquarie Capital), excluding short form registration demands, that Boxwood register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include such securities in other registration statements filed by Boxwood and rights to require Boxwood to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that Boxwood will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. In the case of the private placement securities acquired by an affiliate of Macquarie Capital, the demand registration right provided will not be exercisable for longer than five years from the effective date of the registration statement of the IPO in compliance with FINRA Rule 5110(f)(2)(G)(iv) and the piggy-back registration right provided will not be exercisable for longer than seven years from the effective date of the registration statement of the IPO in compliance with FINRA Rule 5110(f)(2)(G)(v). Boxwood will bear the expenses incurred in connection with the filing of any such registration statements.

Financial Advisor Engagement

In connection with the business combination, Boxwood engaged Macquarie Capital to act as its financial advisor. In connection with such engagement, Boxwood has agreed to pay Macquarie Capital a fee of $4 million upon the Closing. Macquarie Capital is an affiliate of the Sponsor.

Boxwood had previously granted Macquarie Capital a right of first refusal for a period of 36 months ending on November 20, 2021, to act as one of potentially several banks which provide to Boxwood with certain financial advisory, underwriting, capital raising, and other services for which it may receive a portion of the overall fees. The amount of fees Boxwood would pay to Macquarie Capital were agreed to be based upon the prevailing market for similar services rendered by global full-service investment banks for such transactions at such time, and subject to the review of Boxwood’s Audit Committee pursuant to the Audit Committee’s policies and procedures relating to transactions that may present conflicts of interest.

Underwriting Fees

Macquarie Capital, an affiliate of the Sponsor, served as one of the representatives of the underwriters of Boxwood’s IPO. In connection with the IPO, Macquarie Capital received a portion of the $4 million in upfront underwriting discounts and will be paid a portion of the $7 million deferred underwriting fee payable upon consummation of the business combination.

Nomination Agreement

For a discussion summarizing BCP’s right to appoint or nominate members of the board of directors, please see “The Business Combination Proposal — Related Agreements — Nomination Agreement.”

Voting Agreement

For a discussion summarizing the Sponsor’s agreement to vote its shares of common stock in favor of each individual nominated for election to the board of directors who has been recommended by the board of directors, please see “The Business Combination Proposal — Related Agreements — Voting Agreement.”

Lock-Up Agreement

For a discussion summarizing the Sponsor’s agreement to not transfer or sell any Class A common stock or warrants to purchase Class A common stock of the Company prior to 12 months following the Closing, please see “The Business Combination Proposal — Related Agreements — Lock-Up Agreement.”

Registration Rights Agreement

For a discussion summarizing the registration rights of the Continuing Members, please see “The Business Combination Proposal — Related Agreements — Registration Rights Agreement.”

Debt Commitment Letter

For a discussion summarizing the Debt Commitment Letter entered into by the Company and the Commitment Parties, please see “The Business Combination Proposal — Debt Financing.”

Existing Boxwood Related Party Policy

Prior to the consummation of Boxwood’s initial public offering, we adopted a code of ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by Boxwood’s board of directors (or the appropriate committee of Boxwood’s board of directors) or as disclosed in Boxwood’s public filings with the SEC. Under Boxwood code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving Boxwood. A form of the code of ethics that was adopted prior to the consummation of Boxwood’s initial public offering was filed as an exhibit to the registration statement relating to Boxwood’s initial public offering.

In addition, Boxwood’s audit committee, pursuant to a written charter, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. We also require each of Boxwood’s directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of Boxwood’s Sponsor, officers or directors unless we, or a committee of independent directors, have obtained an opinion from an independent investment banking firm which is a member of FINRA that Boxwood’s initial business combination is fair to Boxwood company from a financial point of view. Furthermore, no finder’s fees, reimbursements or cash payments will be made to Boxwood’s Sponsor, officers or directors, or Boxwood or their affiliates, for services rendered to us prior to or in connection with the completion of Boxwood’s initial business combination, other than the following payments, none of which will be made from the proceeds of Boxwood offering held in the trust account prior to the completion of Boxwood’s initial business combination:

•        repayment of up to an aggregate of $750,000 in loans made to Boxwood by our Sponsor to cover offering-related and organizational expenses;

•        reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination;

•        repayment of loans which may be made by our Sponsor or an affiliate of our Sponsor or certain of Boxwood’s officers or directors to finance transaction costs in connection with an intended initial business combination. Up to $250,000 of such loans may be convertible into warrants of the Company at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans; and

•        underwriting discounts, commissions and other fees and expenses payable to the underwriters of our IPO, including Macquarie Capital, an affiliate of our Sponsor.

Atlas’ Related Party Transactions

There have been no transactions, and there are no currently proposed transactions, in which Atlas was or is to be a participant requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC.

Policies and Procedures for Related Person Transactions

Upon consummation of the business combination, the Company’s board of directors will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which the Company or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•        any person who is, or at any time during the applicable period was, one of the Company’s officers or one of the Company’s directors;

•        any person who is known by the Company to be the beneficial owner of more than five percent (5%) of our voting stock;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of our voting stock; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

The Company will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to our Audit Committee Charter, the Audit Committee will have the responsibility to review related party transactions.

DESCRIPTION OF SECURITIES

The following description of the Company’s capital stock reflects the Company’s capital stock as it will exist as of the effective time of the business combination. The Company’s capital stock will be governed by the Company’s Proposed Charter, our bylaws and the DGCL. This description is a summary and is not complete. We urge you to read the Company’s Proposed Charter, which will be in effect as of the effective time of the business combination and a form of which is included as Annex B to this proxy statement and is incorporated herein by reference, in its entirety.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of 501,000,000 shares of capital stock, consisting of (x) 500,000,000 authorized shares of common stock, including (1) 400,000,000 authorized shares of Class A common stock, (2) 100,000,000 authorized shares of Class B common stock and (y) 1,000,000 authorized shares of preferred stock, par value $0.0001 per share. The outstanding shares of common stock will be, and the shares of common stock issuable in connection with the business combination pursuant to the Purchase Agreement and the private placement will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the special meeting, there were outstanding 25,250,000 shares of Boxwood common stock, of which 20,000,000 were public shares, held of record by             holders, and 250,000 of which were private placement shares, held by our sponsor, 5,000,000 were shares of Class F common stock, held by our initial stockholders, and there were no shares of preferred stock outstanding, and 23,750,000 warrants outstanding held of record by             holders. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

Class A Common Stock

The Proposed Charter provides that the Class A common stock will have identical rights, powers, preferences and privileges to current Class A common stock.

Class B common stock

The Class B common stock will be a newly issued, voting, non-economic class of common stock, with a par value of $0.0001 per share. Holders of the Class B common stock will vote together as a single class with holders of our Class A common stock on all matters properly submitted to a vote of the stockholders. The holders of Class B common stock will generally have the right to cause Holdings to redeem all or a portion of their Holdings Units in exchange for shares of the Class A common stock or, at Holdings’ option, an equivalent amount of cash. Upon the future exchange of Holdings Units held by any holder of Class B common stock, a corresponding number of shares of Class B common stock held by such holder of Class B common stock will be cancelled. The Proposed Charter provides that the Class B common stock will not be entitled to receive dividends, if declared by our board of directors, or to receive any portion of any such assets in respect of their shares upon liquidation, dissolution, distribution of assets or winding-up of the post-combination company.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock will possess all voting power for the election of the Company’s directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of Class A common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions. Holders of Class B common stock are not entitled to share in any such dividends or other distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of Class A common stock will be entitled to receive an equal amount per share of all of the Company’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied and after payment or provision for payment of the debts and other liabilities of the Company. Holders of Class B common stock are not entitled to receive any portion of any such assets in respect of their shares of Class B common stock.

Preemptive or Other Rights

The Company’s stockholders will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to common stock.

Election of Directors

The Company’s board of directors will be classified into three classes, designated as Class I, Class II and Class III. The directors first elected to Class I will hold office for a term expiring at the first annual meeting of stockholders following the consummation of the business combination; the directors first elected to Class II will hold office for a term expiring at the second annual meeting of stockholders following the consummation of the business combination; and the directors first elected to Class III will hold office for a term expiring at the third annual meeting of stockholders following the consummation of the business combination. At each succeeding annual meeting of the stockholders of the Company, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Preferred Stock

The Company’s Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management. Boxwood has no preferred stock outstanding at the date hereof. Although the Company does not currently intend to issue any shares of preferred stock, the Company cannot assure you that we will not do so in the future.

Capital Structure Prior to the Business Combination

The following is a summary of Boxwood’s authorized share capital prior to the business combination. On the effective date of the business combination, each currently issued and outstanding shares of Class A common stock will convert into one share of Class A common stock and each currently issued and outstanding share of Class F common stock will convert into 5,000,000 shares of Class A common stock, subject to adjustment, each in accordance with the terms of the Charter. The Company will also issue 18,064,589 shares of Class B common stock and an equal number of Holdings Units to the Continuing Members, assuming no public shares are redeemed. In addition, each of Boxwood’s outstanding warrants will entitle the holder thereof to purchase one share of Class A common stock in accordance with its terms.

Units

Public Units

Each unit consists of one share of Class A common stock and one warrant. Each warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share.

Private Placement Units

Each private placement units consists of one share of Class A common stock and one private placement warrant.

Common Stock

Class A Common Stock

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in our Charter or our bylaws, or as required by the applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our outstanding shares of common stock that are voted is required to approve any such matter voted on by our stockholders. Our board of directors is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted in the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the Company’s board of directors out of funds legally available therefor.

We will provide our public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of our initial business combination, including interest earned on the trust account deposits (which interest will be net of taxes payable), divided by the number of then-outstanding public shares. See “Special Meeting — Redemption Rights” for more information. Our initial stockholders have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares, private placement shares and any public shares purchased in our IPO or in the aftermarket, in connection with the business combination. Our other directors and officers have entered into letter agreements similar to the one entered into by our initial stockholders with respect to any public shares acquired by them in or after this offering. Permitted transferees of our initial stockholders, officers or directors are be subject to the same obligations. In addition, concurrently with the entry into the Purchase Agreement, the Sponsor, MIHI Boxwood Sponsor, LLC, MIHI LLC, Boxwood Management Company, LLC, and the Company’s officers and directors entered into the Support Agreement with the Seller, pursuant to which the Sponsor, MIHI Boxwood Sponsor, LLC, MIHI LLC, Boxwood Management Company, LLC, and the Company’s officers and directors agreed, among other things, to vote all of their shares of common stock held or subsequently acquired by them in favor of the approval of the business combination.

Pursuant to the Charter, we have until November 20, 2020 to complete our initial business combination. If we are unable to complete our business combination by that date (or such later date as our stockholders may approve in accordance with the Charter), we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the trust account deposits (which interest will be net of taxes payable, and less up to $100,000 to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish our public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our business combination by November 20, 2020.

In the event of a liquidation, dissolution or winding up of the company after a business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest earned on the trust account deposits (which interest will be net of taxes payable), upon the completion of our initial business combination, subject to the limitations described herein.

Private Placement Shares

The shares of Class A common stock underlying the private placement units are identical to shares of Class A common stock that are being sold as part of the units in this offering, except that the private placement shares will not be transferable, assignable or salable until 30 days after the completion of our initial business combination subject to certain exceptions.

Founder Shares

The founder shares are designated as shares of Class F common stock and are identical to the shares of Class A common stock included in the units, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below; (ii) our initial stockholders have entered into a letter agreement with us pursuant to which they have agreed (a) to waive their redemption rights with respect to their founder shares, private placement shares and any public shares they may acquire during or after the IPO in connection with the completion of our initial business combination; (b) to waive their redemption rights with respect to their founder shares, private placement shares and any public shares they may acquire in connection with a stockholder vote to approve an amendment to the Charter that would affect the substance or timing of our obligation to redeem 100% of our public shares if we fail to complete our initial business combination before November 20, 2020; and (c) to waive their rights to liquidating distributions from the trust account with respect to their founder shares and private placement shares if we fail to complete our initial business combination before November 20, 2020 (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame); (iii) the founder shares are automatically convertible into shares of Class A common stock at the time of our initial business combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described herein; and (iv) the founder shares have certain registration rights. Our initial stockholders have agreed to vote all of their founder shares, private placement shares and any public shares they hold that are purchased during or after the IPO in favor of our initial business combination. Permitted transferees of founder shares will have such shares subject to the same obligations as our initial stockholders.

In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the IPO and related to the closing of our initial business combination, the ratio at which shares of Class F common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class F common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class F common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the IPO (not including the shares of Class A common stock underlying the private placement units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with our initial business combination (net of the number of shares of Class A common stock redeemed in connection with our initial business combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in our initial business combination. Holders of founder shares may also elect to convert their shares of Class F common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Subject to certain limited exceptions, the founder shares will not be transferred, assigned or sold until the date that is one year after the date of the consummation of our initial business combination or earlier if, subsequent to our business combination, (1) the last sale price of our shares of Class A common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (2) we consummate a subsequent liquidation, merger, share exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Preferred Stock

The Charter provides that preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the shares of common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. Boxwood has no preferred stock outstanding at the date hereof. Although the Company does not currently intend to issue any preferred stock, the Company cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Upon the Closing, each warrant will entitle the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the business combination. The warrants will expire five years after the date on which they first became exercisable, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless the Company has declared effective a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement), subject to the Company satisfying its obligations described below with respect to registration. In the event that the conditions in the immediately preceding sentence are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

The Company will be obligated to file as soon as practicable with the SEC, but in no event later than 15 business days after the Closing, and have declared effective a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. Notwithstanding the above, if the shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use our best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may call the warrants for redemption:

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption;

•        if, and only if, the last reported closing price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day trading period referred to above.

The Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If the Company calls the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the Company’s management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares issuable upon the exercise of our warrants. If the Company’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If the Company calls the warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.9% (or such other amount as specified by the holder) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a share dividend payable in common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a share dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of common stock) multiplied by (ii) one (1) minus the quotient of (a) the price per share of common stock paid in such rights offering divided by (b) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of common stock, in determining the price payable for shares of common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of common stock on account of such common stock (or other securities into which the warrants are convertible), other than (i) as described above, (ii) certain ordinary cash dividends, (iii) to satisfy the redemption rights of the holders of shares of Class A common stock in connection with a proposed initial business combination, (iv) as a result of the repurchase of shares of Class A common stock by the Company if the proposed initial business combination is presented to the stockholders of the Company for approval, or (v) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by our stockholders as provided for in the Charter or as a result of the repurchase of shares of Class A common stock by the Company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement.

Additionally, if the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse share split or reclassification of the shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the Company’s outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of shares of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Boxwood. You should review a copy of the warrant agreement, which is filed as Exhibit

4.1 to the Current Report on Form 8-K filed by the Company on November 21, 2018 with the SEC (File No. 001-38745) of which this proxy statement is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants

The private placement warrants (including the shares of common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the business combination, subject to certain exceptions, and they will not be redeemable by the Company so long as they are held by our Sponsor or its permitted transferees. Our Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by the holders on the same basis as the public warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of Boxwood’s officers and directors may, but are not obligated to, loan Boxwood funds as may be required.

Dividends

The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the business combination. The payment of any cash dividends subsequent to the business combination will be within the discretion of our board of directors at such time. Further, if the Company incurs any indebtedness, our ability to declare dividends may be limited by restrictive covenants the Company may agree to in connection therewith.

Registration Rights Agreement

In connection with the closing, the Company and the Continuing Members will enter into the Registration Rights Agreement. Under the Registration Rights Agreement, the Company will have certain obligations to register for resale under the Securities Act, all or any portion of the shares of Class A common stock that the stockholders hold as of the date of the Registration Rights Agreement and that they may acquire thereafter, including upon the exchange or redemption of any other security therefor (collectively, the “Registrable Securities”).

The Company is required to, within 30 days after consummation of the business combination, file a registration statement registering the resale of the Registrable Securities. BCP may demand an unlimited number of underwritten offerings for all or part of the Registrable Securities held by BCP and the other stockholders under the registration rights agreement.

Holders of the Registrable Securities will also have certain “piggy-back” registration rights with respect to registration statements and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Proposed Charter and Bylaws

The Company’s Proposed Charter, bylaws, the Nomination Agreement and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our board of directors or taking other corporate actions, including effecting changes in our management. For instance, our board of directors will be empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances; and the Company’s advance notice provisions in our bylaws will require that stockholders must comply with certain procedures in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting.

The Company’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of the Company for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or warrants of the Company for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of common stock then outstanding (as of the date of this proxy statement, there were 25,250,000 shares of Boxwood common stock outstanding); or

•        the average weekly reported trading volume of Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

We anticipate that following the consummation of the business combination, we will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations for holders of our shares of Class A common stock that elect to have their Class A common stock redeemed for cash if the business combination is completed. This discussion applies only to Class A common stock that is held as a capital asset for U.S. federal income tax purposes. This discussion is limited to U.S. federal income tax considerations, and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•        financial institutions or financial services entities;

•        broker dealers;

•        insurance companies;

•        dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Class A common stock;

•        persons holding Class A common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        U.S. expatriates or former long-term residents of the U.S.;

•        governments or agencies or instrumentalities thereof;

•        regulated investment companies (RICs) or real estate investment trusts (REITS);

•        persons subject to the alternative minimum tax provisions of the Code;

•        partnerships or other pass-through entities for U.S. federal income tax purposes; and

•        tax-exempt entities.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners (or other owners) will generally depend on the status of the partners and your activities.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this proxy statement may affect the tax consequences described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Redemption of Class A Common Stock

In the event that a holder’s shares of Class A common stock are redeemed pursuant to the redemption provisions described in this proxy statement under the section entitled “Special Meeting — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of shares of Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Class A common stock, a U.S. holder will be treated as described below under the section entitled “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock,”

and a Non-U.S. holder will be treated as described under the section entitled “Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.” If the redemption does not qualify as a sale of shares of Class A common stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “U.S. Holders — Taxation of Distributions,” and the tax consequences to a Non-U.S. holder described below under the section entitled “Non-U.S. Holders — Taxation of Distributions.”

Whether a redemption of shares of Class A common stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning private placement warrants or public warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the business combination) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A common stock generally will be treated as a sale of Class A common stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Class A common stock which could be acquired pursuant to the exercise of the private placement warrants or the public warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the business combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Class A common stock must, among other requirements, be less than eighty percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Class A common stock and the Class A common stock to be issued pursuant to the business combination). There will be a complete termination of a holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the holder are redeemed or (2) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock. The redemption of Class A common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Class A common stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such a U.S. holder will be as described below under the section entitled “U.S. Holders — Taxation of Distributions,” and the tax effects to such a Non-U.S. holder will be as described below under the section entitled “Non-U.S. Holders — Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed Class A common stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

A holder should consult with its own tax advisors as to the tax consequences of a redemption.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of Class A common stock who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•        an estate the income of which is subject to U.S. federal income taxation purposes regardless of its source; or

•        an entity treated as a trust for U.S. federal income tax purposes if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a U.S. person.

Taxation of Distributions.    If our redemption of a U.S. holder’s shares of Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “Redemption of Class A Common Stock,” such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock and will be treated as described below under the section entitled “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.”

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Class A common stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.    If our redemption of a U.S. holder’s shares of Class A common stock is treated as a sale, taxable exchange or other taxable disposition, as discussed above under the section entitled “Redemption of Class A Common Stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash and the fair market value of any property received in the redemption and the U.S. holder’s adjusted tax basis in the shares of Class A common stock redeemed. A U.S. holder’s adjusted tax basis in its Class A common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of Class A common stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Class A common stock described in this proxy statement may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

U.S. holders who hold different blocks of Class A common stock (shares of Class A common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our Class A common stock who, or that is, for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. holder.

Taxation of Distributions.    If our redemption of a Non-U.S. holder’s shares of Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “Redemption of Class A Common Stock,” to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Class A common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A common stock, which will be treated as described below under the section entitled “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.”

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable income tax treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.    If our redemption of a U.S. holder’s shares of Class A common stock is treated as a sale or other taxable disposition, as discussed above under the section entitled “Redemption of Class A Common Stock,” a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of the redemption, unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•        such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Class A common stock and, in the circumstance in which shares of our Class A common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Class A common stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of our Class A common stock. There can be no assurance that our Class A common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or lower income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption.

We believe that we are not and have not been at any time since our formation a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the business combination is completed.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A common stock and proceeds from the sale, taxable exchange or taxable redemption of our Class A common stock may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

A Non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s United States federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on our Class A common stock. Previously, withholding with respect to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest was scheduled to begin on January 1, 2019; however, such withholding has been eliminated under proposed U.S. Treasury regulations, which can be relied on until final regulations become effective. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of Class A common stock.

APPRAISAL RIGHTS

Neither our stockholders nor our warrant holders have appraisal rights in connection with the business combination under the DGCL.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

•        If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at Boxwood Merger Corp., 8801 Calera Drive, Austin, Texas 78735 or by telephone at (512) 575-3637, to inform us of his or her request; or

•        If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Boxwood’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at the Company’s 2020 annual meeting of stockholders, assuming consummation of the business combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Company’s bylaws. Since the 2020 annual meeting would be the Company’s first annual meeting of stockholders, such proposals must be received by the Company at our offices at 13215 Bee Cave Parkway, Building A, Suite 260, Austin, Texas 78738, Attention: Secretary, a reasonable time before the Company begins to print and mail our 2020 annual meeting proxy materials in order to be considered for inclusion in the Company’s proxy materials for the 2020 annual meeting.

In addition, the Company’s bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to the Company at our offices at 13215 Bee Cave Parkway, Building A, Suite 260, Austin, Texas 78738: Secretary, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, which we anticipate will be the case for the 2020 annual meeting, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company. Nominations and proposals also must satisfy other requirements set forth in the Company’s bylaws. The chairman of our board of directors may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND MORE INFORMATION

Boxwood files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Boxwood at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

If you would like additional copies of this proxy statement or if you have questions about the business combination you should contact via phone or in writing:

Morrow Sodali LLC
470 West Avenue, Suite 3000
Stamford CT 06902
Tel: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: BWMC.info@morrowsodali.com

If you are a stockholder and would like to request documents, please do so by                 , 2019 in order to receive them before the special meeting. If you request any documents from Morrow, Morrow will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to Boxwood has been supplied by Boxwood, and all such information relating to Atlas has been supplied by Atlas. Information provided by either Boxwood or Atlas does not constitute any representation, estimate or projection of the other.

This document is a proxy statement of Boxwood for the special meeting. Boxwood has not authorized anyone to give any information or make any representation about the business combination, Boxwood or Atlas that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page
Boxwood Merger Corp. — Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-3
Balance Sheets as of December 31, 2018 and December 31, 2017	F-4
Statements of Operations for the Year Ended December 31, 2018 and for the period from June 28, 2017 to December 31, 2017	F-5
Statements of Changes in Stockholders’ Equity (Deficit) for the Year Ended December 31, 2018 and for the period from June 28, 2017 to December 31, 2017	F-6
Statements of Cash Flows for the Year Ended December 31, 2018 and for the period from June 28, 2017 to December 31, 2017	F-7
Notes to Financial Statements	F-8

Boxwood Merger Corp. — Unaudited Condensed Financial Statements
Condensed Balance Sheets as of June 30, 2019 and December 31, 2018	F-19
Condensed Statements of Operations for the Three Months and the Six Months Ended June 30, 2019 and June 30, 2018	F-20
Condensed Statements of Changes in Stockholders’ Equity for the Three Months and the Six Months Ended June 30, 2019 and June 30, 2018	F-21
Condensed Statements of Cash Flows for the Six Months Ended June 30, 2019 and June 30, 2018	F-22
Notes to Unaudited Condensed Financial Statements	F-23

Atlas Intermediate Holdings LLC and ATC Group Partners LLC — Combined Audited Financial Statements
Reports of Independent Registered Public Accounting Firms	F-33 – F-35
Combined Balance Sheets as of December 31, 2018 and December 31, 2017	F-36
Combined Statements of Operations for the Years Ended December 31, 2018, 2017 and 2016	F-37
Combined Statements of Members’ Capital for the Years Ended December 31, 2018, 2017 and 2016	F-38
Combined Statements of Cash Flows for the Years Ended December 31, 2018, 2017 and 2016	F-39
Notes to Consolidated Financial Statements	F-40

Atlas Intermediate Holdings LLC and ATC Group Partners LLC — Unaudited Consolidated and Combined Financial Statements
Condensed Consolidated and Combined Balance Sheets as of June 30, 2019 and December 31, 2018	F-55
Condensed Consolidated and Combined Statements of Operations for the Three Months and the Six Months Ended June 30, 2019 and June 30, 2018	F-56
Condensed Consolidated and Combined Statements of Members’ Capital for the Six Months Ended June 30, 2019 and June 30, 2018	F-57
Condensed Consolidated and Combined Statements of Cash Flows for the Six Months Ended June 30, 2019 and June 30, 2018	F-58
Notes to Condensed Consolidated and Combined Financial Statements	F-59

Engineering & Testing Services Corp. and Subsidiaries — Audited Consolidated Financial Statements
Report of Independent Certified Public Accountants	F-66
Consolidated Balance Sheet as of October 31, 2017	F-67
Consolidated Statement of Operations for the Period from January 1, 2017 to October 31, 2017	F-68
Consolidated Statement of Changes in Stockholders’ Equity for the Period from January 1, 2017 to October 31, 2017	F-69
Consolidated Statement of Cash Flows for the Period from January 1, 2017 to October 31, 2017	F-70
Notes to Consolidated Financial Statements	F-71

Audited Financial Statements of Boxwood Merger Corp.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Boxwood Merger Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Boxwood Merger Corp. (the “Company”) as of December 31, 2018 and 2017, the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended December 31, 2018 and for the period from June 28, 2017 (inception) through December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the year end December 31, 2018 and for the period from June 28, 2017 (inception) through December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2018.

New York, NY

March 25, 2019

BOXWOOD MERGER CORP.
BALANCE SHEETS

	December 31, 2018	December 31, 2017
ASSETS
Current Assets
Cash	$1,275,571	$—
Prepaid expenses and other current assets	23,116	—
Total Current Assets	1,298,687	—

Marketable securities held in Trust Account	200,471,972	—
Security deposit	7,125	—
Total Assets	$201,777,784	$—

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	$86,278	$175
Income taxes payable	77,877	—
Total Current Liabilities	164,155	175

Deferred underwriting fees	7,000,000	—
Total Liabilities	7,164,155	175

Commitments

Common stock subject to possible redemption, 18,926,577 and 0 shares at redemption value	189,613,628	—

Stockholders’ Equity (Deficit)
Preferred stock; $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; 1,323,423 and 0 shares issued and outstanding (excluding 18,926,577 and 0 shares subject to possible redemption)	132	—
Class F common stock, $0.0001 par value; 50,000,000 shares authorized; 5,750,000 and 7,187,500 shares issued and outstanding(1)	575	719
Additional paid in capital	4,711,809	24,281
Stock subscription receivable	—	(25,000)
Accumulated deficit	287,485	(175)
Total Stockholders’ Equity (Deficit)	5,000,001	(175)
Total Liabilities and Stockholders’ Equity (Deficit)	$201,777,784	$—

____________

(1)      Included an aggregate of up to 750,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full.

The accompanying notes are an integral part of the financial statements.

BOXWOOD MERGER CORP.
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2018	For the Period from June 28, 2017 (inception) through December 31, 2017
Operating costs	$106,435	$175
Loss from operations	(106,435)	(175)

Other income:
Interest income	471,972	—
Other income, net	471,972	—

Income (loss) before provision for income taxes	365,537	(175)
Provision for income taxes	(77,877)	—
Net income (loss)	$287,660	$(175)

Weighted average shares outstanding, basic and diluted(1)	6,240,480	6,250,000

Basic and diluted net loss per common share(2)	$(0.01)	$(0.00)

____________

(1)      Excludes an aggregate of 18,926,577 shares subject to possible redemption at December 31, 2018 and aggregate of up to 750,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full at December 31, 2017.

(2)      Excludes income of $347,852 attributable to common stock subject to possible redemption for the year ended December 31, 2018 (see Note 2).

The accompanying notes are an integral part of the financial statements.

BOXWOOD MERGER CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Class A Common Stock		Class F Common Stock(1)		Additional Paid-in Capital	Stock Subscription Receivable	Accumulated Deficit	Total Stockholder’s Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – June 28, 2017 (inception)	—	$—	—	$—	$—	$—	$—	$—
Issuance of founder shares to Sponsor	—	—	7,187,500	719	24,281	(25,000)	—	—
Net loss	—	—	—	—	—	—	(175)	(175)
Balance at December 31, 2017	—	—	7,187,500	719	24,281	(25,000)	(175)	(175)
Stock subscription received from issuance of founder shares to Sponsor	—	—	—	—	—	25,000	—	25,000
Forfeiture of founder shares	—	—	(1,437,500)	(144)	144	—	—	—
Sale of 20,000,000 Units, net of underwriting discounts	20,000,000	2,000	—	—	188,299,144	—	—	188,301,144
Sale of 250,000 Private Placement Units	250,000	25	—	—	2,499,975	—	—	2,500,000
Sale of 3,500,000 Private Placement Warrants	—	—	—	—	3,500,000	—	—	3,500,000
Common stock subject to possible redemption	(18,926,577)	(1,893)	—	—	(189,611,735)	—	—	(189,613,628)
Net income	—	—	—	—	—	—	287,660	287,660
Balance – December 31, 2018	1,323,423	$132	5,750,000	$575	$4,711,809	$—	$287,485	$5,000,001

____________

(1)      Included an aggregate of up to 750,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full.

The accompanying notes are an integral part of the financial statements.

BOXWOOD MERGER CORP.
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2018	For the Period from June 28, 2017 (inception) through December 31, 2017
Cash Flows from Operating Activities:
Net income (loss)	$287,660	$(175)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(471,972)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(23,116)	—
Accounts payable and accrued expenses	86,103	175
Income taxes payable	77,877	—
Net cash used in operating activities	(43,448)	—

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(200,000,000)	—
Security deposit	(7,125)	—
Net cash used in investing activities	(200,007,125)	—

Cash Flows from Financing Activities:
Collection of stock subscription receivable from Sponsor	25,000	—
Proceeds from sale of Units, net of underwriting discounts paid	196,000,000	—
Proceeds from sale of Private Placement Units	2,500,000	—
Proceeds from sale of Private Placement Warrants	3,500,000	—
Payment of offering costs	(698,856)	—
Proceeds from promissory note - related party	300,000	—
Repayment of promissory note - related party	(300,000)	—
Net cash provided by financing activities	201,326,144	—

Net Change in Cash	1,275,571	—
Cash – Beginning	—	—
Cash – Ending	$1,275,571	$—

Non-Cash investing and financing activities:
Subscription receivable for common stock	$—	$25,000
Initial classification of common stock subject to redemption	$189,320,780	$—
Change in value of common stock subject to possible redemption	$292,848	$—

The accompanying notes are an integral part of the financial statements.

BOXWOOD MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Boxwood Merger Corp. (the “Company”) is a blank check company incorporated in Delaware on June 28, 2017. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (“Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on opportunities in the technical and industrial services sector of the United States.

At December 31, 2018, the Company had not yet commenced any operations. All activity through December 31, 2018 relates to the Company’s formation and its initial public offering (the “Initial Public Offering”), which is described below.

The registration statement for the Company’s Initial Public Offering was declared effective on November 15, 2018. On November 20, 2018, the Company consummated the Initial Public Offering of 20,000,000 units (“Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $200,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 250,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit and 3,500,000 warrants (the “Private Placement Warrants” and, collectively, with the Private Placement Units, the “Private Placement Securities”) at a price of $1.00 per Private Placement Warrants in a private placement to Boxwood Sponsor LLC (the “Sponsor”), generating gross proceeds of $6,000,000, which is described in Note 4.

Following the closing of the Initial Public Offering on November 20, 2018, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Securities was placed in a trust account (“Trust Account”) and is invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below except that interest earned on the Trust Account can be released to pay the Company’s franchise and income tax obligations.

Transaction costs amounted to $11,698,856, consisting of $4,000,000 of underwriting fees, $7,000,000 of deferred underwriting fees and $698,856 of other costs. As of December 31, 2018, $1,275,571 of cash was held outside of the Trust Account and is available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Placement Securities, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely

BOXWOOD MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations). The per-share amount to be distributed to stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (see Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules and file proxy materials with the SEC. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the Business Combination.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed (i) to vote their Founder Shares (as defined in Note 5), Private Placement Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination, (ii) waive their redemption rights with respect to their Founder Shares, Private Placement Shares and any Public Shares acquired during or after the Initial Public Offering in connection with the consummation of a Business Combination, (iii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and Private Placement Shares if the Company fails to consummate a Business Combination within the Combination Period (as defined below) and (iv) not to propose any amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, the initial stockholders will be entitled to liquidating distributions with respect to any Public Shares acquired if the Company fails to consummate a Business Combination or liquidates within the Combination Period.

Notwithstanding the foregoing redemption rights, the Company’s Amended and Restated Certificate of Incorporation provides that if the Company seeks stockholder approval of a Business Combination and the Company does not conduct redemptions in connection with a Business Combination pursuant to the tender offer rules, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to an aggregate of 15% or more of the common stock sold in the Initial Public Offering.

The Company will have until November 20, 2020 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (which interest shall be net of taxes payable, and less up to $100,000 to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide

BOXWOOD MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

for claims of creditors and the requirements of other applicable law. The underwriters have agreed to waive their rights to their deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.00 per Unit.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below: (i) $10.00 per Public Share; or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

BOXWOOD MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2018 and 2017.

Marketable securities held in Trust Account

At December 31, 2018, the assets held in the Trust Account were substantially held in U.S. Treasury Bills.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest or penalties as of December 31, 2018 and 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

BOXWOOD MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The Company is subject to income tax examinations by major taxing authorities since inception.

On December 22, 2017, the U.S. Tax Cuts and Jobs Act of 2017 (“Tax Reform”) was signed into law. As a result of Tax Reform, the U.S. statutory tax rate was lowered from 35% to 21% effective January 1, 2018, among other changes. ASC Topic 740 requires companies to recognize the effect of tax law changes in the period of enactment; therefore, the Company was required to revalue its deferred tax assets and liabilities at December 31, 2017 at the new rate. The Company completed its analysis which resulted in no material changes to the financial statements.

Net Loss per Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Common stocks subject to possible redemption at December 31, 2018, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 23,750,000 shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per share is the same as basic net loss per share for the periods presented.

Reconciliation of Net Loss per Share

The Company’s net income (loss) is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, basic and diluted loss per share is calculated as follows:

	Year Ended December 31, 2018	For the Period from June 28, 2017 (Inception) Through December 31, 2017

Net income (loss)	$287,660	$(175)
Less: Income attributable to common stock subject to possible redemption	(347,852)	—
Adjusted net loss	$(60,192)	$(175)

Weighted average shares outstanding, basic and diluted	6,240,480	6,250,000

Basic and diluted net loss per share	$(0.01)	$(0.00)

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2018 and 2017, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

BOXWOOD MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 250,000 Private Placement Units at $10.00 per Private Placement Unit ($2,500,000 in the aggregate) and 3,500,000 Private Placement Warrants at $1.00 per Private Placement Warrant ($3,500,000 in the aggregate). Each Private Placement Unit consists of one share of Class A common stock (“Private Placement Share”) and one Private Placement Warrant. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share. The proceeds from the Private Placement Securities were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Securities will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Units (and the underlying Private Placement Shares) will have no value and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Securities.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In June 2017, the Company issued an aggregate of 100 shares to the Sponsor for an aggregate purchase price of $25,000. The Company received payment for the shares in September 2018. On November 14, 2018, the Company effected a recapitalization pursuant to which each share of the Company’s outstanding common stock was converted into 71,875 shares of the Company’s Class F common stock (the “Recapitalization”). As a result of the Recapitalization, the initial stockholders collectively held an aggregate of 7,187,500 shares of the Company’s Class F common stock (the “Founder Shares”). On November 15, 2018, the Sponsor contributed back to the Company, for no consideration, 1,437,500 Founder Shares. As a result, the initial stockholders now hold 5,750,000 Founder Shares, of which an aggregate of up to 750,000 shares were subject to forfeiture to the extent that the underwriters’ option to purchase additional Units was not exercised in full or in part, so that the initial stockholders would own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (not including the shares of Class A common stock underlying the Private Placement Units and assuming the initial stockholders did not purchase any Public Shares in the Initial Public Offering). The underwriters’ election to exercise their over-allotment option expired unexercised in January 4, 2019 and, as a result, 750,000 Founder Shares were forfeited, resulting in 5,000,000 Founder Shares outstanding as of January 4, 2019 (see Note 10).

BOXWOOD MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

The initial stockholders have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until the earlier of one year after the completion of a Business Combination or earlier if, subsequent to a Business Combination, (i) the last reported closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (ii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, subject to certain limited exceptions.

Promissory Notes — Related Party

On August 22, 2018, the Company issued a promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company borrowed an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing, unsecured and due on the earlier of May 30, 2019 or the completion of the Initial Public Offering. The Promissory Note was repaid upon the consummation of the Initial Public Offering on November 20, 2018.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company any additional funds as may be required (“Working Capital Loans”), which will be repaid only upon the completion of a Business Combination. If the Company does not complete a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Working Capital Loans; however, no proceeds from the Trust Account may be used for such repayment. Up to $250,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. There were no Working Capital Loans outstanding as of December 31, 2018.

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on November 15, 2018, the holders of the Founder Shares, Private Placement Units, Private Placement Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) are entitled to registration rights. The holders of these securities are entitled to make up to three demands (or one demand in the case of Private Placement Securities to be acquired by an affiliate of Macquarie Capital (USA) Inc.), excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include such securities in other registration statements filed by the Company and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. In the case of the Private Placement Securities acquired by an affiliate of Macquarie Capital (USA) Inc., the demand registration right provided will not be exercisable for longer than five years from the effective date of the registration statement of the Initial Public Offering in compliance with FINRA Rule 5110(f)(2)(G)(iv) and the piggyback registration right provided will not be exercisable for longer than seven years from the effective date of the registration statement of the Initial Public Offering in compliance with FINRA Rule 5110(f)(2)(G)(v). The Company will bear the expenses incurred in connection with the filing of any such registration statements.

BOXWOOD MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018

NOTE 6. COMMITMENTS (cont.)

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 3,000,000 additional Units at the Initial Public Offering price, less the underwriting discounts and commissions. The underwriters’ election to exercise their over-allotment option expired unexercised in January 4, 2019

The underwriters are entitled to a deferred fee of (i) $0.35 per Unit, or $7,000,000 in the aggregate, excluding any amounts raised pursuant to the option to purchase additional units, and (ii) $0.35 per Unit, or $8,050,000 in the aggregate pursuant to the option to purchase additional units. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Right of First Refusal

The Company granted an affiliate of the Sponsor and an underwriter of the Initial Public Offering, a right of first refusal for a period of 36 months from the date of the commencement of sales of the Initial Public Offering to act as one of potentially several banks which provide to the Company certain financial advisory, underwriting, capital raising, and other services for which it may receive a portion of the overall fees. The affiliate has not been retained as of the filing date of these financial statements, therefore no amounts are currently due. No funds will be paid out of the Trust Fund to fund any such payments and it is not expected that any fees would be paid prior to the completion of a Business Combination. The actual amount of fees to be paid will vary significantly based on the size of any transaction and the extent to which other investments banks are involved.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At December 31, 2018 and 2017, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Class A common stock are entitled to one vote for each share. At December 31, 2018 and 2017, there were 1,323,423 and 0 shares of common stock issued and outstanding, excluding 18,926,577 and 0 shares of Class A common stock subject to possible redemption, respectively.

Class F Common Stock — The Company is authorized to issue 50,000,000 shares of Class F common stock with a par value of $0.0001 per share. Holders of the Class F common stock are entitled to one vote for each share. At December 31, 2018 and 2017, there were 5,750,000 Founder Shares issued and outstanding, of which 750,000 were subject to forfeiture to the extent that the underwriters’ option to purchase additional units was not exercised in full or in part, so that the initial stockholders would own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (not including the shares of Class A common stock underlying the Private Placement Units and assuming the initial stockholders do not purchase any Public Shares in the Initial Public Offering).

Holders of Class A common stock and Class F common stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law.

The shares of Class F common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class F common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class F common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of

BOXWOOD MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

Class F common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock underlying the private placement units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination). Holders of Founder Shares may also elect to convert their shares of Class F common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Warrants — The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC and have declared effective a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. Notwithstanding the foregoing, if the Company’s Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under the Securities Act, the Company, at its option, may require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may call the warrants for redemption:

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption;

•        if, and only if, the last reported closing price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and;

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day trading period referred to above.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

BOXWOOD MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8. INCOME TAX

The provision for income taxes was deemed to be immaterial for the period from June 28, 2017 (inception) through December 31, 2017. The Company did not have any significant deferred tax assets or liabilities at December 31, 2018 and 2017.

The income tax provision (benefit) consists of the following:

Year Ended December 31, 2018
Federal
Current	$77,020
Deferred	—

State
Current	857
Deferred	—
Change in valuation allowance	—
Income tax provision	$77,877

As of December 31, 2018, the Company did not have any U.S. federal and state net operating loss carryovers (“NOLs”) available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2018 is as follows:

Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.2%
Meals and entertainment	0.1%
Income tax provision	21.3%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

BOXWOOD MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2018, indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	December 31, 2018
Description
Assets:
Marketable securities held in Trust Account	1	$200,471,972

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

The underwriters’ election to exercise their over-allotment option expired unexercised on January 4, 2019 and, as a result, 750,000 Founder Shares were forfeited, resulting in 5,000,000 Founder Shares outstanding as of January 4, 2019.

Unaudited Condensed Financial Statements of Boxwood Merger Corp.

BOXWOOD MERGER CORP.
CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2019	2018
	(unaudited)	(audited)
ASSETS
Current Assets
Cash	$750,853	$1,275,571
Prepaid expenses and other current assets	200,720	23,116
Total Current Assets	951,573	1,298,687

Marketable securities held in Trust Account	202,579,114	200,471,972
Security deposit	7,125	7,125
Total Assets	$203,537,812	$201,777,784

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$161,568	$86,278
Income taxes payable	340,666	77,877
Total Current Liabilities	502,234	164,155

Deferred underwriting fees	7,000,000	7,000,000
Total Liabilities	7,502,234	7,164,155

Commitments

Common stock subject to possible redemption, 18,900,413 and 18,926,577 shares at redemption value as of June 30, 2019 and December 31, 2018, respectively	191,035,577	189,613,628

Stockholders’ Equity
Preferred stock; $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; 1,349,587 and 1,323,423 shares issued and outstanding (excluding 18,900,413 and 18,926,577 shares subject to possible redemption) as of June 30, 2019 and December 31, 2018, respectively	135	132
Class F common stock, $0.0001 par value; 50,000,000 shares authorized; 5,000,000 and 5,750,000 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	500	575
Additional paid in capital	3,289,932	4,711,809
Retained earnings	1,709,434	287,485
Total Stockholders’ Equity	5,000,001	5,000,001
Total Liabilities and Stockholders’ Equity	$203,537,812	$201,777,784

The accompanying notes are an integral part of the condensed financial statements.

BOXWOOD MERGER CORP.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Operating costs	$191,357	$88	$431,603	$175
Loss from operations	(191,357)	(88)	(431,603)	(175)

Other income:
Interest income	1,120,110	—	2,231,601	—

Income (loss) before provision for income taxes	928,753	(88)	1,799,998	(175)
Provision for income taxes	(195,152)	—	(378,049)	—
Net income (loss)	$733,601	$(88)	$1,421,949	$(175)

Weighted average shares outstanding, basic and diluted(1)	6,337,621	6,250,000	6,330,561	6,250,000

Basic and diluted net loss per common share(2)	$(0.01)	$(0.00)	$(0.04)	$(0.00)

____________

(1)      Excludes an aggregate of 18,900,413 shares subject to possible redemption at June 30, 2019 and an aggregate of up to 750,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full at June 30, 2018. The underwriters’ election to exercise their over-allotment option expired unexercised in January 4, 2019 and, as a result, 750,000 Founder Shares were forfeited.

(2)      Excludes income of $826,835 and $1,657,107 attributable to common stock subject to possible redemption for the three and six months ended June 30, 2019 (see Note 2).

The accompanying notes are an integral part of the condensed financial statements.

BOXWOOD MERGER CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)

	Class A Common Stock		Class F Common Stock(1)		Additional Paid-in Capital	Stock Subscription Receivable	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2018	—	$—	7,187,500	$719	$24,281	$(25,000)	$(175)	$(175)

Net loss	—	—	—	—	—	—	(87)	(87)

Balance – March 31, 2018 (unaudited)	—	—	7,187,500	719	24,281	(25,000)	(262)	(262)

Net loss	—	—	—	—	—	—	(88)	(88)

Balance – June 30, 2018 (unaudited)	—	$—	7,187,500	$719	$24,281	$(25,000)	$(350)	$(350)

____________

(1)      Included an aggregate of 1,437,500 shares that were forfeited by the Sponsor in November 2018 and up to 750,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full. The underwriters’ election to exercise their over-allotment option expired unexercised in January 4, 2019 and, as a result, 750,000 Founder Shares were forfeited.

	Class A Common Stock		Class F Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2019	1,323,423	$132	5,750,000	$575	$4,711,809	$287,485	$5,000,001

Change in value of common stock subject to possible redemption	14,198	2	—	—	(688,350)	—	(688,348)

Forfeiture of Founder Shares	—	—	(750,000)	(75)	75	—	—

Net income	—	—	—	—	—	688,348	688,348

Balance – March 31, 2019 (unaudited)	1,337,621	134	5,000,000	500	4,023,534	975,833	5,000,001

Change in value of common stock subject to possible redemption	11,966	1	—	—	(733,602)	—	(733,601)

Net income	—	—	—	—	—	733,601	733,601

Balance – June 30, 2019 (unaudited)	1,349,587	$135	5,000,000	$500	$3,289,932	$1,709,434	$5,000,001

The accompanying notes are an integral part of the condensed financial statements.

BOXWOOD MERGER CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2019	2018
Cash Flows from Operating Activities:
Net income (loss)	$1,421,949	$(175)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(2,231,601)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(177,604)	—
Accounts payable and accrued expenses	75,290	175
Income taxes payable	262,789	—
Net cash used in operating activities	(649,177)	—

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account	124,459	—
Net cash provided by investing activities	124,459	—

Net Change in Cash	(524,718)	—
Cash – Beginning	1,275,571	—
Cash – Ending	$750,853	$—

Supplementary cash flow information:
Cash paid for income taxes	$115,260	$—

Non-Cash investing and financing activities:
Change in value of common stock subject to possible redemption	$1,421,949	$—
Deferred offering costs included in accrued offering costs	$—	$57,500

The accompanying notes are an integral part of the condensed financial statements.

BOXWOOD MERGER CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2019
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Boxwood Merger Corp. (the “Company”) is a blank check company incorporated in Delaware on June 28, 2017. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (“Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on opportunities in the technical and industrial services sector of the United States.

At June 30, 2019, the Company had not yet commenced any operations. All activity through June 30, 2019 relates to the Company’s formation, its initial public offering (the “Initial Public Offering”), which is described below, and identifying a target company for a Business Combination.

The registration statement for the Company’s Initial Public Offering was declared effective on November 15, 2018. On November 20, 2018, the Company consummated the Initial Public Offering of 20,000,000 units (“Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $200,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 250,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit and 3,500,000 warrants (the “Private Placement Warrants” and, collectively, with the Private Placement Units, the “Private Placement Securities”) at a price of $1.00 per Private Placement Warrants in a private placement to Boxwood Sponsor LLC (the “Sponsor”), generating gross proceeds of $6,000,000, which is described in Note 4.

Following the closing of the Initial Public Offering on November 20, 2018, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Securities was placed in a trust account (“Trust Account”) and is invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below except that interest earned on the Trust Account can be released to pay the Company’s franchise and income tax obligations.

Transaction costs amounted to $11,698,856, consisting of $4,000,000 of underwriting fees, $7,000,000 of deferred underwriting fees and $698,856 of other costs. As of June 30, 2019, $750,853 of cash was held outside of the Trust Account and is available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Placement Securities, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely

BOXWOOD MERGER CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2019
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations). The per-share amount to be distributed to stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (see Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules and file proxy materials with the SEC. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the Business Combination.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed (i) to vote their Founder Shares (as defined in Note 5), Private Placement Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination, (ii) waive their redemption rights with respect to their Founder Shares, Private Placement Shares and any Public Shares acquired during or after the Initial Public Offering in connection with the consummation of a Business Combination, (iii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and Private Placement Shares if the Company fails to consummate a Business Combination within the Combination Period (as defined below) and (iv) not to propose any amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, the initial stockholders will be entitled to liquidating distributions with respect to any Public Shares acquired if the Company fails to consummate a Business Combination or liquidates within the Combination Period.

Notwithstanding the foregoing redemption rights, the Company’s Amended and Restated Certificate of Incorporation provides that if the Company seeks stockholder approval of a Business Combination and the Company does not conduct redemptions in connection with a Business Combination pursuant to the tender offer rules, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to an aggregate of 15% or more of the common stock sold in the Initial Public Offering.

The Company will have until November 20, 2020 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (which interest shall be net of taxes payable, and less up to $100,000 to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and

BOXWOOD MERGER CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2019
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

the requirements of other applicable law. The underwriters have agreed to waive their rights to their deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.00 per Unit.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below: (i) $10.00 per Public Share; or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the SEC on March 26, 2019, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2018 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. The interim results for the three and six months ended June 30, 2019 are not necessarily indicative of the results to be expected for the year ending December 31, 2019 or for any future interim periods.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

BOXWOOD MERGER CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2019
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2019 and December 31, 2018.

Marketable securities held in Trust Account

At June 30, 2019 and December 31, 2018, the assets held in the Trust Account were substantially held in money market funds. Through June 30, 2019, the Company withdrew $124,459 of interest earned on the Trust Account to pay franchise and income taxes.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.

BOXWOOD MERGER CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2019
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest or penalties as of June 30, 2019 and December 31, 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Loss per Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Common stock subject to possible redemption at June 30, 2019, which is not currently redeemable and is not redeemable at fair value, has been excluded from the calculation of basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 23,750,000 shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per share is the same as basic net loss per share for the periods presented.

Reconciliation of Net Loss per Share

The Company’s net income (loss) is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per share is calculated as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income (loss)	$733,601	$(88)	$1,421,949	$(175)
Less: Income attributable to common stock subject to possible redemption	(826,835)	—	(1,657,107)	—
Adjusted net loss	$(93,234)	$(88)	$(235,158)	$(175)

Weighted average shares outstanding, basic and diluted	6,337,621	6,250,000	6,330,561	6,250,000

Basic and diluted net loss per share	$(0.01)	$(0.00)	$(0.04)	$(0.00)

BOXWOOD MERGER CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2019
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At June 30, 2019 and December 31, 2018, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 250,000 Private Placement Units at $10.00 per Private Placement Unit ($2,500,000 in the aggregate) and 3,500,000 Private Placement Warrants at $1.00 per Private Placement Warrant ($3,500,000 in the aggregate). Each Private Placement Unit consists of one share of Class A common stock (“Private Placement Share”) and one Private Placement Warrant. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share. The proceeds from the Private Placement Securities were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Securities will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Units (and the underlying Private Placement Shares) will have no value and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Securities.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In June 2017, the Company issued an aggregate of 100 shares to the Sponsor for an aggregate purchase price of $25,000. The Company received payment for the shares in September 2018. On November 14, 2018, the Company effected a recapitalization pursuant to which each share of the Company’s outstanding common stock was converted into 71,875 shares of the Company’s Class F common stock (the “Recapitalization”). As a result of the Recapitalization, the initial stockholders collectively held an aggregate of 7,187,500 shares of the Company’s Class F common stock (the “Founder Shares”). On November 15, 2018, the Sponsor contributed back to the Company, for no consideration, 1,437,500 Founder Shares. As a result, the initial stockholders held 5,750,000 Founder Shares, of which an aggregate

BOXWOOD MERGER CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2019
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

of up to 750,000 shares were subject to forfeiture to the extent that the underwriters’ option to purchase additional Units was not exercised in full or in part, so that the initial stockholders would own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (not including the shares of Class A common stock underlying the Private Placement Units and assuming the initial stockholders did not purchase any Public Shares in the Initial Public Offering). The underwriters’ election to exercise their over-allotment option expired unexercised in January 4, 2019 and, as a result, 750,000 Founder Shares were forfeited, resulting in 5,000,000 Founder Shares outstanding as of January 4, 2019.

The initial stockholders have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until the earlier of one year after the completion of a Business Combination or earlier if, subsequent to a Business Combination, (i) the last reported closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (ii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, subject to certain limited exceptions.

Promissory Notes — Related Party

On August 22, 2018, the Company issued a promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company borrowed an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing, unsecured and due on the earlier of May 30, 2019 or the completion of the Initial Public Offering. The Promissory Note was repaid upon the consummation of the Initial Public Offering on November 20, 2018.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company any additional funds as may be required (“Working Capital Loans”), which will be repaid only upon the completion of a Business Combination. If the Company does not complete a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Working Capital Loans; however, no proceeds from the Trust Account may be used for such repayment. Up to $250,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. There were no Working Capital Loans outstanding as of June 30, 2019.

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on November 15, 2018, the holders of the Founder Shares, Private Placement Units, Private Placement Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) are entitled to registration rights. The holders of these securities are entitled to make up to three demands (or one demand in the case of Private Placement Securities to be acquired by an affiliate of Macquarie Capital (USA) Inc.), excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include such securities in other registration statements filed by the Company and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. In the case of

BOXWOOD MERGER CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2019
(Unaudited)

NOTE 6. COMMITMENTS (cont.)

the Private Placement Securities acquired by an affiliate of Macquarie Capital (USA) Inc., the demand registration right provided will not be exercisable for longer than five years from the effective date of the registration statement of the Initial Public Offering in compliance with FINRA Rule 5110(f)(2)(G)(iv) and the piggyback registration right provided will not be exercisable for longer than seven years from the effective date of the registration statement of the Initial Public Offering in compliance with FINRA Rule 5110(f)(2)(G)(v). The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $7,000,000 in the aggregate. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Right of First Refusal

The Company granted an affiliate of the Sponsor and an underwriter of the Initial Public Offering, a right of first refusal for a period of 36 months from the date of the commencement of sales of the Initial Public Offering to act as one of potentially several banks which provide to the Company certain financial advisory, underwriting, capital raising, and other services for which it may receive a portion of the overall fees. The affiliate has not been retained as of the filing date of these financial statements, therefore no amounts are currently due. No funds will be paid out of the Trust Fund to fund any such payments and it is not expected that any fees would be paid prior to the completion of a Business Combination. The actual amount of fees to be paid will vary significantly based on the size of any transaction and the extent to which other investments banks are involved

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At June 30, 2019 and December 31, 2018, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Class A common stock are entitled to one vote for each share. At June 30, 2019 and December 31, 2018, there were 1,349,587 and 1,323,423 shares of common stock issued and outstanding, excluding 18,900,413 and 18,926,577 shares of Class A common stock subject to possible redemption, respectively.

Class F Common Stock — The Company is authorized to issue 50,000,000 shares of Class F common stock with a par value of $0.0001 per share. Holders of the Class F common stock are entitled to one vote for each share. At June 30, 2019 and December 31, 2018, there were 5,000,000 and 5,750,000 Founder Shares issued and outstanding.

Holders of Class A common stock and Class F common stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law.

The shares of Class F common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class F common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class F common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of

BOXWOOD MERGER CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2019
(Unaudited)

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

Class F common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock underlying the private placement units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination). Holders of Founder Shares may also elect to convert their shares of Class F common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Warrants — The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC and have declared effective a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. Notwithstanding the foregoing, if the Company’s Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under the Securities Act, the Company, at its option, may require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may call the warrants for redemption:

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption;

•        if, and only if, the last reported closing price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and;

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day trading period referred to above.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

BOXWOOD MERGER CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2019
(Unaudited)

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2019 and December 31, 2018, indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		June 30, 2019	December 31, 2018
Description	Level
Assets:
Marketable securities held in Trust Account	1	$202,579,114	$200,471,972

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the balance sheet was issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the balance sheet.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Atlas Intermediate Holdings LLC and ATC Group Partners LLC

Opinion on the financial statements

We have audited the accompanying combined balance sheet of Atlas Intermediate Holdings LLC (a Delaware limited liability company) and ATC Group Partners LLC (a Delaware limited liability company) (the “Company”) as of December 31, 2018, the related combined statements of operations, members’ capital, and cash flows for the year ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audit and the report of the other auditors, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the year ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

We did not audit the financial statements of ATC Group Partners LLC which statements reflect total assets constituting 37% (or $131 million) of combined total assets as of December 31, 2018, and total revenue of 60% (or $255 million) of combined total revenue for the year then ended. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for ATC Group Partners LLC, is based solely on the report of the other auditors.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2018.

Houston, Texas

August 20, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of ATC Group Partners LLC and Subsidiaries:

Opinion on the Financial Statements

We have audited the consolidated balance sheet of ATC Group Partners LLC and its subsidiaries, (the “Company”) as of December 28, 2018, and the related consolidated statements of income, members’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 28, 2018, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana

July 16, 2019

We have served as the Company’s auditor since 2016. In 2019 we became the predecessor auditor.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Atlas Intermediate Holdings LLC and ATC Group Partners LLC:

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Atlas Intermediate Holdings LLC and ATC Group Partners LLC (collectively referred to as the “Company”) as of December 31, 2017 and 2016, the related combined statements of operations, members’ capital, and cash flows, for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana

July 16, 2019

(August 20, 2019 as to the 2017 and 2016 amounts of operating revenue and net income (loss) of the acquirees in Note 3 and segment information in Note 12)

We have served as the Company’s auditor since 2016. In 2019 we became the predecessor auditor.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
COMBINED BALANCE SHEETS
(In thousands)

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and equivalents	$6,509	$10,617
Accounts receivable, net	101,180	87,762
Unbilled receivables	37,692	37,756
Prepaid expenses	6,446	9,024
Other current assets	453	118

Total current assets	152,280	145,277

Property and equipment, net	12,260	11,009
Intangible assets, net	109,904	116,463
Goodwill	80,352	82,735
Other long-term assets	39	16

TOTAL ASSETS	$354,835	$355,500

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Trade accounts payable	$24,245	$20,220
Accrued liabilities	14,046	9,381
Current maturities of long-term debt	5,682	6,158
Other current liabilities	21,456	16,004

Total current liabilities	65,429	51,763

Long-term debt, net of current maturities and loan costs	112,362	122,952
Other long-term liabilities	5,250	8,111

Total liabilities	183,041	182,826

COMMITMENTS AND CONTINGENCIES (NOTE 7)

MEMBERS’ CAPITAL	171,794	172,674

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$354,835	$355,500

The accompanying notes are an integral part of these combined financial statements

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
COMBINED STATEMENTS OF OPERATIONS
(In thousands)

	Years ended December 31,
	2018	2017	2016
Revenues	$426,439	$278,141	$227,985

Cost of revenues	(249,504)	(163,787)	(145,199)
Operating expenses	(157,459)	(110,676)	(83,901)

Operating income (loss)	19,476	3,678	(1,115)

Interest expense	(6,787)	(2,230)	(1,089)
Other income	96	117	—

Income (loss) before income taxes	12,785	1,565	(2,204)
Income tax expense	347	—	—

Net income (loss) from continuing operations	12,438	1,565	(2,204)

Loss from discontinued operations	(393)	(2,568)	(1,346)

Net income (loss)	$12,045	$(1,003)	$(3,550)

The accompanying notes are an integral part of these combined financial statements.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
COMBINED STATEMENTS OF MEMBERS’ CAPITAL
(In thousands)

Balance, January 1, 2016	$53,219
Contributions	37,391
Distributions	(17,570)
Net loss	(3,550)

Balance, January 1, 2017	$69,490
Contributions	122,462
Distributions	(18,275)
Net loss	(1,003)

Balance, January 1, 2018	$172,674
Contributions	2,126
Distributions	(15,279)
Equity-based compensation	228
Net income	12,045

Balance, December 31, 2018	$171,794

The accompanying notes are an integral part of these combined financial statements.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
COMBINED STATEMENTS OF CASH FLOWS
(In thousands)

	Years ended December 31,
	2018	2017	2016
Cash flows from operating activities:
Net income (loss)	$12,045	$(1,003)	$(3,550)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	20,042	7,506	5,222
Non-cash stock compensation expense	228	—	—
Gain on sale of assets	(476)	(48)	—
Provision for bad debts	30	984	1,719
Changes in assets & liabilities:
(Increase) decrease in accounts receivables and accrued billings	(2,844)	4,636	(4,051)
(Increase) decrease in prepaid expenses	2,802	(631)	(1,911)
Decrease (increase) in other current assets	(101)	44	—
Increase (decrease) in trade accounts payable	464	(110)	3,004
Increase (decrease) in accrued liabilities	4,749	(3,487)	(825)
Increase in other long-term assets	(23)	(17)	—

Net cash provided by (used in) operating activities	36,916	7,874	(392)

Cash flows from investing activities:
Purchases of property and equipment	(5,626)	(3,733)	(1,263)
Proceeds from disposal of property and equipment	698	134	—
Acquisition of businesses, net of cash acquired	(9,221)	(164,972)	(45,414)

Net cash used in investing activities	(14,149)	(168,571)	(46,677)

Cash flows from financing activities:
Proceeds from long-term debt	101,954	239,202	111,114
Payment of loan acquisition costs	—	(1,157)	—
Repayment of long-term debt	(114,326)	(144,837)	(80,323)
Member distributions	(15,279)	(18,275)	(17,570)
Contributions from members	776	96,012	30,111
Net cash provided by (used in) financing activities	(26,875)	170,945	43,332

Net change in cash and cash equivalents	(4,108)	10,248	(3,737)

Cash and cash equivalents – beginning of year	10,617	369	4,106

Cash and cash equivalents – end of year	$6,509	$10,617	$369

The accompanying notes are an integral part of these combined financial statements.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
For the fiscal years ended December 31, 2018, 2017, and 2016

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION

Organization

The accompanying combined financial statements include the consolidated accounts of Atlas Intermediate Holdings LLC and subsidiaries (“Atlas”), a wholly-owned subsidiary of Atlas Technical Consultants Holdings LP, and ATC Group Partners LLC and subsidiaries (“ATC”), collectively the “Company”. Atlas and ATC have been presented on a combined historical cost basis as they are entities under common control. In January 2019, Atlas and ATC were merged through a series of transactions. The merger is considered a transfer of interest under common control and therefore the assets and liabilities of ATC were transferred into Atlas at their carrying value.

On October 17, 2017, a group led by Bernhard Capital Partners Management, LP (“Bernhard Capital”), a services-focused private equity management firm, formed Atlas Technical Consultants Intermediate Holdco, LLC, a subsidiary of Atlas, for the purpose of acquiring three infrastructure management companies: Moreland Altobelli Associates, PAVETEX Engineering and Engineering Testing Services. In April 2018, Atlas Technical Consultants Intermediate Holdco, LLC changed its name to Atlas Technical Consultants, LLC. Atlas’ ultimate parent, Atlas Technical Consultants Holdings LP (“Atlas Parent”), has three classes of unit holders. Class B units are held by Atlas Technical Consultants SPV, LLC (BCP Energy Services Fund I) and there were 79,272,147 units outstanding as of December 31, 2018 and 2017. Class C units are held by PTE Holdings, Inc., ETS-ESC Group and other individuals and there were 25,361,389 and 24,731,848 units outstanding as of December 31, 2018 and 2017, respectively. Class A units are reserved for members of management of the Company and represent an interest in 10% of a residual distribution after a participation threshold is reached relating to Class B and Class C distributions.

The Company has more than 3,200 professionals in 40 states and provides public and private sector clients with comprehensive support in managing large-scale infrastructure improvement programs including environmental and geotechnical engineering services, design, program development/management, environmental consulting services, industrial hygiene, construction materials testing, due diligence and environmental health and safety training, acquisition and project control services, as well as construction engineering & inspection and materials testing.

Through a series of transactions occurring in November 2015, ATC became owned 79.9% owned by Arrow Environmental Holdings LP (“AEHLP”) and 20.1% owned by Arrow ATC Holdings LLC (“AAH”). AEHLP and AAH are wholly-owned subsidiaries of the same parent company.

As of December 31, 2018 and 2017, there were 1,091,461 and 1,165,011 units outstanding of ATC Group Partners LLC, respectively.

Basis of Presentation

The accompanying combined financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying combined financial statements include the consolidated accounts of Atlas and ATC for all periods presented as Atlas and ATC were under common control. All intercompany balances and transactions among the combined entities have been eliminated.

Accounts Receivable and Accrued Billings

The Company records its trade accounts receivable and accrued billings at their face amounts less allowances. On a periodic basis, the Company monitors the trade accounts receivable and accrued billings from its customers for any collectability issues. The allowance for doubtful accounts is established based on reviews of individual customer

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
For the fiscal years ended December 31, 2018, 2017, and 2016

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

accounts, recent loss experience, current economic conditions, and other pertinent factors. As of December 31, 2018 and 2017, the allowance for trade accounts receivable was $2.8 million and $3.7 million, respectively, while the allowance for unbilled receivables was $1.6 million and $1.5 million, respectively. The allowances reflect the Company’s best estimate of collectability risks on outstanding receivables and unbilled services.

Property and Equipment

Purchases of new assets and costs of improvement to extend the useful life of existing assets are capitalized. Routine maintenance and repairs are charged to expenses as incurred. When an asset is sold or retired, the costs and related accumulated depreciation are eliminated from the accounts, and the resulting gains or losses on disposal are recognized in the accompanying combined statement of operations.

The Company depreciates its assets on a straight-line basis over the assets’ useful lives, which range from 3 to 10 years.

Impairment of Long-Lived Assets

The Company assesses long-lived assets for impairment when events or circumstances indicate that the carrying value of an asset may not be recoverable. The Company recognizes an impairment if the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. There were no impairment charges for the years ended December 31, 2018, 2017, and 2016.

Intangible Assets

Intangible assets consist of trademarks, non-compete agreements and customer relationships. Intangible assets with finite lives are presented, net of accumulated amortization, and are being amortized on a straight-line basis over the estimated useful life of the asset. These assets are reviewed for impairment annually, or when events or circumstances indicate their fair value may not be recoverable based on a comparison of fair value to carrying value. There were no impairment charges for the years ended December 31, 2018, 2017, and 2016.

Goodwill

Goodwill represents the excess of the cost of net assets acquired over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed in a business combination. In accordance with the provisions of ASC 350, Intangibles – Goodwill and Other, we evaluate goodwill annually for impairment on October 1, or whenever events or changes in circumstances indicate the asset may be impaired, using the quantitative method. An entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. These qualitative factors include: macroeconomic and industry conditions, cost factors, overall financial performance and other relevant entity-specific events. If we determine that this threshold is met, then performing the two-step quantitative impairment test is unnecessary. We may elect to bypass the qualitative assessment and proceed directly to the quantitative test for any reporting unit. The two-step impairment test requires a comparison of the carrying value of the assets and liabilities associated with a reporting unit, including goodwill, with the fair value of the reporting unit. We determine fair value through multiple valuation techniques, and weight the results accordingly. We make certain subjective and complex judgments in assessing whether an event of impairment of goodwill has occurred, including assumptions and estimates used to determine the fair value of our reporting units. If the carrying value of our reporting unit exceeds the fair value of our reporting unit, we would calculate the implied fair value as compared to the carrying value to determine the appropriate impairment charge, if any. There were no impairment charges for the years ended December 31, 2018, 2017, and 2016.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
For the fiscal years ended December 31, 2018, 2017, and 2016

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue Recognition

Revenues for services are derived from billings under contracts (which are typically of short duration) that provide for specific time, material and equipment charges, or lump sum payments and are reported net of any taxes collected from customers. The Company recognizes revenue as it is earned at estimated collectible amounts.

Revenue is recognized as services are performed and amounts are earned in accordance with the terms of a contract. The Company generally contracts for services to customers based on either a fixed fee or hourly rates. In such contracts, the Company’s efforts, measured by time incurred, typically are provided in less than a year and represent the contractual milestones or output measure, which is the contractual earnings pattern. For contracts with fixed fees, the Company recognizes revenues as amounts become billable in accordance with contract terms, provided the billable amounts are consistent with the services delivered and are earned. Expenses associated with performance of work may be reimbursed with a markup depending on contractual terms. Revenues include the markup, if any, earned on reimbursable expenses. Reimbursements include billings for travel and other out-of-pocket expenses and third-party costs, such as equipment rentals, materials, subcontractor costs and outside laboratories, which is included in cost of revenues in the accompanying combined statement of income. The following summarizes revenue net of reimbursable expenses (amounts in thousands):

2018	ATC	Atlas	Total
Gross revenues	$255,129	$171,310	$426,439
Reimbursable expenses	(80,670)	(43,675)	(124,345)
Revenue net of reimbursable expenses	$174,459	$127,635	$302,094

2017	ATC	Atlas	Total
Gross revenues	$252,608	$25,533	$278,141
Reimbursable expenses	(79,670)	(3,674)	(83,344)
Revenue net of reimbursable expenses	$172,938	$21,859	$194,797

2016	ATC	Atlas	Total
Gross revenues	$227,985	$—	$227,985
Reimbursable expenses	(54,190)	—	(54,190)
Revenue net of reimbursable expenses	$173,795	$—	$173,795

Revenues recognized in excess of billings are recorded as unbilled receivables. Billings in excess of revenues are recorded as deferred revenues and included in accrued liabilities or other current liabilities until revenue recognition criteria are met. Customer prepayments are deferred and recognized over future periods as services are delivered or performed.

Cash Flows

The Company has presented its cash flows using the indirect method and considers all highly liquid investments with a maturity of three months or less at acquisition to be cash equivalents. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance limit.

Comprehensive Income (Loss)

There are no other components of comprehensive income (loss) other than net income.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
For the fiscal years ended December 31, 2018, 2017, and 2016

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade accounts receivable. These risks primarily relate to the concentration of customers who are large, governmental customers and regional governmental customers. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral.

Fair Value of Financial Instruments

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements, establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

Level 1 — Inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that management has the ability to access.

Level 2 — Inputs utilize data points that are observable such as quoted prices, interest rates and yield curves.

Level 3 — Inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The Company has various financial instruments, including cash and cash equivalents, accounts receivable and payable, accrued liabilities, and long-term debt. The carrying value of the Company’s cash and cash equivalents, accounts receivable, and payable and accrued liabilities approximate their fair value due to their short-term nature. The Company believes that the aggregate fair values of its long-term debt approximates their carrying amounts as the interest rates on the debt are either reset on a frequent basis or reflect current market rates.

The Company applies the provisions of the FASB ASC 805, Business Combinations, in the accounting for its acquisitions, which requires recognition of the assets acquired and the liabilities assumed at their acquisition date fair values, separately from goodwill. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the tangible and identifiable intangible assets acquired and liabilities assumed. The allocation of the purchase price to identifiable intangible assets is based on valuations performed to determine the fair values of such assets as of the acquisition dates. Generally, the Company engages a third-party independent valuation specialist to assist in management’s determination of fair values of tangible and

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
For the fiscal years ended December 31, 2018, 2017, and 2016

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

intangible assets acquired and liabilities assumed. The fair values of earn-out arrangements are included as part of the purchase price of the acquired companies on their respective acquisition dates. The Company estimates the fair value of contingent earn-out payments as part of the initial purchase price and records the estimated fair value of contingent consideration as a liability on the consolidated balance sheet. Changes in the estimated fair value of contingent earnout payments are included in operating expenses in the accompanying combined statements of operations.

Several factors are considered when determining contingent consideration liabilities as part of the purchase price, including whether (i) the valuation of the acquisitions is not supported solely by the initial consideration paid, and the contingent earn-out formula is a critical and material component of the valuation approach to determining the purchase price; and (ii) the former owners of the acquired companies that remain as key employees receive compensation other than contingent earn-out payments at a reasonable level compared with the compensation of other key employees. The contingent earn-out payments are not affected by employment termination.

The Company reviews and re-assesses the estimated fair value of contingent consideration liabilities on a quarterly basis, and the updated fair value could differ materially from the initial estimates. The Company measures contingent consideration recognized in connection with business combinations at fair value on a recurring basis using significant unobservable inputs classified as Level 3 inputs. The Company uses a probability-weighted discounted cash flow approach as a valuation technique to determine the fair value of the contingent consideration liabilities on the acquisition date and at each reporting period. The significant unobservable inputs used in the fair value measurements are projections over the earn-out period, and the probability outcome percentages that are assigned to each scenario. Significant increases or decreases to either of these inputs in isolation could result in a significantly higher or lower liability with a higher liability capped by the contractual maximum of the contingent consideration liabilities. Ultimately, the liability will be equivalent to the amount paid, and the difference between the fair value estimate on the acquisition date and amount paid will be recorded in earnings.

The following table summarizes the changes in the fair value of estimated contingent consideration:

	December 31, 2018	December 31, 2017
Contingent consideration, beginning of the year	$5,000	$1,100
Additions for acquisitions	2,000	5,000
Increase (decrease) of liability related to re-measurement of fair value	—	(1,100)
Total contingent consideration, end of the period	7,000	5,000
Current portion of contingent consideration	(5,000)	(2,500)
Contingent consideration, less current portion	$2,000	$2,500

Equity-Based Compensation

The Company recognizes the cost of services received in an equity-based payment transaction with an employee as services are received and record either a corresponding increase in equity or a liability, depending on whether the instruments granted satisfy the equity or liability classification criteria.

The measurement objective for these equity awards is the estimated fair value at the grant date of the equity instruments that the Company is obligated to issue when employees have rendered the requisite service and satisfied any other conditions necessary to earn the right to benefit from the instruments. The compensation cost for an award classified as an equity instrument is recognized ratably over the requisite service period, including an estimate of forfeitures. The requisite service period is the period during which an employee is required to provide service in exchange for an award.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
For the fiscal years ended December 31, 2018, 2017, and 2016

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company is treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the partners and members. As such, no recognition of federal or state income taxes for the Company or its subsidiaries have been provided for in the accompanying combined financial statements except as disclosed below. The State of Texas imposes a margin tax, with an effective rate of 0.7%, based on the prior year’s Texas-sourced gross receipts. This tax is treated as an income tax and accrued in the accounting period in which the taxable gross receipts are recognized. The State of Texas margin tax was insignificant in 2018, 2017, and 2016. In addition, there are two C-Corp subsidiaries for which we account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

As of December 31, 2018 and 2017, deferred taxes consisted of approximately $2.0 million and $3.5 million, respectively of a deferred tax liability related to the prior year conversion by the C-Corp subsidiaries from the cash to accrual method for tax purposes. There are no net operating loss carryforwards.

Recent Accounting Pronouncements

In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (Topic 350) Simplifying the Test for Goodwill Impairment. This ASU eliminates Step 2 of the goodwill impairment test and simplifies how the amount of an impairment loss is determined. The update is effective for annual reporting periods beginning on or after December 15, 2021. The Company does not expect the impact of this ASU to be material to its combined financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which amends ASC 230 to add or clarify guidance on the classification of certain specific types of cash receipts in the statement of cash flows with the intent of reducing diversity in practice. Updates relate to the following types of cash receipts: Debt prepayments of extinguishment cost, settlement of zero-coupon debt, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, distributions received from equity method investees, and beneficial interests in securitization transactions. This new guidance is effective for the Company beginning January 1, 2019. The Company’s evaluation of ASU 2016-15 has not identified any effects that it expects will affect materially its results of operations, financial position, or cash flows. The adoption of the ASU is not expected to result in an adjustment to the statement of cash flows as of January 1, 2019.

In February 2016, FASB issued ASU 2016-02, Leases. ASU 2016-02 requires lessees to recognize, in the balance sheet, a liability to make lease payments and a right-of-use asset representing the right to use the underlying asset over the lease term. The amendments in this accounting standard update are to be applied using a modified retrospective approach and are effective for fiscal years beginning after December 15, 2019. The Company is currently evaluating the requirements of ASU 2016-02 and its impact on the combined financial statements.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
For the fiscal years ended December 31, 2018, 2017, and 2016

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which deferred the effective date of ASU 2014-09 by one year. That new standard is now effective for annual reporting periods beginning after December 15, 2018. The objective of this ASU is to establish the principles to report useful information to users of financial statements about the nature, amount, timing, and uncertainty of revenue from contracts with customers. The core principle is to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 must be adopted using either a full retrospective method or a modified retrospective method. The Company will adopt this standard in the fourth quarter of 2019. The Company is still evaluating the impact from the adoption of this standard but does not expect it to have a significant impact on the combined financial statements.

NOTE 3 — BUSINESS ACQUISITIONS

Atlas Acquisitions

In November 2018, Atlas acquired SCST, Inc. (“SCST”), a provider of environmental science, geotechnical, geophysics, special inspection & materials testing, facilities consulting, and telecom & utilities services. The aggregate purchase price consideration paid by Atlas in connection with the acquisition was $10.6 million in cash and $1.1 million in rollover equity from the owners of SCST, subject to customary closing working capital adjustments plus an earnout of up to $2.0 million upon the achievement of certain financial targets to be paid upon the first and second anniversaries of the closing.

In August 2018, Atlas acquired Piedmont Geotechnical Consultants (“Piedmont”), a geotechnical engineering, materials testing and environmental consulting firm servicing Georgia and the Southeast. The aggregate purchase price consideration paid by Atlas in connection with the acquisition was $4.0 million in cash and $0.3 million in rollover equity from the owners of Piedmont, subject to customary closing working capital adjustments.

On October 31, 2017, Atlas acquired all of the outstanding equity interests in the Engineering Testing Services (“ETS”) family of companies, a California based quality control testing and inspection firm including all aspects of environmental, geotechnical engineering, materials testing and special inspection services as well as construction management and engineering geology. The aggregate purchase price consideration paid by Atlas in connection with the acquisition was $30.8 million in cash plus $6.5 million in rollover equity from the owners of ETS, subject to customary closing working capital adjustments plus an earnout of up to $5.0 million upon the achievement of certain financial targets to be paid upon the first and second anniversaries of the closing of the transaction of up to $2.5 million each anniversary. The fair value of the earnout at acquisition date was determined to be $2.2 million. During 2018, the first anniversary resulted in the full $2.5 million first installment becoming due and was paid in January 2019. In addition, based on achieving the first target and determining the second installment would be paid, we recorded a fair value adjustment of $2.8 million to increase the liability to $5.0 million. The $2.8 million expense is recorded in operating expenses expense in the combined statement of operations.

On October 31, 2017, Atlas acquired all of the outstanding equity interests in Moreland Altobelli Associates (“Moreland”), a Georgia based full-service engineering and program management firm. The aggregate purchase price consideration paid by Atlas in connection with the acquisition was $76.9 million in cash, subject to customary closing working capital adjustments. During 2018, a closing working capital adjustment occurred whereby the Company received $3.9 million from the previous owners of Moreland.

On October 17, 2017, Atlas acquired all of the outstanding equity interests in PAVETEX Engineering (“PAVETEX”), a Texas based construction materials testing, construction engineering, pavement engineering, hot mix and concrete design firm. The aggregate purchase price consideration paid by Atlas in connection with the acquisition was $71.2 million in cash and rollover equity from the owners of PAVETEX, subject to customary closing working capital adjustments.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
For the fiscal years ended December 31, 2018, 2017, and 2016

NOTE 3 — BUSINESS ACQUISITIONS (cont.)

The results of operations for PAVETEX, Moreland and ETS have been included in the Company’s combined financial statements from the date of acquisition and consist of operating revenues of $165.2 million and 25.5 million for 2018 and 2017, respectively, and net income of $16.9 million for 2018 and a net loss of $2.8 million for 2017.

The following unaudited pro forma results of operations reflect our results as if the acquisitions of PAVETEX, Moreland, and ETS had occurred on January 1, 2016. In our opinion, all significant adjustments necessary to reflect the effects of the acquisitions have been made (in thousands, except per share data):

	2017	2016
Total revenues	$411,612	$376,529
Net income from continuing operations	22,984	30,933

Acquisition costs of approximately $0.4 million and $3.0 million have been expensed in 2018 and 2017, respectively, in the combined statement of operations as within operating expenses. The following table summarizes fair values of the assets acquired and liabilities assumed as of the acquisition dates for acquisitions closed during 2018 and 2017. The accounting for the 2017 acquisitions was finalized in 2018. The accounting for the 2018 acquisitions is preliminary as the third-party valuations are not yet finalized. These fair values were finalized during 2019 (amounts in thousands):

	Pavetex	Moreland	ETS	Piedmont	SCST	Total

Cash	$—	$1,007	$284	$—	$—	$1,291
Accounts receivable	9,448	14,200	24,188	1,707	8,833	58,376
Property and equipment	229	834	1,973	78	261	3,375
Prepaid expenses	—	858	1,153	21	203	2,235
Other assets	—	50	112	—	234	396
Intangible assets – customer relationships	41,000	45,300	2,800	—	—	89,100
Intangible assets – trademarks	1,700	2,500	4,700	2,126	4,350	15,376
Intangible assets – non-compete	350	150	100	—	—	600
Liabilities	(461)	(3,599)	(15,366)	(809)	(5,190)	(25,425)
Net assets acquired	$52,266	$61,300	$19,944	$3,123	$8,691	$145,324
Consideration paid (cash and rollover equity)	$71,245	$76,925	$37,270	$4,300	$11,758	201,498
Contingent earnout liability (cash)	—	—	2,277	—	2,000	4,277
Total consideration	71,245	76,925	39,547	4,300	13,758	205,775
Excess consideration over the preliminary amounts assigned to the net assets acquired (goodwill)	$18,979	$15,625	$19,603	$1,177	$5,067	$60,451

ATC Acquisitions

Acquisition of the Business of PEC — On September 21, 2017, ATC acquired substantially all of the net assets of Practical Environmental Consultants, Inc. (PEC). The purchase price was $3.2 million in cash, which was allocated to the assets acquired and liabilities assumed based on estimated fair values. Those fair values were developed by management.

Acquisition of the Business of ECS — On October 14, 2016, the Company acquired substantially all of the net assets of Environmental Compliance Services, Inc.

The total acquisition cost was $17.8 million, which has been allocated to the assets acquired and liabilities assumed based on estimated fair values. Those fair values were developed by management with the assistance of a third-party

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
For the fiscal years ended December 31, 2018, 2017, and 2016

NOTE 3 — BUSINESS ACQUISITIONS (cont.)

valuation firm. In 2017, the Company paid an additional $0.2 million to ECS and the purchase price allocation for this transaction was finalized. The Company adopted ASU 2015-16, Business Combinations: Simplifying the Accounting for Measurement-Period Adjustments, on January 1, 2017; as a result, and in connection with the completion of the purchase price allocation, the 2017 information was adjusted to the amounts reflected in the table below. The impact to depreciation expense related to property and equipment and amortization expense related to customer relationships for the year ended December 31, 2016 as a result of the final valuation was not material to the combined financial statements.

Acquisition costs approximated $0.1 million and are reflected in operating expenses within the accompanying combined statement of operations for the year ended December 31, 2016.

Acquisition of the Business of Sage/Dexter — In April 2016, the Company agreed to acquire certain net assets of a) Sage Environmental Consulting, L.P., Oris Solutions, LLC, Prompt Services, LLC, Prompt Services II, LLC, Sage Environmental Holdings, LLC and Sage Engineering, Inc. (collectively “Old Sage”) and b) Dexter Field Services, L.P. (“Old Dexter”) (collectively “Sage/Dexter”).

The total acquisition cost for the entire Sage/Dexter transaction was $35.7 million, consisting of cash of $27.3 million, stock consideration of AEHLP valued at $7.3 million, and Contingent Consideration comprised of the fair value of an Earn-out of $1.1 million.

As part of the purchase agreement between the Company and the previous owners of Old Sage and Old Dexter, the Company agreed to pay additional consideration (Contingent Consideration) in the form of an Earn-out based on target levels of profitability of the combined Sage/Dexter over the next four years. Profitability is defined as Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA).

In addition to the Contingent Consideration- Earn-out, there is a provision for Contingent Consideration — Stock Claw-back (“Stock Claw-back”). If Adjusted EBITDA (EBITDA adjusted for non-recurring charges) does not exceed $6.0 million for Earn-out Year 2016 (April 1, 2016 to March 31, 2017), Earn-out Fiscal Year 2017 or Earn-out Fiscal Year 2018, then the amount of AEHLP units issued to Old Dexter shall be automatically reduced by 25% of the total Units issued for each Earn-out Year for which such Adjusted EBITDA deficit occurred.

The fair value of the Contingent Consideration was estimated utilizing the income approach, specifically, a real option methodology was employed that took into account the potential cash payments discounted to arrive at a present value amount, based on the Company’s expectation as to future EBITDA in the three subsequent annual periods following the Closing Date. The discount rate was based on the market interest rate and the market’s view of the impact of the payment structure, leverage, and riskiness of the cash flows on the value of the Contingent Consideration. Increases or decreases in the fair values of the Contingent Consideration obligations may result from changes in discount periods and rates, changes in the timing and amount of earn-out criteria and changes in probability assumptions with respect to the likelihood of achieving the earn-out criteria. As of December 30, 2016, the estimated fair value of the Contingent Consideration — Earn-out amounted to $1.1 million, which was recorded in other long-term liabilities in the combined balance sheet. As of December 31, 2017, the Company remeasured the Contingent Consideration — Earn-out to its fair value of zero and recorded the corresponding $1.1 million reduction in the liability to operating expenses in the combined statement of operations for the year ended December 31, 2017. As of December 30, 2016, the fair value of the Stock Claw-back is $2.6 million and is reflected as a reduction of the Members’ Capital on the combined balance sheet. During 2018, the Contingent Consideration — Stock Claw back was settled with no impact to Members’ Capital.

Acquisition costs approximated $1.2 million and are reflected in operating expenses in the accompanying combined statement of operations for the year ended December 30, 2016. As of December 30, 2016, the purchase accounting valuations for the acquired net assets, including intangible assets, were not complete. In 2017, purchase price allocation for this transaction was finalized and there were no changes.

The results of operations for Sage/Dexter have been included in the Company’s combined financial statements from the date of acquisition and consist of operating revenues of $25.4 million, $29.8 million and $27.6 million for 2018, 2017 and 2016, respectively, and net loss of $4.8 million, $1.9 million and $4.6 million for 2018, 2017 and 2016, respectively.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
For the fiscal years ended December 31, 2018, 2017, and 2016

NOTE 3 — BUSINESS ACQUISITIONS (cont.)

The following table summarizes the values of the assets acquired and liabilities assumed at the date of the acquisition based on information that was available to the Company (amount in thousands):

	Sage	Dexter	ECS	PEC	Total
Current assets	$8,250	$2,199	$15,264	$1,641	$27,354
Property and equipment	1,596	1,533	1,898	1	5,028
Goodwill	8,130	5,758	3,000	1,719	18,607
Other assets	61	—	—	—	61
Intangible assets – customer relationships	10,750	1,170	3,188	—	15,108
Intangible assets – trademarks	1,670	450	—	—	2,120
Total assets acquired	30,457	11,110	23,350	3,361	68,278
Current liabilities assumed	3,959	1,250	5,340	161	10,710
Noncurrent liabilities assumed	412	276	—	—	688
Total liabilities assumed	4,371	1,526	5,340	161	11,398
Net assets acquired	$26,086	$9,584	$18,010	$3,200	$56,880

NOTE 4 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consist of the following (amounts in thousands):

	December 31, 2018	December 31, 2017	Average life
Furniture and fixtures	$6,743	$5,181	3-5 years
Equipment and vehicles	35,414	22,596	3-10 years
Computers	5,462	605	3 years
Leasehold improvements	4,407	3,400	3-5 years
Less: Accumulated depreciation	(39,766)	(20,773)
	$12,260	$11,009

Property and equipment under capital leases (amount in thousands):

	2018	2017
Computer equipment	$1,095	$496
Less accumulated depreciation	(167)	(248)
	$928	$248

Capital leases for computer equipment have an average lease term of five years with minimum lease payments as follows (amount in thousands):

2019	$249
2020	252
2021	252
2022	251
2023	168
$1,172

Depreciation expense was approximately $5.8 million, $3.7 million, and $4.2 million for the years ended December 31, 2018, 2017, and 2016, respectively.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
For the fiscal years ended December 31, 2018, 2017, and 2016

NOTE 5 — GOODWILL AND INTANGIBLES

The carrying amount, including changes therein, of goodwill was as follows (amounts in thousands):

Goodwill January 1, 2017	$19,781
Acquisitions	62,954
Goodwill December 31, 2017	82,735
Acquisitions	6,622
Measurement period adjustments	(9,005)
Goodwill December 31, 2018	$80,352

Atlas evaluated goodwill for impairment using the qualitative method and ATC evaluated goodwill for impairment using the quantitative method described in Note 2. There were no impairment charges for any of the years ended December 31, 2018, 2017, or 2016.

Intangible assets at December 31, 2018 and 2017 consist of the following (amounts in thousands):

	December 31, 2018			December 31, 2017			Remaining useful life (in years)
	Gross amount	Accumulated amortization	Net book value	Gross amount	Accumulated amortization	Net book value
Definite life intangible assets:
Customer relationships	$110,931	$(14,056)	$96,875	$104,220	$(3,302)	$100,918	10.3
Trademarks	17,092	(4,487)	12,605	16,520	(1,539)	14,981	8.3
Non-competes	647	(223)	424	600	(36)	564	4.0
Total intangibles	$128,670	$(18,766)	$109,904	$121,340	$(4,877)	$116,463

Amortization expense for each of the years ended December 31, 2018, 2017, and 2016 was $13.9 million, $3.8 million, and $1.1 million, respectively. Amortization of intangible assets for the next five years and thereafter is expected to be as follows (amounts in thousands):

2019	$15,048
2020	14,503
2021	11,948
2022	11,945
2023	11,570
Thereafter	44,890
$109,904

NOTE 6 — LONG-TERM DEBT

In October 2017, concurrent with the closing of the Moreland acquisition, Atlas obtained a bridge loan from Regions Bank in the amount of $42.0 million. In November 2017, concurrent with the closing of the ETS acquisition, Atlas entered into a credit agreement with a group led by Regions Bank providing a term loan of $95.0 million and a revolving credit facility of $30.0 million secured by the assets owned by Atlas (the “Atlas Loan Agreement”). Proceeds from the Atlas Loan Agreement were used to fund the acquisition of ETS, repayment of the bridge loan, and for a redemption of $15.2 million of initial equity contributions made by the initial members once overall leverage amounts were determined. The Atlas Loan Agreement provided for a scheduled maturity date in November 2022 and quarterly principal payments required beginning in December 2017, with interest compounded based on the variable rate in effect. At December 31, 2018 and 2017, Atlas had $14.5 and $1.0 million outstanding on the line of credit and $15.5 and $29.0 million was available for borrowings, respectively. At December 31, 2018, Atlas has a letter of credit outstanding related to insurance in the amount of approximately $840,000. The effective interest rate for the period was 5.6%.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
For the fiscal years ended December 31, 2018, 2017, and 2016

NOTE 6 — LONG-TERM DEBT (cont.)

ATC had a business loan agreement (the “ATC Loan Agreement”) which provided for a scheduled maturity date of January 29, 2020. The ATC Loan Agreement included a revolving credit facility of $45.0 million. Security for the loan is provided by a first-priority interest in substantially all of ATC’s assets and a promissory note. Borrowings under the Loan Agreement bear interest at the one-month London Interbank Offered Rate (“LIBOR”) plus a margin based on the total leverage ratio as defined in the ATC Loan Agreement. The interest rate on borrowings outstanding as of December 31, 2018 was 4.5%. The ATC Loan Agreement contained covenants with which ATC needed to comply, including a fixed charge coverage and reporting requirements.

Long-term debt consisted of the following (amounts in thousands):

	December 31, 2018	December 31, 2017
Variable rate note payable due in quarterly installments through November 16, 2022	$89,063	$95,000
Capital lease obligations	1,030	234
Other loans	385	263
Revolving credit facility	13,944	33,722
Line of credit	14,500	1,000
Subtotal	118,922	130,219
Less: Loan costs, net	(878)	(1,109)
Less current maturities of long-term debt	(5,682)	(6,158)
Long-term debt	$112,362	$122,952

Atlas and ATC were in compliance with all applicable loan covenants as of and for the year ending December 31, 2018 and December 31, 2017.

Aggregate long-term principal payments subsequent to December 31, 2018, are as follows (amounts in thousands):

Years ending December 31, 2018
2019	$5,682
2020	21,517
2021	8,071
2022	83,627
2023	25
$118,922

See footnote 13 for the subsequent event disclosure on refinancing of this debt in March 2019.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
For the fiscal years ended December 31, 2018, 2017, and 2016

NOTE 7 — COMMITMENTS AND CONTINGENCIES

The Company is subject to certain claims and lawsuits typically filed against engineering companies, alleging primarily professional errors or omissions. The Company carries professional liability insurance, subject to certain deductibles and policy limits, against such claims. While management does not believe that the resolution of these claims will have a material adverse effect, individually or in aggregate, on its financial position, results of operations or cash flows, management acknowledges the uncertainty surrounding the ultimate resolution of these matters.

The Company leases office space, laboratory facilities, and automobiles under operating lease agreements and has options to renew most leases. These leases expire at varying dates through 2023. The Company also rents equipment on a job-by-job basis.

Future minimum payments under non-cancelable operating leases as of December 31, 2018 are as follows (amounts in thousands):

Year ended:
2019	$8,012
2020	5,980
2021	4,475
2022	3,174
2023	2,614
Thereafter	600
Total minimum lease payments	$24,855

Rental expense associated with facility and equipment operating leases for the years ended December 31, 2018, 2017, and 2016 was $9.4 million, $7.4 million, and $7.4 million, respectively.

NOTE 8 — EQUITY BASED COMPENSATION

In December 2017, Atlas Parent granted service-based Class A units to certain members of Atlas management. As of December 31, 2017, 1,000 units were authorized and reserved for issuance with 504 granted in December 2017. The Class A units granted provide for service-based vesting annually over 4 years from the grant date. Compensation expense for the period ended December 31, 2017 was deemed insignificant. Compensation expense is expected to be approximately $200,000 annually related to the grant in December 2017. The grant date fair value was determined using a contingent claims analysis using the following assumptions:

Risk-free rate	2.16%
Expected volatility	25%
Time to exit	5 years

The following summarizes the activity of Class A unit awards during the period ended December 31, 2018:

	Number of unvested Class A units	Grant date fair value
Unvested Class A units as of December 31, 2017	504	$1,593
Granted	—	—
Vested	(126)	1,593
Forfeited	—	—
Unvested Class A units as of December 31, 2018	378	$1,593

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
For the fiscal years ended December 31, 2018, 2017, and 2016

NOTE 9 — RELATED-PARTY TRANSACTIONS

During the period ended December 31, 2017, the Company leased office space from former owners of acquired companies which became shareholders of the Company. The Company recognized lease expense under these leases of $96,230 in 2018, which is included in the combined statement of operations.

During the years ended December 31, 2018, 2017 and 2016, the Company performed certain environmental consulting work for an affiliate of one of its principal owners or members and collected fees related to these services in the amount of $117,000, $235,000 and $322,000, respectively.

NOTE 10 — EMPLOYEE BENEFIT PLANS

The Company maintains employee savings plans which allow for voluntary contributions into designated investment funds by eligible employees. The Company may, at the discretion of its Board of Managers, make additional contributions to these plans. Total contributions related to these plans made by the Company in 2018, 2017 and 2016 were $3.1 million, $2.5 million and $1.7 million, respectively.

NOTE 11 — DISCONTINUED OPERATIONS

In June 2017, ATC decided that it would wind down the operations of its Power and Industrial (P&I) operation by the end of 2017 due to the loss of one of P&I’s major customers. On December 27, 2017, ATC entered into an asset purchase agreement with a third-party, which was the final step in finalizing the terms of the shutdown of the P&I service line. ATC completed the sale during 2018 which resulted in an immaterial gain.

The P&I service line’s activity in the combined balance sheet and combined statement of cash flows were not material. The loss from discontinued operations presented in the combined statement of operations for the years ended December 31, 2018, 2017 and 2016 consisted of the following (amounts in thousands):

	Year ended December 31, 2018	Year ended December 31, 2017	Year ended December 31, 2016
Revenues	$23	$1,729	$665
Cost of revenues	167	2,387	868
Operating expenses	249	1,910	1,143
Loss from discontinued operations	$(393)	$(2,568)	$(1,346)

NOTE 12 — SEGMENT

The Company has one operating and reporting segment, Engineering, Testing, Inspection and Other Consultative Services. This financial information is reviewed regularly by our chief operating decision maker to assess performance and make decisions regarding the allocation of resources and is equivalent to our consolidated information. Our chief operating decision maker does not review below the consolidated level. Our chief operating decision maker is our Chief Executive Officer.

NOTE 13 — SUBSEQUENT EVENTS

The Company evaluated all events and transactions that occurred after December 31, 2018 through August 20, 2019, the date these financial statements were available to be issued.

In January 2019, Atlas and ATC were merged through a series of transactions. The merger is considered a transfer of interest under common control and therefore the assets and liabilities of ATC were transferred into Atlas at their carrying value.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
For the fiscal years ended December 31, 2018, 2017, and 2016

NOTE 13 — SUBSEQUENT EVENTS (cont.)

In March 2019, subsequent to the merger with ATC, the outstanding balances of the Atlas Loan Agreement and the ATC Loan Agreement were paid in full and the ATC Loan Agreement was terminated. The Atlas Loan Agreement was amended to provide for a term loan of $145,000 and a revolving credit facility of $50,000, of which $31,800 was funded at closing (collectively, the “Atlas Credit Facility”). Proceeds of the Atlas Credit Facility were used to repay existing debt of $123,900 and fund a shareholder distribution of $52,800 made in April 2019. The Atlas Credit Facility requires quarterly principal payments of $2,719 through March 31, 2023, and then $3,625 until the final maturity in March 2024, and bears interest at an annual rate of LIBOR plus a margin ranging from 275 to 425 basis points determined by the Company’s Consolidated Leverage Ratio, as defined.

NOTE 14 — SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information for each of the three years ended December 31, 2018 is as follows:

	Year ended December 31, 2018	Year ended December 31, 2017	Year ended December 31, 2016
Cash paid for interest	$6,401	$1,637	$1,152
Cash paid for taxes	2,226	—	—
Noncash investing and financing activities:
Property and equipment purchases included in accounts payable	189	151	413
Contingent earn out for acquisition of business	2,000	5,000	—
Class C shares issued for acquisition of business	1,350	26,450	—
Contribution of membership interest in connection with acquisition of a business	$—	$—	$7,280

*  *  *  *  *  *  *  *  *  *  *  *

Atlas Intermediate Holdings LLC and ATC Group Partners LLC

CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS (unaudited)
(amounts in thousands)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and equivalents	$10,141	$6,509
Accounts receivable, net	100,997	101,180
Unbilled receivables	37,376	37,692
Prepaid expenses	8,102	6,446
Other current assets	374	453
Total current assets	156,990	152,280

Property and equipment, net	13,503	12,260
Intangible assets, net	102,300	109,904
Goodwill	80,352	80,352
Other long-term assets	515	39
TOTAL ASSETS	$353,660	$354,835
LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Trade accounts payable	$24,062	$24,245
Accrued liabilities	11,381	14,046
Current maturities of long-term debt	11,190	5,682
Other current liabilities	13,828	21,456
Total current liabilities	60,461	65,429
Long-term debt, net of current maturities and loan costs	163,696	112,362
Other long-term liabilities	5,677	5,250
Total liabilities	229,834	183,041
COMMITMENTS AND CONTINGENCIES (NOTE 9)
MEMBERS’ CAPITAL	123,826	171,794
TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$353,660	$354,835

The accompanying notes are an integral part of these unaudited condensed consolidated and combined financial statements.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS (unaudited)
(amounts in thousands)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Revenues	$123,669	$105,593	$229,280	$204,417
Cost of revenues	(68,452)	(62,146)	(125,624)	(119,468)
Operating expenses	(47,236)	(35,012)	(92,105)	(72,108)
Operating income	7,981	8,435	11,551	12,841
Interest expense	(3,149)	(1,724)	(5,534)	(3,355)
Other expense	(486)	(4,661)	(782)	(5,755)
Income before income taxes	4,346	2,050	5,235	3,731
Income tax expense	(154)	(65)	(159)	(70)
Net income from continuing operations	4,192	1,985	5,076	3,661
Loss from discontinued operations	(64)	(319)	(213)	(643)
Net income	$4,128	$1,666	$4,863	$3,018

The accompanying notes are an integral part of these unaudited condensed consolidated and combined financial statements.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF MEMBERS’ CAPITAL (unaudited)
(amounts in thousands)

Balance, December 31, 2017	$172,674
Equity-based compensation	114
Net income	3,018
Balance, June 30, 2018	$175,806
Balance, December 31, 2018	$171,794
Distributions	(53,400)
Equity-based compensation	569
Net income	4,863
Balance, June 30, 2019	$123,826

The accompanying notes are an integral part of these unaudited condensed consolidated and combined financial statements.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (unaudited)
(amounts in thousands)

	Six months ended June 30,
	2019	2018
Cash flows from operating activities:
Net income	$4,863	$3,018
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,534	9,113
Equity-based compensation expense	569	114
Gain on sale of property and equipment	(82)	(17)
Write-off of deferred financing costs related to debt extinguishment	40	—
Amortization of deferred financing costs	121	116
Provision for bad debts	569	267
Changes in assets & liabilities:
(Increase) decrease in accounts receivable	(386)	5,303
Decrease (increase) in unbilled receivables	316	(792)
(Increase) decrease in prepaid expenses	(1,656)	244
Decrease (Increase) in other current assets	79	(520)
(Increase) decrease in trade accounts payable	(183)	658
(Decrease) increase in accrued liabilities	(2,665)	1,471
Decrease in other current and long-term liabilities	(4,701)	(2,769)
Increase in other long-term assets	(476)	(515)
Net cash provided by operating activities	6,942	15,691

Cash flows from investing activities:
Purchases of property and equipment	(4,339)	(2,501)
Proceeds from disposal of property and equipment	248	220
Net cash used in investing activities	(4,091)	(2,281)

Cash flows from financing activities:
Proceeds from long-term debt, net of loan acquisition costs	178,039	—
Repayments of long-term debt	(121,358)	(11,154)
Member distributions	(53,400)	—
Payment of contingent earn-out	(2,500)	—
Net cash provided by (used in) financing activities	781	(11,154)

Net change in cash and equivalents	3,632	2,256

Cash and equivalents - beginning of period	6,509	10,617
Cash and equivalents - end of period	$10,141	$12,873
Supplemental cash flow information:
Cash paid for interest	$2,053	$1,864

Cash paid for taxes	$195	$2,679

The accompanying notes are an integral part of these unaudited condensed consolidated and combined financial statements.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (unaudited)

As of June 30, 2019 and December 31, 2018, and for the three and six months ended June 30, 2019 and 2018
(amounts in thousands, except share amounts)

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION

Organization

The accompanying unaudited condensed consolidated and combined financial statements include the consolidated and combined accounts of Atlas Technical Consultants Holdings LP and subsidiaries (“Atlas”) and ATC Group Partners LLC and subsidiaries (“ATC”) collectively the “Company”. As of December 31, 2018, and for the three months and six months ended June 30, 2018, Atlas and ATC have been presented on a combined historical cost basis as they are entities under common control. In January 2019, Atlas and ATC were merged through a series of transactions. The merger is considered a transfer of interest under common control and therefore the assets and liabilities of ATC were transferred into Atlas at their carrying value. As of and for the three and six months ended June 30, 2019, Atlas and ATC have been presented on a consolidated basis. All intercompany balances and transactions among the consolidated and combined entities have been eliminated.

The Company has more than 140 offices in 40 states and more than 3,200 employees.

Atlas provides public and private sector clients with comprehensive support in managing large-scale infrastructure improvement programs including engineering, design, program development/management, acquisition and project control services, as well as construction engineering & inspection and materials testing. ATC is a national firm that provides technical and project management services. ATC provides environmental and geotechnical engineering services, environmental consulting services, industrial hygiene, construction materials testing, compliance services, analytical testing, due diligence and environmental health and safety training throughout the United States.

Basis of Presentation

The accompanying consolidated and combined financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Interim Financial Information

The accompanying unaudited condensed consolidated and combined financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and pursuant to the rules and regulations of the SEC pertaining to interim financial information. As permitted under those rules, certain footnotes or other financial information that are normally required by GAAP have been condensed or omitted. Therefore, these financial statements should be read in conjunction with the audited combined financial statements for the years ended December 31, 2018, 2017 and 2016, and notes thereto.

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Although these estimates are based on management’s best knowledge of current events and actions that we may undertake in the future, actual results may differ from our estimates. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments unless otherwise specified) necessary for a fair presentation of our financial condition and results of operations as of and for the periods presented. Revenue, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these financial statements may not be representative of the results that may be expected for the full year ending December 31, 2019.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (unaudited)

As of June 30, 2019 and December 31, 2018, and for the three and six months ended June 30, 2019 and 2018
(amounts in thousands, except share amounts)

NOTE 2 — ACCOUNTS RECEIVABLE AND UNBILLED RECEIVABLES

The Company records its trade accounts receivable and unbilled receivables at their face amounts less allowances. On a periodic basis, the Company monitors the trade accounts receivable and unbilled receivables from its customers for any collectability issues. The allowance for doubtful accounts is established based on reviews of individual customer accounts, recent loss experience, current economic conditions, and other pertinent factors. As of June 30, 2019 and December 31, 2018, the allowance for uncollectible trade accounts receivable was approximately $2,600 and $2,800, respectively, while the allowance for unbilled receivables was approximately $1,700 and $1,600, respectively. The allowances reflect the Company’s best estimate of collectability risks on outstanding receivables and unbilled services.

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade accounts receivable. These risks primarily relate to the concentration of our largest customers who are large, governmental customers and regional governmental customers. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral.

NOTE 3 — REVENUE RECOGNITION

Revenues for services are derived from billings under contracts (which are typically of short duration) that provide for specific time, material and equipment charges, or lump sum payments and are reported net of any taxes collected from customers. The Company recognizes revenue as it is earned at estimated collectible amounts.

Revenue is recognized as services are performed and amounts are earned in accordance with the terms of a contract. The Company generally contracts for services to customers based on either a fixed fee or hourly rates. In such contracts, the Company’s efforts, measured by time incurred, typically are provided in less than a year and represent the contractual milestones or output measure, which is the contractual earnings pattern. For contracts with fixed fees, the Company recognizes revenues as amounts become billable in accordance with contract terms, provided the billable amounts are consistent with the services delivered and are earned. Expenses associated with performance of work may be reimbursed with a markup depending on contractual terms. Revenues include the markup, if any, earned on reimbursable expenses. Reimbursements include billings for travel and other out-of-pocket expenses and third-party costs, such as equipment rentals, materials, subcontractor costs and outside laboratories, which is included in cost of revenues in the accompanying condensed consolidated and combined statements of operations. The following summarizes revenue net of reimbursable expenses for the three and six months ended June 30, 2019 and 2018:

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(Consolidated)	(Combined)	(Consolidated)	(Combined)
Gross revenues	$123,669	$105,593	$229,280	$204,417
Reimbursable expenses	25,754	27,869	45,571	48,104
Revenue net of reimbursable expenses	$97,915	$77,724	$183,709	$156,313

Revenues recognized in excess of billings are recorded as unbilled receivables. Billings in excess of revenues are recorded as deferred revenues and included in other current liabilities until revenue recognition criteria are met. Customer prepayments are deferred and recognized over future periods as services are delivered or performed.

NOTE 4 — FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements, establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

Atlas Intermediate Holdings LLC and ATC Group Partners LLC

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (unaudited)

As of June 30, 2019 and December 31, 2018, and for the three and six months ended June 30, 2019 and 2018
(amounts in thousands, except share amounts)

NOTE 4 — FAIR VALUE OF FINANCIAL INSTRUMENTS (cont.)

The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

Level 1 — Inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that management has the ability to access.

Level 2 — Inputs utilize data points that are observable such as quoted prices, interest rates and yield curves.

Level 3 — Inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The Company has various financial instruments, including cash and equivalents, accounts receivable and payable, accrued liabilities, and long-term debt. The carrying value of the Company’s cash and equivalents, accounts receivable, and payable and accrued liabilities approximate their fair value due to their short-term nature. The Company believes that the aggregate fair values of its long-term debt approximates its carrying amounts as the associated interest rates are either reset on a frequent basis or reflect current market rates.

NOTE 5 — RECENT ACCOUNTING PRONOUNCEMENTS

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which amends ASC 230 to add or clarify guidance on the classification of certain specific types of cash receipts in the statement of cash flows with the intent of reducing diversity in practice. Updates relate to the following types of cash receipts: Debt prepayments of extinguishment cost, settlement of zero-coupon debt, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, distributions received from equity method investees, and beneficial interests in securitization transactions. The Company adopted this ASU on January 1, 2019 and the adoption did not have a material effect on the Company’s results of operations, financial position, or cash flows.

In February 2016, FASB issued ASU 2016-02, Leases. ASU 2016-02 requires lessees to recognize, in the balance sheet, a liability to make lease payments and a right-of-use asset representing the right to use the underlying asset over the lease term. The amendments in this accounting standard update are to be applied using a modified retrospective approach and are effective for fiscal years beginning after December 15, 2019. The Company is currently evaluating the requirements of ASU 2016-02 and its potential impact on its financial statements.

In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which deferred the effective date of ASU 2014-09 by one year. The objective of this ASU is to establish the principles to report useful information to users of financial statements about the nature, amount, timing, and uncertainty of revenue from contracts with customers. The core principle is to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 must be adopted using either a full retrospective method or a modified retrospective method. For the Company, this new standard is now effective for annual reporting periods beginning after December 15, 2018 and the Company intends to adopt this standard in the fourth quarter of 2019. The Company is still evaluating the potential impact from the adoption of this standard but does not expect it to have a significant impact on its financial statements.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (unaudited)

As of June 30, 2019 and December 31, 2018, and for the three and six months ended June 30, 2019 and 2018
(amounts in thousands, except share amounts)

NOTE 6 — PROPERTY AND EQUIPMENT, NET

The Company depreciates its assets on a straight-line basis over the assets’ useful lives, which range from 3 to 10 years. Property and equipment consist of the following:

	June 30, 2019	December 31, 2018
Furniture and fixtures	$7,276	$6,743
Equipment and vehicles	37,731	35,414
Computers	6,446	5,462
Leasehold improvements	4,748	4,407
Less: Accumulated depreciation	(42,698)	(39,766)
	$13,503	$12,260

Property and equipment under capital leases:

	June 30, 2019	December 31, 2018
Computer equipment	$1,162	$1,095
Less: accumulated depreciation	(355)	(167)
	$807	$928

Capital leases for computer equipment have an average lease term of five years with minimum lease payments as follows:

Rest of 2019	$134
2020	268
2021	268
2022	267
2023	183
Thereafter	4
$1,124

Depreciation expense was approximately $1,500 and $2,900 for the three and six months ended June 30, 2019, respectively.

NOTE 7 — GOODWILL AND INTANGIBLES

The carrying amount, including changes therein, of goodwill was $80,352 at June 30, 2019 and December 31, 2018, and the Company did not recognize any impairments of goodwill in during the three and six months ended June 30, 2019 or June 30, 2018.

Intangible assets at June 30, 2019 and December 31, 2018 consisted of the following:

	June 30, 2019			December 31, 2018
	Gross amount	Accumulated amortization	Net book value	Gross amount	Accumulated amortization	Net book value	Remaining useful life (in years)
Definite life intangible assets:
Customer relationships	$110,931	$(19,091)	$91,840	$110,931	$(14,056)	$96,875	9.5
Tradenames	17,092	(6,961)	10,131	17,092	(4,487)	12,605	2.5
Non-competes	647	(318)	329	647	(223)	424	4.0
Total intangibles	$128,670	$(26,370)	$102,300	$128,670	$(18,766)	$109,904

Atlas Intermediate Holdings LLC and ATC Group Partners LLC

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (unaudited)

As of June 30, 2019 and December 31, 2018, and for the three and six months ended June 30, 2019 and 2018
(amounts in thousands, except share amounts)

NOTE 7 — GOODWILL AND INTANGIBLES (cont.)

Amortization expense for the six months ended June 30, 2019 and June 30, 2018 was approximately $7,600 and $6,700, respectively. Amortization of intangible assets for the next five years and thereafter is expected to be as follows:

Rest of 2019	$7,071
2020	14,503
2021	11,948
2022	11,945
2023	11,571
Thereafter	45,262
$102,300

NOTE 8 — LONG-TERM DEBT

In October 2017, concurrent with the closing of the acquisition of Moreland Altobelli Associates, Atlas obtained a bridge loan from Regions Bank in the amount of $42,000. In November 2017, concurrent with the closing of the acquisition of the Engineering Testing Services family of companies (“ETS”), Atlas entered into a credit agreement with a group led by Regions Bank providing a term loan of $95,000 and a revolving credit facility of $30,000 secured by the assets owned by Atlas (the “Atlas Loan Agreement”). Proceeds from the Atlas Loan Agreement were used to fund the acquisition of ETS, repayment of the bridge loan, and for a redemption of $15,200 of initial equity contributions made by the initial members once overall leverage amounts were determined. The Atlas Loan Agreement provided for a scheduled maturity date in November 2022 and quarterly principal payments beginning in December 2017, with interest compounded based on the variable rate in effect.

ATC had a business loan agreement (the “ATC Loan Agreement”) which provided for a scheduled maturity date of January 29, 2020. The ATC Loan Agreement included a revolving credit facility of $45,000. Security for the loan was provided by a first-priority interest in substantially all of ATC’s assets and a promissory note. Borrowings under the ATC Loan Agreement bore interest at the one-month London Interbank Offered Rate (“LIBOR”) plus a margin based on the total leverage ratio as defined in the ATC Loan Agreement.

In March 2019, subsequent to the merger with ATC, the outstanding balances of the Atlas Loan Agreement and the ATC Loan Agreement were paid in full and the ATC Loan Agreement was terminated. The Atlas Loan Agreement was amended to provide for a term loan of $145,000 and a revolving credit facility of $50,000, of which $31,800 was funded at closing (collectively, the “Atlas Credit Facility”). Proceeds of the Atlas Credit Facility were used to repay existing debt of $123,900 and fund a shareholder distribution of $52,800 made in April 2019. The Atlas Credit Facility requires quarterly principal payments of $2,719 through March 31, 2023, and then $3,625 until the final maturity in March 2024, and bears interest at an annual rate of LIBOR plus a margin ranging from 275 to 425 basis points determined by the Company’s Consolidated Leverage Ratio, as defined. For the interest payment made in June 2019, the applicable margin was 375 basis points and the total interest rate was 6.3125%.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (unaudited)

As of June 30, 2019 and December 31, 2018, and for the three and six months ended June 30, 2019 and 2018
(amounts in thousands, except share amounts)

NOTE 8 — LONG-TERM DEBT (Cont.)

Long-term debt consisted of the following at June 30, 2019 and December 31, 2018:

	June 30, 2019	December 31, 2018
Atlas credit facility - term loan	$142,281	$89,063
Capital lease obligations	359	1,030
Other loans	—	385
Atlas credit facility - revolving loan	34,300	13,944
Other line of credit	—	14,500
Subtotal	176,940	118,922

Less: Loan costs	(2,054)	(878)

Less: current maturities of long-term debt	(11,190)	(5,682)
Long-term debt	$163,696	$112,362

Atlas was in compliance with all applicable loan covenants as of June 30, 2019.

Aggregate long-term principal payments subsequent to June 30, 2019, are as follows:

Year ending:
Remainder of 2019	$5,438
2020	10,875
2021	10,875
2022	10,875
2023	13,594
Thereafter	125,283
$176,940

NOTE 9 — COMMITMENTS AND CONTINGENCIES

The Company is subject to certain claims and lawsuits typically filed against engineering companies, alleging primarily professional errors or omissions. The Company carries professional liability insurance, subject to certain deductibles and policy limits, against such claims. While management does not believe that the resolution of these claims will have a material adverse effect, individually or in aggregate, on its financial position, results of operations or cash flows, management acknowledges the uncertainty surrounding the ultimate resolution of these matters.

NOTE 10 — EQUITY BASED COMPENSATION

During the first six months of 2019, Atlas Parent granted service-based Class A units to certain members of Atlas management. As of January 1, 2019, 1,666 units were authorized and reserved for issuance with 974 of these units granted as of June 30, 2019. The Class A units granted provide for service-based vesting over a four-year period following the grant date, with one quarter of the number of shares vesting on each anniversary of the grant date. Compensation expense related to these grants for the six months ended June 30, 2019 was approximately $513. Compensation expense related to these grants is expected to be approximately $1,805 for 2019. The grant date fair value per unit was determined using a prescribed waterfall distribution of proceeds from an assumed sale of the Company pursuant to the terms of the currently contemplated transaction with Boxwood Merger Corp.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (unaudited)

As of June 30, 2019 and December 31, 2018, and for the three and six months ended June 30, 2019 and 2018
(amounts in thousands, except share amounts)

NOTE 10 — EQUITY BASED COMPENSATION (Cont.)

The following summarizes the activity of Class A unit awards during the six months ended June 30, 2019:

	Number of unvested Class A units	Grant date fair value
Unvested Class A units as of December 31, 2018	378	$1,593
Granted	974	10,524
Vested	—	—
Forfeited	—	—
Unvested Class A units as of June 30, 2019	1,352	$8,026

NOTE 11 — RELATED-PARTY TRANSACTIONS

During the three and six months ended June 30, 2019, the Company performed certain environmental consulting work for an affiliate of one of its principal owners or members and collected fees related to these services in the amounts of $66 and $121, respectively. The Company performed similar work during the three and six months ended June 30, 2018 and collected fees related to these services in the amounts of $146 and $204, respectively.

NOTE 12 — DISCONTINUED OPERATIONS

In June 2017, ATC decided that it would wind down the operations of its Power and Industrial (P&I) operation by the end of 2017 due to the loss of one of P&I’s major customers. On December 27, 2017, ATC entered into an asset purchase agreement with a third-party, which was the final step in finalizing the terms of the shutdown of the P&I service line. ATC completed the sale during 2018 which resulted in an immaterial gain. No other operations were discontinued from January 1, 2019 through June 30, 2019.

The P&I service line’s activity in the combined balance sheet and combined statement of cash flows were not material. The loss from discontinued operations presented in the combined statement of operations for the three and six months ended June 30, 2019 and 2018 consisted of the following:

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Revenues	$—	$307	$—	$484
Cost of revenues	(48)	(340)	(177)	(654)
Operating expenses	(16)	(286)	(36)	(493)
Operating loss	(64)	(319)	(213)	(663)
Gain on sale from discontinued operations	—	—	—	20
Loss from discontinued operations	$(64)	$(319)	$(213)	$(643)

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Owners
Engineering & Testing Services Corp. and Subsidiaries

We have audited the accompanying consolidated financial statements of Engineering & Testing Services Corp. and subsidiaries, which comprise the consolidated balance sheet as of October 31, 2017, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the period from January 1, 2017 to October 31, 2017, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Engineering & Testing Services Corp. and subsidiaries as of October 31, 2017, and the results of their operations and their cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Houston, Texas
July 16, 2019

ENGINEERING & TESTING SERVICES CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
AS OF OCTOBER 31, 2017
(In thousands, except share data)

ASSETS
Current assets:
Cash	$342
Accounts receivable, net of allowance for doubtful accounts of $358	17,758
Unbilled receivables	6,471
Prepaid expenses	972
Other current assets	112
Total current assets	25,655
Property and equipment, net	2,024
Goodwill	3,249
Other long-term assets	50
TOTAL ASSETS	$30,978

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$1,173
Accrued liabilities	6,339
Short-term borrowings	2,750
Deferred revenue	75
Total current liabilities	10,337
Long-term debt	762
Deferred income taxes	4,723
TOTAL LIABILITIES	15,822

COMMITMENTS AND CONTINGENCIES (NOTE 11)

EQUITY
Common stock, no par value; authorized 182,450 shares	—
Additional paid-in capital	628
Retained earnings	14,420
Non-controlling interests	108
TOTAL EQUITY	15,156
TOTAL LIABILITIES AND EQUITY	$30,978

The accompanying notes are an integral part of these financial statements.

ENGINEERING & TESTING SERVICES CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JANUARY 1, 2017 THROUGH OCTOBER 31, 2017
(In thousands)

REVENUES:
Revenues	$61,457
Cost of revenues	(44,134)
Selling, general and administrative expenses	(12,905)
Income from operations	4,418
Other income (expense):
Interest expense	(110)
Other expense	(12)
Total other expense	(122)
INCOME BEFORE INCOME TAXES	4,296
Income tax expense	(444)
NET INCOME BEFORE NONCONTROLLING INTEREST	3,852
Noncontrolling interest in net income of subsidiary	(17)
NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$3,869

The accompanying notes are an integral part of these financial statements.

ENGINEERING & TESTING SERVICES CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM JANUARY 1, 2017 TO OCTOBER 31, 2017
(In thousands, except share data)

	ENGINEERING & TESTING SERVICES CORP. AND SUBSIDIARIES
	Common Stock		Additional Paid-In Capital	Retained Earnings	Subscriptions Receivable	Non- controlling Interests	Total
	Shares	Amount
Balance, January 1, 2017	182,450	$—	$648	$11,775	$(187)	$125	$12,361
Net income	—	—	—	3,869	—	(17)	3,852
Distributions	—	—	—	(1,037)	—	—	(1,037)
Purchase of common stock	—	—	(20)	—	—	—	(20)
Balance, October 31, 2017	182,450	$—	$628	$14,607	$(187)	$108	$15,156

The accompanying notes are an integral part of these financial statements.

ENGINEERING & TESTING SERVICES CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 1, 2017 TO OCTOBER 31, 2017
(in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,852
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	782
Loss on disposal of property and equipment	11
Deferred income taxes	(390)
Changes in operating assets and liabilities:
Accounts receivable	(5,743)
Prepaid expenses	1,238
Related party receivable	112
Trade accounts payable	(48)
Accrued liabilities	2,896
Deferred revenue	(161)
Net cash provided by operating activities	2,549

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(782)
Net cash used in investing activities	(782)

CASH FLOWS FROM FINANCING ACTIVITES
Proceeds from short-term borrowings	14,890
Repayments of short-term borrowings	(15,258)
Capital distributions	(1,037)
Purchase of common stock	(20)
Net cash used in financing activities	(1,425)

NET CHANGE IN CASH	342
CASH AT BEGINNING OF PERIOD	—
CASH AT END OF PERIOD	$342

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$85
Income taxes paid	$29

The accompanying notes are an integral part of these financial statements.

ENGINEERING & TESTING SERVICES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share data)

NOTE 1 — BUSINESS AND BASIS OF PRESENTATION

Description of the business

The accompanying consolidated financial statements include the consolidated accounts of Engineering & Testing Services Corp. (“ETS”) and Subsidiaries (collectively the “Company”).

The Company provides materials testing, inspection services, engineering and geotechnical services through its operating subsidiaries throughout the Western United States. The Company has offices located in San Ramon, Oakland, Sacramento, Santa Rosa, Moreno Valley, Ontario, California, Salt Lake City, Utah, and Honolulu and Maui, Hawaii.

Basis of presentation

The accompanying financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The financial statements include the results of the Company, including all normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation.

The Company’s consolidated financial statements include the accounts of ETS and its wholly-owned subsidiaries, Consolidated Engineering Laboratories (CEL), Caitcon, United Testing Corporation (UTC), HES Testing Inc. (Heider), and CEL’s majority-owned subsidiary, Geosphere (GEO). It also includes CEL Consulting, Inc. which the Company has a majority ownership interest. All significant intercompany transactions and balances have been eliminated in consolidation.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash

Cash includes cash on deposit with financial institutions. The Company from time to time may be exposed to credit risk with its bank deposits in excess of the Federal Deposit Insurance Corporation insurance limits. The Company maintains its cash balances in accounts held by major banks and financial institutions located in the United States and considers such risk to be minimal.

Accounts Receivable, Net

Accounts receivable are customer obligations due under normal trade terms. Management performs continuing credit evaluations of customers’ financial condition and generally does not require collateral. Management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. The Company includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve, in its overall allowance for doubtful accounts. The general reserve is based upon historical collection experience and current economic and market conditions. Based on the information available, management believes that the Company has adequately provided an allowance for doubtful accounts as of October 31, 2017. However, actual write-offs might exceed the recorded allowance. As of October 31, 2017, total allowances recorded for trade accounts receivable were $358.

Unbilled receivables as of the reporting date are included within accounts receivable, net in the accompanying consolidated balance sheet.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using straight-line methods over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed using the straight-line method over the lesser of the remaining term of the lease or estimated useful lives of the improvements.

ENGINEERING & TESTING SERVICES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share data)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Long-Lived Assets

The Company assesses long-lived assets for impairment when events or circumstances indicate that the carrying value of an asset may not be recoverable. The Company recognizes an impairment if the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

Goodwill

Goodwill is not subject to amortization but is tested for impairment on an annual basis, or more frequently if impairment indicators arise. During October of each year, we test for impairment of goodwill. Determining the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. When performing a goodwill impairment test, we estimate fair value using the income approach. Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. The estimates and assumptions necessary in a discounted future cash flow model include revenue growth rates and operating margins used to calculate projected future cash flows, discount rates believed to be consistent with those used by principal market participants and future economic and market conditions. Our estimates are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and do not reflect unanticipated events and circumstances that may occur.

A lower fair value estimate in the future could result in goodwill impairments. Factors that could trigger a lower fair value estimate include sustained price declines of products and services, cost increases, regulatory or political environment changes, changes in customer demand, and other changes in market conditions, which may affect certain market participant assumptions used in the discounted future cash flow model. We have not recognized any goodwill impairments in 2017 as the fair value of our reporting units exceeded their carrying amounts. In addition, there were no negative conditions, or triggering events, that occurred in 2017 requiring us to perform additional impairment reviews.

Revenue Recognition

Revenues for services are derived from billings under contracts that provide for specific time, material and equipment charges, and are reported net of any taxes collected from customers.

The Company generally contracts for services to customers based on hourly rates. Revenue is recognized as services are performed and amounts are earned in accordance with the terms of a contract at estimated collectible amounts. Expenses associated with performance of work may be reimbursed with a markup depending on contractual terms and are included in revenues. Reimbursements include billings for travel and other out-of-pocket expenses and third-party costs, such as equipment rentals, materials, subcontractor costs and outside laboratories, which are included in cost of revenues in the accompanying combined statement of income.

Unbilled revenue results when the appropriate contract revenues have been recognized when services are performed but the revenue recorded has not been billed due to the billing terms defined in the contract or due to timing.

Comprehensive Income (Loss)

There are no other components of comprehensive income (loss) other than net income.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

ENGINEERING & TESTING SERVICES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share data)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

In the normal course of business and consistent with industry practices, the Company grants credit to its clients without requiring collateral. Concentration of credit risk is the risk that, if the Company extends a significant portion of its credit to a client in a specific geographical area or industry, the Company may experience disproportionately high levels of default, if those clients are adversely affected by factors particular to their geographic area or industry. In order to mitigate credit risk, the Company continually evaluates the credit worthiness of its clients.

Fair Value of Financial Instruments

The Company has various financial instruments, including cash, accounts receivable and payable, and accrued liabilities. The carrying value of the Company’s cash, accounts receivable, and payable and accrued liabilities approximate their fair value due to their short-term nature.

Income Taxes

The Company is treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the partners and members. As such, no recognition of federal or state income taxes for the Company or its subsidiaries have been provided for in the accompanying combined financial statements except as disclosed below. Generally, the same rules apply for state purposes except that California imposes a tax on S Corporations equal to 1.5% of California taxable income. In addition, there are two C-Corp subsidiaries for which we account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

As of October 31, 2017, deferred taxes consisted of approximately $4,700 of a deferred tax liability related to the prior year conversion by the C-Corp subsidiaries from the cash to accrual method for tax purposes. There are no net operating loss carryforwards.

NOTE 3 — RECEIVABLES/BILLED AND UNBILLED RECEIVABLES

Billed accounts receivable represent amounts billed to clients that have yet to be collected. Unbilled accounts receivable represents the contract revenue recognized but not yet billed pursuant to contract terms or accounts billed after the period end. Substantially all unbilled receivables as of October 31, 2017 are expected to be billed and collected within twelve months.

No single customer accounted for more than 10% of the Company’s outstanding receivables at October 31, 2017.

ENGINEERING & TESTING SERVICES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share data)

NOTE 4 — PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following as of October 31, 2017:

As of October 31, 2017
Office furniture and equipment	$6,748
Computers	2,000
Vehicles	2,356
Software	1,666
Leasehold improvements	428
13,199
Less accumulated depreciation and amortization	(11,175)
$2,024

Depreciation expense was approximately $782 for the period ended October 31, 2017.

NOTE 5 — GOODWILL

The carrying amount of goodwill was $3,249 as of October 31, 2017 and January 1, 2017, respectively. The Company did not recognize any impairment for the period ended October 31, 2017, as the fair value of the Company exceeded its carrying amount.

NOTE 6 — ACCRUED LIABILITIES

Accrued liabilities consist of the following:

As of October 31, 2017
Accrued general and administrative expense	$426
Accrued production and other taxes	920
Accrued payroll, bonus, and other benefits	4,424
Accrued other	569
Total accrued liabilities	$6,339

NOTE 7 — SHORT-TERM BORROWINGS AND LONG-TERM DEBT

The Company has a revolving bank line of credit agreement (the “Bank Agreement”) that provides for maximum borrowings of $5,500. Borrowings, at the Company’s option, bear interest at a rate based on either prime reference rate (1.40%) or the London Interbank Offered Rate (LIBOR) plus 2.65%. Outstanding borrowings under the Bank Areement are secured by substantially all the assets of the Company. The Bank Agreement requires the Company to maintain various financial covenants pertaining to net worth, working capital, debt to equity, cash flow, and profitability, as well as certain nonfinancial affirmative and negative covenants. As of October 31, 2017, $2,750 was outstanding under the Bank Agreement, and the Company was in compliance with all applicable covenants.

Long-term debt consists of a $762 note payable to Heider Engineering Services, Inc., with monthly interest-only payments of $2 through the maturity date of July 1, 2020, when any unpaid principal balance is due.

NOTE 8 — RELATED PARTY TRANSACTIONS

The Company leases office space in Boise and Idaho Falls, Idaho, Ontario, Oregon, Salt Lake City, Utah, and San Ramon California from a shareholder and from an entity owned by two shareholders. The monthly rents amount to $30. Rent expense related to these rentals for the year ended October 31, 2017 was $300.

ENGINEERING & TESTING SERVICES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share data)

NOTE 8 — RELATED PARTY TRANSACTIONS (cont.)

In June 2016, the Company loaned $86 to an entity owned by two shareholders. The loan is due in monthly payments of $5 with interest at 4.25%. Interest income includes approximately $1 related to this loan. This loan was repaid with interest of approximately $1 in August, 2017.

NOTE 9 — EMPLOYEE BENEFIT PLANS

Defined Contribution Plans

The Company has a profit sharing and 401(k) Plan covering substantially all of its employees who are not covered under collective bargaining agreements and meet certain eligibility requirements. Contributions to the profit sharing portion of the Plan are at the discretion of the Board of Directors. The profit sharing contribution expense for the period from January 1, 2017 through October 31, 2017 was $216.

The 401(k) Plan allows eligible employees to make voluntary contributions up to the limits established by Federal law, subject to certain limitations of the Plan. During the period January 1, 2017 through October 31, 2017 the Company operated a Safe Harbor plan which required the Company to match contributions up to certain limits. In addition, the Company may make discretionary matching contributions. The total amount of employer contributions for the period from January 1, 2017 through October 31, 2017 was $309.

Multiemployer Plan

The Company also contributes to a multiemployer pension trust fund for its union employees. The plan provides pension and death benefits to eligible participants covered by the collective bargaining agreements between Local Union No. 3 of the International Union of Operating Engineers. The Trust is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Due to the inherent nature of multiemployer plans, there are risks associated with participation in these plans that differ from single-employer plans. Assets received by the plans are not segregated by employer, and contributions made by one employer can be and are used to provide benefits to current and former employees of other employers. If a participating employer to a multiemployer plan no longer contributes to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers. If a participating employer in a multiemployer pension plan completely withdraws from the plan, it owes to the plan its proportionate share of the plan’s unfunded vested benefits, referred to as a withdrawal liability.

The Company has made and will make payments to the Operating Engineers’ Pension Trust Fund (the multiemployer plan), for hours worked by employees covered by the collective bargaining agreement during the period from July 1, 2015 through June 30, 2018.

The original Agreement and Declaration of Trust was made as of December 31, 1959. The plan’s Employer Identification and Plan Numbers are 94-6090764 and 001, respectively.

The Company’s contributions to the multiemployer plan, as determined under the terms of the union employees’ contract, amounted to $2,427 for the period from January 1, 2017 through October 31, 2017. By review of Form 5500, the amount contributed by the Company does not exceed 5% of the total plan contributions.

NOTE 10 — COMMITMENTS AND CONTINGENCIES

The Company is subject to certain claims and lawsuits typically filed against engineering companies, alleging primarily professional errors or omissions. The Company carries professional liability insurance, subject to certain deductibles and policy limits, against such claims. While management does not believe that the resolution of these claims will have a material adverse effect, individually or in aggregate, on its financial position, results of operations or cash flows, management acknowledges the uncertainty surrounding the ultimate resolution of these matters.

ENGINEERING & TESTING SERVICES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share data)

NOTE 10 — COMMITMENTS AND CONTINGENCIES (cont.)

Approximately 53% of the Company’s workforce belongs to a union. The Company believes it has good relations with the unions representing its employees and that there are no ongoing outstanding issues or disputes.

Leases

Future minimum payments under non-cancelable operating leases as of October 31, 2017 are as follows:

As of October 31, 2017
Remaining 2017	$154
2018	929
2019	630
2020	277
2021	213
2022	180
Total	$2,384

The Company leases office space, laboratory facilities, and automobiles under operating lease agreements and has options to renew most leases. These leases expire at varying dates through December 2022. The Company also rents equipment on a job-by-job basis, which are generally short-term in nature.

Rental expense under non-cancelable operating leases for the period from January 1, 2017 through October 31, 2017 was $828.

NOTE 11 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date its financial statements were available to be issued, July 16, 2019.

On November 8, 2017, Atlas Technical Consultants Intermediate Holdco, LLC acquired all of the outstanding equity interests in ETS for a total purchase price of $43,000.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Owners
Moreland Altobelli Associates, LLC

We have audited the accompanying financial statements of Moreland Altobelli Associates, LLC, which comprise the balance sheet as of October 31, 2017, and the related statements of operations, members’ equity, and cash flows for the period from January 1, 2017 through October 31, 2017, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Moreland Altobelli Associates, LLC as of October 31, 2017, and the results of its operations and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Houston, Texas
June 26, 2019

MORELAND ALTOBELLI ASSOCIATES, LLC
CONSOLIDATED BALANCE SHEET
AS OF OCTOBER 31, 2017
(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$1,030
Accounts receivable	11,777
Unbilled receivables	1,773
Prepaid expenses	858
Total current assets	15,438
Property and equipment, net	834
Other long-term assets	2,179
TOTAL ASSETS	$18,451

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$1,461
Accrued liabilities	1,726
Total current liabilities	3,187
TOTAL LIABILITIES	3,187

EQUITY
Members’ equity	15,264
TOTAL LIABILITIES AND EQUITY	$18,451

The accompanying notes are an integral part of these financial statements.

MORELAND ALTOBELLI ASSOCIATES, LLC
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JANUARY 1, 2017 TO OCTOBER 31, 2017
(In thousands)

REVENUES:
Revenues	$47,274
Cost of revenues	(20,374)
Selling, general and administrative expenses	(8,717)
Income from operations	18,183
Other income (expense):
Gain on asset sale	4
Interest income	36
Other expense	(205)
Total other expense	(165)
NET INCOME	$18,018

The accompanying notes are an integral part of these financial statements.

MORELAND ALTOBELLI ASSOCIATES, LLC
CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY
FOR THE PERIOD FROM JANUARY 1, 2017 TO OCTOBER 31, 2017
(In thousands)

Total Members’ Equity
Balance, January 1, 2017	$29,295
Net income	18,018
Member distributions	(32,049)
Balance, October 31, 2017	$15,264

The accompanying notes are an integral part of these financial statements.

MORELAND ALTOBELLI ASSOCIATES, LLC
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 1, 2017 TO OCTOBER 31, 2017
(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$18,018
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	226
Gain on sale of property and equipment	(4)
Changes in Operating Assets and Liabilities:
Accounts receivable	278
Prepaid expenses and other current and long-term assets	(469)
Trade accounts payable and accrued liabilities	745
Net cash provided by operating activities	18,794

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(145)
Proceeds from sale of property and equipment	12
Proceeds from short-term investment	415
Net cash provided by investing activities	282

CASH FLOWS FROM FINANCING ACTIVITES
Member distributions	(31,444)
Net cash used in financing activities	(31,444)

NET CHANGE IN CASH	(12,368)
CASH AT BEGINNING OF PERIOD	13,398
CASH AT END OF PERIOD	$1,030

Supplemental Disclosure of Non-Cash Activities:
Distribution of short-term investment to members	$605

The accompanying notes are an integral part of these financial statements.

MORELAND ALTOBELLI ASSOCIATES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)

NOTE 1 — BUSINESS AND BASIS OF PRESENTATION

Description of the business

The accompanying financial statements include the accounts of Moreland Altobelli Associates, LLC (“Moreland” or the “Company”).

Moreland is a full-service engineering and program management firm headquartered in Duluth, Georgia. Established in 1987, Moreland provides technical and management services to local and state governments in the Southeast region of the United States in roadway design, structural engineering, community planning, landscape architecture, construction inspection, appraisal, land acquisition, surveying, geotechnical investigation, and environmental review.

Basis of presentation

The accompanying audited financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The financial statements include the results of the Company, including all normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents

Cash and cash equivalents include cash on deposit with financial institutions and investments in high quality overnight money market funds, all of which have maturities of three months or less when purchased. The Company from time to time may be exposed to credit risk with its bank deposits in excess of the Federal Deposit Insurance Corporation insurance limits and with uninsured money market investments. The Company maintains its cash and cash equivalents balances in accounts held by major banks and financial institutions located in the United States and considers such risk to be minimal.

Accounts Receivable, Net

Accounts receivable are customer obligations due under normal trade terms. Management performs continuing credit evaluations of customers’ financial condition and generally does not require collateral. Management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. The Company includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve, in its overall allowance for doubtful accounts. The general reserve is based upon historical collection experience and current economic and market conditions. Based on the information available, the management believes that the Company has adequately provided an allowance for doubtful accounts as of October 31, 2017. However, actual write-offs might exceed the recorded allowance.

Property and Equipment and Depreciation

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets.

Long-Lived Assets

The Company assesses long-lived assets for impairment when events or circumstances indicate that the carrying value of an asset may not be recoverable. The Company recognizes an impairment if the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

MORELAND ALTOBELLI ASSOCIATES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue Recognition

Revenues for services are derived from billings under contracts that provide for specific time, material and equipment charges, and are reported net of any taxes collected from customers.

The Company generally contracts for services to customers based on hourly rates. Revenue is recognized as services are performed and amounts are earned in accordance with the terms of a contract at estimated collectible amounts. Expenses associated with performance of work may be reimbursed with a markup depending on contractual terms and are included in revenues. Reimbursements include billings for travel and other out-of-pocket expenses and third-party costs, such as equipment rentals, materials, subcontractor costs and outside laboratories, which are included in cost of revenues in the accompanying combined statement of income.

Unbilled revenue and associated unbilled receivables results when the appropriate contract revenues have been recognized when services are performed but the revenue recorded has not been billed due to the billing terms defined in the contract or due to timing.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Concentration of Credit Risk

In the normal course of business and consistent with industry practices, the Company grants credit to its clients without requiring collateral. Concentration of credit risk is the risk that, if the Company extends a significant portion of its credit to a client in a specific geographical area or industry, the Company may experience disproportionately high levels of default, if those clients are adversely affected by factors particular to their geographic area or industry. In order to mitigate credit risk, the Company continually evaluates the credit worthiness of its clients.

As of October 31, 2017, the Company had two customers that individually represented 41% and 13% of total accounts receivable. No other customer individually represented more than 10% of accounts receivable. For the period from January 1, 2017 to October 31, 2017, three customers represented approximately 53%, 22%, 11% of revenue, respectively. No other customer individually represented more than 10% of revenues for the period.

The Company conducts business with governmental entities in the ordinary course of its business. As of October 31, 2017, the total amount of billed and unbilled accounts receivable related to government contracts was $6,700 and $800, respectively.

Income Taxes

The Company is treated as a partnership for federal and state income tax purposes. Consequently, for the full ten month period ended October 31, 2017, the Company did not incur federal or state income taxes, but rather the Company’s earnings and losses were included in the income tax returns of its members. Therefore, no provision or liability for federal or state income taxes has been included in these financial statements.

The Financial Accounting Standards Board has issued guidance on accounting for uncertainty in income taxes. Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance.

MORELAND ALTOBELLI ASSOCIATES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

The Company considers cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities to meet the definition of financial instruments. As of October 31, 2017, the carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate their fair value due to the relatively short period of time between their origination and their expected realization or payment.

NOTE 3 — PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following as of October 31, 2017:

As of October 31, 2017
Office furniture and equipment	$215
Vehicles	1,815
2,030
Less accumulated depreciation and amortization	(1,196)
$834

Depreciation expense was approximately $226 for the ten month period ended October 31, 2017.

NOTE 4 — EMPLOYEE BENEFIT PLANS

Defined Contribution Plans

The Company has a 401(k) Plan covering substantially all of its employees who are not covered under collective bargaining agreements and meet certain eligibility requirements. Contributions to the profit sharing portion of the Plan are at the discretion of the Board of Directors. The company did not have any profit sharing expense during the period ended October 17, 2017.

The 401(k) Plan also allows eligible employees to make voluntary contributions up to the limits established by Federal law, subject to certain limitations of the Plan. In 2017, the Company’s 401(k) plan required the Company to match contributions up to certain limits. The total employer contribution for the period ended October 31, 2017 was $300.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

The Company is subject to certain claims and lawsuits typically filed against engineering companies, alleging primarily professional errors or omissions. The Company carries professional liability insurance, subject to certain deductibles and policy limits, against such claims. While management does not believe that the resolution of these claims will have a material adverse effect, individually or in aggregate, on its financial position, results of

MORELAND ALTOBELLI ASSOCIATES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)

NOTE 5 — COMMITMENTS AND CONTINGENCIES (cont.)

operations or cash flows, management acknowledges the uncertainty surrounding the ultimate resolution of these matters.

Leases

Minimum future rental payments under non-cancellable operating leases having remaining terms in excess of one year as of October 31, 2017 are as follows:

As of October 31, 2017
Remaining 2017	$83
2018	442
2019	363
2020	325
2021	334
2022	285
Total	$1,749

The Company leases office space under operating lease agreements and has options to renew most leases. These leases expire at varying dates through 2022.

The Company also rents equipment under a capital lease arrangement, which is reflected within Property and Equipment in the accompanying balance sheet. This lease bears monthly rent of $4 and expires in December 2017.

Office and equipment rental expense for the period ended October 31, 2017 was $336 and $49 respectively.

NOTE 6 — RELATED PARTY TRANSACTIONS

The Company is the beneficiary of a life insurance policy for one of its members. As of October 31, 2017, $2,200 is reflected within other long-term assets in the accompanying balance sheet and represents the cash surrender value of this policy.

NOTE 7 — TREASURY STOCK

The Company accounts for repurchased common units using the cost method.

NOTE 8 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date its financial statements were available to be issued, June 26 , 2019.

On October 31, 2017, Atlas Technical Consultants Intermediate Holdco, LLC (“Atlas”) acquired all of the outstanding equity interests in Moreland for a total purchase price of approximately $65,000.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Owners
Pavetex Engineering LLC

We have audited the accompanying financial statements of Pavetex Engineering LLC, which comprise the balance sheet as of October 17, 2017, and the related statements of operations, members’ equity, and cash flows for the period from January 1, 2017 through October 17, 2017, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pavetex Engineering LLC as of October 17, 2017, and the results of its operations and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Houston, Texas
June 26, 2019

PAVETEX ENGINEERING LLC
CONSOLIDATED BALANCE SHEET
AS OF OCTOBER 17, 2017
(In thousands)

ASSETS
Current assets:
Cash	$613
Accounts receivable, net of allowance for doubtful accounts of $81	6,802
Unbilled receivables	931
Other current assets	8
Total current assets	8,354
Property and equipment, net	1,911
TOTAL ASSETS	$10,265

LIABILITIES & EQUITY
Current liabilities:
Trade accounts payable	$168
Accrued liabilities	1,336
TOTAL LIABILITIES	1,504
Long-term liabilities:
Capital lease obligation	871

MEMBERS’ EQUITY	7,890
TOTAL LIABILITIES AND EQUITY	$10,265

The accompanying notes are an integral part of these financial statements.

PAVETEX ENGINEERING LLC
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JANUARY 1, 2017 TO OCTOBER 17, 2017
(In thousands)

REVENUES:
Revenues	$24,740
Cost of revenues	(10,265)
Selling, general and administrative expenses	(11,585)
Income from operations	2,890
Other income:
Interest income	5
Other income	64
Total other income	69
NET INCOME	$2,959

The accompanying notes are an integral part of these financial statements.

PAVETEX ENGINEERING LLC
CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY
FOR THE PERIOD FROM JANUARY 1, 2017 TO OCTOBER 17, 2017
(In thousands)

Total Members’ Equity
Balance, January 1, 2017	$3,975
Net income	2,959
Distributions	(6,465)
Unit-based compensation	7,421
Balance, October 31, 2017	$7,890

The accompanying notes are an integral part of these financial statements.

PAVETEX ENGINEERING LLC
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 1, 2017 TO OCTOBER 17, 2017
(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,959
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	232
Bad debt expense	83
Non-cash stock compensation	7,421
Changes in operating assets and liabilities
Accounts receivable	(2,076)
Other current assets	(8)
Trade accounts payable	(2,075)
Accrued liabilities	782
Net cash provided by operating activities	7,318

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(197)
Net cash used in investing activities	(197)

CASH FLOWS FROM FINANCING ACTIVITES
Distributions paid	(6,465)
Payment of note payable from unit holder	(1,000)
Net cash used in financing activities	(7,465)

NET CHANGE IN CASH	(344)
CASH AT BEGINNING OF PERIOD	957
CASH AT END OF PERIOD	$613

Supplemental Disclosure of Non-Cash Activities:
Purchases of property and equipment financed by capital lease obligation	$1,112

The accompanying notes are an integral part of these financial statements.

PAVETEX ENGINEERING LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except unit data)

NOTE 1 — BUSINESS AND BASIS OF PRESENTATION

Description of the business

The accompanying financial statements include the accounts of PAVETEX Engineering LLC (“PAVETEX” or the “Company”). PAVETEX was founded in 2000 and is a Texas-based construction materials testing, construction and pavement engineering, hot mix and concrete design firm. The Company has offices located in Lubbock, Forth Worth, Dallas, El Paso, Georgetown, Van Horn, Austin, San Antonio, Houston, and Corpus Christi.

Basis of presentation

The accompanying audited financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The financial statements include the results of the Company, including all normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash

Cash include cash on deposit with financial institutions. The Company from time to time may be exposed to credit risk with its bank deposits in excess of the Federal Deposit Insurance Corporation insurance limits. The Company maintains its cash balances in accounts held by major banks and financial institutions located in the United States and considers such risk to be minimal.

Accounts Receivable, net

Accounts receivable are customer obligations due under normal trade terms. Management performs continuing credit evaluations of customers’ financial condition and generally does not require collateral. Management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. The Company includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve, in its overall allowance for doubtful accounts. The general reserve is based upon historical collection experience and current economic and market conditions. Based on the information available, the management believes that the Company has adequately provided an allowance for doubtful accounts as of October 17, 2017. However, actual write-offs might exceed the recorded allowance.

Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using accelerated and straight-line methods over the estimated useful lives of the related assets ranging from 5 to 7 years. Amortization of leasehold improvements is computed using the straight-line method over the lesser of the remaining term of the lease or estimated useful lives of the improvements.

Long-Lived Assets

The Company assesses long-lived assets for impairment when events or circumstances indicate that the carrying value of an asset may not be recoverable. The Company recognizes an impairment if the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

Revenue Recognition

Revenues for services are derived from billings under contracts that provide for specific time, material and equipment charges, and are reported net of any taxes collected from customers.

PAVETEX ENGINEERING LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except unit data)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company generally contracts for services to customers based on hourly rates. Revenue is recognized as services are performed and amounts are earned in accordance with the terms of a contract at estimated collectible amounts. Expenses associated with performance of work may be reimbursed with a markup depending on contractual terms and are included in revenues. Reimbursements include billings for travel and other out-of-pocket expenses and third-party costs, such as equipment rentals, materials, subcontractor costs and outside laboratories, which are included in cost of revenues in the accompanying combined statement of income.

Unbilled revenue results when the appropriate contract revenues have been recognized when services are performed but the revenue recorded has not been billed due to the billing terms defined in the contract or due to timing.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Concentration of Credit Risk

In the normal course of business and consistent with industry practices, the Company grants credit to its clients without requiring collateral. Concentration of credit risk is the risk that, if the Company extends a significant portion of its credit to a client in a specific geographical area or industry, the Company may experience disproportionately high levels of default, if those clients are adversely affected by factors particular to their geographic area or industry. In order to mitigate credit risk, the Company continually evaluates the credit worthiness of its clients.

As of October 17, 2017, the Company had two customers that individually represented 15.5%, and 14.5% of total accounts receivable, respectively. As of October 17, 2017, no other customer individually represented more than 10% of accounts receivable. The Company had one customer that individually represented 17% of total revenues for the period from January 1, 2017 to October 17, 2017. No other customer individually represented more than 10% of revenues for the period.

The Company conducts business with governmental entities in the ordinary course of its business. As of October 31, 2017, the total amount of billed accounts receivable related to government contracts was $1,100. There were no unbilled amounts outstanding from governmental entities as of October 31, 2017.

Financial Instruments

The Company considers cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities to meet the definition of financial instruments. As of October 17, 2017, the carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate their fair value due to the relatively short period of time between their origination and their expected realization or payment.

Income Taxes

The Company is treated as a partnership for federal and state income tax purposes and generally does not incur income taxes. Instead, the Company’s earnings and losses are included in the income tax returns of the members. Therefore, no provision or liability for federal or state income taxes has been included in these financial statements.

PAVETEX ENGINEERING LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except unit data)

NOTE 3 — PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following as of October 17, 2017:

As of October 17, 2017
Equipment	$3,093
Furniture and fixtures	3
Office equipment	13
Software	87
Leasehold improvements	5
3,201
Less accumulated depreciation and amortization	(1,290)
$1,911

Depreciation expense was approximately $232 for the period ended October 17, 2017.

NOTE 4 — ACCRUED LIABILITIES

Accrued liabilities consist of the following:

As of October 17, 2017
Accrued expenses	$228
Accrued payroll	556
Accrued bonuses	308
Current portion of capital lease obligation	241
Accrued other	3
Total accrued expenses	$1,336

NOTE 5 — RELATED PARTY TRANSACTIONS

During the period from January 1, 2017 through October 17, 2017, the Company used office space owned by unit holders of the Company. During the period, these unit holders of the Company did not require PAVETEX to pay rent expense for use of the property, thus no lease expense is recorded related to the use of the property.

During the period from January 1, 2017 through October 17, 2017, the Company repaid working capital notes payable from certain owners of the Company in the total amount of $1,000.

On August 30, 2017, the Company granted 250,000 shares to a certain member of management that were fully vested. This stock grant has been valued using the fair value of the Company based on the sales value of the transaction that occurred on October 17, 2017. As a result, non-cash stock compensation in the amount of $7,421 has been included within Selling, General and Administrative expense in the accompanying income statement for the period from January 1, 2017 through October 31, 2017.

NOTE 6 — EMPLOYEE BENEFIT PLANS

Defined Contribution Plans

The Company has a 401(k) Plan (the “Plan”) covering substantially all of its employees who are not covered under collective bargaining agreements and meet certain eligibility requirements. Contributions to the profit sharing portion of the Plan are at the discretion of the Board of Directors. The Company did not have any profit sharing expense during the period ended October 17, 2017.

PAVETEX ENGINEERING LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except unit data)

NOTE 6 — EMPLOYEE BENEFIT PLANS (cont.)

The 401(k) Plan also allows eligible employees to make voluntary contributions up to the limits established by Federal law, subject to certain limitations of the Plan. In 2017, the Company’s 401(k) plan required the Company to match contributions up to certain limits. The total employer contribution for the period ended October 31, 2017 was $156.

NOTE 7 — COMMITMENTS AND CONTINGENCIES

The Company is subject to certain claims and lawsuits typically filed against engineering companies, alleging primarily professional errors or omissions. The Company carries professional liability insurance, subject to certain deductibles and policy limits, against such claims. While management does not believe that the resolution of these claims will have a material adverse effect, individually or in aggregate, on its financial position, results of operations or cash flows, management acknowledges the uncertainty surrounding the ultimate resolution of these matters.

Leases

Future minimum payments under non-cancelable operating leases as of October 17, 2017 are as follows:

As of October 17, 2017
Remaining 2017	$100
2018	364
2019	341
2020	294
2021	232
Thereafter	110
Total	$1,441

The Company leases office space, laboratory facilities, and automobiles under operating lease agreements and has options to renew most leases. These leases expire at varying dates through October 31, 2022. The Company also rents equipment on a job-by-job basis, which are generally short-term in nature.

Rent expense for the period January 1, 2017 to October 17, 2017 was $275.

NOTE 8 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date its financial statements were available to be issued, June 26, 2019.

On October 17, 2017, Atlas Technical Consultants Intermediate Holdco, LLC acquired all of the outstanding equity interests in the PAVETEX for a total purchase price of approximately $70,000.

Annex A

UNIT PURCHASE AGREEMENT

by and among

Boxwood Merger Corp.,

ATLAS TC HOLDINGS LLC,

ATLAS TC BUYER LLC,

ATLAS INTERMEDIATE HOLDINGS LLC

AND

ATLAS TECHNICAL CONSULTANTS HOLDINGS LP

Dated as of AUGUST 12, 2019

NOTE: STRICTLY PRIVATE AND CONFIDENTIAL DRAFT FOR DISCUSSION PURPOSES ONLY. CIRCULATION OF THIS DRAFT SHALL NOT GIVE RISE TO ANY DUTY TO NEGOTIATE OR CREATE OR IMPLY ANY OTHER LEGAL OBLIGATION. NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND DELIVERED BY ALL PARTIES.

Annex A-i

Annex A-ii

Annex A-iii

SCHEDULES

Debt to Equity Schedule Permitted Liens Schedule Working Capital Schedule Consents Schedule

Schedule 1.1(a)	Agreement Regarding Earnout Obligation
Schedule 3.2(a)	Noncontravention
Schedule 3.2(b)	Noncontravention (Contracts)
Schedule 3.3(a)	Capitalization
Schedule 3.3(b)	Capitalization Exceptions
Schedule 3.3(d)	Ownership of Other Entities
Schedule 3.4(c)	Liabilities
Schedule 3.5	Material Adverse Effect
Schedule 3.6	Certain Developments
Schedule 3.7(a)	Owned Real Property
Schedule 3.7(b)	Leased Real Property
Schedule 3.8(a)	Tax Returns
Schedule 3.8(b)	Tax Audit
Schedule 3.8(c)	Tax Extensions
Schedule 3.8(e)	Disregarded Entities
Schedule 3.8(g)	Items of Income or Deduction
Schedule 3.8(i)	Tax Sharing Agreements
Schedule 3.8(j)	Companies Organized Outside the U.S.
Schedule 3.9(a)	Material Contracts
Schedule 3.9(b)	Material Contracts Exceptions
Schedule 3.9(c)	Material Customers
Schedule 3.9(d)	Material Suppliers
Schedule 3.10(b)	Intellectual Property
Schedule 3.10(h)	No Security Breaches or Incidents
Schedule 3.10(i)	Compliance with Privacy and Security Requirements
Schedule 3.11(a)	Litigation Against Atlas
Schedule 3.11(b)	Litigation by Atlas
Schedule 3.11(c)	Indemnified Claims
Schedule 3.12	Brokerage
Schedule 3.13(a)	Employees
Schedule 3.13(b)	Collective Bargaining Agreements
Schedule 3.13(c)	Employment Laws Exception
Schedule 3.14(a)	Employee Benefit Plans
Schedule 3.14(b)	Post-Employment Benefits
Schedule 3.14(c)	Benefit Plans Administration
Schedule 3.14(d)	Acceleration of Benefits
Schedule 3.15	Insurance
Schedule 3.16(a)	Compliance with Laws
Schedule 3.16(b)	Permit Matters
Schedule 3.16(c)	Permit Matters
Schedule 3.17	Environmental Matters
Schedule 3.18	Title to Assets
Schedule 3.19(a)	Government Contracts
Schedule 3.19(b)	Security Clearances
Schedule 3.20	Directors and Officers
Schedule 3.21	Warranty Claims
Schedule 3.25	Affiliate Transactions

Annex A-iv

Schedule 4.2	Seller Capitalization and Ownership
Schedule 4.3(a)	Noncontravention
Schedule 4.3(b)	Noncontravention (Contracts)
Schedule 4.4(a)	Litigation
Schedule 4.5	Brokerage
Schedule 5.2(a)	Buyer Group Entities
Schedule 5.2(f)	Form of Sponsor Loan Agreement
Schedule 5.13(c)	Buyer Group Contracts
Schedule 6.1(a)	Affirmative and Negative Covenants of the Company
Schedule 6.1(b)	Affirmative and Negative Covenants of the Buyer Group
Schedule 6.6(f)	Proposed Allocation
Schedule 6.14	Employee Matters
Schedule 6.18	Non-terminated Affiliate Obligations

EXHIBITS

Exhibit A-1	Second A&R Certificate
Exhibit A-2	Amended & Restated Bylaws
Exhibit B	Company Bring Down Certificate
Exhibit C	Assignment
Exhibit D	A&R LLC Agreement
Exhibit E	FIRPTA Certificate
Exhibit F	BCP Restrictive Covenant Agreement
Exhibit G	Registration Rights Agreement
Exhibit H	Director Nomination Agreement
Exhibit I	Buyer Bring-Down Certificate
Exhibit J	Sponsor Voting Agreement
Exhibit K	Sponsor Lock-Up Agreement
Exhibit L	Binder Agreement and R&W Insurance Policy

Annex A-v

UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (this “Agreement”) is made and entered into as of August 12, 2019, by and among (i) Boxwood Merger Corp., a Delaware corporation (“Parent”), (ii) Atlas TC Holdings LLC, a Delaware limited liability company (“Holdings”), (iii) Atlas TC Buyer LLC, a Delaware limited liability company (“Buyer”), (iv) Atlas Intermediate Holdings LLC, a Delaware limited liability company (the “Company”) and (v) Atlas Technical Consultants Holdings LP, a Delaware limited partnership (“Seller”). Each of Parent, Holdings, Buyer, the Company and Seller is also referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

Whereas, Parent owns beneficially and of record all of the issued and outstanding limited liability company interests of Holdings and Holdings owns beneficially and of record all of the issued and outstanding limited liability company interests of Buyer;

Whereas, Seller owns beneficially and of record all of the issued and outstanding limited liability company interests of the Company (the “Units”);

WHEREAS, on the terms and subject to the conditions of this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Purchased Units; and

Whereas, immediately following the Closing, Buyer shall own beneficially and of record the Purchased Units.

AGREEMENT

Now, therefore, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. Solely for purposes of Section 3.25 and Section 6.1(b), “Affiliate” shall also include for any individual, (a) such individual’s spouse, lineal descendants (whether natural or adopted), siblings, parents, spouse’s parents, (b) the lineal descendants and any spouse of any of the individuals described in the foregoing clause (a), and (b) a trust solely for the benefit of such individual and/or the individuals described in the foregoing clause (a) with respect to such individual.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Agreement State” means any U.S. state within which the Nuclear Regulatory Commission has agreed to discontinue its authority to manage the licensing of certain nuclear materials and pass such authority to state agencies. (Atomic Energy Act of 1954, as amended, Section 274; 42 USC Section 2021).

“Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Canada Corruption of Foreign Public Officials Act of 1999, legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Atlas C Corp Entities” means, collectively, Quality Assurance Engineering, Inc., Geosphere Consultants, Inc., Arrow ATC Holdings, LLC, ATC Group Services (CA) Inc., ATC Group Services (CT) Inc., ATC Group Services (MA), Inc., ATC Group Services (MI), Inc., Atlas ATC Engineering, Inc. and ATC Associates of North Carolina, P.C.

Annex A-1

“Atlas Companies” means, collectively, the Company and the Company Subsidiaries.

“Atlas Partnership Entities” means ATC Group Partners LLC and ATC Engineering, LLP.

“Available Closing Date Equity” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (a) the cash available to be released from the Trust Account (for avoidance of doubt, after taking into account the Parent Stock Redemption) plus (b) the aggregate net proceeds of any investment in Equity Interests of the Buyer Group by the Equity Financing Sources minus (c) all expenses incurred by the Buyer Group in connection with the transactions contemplated by this Agreement, including any deferred underwriting fees and other deferred fees arising from or incurred in connection with the initial public offering of Parent.

“Business Combination” has the meaning ascribed to such term in the Parent Governing Documents.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of Texas or State of New York.

“Buyer Group” means Parent, Holdings and Buyer.

“Buyer Indemnified Parties” means Buyer and its Affiliates (including, Parent, Holdings and following the Closing, the Atlas Companies) and their respective equityholders, officers, directors, managers, employees, agents, partners, members, counsel, accountants, financial advisors, engineers, consultants, other advisors, successors and assigns.

“Cash” means cash and cash equivalents of the Atlas Companies, including checks, commercial paper, treasury bills, cash on deposit and over-the-counter bank deposits as of 12:01 a.m. Central Time on the Closing Date, which shall include deposits in transit and be net of outstanding checks, in each case as determined in accordance with GAAP, consistently applied, but shall exclude cash and cash equivalents that are restricted because they are subject to restrictions on distribution imposed by operation of Law or Contract.

“Cash Equity” means the aggregate amount of cash actually invested in (or contributed to) the Buyer Group by the Equity Investors pursuant to any Subscription Agreements.

“Class B Common Stock” means the shares of capital stock of Parent, par value $0.0001 per share, that are designated as Class B Common Stock and have the redemption rights set forth in the Second A&R Certificate of Parent.

“Clayton Act” means the Clayton Act of 1914.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Common Stock Price” means $10.00, subject to reduction to an amount equal to the lesser of (a) the lowest gross purchase price per share of Parent Shares purchased by any Equity Financing Source in the Financing (less any original issue discounts, issue fees or similar) and (b) the lowest gross purchase price per share (after taking into account any exercise price, strike price or similar amount) of Parent Shares under any securities convertible into, or any rights, warrants or options to acquire such Parent Shares, purchased by any Equity Financing Source in the Financing (less any original issue discounts, issue fees or similar); provided, that the foregoing clauses (a) and (b) (i) shall not include the gross purchase price of any shares transferred from any Sponsor to any Equity Financing Source and (ii) shall not include the gross purchase price of any Equity Interests purchased by any Equity Financing Source in a transaction and at a gross purchase price with respect to which Seller has provided its prior written consent in its sole discretion.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.2(a) (Non-contravention); Section 3.3 (Capitalization), Section 3.12 (Brokerage) and Section 3.25 (Affiliate Transactions).

“Company Subsidiaries” means the direct and indirect Subsidiaries of the Company.

“Confidential Information” means all information of a confidential or proprietary nature that is labelled as confidential or proprietary or otherwise should be reasonably understood to be confidential or proprietary, in any form

Annex A-2

or medium, to the extent that it relates to the business, products, services, research and development, relationships, proprietary rights and goodwill of the Buyer Group or any Atlas Company; provided, however, that “Confidential Information” shall not include information that is (at the time of disclosure) or becomes (a) available to the public other than as a result of a disclosure or other action (or failure to act) by Seller or any of its Affiliates (other than the Atlas Companies, Buyer Group or any of their respective employees, consultants or contractors) or any of their respective representatives in violation of this Agreement, (b) lawfully acquired by Seller or its Affiliates or their respective representatives from sources other than an Atlas Company, provided that, to Seller’s or such Affiliate’s knowledge, such disclosure from such sources shall not be in breach of a confidentiality obligation of such source owed to the Buyer Group or an Atlas Company, (c) information already in Seller’s or its Affiliate’s possession as of the Closing Date that is not solely related or otherwise unique to the Atlas Companies or (d) is demonstrably developed independently without the reference or use of, in whole or in part, Confidential Information.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of December 6, 2018 between Parent and Bernhard Capital Partners Management, LP.

“Contract” means any written or oral contract, agreement, license or Lease (including any amendments thereto).

“Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of March 29, 2019, by and among the Company, as borrower, Seller, certain Subsidiaries (as defined therein) from time to time party thereto, the lenders from time to time party thereto, and Regions Bank as administrative agent and collateral agent, as may be further amended, restated, extended, supplemented or otherwise modified from time to time.

“Debt Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Committed Financing for the transactions contemplated by this Agreement, including the parties named in the Debt Commitment Letter and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their current or future limited partners, shareholders, officers, directors, employees, agents, managers, members, controlling Persons, respective Affiliates and their respective Affiliates and representatives involved in the Committed Financing and, in each case, their respective successors and assigns.

“Debt to Equity Ratio” has the meaning set forth on the Debt to Equity Schedule attached hereto.

“Debt to Equity Threshold” has the meaning set forth on the Debt to Equity Schedule attached hereto.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller to the Buyer Group concurrently with the execution and delivery of this Agreement.

“Enterprise Value” means $617,000,000.

“Environmental Laws” means all Laws concerning pollution or protection of the environment, natural resources or human health or safety (to the extent related to exposure to Hazardous Materials) or concerning Hazardous Materials.

“Equity Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Cash Equity for the transactions contemplated by this Agreement, including the parties named in any Subscription Agreement, together with their current or future limited partners, shareholders, managers, members, controlling Persons, respective Affiliates and their respective Affiliates and representatives involved in the Cash Equity and, in each case, their respective successors and assigns.

“Equity Interests” means, with respect to any Person, all of the shares or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Investor” means any Person that has executed a Subscription Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Annex A-3

“Executives” means L. Joseph Boyer, Walter Powell, Bobby Toups, Maghsoud Tahmoressi, Gary Cappa, Buddy Gratton and Paul Grillo.

“Export Control Laws” means export, import, deemed export, transfer, and retransfer controls contained in the U.S. Export Administration Regulations.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Final Purchase Price” means an amount equal to (a) Enterprise Value, (b) plus Final Cash, (c) (i) plus the amount, if any, that Final Working Capital is greater than the Target Working Capital or (ii) minus the amount, if any, that Final Working Capital is less than the Target Working Capital, (d) minus the Final Indebtedness, (e) minus the Final Transaction Expenses and (f) minus the Rolled Unit Value.

“Financing” means the Cash Equity and the Committed Financing.

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (b) a “specific foreign corporation” within the meaning of Code Section 965 or (c) a “passive foreign investment company” within the meaning of Code Section 1297.

“Fraud” means commission of common law fraud by Seller or any Executive with the intent to deceive and mislead any member of the Buyer Group regarding the representations and warranties of Seller and the Company contained in this Agreement or the other agreements executed and delivered by Seller under this Agreement (which shall not include, notwithstanding anything to the contrary in the foregoing, negligent misrepresentation or omission or knowledge of the fact that the Person making such representation or warranty does not have sufficient information to make the statement contained in such representation or warranty, but which is nevertheless made as a matter of contractual risk allocation), as finally determined by a court of competent jurisdiction. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Rule” means Laws promulgated by any agency of a Governmental Entity.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Hazardous Materials” means all hazardous or toxic substances or materials, pollutants, chemicals or wastes, including any petroleum products or byproducts, asbestos, polychlorinated biphenyls, radioactive materials and per- and polyfluoroalkyl substances.

“Holdings Common Units” means the issued and outstanding common units of Holdings.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to the Atlas Companies, without duplication: (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, including all indebtedness contemplated by the Credit Agreement; (c) all indebtedness for borrowed money of any Person for which the Atlas Companies have guaranteed payment; (d) all capitalized Lease obligations as defined under GAAP; (e) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (including the maximum

Annex A-4

amount of unpaid earnout obligations set forth in any Contract regardless of whether they have been earned, are due and payable or otherwise constitute a Liability under GAAP but subject to the limitations set forth on Schedule 1.1(a) and excluding, for the avoidance of doubt, any purchase commitments for capital expenditures or otherwise incurred in the Ordinary Course of Business); (f) the aggregate dollar amount of any funded letters of credit; (g) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments, (h) all unpaid income Taxes of any Atlas Company for the current taxable year, calculated on a jurisdiction by jurisdiction basis, with any such amount never being less than $0 for any given jurisdiction and taking into account any deductions from the payment of the Transaction Expenses, the retirement of any Indebtedness or otherwise attributable to the transactions contemplated by this Agreement; provided, that “Indebtedness” shall not include (x) accounts payable to trade creditors, purchase commitments incurred in the Ordinary Course of Business, accrued expenses and deferred revenues, in each case to the extent included as current Liabilities in the calculation of Working Capital and (y) any intercompany Indebtedness between the Company, on the one hand, and one or more of its wholly-owned Subsidiaries, on the other hand, or as solely between Company’s wholly-owned Subsidiaries. To the extent any Indebtedness will be retired or discharged at the Closing, “Indebtedness” shall also include any and all amounts necessary and sufficient to retire such Indebtedness, including principal (including the current portion thereof) and/or scheduled payments, accrued interest or finance charges, and other fees, penalties and payments (prepayment or otherwise) necessary and sufficient to retire such Indebtedness at Closing.

“Indebtedness for Borrowed Money” means, with respect to any Person, including, as context shall require, the Atlas Companies or the Buyer Group, the aggregate Indebtedness of the type described in clauses (a) and (b) of the definition of Indebtedness.

“Initial Purchase Price” means an amount equal to (a) Enterprise Value, (b) plus Estimated Cash, (c)(i) plus the amount if any, that Estimated Working Capital is greater than the Target Working Capital or (ii) minus the amount, if any, that Estimated Working Capital is less than the Target Working Capital, (d) minus the Estimated Indebtedness, (e minus the Estimated Transaction Expenses and (f) minus the Rolled Unit Value.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisions, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, social media accounts and rights in telephone numbers and other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Trademarks”), (c) all works of authorship, copyrightable works, all copyrights and rights in databases, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Software and (g) all other proprietary rights.

“Intervening Event” means any material event, development, circumstance, occurrence or change in circumstances or facts that was not known to (or, if known, the material consequences of which (or the magnitude of which) was not known to) the Parent Board on the date of this Agreement and did not result from a breach of this Agreement by any member of the Buyer Group, and does not relate to an alternative Business Combination to that contemplated in this Agreement.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the Atlas Companies.

“Knowledge” (a) as used in the phrases “to the Knowledge of the Company” or the “Knowledge of Seller” or phrases of similar import means the actual knowledge of any of the Executives and (b) as used in the phrases “to the Knowledge of Buyer” or phrases of similar import means the actual knowledge of Stephen Kadenacy, Daniel E. Esters and Duncan Murdoch.
Annex A-5

“Laws” means all laws, statutes, ordinances, codes, rules, regulations, injunctions, judgments, decrees and Orders of Governmental Entity, including common law, in each case in effect on or prior to the Closing Date. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Atlas Companies.

“Leases” means all leases, subleases, licenses, concessions and other agreements pursuant to which any Atlas Company holds any Leased Real Property (along with all amendments, modifications and supplements thereto).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Licensed Real Property” means Leased Real Property subject to a Lease that is not a lease or sublease and that is a license, sublicense, concession or other similar Contractual interest in real property.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, preferences, priorities, licenses, easements, covenants, restrictions and security interests thereon.

“Losses” means all losses, damages, judgments, awards, penalties, settlements and reasonable expenses (including reasonable attorneys’ fees); provided, that “Losses” may include any (a) consequential, indirect, special, punitive (to the extent paid or payable to a third party in connection with a third party claims), exemplary or treble damages, (b) calculations of damages or loss using loss of future revenue, income or profits or diminution of value or (c) damages based on a multiple of earnings or other metric or loss of business reputation or opportunity.

“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has, or would reasonably be expected to have, a material and adverse effect upon (a) the business, results of operations or financial condition of the Atlas Companies, taken as a whole, or (b) the ability of Seller or the Atlas Companies, taken as a whole, to perform their respective obligations and to consummate the transactions contemplated by this Agreement and the other agreements contemplated herein; provided, however, that none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the Atlas Companies operate; (ii) the announcement or the execution of this Agreement and the transactions contemplated by this Agreement, including (A) Losses or threatened Losses of, or any adverse change in the relationship with employees, customers, suppliers, distributors, financing sources, licensors, licensees or others having relationships with the Atlas Companies to the extent they result or arise from or in connection with the announcement or execution of this Agreement or the transactions contemplated by this Agreement and (B) the initiation of litigation or other administrative Proceedings by any Person to the extent it is with respect to this Agreement or any of the transactions contemplated hereby; (iii) changes in Law or GAAP or the interpretation thereof, in each case effected after the date hereof; (iv) any failure of any Atlas Company to achieve any projected periodic earnings, revenue, expense, sales or other estimated projection, forecast or budget prior to the Closing (it being understood that the underlying facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (vi) any change in the financial, banking, or securities markets; (vii) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god, and other force majeure event; (viii) any national or international political or social conditions in any jurisdiction in which the Atlas Companies conduct business; (ix) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (x) any consequences arising from any action by a Party expressly required by this Agreement (including the Buyer Group’s compliance with its obligations under Section 6.2) by this Agreement; or (xi) any consequences arising from any action taken (or omitted to be taken) by Seller or any Atlas Company at the written request of or with the written consent of any member of the Buyer Group or their Affiliates after the date hereof; provided, however, that any event, circumstance or state of facts that resulting from a matter described in any of the foregoing clauses (i), (vi) and (ix) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Atlas Companies, taken as a whole, relative to other comparable entities operating in the industries or markets in which the Atlas Companies operate.

Annex A-6

“Material Suppliers” means (a) (i) the top twenty (20) suppliers (determined by the amount purchased) of the Atlas Companies for the fiscal year ended December 31, 2018 and (ii) the top five (5) suppliers (determined by the amount purchased) of the Atlas Companies for the three-month period ended March 31, 2019, and (b) any supplier who is (i) a sole supplier of any material equipment, materials, products, supplies, goods, components or other assets or services and (ii) not readily replaceable without the incurrence of material cost or delay based on the reasonable judgement of the Executives.

“Nasdaq” means the Nasdaq Capital Market.

“Nuclear Laws” means all Laws relating to the regulation of nuclear materials, including the licensing, use, possession, transportation, storage, transfer, protection, disposal and other activities involving nuclear source materials, byproduct materials or special nuclear materials, each as defined by the Nuclear Regulatory Commission. Such Laws may be applied through Federal authorities (including Nuclear Regulatory Commission, Environmental Protection Agency, or the Food and Drug Administration), or state (including Agreement State) or local Laws.

“Nuclear Regulatory Commission” is the U.S. Nuclear Regulatory Commission.

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course Tax Sharing Agreement” means any commercial agreement entered into in the ordinary course of business for which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Atlas Companies.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Atlas Company.

“Parent Board” means the board of directors of Parent.

“Parent Governing Documents” means the certificate of incorporation and bylaws of Parent, as in effect at such time.

“Parent SEC Filings” means the forms, reports, schedules, registration statements and other documents filed by Parent with the SEC, including the Proxy Statement, Additional Parent Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“Parent Shares” means the shares of common stock of Parent, par value $0.0001 per share.

“Parent Stockholder Meeting” means a meeting of the stockholders of Parent to vote on the Parent Stockholder Voting Matters.

“Parent Stockholder Voting Matters” means, collectively, proposals to approve (a) the adoption of this Agreement and the transactions contemplated by this Agreement, (b) the Second Amended and Restated Certificate of Incorporation of Parent in the form attached hereto as Exhibit A-1 (the “Second A&R Certificate”), (c) the authorization of the Class B Common Stock and the issuance of Rollover Class B Stock, (d) the issuance of Equity Interests of Parent pursuant to any Subscription Agreement and the Debt or Fee Letter Commitment Letter, (e) the LTIP and (f) any other proposals that are required for the consummation of the transactions contemplated by this Agreement that are submitted to and require the vote of Parent Stockholders in the Proxy Statement.

“Parent Stockholders” means the holders of Parent Shares.

“Parent Stock Redemption” means the election of an eligible holder of Parent Shares (as determined in accordance with Parent Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s Parent Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with Parent Governing Documents and the Trust Agreement) in connection with the Parent Stockholder Meeting.

Annex A-7

“Pass-Through Tax Return” means any income Tax Return filed by or in respect of any Atlas Company to the extent that such Atlas Company is treated as a partnership or disregarded entity for purposes of such Tax Return.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Liens” means (a) Liens securing obligations under capital leases, (b) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar matters affecting title to the property, (c) statutory liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (d) statutory Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (e) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (f) Liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security, (g) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, (h) in the case of Leased Real Property, any Liens to which the underlying fee or any other interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof, (i) non-exclusive licenses of Intellectual Property in the Ordinary Course of Business, (j) Securities Liens and (k) those Liens set forth on the Permitted Liens Schedule.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means information that, alone or in combination with other information, allows the identification of an individual or can be used to contact an individual, including name, address, retina or iris scan, fingerprint, voiceprint, scan of hand or face geometry and all other biometric data, geolocation information, Internet Protocol (IP) addresses or any other personally identifiable information.

“Post-Closing Tax Period” means any taxable period that begins on or after the date immediately following the Closing Date and the portion of any Straddle Period starting after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Privacy and Security Requirements” means (a) all Privacy Laws, (b) provisions relating to Processing of Personal Information in all applicable Privacy Contracts, and (c) all applicable Privacy Policies.

“Privacy Contracts” means all Contracts between any Atlas Company and any Person that are applicable to the Processing of Personal Information.

“Privacy Laws” means any Laws or Orders applicable to the Processing of Personal Information, including, any Laws or Orders applicable to wiretapping, eavesdropping or the like; any Laws or Orders applicable to the Processing of biometric data; the Federal Trade Commission Act; and all Laws related to breach notification.

“Privacy Policies” means all written, external-facing policies of any Atlas Company relating to the Processing of Personal Information, including all website and mobile application privacy policies.

“Proceeding” means any action, claim, suit, litigation, investigation, audit, notice of violation, citation or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Process” or “Processing” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

Annex A-8

“Proxy Statement” means the Proxy Statement on Schedule 14A to be filed with the SEC by Parent in connection with the Parent Stockholder Meeting.

“Purchased Units” means a number of Units equal to the remainder of (a) the total number of Units issued and outstanding as of the Closing minus (b) the number of Rolled Units.

“Required Vote” means the vote of such Parent Stockholders as set forth in the Proxy Statement to the extent required to approve the Parent Stockholder Voting Matters.

“Rolled Unit Value” equals the Enterprise Value minus (a) the aggregate net proceeds received by the Buyer Group from any Indebtedness for Borrowed Money from Debt Financing Sources, minus (b) the aggregate net proceeds of any investment in Buyer Group by the Equity Financing Sources, minus (c) the amount of funds remaining in the Trust Account following the Parent Stock Redemption, plus (d) any expenses described in clause (c) of the definition of Available Closing Date Equity to the extent actually paid in connection with the Closing; provided, that the “Rolled Unit Value” shall not be less than $120,000,000; provided, further, that the foregoing clauses (a), (b) and (c) shall include only amounts of funds actually used to pay the Initial Purchase Price to Seller pursuant to Section 2.6(c)(vii)(B), repay any Indebtedness for Borrowed Money pursuant to Section 2.6(c)(vii)(K), pay any unpaid Transaction Expenses pursuant to Section 2.6(c)(vii)(J), pay any expenses described in clause (c) of the definition of Available Closing Date Equity to the extent actually paid in connection with the Closing or which otherwise reduces the amount of net proceeds of Indebtedness For Borrowed Money from Debt Financing Sources pursuant to Section 6.1(d)(iii).

“Rolled Units” means a number of Units equal to the product of (a) the number of Units issued and outstanding as of the Closing multiplied by (b) the quotient of (i) the Rolled Unit Value divided by (ii) the Enterprise Value.

“Rollover Class B Stock” means a number of shares of Class B Common Stock equal to the quotient of (a) the Rolled Unit Value divided by (b) the Common Stock Price.

“Sanctioned Country” means any country or region that is, or has been in the five (5) years prior to the date hereof, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions; (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, the European Union, any other EU Guarantor State or any other relevant Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Breach” means a data security breach or breach of Personal Information under applicable Laws.

“Security Incident” means any successful unauthorized access, use, disclosure, modification or destruction of information or interference with system operations of IT Assets.

Annex A-9

“Seller Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability); Section 4.2 (Capitalization; Ownership), Section 4.3(a) (Noncontravention) and Section 4.5 (Brokerage).

“Seller Indemnified Parties” means Seller and its Affiliates and their respective equityholders, officers, directors, managers, employees, agents, partners, members, counsel, accountants, financial advisors, engineers, consultants, other advisors, successors and assigns.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Software” means all computer software programs and databases (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), including software compilations, development tools, compilers, comments, user interfaces, menus, buttons and icons, application programming interfaces, files, data scripts, architecture, algorithms, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, and manuals, design notes, programmers’ notes and other items and documentation related to or associated with any of the foregoing and all media and other tangible property necessary for the delivery or transfer thereof.

“Solvent” means, that, as of any date of determination, (a) the fair value of the assets of the Buyer Group and the Atlas Companies on a consolidated basis, as of such date, exceeds the sum of all Liabilities of the Buyer Group and the Atlas Companies, including contingent and other Liabilities, as of such date, (b) the fair saleable value of the assets of the Buyer Group and the Atlas Companies on a consolidated basis, as of such date, exceeds the amount that will be required to pay the probable Liabilities of the Buyer Group and the Atlas Companies on their existing debts (including contingent Liabilities) as such debts become absolute and matured and (c) Buyer Group and the Atlas Companies on a consolidated basis will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which they are engaged or will be engaged following such date.

“Sponsors” means (a) Boxwood Sponsor LLC, (b) MIHI Boxwood Sponsor, LLC, (c) MIHI LLC, (d) Boxwood Management Company, LLC, (e) Stephen M. Kadenacy, (f) Daniel E. Esters, (g) Duncan Murdoch, (h) David H. Lee, (i) Joseph E. Reece, (j) Richard A. Gabois and (k) Alan P. Krusi.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Stockholder Support Agreement” means that certain Stockholder Support Agreement, dated as of the date hereof, by and among the Sponsors, the Company and Seller, as amended or modified from time to time.

“Subscription Agreement” means an agreement executed by an Equity Investor pursuant to which such Equity Investor has committed to invest cash into the Buyer Group in order to acquire Equity Interests of any member of the Buyer Group prior to or in connection with the Closing.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Synergy Plan” means the draft of that certain Project Atlas - Merger Integration Synergy Analysis prepared by Alvarez & Marsal Corporate Performance Improvement, LLC, dated as of February 14, 2019, as made available to the Buyer Group.

“Target Working Capital” means $86,000,000.

“Tax” or “Taxes” means any net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise,

Annex A-10

gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, unclaimed or abandoned property, environmental or other tax or duty or amount imposed by (or otherwise payable to) any Governmental Entity, and any interest or penalties with respect to the foregoing, in each case, whether disputed or not.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, and including any amendments thereof) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any Party or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Tax Sharing Agreement” means any agreement (including any provision of a Contract) pursuant to which any Atlas Company is obligated to indemnify any Person for, or otherwise pay, any Tax of another Person, or share any Tax benefit with another Person (other than Ordinary Course Tax Sharing Agreement).

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Transaction Expenses” means, to the extent not paid prior to Closing, without duplication: (a) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel (including K&E), investment bankers (including Houlihan Lokey Capital, Inc. and Harris Williams LLC), or other representatives) incurred by the Atlas Companies through the Closing in connection with the preparation of the Financial Statements, the negotiation of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, (b) any fees payable by the Atlas Companies pursuant to any management, monitoring or similar agreements with any of the Company’s direct or indirect Affiliates (excluding the other Atlas Companies) (including any accelerated costs or expenses and any termination costs, expenses or similar charges), (c) any payments of the Atlas Companies triggered solely by the consummation of the transactions contemplated by this Agreement under the terms of any Contract, and (d) all sale, change in control or similar bonuses or payments of the Atlas Companies triggered solely by the consummation of the transactions contemplated hereby that are payable to employees, service providers, former employees and former service providers of the Atlas Companies contingent upon the Closing together with the employer portion of any payroll or other employment Taxes related thereto; provided, that in no event shall Transaction Expenses include any fees, costs or expenses (i) other than with respect to the Financial Statements or any other financial statements to be made available to Buyer for inclusion in the Parent SEC Filings, initiated or otherwise incurred at the request of any member of the Buyer Group or any of its Affiliates or representatives (ii) incurred in respect of the R&W Insurance Policy or (iii) related to any financing activities in connection with the transactions contemplated hereby.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“Trust Account” means a trust account established by Parent pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated of November 15, 2018 by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Unauthorized Code” means any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.

“Warrant Agreement” means that certain Warrant Agreement dated as of November 15, 2018, between Parent and Continental Stock Transfer & Trust Company, a New York corporation.

Annex A-11

“Working Capital” means (i) the current assets (excluding Cash and any deferred Tax assets) of the Atlas Companies set forth on the Working Capital Schedule attached hereto minus (ii) the current Liabilities (including current Liabilities arising from the implementation of the first year of the Synergy Plan and excluding Indebtedness, Transaction Expenses and any deferred Tax liabilities) of the Atlas Companies set forth on the Working Capital Schedule attached hereto, in each case, determined as of 12:01 a.m. Central Time on the Closing Date and calculated in accordance with GAAP, consistently applied. The Working Capital Schedule attached hereto sets forth (x) the balance sheet accounts in respect of current assets and current Liabilities that shall be the exclusive accounts used for purposes of determining Estimated Working Capital and Final Working Capital and (y) an illustrative calculation of Working Capital as of June 30, 2019 using such balance sheet accounts.

Section 1.2 Terms Defined Elsewhere. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Defined Term	Reference
Accounts Receivable	Section 3.23(a)
Additional Parent Filing	Section 6.7(f)
Aggregate Consideration	Section 6.6(f)
Agreement	Preamble
Altenative Acquisition	Section 6.1(g)
Alternative Financing	Section 6.17(d)
Antitrust Laws	Section 6.2(c)
Applicable Limitation Date	Section 6.4(c)
A&R LLC Agreement	Section 2.6(b)
Bid	Section 3.19(a)
Binder Agreement	Section 6.3(a)
Buyer	Preamble
Buyer Arrangements	Section 6.21
CapEx Reimbursement	Section 6.6(f)
Change in Recommendation	Section 6.7(f)
Class A Common Stock	Section 5.4
Closing	Section 2.5
Closing Date	Section 2.5
Closing Form 8-K	Section 6.7(g)
Closing Item	Section 2.4(a)
Closing Press Release	Section 6.7(g)
Closing Statement	Section 2.4(a)
Committed Financing	Section 5.15
Communication Policy	Section 6.1(i)
Company	Preamble
Company Employee Benefit Plan	Section 3.14(a)
Company Government Contract	Section 3.19(a)
Company Government Subcontract	Section 3.19(a)
Continuing Employees	Section 6.14
Control	Section 1.1
Customer Assets	Section 3.22
D&O Provisions	Section 6.11(a)
Data Room	Section 8.5
Debt Commitment Letters	Section 5.15
Definitive Debt Agreement	Section 6.17(b)
Dispute Notice	Section 2.4(b)
Environmental Permits	Section 3.17
Estimated Cash	Section 2.3(a)
Estimated Closing Statement	Section 2.3(a)

Annex A-12

Defined Term	Reference
Estimated Indebtedness	Section 2.3(a)
Estimated Transaction Expenses	Section 2.3(a)
Estimated Working Capital	Section 2.3(a)
Excess Amount	Section 2.4(d)
Fee Letter	Section 5.15
Final Allocation	Section 6.6(f)
Final CapEx Schedule	Section 6.6(f)
Final Cash	Section 2.4(a)
Final Indebtedness	Section 2.4(a)
Final Transaction Expenses	Section 2.4(a)
Final Working Capital	Section 2.4(a)
Financial Statements	Section 3.4(a)
Holdings	Preamble
Indemnified Persons	Section 6.11(a)
Indemnitee	Section 6.5(f)
Indemnitor	Section 6.5(f)
Intended Tax Treatment	Section 6.6(f)
Interim Financial Statement	Section 3.4(a)
Internal Controls	Section 3.4(b)
IRS	Section 3.14(a)
K&E	Section 8.12
Latest Balance Sheet	Section 3.4(a)
LTIP	Section 6.1(f)
Material Contract	Section 3.9(b)
Material Customer	Section 3.9(c)
New Plans	Section 6.14
Non-Party Affiliate	Section 6.16
Ordinary Course of Business	Section 8.5
Outside Date	Section 7.1(c)
Parent	Preamble
Parent Public Securities	Section 5.9
Parent Prepared Returns	Section 6.6(a)
Parent SEC Documents	Section 5.5(a)
Parent Tax Contest	Section 6.6(c)
Party	Preamble
Permits	Section 3.16(b)
Post-Closing Representation	Section 8.12
Pre-Closing Period	Section 6.1(a)
Proposed Allocation	Section 6.6(f)
Proposed CapEx Schedule	Section 6.6(f)
Remedial Actions	Section 6.2(c)
Resolution Period	Section 2.4(b)
Registration Rights Agreement	Section 2.6(b)
Review Period	Section 2.4(b)
R&W Insurance Policy	Section 6.3(a)
Seller	Preamble
Seller Holdings Units	Section 2.1
Seller Prepared Returns	Section 6.6(a)
Seller Tax Contest	Section 6.6(c)
Shortfall Amount	Section 2.4(e)

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Defined Term	Reference
Signing Form 8-K	Section 6.7(b)
Signing Press Release	Section 6.7(b)
Tail Policy	Section 6.11(b)
Tax Contest	Section 6.6(c)
Third-Party Recovery Proceeds	Section 6.5(d)(i)
Trade Controls	Section 3.24(a)
Transfer Taxes	Section 6.6(e)
Trust Amount	Section 5.4
Units	Recitals
Valuation Firm	Section 2.4(b)
Waiving Parties	Section 8.12
Warrants	Section 5.2(b)

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Article II
PURCHASE AND SALE TRANSACTIONS

Section 2.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, (a) Holdings shall issue to Parent a number of Holdings Common Units such that Parent will own a number of Holdings Units that correspond to the number of Purchased Units, (b) Seller shall transfer, convey, assign and deliver to Buyer the Rolled Units, free and clear of all Liens other than Securities Liens and Liens arising under or in connection with this Agreement, and in exchange therefor Holdings shall issue to Seller a corresponding number of Holdings Common Units (such that Seller will hold a percentage of the issued and outstanding Holdings Common Units equal to the percentage of the issued and outstanding Units that the Rolled Units constitute) (the “Seller Holdings Units”) and (c) Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, the Purchased Units, free and clear of all Liens other than Securities Liens.

Section 2.2 Purchase Price. The aggregate consideration (to be delivered in the manner described in Section 2.6(c)(vii)(B) and Section 2.6(c)(vii)(C)) for the Purchased Units shall be an aggregate amount equal to the Initial Purchase Price plus the Rollover Class B Stock. The Initial Purchase Price may be subject to adjustment after the Closing pursuant to Section 2.4. Notwithstanding anything herein to the contrary, upon delivering the aggregate consideration in the manner described in Section 2.6(c)(vii)(B) and Section 2.6(c)(vii)(C) and the consummation of the Closing, ownership and title of the Purchased Units shall pass from Seller to Buyer.

Section 2.3 Estimated Closing Statement; Available Closing Date Equity; Rolled Unit Value.

(a) Estimated Closing Statement; Draft Payoff Letter. At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of: (i) Cash (the “Estimated Cash”), (ii) Working Capital (the “Estimated Working Capital”), (iii) the aggregate amount of Indebtedness as of immediately prior to the Closing (the “Estimated Indebtedness”) and (iv) the aggregate amount of Transaction Expenses (the “Estimated Transaction Expenses”) and drafts of the Payoff Letter. The Company shall consider, in good faith, any comments to the Payoff Letters delivered by Buyer at least two (2) Business Days in advance of closing. The Company shall revise the Estimated Closing Statement to incorporate any reasonable and good faith comments of Buyer to the Estimated Closing Statement provided to the Company at least two (2) Business Days prior to the Closing Date.

(b) Available Closing Date Equity; Rolled Unit Value; Debt to Equity Ratio. At least two (2) Business Days prior to the Closing Date, Parent shall prepare and deliver to the Company and Seller a certificate, duly executed and certified by an executive officer of Parent, setting forth in reasonable detail Parent’s good faith calculation (and attaching reasonable supporting details to enable a review thereof by Seller) of Available Closing Date Equity, Rolled Unit Value and the Debt to Equity Ratio.

Section 2.4 Post-Closing Adjustment.

(a) Within ninety (90) days after the Closing Date, Parent shall deliver to Seller a statement (the “Closing Statement”) setting forth in reasonable detail Parent’s good faith calculation (and attaching reasonable supporting schedules, working papers and other relevant details to enable a review thereof by Seller) of the following items (each a “Closing Item”): (i) Cash (as finally determined pursuant to this Section 2.4, the “Final Cash”); (ii) Working Capital (as finally determined pursuant to this Section 2.4, the “Final Working Capital”); (iii) the aggregate amount of Indebtedness as of immediately prior to the Closing (as finally determined pursuant to this Section 2.4, the “Final Indebtedness”); (iv) the aggregate amount of Transaction Expenses (as finally determined pursuant to this Section 2.4, the “Final Transaction Expenses”) and (v) the resulting calculation of the Final Purchase Price. For the avoidance of doubt, there shall be no adjustment to the Rolled Unit Value. The Buyer Group agrees that, following the Closing through the date that the Closing Statement becomes conclusive and binding upon the Parties in accordance with this Section 2.4, it will not (and will cause its Affiliates not to) take any actions with respect to any books, records, policies or procedures on which the Closing Statement is based or on which the Closing Statement is to be based that are inconsistent with or that would impede or delay the determination of the amount of the Final Cash, the Final Working Capital, the Final Indebtedness, the Final Transaction Expenses or the preparation of the Dispute Notice or the Closing Statement in the manner and utilizing the methods required by this Agreement.

(b) Seller shall have forty-five (45) days after Seller’s receipt of the Closing Statement (the “Review Period”) within which to review Parent’s calculation of the Closing Items. If Seller disputes any of the Closing Items, Seller shall notify Parent in writing of its objection to such Closing Item(s) within the Review Period, together with a

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description of the basis for and dollar amount of such disputed items (to the extent possible) (and attaching reasonable supporting details to enable a review thereof by Parent) (a “Dispute Notice”). The Closing Items, as set forth in the Closing Statement, shall become final, conclusive and binding on the Parties unless Seller delivers to Parent a Dispute Notice within the Review Period. If Seller timely delivers a Dispute Notice, any amounts on the Closing Statement not objected to by Seller in the Dispute Notice (or by Parent as a result of the items disputed by Seller in any such Dispute Notice) shall be final, conclusive and binding on the Parties, and Parent and Seller shall, within thirty (30) days following Parent’s receipt of such Dispute Notice (the “Resolution Period”), use reasonable best efforts to attempt to resolve in writing their differences with respect to the matters set forth in the Dispute Notice (and any matters with respect to the Closing Items which Parent is disputing as a result of the matters set forth in the Dispute Notice, or any disputed matters arising out of the foregoing), and any such resolution shall be final, conclusive and binding on the Parties. If, at the conclusion of the Resolution Period, any amounts remain in dispute, then each of Parent and Seller shall promptly, and in any event, within ten (10) days, execute any reasonable engagement letter requested by the Valuation Firm and submit all items remaining in dispute to a nationally recognized accounting firm mutually acceptable to Parent and Seller (the “Valuation Firm”) for resolution, acting as an accounting expert (and not as an arbitrator) and in accordance with the standards set forth in this Section 2.4, by delivering, within ten (10) days after engagement of the Valuation Firm, their written position with respect to such items remaining in dispute. Parent and Seller shall each cooperate fully with the Valuation Firm, including by using reasonable best efforts to provide the information, data and work papers used by each Party and its representatives (including accountants) to prepare and/or calculate the Closing Items, making its personnel and accountants available to explain any such information, data or work papers, so as to enable the Valuation Firm to make such determination as quickly and as accurately as practicable; provided, that (i) each Party shall substantially simultaneously provide the other party with a copy of all materials provided to, and communications with, the Valuation Firm and (ii) no Party (or any of its Affiliates, advisors or representatives) shall engage in any ex parte communications with the Valuation Firm as to any Closing Items then in dispute. The Valuation Firm shall determine, based solely on the submissions by or written communications with Seller and Parent, and not by independent review, only those issues set forth in the Dispute Notice (and those raised by Parent in response thereto) that remain in dispute and shall determine a value for any such disputed item which is equal to or between the final values proposed by Parent and Seller in their respective submissions. The Parties shall request that the Valuation Firm make a decision with respect to all disputed Closing Items within thirty (30) days after the submissions of the Parties, as provided above, and in any event as promptly as practicable. The final determination with respect to all disputed Closing Items shall be set forth in a written statement by the Valuation Firm delivered to Seller and Parent and shall be final, conclusive and binding on the Parties except for manifest error. Judgment may be entered upon the determination of the Valuation Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Valuation Firm incurred pursuant to this Section 2.4(b) shall be borne by Seller, on the one hand, and Parent, on the other hand, in inverse proportion to the Final Allocation made by such Valuation Firm of any disputed Closing Items, such that the prevailing Party pays the lesser proportion of such fees, costs and expenses. For example, if Seller claims that the appropriate adjustments are one thousand dollars ($1,000) greater than the amount determined by Parent and if the Valuation Firm ultimately resolves the dispute by awarding to Seller seven hundred dollars ($700) of the one thousand dollars ($1,000) disputed, then the fees, costs and expenses of the Valuation Firm will be allocated seventy percent (70%) (i.e., 700 ÷ 1,000) to Parent and thirty percent (30%) (i.e., 300 ÷ 1,000) to Seller.

(c) From and after Seller’s receipt of the Closing Statement until the Closing Items are finally determined pursuant to this Section 2.4, Seller, its Affiliates and their auditors, accountants and other representatives shall be, upon reasonable advance notice to Parent, permitted reasonable access during normal business hours to the Atlas Companies and Parent and their auditors, accountants, personnel, books and records and any other documents or information reasonably requested by such Person relating to any item properly raised in a Dispute Notice (including the information, data and work papers used by Parent and/or the Atlas Companies’ auditors or accountants to prepare and calculate the Closing Items, but excluding information the disclosure of which, Parent was advised by legal counsel in good faith, could reasonably be expected to jeopardize any applicable privilege (including the attorney client privilege) and, subject to such Person and their auditors, accountants and other representatives entering into any such access letters reasonably required).

(d) If the Final Purchase Price exceeds the Initial Purchase Price (such excess amount, if any, the “Excess Amount”), within three (3) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.4, Parent shall contribute the Excess Amount to Holdings and cause Holdings to pay to Seller the Excess Amount, by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by Seller to Parent.

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(e) If the Final Purchase Price is less than the Initial Purchase Price (such shortfall amount, if any, the “Shortfall Amount”), within three (3) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.4, at the election of the Seller in its sole discretion, the Seller may either (i) surrender, for no additional consideration, a number of both Holdings Common Units and Rollover Class B Stock (subject to equitable adjustment for any split, dividend, distribution, combination, reclassification, reorganization, recapitalization or similar) equal to the quotient of (A) the remaining Shortfall Amount divided by (B) the Common Stock Price or (ii) pay, or cause to be paid, to Holdings, and Holdings shall distribute to Parent, the remaining Shortfall Amount, by wire transfer of immediately available funds, in accordance with the wire transfer instructions provided in writing by Parent to Seller; provided, that the Seller may elect to pay such Shortfall Amount by means of more than one (without duplication) of the foregoing clauses (i) or (ii) and may change its election at any time prior to such payment or surrender.

(f) Any payments or surrender of Equity Interests, as applicable, made pursuant to this Section 2.4 shall be deemed an adjustment to the Final Purchase Price, to the extent permitted by applicable Law.

Section 2.5 Closing Transactions. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by conference call and by exchange of signature pages by email or fax at 9:00 a.m. Central Time on (a) the third (3rd) Business Day after the conditions set forth in Section 2.6 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (b) such other date as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”). The Closing shall be deemed effective for all purposes as of 12:01 a.m. Central Time on the Closing Date.

Section 2.6 Conditions to the Obligations of the Parties.

(a) Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:

(i) Hart-Scott-Rodino Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

(ii) No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated hereby illegal or any Order in effect preventing the consummation of the transactions contemplated hereby.

(iii) Government Consents and Approvals. All consents and approvals from Governmental Entities set forth on the Consents Schedule shall have been obtained.

(iv) Required Vote. The Required Vote (other than the approval and adoption of the LTIP) shall have been obtained.

(v) Parent Stock Redemption. The Parent Stock Redemption shall have been completed in accordance with the terms hereof and the Parent Governing Documents.

(b) Conditions to Obligations of the Buyer Group. The obligations of the Buyer Group to consummate the transactions to be performed by each member of the Buyer Group in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:

(i) Representations and Warranties.

(A) The representations and warranties of the Company set forth in Article III of this Agreement, including in Section 3.25 (other than the Company Fundamental Representations, except for the representations and warranties contained in Section 3.25) and of Seller set forth in Article IV of this Agreement (other than the Seller Fundamental Representations), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than the representations and warranties contained in Section 3.4(a) and Section 3.5 and in respect of the defined term “Material Contract”), shall be true and correct as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect;

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(B) the representations and warranties of the Company set forth in Section 3.2(a) of this Agreement, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct as of the Closing Date in all material respects; and

(C) the Company Fundamental Representations (other than the representations and warranties contained in Section 3.2(a) and Section 3.25) and the Seller Fundamental Representations, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct in all respects as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than de minimis inaccuracies.

(ii) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date;

(iii) Material Adverse Effect. There shall not have been a Material Adverse Effect since the date hereof.

(iv) Rolled Unit Value. The Rolled Unit Value to be delivered to Seller at Closing shall not exceed $297,000,000.

(v) Deliveries and Closing Actions. At the Closing:

(A) the Company shall deliver to Parent, a duly executed certificate from an authorized Person of the Company in the form attached hereto as Exhibit B, dated as of the Closing Date, certifying (1) that the conditions set forth in Section 2.6(b)(i) and Section 2.6(b)(ii) have been satisfied, (2) that the Governing Documents of the Company attached thereto are in full force and effect, and (3) that the resolutions of the managing member of the Company and the general partner of Seller approving this Agreement and the other transactions contemplated hereby were duly adopted;

(B) Seller shall deliver to Buyer an assignment substantially in the form attached hereto as Exhibit C, duly executed by Seller;

(C) Seller shall deliver to Parent the Amended and Restated Limited Liability Company Agreement of Holdings in substantially the form attached hereto as Exhibit D and effective as of the Closing Date (the “A&R LLC Agreement”), duly executed by Seller;

(D) Seller shall deliver to Buyer (i) a certificate in the form of Exhibit E, as provided in Section 1445(b)(2) and 1446(f) of the Code, stating under penalties of perjury that Seller is not a foreign Person within the meaning of Section 1445(f)(3) and 1446(f) of the Code and (ii) a properly completed and executed IRS Form W-9;

(E) the Company shall deliver to Buyer the written resignations, effective as of the Closing, of those directors and officers of the Atlas Companies that Buyer designates in writing to the Company at least two (2) Business Days prior to the Closing;

(F) Seller shall deliver to Parent a restrictive covenant agreement in substantially the form attached hereto as Exhibit F, duly executed by Atlas Technical Consultants SPV, LLC, a Delaware limited liability company and Arrow Environmental SPV, LLC, a Delaware limited liability company;

(G) Seller shall deliver to Parent the registration rights agreement in substantially the form attached hereto as Exhibit G (collectively, the “Registration Rights Agreement”), duly executed by Seller;

(H) Seller shall deliver to Buyer the director nomination agreement in substantially the form attached hereto as Exhibit H (the “Director Nomination Agreement”), duly executed by Seller;

(I) the Company shall have delivered to Buyer copies of all invoices received by the Company for Transaction Expenses payable by the Company from third parties prior to or in connection with the Closing, at least three (3) Business Days prior to Closing (to the extent received as of such time); and

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(J) the Company shall deliver to Buyer customary payoff letters with respect to Indebtedness for Borrowed Money, with an agreement either to provide and file or to authorize the filing of termination statements on Form UCC-3, or other appropriate releases following any payoff thereof, at least one (1) Business Day prior to the Closing (the “Payoff Letters”).

(vi) Remaining Funds. The funds that the Buyer Group will receive from the Financing, together with the amount of funds remaining in the Trust Account after the Parent Stock Redemption, are sufficient to pay the Initial Purchase Price in full at the Closing and to consummate the transactions contemplated hereby.

(vii) Available Closing Date Equity. The Available Closing Date Equity (without taking into account the reduction for expenses described in clause (c) of the definition of Available Closing Date Equity) shall not be less than $100,000,000.

(viii) Consents and Approvals. All of the non-Governmental Entity consents and approvals listed on the Consents Schedule shall have been obtained.

(c) Conditions to Obligations of Seller and the Company. The obligation of Seller and the Company to consummate the transactions to be performed by Seller and the Company in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties.

(A) The representations and warranties of the Buyer Group set forth in Section 5.3, Section 5.7, and Section 5.11 of this Agreement, in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date in all material respects) except in each case, to the extent such failure of the representations and warranties to be so true and correct when taken as a whole, would have a material adverse effect on the Buyer Group’s ability to consummate the transactions contemplated by this Agreement;

(B) The representations and warranties of the Buyer Group set forth in Section 5.1, Section 5.4, Section 5.5, Section 5.6, Section 5.8, Section 5.9, Section 5.10, Section 5.12, Section 5.13, Section 5.14, and Section 5.15 of this Agreement, in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the Closing Date in all material respects (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date in all material respects); and

(C) the representations and warranties of the Buyer Group set forth in Section 5.2 shall be true and correct in all respects as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than de minimis inaccuracies.

(ii) Performance and Obligations of the Buyer Group. Each member of the Buyer Group shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by such member of the Buyer Group on or prior to the Closing Date; provided, that the covenants to deliver monetary amounts pursuant to Section 2.6(c)(vii)(B), Section 2.6(c)(vii)(J) and Section 2.6(c)(vii)(K) and the covenants to deliver the Rollover Class B Stock pursuant to Section 2.6(c)(vii)(C) and Seller Holdings Units pursuant to Section 2.6(c)(vii)(D) shall have been complied with in all respects.

(iii) Stockholder Support Agreement. Each of the covenants of each Sponsor required under such Sponsor’s Stockholder Support Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(iv) Parent Governing Documents. The Second A&R Certificate shall have been filed with the Secretary of State of the State of Delaware and Parent shall have adopted the Amended and Restated Bylaws, substantially in the form attached hereto as Exhibit A-2.

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(v) Indebtedness. The Debt to Equity Ratio shall be less than the Debt to Equity Threshold.

(vi) Rolled Unit Value. The Rolled Unit Value to be delivered to Seller at Closing shall not exceed $197,000,000.

(vii) Deliveries and Closing Actions. At the Closing:

(A) Parent shall deliver to Seller, a duly executed certificate from an officer of each member of the Buyer Group, in substantially the form attached hereto as Exhibit I, dated as of the Closing Date, certifying that the conditions set forth in Section 2.6(c)(i) through Section 2.6(c)(ii) have been satisfied;

(B) Buyer shall deliver to Seller, by wire transfer of immediately available funds to the account designated in writing by Seller to Buyer, in partial consideration for the Purchased Units, an amount equal to the Initial Purchase Price;

(C) Parent shall deliver, or cause to be delivered, to Seller, as remaining consideration for the Purchased Units, the Rollover Class B Stock;

(D) Parent shall deliver, or cause to be delivered, to Seller, the Seller Holdings Units;

(E) Parent shall deliver to Seller a counterpart to the A&R LLC Agreement, duly executed by Parent and Holdings;

(F) Parent shall deliver to Seller a counterpart to the Registration Rights Agreement, duly executed by Parent;

(G) Parent shall deliver to Seller a counterpart to the Director Nomination Agreement, duly executed by Parent;

(H) Parent shall deliver to Seller the voting agreement in substantially the form attached hereto as Exhibit J (the “Sponsor Voting Agreement”), duly executed by Boxwood Sponsor LLC and the Company;

(I) Parent shall deliver to Seller the sponsor lock-up agreement in substantially the form attached hereto as Exhibit K (the “Sponsor Lock-Up Agreement”), duly executed by Boxwood Sponsor LLC and the Company;

(J) Buyer Group shall pay an aggregate amount equal to the Estimated Transaction Expenses to the payees thereof as set forth on the Estimated Closing Statement delivered to Buyer pursuant to Section 2.3, by wire transfer of immediately available funds to the accounts designated by such payees; and

(K) Buyer Group shall pay all Indebtedness for Borrowed Money pursuant to Payoff Letters delivered to Buyer prior to the Closing by the Atlas Companies to the payees set forth on such payoff letters, by wire transfer of immediately available funds to the accounts designated by such payees.

(d) Frustration of Closing Conditions. None of Seller, the Company, or any member of the Buyer Group may rely on the failure of any condition set forth in this Section 2.6 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the closing conditions of each such other Party (and, with respect to the Buyer Group, Sections 2.6(b)(iv) and 2.6(b)(vi)) to be satisfied, including as required by Sections 6.1 and 6.2.

(e) Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 2.6 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

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Section 2.7 Withholding and Wage Payments.

(a) Buyer and the Company will be entitled to deduct and withhold from any amount payable pursuant to this Agreement (including payments of Initial Purchase Price or Final Purchase Price) such amounts as Buyer or the Company (or any Affiliate thereof) are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, that Buyer and the Company shall give timely and reasonable prior notice of any intent to deduct or withhold prior to deducting or withholding (other than with respect to amounts that constitute “wages” or where Buyer is required to withhold due to Seller’s failure to comply with Section 2.6(b)(v)(D)). To the extent that amounts are so withheld by Buyer or the Company and paid to the applicable Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

(b) Notwithstanding the foregoing, to the extent that any amount payable pursuant to this Agreement needs to be paid to any employee of any Atlas Company that constitutes “wages”, such amount shall be deposited in the payroll account of the applicable Atlas Company and the amounts due to the employee (net of withholding) shall be paid to the employee pursuant to the next scheduled payroll of the applicable Atlas Company.

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Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

As an inducement to the Buyer Group to enter into this Agreement and consummate the transactions contemplated hereby, the Company and Seller hereby jointly and severally represent and warrant to the Buyer Group that the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 3.1 Organization; Authority; Enforceability. Each Atlas Company is (a) duly formed, validly existing, and in good standing (or the equivalent) under the Laws of its jurisdiction of formation and (b) qualified to do business and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Atlas Companies. The Company has the limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The managing member of the Company has duly approved this Agreement and the other transaction contemplated hereby and has duly authorized the execution and delivery of this Agreement. No other limited liability company proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. True and complete copies of the Governing Documents of each Atlas Company, as in effect on the date hereof, have been delivered to Parent.

Section 3.2 Noncontravention.

(a) Except as set forth in Schedule 3.2(a), the consummation of the transactions contemplated hereby by the Company do not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a material violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Units under, or (vi) other than the filings required pursuant to Section 6.2, require any approval from, or filing with, any Governmental Entity under or pursuant to, the Governing Documents or any Law, or Order to which Seller or any Atlas Company is bound or subject.

(b) Except as set forth in Schedule 3.2(b) or as would not be materially adverse to the Atlas Companies, taken as a whole, the consummation of the transactions contemplated hereby by the Company does not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Units under, or (vi) other than the filings required pursuant to Section 6.2, require any approval under or pursuant to any Material Contract.

Section 3.3 Capitalization.

(a) Schedule 3.3(a) sets forth, with respect to each Atlas Company, (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) the Equity Interests issued by each Atlas Company and the record and beneficial ownership (provided, that in respect of Seller, beneficial ownership shall not include the beneficial owners of the Equity Interests of Seller) thereof.

(b) Except as set forth on Schedule 3.3(b):

(i) there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any Atlas Company is a party or which are binding upon any Atlas Company providing for the issuance, disposition or acquisition of any of its Equity Interests (other than this Agreement);

(ii) none of the Atlas Companies is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests, either of itself or of another Person;

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(iii) none of the Atlas Companies is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests held by the Atlas Companies;

(v) none of the Atlas Companies has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by statute, Governing Document or agreement in connection with the offer, sale, issuance or allotment of any of its Equity Interests; and

(vi) none of the Atlas Companies has any Liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and, other than pursuant to the Credit Agreement, there are no contractual restrictions of any kind which prevent the payment of the foregoing by the any of the Atlas Companies.

(c) Each of the Atlas Companies are (a) duly formed, validly existing and in good standing (or the equivalent) under the Laws of its jurisdiction of formation and (b) qualified to do business and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Atlas Company. All of the issued and outstanding Equity Interests of the Atlas Companies (including the Purchased Units) have been duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, rights of first refusal or applicable law. Upon delivery of and payment for the Purchased Units at the Closing, (i) Buyer will acquire good and valid title to all of the Purchased Units, free and clear of any Liens (other than Permitted Liens) and (ii) the Purchased Units, together with the Rolled Units, will represent all of the Equity Interests of the Company.

(d) Except as set forth on Schedule 3.3(d), no Atlas Company currently owns, directly or indirectly, any debt or equity ownership or voting interest in any Person (other than an Atlas Company).

Section 3.4 Financial Statements.

(a) Seller has made available to Parent the following financial statements (collectively, the “Financial Statements”): (i) the unaudited consolidated balance sheet of the Atlas Companies as of March 31, 2019 (the “Latest Balance Sheet”) and 2018 and the related unaudited consolidated statements of operations and comprehensive income (loss), members’ capital and cash flows for the three-month period then ended, together with the notes thereto (collectively with the Latest Balance Sheet, the “Interim Financial Statements”), (ii) the audited combined balance sheets of the Company and ATC Group Partners LLC and their respective subsidiaries as of December 31, 2018 and December 31, 2017, and the related audited combined statements of operations and comprehensive income (loss), members’ capital and cash flows for each of the three (3) years in the period ended December 31, 2018, together with all related notes and schedules thereto, accompanied by the reports thereon of the Atlas Companies’ independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB and (iii) the financial statements for any “business” within the meaning of Rule 11-01(d) of Regulation S-X of the SEC acquired by any Atlas Company that is required pursuant to Rule 3-05 of Regulation S-X of the SEC for the applicable periods required thereunder. The Financial Statements were derived from the books and records of the Atlas Companies and Seller. Each of the Financial Statements (a) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except (x) as otherwise noted therein to the extent permitted by Regulation S-X of the SEC and (y) in the case of Interim Financial Statements, subject to normal and recurring year-end adjustments and the absence of notes thereto, none of which would be material individually or in the aggregate) and in accordance with Regulation S-X of the SEC and (b) fairly presents in all material respects, the combined assets, liabilities, equity, cash flow and financial condition as of the respective dates thereof and/or the operating results of the Atlas Companies for the periods covered thereby. Each of the independent auditors for the Atlas Companies, with respect to their report as included in the Financial Statements described in clause (ii) above, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and the PCAOB, and with respect to their report as included in the Financial Statements described in clause (iii) above, is an independent public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and the American Institute of Certified Public Accountants.

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(b) The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (“Internal Controls”). Neither the Company nor an independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of Internal Controls utilized by the Company (other than a significant deficiency or material weakness that has been disclosed in writing to any member of the Buyer Group), (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Company, or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, the Company’s ability to record, process, summarize and report financial information (other than a significant deficiency or material weakness that has been disclosed in writing to any member of the Buyer Group), and there is no fraud that involves Seller or any of its Affiliates, the management of the Company or any other Person that is related to the Company or any of its Subsidiaries or their respective management, employees, assets or operations.

(c) Except as set forth on Schedule 3.4(c), the Atlas Companies have no Liabilities of any nature whatsoever, except (i) Liabilities reflected in, reserved against or otherwise described in the Financial Statements or the notes thereto or on Schedule 3.4(c); (ii) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was cause by any breach of Contract, breach of warranty, tort, infringement or violation of Law); (iii) Liabilities arising under this Agreement and/or the performance by the Company of its obligations hereunder; or (iv) Liabilities other than those described in clauses (i) through (iii) that in the aggregate do not exceed $250,000.

(d) No Atlas Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities and Exchange Commission.

Section 3.5 No Material Adverse Effect. Except as set forth on Schedule 3.5, since December 31, 2018, there has been no Material Adverse Effect.

Section 3.6 Absence of Certain Developments. Except as set forth on Schedule 3.6 or as described in the audited Financial Statements, since the date of the Latest Balance Sheet, no Atlas Company has:

(a) sold, leased, assigned, transferred or otherwise disposed of any (i) tangible material assets or properties (other than the sale or disposal of inventory or obsolete equipment) or (ii) material Intellectual Property, other than licenses in the Ordinary Course of Business;

(b) made any amendments to its Governing Documents;

(c) made or granted any (i) bonus other than in the Ordinary Course of Business pursuant to a Company Employee Benefit Plan or (ii) material increase in base salary or cash bonus to any director or senior executive;

(d) amended (other than as required by applicable Law or as part of an annual renewal for health and/or welfare benefits), terminated or adopted any Company Employee Benefit Plan;

(e) effectuated any reduction in force, early retirement program or other voluntary or involuntary employment termination program, or otherwise implemented any employee layoff, in each case, not in compliance with the WARN Act;

(f) made any changes to its accounting policies, methods or practices;

(g) changed or revoked any material election relating to Taxes, made any material election related to Taxes outside of the Ordinary Course of Business, entered into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter, filed any amended Tax Return, changed a material method of accounting or accounting period with respect to Taxes or surrendered any right to claim any refund of material Taxes;

(h) (i) issued, sold, delivered, redeemed or purchased any Equity Interests, (ii) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, securities or property) in respect of any Equity Interests or (iii) adjusted, split, combined or reclassified any of its Equity Interests;

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(i) amended or terminated any Material Contract or Leases (other than extension or renewal of any Lease in the Ordinary Course of Business);

(j) (i) incurred or guaranteed any additional Indebtedness for Borrowed Money or (ii) made any loans or advances to any other Person, other than advances to employees in the Ordinary Course of Business;

(k) other than inventory and other assets acquired in the Ordinary Course of Business, acquired properties or assets, including Equity Interests of another Person, with a value in excess of $500,000, whether through merger, consolidation, share exchange, business combination or otherwise;

(l) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization;

(m) instituted or settled any Proceeding that alleged or resulted in a settlement of at least $50,000;

(n) entered into any joint venture, partnership or similar arrangement;

(o) collected material amounts of its accounts receivable or paid material amounts of any accrued liabilities or accounts payable or prepaid any expenses or other items, in each case, other than in the Ordinary Course of Business;

(p) made or effected any amendment, waiver, change, release or termination of any term, condition or provision of any Material Contract;

(q) taken or omitted to take any action which has, or would reasonably be expected to result in, a material adverse change in any Atlas Company’s relationship with any Material Customer or Material Supplier; or

(r) authorized or entered into any Contract to do any of the foregoing.

Section 3.7 Real Property.

(a) Schedule 3.7(a) sets forth the address of each Owned Real Property. With respect to each Owned Real Property: (i) the applicable Atlas Company has good fee simple title to such Owned Real Property, free and clear of all Liens other than Permitted Liens; (ii) except as set forth in Schedule 3.7(a), no Atlas Company has leased to any Person the right to use or occupy such Owned Real Property; and (iii) other than the right of the Buyer Group pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property. No Atlas Company is a party to any agreement to purchase any real property or interest therein.

(b) Schedule 3.7(b) sets forth the address of each Leased Real Property (other than Licensed Real Property) and a true, correct and complete list of all Leases for such Leased Real Property (other than Licensed Real Property) and the parties to each such Lease. Except as set forth on Schedule 3.7(b), with respect to each of the Leases: (i) no Atlas Company has subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof; (ii) such Lease is legal, valid, binding, enforceable and in full force and effect except as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles; (iii) the applicable Atlas Company’s possession and quiet enjoyment of the Leased Real Property under such Lease, to the extent applicable, has not been disturbed; (iv) no Atlas Company is currently in default under, nor has any event occurred or, to the Knowledge of the Company, does any circumstance exist that, with notice of lapse of time or both would constitute a default by such Atlas Company under any Lease; and (v) to the Knowledge of the Company, no default, event or circumstance exists that, with notice or lapse of time, or both, would constitute a default by any counterparty to any such Lease. Each applicable Atlas Company has made available to Parent a true, correct and complete copy of all Leases (other than Leases with respect to Licensed Real Property).

(c) The Owned Real Property identified in Schedule 3.7(a), the Leased Real Property identified in Schedule 3.7(b) and the Licensed Real Property comprise all of the real property used in the business of the Atlas Companies.

(d) The buildings, material building components, structural elements of the improvements, roofs, foundations, parking and loading areas, mechanical systems (including all heating, ventilating, air conditioning, plumbing, electrical, elevator, security, utility and fire/life safety systems) within any improvements of the Owned Real Property and the Leased Real Property (other than the Licensed Real Property) are in good working condition and repair and sufficient for the operation of the business by each Atlas Company. No Atlas Company has received written notice of (i) any condemnation, eminent domain or similar Proceedings affecting any parcel of Owned Real Property or Leased

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Real Property, (ii) any special assessment or pending improvement liens to be made by any Governmental Entity or (iii) violations of any building codes, zoning ordinances, governmental regulations or covenants or restrictions affecting any Owned Real Property or Leased Real Property. There are no recorded or unrecorded agreements, easements or encumbrances that materially interfere with the continued access to or operation of the business of the Atlas Companies as currently conducted on all Owned Real Property and Leased Real Property.

(e) To the Knowledge of the Company, all water, gas, electrical, stream, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems servicing each parcel of Owned Real Property and Leased Real Property are sufficient for the continued operation of the business of each applicable Atlas Company as currently conducted on such Owned Real Property or Leased Real Property in all material respects.

(f) Within the five (5) years prior to the date hereof, no portion of the Owned Real Property and, during the lesser of the term of the respective Lease and the five (5) years prior to the date hereof, no portion of the Leased Real Property (other than the Licensed Real Property) has suffered damage by fire or other casualty loss which has not been repaired and restored to its original condition in all material respects.

(g) Within the five (5) year period prior to the date hereof, no Atlas Company has received any written notice from any insurance company of defects or inadequacies in any Owned Real Property or Leased Real Property that would affect the insurability of any parcel or may cause or result in any material amendment to existing policies with respect to such Owned Real Property or Leased Real Property (including a material increase of premiums).

Section 3.8 Tax Matters.

(a) Except as set forth on Schedule 3.8(a), each Atlas Company has timely filed all income and other material Tax Returns required to be filed by it pursuant to applicable Laws, and such Tax Returns are accurate, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Each Atlas Company has paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). Each Atlas Company has timely and properly withheld and paid all material amounts of Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem and value added Taxes. Within the five (5) years prior to the date hereof, no written claim has been made by a Taxing Authority in a jurisdiction where an Atlas Company does not pay Taxes or file Tax Returns that an Atlas Company is or may be subject to taxation by or required to file Tax Returns in that jurisdiction.

(b) Except as set forth and identified on Schedule 3.8(b), in the five (5) years prior to the date hereof, no Atlas Company has been audited by any federal, state or local Taxing Authority, and there is no Tax audit or examination or any Proceeding now being conducted, pending or to the Knowledge of the Company threatened with respect to any Taxes or Tax Returns of or with respect to any Atlas Company. No Atlas Company has commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.

(c) Except as set forth on Schedule 3.8(c), no Atlas Company has waived, extended or agreed to extend any applicable statute of limitations relating to any Tax assessment or deficiency of any Atlas Company, in each case, which extension is currently in effect. No Atlas Company has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting or other request pending with any Governmental Entity that relates to the Taxes or Tax Returns of any Atlas Company. No power of attorney granted by any Atlas Company with respect to any Taxes is currently in force.

(d) No Atlas Company has engaged in any listed transaction as defined in Treasury Regulation Section 1.6011-4(b)(2).

(e) Except for the Atlas C Corp Entities and the Atlas Partnership Entities or as set forth on Schedule 3.8(e), each Atlas Company is (and has been for its entire existence) classified as an entity that is disregarded as separate from Seller or an Atlas Partnership Entity for U.S. federal income Tax purposes and no election has been made (or is pending) to change such treatment. Each Atlas Partnership Entity is (and has been for its entire existence) classified as a partnership for U.S. federal income Tax purposes and no election has been made (or is pending) to change such treatment.

(f) None of (i) the goodwill, (ii) going concern value or (iii) other intangible assets that would not be amortizable prior to the enactment of Code Section 197 of any Atlas Company was held by Seller or any Atlas Company or any

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related person (within the meaning of Code Section 197(f)(9)(C)) to any Seller or any Atlas Company on or before August 10, 1993, or could constitute anti-churning property under Code Section 197(f)(9)(A).

(g) No Atlas Company is required to include an item of income, or exclude an item of deduction, for any period after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of: (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized or received on or prior to the Closing; (iv) except as set forth on Schedule 3.8(g), a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; (vi) an election under Code Section 965; (vii) the application of Code Section 263A (or any similar provision of state, local, or non-U.S. Laws); or (viii) an election (including a protective election) pursuant to Code Section 108(i). No Atlas Company currently uses the cash method of accounting for income Tax purposes. No Atlas Company has any “long-term contracts” that are subject to a method of accounting provided for in Code Section 460 or has any deferred income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Section 455 of the Code, or Section 456 of the Code (or any corresponding provision of state or local Law). No Atlas Company owns an interest in any Flow –Thru Entity (other than interests owned in an Atlas Partnership Entity).

(h) There are no Liens for Taxes on any assets of any Atlas Company, other than Permitted Liens.

(i) No Atlas Company has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is an Atlas Company). No Atlas Company is liable for Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No Atlas Company is party to any Tax Sharing Agreements, except for any Tax Sharing Agreements solely between Atlas Companies. All amounts payable with respect to (or reference to) Taxes pursuant to any Ordinary Course Tax Sharing Agreement have been timely paid in accordance with the terms of such contracts

(j) No Atlas Company is organized in any non-U.S. jurisdiction. No Atlas Company (i) has an office, permanent establishment, branch or other activities outside the U.S. or (ii) is a resident, engaged in a trade or business, or otherwise subject to Tax or required to file Tax Returns in any non-U.S. jurisdiction.

(k) Seller is not a foreign person within the meaning of Code Section 1445. Either (i) less than fifty percent (50%) of the Company’s gross assets (determined by assuming that the Company were a regarded entity for U.S. federal income tax purposes) consist of interests in “United States real property interests” within the meaning of Code Section 897(c) or (ii) less than ninety percent (90%) of the Company’s gross assets (determined by assuming that the Company were a regarded entity for U.S. federal income tax purposes) consist of “United States real property interests” within the meaning of Code Section 897(c) plus any cash or cash equivalents.

(l) No Atlas Company is subject to a material Tax holiday or Tax incentive or grant in any jurisdiction.

(m) No asset of any Atlas Company is tax-exempt use property under Code Section 168(h). No portion of the cost of any asset of any Atlas Company has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Code Section 103(a). None of the assets of any Atlas Company is property that is required to be treated as being owned by any other person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

(n) No Atlas Company has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368. No Atlas Company has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A)) in a distribution of shares that was reported or otherwise constitute a distribution of shares under Code Section 355(i) in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.

(o) The material income Tax Returns made available to the members of the Buyer Group reflect all of the jurisdictions in which the Atlas Companies are required to remit material income Tax.

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Section 3.9 Contracts.

(a) Except as set forth on Schedule 3.9(a), no Atlas Company is a party to, or bound by, any:

(i) collective bargaining agreement applicable to employees of the Atlas Companies;

(ii) Contract with any Material Customer or Material Supplier;

(iii) (x) employment Contract providing for an annual base salary in excess of $200,000 (other than “at-will” Contracts that may be terminated upon thirty (30) days or less notice without the payment of severance, other than severance or termination payments required by Law) or (y) Contract providing for cash severance payments in excess of $200,000 in the aggregate;

(iv) Contract relating to Indebtedness in excess of $1,000,000;

(v) license or royalty Contract with respect to any Intellectual Property to which the Atlas Companies are a party as licensee or licensor (other than Contracts relating to commercially available off-the-shelf Software licensed for less than $100,000 in annual fees);

(vi) each Contract which provides for aggregate future payments to or from any Atlas Company in excess of $500,000 in any calendar year, other than those that can be terminated without material penalty by such Atlas Company upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business;

(vii) joint venture, partnership, strategic alliance or similar Contract;

(viii) power of attorney;

(ix) other than this Agreement, Contract for the sale, transfer or acquisition of any material assets, Equity Interest or business of any Atlas Company (other than those providing for sales, transfers or acquisitions of assets in the Ordinary Course of Business) or for the grant to any Person of any preferential rights to purchase any of the assets, Equity Interests or business of any Atlas Company, in each case, under which there are material outstanding obligations of the applicable Atlas Company (including any sale, transfer or acquisition agreement that has been executed, but has not closed);

(x) Contract which contains a provision prohibiting or materially restricting any Atlas Company from competing in any jurisdiction other than in respect of confidentiality agreements entered into in the Ordinary Course of Business (none of which contain any non-compete, standstill or similar provisions);

(xi) Contract that contains (A) a “most favored nation” provision with respect to any Person; or (B) a provision providing for the sharing of any revenue or cost-savings with any third party;

(xii) Contract pursuant to which any Atlas Company has granted any exclusive marketing, sales representative relationship, franchising consignment, distribution or any other similar right to any third party (including in any geographic area or with respect to any product of the business);

(xiii) agreement involving the payment of any earn-out or similar contingent payment;

(xiv) Contract with any Governmental Entity which provides for aggregate future payments to or from any Atlas Company in excess of $500,000 in any calendar year; or

(xv) Contract involving the settlement of any Proceeding or threatened Proceeding.

(b) Except as specifically disclosed on Schedule 3.9(b), each Contract listed on Schedule 3.9(a) (each, a “Material Contract”) is legal, valid, binding and enforceable against the applicable Atlas Company party thereto and against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. With respect to all Material Contracts, none of the Atlas Companies or, to the Knowledge of the Company, any other party to any such Material Contract is in material breach thereof or default thereunder (or is alleged to be in breach or default thereunder) and there does not exist under any

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Material Contract any event or circumstance which, with the giving of notice or the lapse of time (or both), would constitute such a material breach or default thereunder by any Atlas Company thereunder or, to the Knowledge of the Company, any other party to such Material Contract.

(c) Schedule 3.9(c) sets forth a list of the (i) top twenty (20) customers (determined by the amount of total invoiced revenue) of the Atlas Companies for the fiscal year ended December 31, 2018 and (ii) top five (5) customers (determined by the amount of total invoiced revenue) of the Atlas Companies for the three-month period ending as of March 31, 2019 (each, a “Material Customer”). No such Material Customer has cancelled, terminated or materially and adversely (from the Atlas Companies’ perspective) altered its relationship with any Atlas Company or threatened to cancel, terminate or materially and adversely alter its relationship with any Atlas Company.

(d) Schedule 3.9(d) sets forth a list of the Material Suppliers. No such Material Supplier has cancelled, terminated or materially and adversely (from the Atlas Companies’ perspective) altered its relationship with any Atlas Company or threatened to cancel, terminate or materially and adversely alter its relationship with any Atlas Company.

Section 3.10 Intellectual Property.

(a) The former and current products, services and operation of the business of the Atlas Companies have not in the past five (5) years interfered with, infringed, misappropriated or otherwise violated, and do not currently interfere with, infringe, misappropriate or otherwise violate, any Intellectual Property rights of any Person in any respect, and no Atlas Company has in the past five (5) years received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation or other violation (including any claim that such Atlas Company must license or refrain from using any Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforcement of any Owned Intellectual Property. To the Knowledge of the Company, no Person is interfering with, challenging, infringing upon, misappropriating or otherwise violating any Owned Intellectual Property.

(b) Each Atlas Company owns or has the right to use all Intellectual Property that is used in and material to the business of such Atlas Company as currently conducted. Schedule 3.10(b) identifies each patent, Trademark and service mark registration, Internet domain name, and copyright registration, and all applications for the foregoing, in each case which is owned by an Atlas Company. None of the Atlas Companies owns or purports to own any Software material to the operation of the business of the Atlas Companies. Except as set forth on Schedule 3.10(b), all the Intellectual Property required to be disclosed in Schedule 3.10(b) is valid and enforceable. Each Atlas Company is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of any Liens, and the Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by such Atlas Company or the business of the Atlas Companies. All the Owned Intellectual Property required to be disclosed in Schedule 3.10(b) that is an issued patent, patent application, registration or application for registration has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. No loss or expiration of any Owned Intellectual Property is pending or, to the Knowledge of the Company, threatened or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by such Atlas Company).

(c) Each Atlas Company has taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other confidential information owned by such Atlas Company (and any confidential information owned by any Person to whom any of the Atlas Companies has a confidentiality obligation). Except as required or requested by Law or as part of any audit or examination by a regulatory authority or self-regulatory authority, no such trade secret or confidential information has been disclosed by any Atlas Company to any Person other than to Persons subject to a duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person. No current or former founder, employee, contractor or consultant of any Atlas Company has any right, title or interest, directly or indirectly, in whole or in part, in any Owned Intellectual Property. Each Person who has developed any material Intellectual Property for any Atlas Company has assigned all right, title and interest in and to such Intellectual Property to an Atlas Company by a valid and enforceable written assignment by operation of law. To the Knowledge of the Company, no Person is in violation of any such confidentiality or assignment agreement.

(d) No funding or facility or personnel of any Governmental Entity, university, college, other educational institution or research center was used in the development of any material Owned Intellectual Property. None of the Atlas Companies is required to pay any royalty or make any other form of payment to any Governmental Entity to allow the use, licensing, assignment or transfer of any Owned Intellectual Property.

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(e) The IT Assets are sufficient in all material respects for the current business operations of the Atlas Companies. The Atlas Companies have in place disaster recovery and security plans and procedures and have taken reasonable steps to safeguard the availability, security and integrity of the IT Assets and all data and information stored thereon, including from unauthorized access and infection by Unauthorized Code. The Atlas Companies have maintained in the Ordinary Course of Business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the IT Assets.

(f) Each item of Intellectual Property owned or used by the Atlas Companies immediately prior to the Closing will be owned or available for use by the Atlas Companies immediately subsequent to the Closing on identical terms and conditions as owned or used by the Atlas Companies immediately prior to the Closing.

(g) The Atlas Companies are in compliance with, in all material respects, all of confidentiality obligations under each Contract to which any Atlas Company are a party.

(h) Except as set forth on Schedule 3.10(h), the Atlas Companies have not experienced any Security Breaches or material Security Incidents during the five (5) year period prior to the date hereof and none of the Atlas Companies is aware of any written or oral notices or complaints from any Person regarding such a Security Breach or material Security Incident. None of the Atlas Companies has received any written or oral complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any Person (including any Governmental Entity or self-regulatory authority or entity) regarding any of the Atlas Companies’ Processing of Personal Information or compliance with applicable Privacy and Security Requirements.

(i) Except as set forth on Schedule 3.10(i), the Atlas Companies are and have been in compliance in all material respects with all applicable Privacy and Security Requirements during the five (5) year period prior to the date hereof. The Atlas Companies have a valid and legal right (whether contractually, by Law or otherwise) to access or use all Personal Information that is Processed by or on behalf of the Atlas Companies in connection with the use and/or operation of its products, services and business, in the manner such Personal Information is accessed and used by the Atlas Companies. The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated herein will not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit the Atlas Companies’ right to own or process any Personal Information used in or necessary for the conduct of the business of the Atlas Companies.

(j) The Atlas Companies have implemented Privacy Policies as required by applicable Privacy and Security Requirements, and the Atlas Companies are in compliance in all material respects with all such Privacy Policies.

(k) The Atlas Companies have implemented reasonable physical, technical and administrative safeguards designed to protect Personal Information in their possession or control from unauthorized access by any Person, including each of the Atlas Companies’ employees and contractors, and designed to ensure compliance in all material respects with all applicable Privacy and Security Requirements.

Section 3.11 Litigation. Except as set forth on Schedule 3.11(a), there are no material Proceedings pending or threatened, against any Atlas Company or any director, officer or employee of an Atlas Company (in their capacity as such) before any Governmental Entity, and during the past five (5) years there have not been any such Proceedings and the Atlas Companies are not subject or bound by any material outstanding Orders. Except as set forth on Schedule 3.11(b), there are no material Proceedings pending, initiated or, to the Knowledge of the Company, threatened, by any Atlas Company against any other Person before any Governmental Entity, and during the past five (5) years there have not been any such Proceedings. Schedule 3.11(c) sets forth a list of all active Proceedings against any of the Atlas Companies that (a) is not a Proceeding in the Ordinary Course of Business for which such Atlas Company has valid insurance coverage, (b) is being controlled by a third party and (c) for which the applicable Atlas Companies are entitled to recover damages as a result of any adverse ruling as well as costs associated with such Proceedings (either through contractual indemnifications, insurance proceeds or otherwise).

Section 3.12 Brokerage. Except as set forth on Schedule 3.12, neither Seller nor any Atlas Company has incurred any obligation or liability, contingent or otherwise, in connection with this Agreement that would result in the obligation of any Atlas Company or any member of the Buyer Group to pay any finder’s fee, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummations of the transactions contemplated hereby.

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Section 3.13 Labor Matters.

(a) Schedule 3.13(a) sets forth a complete list of all employees of the Atlas Companies and, as applicable, their classification as exempt or non-exempt under the Fair Labor Standards Act, title and/or job description, job location and compensation (base compensation and any bonuses paid with respect to the twelve-month period ended December 31, 2018 and the three-month period ended March 31, 2019). To the Knowledge of the Company, all employees of the Atlas Companies are legally permitted to be employed by the Atlas Companies in the jurisdiction in which such employees are employed in their current job capacities.

(b) Except as set forth in Schedule 3.13(b), no Atlas Company is a party to any collective bargaining agreement relating to employees of any Atlas Company. There are no strikes, work stoppages, slowdowns or other material labor disputes pending or, to the Knowledge of the Company, threatened against any Atlas Company, and no such disputes have occurred during the past three (3) years. To the Knowledge of the Company, there are no ongoing or threatened union organizing activities with respect to employees of any Atlas Company and no such activities have occurred during the past three (3) years. There are no material grievances or arbitrations pending or, to the Knowledge of the Company, threatened against any of the Atlas Companies and arising under a collective bargaining agreement. With respect to the transactions contemplated by this Agreement, the Atlas Companies have, or prior to the Closing will have, satisfied, in all material respects all notice and bargaining obligations they owe to any unions representing their employees under applicable Law or any collective bargaining agreement.

(c) Except as set forth in Schedule 3.13(c), the Atlas Companies are and for the past three (3) years have been in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages and hours, classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, disability rights or benefits, workers’ compensation, affirmative action, collective bargaining, workplace safety, immigration, layoffs and the payment of social security and other Taxes. Except as set forth in Schedule 3.13(c), (i) there are no material Proceedings pending or, to the Company’s Knowledge, threatened against any Atlas Company with respect to or by any current or former employee, consultant or personnel of (or other individual service provider to) any Atlas Company, (ii) in the past three (3) years, none of the Atlas Companies has implemented any plant closing or layoff of employees triggering notice requirements the WARN Act and (iii) in the past three (3) years, no Atlas Company has engaged in any unfair labor practices and no Atlas Company is presently subject to or, to the Knowledge of the Company, threatened with any material grievances or unfair labor practices complaints or charges.

(d) Except as would not reasonably be expected to result in material Liabilities to the Atlas Companies, taken as a whole: (i) each of the Atlas Companies has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; (ii) no Atlas Company is liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing in the past three (3) years; (iii) in the past three (3) years, each of the Atlas Companies has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to or on behalf of such employees, independent contractors and consultants; and (iv) each individual who in the past three (3) years has provided or is providing services to any Atlas Company, and has been classified as a consultant, independent contractor or temporary employee, has been properly classified as such under all applicable Laws including relating to wage and hour and Tax. None of the Atlas Companies have any material Liability or obligations under any applicable Laws arising out of improperly treating any such individual as a consultant, independent contractor or temporary employee, as applicable, in the past three (3) years, and, to the Knowledge of the Company, no such individual is entitled to any compensation or benefits that such Person has not been afforded under any applicable Laws or benefit plan or program of any Atlas Company. None of the Atlas Companies are materially liable for any delinquent payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any Atlas Company personnel (other than routine payments to be made in the Ordinary Course of Business and consistent with past practice).

(e) To the Company’s Knowledge, no employee or independent contractor of the any Atlas Company is, with respect to his or her employment by any Atlas Company, in material breach of any noncompete or nondisclosure agreement with a former employer. To the Company’s Knowledge, no senior executive or key employee of any Atlas Company has provided oral or written notice of any present intention to terminate his or her relationship with any Atlas Company within the first twelve (12) months following the Closing.

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Section 3.14 Employee Benefit Plans.

(a) Schedule 3.14(a) sets forth a list of each consulting or independent contractor Contract, which requires aggregate future payments in 2019 from the Atlas Companies in excess of $100,000, with any Person for the performance of services to any of the Atlas Companies, each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability plan, program, policy or Contract, and each other material employee compensation or benefit plan, program, policy or Contract that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Atlas Companies or pursuant to which any of the Atlas Companies has any material Liabilities, in each case, other than a multiemployer plan as defined in Section 3(37) of ERISA (each a “Company Employee Benefit Plan”). With respect to each Company Employee Benefit Plan, Seller has made available to Parent copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description provided to participants, (iii) the most recent determination or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the most recently filed Form 5500 annual report and (v) if applicable, nondiscrimination testing results for the three (3) years prior to the date hereof.

(b) Except as set forth on Schedule 3.14(b), (i) no Company Employee Benefit Plan provides post-employment health insurance benefits other than as required under Section 4980B of the Code, (ii) no any Atlas Company sponsors, maintains or contributes to, nor has any liability with respect to, an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is or was subject to Title IV of ERISA or Section 412 of the Code and (iii) no Atlas Company contributes to or has any obligation to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code. No Atlas Company has any liability under Title IV of ERISA on account of being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received, or may rely upon, a favorable determination or opinion letter from the IRS and, nothing has occurred since the issuance of such opinion, notification and/or determination letter, as applicable, which could reasonably be expected to cause the loss of the tax-qualified status of such Company Employee Benefit Plan. Except as set forth on Schedule 3.14(c), each Company Employee Benefit Plan has been maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan. There is no Proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan.

(d) Except as set forth on Schedule 3.14(d), the consummation of the transactions contemplated by this Agreement, alone or together with any other event, will not (i) result in material payment or benefit becoming due or payable, to any current or former employee, director, independent contractor or consultant under a Company Employee Benefit Plan, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant under a Company Employee Benefit Plan, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation under a Company Employee Benefit Plan or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Atlas Companies to any current or former employee, director, independent contractor or consultant.

(e) No Company Employee Benefit Plan covers employees primarily working outside of the United States.

(f) Each Company Employee Benefit Plan that is, in any part, a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code and applicable guidance thereunder in all material respects. No Person has any right against the Atlas Companies to be grossed up for or reimbursed for any tax or interest imposed under Section 409A of the Code.

(g) No benefit payable or that may become payable by any of the Atlas Companies pursuant to any Company Employee Benefit Plan or as a result of, in connection with or arising under this Agreement shall constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under

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Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. No Atlas Company has agreed to pay, gross up or otherwise indemnify any employee or contractor for any tax imposed under Section 4999 of the Code.

Section 3.15 Insurance. As of the date hereof, the Atlas Companies have in place policies of insurance in amounts and scope of coverage as set forth in Schedule 3.15 and each such policy is in full force and effect and all premiums are currently paid in accordance with the terms of such policy. Other than with respect to the errors and omissions insurance policy, all insurance policies maintained for the benefit of the Atlas Companies are maintained by the Atlas Companies. The amount and scope of coverage of the policies set forth in Schedule 3.15 are customary, adequate and suitable as compared to policies obtained by other companies of a similar nature and size operating in the industries that the Atlas Companies operate in and such policies are sufficient for the current needs of the business of the Atlas Companies. No Atlas Company is in default in any material respect of its obligations under any such policy. During the twelve (12) months prior to the date hereof, no Atlas Company has received any written notice of cancellation, material reduction in coverage or non-renewal of such policy. During the twelve (12) months prior to the date hereof, there have been no material claims by or with respect to the Atlas Companies, taken as a whole, under such policies as to which coverage has been denied or disputed in any material respect by the underwriters of such policy or in respect of which such underwriters have reserved material rights. Since the date of the Latest Balance Sheet, no Atlas Company has (a) failed to maintain in full force and effect any material insurance policies or (b) suffered any damage, destruction, theft or casualty loss to its tangible assets in excess of one hundred thousand dollars ($100,000) that is not covered by insurance.

Section 3.16 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 3.16(a), each Atlas Company is and, during the past five (5) years has been, in compliance in all material respects with all Laws applicable to the conduct of the Atlas Companies and no notices have been received during the past five (5) years by any Atlas Company from any Governmental Entity or any other Person alleging a material violation of or noncompliance with any such Laws.

(b) Each Atlas Company holds all permits required or advisable for the ownership and use of its assets and properties or the conduct of their businesses (including for the occupation and use of the Leased Real Property) as currently conducted and are in compliance with all terms and conditions of such permits (collectively, “Permits”), except where the failure to have such Permits would not be reasonably expected to be, individually or in the aggregate, materially adverse to the business of the Atlas Companies. Except as disclosed in Schedule 3.16(b), no Proceeding is pending or threatened, to suspend, revoke, withdraw, modify or limit any such permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the applicable Atlas Company to use such permit.

(c) Except as set forth on Schedule 3.16(c), the Atlas Companies collectively hold all licenses and permits required by Nuclear Laws for their business activities that utilize or rely upon nuclear materials. All such licenses and permits held by the Atlas Companies are in full force and effect. The Atlas Companies are not subject to any unresolved, written notifications from an Agreement State or the Nuclear Regulatory Commission concerning a material violation of, or non-conformance with, any applicable provisions of the permits or licenses or Nuclear Laws. The Atlas Companies have not received or conducted any audits or inspections that have disclosed any potential or actual material violations or non-conformances with respect to such permits and licenses or Nuclear Laws. If such violations or non-conformances have existed, Atlas Companies have reported such violations and non-conformances as required to the governing regulatory authority, and such violations and non-conformances have been fully resolved and such resolution documented by the Atlas Companies.

(d) The Atlas Companies hold all relevant and required insurance with respect to the activities conducted under their nuclear material licenses and permits. The Atlas Companies will undertake, as required by Nuclear Laws, procedures necessary to transfer any such permits and licenses as a result of this transaction. The Atlas Companies have made available for inspection all material, relevant documents with respect to these permits and licenses and the Atlas Companies’ use of or possession of nuclear materials.

Section 3.17 Environmental Matters. Except as set forth in Schedule 3.17 and excluding matters relating to Nuclear Laws and permits or licenses thereunder, which are addressed in Section 3.16, (a) each Atlas Company is, and for the five (5) years preceding the Closing Date, has been, in compliance in all material respects with all applicable Environmental Laws; (b) each Atlas Company has for the five (5) years preceding the Closing Date timely obtained, maintains, and is, and for the five (5) years preceding the Closing Date, has been, in compliance in all material respects

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with, all permits, licenses, certificates or other authorizations materially required by applicable Environmental Laws for the ownership and use of its assets and Leased Real Property, and the conduct of its business as formerly or currently operated (collectively, the “Environmental Permits”), all such Environmental Permits are in full force and effect and there is no pending Proceeding to revoke or materially modify any Environmental Permit; (c) no Atlas Company has received any written notice or information request regarding any actual or alleged material violation by any Atlas Company of, or material Liabilities of any Atlas Company under, applicable Environmental Laws, which notice remains unresolved or under which there are continuing unsatisfied obligations; (d) no Atlas Company has used, generated, treated, stored, disposed of or released any Hazardous Materials on the Leased Real Property, any formerly owned or leased real property, or at any customer or other location that has or could result in material Liability to any of the Atlas Companies under Environmental Laws; (e) there are no material Proceedings pending, or to the Knowledge of the Atlas Companies, threatened against any Atlas Company under applicable Environmental Laws; (f) no Atlas Company is subject to any material outstanding judgment, Order or decree of any Governmental Entity under applicable Environmental Laws; (g) no consent, approval or authorization of or registration or filing with any Governmental Entity is required by Environmental Laws or Environmental Permits in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; (h) Atlas Company has expressly assumed, undertaken or provided an indemnity with respect to any material Liability of any other Person under Environmental Laws, and there are no material claims pending, or to the Knowledge of the Atlas Companies, threatened related to such Liability; and (i) the Atlas Companies have provided to Parent true and correct copies of all Phase I environmental site assessment reports, Phase II reports, environmental, health or safety audits, inspections conducted in the five (5) years prior to the date hereof by the Atlas Companies, and material documents related to any Proceeding arising under Environmental Laws, that in each case, are in the Atlas Companies’ possession or reasonable control.

Section 3.18 Title to Assets. Except as set forth on Schedule 3.18, each Atlas Company has good and marketable title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of its assets (whether real, personal, tangible or intangible) that are used by such Atlas Company (except for such assets as may have been sold or otherwise disposed of (a) in the Ordinary Course of Business consistent with past practice prior to the date of this Agreement and (b) after the date hereof and without violation of the terms and conditions of this Agreement), free and clear of all Liens other than Permitted Liens. Such assets of the Atlas Company constitute all of the material assets, properties, rights and interests necessary to conduct the business of the Atlas Companies after the Closing, in all material respects, as it has been operated for the twelve (12) months prior to the date hereof.

Section 3.19 Government Contracts and Bids.

(a) Except as set forth on Schedule 3.19(a), with respect to each Contract that is or has been over the five (5) years prior to the date hereof, between any Atlas Company, on the one hand, and any Governmental Entity, on the other hand (each a “Company Government Contract”); each Contract that is or has been over the five (5) years prior to the date hereof, between any Atlas Company, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Entity (each a “Company Government Subcontract”); and each outstanding bid, quotation or proposal by such Atlas Company that if accepted or awarded could lead to a Contract between such Atlas Company, on the one hand, and either any Governmental Entity or prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Entity (each such outstanding bid, quotation or proposal, a “Bid”):

(i) each such Company Government Contract or Company Government Subcontract has been legally awarded;

(ii) all representations and certifications with respect to any such Company Government Contract or Company Government Subcontract made by the applicable Atlas Company were current, accurate and complete in all material respects when made, and such Atlas Company has complied in all material respects with all such representations and certifications;

(iii) the Atlas Companies are not, and have not been in the five (5) years prior to the date hereof, in any material violation, breach or default of any provision of any Order or Law governing any Company Government Contract or Company Government Subcontract, and no allegation that any Atlas Company is or has been in the five (5) years prior to the date hereof, in breach or violation in any material respect of any statutory, regulatory or contractual requirement has been made to such Atlas Company and not withdrawn;

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(iv) during the five (5) years prior to the date hereof, no Atlas Company has received a cure notice, a show cause notice or a stop work notice, nor, to the Knowledge of the Company, has any Atlas Company been threatened with termination for default under any Company Government Contract or Company Government Subcontract;

(v) no request for equitable adjustment by any Governmental Entity or by any of Atlas Company’s vendors, suppliers or subcontractors against it relating to any Company Government Contract or Company Government Subcontract is pending as of the date hereof;

(vi) there is no Proceeding pending or, to the Company’s Knowledge, threatened, in connection with any Company Government Contract or Company Government Subcontract, against any Atlas Company, or any of their respective directors or officers, including (i) alleged fraud under the False Claims Act (31 U.S.C. § 3729-3733), violations of the Procurement Integrity Act (41 U.S.C. § 423) or violations of the Truth in Negotiations Act (10 U.S.C. § 2306a, 41 U.S.C. § 254b) or (ii) the violation of any Governmental Rule relating to any Company Government Contract or Company Government Subcontract;

(vii) neither an Atlas Company nor, to the Knowledge of the Company, any director, officer, employee, consultant or agent of an Atlas Company is the subject of any audit or investigation, other than within the normal course of business, and no incurred costs have been disallowed, or recommended for disallowance, by any Governmental Entity;

(viii) all Atlas Companies have complied in all material respects with all requirements of the Company Government Contracts or Company Government Subcontracts and any Governmental Rule referenced therein, including Governmental Rules relating to the safeguarding of, and access to, classified information;

(ix) no Atlas Company been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity in connection with the conduct of its business; no such suspension or debarment has been initiated or threatened in writing;

(x) there are no outstanding written claims in excess of one hundred thousand dollars ($100,000) between any Atlas Company and any prime contractor, subcontractor, vendor or other third party arising under or relating to any Company Government Contract or Company Government Subcontract;

(xi) neither any Atlas Company nor, to the Knowledge of the Company, any of directors, officers or employees of an Atlas Company is or has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by any Governmental Entity with respect to any operations of such Atlas Company;

(xii) each Atlas Company has properly included their appropriate markings on its proposal submissions in response to solicitations and deliverable submissions under Company Government Contracts and Company Government Subcontracts required for the protection of proprietary information;

(xiii) each Atlas Company has complied in all material respects with all terms and conditions, including military specifications and other standards and requirements incorporated by reference, of the Company Government Contracts and Company Government Subcontracts; and

(xiv) no current operations of the Atlas Companies are restricted by the Organizational Conflicts of Interest restrictions as set forth in Federal Acquisition Regulation Subpart 9.5.

(b) The Atlas Companies and their officers, directors, managers, employees, consultants and agents collectively hold all security clearances necessary for the operation of their respective businesses as presently conducted. Schedule 3.19(b) sets forth a correct and complete list of all security clearances held by any Atlas Company or any their respective directors, officers, employees, consultants or agents. No Atlas Company is aware of any facts that are reasonably likely to give rise to the revocation of any security clearance of such Atlas Company or any of its directors, officers, managers, employees, consultants or agents. Each Atlas Company and each of its directors, officers, managers, employees, consultants or agents are in compliance in all material respects with applicable facilities and personnel security clearance requirements of the United States, including those specified in the Industrial Security Regulation (DOD 5220.22-R) and the National Industrial Security Program Operating Manual, DOD 5220.22-M.

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(c) Each Atlas Company has complied in all material respects with all applicable cost accounting standards and cost principles of a Governmental Entity, and no Atlas Company has received written notice from the sponsoring United States Government Agency Administrative Contracting Officer or any other Governmental Entity of any intent to suspend, disapprove or disallow any material costs.

(d) All former U.S. government personnel that have been employed or retained by an Atlas Company comply with applicable Governmental Rules specifically related to post-government employment.

Section 3.20 Directors and Officers. Schedule 3.20 lists the directors or managers and officers of each Atlas Company.

Section 3.21 Customer Warranties. There are no pending or, to the Knowledge of the Company, threatened, material claims under or pursuant to any warranty, whether expressed or implied, on the products or services sold prior to the Closing Date by any Atlas Company that are not reserved for in accordance with GAAP in the Latest Balance Sheet. All of the services rendered by the Atlas Companies (whether directly or indirectly through independent contractors) have been performed in all material respects in conformity with all express warranties and, in all material respects, with all applicable contractual commitments, and no Atlas Company has any pending material claims for replacement or repair or for other damages relating to or arising from any such services, except for amounts which are immaterial in the aggregate. Set forth on Schedule 3.21 are the aggregate amounts of warranty claims incurred by the Atlas Companies, taken as a whole, during the last three (3) completed fiscal years. To the Knowledge of the Company, there is no reason to expect a material increase in the amount of warranty claims (as a percentage of gross revenues) in 2019.

Section 3.22 Customer Assets. The Atlas Companies have sole custody and control of, and maintain adequate insurance coverage (directly or as an additional insured on customer policies) on all, material materials, supplies, parts or other assets delivered to the Atlas Companies by or on behalf of their customers for use in connection with projects that the Atlas Companies undertake for such customers (the “Customer Assets”). In the three (3) years preceding the date hereof, no material amount of the Customer Assets has been damaged, lost or stolen from the time of receipt by the Atlas Companies and, in the three (3) years preceding the date hereof, the Atlas Companies have not received notice of any material claim, loss or damage related to the Customer Assets.

Section 3.23 Accounts Receivable.

(a) Seller has made available to Parent an accurate and complete list and the aging of all accounts receivable of the Atlas Companies as of the date hereof (“Accounts Receivable”). The Accounts Receivable represent or will represent valid obligations and bona fide transactions arising from or relating to sales actually made or services actually performed by the Atlas Companies. All such Accounts Receivable relate solely to the sale of goods or services to customers of the Atlas Companies, none of whom are Affiliates of any Atlas Company. Except to the extent paid prior to the Closing Date, the Accounts Receivable are, or will be as of the Closing Date, current and collectible net of the respective reserve shown in the corresponding line items on the Financial Statements or on the accounting records of Atlas Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice).

(b) All accounts payable of the Atlas Companies, whether reflected on the Financial Statements or subsequently created, are valid payables that have arisen from bona fide transactions of the Atlas Companies. Since the date of the Latest Balance Sheet, the Atlas Companies have paid their accounts payable in the Ordinary Course of Business.

Section 3.24 Trade& Anti-Corruption Compliance.

(a) Neither any Atlas Company nor any of its directors, officers, managers, employees, its agents or third-party representatives, is or has in the five (5) years prior to the date hereof been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country in either case in material violation of applicable Sanctions in connection with the business of any Atlas Company; or (iii) otherwise in material violation of any applicable Sanctions or applicable Export Control Laws or U.S. antiboycott requirements (together “Trade Controls”), in connection with the business of any Atlas Company. No products produced by any Atlas Company requires a license from any Governmental Entity for sale or export to any jurisdiction or end-user that is not otherwise targeted by restrictions under applicable Sanctions or applicable Export Control Laws.

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(b) In the five (5) years prior to the date hereof, in connection with or relating to the business of the Atlas Companies, neither any Atlas Company nor any of its directors, officers, managers, employees, agents or third-party representatives (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses, or (iv) has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other Person, in each case in violation of applicable Anti-Corruption Laws.

Section 3.25 Affiliate Transactions. Schedule 3.25 sets forth a list of all services provided within the twelve (12) months prior to the date hereof to any Atlas Company by any of its Affiliates (other than another Atlas Company) and all services provided within the twelve (12) months prior to the date hereof by any Atlas Company to any of its Affiliates (other than another Atlas Company), and the charges assessed for all services provided during such time. Except as disclosed in Schedule 3.25, there are no loans, Leases, commitments, guarantees, agreements (except for employment agreements and the Governing Documents) or other transactions or arrangements (oral or written) between any of the Atlas Companies, on the one hand, and any Affiliate thereof (other than another Atlas Company) or any current or former director, officer, stockholder/equity holder or employee of any Atlas Company, or any immediate family member or Affiliate of any of the foregoing, on the other hand.

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Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to the Buyer Group to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby represents and warrants to the Buyer Group that the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 4.1 Organization; Authority; Enforceability. Seller is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware and Seller is qualified to do business as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not be reasonably likely to have a material adverse effect. Seller has the limited partnership power and authority to execute and deliver this Agreement and the other agreements entered into (or contemplated to be entered into) and to consummate the transactions contemplated hereby. No other limited partnership proceedings on the part of Seller are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 4.2 Capitalization and Ownership. As of immediately prior to Closing, Seller will have good and valid title to the Units free and clear of all Liens other than (a) Securities Liens and (b) Liens granted in connection with the Credit Agreement, which Liens will be released upon extinguishment of the Credit Agreement. Except as set forth on Schedule 4.2, Seller is not a party to (i) any option, warrant, purchase right or other Contract or commitment (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of any of the Units or (ii) any voting trust, proxy, or other Contract or understanding with respect to the voting of the Units. Other than the Units, Seller has no other equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any Atlas Company or obligating such Atlas Company to issue, deliver, transfer or sell any capital securities or any other equity or voting interest in any Atlas Company

Section 4.3 Noncontravention.

(a) Except as set forth in Schedule 4.3(a), the consummation of the transactions contemplated hereby by Seller do not (i) conflict with or result in any breach of the material terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Units under, or (vi) other than the filings required pursuant to 6.2, require any approval from, or filing with, any Governmental Entity under or pursuant to, the Governing Documents or any Law, or Order to which Seller is bound or subject, except, in each case, as would not be materially adverse to the Sellers’ ability to consummate the transactions contemplated by this Agreement.

(b) Except as set forth in Schedule 4.3(b) or as would not be materially adverse to Seller, the consummation of the transactions contemplated hereby by Seller do not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Units under, or (vi) other than the filings required pursuant to Section 6.2, require any approval under or pursuant to any Contract to which Seller is a party.

Section 4.4 Litigation. Except as set forth on Schedule 4.4(a), there are no material Proceedings pending or threatened, against Seller before any Governmental Entity that (a) could reasonably be expected to adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or (b) challenge or that could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose material limitations or conditions on, or otherwise interfere with, any of the transactions contemplated by this Agreement. Seller is not subject or bound by any material outstanding Orders.

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Section 4.5 Brokerage. Except as set forth on Schedule 4.5, neither Seller nor any Atlas Company has incurred any obligation or liability, contingent or otherwise, in connection with this Agreement that would result in the obligation of any Atlas Company or any member of the Buyer Group to pay any finder’s fee, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummations of the transactions contemplated hereby.

Section 4.6 Investment Intent.

(a) Seller understands and acknowledges that the acquisition of Parent Shares and the Holdings Common Units involves substantial risk. Seller and its representatives have experience as investors in Equity Interests and other securities of companies such as Parent and Holdings, and Seller can bear the economic risk of its investment (which Seller acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that Seller is capable of evaluating the merits and risks of its investment in the Parent Shares and the Holdings Common Units.

(b) Seller is acquiring the Class B Common Stock and the Holdings Common Units for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Class B Common Stock, the Holdings Common Units or other Equity Interests of Parent or Holdings, in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c) Seller qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d) Seller understands and acknowledges that the Class B Common Stock has not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. Seller acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state or other Law or pursuant to an applicable exemption therefrom. Seller acknowledges that there is no public market for the Class B Common Stock and that there can be no assurance that a public market will develop.

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Article V
REPRESENTATIONS AND WARRANTIES OF THE BUYER GROUP

As an inducement to Seller and the Company to enter into this Agreement and consummate the transactions contemplated hereby, each member of the Buyer Group hereby represents and warrants that each of the following representations are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 5.1 Organization; Authority; Enforceability. Parent is a corporation duly incorporated under the Laws of the State of Delaware with the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Parent and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and no other proceedings on the part of Parent are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement and the other agreements contemplated hereby to be executed and delivered by Parent constitute valid and binding obligations of Parent, enforceable against Parent in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Holdings and Buyer are limited liability companies duly incorporated under the Laws of the State of Delaware with the requisite power and authority to enter into this Agreement and to perform their obligations hereunder. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by each of Holdings and Buyer and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of each of Holdings and Buyer and no other proceedings on the part of either Holdings or Buyer are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement and the other agreements contemplated hereby to be executed and delivered by Holdings or Buyer constitute valid and binding obligations of Holdings or Buyer (as applicable), enforceable against Holdings or Buyer (as applicable) in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 5.2 Capitalization.

(a) Schedule 5.2(a) sets forth, with respect to each member of the Buyer Group and any Subsidiaries thereof, (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) (A) as of the date hereof, the Equity Interests issued by Parent and the record ownership thereof (other than with respect to the record and beneficial ownership of the Class A Common Stock of Parent and any Warrants issued in connection with the issuance of such Class A Common Stock of Parent) and (B) the Equity Interests issued by each other member of the Buyer Group and the record ownership thereof.

(b) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) one million (1,000,000) shares of preferred stock, par value $0.0001 per share and (ii) three hundred million (300,000,000) shares of common stock, par value $0.0001 per share, including (A) two hundred fifty million (250,000,000) shares of Class A Common Stock and (B) fifty million (50,000,000) shares of Class F Common Stock (the “Class F Common Stock”). As of the date of this Agreement, (A) twenty million, five hundred thousand (20,500,000) shares of Class A Common Stock were issued and outstanding (B) five million (5,000,000) shares of Class F Common Stock were issued and outstanding and (C) twenty three million, seven hundred and fifty thousand (23,750,000) warrants entitling the holder thereof to purchase one share of Class A Common Stock at an exercise price of eleven dollars and fifty cents ($11.50) per share of Class A Common Stock pursuant to, and subject to adjustments as provided by, the terms of the Warrant Agreement (the “Warrants”) were issued and outstanding. All outstanding shares of Class A Common Stock, Class F Common Stock and Warrants are and were (1) validly issued, fully paid and non-assessable, (2) issued in compliance in all material respects with applicable Law and (3) not issued in breach or violation of preemptive rights or Contract. Except for the Class F Common Stock, the Warrants, the Parent Stock Redemption right and any Equity Interests that may be issued or transferred to the Equity Financing Sources, there are no outstanding (w) securities of Parent convertible into or exchangeable for shares of capital stock or other Equity Interest or voting securities of any member of the Buyer Group, (x) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of Parent to acquire from any Person, and no obligation

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of Parent to issue, any shares of capital stock or other Equity Interest or voting securities of any member of the Buyer Group or any securities convertible into or exchangeable for such shares of capital stock or other Equity Interest or voting securities, (y) equity equivalents or other similar rights of or with respect to Parent or (z) obligations of Parent to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares of capital stock, Equity Interests, options, equity equivalents, interests or rights. Except as set forth on Schedule 5.2(a), Parent has no direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

(c) As of the date of this Agreement, the authorized Equity Interests of Holdings consists of all of the membership interests of Holdings and all such Equity Interests are and were (i) validly issued, fully paid and non-assessable, (ii) issued in compliance in all material respects with applicable Law and (iii) not issued in breach or violation of preemptive rights or Contract. Except for any Equity Interests that may be issued or transferred to the Equity Financing Sources, there are no outstanding (A) securities of Holdings convertible into or exchangeable for Equity Interests or voting securities of Holdings, (B) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of Holdings to acquire from any Person, and no obligation of Holdings to issue, any Equity Interests or voting securities of Holdings or any securities convertible into or exchangeable for such Equity Interests or voting securities, (C) equity equivalents or other similar rights of or with respect to Holdings or (D) obligations of Holdings to repurchase, redeem, or otherwise acquire any of the foregoing securities, Equity Interests, options, equity equivalents, interests or rights. Except as set forth on Schedule 5.2(a), Holdings has no direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

(d) As of the date of this Agreement, the authorized Equity Interests of Buyer consists of all of the membership interests of Holdings and all such Equity Interests are and were (i) validly issued, fully paid and non-assessable, (ii) issued in compliance in all material respects with applicable Law and (iii) not issued in breach or violation of preemptive rights or Contract. Except for any Equity Interests that may be issued or transferred to the Equity Financing Sources, there are no outstanding (A) securities of Buyer convertible into or exchangeable for Equity Interests or voting securities of Buyer, (B) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of Buyer to acquire from any Person, and no obligation of Buyer to issue, any Equity Interests or voting securities of Buyer or any securities convertible into or exchangeable for such Equity Interests or voting securities, (C) equity equivalents or other similar rights of or with respect to Buyer or (D) obligations of Buyer to repurchase, redeem, or otherwise acquire any of the foregoing securities, Equity Interests, options, equity equivalents, interests or rights. Except as set forth on Schedule 5.2(a), Buyer has no direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

(e) The Rollover Class B Stock and Holdings Common Units to be issued to Seller pursuant to this Agreement will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or Contract, and (iv) be issued to Seller with good and valid title, free and clear of any Liens other than Securities Liens (including for the avoidance of doubt any restrictions set forth in the Second A&R Certificate and the A&R LLC Agreement).

(f) Except for the Indebtedness (i) contemplated by the Committed Financing or (ii) incurred after the date hereof to the Sponsors or their Affiliates or any officer or director of any member of the Buyer Group on terms not materially different than those presented in the form promissory note set forth on Schedule 5.2(f) incurred in order to pay expenses or Taxes of any member of the Buyer Group incurred in the ordinary course of business prior to the Closing, no member of the Buyer Group has, or has any present intention, agreement, arrangement, understanding or Contract to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 5.3 Brokerage. Except for arrangements for which the Buyer Group shall be solely responsible, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent.

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Section 5.4 Trust Account. As of the date of this Agreement, Parent has (and will have immediately prior to the Closing, not taking into account any amounts to be paid to holders of Class A Common Stock, par value $0.0001, of Parent (the “Class A Common Stock”), that timely exercise and do not waive their rights to participate in the Parent Stock Redemption and not taking into account the Deferred Discount (as such term is defined in the Trust Agreement) owed to the underwriters of Parent’s initial public offering) at least two hundred million dollars ($200,000,000) plus accrued interest that has not been withdrawn by Parent to cover any of its tax obligations through August 12, 2019 (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and (except for the Trust Agreement) no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or (ii) entitle any Person (other than (x) holders of Class A Common Stock who shall have exercised their rights to participate in a Parent Stock Redemption, (y) the underwriters of Parent’s initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement) and (z) Parent with respect to income earned on the proceeds in the Trust Account to cover any of its tax obligations) to any portion of the proceeds in the Trust Account. There are no Proceedings pending or, to the Knowledge of Buyer, threatened with respect to the Trust Account.

Section 5.5 Parent SEC Documents; Controls.

(a) Parent has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Securities Exchange Act (such forms, reports, schedules and statements, the “Parent SEC Documents”). As of their respective dates, each of the Parent SEC Documents, as amended (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Buyer, as of the date hereof, (i) none of the Parent SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Parent SEC Document. No notice of any SEC review or investigation of Parent or, following the effectiveness of each Parent SEC Document, such Parent SEC Documents has been received by Parent.

(b) The financial statements of Parent included in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent, as of their respective dates and the results of operations and the cash flows of Parent, for the periods presented therein.

(c) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Securities Exchange Act and the listing standards of Nasdaq. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Securities Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions.

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Section 5.6 Information Supplied; Proxy Statement. The information supplied or to be supplied by the members of the Buyer Group for inclusion in the Proxy Statement, the Additional Parent Filings, any other Parent SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (i) the time such information is filed, submitted or made publicly available, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (iii) the time of the Parent Stockholder Meeting or (iv) the Closing (subject to the qualifications and limitations set forth in the materials provided by Parent or that are included in such filings and/or mailings). The Proxy Statement (other than with respect to information supplied by Parent for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement.

Section 5.7 Litigation. There is no material Proceeding pending before any Governmental Entity, against or affecting any member of the Buyer Group or any of its or their properties or rights with respect to the transactions contemplated hereby.

Section 5.8 Solvency. Assuming the accuracy of the representations and warranties of Seller and the Company in Article III and Article IV, absent Fraud and giving effect to the transactions contemplated by this Agreement, including the receipt of any financing, and any repayment or refinancing of debt, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and payment of all related fees and expenses, the Buyer Group and the Atlas Companies will be Solvent immediately after consummation of the transactions contemplated hereby.

Section 5.9 Listing. The issued and outstanding shares of Class A Common Stock and the Warrants (the foregoing, collectively, the “Parent Public Securities”) are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on Nasdaq. There is no suit, action, Proceeding or investigation pending or, to the Knowledge of Buyer, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister any Parent Public Securities or prohibit or terminate the listing of any Parent Public Securities on Nasdaq. Parent has taken no action that is designed to terminate the registration of Parent Public Securities under the Securities Exchange Act. Parent has not received any written or, to Buyer’s Knowledge, oral deficiency notice from Nasdaq relating to the continued listing requirements of the Parent Public Securities.

Section 5.10 Investment Company. No member of the Buyer Group is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.11 Tax Matters.

(a) All material Tax Returns required by Law to be filed by the members of the Buyer Group have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the members of the Buyer Group have been paid.

(c) There are no material written Tax deficiencies outstanding, proposed or assessed against any member of the Buyer Group, nor has any member of the Buyer Group executed any Contracts or other agreements waiving the statute of limitations on or extending the period for the assessment or collection of any material Tax, in each case, which have not since expired.

(d) No material audit or other examination of any Tax Return of any member of the Buyer Group by any Tax authority is presently in progress, nor has any member of the Buyer Group been notified in writing in the past five (5) years of any request for such an audit or other examination.

Section 5.12 Noncontravention.

(a) The consummation of the transactions contemplated hereby by the members of the Buyer Group do not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a material violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Equity

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Interests under, or (vi) other than the filings required pursuant to Section 6.2, require any approval from, or filing with, any Governmental Entity under or pursuant to, the relevant Governing Documents or any Law, or Order to which any member of the Buyer Group is bound or subject.

(b) The consummation of the transactions contemplated hereby by the members of the Buyer Group does not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Units under, or (vi) other than the filings required pursuant to Section 6.2, require any approval under or pursuant to any material Contract to which any member of the Buyer Group is a party.

Section 5.13 Business Activities.

(a) Since its organization, each no member of the Buyer Group has conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Parent Governing Documents, there is no agreement, commitment, or Order binding upon any member of the Buyer Group or to which any member of the Buyer Group is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of any member of the Buyer Group or any acquisition of property by any member of the Buyer Group or the conduct of business by the Buyer Group as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of the members of the Buyer Group to enter into and perform its obligations under this Agreement.

(b) Except for this Agreement and the transactions contemplated hereby, no member of the Buyer Group has interests, rights, obligations or Liabilities with respect to, and each member of the Buyer Group is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) As of the date hereof and except for this Agreement and the Contracts expressly contemplated hereby or as set forth on Schedule 5.13(c), no member of the Buyer Group is a party to any Contract with any other Person that would require payments by the Buyer Group in excess of $25,000 in the aggregate with respect to any individual Contract (other than Contracts (i) for professional services including legal, accounting and other advisors of the Buyer Group who are not the Sponsors or any of their Affiliates or any of its or their or the Buyer Group’s directors, officers or employees or (ii) that are disclosed prior to the date hereof in any Parent SEC Filing).

(d) As of the date hereof, there is no Liability, debt or obligation against the Buyer Group that would be required to be set forth or reserved for on a consolidated balance sheet of Parent (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities, debts or obligations (i) reflected or reserved for on Parent’s condensed balance sheet for the three-month period ended March 31, 2019 as reported on Form 10-Q or disclosed in the notes thereto (other than any such Liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Parent), (ii) less than $50,000 in the aggregate with respect to any individual or series of related Liabilities, debts or obligations that have arisen since the date of Parent’s consolidated balance sheet for the three-month period ended March 31, 2019 as reported on Form 10-Q in the Ordinary Course of Business of Parent, (iii) in respect of the Commitment Letters or the R&W Insurance Policy or (iv) for professional fees, including with respect to legal, accounting or other advisors incurred by the Buyer Group in connection with the transactions contemplated by this Agreement.

Section 5.14 Investment Intent.

(a) Each member of the Buyer Group understands and acknowledges that the acquisition of the Units involves substantial risk. The Buyer Group’s representatives have experience as investors in Equity Interests and other securities of companies such as the ones being transferred pursuant to this Agreement, and the Buyer Group can bear the economic risk of its investment (which the Buyer Group acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that Buyer Group is capable of evaluating the merits and risks of its investment in the Units.

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(b) Buyer is acquiring the Units for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Units, in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c) Buyer qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d) The Buyer Group understands and acknowledges that the Units have not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. The Buyer Group acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. The Buyer Group acknowledges that there is no public market for the Units and that there can be no assurance that a public market will develop.

Section 5.15 Financing. Parent has received and accepted: (a) an executed commitment letter dated August 12, 2019 (as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 6.17, the “Debt Commitment Letter”) from the Debt Financing Sources party thereto (including any Debt Financing Sources who become party thereto by joinder in accordance with the terms thereof) pursuant to which the Debt Financing Sources have agreed, subject solely to the terms and conditions thereof and expressly stated therein, to provide (a) the debt amounts set forth therein which is the full amount of the debt financing required to consummate the transactions contemplated by this Agreement (such debt financing, together with any permitted Alternative Financing, the “Committed Financing”) and which may be reduced pursuant to Section 6.1(d)(iii). Parent has delivered to Seller true, complete and correct copies of the executed Commitment Letter and any fee letters referred to in, or contemplated by, the Debt Commitment Letter (with only fee amounts, pricing caps and other economic “market flex” terms redacted, so long as such redaction does not cover terms that could affect the conditionality, amount, timing, availability or termination of the Committed Financing) (each as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 6.17, the “Fee Letter”). Except as set forth in the applicable Commitment Letter, there are no conditions precedent to the obligations of the Debt Financing Sources to provide the Committed Financing or any contingencies that would permit the Debt Financing Sources to reduce the total amount of the Committed Financing. There are no other agreements, side letters or arrangements relating to the Committed Financing to which Parent or any of its Affiliates is a party that could impose conditions to the funding of the Committed Financing, other than those set forth in Debt Commitment Letters (or in the unredacted portions of the Fee Letter). As of the date of this Agreement, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all conditions to be satisfied by it in the Debt Commitment Letter or the Fee Letter at the time it is required to consummate the Closing hereunder. Except for any amendments (in compliance with Section 6.17) delivered to Seller on or prior to the date of this Agreement, neither of the Debt Commitment Letter nor the Fee Letter have been modified, altered or amended on or prior to the date of this Agreement, nor, to the Knowledge of Buyer, is any such amendment, modification, withdrawal, termination or rescission currently contemplated or the subject of current discussions. None of the commitments under the Debt Commitment Letter entered into on or prior to the date hereof have been withdrawn, terminated or rescinded prior to the date of this Agreement. Subject to its terms and conditions, the Committed Financing, when funded in accordance with the Debt Commitment Letter, will provide Buyer with acquisition financing proceeds on the Closing Date sufficient, together with available cash of the Buyer Group from sources other than the Committed Financing, to consummate the transactions contemplated by this Agreement (including making all necessary payments of fees and expenses in connection with the transactions contemplated hereby and both before and after giving effect to any “flex” provisions contained in the Fee Letter). As of the date of this Agreement, the Debt Commitment Letter is (as to the Buyer Group and to the Knowledge of Buyer, the other parties thereto) valid, binding and in full force and effect and no event has occurred that, with or without notice, lapse of time, or both, which would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent under the terms and conditions of the Debt Commitment Letter, other than any such default, breach or failure that has been irrevocably waived by the Debt Financing Sources, as applicable, or otherwise cured in a timely manner by Parent to the satisfaction of the Debt Financing Sources. As of the date of this Agreement, the Buyer Group has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters entered into as of the date hereof or Fee Letter on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date.

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Article VI
ADDITIONAL AGREEMENTS

Section 6.1 Interim Covenants.

(a) Affirmative and Negative Covenants of the Company. From the date hereof until the earlier of (i) the date this Agreement is terminated pursuant to Article VII and (ii) the Closing Date (such period, the “Pre-Closing Period”), unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned) and except as otherwise contemplated or permitted by this Agreement or set forth on Schedule 6.1(a), each Atlas Company shall operate its business in the Ordinary Course of Business (including with respect to their business relationships with customers, suppliers and others with whom such Atlas Company has a business relationship), and each Atlas Company shall not take or omit to take any action that would have required disclosure pursuant to Section 3.6 if such action had been taken after the date of the Latest Balance Sheet and prior to the date of this Agreement; provided, that, notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall (A) give the Buyer Group, directly or indirectly, the right to control or direct in any manner the operations of the Atlas Companies prior to the Closing; (B) prohibit or restrict any Atlas Company’s ability to make withdrawals, borrow funds or make payments or pre-payments under any agreement related to Indebtedness (1) in an aggregate amount not to exceed $10,000,000, (2) in connection with deferred purchase price obligations, working capital facilities, capital leases, purchase money arrangements, equipment financing arrangements, insurance premium financing arrangements and ordinary course bonding and guarantee arrangements or (3) under the Credit Agreement or any revolving line of credit or similar facility provided for thereunder, in each case prior to 12:01 a.m. on the Closing Date; (C) prohibit or restrict any Atlas Company from hiring or terminating (i) any employee whose annual base salary is less than two hundred thousand dollars ($200,000) in the Ordinary Course of Business or (ii) any employee for “cause” (as determined by the Seller or the Company); provided, that the Atlas Companies, taken as a whole, shall not hire more than 10% of the aggregate number of employees employed by the Atlas Companies; (D) prohibit or restrict any Atlas Company from making capital expenditures in the Ordinary Course of Business; (E) restrict the ability of any Atlas Company to declare or pay any Cash dividends or distributions prior to 12:01 a.m. on the Closing Date; (F) prohibit or restrict any Atlas Company from entering into, amending or terminating any Lease in the Ordinary Course of Business; or (G) instituting or settling any Proceeding alleging claims of less than $100,000 or resulting in a settlement of less than $100,000.

(b) Affirmative and Negative Covenants of the Buyer Group. During the Pre-Closing Period, unless Seller shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned) and except as otherwise contemplated or permitted by this Agreement or on Schedule 6.1(b), the Buyer Group shall operate its business in the Ordinary Course of Business and shall comply with, and continue performing under, each member of the Buyer Group’s applicable Governing Documents, the Trust Agreement and all other agreements or Contracts to which any member of the Buyer Group is a party, and shall not (whether by action or omission):

(i) conduct any activities or enter into any Contracts directed toward or in contemplation of an alternative Business Combination to the Business Combination contemplated by this Agreement;

(ii) change, modify or amend the Trust Agreement, Parent Governing Documents or the Governing Documents of any other member of the Buyer Group;

(iii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other Equity Interests in, any member of the Buyer Group; (B) split, combine or reclassify any capital stock of, or other Equity Interests in, any member of the Buyer Group; or (C) other than in connection with the Required Vote or a Parent Stock Redemption or as otherwise required by the Parent Governing Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other Equity Interests in, any member of the Buyer Group;

(iv) make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Governmental Entity with respect to Taxes, settle or compromise any claim or assessment in respect of material Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, enter into any Tax Sharing Agreement or similar Contract, if such election, change, amendment, Contract, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or

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materially decreasing any present or future Tax asset of the Buyer Group or their Affiliates and Subsidiaries after the Closing;

(v) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the Intended Tax Treatment;

(vi) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of any member of the Buyer Group (including, for the avoidance of doubt, (x) the Sponsors or anyone related by blood, marriage or adoption to any Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater), other than any Contracts for Indebtedness from the Sponsors or their Affiliates or any director or officer of any member of the Buyer Group on terms not materially different than those presented in the form promissory note set forth on Schedule 5.2(f) made in order to pay expenses or Taxes of any member of the Buyer Group incurred in the ordinary course of business prior to the Closing;

(vii) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Proceeding) or compromise or settle any liability;

(viii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than the incurrence of any Contracts for Indebtedness from the Sponsors or their Affiliates or any director or officer of any member of the Buyer Group on terms not materially different than those presented in the form promissory note set forth on Schedule 5.2(f) made in order to pay expenses or Taxes of any member of the Buyer Group incurred in the ordinary course of business prior to the Closing;

(ix) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material Liabilities, debts or obligations, other than such material Liabilities, debts or obligations as are expressly contemplated by this Agreement, other than any Contracts for Indebtedness from the Sponsors or their Affiliates or any director or officer of any member of the Buyer Group on terms not materially different than those presented in the form promissory note set forth on Schedule 5.2(f) made in order to pay expenses or Taxes of any member of the Buyer Group incurred in the ordinary course of business prior to the Closing; or

(x) (A) other than in connection with any Cash Equity from potential Equity Financing Sources or in connection with the consummation of the transactions contemplated by the Debt Commitment Letter or Fee Letter, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other Equity Interests in, any member of the Buyer Group or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or Equity Interests or (B) amend, modify or waive any of the terms or rights set forth in, any Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein.

(c) Reasonable Best Efforts. Subject to the terms and conditions set forth herein, and to applicable legal requirements, during the Pre-Closing Period, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transaction contemplated hereby), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the conditions set forth in Section 2.6; provided, that, nothing herein shall require (i) the Buyer Group to take any action to satisfy the conditions set forth in Section 2.6(b) except for Sections 2.6(b)(iv) and 2.6(b)(vi) or (ii) Seller or any Atlas Company to take any action to satisfy the conditions set forth in Section 2.6(c). Seller shall use commercially reasonable efforts, and the Buyer Parties shall cooperate in all reasonable respects with Seller, to solicit and obtain the consents of the Persons who are party to the Contracts listed in Schedule 3.2(b)(iii) prior to the Closing; provided, however, that no Party or any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required.

(d) Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Section 2.6 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with, subject to and pursuant to the Trust Agreement and the Parent Governing Documents, at the Closing, the Buyer Group shall

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(i) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered

(ii) use its best efforts to cause the Trustee to pay as and when due all amounts payable to stockholders of Parent holding shares of the Class A Common Stock sold in Parent’s initial public offering who shall have validly elected to redeem their shares of Class A Common Stock pursuant to Parent’s amended and restated certificate of incorporation and use its best efforts to cause the Trustee to pay as and when due the Deferred Discount (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement; and

(iii) immediately after the actions in clause (ii) above, at the Closing, subject to this Agreement and the Trust Agreement, disburse all remaining amounts then available in the Trust Account and the proceeds of the Financing (together, the “Closing Available Cash”) for the following purposes and in the following order of priority (to the extent of such Closing Available Cash): (1) the repayment of the Indebtedness for Borrowed Money pursuant to Section 2.6(c)(vii)(K), (2) the payment of the Estimated Transaction Expenses pursuant to Section 2.6(c)(vii)(J), (3) the payment of any expenses described in clause (c) of the definition of Available Closing Date Equity to the extent actually due and payable in connection with the Closing (without duplication of the payment of the Deferred Discount pursuant to the foregoing clause (ii)), (4) the payment to Seller, as part of the Initial Purchase Price pursuant to Section 2.6(c)(vii)(B), until the Rolled Unit Value is equal to $197,000,000, (5) for up to, but not in excess of, $60,000,000 of Closing Available Cash, to reduce the amount of net proceeds to be received by the Buyer Group from Indebtedness for Borrowed Money from Debt Financing Sources, (6) for up to the subsequent $100,000,000 of Closing Available Cash or such lesser amount as is required to reduce the total amount of Indebtedness For Borrowed Money of the Buyer Group from all Debt Financing Sources to $270,000,000, (x) twenty percent (20%) for the payment to Seller, as part of the Initial Purchase Price pursuant to Section 2.6(c)(vii)(B), which shall reduce the Rolled Unit Value, and (y) eighty percent (80%) to the Debt Financing Sources to reduce the total amount of Indebtedness For Borrowed Money of the Buyer Group from all Debt Financing Sources to $270,000,000, (7) the payment to Seller, as part of the Initial Purchase Price pursuant to Section 2.6(c)(vii)(B), until the Rolled Unit Value is equal to $120,000,000, and (8) to either further reduce the total amount of Indebtedness For Borrowed Money of the Buyer Group from all Debt Financing Sources or for immediate use by Buyer, the Company or one of its Subsidiaries (and shall be deposited into one or more accounts of Parent, the Company or more of its Subsidiaries (as determined by Parent)), the balance of the Closing Available Cash, if any, after payment of the amounts required under the foregoing clauses (1) through (7).

(e) Listing. During the Pre-Closing Period, the Buyer Group shall use reasonable best efforts to ensure Parent remains listed as a public company on, and for shares of Class A Common Stock and Warrants to be listed on, the Nasdaq.

(f) LTIP. Prior to the Closing Date, Parent shall approve and, subject to the approval of Parent’s stockholders, adopt, a management incentive equity plan, the proposed form and terms of which shall be prepared and delivered by Parent to Seller and shall be mutually agreed (in good faith) by Parent and Seller prior to the Closing Date (the “LTIP”).

(g) Exclusivity.

(i) During the Pre-Closing Period, neither Seller nor any Atlas Company shall enter into negotiations or any agreement regarding the terms of any sale of all or substantially all, of the Equity Interests or assets of any Atlas Company (except for dispositions of inventory and assets in the Ordinary Course of Business), whether such transaction takes the form of a sale of Units, merger, reorganization, recapitalization, sale of assets or otherwise (“Alternative Acquisition”), with any Person other than the Buyer Group, their Affiliates and their representatives.

(ii) Promptly following the date hereof, Seller, and each Atlas Company shall, and shall direct its Affiliates and its and their respective directors, officers, managers, principals, partners, members, employees, agents, consultants, lenders, financing sources, advisors, accountants or other representatives, representatives to, cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Acquisition, or any inquiry or proposal that may reasonably be expected to result in an Alternative Acquisition, request the return or destruction of all confidential information previously furnished with respect to an Alternative Acquisition (except to the extent required by Law or internal compliance policies

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or procedures or as otherwise permitted pursuant to the applicable Contract) and terminate all physical and Data Room access previously granted to any Person with respect to an Alternative Acquisition.

(iii) Seller shall notify Parent promptly (and in any event within five (5) days) after it obtains Knowledge of the receipt by the Company (or any of its directors, officers, managers, principals, partners, members, employees, agents, consultants, lenders, financing sources, advisors, accountants or other representatives) of any proposal for an Alternative Acquisition or any request that is received after the date of this Agreement from any Person for non-public information relating to the Atlas Companies or for access to the business, properties, assets, books or records of the Atlas Companies in each case, to the Knowledge or reasonable belief of the Company, related to an Alternative Acquisition or that is to be used in connection with an Alternative Acquisition or for the purposes of making a proposal for an Alternative Acquisition. In such notice, Seller shall identify the third party making any such proposal for an Alternative Acquisition or request. Seller shall notify Parent promptly (and in any event within five (5) days) of any material amendments or proposed amendments as to price and other material terms thereof. Furthermore, Seller shall promptly (and in any event within two (2) Business Day) after receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all material transaction agreements accompanying such proposal for an Alternative Acquisition or request (including any written, or electronic material to the extent such material contains any financial terms, conditions or other material terms relating to any proposal for an Alternative Acquisition, including the financing thereof). Notwithstanding the foregoing, in the event that such proposal, notification or delivery is restricted or, upon the advice of outside counsel could reasonably be expected to result in a breach of any applicable confidentiality or similar obligation, Seller shall only be obligated to (a) provide such proposal, notice or delivery to the extent so doing could not, upon the advice of outside counsel, reasonably be expected to result in any breach or violation of such obligation of confidentiality or similar and (b) cooperate with Parent in good faith to provide those material terms of such proposal that it is able to provide without breaching such applicable confidentiality or similar obligation.

(iv) The Company and Seller acknowledge and agree that each is aware, and that the Company, Seller and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of Parent, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Seller hereby agrees, for itself and its Affiliates, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated by this Agreement (including any communications with potential Equity Financing Sources or Debt Financing Sources) or at the request of any member of the Buyer Group or any of its Affiliates or its or their representatives, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly, acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of Parent, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

(h) Access to Information.

(i) During the Pre-Closing Period, upon reasonable prior notice, Seller shall, and shall cause the Atlas Companies to, afford the representatives of Parent reasonable access, during normal business hours, to the properties, books and records of the Atlas Companies and furnish to the representatives of Parent such additional financial and operating data and other information regarding the business of the Atlas Companies as Parent or its representatives may from time to time reasonably request for purposes of consummating the transactions and preparing to operate the business of the Atlas Companies following the Closing, in each case Parent agrees to pay the reasonable and documented out-of-pocket expenses associated with such access.

(ii) Notwithstanding anything in this Agreement to the contrary:

(A) in no event shall Seller, the Atlas Companies or their respective Affiliates be obligated to provide any (1) access or information in violation of any applicable Law or Contract, (2) information with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to those contemplated by this Agreement or otherwise involving the Equity Interests of Seller or the Company or any information or analysis relating to any such communications, (3) information the disclosure of which could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege) available to any of Seller, the Atlas Companies or any of their respective Affiliates relating to such information, (4) information the disclosure of which would cause Seller, any Atlas Company or any

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of their respective Affiliates to breach a confidentiality obligation to which it is bound or (5) any Tax Return of Seller or its Affiliates; provided, that to the extent such access or information is denied pursuant to the foregoing clauses (1), (3) or (4), the Parties shall work together in good faith (at no cost to Seller or the Atlas Companies) to develop substitute arrangements that do not result in a violation of Law or Contract, the loss of an applicable privilege or breach of a confidentiality obligation, as applicable;

(B) the investigation contemplated by Section 6.1(h)(i) shall not unreasonably interfere with any of the businesses, personnel or operations of any of Seller, the Atlas Companies or any of their respective Affiliates;

(C) except as provided for in Section 2.4, the auditors and accountants of any of Parent, Seller, the Atlas Companies or any of their respective Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants;

(D) if so requested by Seller, Parent shall enter into a customary joint defense agreement or common interest agreement with Seller, the Atlas Companies or any of their respective Affiliates with respect to any information provided to Parent, or to which Parent gains access, pursuant to this Section 6.1(h) or otherwise; and

(E) during the Pre-Closing Period, in no event shall any member of the Buyer Group be entitled to conduct any invasive or intrusive air, surface or subsurface sampling or testing (commonly known as a Phase II investigation) at any of the Atlas Company properties without the prior written consent of Seller.

(i) Communications. Promptly following the date of this Agreement, Seller, the Company and Parent shall cooperate in good faith to develop and mutually agree upon a communication strategy and policy for the Buyer Group and their Affiliates and their respective representatives to communicate with the employees, customers and suppliers of the Atlas Companies during the Pre-Closing Period (the “Communication Policy”). Except with the express prior written authorization of Seller and the Company, during the Pre-Closing Period, all communications of Buyer Group and their Affiliates and their respective representatives with the employees, customers and suppliers of the Atlas Companies shall be consistent and in accordance with such Communication Policy. Notwithstanding the foregoing, if Seller, the Company and Parent are unable to mutually agree on a Communication Policy, Seller and the Company shall be entitled to determine the Communication Policy in their reasonable discretion.

(j) Notification of Certain Matters. During the Pre-Closing Period, each of Seller and the Company shall disclose to Parent in writing any development, fact or circumstance of which Seller or the Company has Knowledge, arising before or after the date hereof, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 2.6(a) or Section 2.6(b) to be satisfied. From the date hereof until the Closing Date, Parent shall disclose to Seller and the Company in writing any development, fact or circumstance of which Buyer has Knowledge, whether arising before or after the date hereof, that would cause or would reasonably be expect to result in the failure of the conditions set forth in Section 2.6(a) or Section 2.6(c) to be satisfied.

Section 6.2 Antitrust Laws.

(a) Each of the Buyer Group and the Company will (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated hereby to be filed no later than ten (10) Business Days after the date of execution of this Agreement, (ii) request early termination of the waiting period relating to such HSR Act filings, (iii) supply as promptly as practicable any additional information and documentary material that may be requested by a Governmental Entity pursuant to the HSR Act and (iv) otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby as soon as practicable. The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any

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Governmental Entity regarding any of the transactions contemplated hereby. If a Party or any of its Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then the Party shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request (subject to the terms hereof). Buyer Group and Company shall each pay 50% of all fees or other payments required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders.

(b) The Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and, to the extent permissible, promptly furnish the other with copies of notices or other communications between any Atlas Company or Parent (including their respective Affiliates and representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. The Company, on the one hand, and Buyer Group, on the other hand, shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each Party agrees not to participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(c) Each of Buyer Group and Seller shall use reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 6.2(c), each of Buyer Group and Seller shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, but subject to the other terms and conditions of this Section 6.2(c), Buyer Group agrees to use their reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any federal, state and local and non-United States antitrust or competition authority, so as to enable the Parties to close the transactions contemplated by this Agreement as expeditiously as possible (each, a “Remedial Action”); provided, however, that any Remedial Action may, at the discretion of Seller or Parent, be conditioned upon the consummation of the Closing.

(d) Buyer Group shall not, and shall cause their Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or Equity Interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to, (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity seeking or entering an Order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 6.3 R&W Insurance Policy.

(a) Parent has acquired a binding agreement (the “Binder Agreement”) to be issued at Closing of buyer-side representation and warranty insurance policies (collectively, the “R&W Insurance Policy”), attached as Exhibit L, naming Parent as the “named insured” and the Buyer Indemnified Parties (including, following the Closing, the Atlas Companies) as additional insureds. The R&W Insurance Policy shall contain (i) an applicable deductible or retention amount no greater than an amount equivalent to $4,627,500 (as of the Closing), (ii) policy coverage to include inaccuracies in and breaches of the representations and warranties of Seller and the Company, (iii) an aggregate limit of liability no less than $60,000,000, (iv) no entitlement to subrogation rights of recovery against Seller, except in the

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case of Fraud, and (v) such further terms as set forth in the Binder Agreement. Each Party shall use reasonable best efforts to satisfy the conditions set forth in the Binder Agreement to ensure that the R&W Insurance Policy is fully bound and in full force and effect at the Closing.

(b) In connection with the R&W Insurance Policy, the Buyer Group covenants and agrees not to, and to use reasonable best efforts to ensure that their Affiliates, officers, managers, members, directors, agents and representatives do not, take any action (or omit to take any action) the effect of which would, or would reasonably be expected to, void, impair or otherwise abrogate any of the coverages provided or made available pursuant to or under the R&W Insurance Policy. The cost of obtaining the R&W Insurance Policy, including all premiums and any related brokers fees, shall be paid by Parent at or prior to the Closing. From and after the Closing, Parent shall notify Seller in connection with any claim made by any Buyer Indemnified Party under the R&W Insurance Policy and to the extent requested in writing, Seller shall, and shall cause its Affiliates to use good faith efforts to reasonably cooperate with the Buyer Indemnified Parties in connection with any claim made by such Person under the R&W Insurance Policy. Parent shall pay all reasonable and documented out-of-pocked expenses of Seller or its Affiliates in connection with such cooperation.

Section 6.4 Survival Periods.

(a) None of the representations, warranties, covenants or agreements set forth in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for (i) those covenants and agreements contained herein that by their terms contemplate performance, in each case, in whole or in part after the Closing, and then only with respect to any breaches occurring after the Closing, and (ii) solely in the case of Fraud, the representations and warranties set forth in Article III and Article IV, in each case, which shall survive until their Applicable Limitation Dates.

(b) No Person shall be entitled to recover for any Loss pursuant to Section 6.5(a) or Section 6.5(b) unless written notice of a claim thereof is delivered to Seller (in the case of a claim for which indemnification is available pursuant to Section 6.5(a)) or any member of the Buyer Group (in the case of a claim for which indemnification is available pursuant to Section 6.5(b)), as the case may be, prior to the Applicable Limitation Date.

(c) For purposes of this Agreement, “Applicable Limitation Date” means (i) in respect of any breach or non-fulfillment of any covenant or agreement of the Company, Seller or any member of the Buyer Group, as applicable, that survives the Closing Date and which breach or non-fulfillment occurs after the Closing, the date of the expiration, by their terms, of the obligations of the applicable Party under such covenant or agreement, including when such covenant or agreement has been fully performed or (ii) in the case of Fraud, the applicable statute of limitations. Notwithstanding the foregoing, any covenant or agreement in respect of which indemnity may be sought under Section 6.5, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 6.4 if notice of the breach or non-fulfillment thereof giving rise to such right or alleged right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.

Section 6.5 General Indemnification.

(a) Subject to Section 6.5(c) and Section 6.5(d) and the other limitations set forth herein, Seller shall indemnify the Buyer Indemnified Parties and save and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Indemnified Parties for any and all Losses which any such Buyer Indemnified Party may suffer as a result of, arising from or in connection with any breach or non-fulfillment of any covenant or agreement of Seller under this Agreement to the extent requiring performance after the Closing and the matters set forth in Schedule 1.1(a).

(b) Parent, Holdings and Buyer shall jointly and severally indemnify the Seller Indemnified Parties and save and hold each of them harmless from and against and pay on behalf of or reimburse such Seller Indemnified Parties for any Losses which any such Seller Indemnified Party may suffer as a result of, arising from or in connection with any breach or non-fulfillment of any covenant of any member of the Buyer Group or the Company under this Agreement requiring performance after the Closing.

(c) Seller shall not be liable to any Buyer Indemnified Party for any Loss pursuant to or arising under this Agreement to the extent that the aggregate amount of all Losses indemnified by Seller exceeds the net proceeds received by Seller hereunder.

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(d) Notwithstanding anything to the contrary contained herein:

(i) Losses in respect of which a Buyer Indemnified Party would otherwise be entitled to indemnification shall be offset by any amounts or benefits received (whether in the form of cash, credit or some other beneficial arrangement) from any third party in respect of such Loss, including in respect of any insurance proceeds, including pursuant to the R&W Insurance Policy (net of any reasonable and documented out-of-pocket expenses incurred in obtaining such recovery, including any deductible under any insurance policy or the retention under the terms of the R&W Insurance Policy) (collectively, the “Third-Party Recovery Proceeds”); and

(ii) the Buyer Indemnified Parties shall be deemed not to have suffered any Loss arising from any Liability to the extent such Liability was explicitly included in the determination of Working Capital, Indebtedness or Transaction Expenses, as it is the intent of the Parties that the procedures set forth in Section 2.4 shall provide the sole and exclusive remedy for such claims.

(e) To the extent required by applicable Law, each Buyer Indemnified Party and each Seller Indemnified Party shall take reasonable best efforts to mitigate any Loss upon becoming aware of any event, state of facts, circumstances or developments which would reasonably be expected to, or does, give rise thereto. Notwithstanding anything in this Agreement to the contrary, with respect to any indemnification obligation of Seller, if coverage is available, the Buyer Group must first seek full recovery under the R&W Insurance Policy prior to seeking recovery from Seller.

(f) Any Person making a claim for indemnification under this Section 6.5 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing after receiving written notice of any Proceeding or other claim against it (if by a third party), describing the nature of the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, that the failure to so notify an Indemnitor shall not relieve an Indemnitor of its obligations hereunder, except to the extent that an Indemnitor is materially prejudiced thereby. The Parties shall cooperate in good faith to resolve any disputed claim for indemnification. Any Indemnitor shall be entitled to participate in the defense of such Proceeding or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the control of the defense thereof by providing notice to the Indemnitee within thirty (30) days of receipt of the notice described in the first sentence of this Section 6.5(f) and in connection therewith, by irrevocably acknowledging, admitting and agreeing to fully indemnify the Indemnitee for all Losses relating to such claim for indemnification, subject to the terms of this Section 6.5. If the Indemnitor assumes the defense of such claim for indemnification, it shall appoint counsel that is reasonably acceptable to the Indemnitee (which the Parties hereby agree that K&E is reasonably acceptable counsel to Parent and Winston & Strawn LLP is reasonably acceptable counsel to Seller) to be the lead counsel in connection with such defense; provided, that (i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose if the fees and expenses of such separate counsel are borne entirely by the Indemnitee; (ii) Seller shall not be entitled to assume control of such defense if (A) the claim for indemnification relates to or arises in connection with any criminal Proceeding, (B) the claim primarily seeks an injunction or other equitable relief against a Buyer Indemnified Party, (C) presents, under applicable standards of professional conduct, a conflict on any significant issue between the Indemnitee and the Indemnitor, (D) involves any customer or supplier of the Indemnitee or any of their Affiliates and such claim could reasonably be expected to materially impair such Indemnitee’s or its Affiliate’s relationship with such customer or supplier, (E) in the circumstances in which Seller is the Indemnitor, has a reasonable likelihood of resulting in Losses that exceed the maximum amount of liability Seller would have under this Section 6.5; and (iii) if an Indemnitor shall control the defense of any such claim, such Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim; provided, however, subject to the limitations set forth in this Section 6.5, an Indemnitor may settle or consent to the entry of judgment in respect of such claim without the consent of the Indemnitee, if such settlement or judgment is for (x) money damages only, (y) includes a full and unconditional release of the Indemnitee from any further Liability in respect of such claim and (z) does not contain any admission of wrongdoing on the part of the Indemnitee. The Indemnitee may take any actions reasonably necessary to defend any third party claim prior to the time it receives notice from the Indemnitor that it will assume the defense of such claim. If the Indemnitor makes any payments on any claim pursuant to this Section 6.5, the Indemnitor shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnitee to any insurance benefits or other claims of the Indemnitee with respect to such claim, including any claims against third parties.

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(g) For the avoidance of doubt, except in the case of Fraud, the Buyer Indemnified Parties’ sole and exclusive source of recovery for any Losses due to a breach or misrepresentation of any representations of Seller or the Company, in this Agreement or in any certificate or other agreement delivered by Seller or the Company pursuant to this Agreement shall be recovery from the insurance coverage provided by the R&W Insurance Policy, and in no event will any Buyer Indemnified Party make a claim for indemnification pursuant to this Agreement, including this Section 6.5, in respect of any Loss resulting from any breach or misrepresentation of any representation or warranty of Seller or the Company pursuant to this Agreement or any certificate delivered by Seller or the Company pursuant to this Agreement. Subject to the limitations set forth in this Section 6.5, to the extent Seller is liable to any Buyer Indemnified Party for any indemnifiable Loss pursuant to Section 6.5(a), then the Buyer Indemnified Parties shall be required to effect and discharge payment of such indemnifiable Loss within three (3) Business Days after the final, binding determination thereof, at the election of Seller in its sole discretion, Seller may either (i) surrender, for no additional consideration, a number of Seller Holdings Units and Rollover Class B Stock (subject to equitable adjustment for any split, dividend, distribution, combination, reclassification, reorganization, recapitalization or similar) equal to the quotient of (A) the amount of such Loss divided by (B) the Common Stock Price, or (ii) pay, or cause to be paid, by wire transfer of immediately available funds to the Buyer Indemnified Party, the amount of such indemnifiable Loss (after taking into account any recovery under the R&W Insurance Policy); provided, that Seller may elect to pay the amount of such indemnifiable Loss by means of more than one (without duplication) of the foregoing clauses (i) or (ii) and may change its election at any time prior to such payment or surrender.

(h) To the extent that any Third-Party Recovery Proceeds are recovered by a Buyer Indemnified Party after the related indemnification payment has been made by Seller pursuant to this Section 6.5 for the same Loss, in order to prevent any recovery of a Loss more than once in respect of the same Losses suffered, such Buyer Indemnified Party shall pay over to Seller, in cash, the amounts of such Third-Party Recovery Proceeds for which indemnification payments have previously been made by Seller, promptly after such Third-Party Recovery Proceeds are actually recovered, but not more than the amount of indemnification payment made by Seller pursuant to this Section 6.5. If permitted under the terms of the R&W Insurance Policy, in lieu of the foregoing, such Buyer Indemnified Party may subrogate or assign its rights to recover under the R&W Insurance Policy to Seller or its designee.

(i) Notwithstanding anything in this Agreement to the contrary, for the purposes of this Section 6.5, each representation and warranty in this Agreement and the Schedules shall be read without regard and without giving effect to the terms “material”, “in all material respects”, “Material Adverse Effects” or similar phrases or qualifiers contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty).

(j) The representations and warranties of Seller and the Company, and any Buyer Indemnified Party right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of any Buyer Indemnified Party or by reason of the fact that any Buyer Indemnified Party knew, or should have known, that any such representation and warranty was, or might be, inaccurate.

(k) Notwithstanding anything in this Agreement to the contrary, Seller hereby agrees that no Seller Indemnified Party will be entitled to seek indemnity, reimbursement or contribution from Parent, Holdings, Buyer or any Atlas Company or any of their respective officers or directors for any indemnity or other obligation for which Seller is liable to any Buyer Indemnified Party under this Agreement.

(l) Except in the case of Fraud, the sole and exclusive remedy for any and all claims against Seller arising under, out of, related to or in connection with this Agreement, shall be the remedies provided in Section 2.4, the rights of indemnification set forth in this Section 6.5 and, with respect to any covenant or agreement, specific performance or other equitable remedies, and no Person will have any other entitlement, remedy or recourse, whether in Contract, tort or otherwise against Seller (other than specific performance, injunction or other equitable relief pursuant to the terms of Section 8.10), it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by law (including claims arising under Environmental Laws, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., as amended). The provisions of this Section 6.5(l) and the limited remedies provided in Section 2.4 and Section 6.5 were specifically bargained for by the Parties and were taken into account by them in arriving at the Enterprise Value and the Rolled Unit Value and the terms and conditions of this Agreement. No Party shall be entitled to a rescission of this Agreement (or any related agreements) or any further indemnification rights or claims of any nature whatsoever, all of which are hereby expressly waived by the Parties to the fullest extent permitted under applicable Law.

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(m) All indemnification payments under this Section 6.5 shall be deemed adjustments to the Final Purchase Price for all purposes, including for income Tax purposes, to the extent permitted by applicable Law.

Section 6.6 Certain Tax Matters.

(a) Seller shall prepare and file, or cause to be prepared and filed, at its sole cost and expense, all Tax Returns for each Atlas Company which are due on or prior to the Closing Date and all Pass-Through Tax Returns of any Atlas Company for any taxable period ending on or prior to the Closing Date (collectively, the “Seller Prepared Returns”), and shall pay any Taxes shown as due on any Seller Prepared Return to the applicable Taxing Authority. Seller shall cause each Seller Prepared Return to be prepared in a manner consistent with the Company’s past practice. Each Seller Prepared Return due after the Closing Date that needs to be filed by any Atlas Company shall be submitted to Parent for review and approval no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions). Seller shall incorporate all reasonable comments received from Parent no later than ten (10) days prior to the due date for filing any such Tax Return (taking into account applicable extensions). Parent shall cause the Atlas Companies to file all such Seller Prepared Returns prepared by Seller and timely delivered to Parent in accordance with this Section 6.6(a). No Seller Prepared Return may be amended after the Closing without the prior written consent of Parent. Parent shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Atlas Companies (other than Seller Prepared Returns) for any Straddle Period that are required to be filed after the Closing Date (the “Parent Prepared Returns”). Parent shall cause each Parent Prepared Return that is a Pass-Through Tax Return to be prepared applying the “interim closing method” under Section 706 of the Code (and any similar provision of state or local Law) and in a manner consistent with the Company’s past practice (provided that any Pass-Through Tax Return for the Atlas Partnership Entities shall include an election under Section 754 of the Code (or similar provision of any state, local or non-U.S. jurisdiction) for the year including the Closing Date) and deliver a copy of each such Tax Return to Seller for review and approval no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions). Parent shall incorporate all reasonable comments received from Seller no later than ten (10) days prior to the due date for filing any such Tax Return (taking into account applicable extensions). Notwithstanding any other provision of this Section 6.6(a), Seller, at its sole cost and expense, shall be solely responsible for filing all of the Tax Returns required to be filed by Seller and paying all of the Taxes due and owing by Seller (including to the extent attributable to income of any Atlas Company that flows up to Seller).

(b) For purposes of determining whether the following Taxes are attributable to a Pre-Closing Tax Period:

(i) in the case of property Taxes and other similar Taxes imposed for a Straddle Period, the amounts that are allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period;

(ii) in the case of Taxes in the form of interest or penalties, all such Taxes shall be treated as attributable to a Pre-Closing Tax Period to the extent relating to a Tax for a Pre-Closing Tax Period whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date;

(iii) in the case of Taxes imposed on any Atlas Company (or any other Buyer Indemnified Party as a result of its direct or indirect ownership of an Atlas Company) as a result of income of any Flow-Thru Entity realized on or prior to the Closing Date (such income being computed assuming the Flow-Thru Entity had a year that ends on the Closing Date and closed its books), such Taxes shall be treated as Taxes of an Atlas Company for a Pre-Closing Tax Period;

(iv) in the case of Taxes imposed on any Atlas Company with respect to the payment of any Transaction Expenses, such Taxes shall be treated as Taxes of an Atlas Company for a Pre-Closing Tax Period; and

(v) in the case of all other Taxes for a Straddle Period (including Taxes based on or measured by income, receipts, payments, or payroll (to the extent not covered by (iv) above)), the amount allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date using a “closing of the books” methodology; provided, that for purposes of this clause (v), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes.

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(c) Parent shall notify Seller of receipt by any Atlas Company of a written notice of any pending or threatened Tax audit, assessment, litigation or other Proceeding if such audit, assessment, litigation or other Proceeding is with respect to Taxes with respect to any Pass-Through Tax Returns of any Atlas Company for any Pre-Closing Tax Period (“Tax Contest”). No failure or delay of Parent in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of Seller pursuant to this Agreement except to the extent Seller is materially prejudiced thereby. Seller shall, at its own expense, control any Tax Contest relating to a Seller Prepared Return that is a Pass-Through Tax Return (a “Seller Tax Contest”), provided that (i) Seller shall keep Parent reasonably informed regarding the status of such Tax Contest; (ii) Seller shall control the Tax Contests diligently and in good faith; (iii) Parent shall have the right to participate in such Tax Contest; (iv) Seller shall not settle, resolve or abandon the Tax Contest (or any portion thereof) without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) and (v) Seller shall bear all costs and expenses of Seller and all reasonable out-of-pocket costs and expenses of the Atlas Companies in controlling such Tax Contest. Parent shall control any Tax Contests that are not Seller Tax Contests (“Parent Tax Contest”). Seller shall have the right to participate in any Parent Tax Contest. Parent shall not settle any Parent Tax Contest without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything in the Agreement to the contrary, in case of any conflict between this Section 6.6(c) and Section 6.5(f) with respect to any Tax Contest, this Section 6.6(c) shall govern with respect to such Tax Contest.

(d) Each Party shall cooperate (and cause its Affiliates to cooperate) fully, as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns pursuant to Section 6.6(d) and any audit or other Proceeding with respect to Taxes or Tax Returns of any Atlas Company (whether or not a Tax Contest). Such cooperation shall include the provision of records and information which are reasonably relevant to any such audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, Parent agrees to retain all books and records with respect to Tax matters pertinent to the Atlas Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Each Party shall furnish the other Parties with copies of all relevant correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any Taxes for which the other may have an indemnification obligation under this Agreement. Each Party shall (and shall cause its Affiliates to) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax. Seller shall (and shall cause its Affiliates to) provide any information reasonably requested, at Parent’s sole cost and expense, to allow Parent or any Atlas Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

(e) All transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees (collectively, “Transfer Taxes”), shall be paid fifty percent (50%) by the Buyer Group, on the one hand, and fifty percent (50%) by Seller, on the other hand. Each Atlas Company will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Seller and Parent will, and will cause their respective Affiliates to, cooperate and join in the execution of any such Tax Returns and other documentation.

(f) The Parties agree, for U.S. federal income Tax purposes, unless otherwise required by a determination within the meaning of Section 1313 of the Code, (i) to treat the contribution of the Units to Buyer by Seller in exchange for Holdings Common Units, Class B Common Stock, and the Final Purchase Price pursuant to this Agreement as a transaction described in Section 721 of the Code, except to the extent Section 707 of the Code applies (including because any portion of the Final Purchase Price does not qualify as a reimbursement of preformation capital expenditures within the meaning of U.S. Treasury Regulations Section 1.707-4(d)) (such reimbursements, the “CapEx Reimbursement”) and (ii) that neither the Class B Common Stock nor the right to redeem or exchange Holdings Common Units contemplated by the operating agreement of Holdings shall be treated as having a fair market value greater than zero dollars ($0) (the “Intended Tax Treatment”). Within thirty (30) days after the determination of the Final Purchase Price pursuant to Section 2.4, (A) Parent will prepare, and deliver to Seller, an allocation statement allocating the Final Purchase Price and any other amounts treated as consideration for U.S. federal income Tax purposes (the “Aggregate Consideration”) among the assets of the Atlas Companies that are classified as entities that are disregarded as separate from Seller (prior to the Closing) or that are treated as partnerships for U.S. federal income

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Tax purposes, in each case, in accordance with Section 1060 of the Code (and any other applicable section of the Code), the Treasury Regulations thereunder (and any similar provision of state or local Law) and the methodologies set forth on Schedule 6.6(f) (the “Proposed Allocation”) and (B) Seller will prepare, and deliver to Parent, a schedule setting forth the portion of the Final Purchase Price that qualifies as a CapEx Reimbursement along with reasonably detailed supporting schedules (the “Proposed CapEx Schedule”). Within fifteen (15) days after the receipt of the Proposed CapEx Schedule and Proposed Allocation, the receiving Party will propose any changes or will indicate its concurrence therewith; provided that Parent may not propose any increase to the amount of CapEx Reimbursement proposed by Seller in the Proposed CapEx Schedule. If Parent and Seller do not agree with the Proposed CapEx Schedule or Proposed Allocation, then Parent and Seller shall attempt in good faith to reach agreement on the amount of the CapEx Reimbursement or the allocation of the Aggregate Consideration, as applicable, in a manner consistent with applicable income Tax Law. If Parent and Seller cannot reach agreement on the amount of the CapEx Reimbursement or such allocation within fifteen (15) days after Parent’s receipt of Seller’s proposed changes, then the Valuation Firm shall determine the allocation or the amount of CapEx Reimbursement, as applicable, under the procedures for resolving disputes as set forth in Section 2.4(b) (including the provisions thereof regarding fees and expenses); provided that the Valuation Firm may not determine that the amount of CapEx Reimbursement exceeds the amount proposed by Seller in the Proposed CapEx Schedule. The allocation of the Final Purchase Price among the assets of the Atlas Companies and the amount of the CapEx Reimbursement, as agreed to by Parent and Seller or as finally determined by the Valuation Firm, as the case may be, shall be binding on all Parties (the “Final Allocation” and the “Final CapEx Schedule”, respectively). Parent and Seller shall, and shall cause each applicable Affiliate to: (1) file all Tax Returns for income Taxes consistent with the Final CapEx Schedule, Final Allocation and Intended Tax Treatment; (2) promptly inform each other of any challenge by any Governmental Entity to the Final CapEx Schedule, Final Allocation or Intended Tax Treatment; and (3) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any challenge to the Final CapEx Schedule, Final Allocation or Intended Tax Treatment; provided, that, to the extent permitted by applicable Law, the Parties shall make appropriate adjustments to the Final Allocation and Final CapEx Schedule to reflect any adjustments to the Final Purchase Price as a result of any indemnification payments pursuant to Section 6.5.

(g) Subject to the final sentence of this Section 6.6(g), Seller will be entitled to any Tax refunds that are received by Parent or any Atlas Company, and any amounts credited against Tax to which Parent and any Atlas Company become entitled, in any Post-Closing Tax Period that relate to any Pre-Closing Tax Period (other than refunds of Transfer Taxes, which shall be allocated in the same manner as Transfer Taxes are allocated under Section 6.6(e)). Parent will pay, or cause to be paid, over to Seller any such refund or the amount of any such credit within ten (10) Business Days after receipt of such refund (or, if the refund is in the form of a credit against Taxes, ten (10) Business Days after filing the Tax Return claiming such credit), net of (i) any Taxes of any Atlas Company, Parent or any other Buyer Indemnified Party with respect to such payment; (ii) any Taxes any Atlas Company, Parent or any other Buyer Indemnified Party incurs with respect to the receipt of such refund and (iii) any reasonable out-of-pocket expenses that Parent, any Atlas Company or any of their Affiliates incur with respect to such refund. Parent will, and will cause each Atlas Company to, timely file a claim for a refund of any Taxes paid with respect to any Pre-Closing Tax Period if reasonably requested by Seller. Nothing in this Section 6.6(g) shall require that Parent or any Atlas Company make any payment with respect to any refund for a Tax (and such refunds shall be for the benefit of Parent and the Atlas Companies) that is with respect to (A) any refund of Tax that is the result of the carrying back of any Tax attribute or Tax credit incurred in a Post-Closing Tax Period; (B) any refund of Tax paid after the Closing Date to the extent Parent or the applicable Atlas Company has not been indemnified for such Taxes; (C) any refund for Tax that is reflected as a current asset (or offset to a current liability) on the Final Working Capital, as finally determined; or (D) any refund for Tax that gives rise to a payment obligation by any Atlas Company to any Person under applicable Law or pursuant to a provision of a contract or other agreement entered (or assumed) by any Atlas Company on or prior to the Closing Date.

Section 6.7 Press Release; SEC Filings.

(a) Any press or other public release or announcement concerning the transactions contemplated hereby shall not be issued without the consent of each of Parent and Seller, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that each Party may make any such announcement which it in good faith believes is necessary or advisable in connection with any required Law and; provided, further, that each Party and its Affiliates may make non-public announcements regarding this Agreement and the transactions contemplated hereby to their and their Affiliates’ respective directors, officers, employees, direct and indirect limited partners and investors without the consent of Parent or Seller so long as such Persons are bound by obligations of confidentiality in respect of any such information disclosed to them.

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(b) As promptly as practicable, Parent shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the Parties shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). Parent shall provide the Company with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith.

(c) As promptly as reasonably practicable after the date hereof but in any event following delivery of any information required to be delivered pursuant to this Agreement by the Atlas Companies, Parent and the Company shall prepare and Parent shall file with the SEC a preliminary Proxy Statement, which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Exchange Act and the rules and regulations promulgated thereunder, for the purpose of soliciting proxies from Parent Stockholders to vote at the Parent Stockholder Meeting in favor of the Parent Stockholder Voting Matters. Parent shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the Parent Board, within three (3) Business Days of (i) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Securities Exchange Act or (ii) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC.

(d) Prior to filing with the SEC, Parent will make available to Seller drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Proxy Statement or such other document and will provide Seller with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Parent will advise Seller promptly after it receives notice thereof, of (i) the time when the Proxy Statement has been filed, (ii) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Securities Exchange Act, (iii) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Proxy Statement, (v) any request by the SEC for amendment of the Proxy Statement, (vi) any comments, written or oral, from the SEC relating to the Proxy Statement and responses thereto and (vii) requests by the SEC for additional information in connection with the Proxy Statement. Parent and Seller shall cooperate to promptly respond to any comments of the SEC on the Proxy Statement, and Parent shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Securities Exchange Act as soon after filing as practicable.

(e) If at any time prior to Parent Stockholders Meeting the Parties discover or become aware of any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly transmit to its stockholders an amendment or supplement to the Proxy Statement containing such information.

(f) The Parties acknowledge that a substantial portion of the Proxy Statement and certain other forms, reports and other filings required to be made by Parent under the Securities Exchange Act in connection with the transactions contemplated by this Agreement (collectively, “Additional Parent Filings”) shall include disclosure regarding the Company and its business and the Company’s management, operations and financial condition. Accordingly, Seller agrees to, and agrees to cause the Company to, as promptly as reasonably practicable, provide Parent with all information concerning Seller and the Company, its business, management, operations and financial condition, in each case, that is reasonably required to be included in the Proxy Statement, Additional Parent Filings or any other Parent SEC Filing. The Atlas Companies shall make, and shall cause their Affiliates, directors, officers, managers and employees to make available to Parent and its counsel in connection with the drafting of the Proxy Statement and Additional Parent Filings and responding in a timely manner to comments thereto from the SEC. If, at any time prior to the Closing, the Parties discover or become aware of any event, fact or circumstance relating to Seller, the Company or the business, or any of their respective Affiliates, directors, officers, managers or employees or their respective management, operations or financial condition, which should be set forth in an amendment or a supplement to the Proxy Statement so that such documents would not contain any untrue statement of a material fact or failure to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, such Person shall promptly inform the other Parties, and the Parties shall cooperate reasonably in connection with preparing and disseminating any such required amendment or supplement. Parent shall make all necessary filings with respect to the transactions contemplated by this Agreement under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder. Parent, acting through the Parent Board, shall include in the

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Proxy Statement the recommendation of the Parent Board that the Parent Stockholders vote in favor of the adoption of this Agreement and the approval of the Parent Stockholder Voting Matters; provided, however, that the Parent Board may withdraw or modify such recommendation (a “Change in Recommendation”) if the Parent Board determines in good faith, after consultation with outside counsel and financial advisors, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law; provided, however, that the Parent Board shall not be entitled to exercise its rights to make a Change in Recommendation pursuant to this Section 6.7(f) unless (i) such Change in Recommendation is based upon an Intervening Event and (ii) Parent has provided to the Company three (3) Business Days’ prior written notice advising the Company that the Parent Board intends to take such action and specifying the reasons therefor in reasonable detail. Parent agrees that, unless the Agreement is terminated in accordance with its terms, its obligation to establish a record date for, duly call, give notice of, convene and hold the special meeting for the purpose of voting on the Parent Stockholder Voting Matters shall not be affected by any Change in Recommendation, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement, regardless of whether or not there shall be any Change in Recommendation.

(g) At least five (5) days prior to Closing, Parent shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”). Parent shall provide the Company with a reasonable opportunity to review and comment on the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with the Closing, Parent shall distribute the Closing Press Release, and within four (4) Business Days thereafter, file the Closing Form 8-K with the SEC.

(h) The Company shall provide to Parent as promptly as practicable after the date of this Agreement (i) unaudited consolidated financial statements of the Atlas Companies including consolidated balance sheets, statements of operations and comprehensive income (loss), statements of members’ capital and statements of cash flows as of and for the three (3) and six (6) month periods ended June 30, 2019 and June 30, 2018 together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X of the SEC and reviewed by the Atlas Companies’ independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants, (ii) all other audited and unaudited financial statements of the Atlas Companies required under the applicable rules and regulations and guidance of the SEC to be included in the Proxy Statement and/or the Closing Form 8-K, (iii) all selected financial data of the Atlas Companies required by Item 301 of Regulation S-K, as necessary for inclusion in the Proxy Statement and Closing Form 8-K and (iv) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC (as if the Atlas Companies were subject thereto) with respect to the periods described in clause (i) and (ii) above, as necessary for inclusion in the Proxy Statement and Closing Form 8-K.

(i) The information supplied or to be supplied by Seller or any Atlas Company for inclusion in the Proxy Statement, the Additional Parent Filings, any other Parent SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (i) the time such information is filed, submitted or made publicly available, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (iii) the time of the Parent Stockholder Meeting or (z) the Closing (subject to the qualifications and limitations set forth in the materials provided by Seller or any Atlas Company or that are included in such filings and/or mailings).

Section 6.8 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of such Party’s obligations hereunder and the consummation of the transactions contemplated hereby; provided, that, Parent shall pay and be fully responsible for all (a) fees, costs and expenses incurred in respect of the financing by Parent and its Affiliates of the transactions contemplated hereby and (b) fees, costs and expenses incurred in respect of the R&W Insurance Policy.

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Section 6.9 Further Assurance. Each Party shall execute and deliver such further instruments of conveyance and transfer and take such additional action as reasonably requested by any other Party to effect, consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement.

Section 6.10 Release.

(a) Subject to Section 6.10(d), effective upon the Closing, Seller, on behalf of itself, and its past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, successors, joint ventures and assigns hereby release and discharge each Atlas Company and each of their respective past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, joint ventures, and each of their respective past and present managers, directors, officers, agents, trustees, attorneys, employees, members/stockholders, representatives, benefit plan fiduciaries and administrators, assigns and successors from any and all obligations and liabilities to Seller as an equityholder (whether directly or indirectly) of any Atlas Company of any kind or nature whatsoever, as to facts, conditions, transactions, events or circumstances prior to the Closing, and Seller and its past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, successors, joint ventures and assigns shall not seek to recover any amounts in connection therewith from any Atlas Company; provided, that this Section 6.10 shall not affect the rights of Seller’s director and officers to the extent they are entitled to indemnification under the Governing Documents of any Atlas Company.

(b) Subject to Section 6.10(d), effective upon the Closing, each of the members of the Buyer Group and the Company, on behalf of itself, and its past, present, and future parents, Subsidiaries (including each Atlas Company), Affiliates, divisions, related companies, successors, joint ventures and assigns hereby release and discharge the managing member of the Seller and any past, present, and future Person who controls the managing member of Seller and any of such managing member’s or controlling Persons’ past and present managers, directors, officers, agents, trustees, attorneys, employees, members/stockholders, representatives, benefit plan fiduciaries and administrators, assigns, and successors from any and all obligations and liabilities of any kind or nature whatsoever, as to facts, conditions, transactions, events or circumstances prior to the Closing, and each member of the Buyer Group and the Atlas Companies and their past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, successors, joint ventures and assigns shall not seek to recover any amounts in connection therewith from Seller and any of its past, present, and future Affiliates and any of their respective past and present managers, directors, officers, agents, trustees, attorneys, employees, members/stockholders, representatives, benefit plan fiduciaries and administrators, assigns, and successors; provided, that this Section 6.10 shall not affect the rights of any of the Atlas Companies’ directors and officers to the extent they are entitled to indemnification under the Governing Documents of Seller or any of its Affiliates. Notwithstanding the foregoing, Parent and the Company are not releasing any Person from (i) any criminal actions and (ii) Fraud.

(c) Seller, each member of the Buyer Group and the Company specifically acknowledge that they are aware of the California Civil Code Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Being aware of this section, Seller, each member of the Buyer Group and the Company hereby expressly waive and relinquish all rights and benefits which it may have under this section as well as any other statutes or common law principles of similar effect.

(d) Notwithstanding anything to the contrary in this Section 6.10, nothing in this Section 6.10 shall limit, modify, restrict, operate as a waiver with respect to or otherwise affect, any rights any party may have under this Agreement or any agreement entered into in connection herewith (including the Director Nomination Agreement, Sponsor Voting Agreement, Sponsor Lock-Up Agreement, Stockholder Support Agreement, Registration Rights Agreement or the A&R LLC Agreement).

Section 6.11 Directors and Officers.

(a) Parent acknowledges that (i) each Person that prior to the Closing served as a director, officer, manager, employee, agent, trustee or fiduciary of any Atlas Company or who, at the request of any Atlas Company, served as a director, officer, manager, member, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such Person’s heirs, executors

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or administrators, the “Indemnified Persons”) is entitled to indemnification, expense reimbursement and exculpation to the extent provided in the Governing Documents in effect as of the date hereof (“D&O Provisions”), (ii) such D&O Provisions are rights of Contract and (iii) for a period of six (6) years following the Closing Date, no amendment or modification to any such D&O Provisions shall affect in any manner the Indemnified Persons’ rights, or any Atlas Company’s obligations, with respect to claims arising from facts or events that occurred on or before the Closing.

(b) Tail Policy.

(i) For a period of six (6) years from and through the Closing Date, the Buyer Group shall cause the Company to maintain in effect policies of directors’ and officers’ liability insurance covering those Persons who are currently covered by such policies of the Atlas Companies’ with respect to claims arising from facts or events that occurred on or before the Closing and with substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy; and

(ii) At or prior to the Closing Date, the Company shall purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided by any Atlas Company’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Atlas Company’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”). The cost of the Tail Policy shall be borne 50% by Seller and 50% by the Buyer Group. No claims made under or in respect of such Tail Policy shall be settled without the prior written consent of Seller.

Section 6.12 Access to Books and Records. From and after the Closing, Buyer Group and their Affiliates shall make or cause to be made available to Seller (at Seller’s sole expense) all books, records, Tax Returns and documents of any Atlas Company (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (other than an actual or potential Proceeding (i) brought or threatened to be brought by Seller or its Affiliates relating to or arising under this Agreement or (ii) brought or threatened to be brought by any member of the Buyer Group or their Affiliates against Seller of its Affiliate relating to or arising under this Agreement), (b) preparing reports to Governmental Entities or (c) such other purposes (that do not involve an actual or potential Proceeding brought by Seller or its Affiliates against Parent or by Parent or its Affiliates against Seller relating to or arising out of this Agreement) for which access to such documents is determined by such Seller to be reasonably necessary, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit. Parent shall (at its sole expense) cause each Atlas Company to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (i) six (6) years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to Seller, at the end of any such period. Notwithstanding anything herein to the contrary, Parent shall not be required to provide any access or information to Seller, their Affiliates or any of their respective representatives which Parent reasonably believes it or, after the Closing, any Atlas Company are prohibited from providing to Seller, their Affiliates or their respective representatives by reason of applicable Law, which, for the avoidance of doubt, (A) constitutes or allows access to information protected by attorney-client privilege, or which Parent or any Atlas Company are required to keep confidential or (B) could prevent access by reason of a Contract with a third party or which would otherwise expose Parent, any of its Affiliates (including, after the Closing, any Atlas Company) to a material risk of Liability.

Section 6.13 Insurance. Buyer Group shall be solely responsible from and after the Closing for providing insurance to each Atlas Company and its business for events or occurrences occurring after the Closing. Buyer Group acknowledges that all insurance arrangements maintained by Seller and its Affiliates (other than the Atlas Companies) for the benefit of the Atlas Companies and their Affiliates, if any, will be terminated as of the Closing and no further business interruption, property or Liability shall be covered under any such insurance arrangements.

Section 6.14 Employee Matters. During the period beginning on the Closing Date and ending on December 31, 2019, Parent shall, or shall cause the Atlas Companies to, provide each employee of the Atlas Companies (“Continuing Employees”) with salary or wage rate and cash bonus opportunities (excluding equity compensation) that are substantially similar in the aggregate to the salary or wage rate and cash bonus opportunities (excluding equity compensation) in effect for such Continuing Employee immediately prior to the Closing Date and employee benefits that are at least substantially comparable in the aggregate to the benefits provided under the Company Employee Benefit

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Plans, any applicable collective bargaining agreement and any other benefit plans, programs or arrangements available to such Continuing Employee as of the Closing Date; provided, however, that for those Continuing Employees whose terms and conditions of employment are governed by a collective bargaining agreement, such employees’ terms and conditions of employment shall continue to be so governed. Notwithstanding the foregoing, subject to any applicable employment agreements, including those Contracts set forth on Schedule 6.14 and all obligations of the “Company” thereunder which the Buyer Group hereby expressly assumes, the Continuing Employees employment will continue on an at-will basis. Parent further agrees that, from and after the Closing Date, Parent shall, or shall cause the Atlas Companies to grant each Continuing Employee with credit for any and all service with the Atlas Companies (and any predecessor thereof) earned prior to the Closing Date (a) for eligibility and vesting purposes and (b) for purposes of vacation and paid time off accrual and severance benefit determinations under each benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent, any Atlas Company or any of its or their Subsidiaries on or after the Closing Date (the “New Plans”). In addition, Parent hereby agrees that Parent shall, or shall cause the Atlas Companies to, (i) cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Continuing Employee under any Company Employee Benefit Plan as of the Closing Date and (ii) cause any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. Nothing contained herein, express or implied, is intended to confer any rights (including any third-party beneficiary rights), remedies or claims upon any employee of any Atlas Company, any Continuing Employee or any other Person, other than the Parties to this Agreement, or shall constitute an amendment to or any other modification of any New Plan or Company Employee Benefit Plan. Parent agrees and acknowledges that all collective bargaining agreements in effect at any of the Atlas Companies as of the Closing Date will continue in effect after the Closing Date in accordance with their terms and with applicable Law. Notwithstanding anything to the contrary herein, Parent and the Atlas Companies shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9. Notwithstanding anything to the contrary contained herein, subject to any applicable employment agreements, it is understood and agreed that Parent retains the right to terminate any employee at any time for any reason.

Section 6.15 Investigation by Parent; No Other Representations; Non-Reliance of Parent. Parent has substantial familiarity with the businesses of the Atlas Companies and fully understand the risks inherent therewith. Furthermore, Parent (for itself and on behalf of the Buyer Indemnified Parties and its Affiliates, representatives and financing sources), has conducted an independent investigation, verification, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology and prospects of the Atlas Companies and Parent, its Affiliates and their advisors and representatives have had access to the personnel, properties, premises and records of the Atlas Companies for such purpose. In entering into this Agreement and any other Contract or certificate executed and delivered pursuant to this Agreement, Parent has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Atlas Companies or Seller or any Atlas Company’s or Seller’s employees, directors, managers, officers, representatives or any other Person, and, except for the specific representations and warranties expressly made by Seller and the Company in Article III or Seller in Article IV (in each case, as modified by the Disclosure Schedules) and any other Contract or certificate executed and delivered pursuant to this Agreement, Parent (for itself and on behalf of the Buyer Indemnified Parties and its Affiliates, representatives and financing sources): (a) specifically acknowledges that none of the Atlas Companies, Seller or any other Person is making and has not made any representation or warranty, expressed or implied, at law or in equity, in respect of Seller, any Atlas Company or any Atlas Company’s businesses, assets, risks and other incidents of the Atlas Companies, Liabilities, operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets and whether the Atlas Companies possess sufficient real property or personal property to operate their businesses, the nature or extent of any Liabilities, the prospects of the business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Atlas Companies furnished to Parent or its Affiliates or their advisors or representatives or made available to Parent, its Affiliates or their advisors or representatives in any data rooms, management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby, and the Units are being transferred through the sale of the Units “as is, where is, with all faults”; (b) specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges

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that the Atlas Companies, Seller and their Affiliates hereby specifically disclaim any such other representation or warranty made by any Person; (c) specifically disclaims any obligation or duty by the Atlas Companies, Seller or any of their Affiliates or any other Person to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article III and Article IV; (d) specifically acknowledges Parent is entering into this Agreement and acquiring the Units subject only to the specific representations and warranties set forth in Article III and Article IV as further limited by the specifically bargained for exclusive remedies as set forth in Section 6.5; and (e) specifically acknowledges that the sole purpose of the representations and warranties set forth in this Agreement is to allocate financial responsibility pursuant to (and subject to the limitations set forth in) Section 6.5 should the representations and warranties prove to have been inaccurate and result in provable Losses, and no other rights, remedies or causes of action (whether in law or in equity or whether in Contract or in tort) are permitted to any Person as a result of the misrepresentation or breach of any such representation and warranty. Without limiting the generality of the foregoing, (i) no Atlas Company nor Seller makes any representation or warranty regarding any third party beneficiary rights or other rights which Parent might claim under any studies, reports, tests or analyses prepared by any third parties for any Atlas Company or any of their Affiliates, even if the same were made available for review by Parent or its Affiliates or representatives; and (ii) none of the documents, information or other materials provided to Parent at any time or in any format by any Atlas Company, Seller or any of their Affiliates or representatives constitute legal advice, and Parent waives all rights to assert that it received any legal advice from any Atlas Company, Seller or any of their Affiliates, or any of their respective representatives or counsel, or that it had any sort of attorney-client relationship with any of such Persons.

Section 6.16 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated by this Agreement if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is expressly intended as a third-party beneficiary of this Section 6.16.

Section 6.17 Financing.

(a) During the Pre-Closing Period, Parent may execute Subscription Agreements with Equity Investors.

(b) Subject to the terms and conditions of this Agreement, during the Pre-Closing Period, Parent shall use, and shall cause its Affiliates to use, its reasonable best efforts to obtain the proceeds of the Financing on the terms and

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conditions described in the Commitment Letters, including using reasonable best efforts to (i) negotiate definitive agreements with respect to the Committed Financing (the “Definitive Debt Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letter, (ii) satisfy (or, if deemed advisable by Parent, obtain the waiver of) on a timely basis all conditions in the Subscription Agreements, Debt Commitment Letter, Fee Letter and such Definitive Debt Agreements that are within its control (including payment of all fees and expenses) and comply with its obligations thereunder, (iii) maintain in effect the Subscription Agreements, Debt Commitment Letter and Fee Letter in accordance with their terms and (iv) diligently enforce all of its rights under the Subscription Agreements and Debt Commitment Letter (and any definitive agreements related thereto), provided, however, that Parent shall not be required to bring any enforcement action against any Equity Financing Sources or Debt Financing Source to enforce its rights under the applicable Financing. Parent shall not and shall cause its Affiliates not to take or refrain from taking, directly or indirectly, any action that could reasonably be expected to result in a default under or failure of any of the conditions contained in, or materially impair, delay or prevent consummation of the Financing contemplated by the Subscription Agreements and the Debt Commitment Letter or in any Definitive Debt Agreement related to the Committed Financing.

(c) Subject to the terms hereof, Parent shall use, and shall cause its Affiliates to use, reasonable best efforts to comply with its obligations, and enforce its rights, under the Commitment Letters. Parent shall give Seller prompt notice of any material breach by any party to the Commitment Letters of which Parent has become aware or any termination (or alleged or purported termination) of the Commitment Letters. Parent shall keep Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the proceeds of the Financing and shall not permit any amendment or modification to, or any waiver of any material provision or remedy under, the Commitment Letters entered into at or prior to the date hereof if such amendment, modification, waiver or remedy (i) would materially delay the occurrence of the Closing, (ii) reduces the aggregate amount of the Financing, (iii) adds or imposes new conditions or amends the existing conditions to the drawdown of the Financing or (iv) is adverse to the interests of Seller, in each case, in any material respect. Notwithstanding the foregoing, failure to obtain the Cash Equity shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement, whether or not the Cash Equity is available.

(d) In the event that any portion of the Committed Financing becomes unavailable on the terms and conditions (including any “flex provisions”) contemplated in the Debt Commitment Letter and the Fee Letter, regardless of the reason therefor, and such portion of the Committed Financing is required to fund the transactions contemplated by this Agreement on the Closing Date, Parent will (i) as promptly as practicable following the occurrence of such event, use its reasonable best efforts to obtain alternative financing (the “Alternative Financing”) (in an amount sufficient, when taken together with any then-available Financing pursuant to any then-existing Debt Commitment Letter, the then-existing Fee Letter and available cash of Parent, to consummate the transactions contemplated by this Agreement and to pay related fees and expenses earned, due and payable as of the Closing Date) on terms not less favorable in the aggregate to the Buyer Group than those contained in either the Debt Commitment Letter and the Fee Letter that the Alternative Financing would replace (taking into account any flex provisions) from the same or other sources and which do not include any incremental conditionality to the consummation of such Alternative Financing that are more onerous to Parent, Seller and the Atlas Companies (in each case, in the aggregate) than the conditions set forth in the Debt Commitment Letter (as applicable) in effect as of the date of this Agreement and (ii) immediately notify Seller of such unavailability and the reason therefor. Notwithstanding anything in this Agreement to the contrary, under no circumstances shall Parent or its Affiliates be obligated to provide Financing.

(e) For purposes of the foregoing Section 6.17(a) through Section 6.17(d), (i) the term “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any Alternative Financing (that is debt financing) arranged in compliance herewith (and any Debt Commitment Letter remaining in effect at the time in question), (ii) the term “Fee Letter” shall be deemed to include any fee letter (or similar agreement) and engagement letter (or similar agreement) with respect to any Alternative Financing arranged in compliance with this Section 6.17(e), (iii) the term “Debt Financing Sources” shall be deemed to include any Debt Financing Sources providing the Alternative Financing (that is debt financing) arranged in compliance herewith, (iv) the term “Subscription Agreement” shall be deemed to include any subscription agreement with respect to any Alternative Financing (that is equity financing) arranged in compliance herewith (and any Subscription Agreements remaining in effect at the time in question) and (v) the term “Equity Financing Sources” shall be deemed to include any Equity Financing Sources providing the Alternative Financing (the is equity financing) arranged in compliance herewith. Parent shall keep Seller reasonably informed on a reasonably current basis of the status of its efforts to consummate the Financing. Parent shall provide Seller with prompt written notice of any material breach, threatened material breach or material default by any

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party to any Subscription Agreement, the Debt Commitment Letter or the Definitive Debt Agreements of which Parent gains knowledge and the receipt of any written notice or other written communication from any Equity Financing Sources or Debt Financing Sources with respect to any material breach, threatened material breach or material default or, termination or repudiation by any party to any Subscription Agreement, Debt Commitment Letter or the Definitive Debt Agreements or any provision thereof.

(f) Notwithstanding anything to contrary contained in this Agreement, nothing contained in this Section 6.17 or elsewhere in this Agreement shall require, and in no event shall the “reasonable best efforts” of Parent be deemed to construe or require, any member of the Buyer Group to (i) bring any enforcement action against any Equity Financing Sources or Debt Financing Source to enforce its rights under the applicable Financing, (ii) seek or accept Financing on terms adverse to or less favorable than those set forth in the Subscription Agreements or Debt Commitment Letters, as applicable, (iii) pay any fees in excess of those contemplated by the Debt Commitment Letters (or any Fee Letter delivered in connection therewith) (whether to secure waiver of any conditions contained therein or otherwise) or (iv) agree to waive any term or condition of this Agreement or amend or waive any term of the Subscription Agreements or Debt Commitment Letter.

(g) Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 7.1, Seller and each Atlas Company agree, and shall cause the appropriate officers and employees thereof, to use reasonable best efforts to cooperate in connection with the arrangement of the Financing (including the satisfaction of the conditions precedent set forth therein) as may be reasonably requested by Parent, including by (i) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and locations and upon reasonable advance notice, (ii) assisting with the preparation of customary materials for actual and potential Equity Investors, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing (which shall not include pro forma financial information), (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, or documents as may be reasonably requested by Parent or otherwise reasonably facilitating the pledging of collateral, provided, that, such documents will not take effect until the Closing, (iv) providing the Financial Statements and such other financial information regarding the Atlas Companies that is readily available or within the Atlas Companies’ possession and as is reasonably requested in connection with the Financing, (v) at each Atlas Company’s option, taking or appointing a representative of Parent to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Financing and, in the case of the Committed Financing, the direct borrowing or incurrence of all of the proceeds of the Committed Financing, by any Atlas Company immediately following the Closing, (vi) each Atlas Company executing and delivering reasonable and customary certificates (including, without limitation, a customary certificate of the Chief Financial Officer of each Atlas Company with respect to solvency matters), customary management representation letters and other customary documentation required by the Debt Financing Sources and the definitive documentation related to the Committed Financing, provided, that no such certificates, letters or other documentation shall be effective prior to the consummation of the Committed Financing on the Closing Date, (vii) furnishing the Buyer Group at least three (3) Business Days prior to the Closing Date (to the extent requested at least ten (10) Business Days prior to the Closing Date), with all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and (vii) otherwise reasonably cooperating in Parent’s efforts to obtain the Financing. Notwithstanding the foregoing, (A) such requested cooperation shall not unreasonably interfere with the ongoing operations of any Atlas Company, (B) no Atlas Company shall be required to pay any commitment or other similar fee or incur any other Liability or obligation in connection with the Financing prior to the Closing, (C) no Atlas Company nor any of their respective officers, directors, or employees shall be required to execute or enter into or perform any agreement with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Closing (other than any customary management representation and authorization letter in connection with marketing materials contemplated by the Financing) and (D) Persons who are on the board of directors or the board of managers (or similar governing body) of any Atlas Company prior to the Closing in their capacity as such shall not be required to pass resolutions or consents to approve or authorize the execution of the Financing. Nothing contained in this Section 6.17(g) or otherwise shall require any Atlas Company, prior to the Closing, to be an issuer or other obligor with respect to the Financing. Seller shall be given a reasonable opportunity to review and comment on any financing documents and any materials that are to be presented during any meetings conducted in connection with the Committed Financing, and Parent shall give due consideration to all reasonably comments provided thereto.

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(h) None of Seller, the Atlas Companies, their Affiliates or any of their respective representatives shall be required to take any action that would subject such Person to actual or potential Liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other Liability or provide or agree to provide any indemnity in connection with the Financing or their performance of their respective obligations under this Section 6.17(h) or any information utilized in connection therewith. Parent shall indemnify and hold harmless Seller, the Atlas Companies, their Affiliates and their respective representatives from and against any and all Loss suffered or incurred by them in connection with the arrangement of the Financing and the performance of their respective obligations under this Section 6.17(h) and any information utilized in connection therewith, except in the case of Fraud or of gross negligence or willful misconduct committed by or on behalf of Seller, any Atlas Company or their respective Affiliates and representatives. Parent shall, promptly upon receipt of a reasonably detailed invoice from Seller or any Atlas Company, reimburse Seller or the Atlas Company and their Affiliates for all reasonable out-of-pocket costs and expenses incurred by Seller, any Atlas Company or their Affiliates (including those of its accountants, consultants, legal counsel, agents and other representatives) in connection with the cooperation required by this Section 6.17(h).

Section 6.18 Termination of Affiliate Obligations. On or before the Closing Date, except as set forth on Schedule 6.18 hereto, and except for this Agreement and any ancillary agreements contemplated herein and for liabilities relating to employment relationships and the payment of compensation and benefits in the Ordinary Course of Business, all liabilities and obligations of the Atlas Companies under any Contract or arrangement contemplated by Section 3.25 shall be terminated in full as of the completion of Closing without further liability to or obligations of the Atlas Companies.

Section 6.19 Confidentiality.

(a) From and after the Closing, except to the extent consented to by any member of the Buyer Group, Seller shall, and shall direct each of its Affiliates and each of its and their respective representatives, to hold in confidence and not use or disclose to any other Person, any Confidential Information. If Seller or any of its Affiliates or any of their respective representatives are requested or required by Law or by a self-regulatory authority or entity (including, in each case, by oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigative demand or similar process) to publicly disclose any Confidential Information, Seller or its Affiliates shall, to the extent permitted by applicable Law, promptly notify Parent in writing and may disclose, without Liability hereunder or breach of this Agreement, only that portion of such Confidential Information which, based on the advice of counsel, is legally required to be disclosed; provided, that Seller and its Affiliates, at the written request and expense of Parent, shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, Seller and its Affiliates and each of its and their respective representatives shall be permitted to (a) make non-public disclosures, communications or statements including Confidential Information (i) to any of Seller’s or its Affiliates’ Affiliates, directors, officers, partners, employees, agents, consultants, financing sources, investors (including direct and indirect limited partners or investors), vehicles, managed accounts, attorneys, accountants, financial advisors or other representatives or (ii) if compelled or requested to disclose the same as part of any legal, judicial or administrative process or Proceeding, by any regulatory authority or self-regulatory authority or by other requirements of Law, including as part of any regulatory audit or examination and (b) use or non-publicly disclose such information in connection with (i) its ownership of Equity Interests of the Buyer Group and the Atlas Companies and (ii) the governance of the Buyer Group and the Atlas Companies, including participation as a member or observer of any boards of directors, managers or similar. Notwithstanding anything to the contrary herein, for purposes of the confidentiality obligations of this Section 6.19(a), Seller’s Affiliates and its and their representatives shall not include the Atlas Companies, Buyer Group or any of their respective employees, consultants or contractors.

(b) Notwithstanding anything contained herein to the contrary, none of the provisions of this Section 6.19 shall in any way limit the activities of any Affiliate (including portfolio companies) of Seller or its Affiliates (or any investment funds, vehicles or companies managed by Seller or its Affiliates) who are not in receipt or otherwise provided any Confidential Information. For avoidance of doubt, no such Affiliate (including portfolio companies) shall be deemed to be “in receipt or otherwise provided any Confidential Information” solely as a result of a representative of Seller or its Affiliates (or any investment funds, vehicles or companies managed by Seller or its Affiliates) who is in possession of Confidential Information also being an officer, director or other agent of such portfolio company; provided, that such representative does not use the Confidential Information in violation of Section 6.19(a) or otherwise act at the

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specific instruction of any Person who received the Confidential Information if such Person is otherwise prohibited from such acts pursuant to Section 6.19(a) and such Confidential Information is used in making such instruction.

Section 6.20 Name Change. Seller shall use its reasonable best efforts to cease, and shall cause each of its Affiliates to use its reasonable best efforts to cease, using the “Atlas,” or “Atlas Technical Consultants,” names, marks and logos (or any derivative or similar name, marks and logos thereof) within ninety (90) days after the Closing, and in furtherance of the foregoing shall amend its Governing Documents with effect from and after the Closing Date in order to change its name to delete the words “Atlas”.

Section 6.21 280G. Prior to the Closing, the Company shall use commercially reasonable efforts to (i) seek to obtain a waiver from each Person who is a “disqualified individual” (as defined in Section 280G of the Code) of that portion of any payments or economic benefits received or payable to such Person that is reasonably expected to constitute “parachute payments” (as defined in Section 280G(b) of the Code) (the “Waived 280G Benefits”), and (ii) solicit the approval of its shareholders of any Waived 280G Benefits, in a manner that complies with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder. The Company shall forward to the Buyer Parties at least five (5) days prior to the submission to shareholders entitled to vote on such matters copies of all documents prepared by the Company in connection with this Section 6.21 for the Buyer Parties’ review. Prior to Closing, the Company shall deliver to the Buyer Parties evidence of the results of such vote. Such shareholder approval, if obtained, shall establish the disqualified individual’s right to receive or retain the Waived 280G Payments, such that if such shareholder approval is not obtained, no portion of the Waived 280G Payments shall be paid, payable, received or retained. Notwithstanding the foregoing, to the extent that any Contract, agreement, or plan is entered into by any member of the Buyer Group or any of their Affiliates and a disqualified individual in connection with the transactions contemplated by this Agreement before the Closing Date (the “Buyer Arrangements”), the Buyer Group shall provide a copy of such Contract, agreement or plan to the Company and the Seller at least fifteen (15) days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code; provided, that, in any event, the Company’s failure to include the Buyer Arrangements in the stockholder voting materials described herein, for any reason, will not result in a breach of the covenants set forth in this Section 6.21.

Section 6.22 Post-Closing Reorganization. On the Closing Date, Holdings shall cause Buyer to merge with and into the Company, causing the separate existence of Buyer to cease and causing the Company to continue as the surviving entity in the Merger in accordance with the Delaware Limited Liability Company Act and as a wholly-owned direct Subsidiary of Holdings. Such merger shall have the effects set forth herein and in the applicable provisions of the Delaware Limited Liability Company Act. Without limiting the generality of the foregoing, and subject thereto, at the effective time of such merger, all of the property, rights, privileges, powers and franchises of the Company and Buyer shall vest in the Company, as the surviving entity, and all debts, liabilities and duties of the Company and Buyer shall become the debts, liabilities and duties of the Company, as the surviving entity.

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Article VII
TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by the mutual written consent of Seller and Parent;

(b) by either Seller or Parent by written notice to the other if any applicable Law is in effect making the consummation of the transactions contemplated hereby illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such final, non-appealable Order or other action;

(c) by either Seller or Parent by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before February 19, 2020 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to (i) any Party then in material breach of its representations, warranties, covenants or agreements under this Agreement or (ii) Parent, if Seller is entitled to terminate this Agreement pursuant to Section 7.1(f);

(d) by Seller, if Buyer Group breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Seller’s obligations to consummate the transactions contemplated hereby set forth in Section 2.6(a) or Section 2.6(c) not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Buyer Group by Seller, cannot be cured or has not been cured by the earlier of the Outside Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Seller if the Company or Seller is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(e) by Parent, if the Company or Seller breaches in any material respect any of its representations or warranties contained in this Agreement or the Company or Seller breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Parent’s obligations to consummate the transactions contemplated hereby set forth in Section 2.6(a) or Section 2.6(b) not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Seller by Parent, cannot be cured or has not been cured by the earlier of the Outside Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Parent if Parent is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; and

(f) by Seller, if (i) all of the conditions to Closing set forth in Section 2.6(a) and Section 2.6(b) were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would occur), (ii) Seller has notified Parent that Seller and the Company are ready, willing and able to consummate the transactions contemplated by this Agreement, and (iii) Buyer Group fails to complete the Closing within two (2) Business Days after the delivery of such notification by Seller.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided, that (a) the Confidentiality Agreement and the agreements contained in Section 6.7(a), Section 6.8, this Section 7.2 and Article VIII of this Agreement survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall (i) relieve any Party from any Liability arising out of or incurred as a result of its breach of the terms of this Agreement prior to such termination or (ii) impair the right of any Party hereto to compel specific performance by any other Party of such Party’s obligations under this Agreement.

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Article VIII
MISCELLANEOUS

Section 8.1 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent, Holdings, Buyer, the Company and Seller. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. Notwithstanding the foregoing, the provisions of Section 8.3, Section 8.8, Section 8.10, Section 8.11, Section 8.14 and this Section 8.1 (and any definitions used therein) may not be amended, supplemented, modified, replaced or waived without the consent of any Debt Financing Source or Equity Financing Source directly and adversely affected by such amendment, supplement, modification, replacement or waiver.

Section 8.2 Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), received by fax or email (with hard copy to follow) prior to 5:00 p.m. Central Time on a Business Day or delivery by reputable overnight express courier (charges prepaid) or (b) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to the Company, Parent, Holdings, Buyer and Seller shall be sent to the addresses indicated below:

Notices to Seller, and prior to the Closing, the Company:	with copies to (which shall not constitute notice):
Atlas Technical Consultants Holdings LP 13215 Bee Cave Parkway Bldg. A, Suite 260 Austin, Texas 78738 Attention: L. Joseph Boyer Email: joe.boyer@atlastechnical.us

c/o Bernhard Capital Partners

400 Convention St., Suite 1010

Baton Rouge, Louisiana 70802

Attention: Mark Spender

Christopher Dillon

Lucie Kantrow

Fax: (225) 454-6957

Email: mark@bernhardcapital.com

chris@bernhardcapital.com

lucie@bernhardcapital.com

and
Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 Attention: William J. Benitez, P.C. Kyle M. Watson Fax: (713) 836-3601 Email: william.benitez@kirkland.com kyle.watson@kirkland.com
Notices to Parent, Holdings, Buyer, and following the Closing, the Company:	with a copy to (which shall not constitute notice):
Boxwood Merger Corp. 8801 Calera Drive Austin, Texas 78735 Attention: Steve Kadenacy Email: sk@boxwoodmc.com	Winston & Strawn 200 Park Avenue New York, New York 10166-4193 Attention: Joel Rubinstein Jason Osborn Fax: (212) 294-5336 Email: jrubinstein@winston.com josborn@winston.com

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Section 8.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties; provided further, that notwithstanding the foregoing, Parent may assign its rights under this Agreement to its lenders providing financing in connection with the transactions contemplated hereby (including the Debt Financing Sources) for collateral security purposes, it being understood that no such assignment shall relieve any member of the Buyer Group of any of its obligations hereunder. In the event the Company or any of its successors or assigns, (a) consolidates with or merges into any other Person or (b) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the successors and assigns of the Company shall be deemed to have assumed the obligations set forth in Section 6.11.

Section 8.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 8.5 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The use of the word “Ordinary Course of Business” shall mean, with respect to any Person, any action taken by such Person in the ordinary course of business consistent with past practice. The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 8.5 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are expressly specified; provided, that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract or agreement (including this Agreement) mean such Contract or agreement as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided, that with respect to any Contract listed (or required to be listed) on the Disclosure Schedules, all amendments, modifications, supplements, extensions and renewals thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate schedule and disclosed. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder. If any party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency. The Parties and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen

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by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to each member of the Buyer Group if such information or materials have been uploaded to the electronic data room maintained by Seller and its financial advisors on the SmartRoom online-platform provided by BMC Group for purposes of the transactions contemplated by this Agreement (the “Data Room”) or otherwise provided to any member of the Buyer Group’s representatives (including counsel) via electronic mail, in each case, prior to the date hereof. The content of the Data Room as at the relevant date set out in the preceding sentence has been stored on six identical encrypted USB devices prepared by Seller’s representatives, of which Seller and Parent each received three for evidentiary purposes on the date hereof.

Section 8.6 Entire Agreement. This Agreement and the agreements and documents referred to herein, including the Stockholder Support Agreement, contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights, Liabilities and obligations with respect to the transactions contemplated hereby exclusively in Contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 8.7 Counterparts; Electronic Delivery. This Agreement and agreements, certificates, instruments and documents entered into in connection herewith may be executed and delivered in one or more counterparts and by fax or email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 8.8 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Notwithstanding anything to the contrary contained in the foregoing, all disputes against any Debt Financing Source under the Debt Commitment Letter related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise (including any dispute arising out of or relating in any way to the Debt Commitment Letter), will be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within such State, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York. Each party to this Agreement hereby IRREVOCABLY waives all rights to trial by jury in any action, suit or Proceeding brought to resolve any dispute between or among any of the parties (whether arising in contract, tort or otherwise) arising out of, connected with, related or incidental to this Agreement, the transactions contemplated hereby and/or the relationships established among the parties hereunder (INCLUDING, FOR THE AVOIDANCE OF DOUBT, WITH RESPECT TO THE COMMITTED FINANCING OR AGAINST ANY DEBT FINANCING SOURCE). THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any action or Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 8.8, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity. Notwithstanding the foregoing, each of the Parties

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agrees that it will not bring or support any action against the Debt Financing Sources, including any dispute arising out of or relating in any way to any Debt Commitment Letter or the performance thereof, whether based on contract, tort or otherwise, in any forum other than exclusively in federal court sitting in the State of New York, Borough of Manhattan in the City of New York.

Section 8.9 Trust Account Waiver. Each of the Company and Seller acknowledges that Parent has established the Trust Account for the benefit of its public stockholders, which holds proceeds of its initial public offering. For and in consideration of Parent entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and Seller, for itself and the Affiliates it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to Parent’s public stockholders), and hereby waives any claims it has or may have at any time against or with respect to the Trust Account (or distributions therefrom to Parent’s public stockholders) as a result of, or arising out of, any discussions, contracts or agreements (including this Agreement) among Parent, Seller and the Company or the Company’s shareholders and will not seek recourse against the Trust Account (or distributions therefrom to Parent’s public stockholders) for any reason whatsoever.

Section 8.10 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled.

Section 8.11 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than (a) in respect of the Buyer Indemnified Parties, the Seller Indemnified Parties, the Indemnified Persons and Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder and entitled to enforce certain obligations hereunder and (b) in respect of the Debt Financing Sources, each of whom (i) is an express third-party beneficiary of Section 8.1, Section 8.3, Section 8.8, Section 8.14 and this Section 8.11 to the extent such sections affect the rights and obligations of the Debt Financing Sources and (ii) shall be entitled to enforce such provisions and rely thereon).

Section 8.12 Legal Representation. Seller, each member of the Buyer Group and the Company hereby agree, on their own behalf and on behalf of their current and future directors, managers, members, partners, officers, equityholders, employees and Affiliates and each of their successors and assigns (all such parties, the “Waiving Parties”), that Kirkland & Ellis LLP (“K&E”) (or any successor thereto) may represent Seller or any direct or indirect director, manager, member, partner, officer, employee, equityholder or Affiliate thereof, in connection with any dispute, litigation, claim, Proceeding or obligation arising out of or relating to this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby (any such representation, the “Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Company in connection with the transactions contemplated by this Agreement, and each member of the Buyer Group and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Each member of the Buyer Group and the Company each acknowledge that the foregoing provision applies whether or not K&E provides legal services to the Company after the Closing Date. Each member of the Buyer Group and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among K&E, the Company, Seller and/or any director, officer, manager, member, equityholder, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any agreement entered into in connection herewith, the transactions contemplated hereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to Seller and may be exclusively controlled by Seller and shall not pass to or be claimed by a member of the Buyer Group or the Atlas Companies, and from and after the Closing none of any member of the Buyer Group, any Atlas Company or any Person purporting to act on behalf of or through any member of the Buyer Group,

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any Atlas Company or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each member of the Buyer Group and the Company, on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege with respect to any communication among K&E, any Atlas Company, Seller and/or any director, officer, manager, member, equityholder, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any member of the Buyer Group or any Atlas Company, on the one hand, and a third party other than Seller, on the other hand, any member of the Buyer Group and any Atlas Company may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither any member of the Buyer Group nor any Atlas Company may waive such privilege without the prior written consent of Seller.

Section 8.13 Schedules. All Schedules and Exhibits attached hereto or referred to herein and the recitals to this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Schedules shall be deemed disclosed in each other Section of the Schedule to which such fact or item may apply so long as (x) such other Section is referenced by applicable cross-reference or (y) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or Schedule. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in these Schedules or the Agreement. The Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of the Agreement and matters reflected in the Schedules are not necessarily limited to matters required by the Agreement to be reflected herein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Schedules relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The information contained in the Schedules shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein. Moreover, in disclosing the information in the Schedules, Seller expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 8.14 No Recourse to Financing Sources. Notwithstanding any provision of this Agreement to the contrary, in no event shall Seller, the Atlas Companies or any of their respective Affiliates or representatives (a) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Debt Financing Source or Equity Financing Source in connection with this Agreement or (b) seek to enforce the commitments against, make any claims for breach of any Commitment Letter against, or seek to recover monetary damages from, or otherwise sue, any Debt Financing Source or Equity Financing Source for the Financing in connection with (i) this Agreement or (ii) the obligations of the Debt Financing Sources or Equity Financing Sources for the Financing under the applicable Commitment Letter. Nothing in this Section 8.14 shall in any way limit or qualify the rights and obligations of (x) the Debt Financing Sources or Equity Financing Sources for the applicable Financing and the other parties to the Financing (or the definitive documents related to the Committed Financing) to each other thereunder or in connection therewith and (y) Seller against any member of the Buyer Group.

* * * * *

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Each of the undersigned has caused this Unit Purchase Agreement to be duly executed as of the date first above written.

PARENT:
Boxwood Merger Corp.
By:	/s/ Stephen M. Kadenacy
Name:	Stephen M. Kadenacy
Title:	Chief Executive Officer and Chairman

HOLDINGS:
ATLAS TC HOLDINGS LLC
By:	/s/ Stephen M. Kadenacy
Name:	Stephen M. Kadenacy
Title:	President

BUYER:
ATLAS TC BUYER LLC
By:	/s/ Stephen M. Kadenacy
Name:	Stephen M. Kadenacy
Title:	President

Signature Page to Unit Purchase Agreement

Annex A-74

THE COMPANY:
ATLAS INTERMEDIATE HOLDINGS LLC
By:	Atlas Technical Consultants Holdings LP
Its:	Sole Member
By:	Atlas Technical Consultants Holdings GP LLC
Its:	General Partner
By:	/s/ L. Joe Boyer
Name:	L. Joe Boyer
Title:	Chief Executive Officer
SELLER:
ATLAS TECHNICAL CONSULTANTS HOLDINGS LP
By:	Atlas Technical Consultants Holdings GP LLC
Its:	General Partner
By:	/s/ L. Joe Boyer
Name:	L. Joe Boyer
Title:	Chief Executive Officer

Signature Page to Unit Purchase Agreement

Annex A-75

Annex B

FORM OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BOXWOOD MERGER CORP.

Boxwood Merger Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.      The original certificate of incorporation of the Corporation, under the name “M Acquisition Company III Corporation,” was filed with the Secretary of State of the State of Delaware on June 28, 2017, and was amended pursuant to a certificate of amendment filed with the Secretary of State of the State of Delaware on August 20, 2018, and was further amended and restated pursuant to an Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on November 21, 2018 (as so amended and restated, the “Prior Charter”).

2.      This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3.      This Second Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of the State of Delaware.

4.      This Second Amended and Restated Certificate amends and restates the provisions of the Prior Charter in its entirety as follows:

Article I
NAME

The name of the corporation is Atlas Technical Consultants, Inc. (the “Corporation”).

Article II
REGISTERED AGENT; OFFICES

Section 1. Registered Office. The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808, County of New Castle, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

Article III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

Article IV
CAPITALIZATION

Section 1. Authorized Capital Stock. The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 501,000,000 shares, consisting of two classes as follows: (i) 500,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), including two series as follows: (A) 400,000,000 shares of Class A Common Stock and (B) 100,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 2. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board is hereby authorized to issue the shares of Preferred Stock in such series and to fix by resolutions or resolutions from time to time before issuance the number of shares to be included in any such series and the designation, powers, preferences

Annex B-1

and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the right to determine any or all of the following:

(a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(b) the voting powers, if any, and whether such voting powers are full or limited in such series;

(c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

(e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(f) the provisions, if any, pursuant to which the shares of such series will be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

(g) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

(h) the provisions, if any, of a sinking fund applicable to such series; and

(i) any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”).

Section 3. Common Stock.

(a) Voting Generally.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation and the holders of the Preferred Stock, as such, shall not be entitled to vote.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock voting together as a single class (or, if any holders of Preferred Stock are entitled to vote together with the holders of Class A Common Stock and Class B Common Stock, the holders of Class A Common Stock and Class B Common Stock and the Preferred Stock shall vote together as a single class), shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

Annex B-2

(b) Class A Common Stock.

(i) Dividends.    Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions; provided that, in the event of any dividend or other distribution received by the Corporation from the Partnership in respect of the Units or other equity interests of the Partnership held by the Corporation, including upon any liquidation, dissolution or winding up of the Partnership (any such dividend or distribution, a “Partnership Distribution”), the Board shall to the extent the Corporation has lawful funds then available, declare and pay in connection with such Partnership Distribution a dividend or other distribution on the shares of Class A Common Stock in an amount equal to 100% of such Partnership Distribution, net of reserves for taxes payable by the Corporation as reasonably determined by the Board (a “Pass-Through Distribution”), and the holders of Class A Common Stock shall share equally on a per share basis in such Pass-Through Distribution. The Board shall fix the record date for any Pass-Through Distribution to be the same date as the record date for the corresponding Partnership Distribution fixed by the managing member of the Partnership or, if necessary to comply with applicable law, such later date that is as soon as practicable after the record date for the Partnership Distribution fixed by the managing member of the Partnership. To the extent that a Partnership Distribution is paid in a form other than cash, the Corporation shall sell a portion of such Partnership Distribution sufficient to reserve for taxes payable by the Corporation as reasonably determined by the Board, and the balance of such Partnership Distribution shall be a Pass-Through Distribution.

(ii) Liquidation, Dissolution or Winding Up of the Corporation.    Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Class A Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (ii), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(c) Class B Common Stock.

(i) Dividends.    Except as provided in subsection (f) below, holders of Class B Common Stock shall not be entitled to receive any dividends.

(ii) Liquidation, Dissolution or Winding Up of the Corporation.    The holders of Class B Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (ii), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(iii) Transfer of Class B Common Stock.

(1) A holder of Class B Common Stock may surrender shares of Class B Common Stock to the Corporation for no consideration at any time. Following the surrender of any shares of Class B Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

(2) A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Corporation) only if, and only to the extent permitted by the LLC Agreement, such holder also simultaneously transfers an equal number of such holder’s Units to such transferee. Upon a transfer of Units in accordance with the LLC Agreement, an equal number of shares of Class B Common Stock held by the holder of such Units will automatically and simultaneously be transferred to the same transferee of such Units. The transfer restrictions described in this Section 3(c)(iv)(2) are referred to as the “Restrictions”.

Annex B-3

(3) Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

(4) Upon a determination by the Board (including the vote of the majority of the disinterested directors serving on the Board at such time), or by a committee composed solely of disinterested directors, that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Corporation shall refuse to give effect to such transfer or acquisition on the books and records of the Corporation. In furtherance of the foregoing, the Corporation shall cause the Transfer Agent to refuse to record the Purported Owner’s transferor as the record owner of the Restricted Shares and shall institute proceedings to enjoin or rescind any such transfer or acquisition.

(5) The Board (including the vote of a majority of the disinterested directors serving on the Board at such time), or by a committee composed solely of disinterested directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 3(c)(iv) for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 3(c). Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class B Common Stock.

(6) The Board (including a majority of the disinterested directors serving on the Board at such time), or by a committee composed solely of disinterested directors, shall have, all powers necessary to implement the Restrictions, including without limitation, the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

(iv) Issuance of Class A Common Stock Upon Redemption; Cancellation of Class B Common Stock.

(1) Shares of Class B Common Stock shall be redeemable for shares of Class A Common Stock on the terms and subject to the conditions set forth in the LLC Agreement. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption of the Class B Common Stock for Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption of shares of Class B Common Stock pursuant to the LLC Agreement by delivering to the holder of such shares of Class B Common Stock upon such redemption, cash in lieu of shares of Class A Common Stock in the amount permitted by and provided in the LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock that shall be issued upon any such redemption will, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and nonassessable. To the extent that any holder of Class B Common Stock exercises its right pursuant to the LLC Agreement to have some or all of such holder’s Units redeemed by the Partnership in accordance with the LLC Agreement, then simultaneous with the payment of the consideration due under the LLC Agreement to such holder of Class B Common Stock for such holders Units, the Corporation shall redeem for no consideration such number of shares of Class B Common Stock registered in the name of the redeeming or exchanging holder of Class B Common Stock equal to the number of Units held by such holder of Class B Common Stock that are redeemed or exchanged in such redemption or exchange transaction shall be automatically transferred to the Corporation, retired and canceled and shall not be reissued.

(2) Notwithstanding the Restrictions, (A) in the event that an outstanding share of Class B Common Stock shall cease to be held by a registered holder of Units, such share of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B

Annex B-4

Common Stock be transferred to the Corporation, retired and cancelled for no consideration, and shall not be re-issued by the Corporation and (B) in the event that one or more of the Units held by a registered holder of Class B Common Stock ceases to be held by such holder (other than as a result of a transfer of one or more Units together with an equal number of shares of Class B Common Stock as permitted by the LLC Agreement), a corresponding number of shares of Class B Common Stock registered in the name of such holder shall automatically and without further action on the part of the Corporation or such holder be transferred to the Corporation, retired and cancelled for no consideration, and such shares shall not be re-issued by the Corporation.

(v) Restrictive Legend.    All certificates or book entries representing shares of Class B Common Stock, as the case may be, shall bear a legend substantially in the following form (or in such other form as the Board may determine):

THE SECURITIES REPRESENTED BY THIS BOOK ENTRY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”).

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT.

THESE CERTIFICATES ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS THE SAME MAY BE AMENDED AND/OR RESTATED FROM TIME TO TIME, AND THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ATLAS INTERMEDIATE HOLDINGS LLC, DATED AS OF             , 2019, AMONG THE MEMBERS LISTED THEREIN, AS THE SAME MAY BE AMENDED AND/OR RESTATED FROM TIME TO TIME (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR). AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.

(d) Conversion Rights.    Except as set forth in this Second Amended and Restated Certificate, the Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

(e) Preemptive Rights.    No stockholder shall, by reason of the holding of shares of any class or series of capital stock of the Corporation, have any preemptive or preferential right to acquire or subscribe for any shares or securities of any class or series, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless specifically provided for in a Preferred Stock Designation.

(f) Stock Split or Reverse Stock Split.    In no event shall the shares of either Class A Common Stock or Class B Common Stock be split, subdivided, or combined (including by way of stock dividend) unless the outstanding shares of the other class shall be proportionately split, subdivided or combined.

(g) Authorization and Issuance of Additional Shares; Repurchases or Redemptions.

(i) If at any time the Corporation issues a share of Class A Common Stock or any other Equity Security of the Corporation (other than Class B Common Stock), (1) the Corporation shall cause the Partnership to issue to the Corporation one Unit (if the Corporation issues a share of Class A Common Stock), or such other Equity Security of the Partnership (if the Corporation issues Equity Securities other than Class A Common Stock) corresponding to such Equity Securities issued by the Corporation, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation and (2) the net proceeds received by the Corporation with respect to issuance of the corresponding share of Class A Common Stock or other Equity Security, if any, shall be concurrently contributed by the Corporation to the Partnership as a capital contribution. Notwithstanding the foregoing, this Section 3(h)(i) shall not apply to (x) the issuance and distribution to holders of shares of Class A Common Stock of rights to purchase Equity Securities of the Corporation under a “poison pill” or similar stockholders rights plan (and upon any redemption of Units for Class A Common Stock, such Class A Common Stock will be issued together with a corresponding right under such plan) or (y) the issuance under the Corporation’s employee benefits plans of any warrants, options, other rights to acquire Equity Securities of the Corporation or rights or

Annex B-5

property that may be converted into or settled in Equity Securities of the Corporation, but shall in each of the foregoing cases apply to the issuance of Equity Securities of the Corporation in connection with the exercise or settlement of such rights, warrants, options or other rights or property.

(ii) The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding Common Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units, with corresponding changes made with respect to any other exchangeable or convertible securities. The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of any outstanding Equity Securities of the Corporation (other than the Common Stock) unless accompanied by an identical subdivision or combination, as applicable, of the corresponding Equity Securities of the Partnership, with corresponding changes made with respect to any other exchangeable or convertible securities.

(iii) The Corporation may not redeem, repurchase or otherwise acquire (1) any shares of Class A Common Stock unless substantially simultaneously the Partnership redeems, repurchases or otherwise acquires from the Corporation an equal number of Units for the same form and amount of consideration per security or (2) any other Equity Securities of the Corporation (other than Class B Common Stock) unless substantially simultaneously the Partnership redeems, repurchases or otherwise acquires from the Corporation an equal number of Equity Securities of the Partnership of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation for the same form and amount of consideration per security. Notwithstanding the foregoing, to the extent that any consideration payable by the Corporation in connection with the redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of the Corporation or any of its subsidiaries consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Units or other Equity Securities of the Partnership shall be effectuated in an equivalent manner.

(h) Certain Terms.    As used in this Second Amended and Restated Certificate, (i) “Partnership” shall mean Atlas TC Holdings LLC, a Delaware limited liability company, or any successor entity thereto, (ii) “LLC Agreement” shall mean the Limited Liability Company Agreement of the Partnership, dated as of             , 2019, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, (iii) “Unit” shall mean a unit representing limited liability company interests in the Partnership authorized and issued under the LLC Agreement and constituting a “Unit” as defined in the LLC Agreement as in effect as of the effective time of this Second Amended and Restated Certificate, and (iv) “Equity Securities” shall mean (1) with respect to the Corporation, any and all shares, interests, participation or other equivalents (however designated) of capital stock, including all Common Stock and Preferred Stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing and (2) with respect to the Partnership or any of its subsidiaries, (A) Units or other equity interests in the Partnership or any subsidiary of the Partnership, (B) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Partnership or any subsidiary of the Partnership, and (C) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Partnership or any subsidiary of the Partnership.

Section 4. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Annex B-6

Article V
BYLAWS

The Board may make, amend, and repeal the Amended and Restated Bylaws (the “Bylaws”) of the Corporation, provided, however, that so long as the Shareholders’ Agreement remains in effect, the Board shall not approve any amendment, alteration or repeal of any provision of the Bylaws, or the adoption of any new Bylaw, that would be contrary to or inconsistent with the terms of the Shareholders’ Agreement. Any Bylaw made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so made or amended) or by the stockholders in the manner provided in the Bylaws of the Corporation. In addition to any other vote required by law, the affirmative vote of the holders of at least 662/3% of the Voting Stock (as defined below), voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article V; provided, however, that so long as the Shareholders’ Agreement, dated as of             , 2019, by and among the Corporation, Boxwood Merger Sponsor LLC, [Bernhard Capital Partners Management LP] and other parties thereto (as it may be amended and/or restated, the “Shareholders’ Agreement”), remains in effect, the Board may not approve any amendment, alteration or repeal of any provision of the bylaws of the Corporation, or the adoption of any new bylaw of the Corporation, that would be contrary to or inconsistent with the terms of the Shareholders’ Agreement without the written consent of the Parties to the Shareholders’ Agreement. Notwithstanding the foregoing, nothing in the bylaws of the Corporation shall be deemed to limit the ability of the parties to the Shareholders’ Agreement to amend, alter or repeal any provision of the Shareholders’ Agreement pursuant to the terms thereof, provided that no amendment to the Shareholders’ Agreement (whether or not such amendment modifies any provision of the Shareholders’ Agreement to which the bylaws of the Corporation are subject) shall amend the bylaws of the Corporation. For the purposes of this Second Amended and Restated Certificate, “Voting Stock” means stock of the Corporation of any class or series entitled to vote generally in the election of directors. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws other than Article VIII of the Bylaws; provided further, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least 662/3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal Article VIII of the Bylaws.

Article VI
MEETINGS OF STOCKHOLDERS

Section 1. Annual Meetings. Except as otherwise expressly provided by law, the annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined exclusively by resolution of the Board in its sole and absolute discretion.

Section 2. Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 3. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 4. No Action by Written Consent. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

Annex B-7

Article VII
BOARD OF DIRECTORS

Section 1. Number, Election, and Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in any Preferred Stock Designation and to the terms of the Shareholders’ Agreement, the number of directors will be fixed from time to time in the manner provided in the Bylaws of the Corporation. Subject to Section 6 of this Article VII, the directors, other than those who may be elected by the holders of any series of Preferred Stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. At any meeting of stockholders at which directors are to be elected, the number of directors elected may not exceed the greatest number of directors then in office in any class of directors. The directors first appointed to Class I will hold office for a term expiring at the first annual meeting of stockholders following the consummation of the Initial Business Combination; the directors first appointed to Class II will hold office for a term expiring at the second annual meeting of stockholders following the consummation of the Initial Business Combination; and the directors first appointed to Class III will hold office for a term expiring at the third annual meeting of stockholders following the consummation of the Initial Business Combination, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in any Preferred Stock Designation, directors may be elected by the stockholders only at an annual meeting of stockholders. Election of directors of the Corporation need not be by written ballot unless requested by the presiding officer or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which directors are to be elected. If authorized by the Board, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

Section 2. Newly Created Directorships and Vacancies. Subject to the terms of the Shareholders’ Agreement, and the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in any Preferred Stock Designation and Section 6 of this Article VII, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. If the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible; provided, however, that no decrease in the number of directors constituting the Board may shorten the term of any incumbent director.

Section 3. Removal. Subject to the terms of the Shareholders’ Agreement, and to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in any Preferred Stock Designation and Section 6 of this Article VII, any director may be removed from office by the stockholders only for cause and only in the manner provided in this Article VII, Section 4. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a director or directors is among the purposes of the meeting and identifies the director or directors proposed to be removed, the affirmative vote of the holders of at least majority of the voting power of the outstanding Voting Stock, voting together as a single class, may remove such director or directors for cause. Notwithstanding the foregoing, in the event that a stockholder party to the Shareholders’ Agreement provides notice to the Corporation to remove a director designated by such stockholder pursuant to the terms of the Shareholders’ Agreement, whether such removal is with or without cause, the Corporation may take all necessary action to cause such removal, to the extent permitted by applicable law, and such director or director may be removed with or without cause.

Annex B-8

Section 4. Preferred Stock – Directors. Notwithstanding any other provision of this Article VII, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the number of directors constituting the entire board shall automatically be increased by such specified number of directors and the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate, including any Preferred Stock Designation, and such directors shall not be included in any of the classes created pursuant to this Article VII unless expressly provided by such terms. Except as otherwise provided in a Preferred Stock Designation, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Article VIII
LIMITED LIABILITY

To the full extent permitted by the DGCL and any other applicable law currently or hereafter in effect, no director of the Corporation will be personally liable to the Corporation or its stockholders for or with respect to any breach of fiduciary duty or other act or omission as a director of the Corporation, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director. No repeal or modification of this Article VIII will adversely affect the protection of any director of the Corporation provided hereby in relation to any breach of fiduciary duty or other act or omission as a director of the Corporation occurring prior to the effectiveness of such repeal or modification.

Article IX
INDEMNIFICATION

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified by the Corporation to the fullest extent permitted or required by the DGCL and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, except as provided in Section 4 of this Article IX with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee pursuant to this Section 1 in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article IX shall include the right to advancement by the Corporation of any and all expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including without limitation service to an employee benefit plan) shall be made pursuant to this Section 2 only upon delivery to the Corporation of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee

Annex B-9

is not entitled to be indemnified for such expenses under this Section 2. An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 2 is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under Section 1 of this Article IX with respect to the related Proceeding or the absence of any prior determination to the contrary.

Section 3. Contract Rights. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article IX shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 4. Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article IX is not paid in full by the Corporation within 60 calendar days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader reimbursements of prosecution or defense expenses than such law permitted the Corporation to provide prior to such amendment), to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation shall be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board of Directors or a committee thereof, its stockholders or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors or a committee thereof, its stockholders or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Corporation to recover an Advancement of Expenses hereunder pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, shall be on the Corporation.

Section 5. Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Second Amended and Restated Certificate, the Bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise. Nothing contained in this Article IX shall limit or otherwise affect any such other right or the Corporation’s power to confer any such other right.

Section 6. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 7. No Duplication of Payments. The Corporation shall not be liable under this Article IX to make any payment to an Indemnitee in respect of any Indemnifiable Losses to the extent that the Indemnitee has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Indemnitee made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.

Article X
CORPORATE OPPORTUNITIES

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity pursuant to Section 122(17) of the DGCL. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an

Annex B-10

employee of the Corporation or any of its subsidiaries, or (ii) any holder of Common Stock or Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation, such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue, and to the extent the director is permitted to refer that opportunity to the Corporation without violating any legal or contractual obligation. Any amendment, repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

Article XI
AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI. Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate or the Bylaws, and notwithstanding that a lesser percentage or vote may be permitted from time to time by applicable law, no provision of Article IV, Article VII, Article IX, Article X, and this Article XI (except by virtue of a filing of a Preferred Stock Designation, but subject to any vote required by law or by other provisions of this Second Amended and Restated Certificate with respect to such Preferred Stock Designation) may be altered, amended or repealed in any respect, nor may any provision of this Second Amended and Restated Certificate or of the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Second Amended and Restated Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of at least 662/3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that, so long as the Shareholders’ Agreement remains in effect, no provision of this Second Amended and Restated Certificate may be amended, altered or repealed in any manner that would be contrary to or inconsistent with the terms of the Shareholders’ Agreement.

Article XII
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 1. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 1 will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of any consented to the provisions of this Section 1.

Annex B-11

Article XIII
SEVERABILITY

If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

Article XIV
SECTION 203 OF THE DGCL

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL as now in effect or hereafter amended, or any successor statute thereto, and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation.

IN WITNESS WHEREOF, Atlas Technical Consultants, Inc. has caused this Second Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this     th day of         , 2019.

ATLAS TECHNICAL CONSULTANTS, INC.

By:
Name:
Title:

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Annex C

ATLAS TECHNICAL CONSULTANTS, INC.
2019 OMNIBUS INCENTIVE PLAN

Section 1. General.

The name of the Plan is the Atlas Technical Consultants, Inc. 2019 Omnibus Incentive Plan (the “Plan”). The Plan intends to: (i) encourage the profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives; (ii) give Participants an incentive for individual performance; (iii) promote teamwork among Participants; and (iv) give the Company an advantage in attracting and retaining key Employees, Directors, and Consultants. To accomplish such purposes, the Plan provides that the Company may grant Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance-Based Awards (including performance-based Restricted Shares and Restricted Stock Units), Other Stock-Based Awards, Other Cash-Based Awards or any combination of the foregoing.

Section 2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee appointed by the Board to administer the Plan in accordance with Section 3 of the Plan.

(b) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

(c) “Automatic Exercise Date” means, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable term of the Option pursuant to Section 7(d) or the Stock Appreciation Right pursuant to Section 8(g).

(d) “Award” means any Option, Stock Appreciation Right, Restricted Share, Restricted Stock Unit, Performance-Based Award, Other Stock-Based Award, or Other Cash-Based Award granted under the Plan.

(e) “Award Agreement” means any agreement, contract, or other instrument or document evidencing an Award. Evidence of an Award may be in written or electronic form, may be limited to notation on the books and records of the Company and, with the approval of the Administrator, need not be signed by a representative of the Company or a Participant. Any Shares that become deliverable to the Participant pursuant to the Plan may be issued in certificate form in the name of the Participant or in book-entry form in the name of the Participant.

(f) “Bylaws” means the bylaws of the Company, as may be amended and/or restated from time to time.

(g) “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

(h) “Board” means the Board of Directors of the Company.

(i) “Cause” shall have the meaning assigned to such term in any Company or Affiliate employment, severance, or similar agreement or Award Agreement with the Participant or, if no such agreement exists or the agreement does not define “Cause,” Cause means (i) any conduct, action or behavior by a Participant, whether or not in connection with the Participant’s employment, including, without limitation, the commission of any felony or a lesser crime involving dishonesty, fraud, misappropriation, theft, wrongful taking of property, embezzlement, bribery, forgery, extortion or other crime of moral turpitude, that has or may reasonably be expected to have a material adverse effect on the reputation or business of the Company, its Subsidiaries and Affiliates or which results in gain or personal enrichment of the Participant to the detriment of the Company, its Subsidiaries and Affiliates; (ii) a governmental authority has prohibited the Participant from working or being affiliated with the Company, its Subsidiaries and Affiliates or the business conducted thereby; (iii) the commission of any act by the Participant of gross negligence or malfeasance, or any willful violation of law, in each case, in connection with the Participant’s performance of his or her duties with the Company or any Affiliate thereof; (iv) performance of the Participant’s duties in an unsatisfactory manner after a

Annex C-1

written warning and a ten (10) day opportunity to cure or failure to observe material policies generally applicable to employees after a written warning and a ten (10) day opportunity to cure; (v) breach of the Participant’s duty of loyalty to the Company Group; (vi) the Participant’s chronic absenteeism; (vii) the Participant’s substance abuse, illegal drug use, or habitual insobriety; or (viii) the Participant’s violation of obligations of confidentiality to any third party in the course of providing services to the Company, its Subsidiaries and Affiliates.

(j) “Certificate of Incorporation” means the certificate of incorporation of the Company, as may be amended and/or restated from time to time.

(k) “Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) extraordinary dividend (whether in the form of cash, Common Stock or other property), stock split or reverse stock split, (iii) combination or exchange of shares, (iv) other change in corporate structure, or (v) payment of any other distribution, which, in any such case, the Administrator determines, in its sole discretion, affects the Shares such that an adjustment pursuant to Section 5 of the Plan is appropriate.

(l) “Change in Control” shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred following the Effective Date:

(i) any Person, other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below or any acquisition directly from the Company; or

(ii) the following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Board: individuals who, during any period of two (2) consecutive years, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the two (2) year period or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Company or any Affiliate thereof with any other corporation, other than a merger or consolidation (A) that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof) outstanding immediately after such merger or consolidation, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

(iv) the consummation of a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

For each Award that constitutes deferred compensation under Code Section 409A, a Change in Control (where applicable) shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also constitute a “change in control event” under Code Section 409A.

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Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(m) “Change in Control Price” shall have the meaning set forth in Section 12 of the Plan.

(n) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto. Any reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(o) “Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the Common Stock is traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Company’s Certificate of Incorporation or Bylaws, or any charter establishing the Committee, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

(p) “Common Stock” means the common stock, par value $0.0001 per share, of the Company.

(q) “Company” means Atlas Technical Consultants, Inc., a Delaware corporation (or any successor corporation, except as the term “Company” is used in the definition of “Change in Control” above).

(r) “Consultant” means any consultant or independent contractor of the Company or an Affiliate thereof, in each case, who is not an Employee, Executive Officer, or non-employee Director.

(s) “Disability” shall have the meaning assigned to such term in any individual employment, severance or similar agreement or Award Agreement with the Participant or, if no such agreement exists or the agreement does not define “Disability,” Disability means, with respect to any Participant, that such Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Company or an Affiliate thereof.

(t) “Director” means any individual who is a member of the Board on or after the Effective Date.

(u) “Effective Date” shall have the meaning set forth in Section 19 of the Plan.

(v) “Eligible Recipient” means: (i) an Employee; (ii) a non-employee Director; or (iii) a Consultant, in each case, who has been selected as an Eligible Recipient under the Plan by the Administrator. Notwithstanding the foregoing, to the extent required to avoid the imposition of additional taxes under Code Section 409A, “Eligible Recipient” means: (1) an Employee; (2) a non-employee Director; or (3) a Consultant, in each case, of the Company or any Affiliate thereof, who has been selected as an Eligible Recipient under the Plan by the Administrator.

(w) “Employee” shall mean an employee of the Company or an Affiliate thereof, as described in Treasury Regulation Section 1.421-1(h), including an Executive Officer or Director who is also treated as an employee.

(x) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(y) “Executive Officer” means each Participant who is an executive officer (within the meaning of Rule 3b-7 under the Exchange Act) of the Company.

(z) “Exercise Price” means, with respect to any Award under which the holder may purchase Shares, the price per share at which a holder of such Award granted hereunder may purchase Shares issuable upon exercise of such Award.

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(aa) “Fair Market Value” as of a particular date shall mean: (i) if the Common Stock is admitted to trading on a national securities exchange, the fair market value of a Share on any date shall be the closing sale price reported for such share on such exchange on such date or, if no sale was reported on such date, on the last day preceding such date on which a sale was reported; (ii) if the Shares are not then listed on a national securities exchange, the average of the highest reported bid and lowest reported asked prices for the Shares as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other quotation system for the last preceding date on which there was a sale of such stock; or (iii) if the Shares are not then listed on a national securities exchange or traded in an over-the-counter market or the value of such Shares is not otherwise determinable, such value as determined by the Committee in good faith and in a manner not inconsistent with Code Section 409A.

(bb) “Free Standing Rights” shall have the meaning set forth in Section 8(a) of the Plan.

(cc) “Incentive Stock Option” means an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Code Section 422.

(dd) “Nonqualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(ee) “Option” means an option to purchase Shares granted pursuant to Section 7 of the Plan.

(ff) “Other Cash-Based Award” means a cash Award granted to a Participant under Section 11 of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

(gg) “Other Stock-Based Award” means a right or other interest granted to a Participant under Section 11 of the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Class A Common Stock, including, but not limited to, unrestricted Shares or dividend equivalents, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms or conditions as permitted under the Plan.

(hh) “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 of the Plan, to receive grants of Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance-Based Awards, Other Stock-Based Awards, Other Cash-Based Awards or any combination of the foregoing, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be, solely with respect to any Awards outstanding at the date of the Eligible Recipient’s death.

(ii) “Performance-Based Award” means any Award granted under the Plan that is subject to one or more performance goals. Any dividends or dividend equivalents payable or credited to a Participant with respect to any unvested Performance-Based Award shall be subject to the same performance goals as the Shares or units underlying the Performance-Based Award.

(jj) “Performance Goals” means performance goals based on one or more of the following criteria: (i) earnings before interest and taxes; (ii) earnings before interest, taxes, depreciation and amortization; (iii) net operating profit after tax; (iv) cash flow; (v) revenue; (vi) net revenues; (vii) sales; (viii) days sales outstanding; (ix) scrap rates; (x) income; (xi) net income; (xii) operating income; (xiii) net operating income; (xiv) operating margin; (xv) earnings; (xvi) earnings per share; (xvii) return on equity; (xviii) return on investment; (xix) return on capital; (xx) return on assets; (xxi) return on net assets; (xxii) total shareholder return; (xxiii) economic profit; (xxiv) market share; (xxv) appreciation in the fair market value, book value or other measure of value of the Company’s Common Stock; (xxvi) expense or cost control; (xxvii) working capital; (xxviii) volume or production; (xxix) new products; (xxx) customer satisfaction; (xxxi) brand development; (xxxii) employee retention or employee turnover; (xxxiii) employee satisfaction or engagement; (xxxiv) environmental, health or other safety goals; (xxxv) individual performance; (xxxvi) strategic objective milestones; (xxxvii) days inventory outstanding; and (xxxviii) any combination of, or as applicable, a specified increase or decrease in, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or an Affiliate thereof, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur).
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(kk) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any Affiliate thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(ll) “Related Rights” shall have the meaning set forth in Section 8(a) of the Plan.

(mm) “Restricted Shares” means an Award of Shares granted pursuant to Section 9 of the Plan subject to certain restrictions that lapse at the end of a specified period or periods or the attainment of certain Performance Goals.

(nn) “Restricted Stock Unit” means a notional account established pursuant to an Award granted to a Participant, as described in Section 10 of the Plan, that is (i) valued solely by reference to Shares, (ii) subject to restrictions specified in the Award Agreement, and (iii) payable in cash or in Shares (as specified in the Award Agreement). The Restricted Stock Units awarded to the Participant will vest according to the time-based criteria or Performance Goals criteria specified in the Award Agreement.

(oo) “Restricted Period” means the period of time determined by the Administrator during which an Award or a portion thereof is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(pp) “Retirement” means a termination of a Participant’s employment, other than for Cause and other than by reason of death or Disability, on or after the attainment of age 65.

(qq) “Rule 16b-3” shall have the meaning set forth in Section 3(a) of the Plan.

(rr) “Shares” means shares of Class A Common Stock reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, consolidation or other reorganization) security.

(ss) “Stock Appreciation Right” means the right pursuant to an Award granted under Section 8 of the Plan to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Award or portion thereof is surrendered, of the Shares covered by such Award or such portion thereof, over (ii) the aggregate Exercise Price of such Award or such portion thereof.

(tt) “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation, or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

Section 3. Administration.

(a) The Plan shall be administered by the Administrator and shall be administered in accordance with, to the extent applicable, Rule 16b-3 under the Exchange Act (“Rule 16b-3”).

(b) Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(i) to select those Eligible Recipients who shall be Participants;

(ii) to determine whether and to what extent Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance-Based Awards, Other Stock-Based Awards, Other Cash-Based Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder, including, but not limited to, (A) the restrictions applicable to Restricted Shares and Restricted Stock Units and the conditions under which restrictions applicable to such Restricted Shares and Restricted Stock Units shall lapse, (B) the Performance Goals and periods applicable to Awards, if any, (C) the Exercise

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Price of each Award, (D) the vesting schedule applicable to each Award, (E) the number of Shares subject to each Award and (F) subject to the requirements of Code Section 409A (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units or Other Stock-Based Awards, Other Cash-Based Awards or any combination of the foregoing granted hereunder;

(vi) to determine the Fair Market Value;

(vii) to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment for purposes of Awards granted under the Plan;

(viii) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(ix) to reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan, any Award Agreement or other instrument or agreement relating to the Plan or an Award granted under the Plan; and

(x) to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.

(c) The Administrator shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Administrator to grant and determine the terms and conditions of Awards granted under the Plan, subject to the requirements of state law and such other limitations as the Administrator shall determine. In no event shall any such delegation of authority be permitted with respect to Awards to any members of the Board or to any Eligible Recipient who is subject to Rule 16b-3 under the Exchange Act or Section 162(m) of the Code. The Administrator shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan. If the Administrator’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Administrator shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Administrator’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Administrator and shall be deemed for all purposes of the Plan to have been taken by the Administrator.

(d) All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, or any officer or employee of the Company or any Affiliate thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Affiliate thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

Section 4. Shares Reserved for Issuance Under the Plan.

(a) Subject to Section 5 of the Plan, the number of Shares that are reserved and available for issuance pursuant to Awards granted under the Plan is [_____] shares of Class A Common Stock. The maximum number of Shares that may be issued pursuant to Options intended to be Incentive Stock Options is [_____] shares of Class A Common Stock.

(b) Notwithstanding the foregoing, the maximum number of Shares subject to Awards granted during any fiscal year to any non-employee Director, when taken together with any cash fees paid to such non-employee Director during the fiscal year in respect of his or her service as a Director, shall not exceed $[____] in total value (calculating the value of any such Awards based on the grant date Fair Market Value of such Awards for financial reporting purposes).

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(c) Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. Any Shares subject to an Award under the Plan that, after the Effective Date, are forfeited, canceled, settled or otherwise terminated without a distribution of Shares to a Participant will thereafter be deemed to be available for Awards. In applying the immediately preceding sentence, if (i) Shares otherwise issuable or issued in respect of, or as part of, any Award are withheld to cover taxes, such Shares shall be treated as having been issued under the Plan and shall not again be available for issuance under the Plan, (ii) Shares otherwise issuable or issued in respect of, or as part of, any Award of Options or Stock Appreciation Rights are withheld to cover the Exercise Price, such Shares shall be treated as having been issued under the Plan and shall not be available for issuance under the Plan, and (iii) any Stock-settled Stock Appreciation Rights are exercised, the aggregate number of Shares subject to such Stock Appreciation Rights shall be deemed issued under the Plan and shall not be available for issuance under the Plan.

(d) Substitute Awards shall not reduce the Shares authorized for grant under the Plan. In the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

Section 5. Equitable Adjustments.

In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, in (i) the aggregate number of Shares reserved for issuance under the Plan and the maximum number of Shares that may be subject to Awards granted to any Participant in any calendar or fiscal year, (ii) the kind, number and Exercise Price subject to outstanding Options and Stock Appreciation Rights granted under the Plan, provided, however, that any such substitution or adjustment with respect to Options and Stock Appreciation Rights shall occur in accordance with the requirements of Code Section 409A, and (iii) the kind, number and purchase price of Shares subject to outstanding Restricted Shares or Other Stock-Based Awards granted under the Plan, in each case as may be determined by the Administrator, in its sole discretion; provided, however, that any fractional Shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, for the cancellation of any outstanding Award granted hereunder in exchange for payment in cash or other property having an aggregate Fair Market Value of the Shares covered by such Award, reduced by the aggregate Exercise Price or purchase price thereof, if any. Notwithstanding anything contained in the Plan to the contrary, any adjustment with respect to an Incentive Stock Option due to an adjustment or substitution described in this Section 5 shall comply with the rules of Code Section 424(a), and in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder to be disqualified as an incentive stock option for purposes of Code Section 422. The Administrator’s determinations pursuant to this Section 5 shall be final, binding and conclusive.

Section 6. Eligibility.

The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among Eligible Recipients.

Section 7. Options.

(a) General.    The Committee may, in its sole discretion, grant Options to Participants. Solely with respect to Participants who are Employees, the Committee may grant Incentive Stock Options, Nonqualified Stock Options or a combination of both. With respect to all other Participants, the Committee may grant only Nonqualified Stock Options. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such

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terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall specify whether the Option is an Incentive Stock Option or a Nonqualified Stock Option and shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option granted thereunder. The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement. The prospective recipient of an Option shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.

(b) Limits on Incentive Stock Options.    If the Administrator grants Incentive Stock Options, then to the extent that the aggregate fair market value of Shares with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds $100,000, such Options will be treated as Nonqualified Stock Options to the extent required by Code Section 422.

(c) Exercise Price.    The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant; provided, however, that (i) in no event shall the Exercise Price of an Option be less than one hundred percent (100%) of the Fair Market Value of the Class A Common Stock on the date of grant, and (ii) no Incentive Stock Option granted to a ten percent (10%) stockholder of the Company’s Common Stock (within the meaning of Code Section 422(b)(6)) shall have an exercise price per share less than one-hundred ten percent (110%) of the Fair Market Value of a Share on such date.

(d) Option Term.    The maximum term of each Option shall be fixed by the Administrator, but in no event shall (i) an Option be exercisable more than ten (10) years after the date such Option is granted, and (ii) an Incentive Stock Option granted to a ten percent (10%) stockholder of the Company’s Common Stock (within the meaning of Code Section 422(b)(6)) be exercisable more than five (5) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as the Administrator, in its sole discretion, deems appropriate. Notwithstanding any contrary provision herein, if, on the date an outstanding Option would expire, the exercise of the Option, including by a “net exercise” or “cashless” exercise, would violate applicable securities laws or any insider trading policy maintained by the Company from time to time, the expiration date applicable to the Option will be extended, except to the extent such extension would violate Section 409A, to a date that is thirty (30) calendar days after the date the exercise of the Option would no longer violate applicable securities laws or any such insider trading policy.

(e) Exercisability.    Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of pre-established Performance Goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

(f) Method of Exercise.    Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law or (iv) any combination of the foregoing. In determining which methods a Participant may utilize to pay the Exercise Price, the Administrator may consider such factors as it determines are appropriate; provided, however, that with respect to Incentive Stock Options, all such discretionary determinations shall be made by the Administrator at the time of grant and specified in the Award Agreement.

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(g) Rights as Stockholder. A Participant shall have no rights to dividends or any other rights of a stockholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, has paid in full for such Shares and has satisfied the requirements of Section 15 of the Plan and the Shares have been issued to the Participant.

(h) Termination of Employment or Service.

(i) Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company and all Affiliates thereof shall terminate for any reason other than Cause, Retirement, Disability, or death, (A) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is ninety (90) days after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. The ninety (90) day period described in this Section 7(h)(i) shall be extended to one (1) year after the date of such termination in the event of the Participant’s death during such ninety (90) day period. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(ii) Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company and all Affiliates thereof shall terminate on account of Retirement, Disability or the death of the Participant, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is one (1) year after such termination, on which date they shall expire and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(iii) In the event of the termination of a Participant’s employment or service for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.

(iv) For purposes of this Section 7(h), Options that are not exercisable solely due to a blackout period shall be considered exercisable.

(i) Other Change in Employment Status.    An Option may be affected, both with regard to vesting schedule and termination, by leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status or service of a Participant, as evidenced in a Participant’s Award Agreement.

(j) Change in Control.    Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Options shall be subject to Section 12 of the Plan.

(k) Automatic Exercise.    Unless otherwise provided by the Administrator in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable Option outstanding on the Automatic Exercise Date with an Exercise Price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, payment of the Exercise Price of any such Option shall be made pursuant to Section 7(f) and the Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 15. Unless otherwise determined by the Administrator, this Section 7(k) shall not apply to an Option if the Participant’s employment or service has terminated on or before the Automatic Exercise Date. For the avoidance of doubt, no Option with an Exercise Price per Share that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 7(k).

Section 8. Stock Appreciation Rights.

(a) General.    Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Related Rights may be granted either at or after the time of the grant of such Option. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made, the number of Shares to be awarded, the price per Share, and all other conditions of Stock Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates and any Stock Appreciation

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Right must be granted with an Exercise Price not less than the Fair Market Value of Class A Common Stock on the date of grant. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b) Awards; Rights as Stockholder.    The prospective recipient of a Stock Appreciation Right shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Participants who are granted Stock Appreciation Rights shall have no rights as stockholders of the Company with respect to the grant or exercise of such rights.

(c) Exercisability.

(i) Stock Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(ii) Stock Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 above and this Section 8 of the Plan.

(d) Payment Upon Exercise.

(i) Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the price per share specified in the Free Standing Right multiplied by the number of Shares in respect of which the Free Standing Right is being exercised.

(ii) A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option multiplied by the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(iii) Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Stock Appreciation Right in cash (or in any combination of Shares and cash).

(e) Rights as Stockholder.    A Participant shall have no rights to dividends or any other rights of a stockholder with respect to the Shares subject to a Stock Appreciation Right until the Participant has given written notice of the exercise thereof, has satisfied the requirements of Section 15 of the Plan and the Shares have been issued to the Participant.

(f) Termination of Employment or Service.

(i) In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(ii) In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

(g) Term.

(i) The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

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(ii) The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

(h) Change in Control.    Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Stock Appreciation Rights shall be subject to Section 12 of the Plan.

(i) Automatic Exercise.    Unless otherwise provided by the Administrator in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable Stock Appreciation Right outstanding on the Automatic Exercise Date with an Exercise Price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. The Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 15. Unless otherwise determined by the Administrator, this Section 8(i) shall not apply to a Stock Appreciation Right if the Participant’s employment or service has terminated on or before the Automatic Exercise Date. For the avoidance of doubt, no Stock Appreciation Right with an Exercise Price per Share that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 8(i).

Section 9. Restricted Shares.

(a) General.    Restricted Shares may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Shares shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares; the Restricted Period, if any, applicable to Restricted Shares; the Performance Goals (if any) applicable to Restricted Shares; and all other conditions of the Restricted Shares. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Shares in accordance with the terms of the grant. The provisions of the Restricted Shares need not be the same with respect to each Participant.

(b) Awards and Certificates.    The prospective recipient of Restricted Shares shall not have any rights with respect to any such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Except as otherwise provided in Section 9(c) of the Plan, (i) each Participant who is granted an award of Restricted Shares may, in the Company’s sole discretion, be issued a stock certificate in respect of such Restricted Shares; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award.

The Company may require that the stock certificates, if any, evidencing Restricted Shares granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Shares, the Participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such Award.

Notwithstanding anything in the Plan to the contrary, any Restricted Shares (whether before or after any vesting conditions have been satisfied) may, in the Company’s sole discretion, be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form.

(c) Restrictions and Conditions.    The Restricted Shares granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or thereafter:

(i) The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant’s termination of employment or service as a non-employee Director or Consultant of the Company or an Affiliate thereof, or the Participant’s death or Disability.

(ii) Except as provided in Section 16 of the Plan or in the Award Agreement, the Participant shall generally have the rights of a stockholder of the Company with respect to Restricted Shares during the Restricted Period. In the Administrator’s discretion and as provided in the applicable Award Agreement, a Participant may be entitled

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to dividends or dividend equivalents on an Award of Restricted Shares, which will be payable in accordance with the terms of such grant as determined by the Administrator. Certificates for Shares of unrestricted Class A Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Shares, except as the Administrator, in its sole discretion, shall otherwise determine.

(iii) The rights of Participants granted Restricted Shares upon termination of employment or service as a non-employee Director or Consultant of the Company or an Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.

(d) Change in Control.    Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Restricted Shares shall be subject to Section 12 of the Plan.

Section 10. Restricted Stock Units.

(a) General.    Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Stock Units shall be made; the number of Restricted Stock Units to be awarded; the Restricted Period, if any, applicable to Restricted Stock Units; the Performance Goals (if any) applicable to Restricted Stock Units; and all other conditions of the Restricted Stock Units. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Stock Units in accordance with the terms of the grant. The provisions of Restricted Stock Units need not be the same with respect to each Participant.

(b) Award Agreement.    The prospective recipient of Restricted Stock Units shall not have any rights with respect to any such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.

(c) Restrictions and Conditions.    The Restricted Stock Units granted pursuant to this Section 10 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Code Section 409A, thereafter:

(i) The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant’s termination of employment or service as a non-employee Director or Consultant of the Company or an Affiliate thereof, or the Participant’s death or Disability.

(ii) Participants holding Restricted Stock Units shall have no voting rights. A Restricted Stock Unit may, at the Administrator’s discretion, carry with it a right to dividend equivalents. Such right would entitle the holder to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Stock Unit is outstanding. The Administrator, in its discretion, may grant dividend equivalents from the date of grant or only after a Restricted Stock Unit is vested.

(iii) The rights of Participants granted Restricted Stock Units upon termination of employment or service as a non-employee Director or Consultant of the Company or an Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.

(d) Settlement of Restricted Stock Units.    Settlement of vested Restricted Stock Units shall be made to Participants in the form of Shares, unless the Administrator, in its sole discretion, provides for the payment of the Restricted Stock Units in cash (or partly in cash and partly in Shares) equal to the Fair Market Value of the Shares that would otherwise be distributed to the Participant.

(e) Rights as Stockholder.    Except as provided in the Award Agreement in accordance with Section 10(c)(ii), a Participant shall have no rights to dividends or any other rights of a stockholder with respect to the Shares subject to Restricted Stock Units until the Participant has satisfied all conditions of the Award Agreement and the requirements of Section 15 of the Plan and the Shares have been issued to the Participant.

Annex C-12

(f) Change in Control.    Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Restricted Stock Units shall be subject to Section 12 of the Plan.

Section 11. Other Stock-Based or Cash-Based Awards.

(a) The Administrator is authorized to grant Awards to Participants in the form of Other Stock-Based Awards or Other Cash-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan and as evidenced by an Award Agreement. The Administrator shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including any Performance Goals and performance periods. Class A Common Stock or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Shares, other Awards, notes or other property, as the Administrator shall determine, subject to any required corporate action.

(b) The prospective recipient of an Other Stock-Based Award or Other Cash-Based Award shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.

(c) Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Other Stock-Based Awards and Other Cash-Based Awards shall be subject to Section 12 of the Plan.

Section 12. Change in Control.

The Administrator may provide in the applicable Award Agreement that an Award will vest on an accelerated basis upon the Participant’s termination of employment or service in connection with a Change in Control or upon the occurrence of any other event that the Administrator may set forth in the Award Agreement. If the Company is a party to an agreement that is reasonably likely to result in a Change in Control, such agreement may provide for: (i) the continuation of any Award by the Company, if the Company is the surviving corporation; (ii) the assumption of any Award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any Award, provided, however, that any such substitution with respect to Options and Stock Appreciation Rights shall occur in accordance with the requirements of Code Section 409A; or (iv) settlement of any Award for the Change in Control Price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the Change in Control Price or if the Administrator determines that Award cannot reasonably become vested pursuant to its terms, such Award shall terminate and be canceled without consideration. To the extent that Restricted Shares, Restricted Stock Units or other Awards settle in Shares in accordance with their terms upon a Change in Control, such Shares shall be entitled to receive as a result of the Change in Control transaction the same consideration as the Shares held by stockholders of the Company as a result of the Change in Control transaction. For purposes of this Section 12, “Change in Control Price” shall mean (A) the price per share of Class A Common Stock paid to stockholders of the Company in the Change in Control transaction, or (B) the Fair Market Value of a Share upon a Change in Control, as determined by the Administrator. To the extent that the consideration paid in any such Change in Control transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in good faith by the Administrator.

Section 13. Amendment and Termination.

(a) The Board or the Committee may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent.

(b) Notwithstanding the foregoing, approval of the Company’s stockholders shall be obtained to increase the aggregate Share limit and annual Award limits described in Section 4.

(c) Subject to the terms and conditions of the Plan, the Administrator may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised).

Annex C-13

(d) Notwithstanding the foregoing, no alteration, modification or termination of an Award will, without the prior written consent of the Participant, adversely alter or impair any rights or obligations under any Award already granted under the Plan.

Section 14. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made or Shares not yet transferred to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

Section 15. Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for federal, state and/or local income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind, domestic or foreign, required by law or regulation to be withheld with respect to the Award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award granted hereunder, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever Shares are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related federal, state and local taxes, domestic or foreign, to be withheld and applied to the tax obligations. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery of Shares or by delivering already owned unrestricted shares of Class A Common Stock, in each case, having a value equal to the amount required to be withheld or such other greater amount up to the maximum statutory rate under applicable law, as applicable to such Participant, if such other greater amount would not result in adverse financial accounting treatment, as determined by the Administrator (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09). Such Shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an Award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Option or other Award.

Section 16. Non-United States Employees.

Without amending the Plan, the Administrator may grant Awards to eligible persons residing in non-United States jurisdictions on such terms and conditions different from those specified in the Plan, including the terms of any award agreement or plan, adopted by the Company or any Affiliate thereof to comply with, or take advantage of favorable tax or other treatment available under, the laws of any non-United States jurisdiction, as may in the judgment of the Administrator be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Administrator may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

Section 17. Transfer of Awards.

No purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of such Shares. Unless otherwise determined by the Administrator in

Annex C-14

accordance with the provisions of the immediately preceding sentence, an Option may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal disability, by the Participant’s guardian or legal representative.

Section 18. Continued Employment.

The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment or service with the Company or an Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or an Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.

Section 19. Effective Date and Approval Date.

The Plan will be effective as of the date on which the Plan is approved by the Company’s stockholders (the “Effective Date”). The Plan will be unlimited in duration and, in the event of Plan termination, will remain in effect as long as any Shares awarded under it are outstanding and not fully vested; provided, however, that no Awards will be made under the Plan on or after the tenth anniversary of Effective Date.

Section 20. Code Section 409A.

The intent of the parties is that payments and benefits under the Plan comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided upon a “separation from service” to a Participant who is a “specified employee” shall be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or upon the Participant’s death, if earlier). In addition, for purposes of the Plan, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan, which constitute deferred compensation subject to Code Section 409A, shall be construed as a separate identified payment for purposes of Code Section 409A. Nothing contained in the Plan or an Award Agreement shall be construed as a guarantee of any particular tax effect with respect to an Award. The Company does not guarantee that any Awards provided under the Plan will satisfy the provisions of Code Section 409A, and in no event will the Company be liable for any or all portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of any non-compliance with Code Section 409A.

Section 21. Compensation Recovery Policy.

The Plan and all Awards issued hereunder shall be subject to any compensation recovery and/or recoupment policy adopted by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policies may be amended from time to time.

Section 22. Governing Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state.

Section 23. Plan Document Controls.

The Plan and each Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof; provided that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.

Annex C-15

Please mark vote as indicated in this example ☒

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The Board of Directors recommends a vote "FOR" each proposal and director nominee

FOR ☐ **AGAINST** ☐ **ABSTAIN** ☐

Stockholder Certification: I hereby certify that I am not acting in concert, or as a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), with any other stockholder with respect to the shares of Class A common stock, par value $0.0001 per share, of Boxwood ("Class A common stock") owned by me in connection with the business combination.

STOCKHOLDER CERTIFICATION ☐

FOR ☐ **AGAINST** ☐ **ABSTAIN** ☐

FOR ☐ **AGAINST** ☐ **ABSTAIN** ☐

FOR ☐ **AGAINST** ☐ **ABSTAIN** ☐

FOR ☐ **AGAINST** ☐ **ABSTAIN** ☐

FOR ☐ **AGAINST** ☐ **ABSTAIN** ☐

FOR ☐ **AGAINST** ☐ **ABSTAIN** ☐

FOR ☐ **AGAINST** ☐ **ABSTAIN** ☐

FOR ALL ☐ **WITHHOLD ALL** ☐ **FOR ALL EXCEPT** ☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominees on the line below.

____

FOR ☐ **AGAINST** ☐ **ABSTAIN** ☐

FOR ☐ **AGAINST** ☐ **ABSTAIN** ☐

☐ **Mark here for address change and note at right**

____

Date:________________________________, 2019

Signature ________________________________

Signature (if held jointly) ________________________________

NOTE: Please sign as name appears hereon. Join owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

The shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted "FOR" each director nominee and proposal presented to stockholders. If any other matters properly come before the special meeting, unless such authority is withheld on this proxy card, the Proxies will vote on such matters in their discretion.